Exhibit 4.3
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of December 3, 2010
by and among
RAZOR MERGER SUB INC.,
THERMADYNE HOLDINGS CORPORATION,
THERMADYNE INDUSTRIES, INC.,
VICTOR EQUIPMENT COMPANY,
THERMADYNE INTERNATIONAL CORP.,
THERMAL DYNAMICS CORPORATION
and
STOODY COMPANY,
as the Borrowers,
THERMADYNE HOLDINGS CORPORATION,
as the Borrower Representative
THE OTHER PERSONS PARTY HERETO THAT ARE
DESIGNATED AS CREDIT PARTIES,
GENERAL ELECTRIC CAPITAL CORPORATION,
for itself, as a Lender and Swingline Lender and as Agent for all Lenders,
and
THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders
****************************************
GE CAPITAL MARKETS, INC.,
as Sole Lead Arranger and Bookrunner

ARTICLE I. THE CREDITS	2

1.1 Amounts and Terms of Commitments	2
1.2 Notes	9
1.3 Interest	9
1.4 Loan Accounts	10
1.5 Procedure for Revolving Credit Borrowing and Release of Funds from Australian Blocked Account	11
1.6 Conversion and Continuation Elections	12
1.7 Optional Prepayments	13
1.8 [Reserved]	13
1.9 Fees	13
1.10 Payments by the Borrowers	14
1.11 Payments by the Lenders to Agent; Settlement	16
1.12 Borrower Representative	19
1.13 Eligible Accounts	20
1.14 Eligible Inventory	22
1.15 Incremental Facility	24

ARTICLE II. CONDITIONS PRECEDENT	25

2.1 Conditions of Initial Loans	25
2.2 Conditions to All Borrowings	26

ARTICLE III. REPRESENTATIONS AND WARRANTIES	28

3.1 Corporate Existence and Power	28
3.2 Corporate Authorization; No Contravention	28
3.3 Governmental Authorization	29
3.4 Binding Effect	29
3.5 Litigation	29
3.6 No Default	30
3.7 ERISA Compliance	30
3.8 Use of Proceeds; Margin Regulations	30
3.9 Ownership of Property; Liens	30
3.10 Taxes	31
3.11 Financial Condition	31
3.12 Environmental Matters	32
3.13 Regulated Entities	32
3.14 Solvency	32
3.15 Labor Relations	33
3.16 Intellectual Property	33
3.17 Brokers’ Fees; Transaction Fees	33
3.18 Insurance	33

3.19 Ventures, Subsidiaries and Affiliates; Outstanding Stock	34
3.20 Jurisdiction of Organization; Chief Executive Office	34
3.21 Locations of Inventory, Equipment and Books and Records	34
3.22 Deposit Accounts and Other Accounts	34
3.23 Government Contracts	34
3.24 Customer and Trade Relations	35
3.25 Bonding; Licenses	35
3.26 Purchase Agreement	35
3.27 Status of Holdings	35
3.28 Status of Obligations; Senior Notes	35
3.29 Full Disclosure	35
3.30 Foreign Assets Control Regulations and Anti-Money Laundering	36
3.31 Patriot Act	36
3.32 Commercial Benefit	36

ARTICLE IV. AFFIRMATIVE COVENANTS	37

4.1 Financial Statements	37
4.2 Appraisals; Certificates; Other Information	37
4.3 Notices	40
4.4 Preservation of Corporate Existence, Etc.	42
4.5 Maintenance of Property	42
4.6 Insurance	43
4.7 Payment of Obligations	44
4.8 Compliance with Laws	44
4.9 Inspection of Property and Books and Records	44
4.10 Use of Proceeds	45
4.11 Cash Management Systems	45
4.12 Landlord Agreements	45
4.13 Further Assurances	45
4.14 Environmental Matters	47

ARTICLE V. NEGATIVE COVENANTS	47

5.1 Limitation on Liens	47
5.2 Disposition of Assets	49
5.3 Consolidations and Mergers	50
5.4 Acquisitions; Loans and Investments	51
5.5 Limitation on Indebtedness	53
5.6 Employee Loans and Transactions with Affiliates	55
5.7 Management Fees and Compensation	56
5.8 Margin Stock; Use of Proceeds	57
5.9 Rate Contracts	57
5.10 Compliance with ERISA	57
5.11 Restricted Payments	57
5.12 Change in Business	59
5.13 Change in Structure	60

5.14 Changes in Accounting, Name or Jurisdiction of Organization	60
5.15 Amendments to Related Agreements and Other Agreements	60
5.16 No Further Negative Pledges	61
5.17 OFAC; Patriot Act	62
5.18 Sale-Leasebacks	62
5.19 Hazardous Materials	62
5.20 Prepayments of Other Indebtedness	62

ARTICLE VI. FINANCIAL COVENANT	63

6.1 Fixed Charge Coverage Ratio	63

ARTICLE VII. EVENTS OF DEFAULT	63

7.1 Events of Default	63
7.2 Remedies	66
7.3 Rights Not Exclusive	66
7.4 Cash Collateral for Letters of Credit	66

ARTICLE VIII. THE AGENT	67

8.1 Appointment and Duties	67
8.2 Binding Effect	68
8.3 Use of Discretion	68
8.4 Delegation of Rights and Duties	69
8.5 Reliance and Liability	69
8.6 Agent Individually	71
8.7 Lender Credit Decision	71
8.8 Expenses; Indemnities; Withholding	72
8.9 Resignation of Agent or L/C Issuer	73
8.10 Release of Collateral or Guarantors	74
8.11 Additional Secured Parties	74

ARTICLE IX. MISCELLANEOUS	75

9.1 Amendments and Waivers	75
9.2 Notices	77
9.3 Electronic Transmissions	78
9.4 No Waiver; Cumulative Remedies	79
9.5 Costs and Expenses	79
9.6 Indemnity	80
9.7 Marshaling; Payments Set Aside	81
9.8 Successors and Assigns	81
9.9 Assignments and Participations; Binding Effect	81
9.10 Non-Public Information; Confidentiality	84
9.11 Set-off; Sharing of Payments	86
9.12 Counterparts; Facsimile Signature	87
9.13 Severability	87

9.14 Captions	87
9.15 Independence of Provisions	87
9.16 Interpretation	88
9.17 No Third Parties Benefited	88
9.18 Governing Law and Jurisdiction	88
9.19 Waiver of Jury Trial	89
9.20 Entire Agreement; Release; Survival	89
9.21 Patriot Act	90
9.22 Replacement of Lender	90
9.23 Joint and Several	91
9.24 Creditor-Debtor Relationship	91
9.25 Actions in Concert	91

ARTICLE X. TAXES, YIELD PROTECTION AND ILLEGALITY	91

10.1 Taxes	91
10.2 Illegality	94
10.3 Increased Costs and Reduction of Return	94
10.4 Funding Losses	96
10.5 Inability to Determine Rates	96
10.6 Reserves on LIBOR Rate Loans	97
10.7 Certificates of Lenders	97
10.8 PPSA Law (Australia)	97

ARTICLE XI. DEFINITIONS	98

11.1 Defined Terms	98
11.2 Other Interpretive Provisions	126
11.3 Accounting Terms and Principles	127
11.4 Payments	128
11.5 Restatement of Existing Credit Agreement	128

SCHEDULES

Schedule 1.1(a)	Revolving Loan Commitments
Schedule 1.1(b)	Existing Letters of Credit
Schedule 3.5	Litigation
Schedule 3.7	ERISA
Schedule 3.8	Effective Date Sources and Uses; Funds Flow Memorandum
Schedule 3.9	Ownership of Property; Liens
Schedule 3.10	Taxes
Schedule 3.11(a)	Historical Financial Statements
Schedule 3.11(b)	Pro Forma Financial Statements
Schedule 3.12	Environmental
Schedule 3.15	Labor Relations
Schedule 3.16	Intellectual Property
Schedule 3.18	Insurance
Schedule 3.19	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 3.20	Jurisdiction of Organization; Chief Executive Office
Schedule 3.21	Locations of Inventory, Equipment and Books and Records
Schedule 3.22	Deposit Accounts and Other Accounts
Schedule 3.23	Government Contracts
Schedule 3.25	Bonding; Licenses
Schedule 4.13	Further Assurances
Schedule 5.1	Liens
Schedule 5.4	Investments
Schedule 5.5	Indebtedness
Schedule 5.6	Transactions with Affiliates
EXHIBITS

Exhibit 1.1(b)	Form of L/C Request
Exhibit 1.1(c)	Form of Swing Loan Request
Exhibit 1.5(d)	Notice of Cash Collateral Release
Exhibit 1.6	Form of Notice of Conversion/Continuation
Exhibit 2.1	Closing Checklist
Exhibit 4.2(b)-1	Form of Compliance Certificate
Exhibit 4.2(b)-2	Form of Covenant Certificate
Exhibit 11.1(a)	Form of Assignment
Exhibit 11.1(b)	Form of Borrowing Base Certificate
Exhibit 11.1(c)	Form of Notice of Borrowing
Exhibit 11.1(d)	Form of Revolving Note
Exhibit 11.1(e)	Form of Swingline Note

v

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
     This FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of December 3, 2010, by and among Razor Merger Sub Inc., a Delaware corporation (“Razor”), Thermadyne Holdings Corporation, a Delaware corporation (“Thermadyne Holdings”), Thermadyne Industries, Inc., a Delaware corporation (“Thermadyne Industries”), Victor Equipment Company, a Delaware corporation (“Victor”), Thermadyne International Corp., a Delaware corporation (“International”), Thermadyne Dynamics Corporation, a Delaware corporation (“Dynamics”) and Stoody Company, a Delaware corporation (“Stoody”) (Razor, Thermadyne Holdings, Thermadyne Industries, Victor, International, Dynamics and Stoody are sometimes referred to herein collectively as the “Borrowers” and individually as a “Borrower”), Thermadyne Holdings, as Borrower Representative, the other Persons party hereto that are designated as a “Credit Party”, General Electric Capital Corporation, a Delaware corporation (in its individual capacity, “GE Capital”), as Agent for the several financial institutions from time to time party to this Agreement as lenders (collectively, the “Lenders” and individually each a “Lender”) and for itself as a Lender (including as Swingline Lender), and such Lenders.
W I T N E S S E T H:
     WHEREAS, the Credit Parties and Agent are party to that certain Third Amended and Restated Credit Agreement (the “Existing Credit Agreement”) dated as of June 29, 2007, among the Credit Parties (as defined therein) party thereto, the Lenders (as defined therein) party thereto, and Agent;
     WHEREAS, Thermadyne Technologies Holdings, Inc. (formerly known as Razor Holdco Inc.), a Delaware corporation (“Holdings”), will acquire all of the outstanding equity interests of Thermadyne Holdings and its Subsidiaries through the merger of Razor, a newly formed direct wholly-owned Subsidiary of Holdings, with and into Thermadyne Holdings, with Thermadyne Holdings as the surviving corporation in such merger, as a result of which Thermadyne Holdings will become a direct and wholly-owned Subsidiary of Holdings;
     WHEREAS, the Borrowers have requested, and the Lenders have agreed to enter into this Fourth Amended and Restated Credit Agreement to continue to make available to the Borrowers, a revolving credit facility (including a letter of credit subfacility) upon and subject to the terms and conditions set forth in this Agreement to (a) fund a portion of the acquisition of Thermadyne Holdings and its Subsidiaries (the “Effective Date Acquisition”) pursuant to the terms of the Purchase Agreement, (b) refinance certain existing indebtedness, (c) provide for working capital, including for capital expenditures and other general corporate purposes of the Borrowers and their Subsidiaries and (d) fund certain fees and expenses associated with the funding of the Loans and consummation of the Effective Date Acquisition;

     WHEREAS, the Borrowers, the other Credit Parties, Agent and Lenders desire that the terms of the Existing Credit Agreement be amended and restated in accordance herewith;
     WHEREAS, the Borrowers desire to secure all of their Obligations under the Loan Documents by granting to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of their Property;
     WHEREAS, Holdings is willing to guaranty all of the Obligations and to pledge to Agent, for the benefit of the Secured Parties, all of the Stock and Stock Equivalents of Razor and substantially all of its other Property to secure the Obligations;
     WHEREAS, subject to the terms hereof, each Subsidiary of Holdings that is a Credit Party and that is not a Borrower is willing to guarantee and/or reaffirm its prior guarantee of all of the Obligations of the Borrowers and to grant to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its Property;
     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:
ARTICLE I.
THE CREDITS
1.1 Amounts and Terms of Commitments.
     (a) The Revolving Credit.
               (i) Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Revolving Lender severally and not jointly agrees to make Loans to the Borrowers (each such Loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Effective Date through the Final Availability Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name in Schedule 1.1(a) under the heading “Revolving Loan Commitments” (such amount as the same may be reduced or increased from time to time in accordance with this Agreement, being referred to herein as such Lender’s “Revolving Loan Commitment”); provided, however, that, after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Maximum Revolving Loan Balance. Subject to the other terms and conditions hereof, amounts borrowed under this subsection 1.1(a) may be repaid and reborrowed from time to time. The “Maximum Revolving Loan Balance” at any time of determination will be the lesser of:
               (x) the Borrowing Base (as calculated pursuant to the Borrowing Base Certificate) in effect at such time, or
               (y) the Aggregate Revolving Loan Commitment then in effect;

less, in either case, the sum of (x) the aggregate amount of Letter of Credit Obligations at such time plus (y) the principal amount outstanding of Swing Loans at such time.
If at any time the then outstanding principal balance of Revolving Loans exceeds the Maximum Revolving Loan Balance, then the Borrowers shall immediately prepay outstanding Revolving Loans and then cash collateralize outstanding Letters of Credit in an aggregate amount sufficient to eliminate such excess in accordance herewith.
               (ii) The Borrowers shall repay to the Lenders in full on the date specified in clause (a) of the definition of “Revolving Termination Date” the aggregate principal amount of the Revolving Loans and Swing Loans outstanding on the Revolving Termination Date.
               (iii) If the Borrower Representative requests that Revolving Lenders make, or permit to remain outstanding Revolving Loans in excess of the Borrowing Base (any such excess Revolving Loan is herein referred to as an “Overadvance”), Agent may, in its sole discretion, elect to make, or permit to remain outstanding such Overadvance; provided, however, that Agent may not cause Revolving Lenders to make, or permit to remain outstanding, (A) aggregate Revolving Loans in excess of the Aggregate Revolving Loan Commitment less the sum of (x) the aggregate principal amount of outstanding Swing Loans plus (y) the aggregate amount of Letter of Credit Obligations or (B) an Overadvance in an aggregate amount in excess of 10% of the Aggregate Revolving Loan Commitment. If an Overadvance is made, or permitted to remain outstanding, pursuant to the preceding sentence, then all Revolving Lenders shall be bound to make, or permit to remain outstanding, such Overadvance based upon their Commitment Percentage of the Aggregate Revolving Loan Commitment in accordance with the terms of this Agreement, regardless of whether the conditions to lending set forth in Section 2.2 have been met. Furthermore, Required Lenders may prospectively revoke Agent’s ability to make or permit Overadvances by written notice to Agent and the Borrower Representative. All Overadvances shall constitute Base Rate Loans and shall bear interest at the Base Rate plus the Applicable Margin for Revolving Loans and the default rate under subsection 1.3(c).
(b) Letters of Credit.
               (i) Conditions. Schedule 1.1(b) sets forth existing Letters of Credit outstanding under the Existing Credit Agreement, each of which shall, on the Effective Date, be deemed to have been issued under this Agreement. On the terms and subject to the conditions contained herein, Borrower Representative may request that one or more L/C Issuers Issue and such L/C Issuers agree to Issue, in accordance with such L/C Issuers’ usual and customary business practices and for the account of the Borrowers, Letters of Credit (denominated in Dollars or such other currency acceptable to the applicable L/C Issuer and the Agent) from time to time on any Business Day during the period from the Effective Date through the earlier of (x) the Final Availability Date and (y) seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that no L/C Issuer shall Issue any Letter of Credit upon the occurrence of any of the following or, if after giving effect to such Issuance:
           (A) (i) Availability would be less than zero or (ii) the Letter of Credit Obligations for all Letters of Credit would exceed $10,000,000 (the “L/C Sublimit”);
           (B) the expiration date of such Letter of Credit (i) is not a Business Day, (ii) is more than one year after the date of issuance thereof or (iii) is later than seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) each of each Borrower and the L/C Issuer of the applicable Letter of Credit have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor any Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (iii) above; or
           (C) (i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) such Letter of Credit is requested to be issued in a form that is not reasonably acceptable to such L/C Issuer or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the applicable Borrower or the Borrower Representative on its behalf, the documents that such L/C Issuer generally uses in the Ordinary Course of Business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).
Furthermore, GE Capital as an L/C Issuer may elect only to issue Letters of Credit in its own name and may only issue Letters of Credit to the extent permitted by Requirements of Law, and such Letters of Credit may not be accepted by certain beneficiaries such as insurance companies. For each Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letter of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from Agent or the Required Lenders that any condition precedent contained in Section 2.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.
Notwithstanding anything else to the contrary herein, if any Lender is a Non-Funding Lender or Impacted Lender, no L/C Issuer shall be obligated to Issue any Letter of Credit unless (w) the Non-Funding Lender or Impacted Lender has been replaced in accordance with Section 9.9 or 9.22, (x) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been cash collateralized, or (y) the Revolving Loan Commitments of the other Lenders have been increased by an amount sufficient to satisfy Agent that all future Letter of Credit Obligations will be covered by all Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders, or (z) the Letter of

Credit Obligations of such Non-Funding Lender or Impacted Lender have been reallocated to other Revolving Lenders in a manner consistent with subsection 1.11(e)(ii).
               (ii) Notice of Issuance. The Borrower Representative shall give the relevant L/C Issuer and Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and Agent not later than 2:00 p.m. (New York time) on the third Business Day prior to the date of such requested Issuance. Such notice shall be made in a writing or Electronic Transmission substantially in the form of Exhibit 1.1(b) duly completed or in a writing in any other form acceptable to such L/C Issuer (an “L/C Request”).
               (iii) Reporting Obligations of L/C Issuers. Each L/C Issuer agrees to provide Agent, in form and substance satisfactory to Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by the Borrowers of any related L/C Reimbursement Obligation, notice thereof, which shall contain a detailed description of such Issuance, drawing or payment, and Agent shall provide copies of such notices to each Revolving Lender reasonably promptly after receipt thereof; (B) upon the request of Agent (or any Revolving Lender through Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.
               (iv) Acquisition of Participations. Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Letter of Credit Obligations, each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to its Commitment Percentage of such Letter of Credit Obligations.
               (v) Reimbursement Obligations of the Borrowers. The Borrowers agree to pay to the L/C Issuer of any Letter of Credit, or to Agent for the benefit of such L/C Issuer, each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the first Business Day after the Borrowers or the Borrower Representative receive notice from such L/C Issuer or from Agent that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clause (A) below. In the event that any L/C Reimbursement Obligation is not repaid by the Borrowers as provided in this clause (v) (or any such payment by the Borrowers is rescinded or set aside for any reason), such L/C Issuer shall promptly notify Agent of such failure (and, upon receipt of such notice, Agent shall notify each Revolving Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable on demand by the Borrowers with interest thereon computed (A) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans and (B) thereafter until payment in full, at the interest rate applicable during such period to past due Revolving Loans that are Base Rate Loans.
               (vi) Reimbursement Obligations of the Revolving Credit Lenders.
                    (1) Upon receipt of the notice described in clause (v) above from Agent, each Revolving Lender shall pay to Agent for the account of such L/C Issuer its Commitment Percentage of such Letter of Credit Obligations (as such amount may be increased pursuant to subsection 1.11(e)(ii)).
                    (2) By making any payments described in clause (1) above (other than during the continuation of an Event of Default under subsection 7.1(f) or 7.1(g)), such Lender shall be deemed to have made a Revolving Loan to the Borrowers, which, upon receipt thereof by the Agent for the benefit of such L/C Issuer, the Borrowers shall be deemed to have used in whole to repay such L/C Reimbursement Obligation. Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the Letter of Credit Obligation in respect of the related L/C Reimbursement Obligations. Such participation shall not otherwise be required to be funded. Following receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (vi) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay to the Agent, for the benefit of such Lender, all amounts received by such L/C Issuer (or to the extent such amounts shall have been received by the Agent for the benefit of such L/C Issuer, the Agent shall promptly pay to such Lender all amounts received by the Agent for the benefit of such L/C Issuer) with respect to such portion.
               (vii) Obligations Absolute. The obligations of the Borrowers and the Revolving Lenders pursuant to clauses (iv), (v) and (vi) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any Revolving Lender, (i) the failure of any condition precedent set forth in Section 2.2 to be satisfied (each of which conditions precedent the Revolving Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party and (D) any other act or omission to act or delay of any kind of Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of any obligation of the Borrowers or any Revolving Lender hereunder. No provision hereof shall be deemed to waive or limit the Borrowers’ right to seek repayment of any payment of any L/C Reimbursement Obligations from the L/C Issuer under the terms of the applicable L/C Reimbursement Agreement or applicable law.
     (c) Swing Loans.
               (i) Availability. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, the Swingline Lender may, in its sole discretion, make Loans (each a “Swing Loan”) available to the Borrowers under the Revolving Loan Commitments from time to time on any Business Day during the period from the Effective Date through the Final Availability Date in an aggregate principal amount at any time outstanding not to exceed its Swingline Commitment; provided, however, that the Swingline Lender may not make any Swing Loan (x) to the extent that after giving effect to such Swing Loan, the aggregate principal amount of all outstanding Revolving Loans would exceed the Maximum Revolving Loan Balance and (y) during the period commencing on the first Business Day after it receives notice from Agent or the Required Lenders that one or more of the conditions precedent contained in Section 2.2 are not satisfied and ending when such conditions are satisfied or duly waived. In connection with the making of any Swing Loan, the Swingline Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived. Each Swing Loan shall be a Base Rate Loan and must be repaid as provided herein, but in any event must be repaid in full on the Revolving Termination Date. Within the limits set forth in the first sentence of this clause (i), amounts of Swing Loans repaid may be reborrowed under this clause (i).
               (ii) Borrowing Procedures. In order to request a Swing Loan, the Borrower Representative shall give to Agent a notice to be received not later than 2:00 p.m. (New York time) on the day of the proposed Borrowing, which shall be made in a writing or in an Electronic Transmission substantially in the form of Exhibit 1.1(c) or in a writing in any other form acceptable to Agent duly completed (a “Swingline Request”). In addition, if any Notice of Borrowing of Revolving Loans requests a Borrowing of Base Rate Loans, the Swingline Lender may, notwithstanding anything else to the contrary herein, make a Swing Loan to the Borrowers in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. Agent shall promptly notify the Swingline Lender of the details of the requested Swing Loan. Upon receipt of such notice and subject to the terms of this Agreement, the Swingline Lender may make a Swing Loan available to the Borrowers by making the proceeds thereof available to Agent and, in turn, Agent shall make such proceeds available to the applicable Borrowers on the date set forth in the relevant Swingline Request or Notice of Borrowing.
               (iii) Refinancing Swing Loans.
                    (1) The Swingline Lender may at any time (and shall, no less frequently than once each week) forward a demand to Agent (which Agent shall, upon receipt, forward to each Revolving Lender) that each Revolving Lender pay to Agent, for the account of the Swingline Lender, such Revolving Lender’s Commitment Percentage of the outstanding Swing Loans (as such amount may be increased pursuant to subsection 1.11(e)(ii)).
                    (2) Each Revolving Lender shall pay the amount owing by it to Agent for the account of the Swingline Lender on the Business Day following receipt of the notice or demand therefor. Payments received by Agent after 1:00 p.m. (New York time) may, in the Agent’s discretion, be deemed to be received on the next Business Day. Upon receipt by Agent of such payment (other than during the continuation of any Event of Default under subsection 7.1(f) or 7.1(g)), such Revolving Lender shall be deemed to have made a Revolving Loan to the Borrowers, which, upon receipt of such payment by the Swingline Lender from Agent, the Borrowers shall be deemed to have used in whole to refinance such Swing Loan. In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under subsection 7.1(f) or 7.1(g), each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each outstanding Swing Loan in an amount equal to such Lender’s Commitment Percentage of such Swing Loan. If any payment made by any Revolving Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Lender of such participation. Such participation shall not be otherwise required to be funded. Upon receipt by the Swingline Lender of any payment from any Revolving Lender pursuant to this clause (iii) with respect to any portion of any Swing Loan, the Swingline Lender shall promptly pay over to such Revolving Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) on account of such Swing Loan received by the Swingline Lender with respect to such portion.
               (iv) Obligation to Fund Absolute. Each Revolving Lender’s obligations pursuant to clause (iii) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Swingline Lender, Agent, any other Lender or L/C Issuer or any other Person, (B) the failure of any condition precedent set forth in Section 2.2 to be satisfied or the failure of the Borrower Representative to deliver a Notice of Borrowing (each of which requirements the Revolving Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Credit Party.

1.2 Notes.
          (a) The Revolving Loans made by each Revolving Lender shall be evidenced by this Agreement and, if requested by such Lender, a Revolving Note payable to such Lender in an amount up to such Lender’s Revolving Loan Commitment.
          (b) Swing Loans made by the Swingline Lender shall be evidenced by this Agreement and, if requested by such Lender, a Swingline Note in an amount up to the Swingline Commitment.
1.3 Interest.
          (a) Subject to subsections 1.3(c) and 1.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the LIBOR or the Base Rate, as the case may be, plus the Applicable Margin; provided that Swing Loans may not be LIBOR Rate Loans. Commencing on the first day of the calendar month immediately following the sixth full calendar month after the Effective Date, and continuing thereafter, the Applicable Margin for Loans shall be subject to adjustment as set forth in the definition of Applicable Margin. Agent will with reasonable promptness notify the Borrower Representative and the Lenders of the effective date and the amount of each such change, provided that any failure to do so shall not relieve the Borrowers of any liability hereunder or provide the basis for any claim against Agent. Each determination of an interest rate by Agent shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error. All computations of fees and interest payable under this Agreement with respect to LIBOR Rate Loans shall be made on the basis of a 360-day year and actual days elapsed. All computations of fees and interest payable under this Agreement with respect to Base Rate Loans shall be made on the basis of a 365/366-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.
          (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any payment of Revolving Loans on the Revolving Termination Date.
          (c) At the election of the Required Lenders while any Event of Default exists (or automatically while any Event of Default under subsection 7.1(a), 7.1(f) or 7.1(g) exists), the Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the outstanding Loans under the Loan Documents from and after the date of occurrence of such Event of Default, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans (plus the LIBOR or Base Rate, as the case may be). All such interest shall be payable on demand of Agent or the Required Lenders.
          (d) Anything herein to the contrary notwithstanding, the obligations of the Borrowers hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent

(but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrowers shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Effective Date as otherwise provided in this Agreement.
1.4 Loan Accounts.
          (a) Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Agent shall deliver to the Borrower Representative on a monthly basis, or at any other time as reasonably requested by the Borrower Representative, a loan statement setting forth such record for the immediately preceding calendar month or a portion thereof, if applicable. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Agent.
          (b) Agent, acting as a non-fiduciary agent of the Borrowers solely for tax purposes and solely with respect to the actions described in this subsection 1.4(b), shall establish and maintain at its address referred to in Section 9.2 (or at such other address as Agent may notify the Borrower Representative) (A) a record of ownership (the “Register”) in which Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Agent, each Lender and each L/C Issuer in the Revolving Loans, Swing Loans, L/C Reimbursement Obligations, and Letter of Credit Obligations, each of their obligations under this Agreement to participate in each Loan, Letter of Credit, Letter of Credit Obligations, and L/C Reimbursement Obligations, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Sections 9.9 and 9.22), (2) the Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, and for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the L/C Reimbursement Obligations due and payable or paid in respect of Letters of Credit and (6) any other payment received by Agent from a Borrower and its application to the Obligations.

          (c) Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and, in the case of Revolving Loans, the corresponding obligations to participate in Letter of Credit Obligations and Swing Loans) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 and Section 9.9 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.
          (d) The Credit Parties, Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrowers, the Borrower Representative, Agent, such Lender or such L/C Issuer during normal business hours and from time to time upon at least one Business Day’s prior notice. No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by Agent.
     1.5 Procedure for Revolving Credit Borrowing and Release of Funds from Australian Blocked Account.
          (a) Each Borrowing of a Revolving Loan shall be made upon the Borrower Representative’s irrevocable (subject to Section 10.5) written notice delivered to Agent substantially in the form of a Notice of Borrowing or in a writing in any other form acceptable to Agent, which notice must be received by Agent prior to 2:00 p.m. (New York time) (i) on the date which is one (1) Business Day prior to the requested Borrowing date of each Base Rate Loan equal to or less than $20,000,000, (ii) on the date which is three (3) Business Days prior to the requested Borrowing date of each Base Rate Loan in excess of $20,000,000 and (iii) on the day which is three (3) Business Days prior to the requested Borrowing date in the case of each LIBOR Rate Loan. Such Notice of Borrowing shall specify:
               (i) the amount of the Borrowing (which shall be in an aggregate minimum principal amount of $100,000);
               (ii) the requested Borrowing date, which shall be a Business Day;
               (iii) whether the Borrowing is to be comprised of LIBOR Rate Loans or Base Rate Loans; and
               (iv) if the Borrowing is to be LIBOR Rate Loans, the Interest Period applicable to such Loans.

          (b) Upon receipt of a Notice of Borrowing, Agent will promptly notify each Revolving Lender of such Notice of Borrowing and of the amount of such Lender’s Commitment Percentage of the Borrowing.
          (c) Unless Agent is otherwise directed in writing by the Borrower Representative, the proceeds of each requested Borrowing after the Effective Date will be made available to the Borrowers by Agent by wire transfer of such amount to the Borrowers pursuant to the wire transfer instructions specified on the signature page hereto unless otherwise set forth on the applicable Notice of Borrowing and confirmed by the Agent.
          (d) Australian Credit Parties may request, in accordance with the terms hereof, that funds be released from an Australian Blocked Account. Each request for release of funds from an Australian Blocked Account shall be made pursuant to a Notice of Cash Collateral Release delivered to Agent or Agent’s designee by an Australian Credit Party and agreed to and acknowledged by Borrower Representative, substantially in the form of Exhibit 1.5(d). Any such notice by an Australian Credit Party must be given no later than 12:00 p.m. (Sydney, Australia time) on the Business Day of the proposed release of funds.
     1.6 Conversion and Continuation Elections.
          (a) The Borrowers shall have the option to (i) request that any Revolving Loan be made as a LIBOR Rate Loan, (ii) convert at any time all or any part of outstanding Loans (other than Swing Loans) from Base Rate Loans to LIBOR Rate Loans, (iii) convert any LIBOR Rate Loan to a Base Rate Loan, subject to Section 10.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period. Any Loan or group of Loans having the same proposed Interest Period to be made or continued as, or converted into, a LIBOR Rate Loan must be in a minimum amount of $1,000,000. Any such election must be made by Borrower Representative by 2:00 p.m. (New York time) on the 3rd Business Day prior to (1) the date of any proposed Revolving Loan which is to bear interest at LIBOR, (2) the end of each Interest Period with respect to any LIBOR Rate Loans to be continued as such, or (3) the date on which the Borrowers wish to convert any Base Rate Loan to a LIBOR Rate Loan for an Interest Period designated by Borrower Representative in such election. If no election is received with respect to a LIBOR Rate Loan by 2:00 p.m. (New York time) on the 3rd Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan shall be converted to a Base Rate Loan at the end of its Interest Period. Borrower Representative must make such election by notice to Agent in writing, including by Electronic Transmission. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 1.6 or in a writing in any other form acceptable to Agent. No Loan shall be made, converted into or continued at the end of the applicable Interest Period as a LIBOR Rate Loan, if the conditions to Loans and Letters of Credit in Section 2.2 are not met at the time of such proposed conversion or continuation and Agent or Required Lenders have determined not to make or continue any Loan as a LIBOR Rate Loan as a result thereof.
          (b) Upon receipt of a Notice of Conversion/Continuation, Agent will promptly notify each Lender thereof. In addition, Agent will, with reasonable promptness, notify the Borrower Representative and the Lenders of each determination of LIBOR; provided that any failure to do so shall not relieve any Borrower of any liability hereunder or provide the basis for any claim against Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.
          (c) Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than seven (7) different Interest Periods in effect.
     1.7 Optional Prepayments. The Borrowers may, at any time and from time to time, prepay the Loans in whole or in part, in each instance, without penalty or premium except as provided in Section 10.4 and without a corresponding reduction in the Aggregate Revolving Loan Commitment.
     1.8 [Reserved].
     1.9 Fees.
          (a) Fees. The Borrowers shall pay to Agent, for Agent’s own account, fees in the amounts and at the times set forth in a letter agreement between the Borrowers and Agent dated of even date herewith (as amended from time to time, the “Fee Letter”).
          (b) Unused Commitment Fee. The Borrowers shall pay to Agent a fee (the “Unused Commitment Fee”) for the account of each Revolving Lender other than any Non-Funding Lender in an amount equal to:
               (i) the average daily balances of the Revolving Loan Commitment of such Revolving Lender during the preceding calendar month, less
               (ii) the sum of (x) the average daily balance of all Revolving Loans held by such Revolving Lender plus (y) such Lender’s Commitment Percentage of the average daily amount of Letter of Credit Obligations, plus (z) in the case of the Swing Line Lender, the average daily balance of all outstanding Swing Loans held by such Swing Line Lender, in each case, during the preceding calendar month; provided, in no event shall the amount computed pursuant to clauses (i) and (ii) be less than zero,
               (iii) multiplied by (x) three-quarters of one percent (0.75%) per annum if the sum of clauses (ii)(x), (y) and (z) above is less than or equal to fifty percent (50%) of the Revolving Loan Commitment of such Revolving Lender as of the last day of such month, or (y) one-half of one percent (0.50%), per annum if the sum of clauses (ii)(x), (y) and (z) above is greater than fifty percent (50%) of the Revolving Loan Commitment as of the last day of such month.

The total fee paid by the Borrowers will be equal to the sum of all of the fees due to the Lenders, subject to subsection 1.11(e)(vi). Such fee shall be payable monthly in arrears on the first day of the calendar month following the date hereof and the first day of each calendar month thereafter. The Unused Commitment Fee provided in this subsection 1.9(b) shall accrue at all times from and after the execution and delivery of this Agreement until the Final Availability Date. For purposes of this subsection 1.9(b), the Revolving Loan Commitment of any Non-Funding Lender shall be deemed to be zero.
          (c) Letter of Credit Fee. The Borrowers agree to pay to Agent for the ratable benefit of the Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) without duplication of costs and expenses otherwise payable to Agent or Lenders hereunder or fees otherwise paid by the Borrowers, all customary costs and expenses incurred by Agent or any L/C Issuer on account of such Letter of Credit Obligations, and (ii) for each calendar month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the product of the average daily undrawn face amount of all Letters of Credit issued, guaranteed or supported by risk participation agreements under this Agreement multiplied by a per annum rate equal to the then effective Applicable Margin with respect to Revolving Loans which are LIBOR Rate Loans; provided, however, at Agent’s or Required Lenders’ option, while an Event of Default exists (or automatically while an Event of Default under subsection 7.1(a), 7.1(f) or 7.1(g) exists), such rate shall be increased by two percent (2.00%) per annum. Such fee shall be paid to Agent for the benefit of the Revolving Lenders in arrears, on the first day of each calendar month and on the date on which all L/C Reimbursement Obligations have been discharged. In addition, the Borrowers shall pay to Agent, any L/C Issuer or any prospective L/C Issuer, as appropriate, on demand, such L/C Issuer’s or prospective L/C Issuer’s fees in an amount from time to time agreed between the applicable Borrower and such L/C Issuer, without duplication of fees otherwise payable hereunder (including all per annum fees), plus customary charges and expenses of such L/C Issuer or prospective L/C Issuer in respect of the application for, and the issuance, negotiation, acceptance, amendment, transfer and payment of, each Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.
     1.10 Payments by the Borrowers.
          (a) Except as otherwise provided in Section 10.1, all payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to Agent (or such other address as Agent may from time to time specify in accordance with Section 9.2), including payments utilizing the ACH system, and shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 1:00 p.m. (New York time) on the date due. Any payment which is received by Agent later than 1:00 p.m. (New York time)

may in Agent’s discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. Each Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral. Each Borrower hereby authorizes Agent and each Lender to make a Revolving Loan (which shall be a Base Rate Loan and which may be a Swing Loan) to pay (i) interest, principal (including Swing Loans), L/C Reimbursement Obligations, agent fees, Unused Commitment Fees and Letter of Credit Fees, in each instance, on the date due, or (ii) after five (5) days’ prior notice to the Borrower Representative, other fees, costs or expenses payable by a Borrower or any of its Subsidiaries hereunder or under the other Loan Documents.
          (b) Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.
          (c) During the continuance of an Event of Default, Agent may, and shall upon the direction of Required Lenders apply any and all payments received by Agent in respect of any Obligation in accordance with clauses first through sixth below. Notwithstanding any provision herein to the contrary, all payments made by Credit Parties to Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral, shall be applied as follows:
     first, to payment of costs and expenses, including Attorney Costs, of Agent payable or reimbursable by the Credit Parties under the Loan Documents;
     second, to payment of Attorney Costs of Lenders payable or reimbursable by the Borrowers under this Agreement;
     third, to payment of all accrued unpaid interest on the Obligations and fees owed to Agent, Lenders and L/C Issuers;
     fourth, to payment of principal of the Obligations including, without limitation, L/C Reimbursement Obligations then due and payable, and cash collateralization of unmatured L/C Reimbursement Obligations to the extent not then due and payable);
     fifth, to payment of any other amounts owing constituting Obligations; and
     sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.
     In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above.
     1.11 Payments by the Lenders to Agent; Settlement.
          (a) Agent may, on behalf of Lenders, disburse funds to the Borrowers for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Commitment Percentage of any Loan before Agent disburses same to the Borrowers. If Agent elects to require that each Lender make funds available to Agent prior to disbursement by Agent to the Borrowers, Agent shall advise each Lender by telephone, fax, email or other readable electronic transmission of the amount of such Lender’s Commitment Percentage of the Loan requested by the Borrower Representative no later than the Business Day prior to the scheduled Borrowing date applicable thereto, and each such Lender shall pay Agent such Lender’s Commitment Percentage of such requested Loan, in same day funds, by wire transfer to Agent’s account, as set forth on Agent’s signature page hereto, no later than 1:00 p.m. (New York time) on such scheduled Borrowing date. Nothing in this subsection 1.11(a)or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 1.11, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Agent, any Lender or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.
          (b) At least once each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone, fax, email or other readable electronic transmission of the amount of such Lender’s Commitment Percentage of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Agent shall pay to each Lender such Lender’s Commitment Percentage (except as otherwise provided in subsection 1.1(b)(vi) and subsection 1.11(e)) of principal, interest and fees paid by the Borrowers since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender to its Lending Office not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.
          (c) Availability of Lender’s Commitment Percentage. Agent may assume that each Revolving Lender will make its Commitment Percentage of each Revolving Loan available to Agent on each Borrowing date. If such Commitment Percentage is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Commitment Percentage forthwith upon Agent’s demand, Agent shall promptly notify the Borrower Representative and the Borrowers shall immediately repay such amount to Agent. Nothing in this subsection 1.11(c) shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving

Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrowers may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. Without limiting the provisions of subsection 1.11(b), to the extent that Agent advances funds to the Borrowers on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such advance is made, Agent shall be entitled to retain for its account all interest accrued on such advance from the date such advance was made until reimbursed by the applicable Revolving Lender or repaid by the Borrowers.
          (d) Return of Payments.
               (i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from the Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.
               (ii) If Agent determines at any time that any amount received by Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.
          (e) Non-Funding Lenders; Procedures.
               (i) Responsibility. The failure of any Non-Funding Lender to make any Revolving Loan, Letter of Credit Obligation or any payment required by it, or to make any payment required by it hereunder, or to fund any purchase of any participation to be made or funded by it on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such loan, fund the purchase of any such participation, or make any other payment required hereunder on such date, and neither Agent nor, other than as expressly set forth herein, any Other Lender shall be responsible for the failure of any Non-Funding Lender to make a loan, fund the purchase of a participation or make any other payment required hereunder.
               (ii) Reallocation. If any Revolving Lender is a Non-Funding Lender, all or a portion of such Non-Funding Lender’s Letter of Credit Obligations (unless such Lender is the L/C Issuer that issued such Letter of Credit) and reimbursement obligations with respect to Swing Loans shall automatically be reallocated to and assumed by the Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders (each such Lender, a “Funding Lender”) pro rata in accordance with their respective Commitment Percentages of the Aggregate Revolving Loan Commitment (calculated as if the Non-Funding Lender’s Commitment Percentage was reduced to zero and each Funding Lender’s Commitment Percentage had been increased proportionately), provided that no Funding Lender shall be reallocated any such amounts or be required to fund any amounts that would cause the sum of its outstanding Revolving Loans, amounts of its participations of Letter of Credit Obligations, amounts of its participations in Swing Loans and its pro rata share of unparticipated amounts in Swing Loans to exceed its Revolving Loan Commitment.
               (iii) Voting Rights. Notwithstanding anything set forth herein to the contrary, including Section 9.1, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be, or have its Loans and Commitments, included in the determination of “Required Lenders” or “Lenders directly affected” pursuant to Section 9.1) for any voting or consent rights under or with respect to any Loan Document, provided that (A) the Commitment of a Non-Funding Lender may not be increased, (B) the principal of a Non-Funding Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced in such a manner that by its terms affects such Non-Funding Lender more adversely than other Lenders, in each case without the consent of such Non-Funding Lender. Moreover, for the purposes of determining Required Lenders and Required Lenders, the Loans, Letter of Credit Obligations, and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.
               (iv) Borrower Payments to a Non-Funding Lender. Agent shall be authorized to use all payments received by Agent for the benefit of any Non-Funding Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the appropriate Secured Parties. Following such payment in full of the Aggregate Excess Funding Amount, Agent shall be entitled to hold such funds as cash collateral in a non-interest bearing account up to an amount equal to such Non-Funding Lender’s unfunded Revolving Loan Commitment and to use such amount to pay such Non-Funding Lender’s funding obligations hereunder until the Obligations are paid in full in cash, all Letter of Credit Obligations have been discharged or cash collateralized and all Commitments have been terminated. Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender. With respect to such Non-Funding Lender’s failure to fund Revolving Loans or purchase participations in Letters of Credit, Swing Loans or Letter of Credit Obligations, any amounts applied by Agent to satisfy such funding shortfalls shall be deemed to constitute a Revolving Loan or amount of the participation required to be funded and, if necessary to effectuate the foregoing, the other Revolving Lenders shall be deemed to have sold, and such Non-Funding Lender shall be deemed to have purchased, Revolving Loans or Letter of Credit participation interests from the other Revolving Lenders until such time as the aggregate amount of the Revolving Loans and participations in Letters of Credit, Swing Loans and Letter of Credit Obligations are held by the Revolving Lenders in accordance with their Commitment Percentages of the Aggregate Revolving Loan Commitment. Any amounts owing by a Non-Funding Lender to Agent that are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans. In the event that Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to clause (v) below or ceases to be a Non-Funding Lender pursuant to the definition of Non-Funding Lender, Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of (A) all unfunded Revolving Loans, other unpaid obligations owing by such Lender to the Agent, L/C Issuers, Swing Line Lender, and other Lenders under the Loan Documents, including such Lender’s pro rata share of all Revolving Loans, Letter of Credit Obligations, Swing Line Loans, plus, without duplication, (B) all amounts of such Non-Funding Lender’s Commitment reallocated to other Lenders pursuant to subsection 1.11(e)(ii).
               (v) Cure. A Lender may cure its status as a Non- Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender (A) fully pays to Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon and (B) timely funds the next Revolving Loan required to be funded by such Lender or makes the next reimbursement required to be made by such Lender. Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.
               (vi) Fees. A Lender that is a Non-Funding Lender pursuant to clause (a) of the definition of Non-Funding Lender shall not earn and shall not be entitled to receive, and the Borrowers shall not be required to pay, such Lender’s portion of the Unused Commitment Fee during the time such Lender is a Non-Funding Lender pursuant to clause (a) thereof. In the event that any reallocation of Letter of Credit Obligations occurs pursuant to subsection 1.11(e)(ii), during the period of time that such reallocation remains in effect, the Letter of Credit Fee payable with respect to such reallocated portion shall be payable to (A) all Funding Lenders based on their pro rata share of such reallocation or (B) to the L/C Issuer for any remaining portion not reallocated to any other Revolving Lenders.
          (f) Procedures. Agent is hereby authorized by each Credit Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto. Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion on, E-Systems.
     1.12 Borrower Representative. Each Borrower hereby designates and appoints Thermadyne Holdings as its representative and agent on its behalf (the “Borrower Representative”) for the purposes of issuing Notices of Borrowings, Notices of Conversion/Continuation, L/C Requests and Swingline Requests, delivering certificates including Compliance Certificates and Borrowing Base Certificates, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. Borrower Representative hereby accepts such appointment. Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers. Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.
     1.13 Eligible Accounts. All of the Accounts owned by each Credit Party and properly reflected as “Eligible Accounts” in the most recent Borrowing Base Certificate delivered by Borrower Representative to Agent shall be “Eligible Accounts” for purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies. Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its Permitted Discretion. In addition, Agent reserves the right, at any time and from time to time after the Effective Date, to adjust any of the applicable criteria and to establish new criteria with respect to Eligible Accounts, in each case in its Permitted Discretion, subject to the approval of Required Lenders in the case of adjustments or new criteria that have the effect of increasing the Borrowing Base. Eligible Accounts shall not include any Account of any Credit Party:
          (a) that does not arise from the actual and bona fide sale of goods by such Credit Party or the performance of services by such Credit Party in the ordinary course of its business transactions;
          (b) (i) upon which such Credit Party’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or; (ii) as to which such Credit Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such Credit Party’s satisfactory completion of any further performance under such contract or is subject to the equitable lien of a surety bond issuer;
          (c) to the extent that any defense, counterclaim, setoff, recoupment or dispute is asserted or arises from time to time in respect of such Account, only to the extent of the amount of such asserted defense, counterclaim, setoff, recoupment or dispute, as the case may be;
          (d) that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;
          (e) with respect to which an invoice has not been sent to the applicable Account Debtor;

          (f) that (i) is not owned by such Credit Party or (ii) is subject to any Lien of any other Person, other than Qualified Liens;
          (g) that arises from a sale to any director, officer, other employee or Affiliate of any Credit Party (other than another portfolio company of Sponsor or an Affiliate thereof), or to any entity that has any common officer or director with any Credit Party;
          (h) that is the obligation of an Account Debtor that is a foreign government, the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless such Credit Party, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, the Financial Administration Act (Canada), or any similar law or applicable state, county or municipal law restricting assignment thereof or any equivalent law, rule or regulation in any other jurisdiction as determined by Agent in its Permitted Discretion;
          (i) that is the obligation of an Account Debtor located outside of the United States, Puerto Rico, Australia or Canada (unless payment thereof is assured by a letter of credit assigned and delivered to Agent, reasonably satisfactory to Agent as to form, amount and issuer) other than Accounts owing to (i) any Australian Credit Party by Account Debtors located in Australia or New Zealand, (ii) Thermadyne International Corp. by Account Debtors located in the United Kingdom and (iii) Thermadyne International Corp. by European Account Debtors in an aggregate maximum amount not exceeding $1,500,000;
          (j) to the extent such Credit Party or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to such Credit Party or any Subsidiary thereof but only to the extent of such liability;
          (k) that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery, repurchase or return basis or placed on consignment, sale and return, approval, repurchase or return, guaranteed or installment sale or other terms by reason of which the payment by the Account Debtor is or may be conditional or contingent;
          (l) that is deemed in default upon the occurrence of any of the following:
               (i) the Account is not paid within the earlier of: sixty (60) days following its due date or ninety (90) days following its original invoice date;
               (ii) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or is unable or admits its inability to pay its debts as they fall due or fails to pay its debts generally as they come due or by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness;

               (iii) the Account Debtor becomes an insolvent under administration or insolvent (each as defined in the Corporations Act 2001 (Cwlth)), or has a controller appointed, or is in receivership, in receivership and management, liquidation, in provisional liquidation, under administration, wound up, subject to any arrangement, deed of company arrangement, assignment or composition, protected from creditors under any statute, dissolved (other than to carry out a reconstruction while solvent) or is otherwise unable to pay debts when they fall due or has something similar happens;
               (iv) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors (including without limitation, any bankruptcy, dissolution, liquidation, administration, receivership, winding-up, reorganization or similar proceedings in any jurisdiction); or
               (v) there are proceedings or actions which are threatened or pending against such Account Debtor which result in, or could reasonably be expected to result in, any material adverse change in such Account Debtor’s financial condition (including, without limitation, receivership, any bankruptcy, dissolution, liquidation, administration, winding-up, reorganization or similar proceedings in any jurisdiction).
          (m) that is the obligation of an Account Debtor if fifty percent (50%) or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 1.13;
          (n) as to which Agent’s Lien thereon, on behalf of itself and Secured Parties, is not a first priority perfected Lien, subject to Qualified Liens;
          (o) to the extent such Account is evidenced by a judgment;
          (p) to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination exceed ten percent (10%) of all Eligible Accounts as of such date; provided, however, that with respect to Accounts owing from Airgas, Inc., Praxair, Inc., The BOC Group, J. Blackwood & Son Pty Limited and any other Account Debtor agreed to by Agent in its Permitted Discretion, or their respective subsidiaries, successors and assigns, such percentage shall be fifteen percent (15%);
          (q) that is payable in any currency other than British Pounds Sterling, Dollars, Canadian Dollars, Australian Dollars, Euros or any other currency agreed to by Agent in its Permitted Discretion; or
          (r) that represents interest payments or service charges.
     1.14 Eligible Inventory. All of the Inventory owned by each Credit Party and properly reflected as “Eligible Inventory”, or “Eligible In-Transit Inventory” in the most recent Borrowing Base Certificate delivered by Borrower Representative to Agent shall be “Eligible Inventory” or “Eligible In-Transit Inventory”, as applicable for purposes of this Agreement, except any Inventory to which any of the exclusionary criteria set forth below or in the component definitions herein applies. Agent shall have the right to establish, modify, or eliminate Reserves against Eligible Inventory from time to time in its Permitted Discretion. In addition, Agent reserves the right, at any time and from time to time after the Effective Date, to adjust any of the applicable criteria and to establish new criteria with respect to Eligible Inventory, and/or Eligible In-Transit Inventory in each case in its Permitted Discretion, subject to the approval of Required Lenders in the case of adjustments or new criteria that have the effect of increasing the Borrowing Base. Eligible Inventory shall not include the following Inventory of a Credit Party that:
          (a) is not owned by such Credit Party free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Credit Party’s performance with respect to that Inventory), except (i) Qualified Liens described in clause (iv) of the definition thereof (provided that Reserves may be established with respect thereto in accordance with this Agreement) and (ii) Permitted Liens in favor of landlords and bailees (provided that Reserves may be established with respect thereto in accordance with this Agreement);
          (b) (i) is not located on premises owned, leased or rented by such Credit Party and set forth in Schedule 3.21, such schedule to be updated from time to time, or (ii) is stored at a leased location either (x) with respect to which a reasonably satisfactory collateral access agreement has been delivered to Agent, or (y) Reserves may be established with respect thereto in accordance with this Agreement or (iii) is stored with a bailee or warehouseman unless a reasonably satisfactory, acknowledged bailee letter has been received by Agent and Reserves may be established with respect thereto in accordance with this Agreement, or (iv) is located at an owned location subject to a mortgage in favor of a lender other than Agent unless a reasonably satisfactory mortgagee waiver has been delivered to Agent, or (v) is located at any site if the aggregate book value of Inventory at any such location is less than $100,000;
          (c) is placed, purchased or sold on consignment (other than Eligible Consigned Inventory up to an aggregate maximum amount of $2,000,000) or is in transit, except for Inventory in transit between locations of Credit Parties as to which Agent’s Liens have been perfected at origin and destination, and except for Eligible In-Transit Inventory up to an aggregate maximum amount of $5,000,000;
          (d) is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except Qualified Liens described in clause (iv) of the definition thereof (provided that Reserves may be established with respect thereto in accordance with this Agreement);
          (e) is obsolete, slow moving (in excess of two year’s supply), unsalable, unrentable, shopworn, seconds, damaged, defective, unfit for sale, is being repaired, is not of good or merchantable quality or does not meet all standards imposed by any Governmental Authority having regulatory authority over such goods, their use, lease or sale;
          (f) consists of display items or packing or shipping materials, parts, manufacturing supplies, work-in-process Inventory, replacement parts, prototypes or consists of unfinished goods;
          (g) consists of goods which have been returned by the buyer;
          (h) is not of a type held for sale in the ordinary course of such Credit Party’s business;
          (i) is not subject to a first priority lien in favor of Agent on behalf of itself and Secured Party, subject to (i) Qualified Liens described in clause (iv) of the definition thereof (provided that Reserves may be established with respect thereto in accordance with this Agreement) and (ii) Permitted Liens as set forth in clause (d) of subsection 5.1 (provided that Reserves may be established with respect thereto in accordance with this Agreement);
          (j) does not conform to any of the representations or warranties pertaining to Inventory set forth in the Loan Documents;
          (k) consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;
          (l) is not covered by insurance as required by the Loan Documents;
          (m) is subject to any Patent or Trademark IP License requiring the payment of royalties or fees or requiring the consent of the licensor for a sale thereof by Agent; or
          (n) in the case of an Australian Credit Party, which does not meet all standards imposed by any Australian federal or state government authority, including relating to its production, acquisition or importation for inventory located in Australia or which does not consist of raw materials or finished goods for inventory located in Australia.
     1.15 Incremental Facility.
          (a) Borrower Representative Request. Subject to Section 4.09(b)(1) of the Indenture, the Borrower Representative may at any time after the Effective Date by written notice to the Agent elect to obtain prior to the Revolving Termination Date, an increase to the then existing Revolving Loan Commitment (each, a “Revolving Commitment Increase”) in a minimum amount of at least $10,000,000 and in integral multiples of $1,000,000 in excess thereof, and up to a maximum aggregate principal amount of $25,000,000. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which Borrower Representative proposes that such Revolving Commitment Increase shall be effective, which shall be a date not less than ten (10)

Business Days after the date on which such notice is delivered to the Agent and (ii) the identity of each Person (which shall be a bank, financial institution or other institutional lender or institutional investor) to whom Borrower Representative proposes any portion of such Revolving Commitment Increase be allocated and the amounts of such allocations; provided, that none of the existing Lenders will be required to provide any Revolving Commitment Increase, and any decision whether or not to do so by any such Lender shall be made at the sole discretion of such Lender.
          (b) Conditions. Each Revolving Commitment Increase shall become effective, as of such Increase Effective Date; provided, that:
               (i) each of the conditions in Section 2.2 shall have been satisfied or waived on such date;
               (ii) the terms of the Revolving Commitment Increase (including the maturity date thereof) shall be substantially the same as those governing the Revolving Loan Commitment and shall otherwise be on terms and conditions and subject to documentation, in each case, reasonably satisfactory to Agent; and
               (iii) in the event that the fees and interest rate margins applicable to Revolving Commitment Increase exceed the fees and interest rate margins applicable to the Commitments, the fees and interest rate margins applicable to the Commitments shall be increased by an amount equal to such difference.
ARTICLE II.
CONDITIONS PRECEDENT
     2.1 Conditions of Initial Loans. The effectiveness of this Agreement, the amendment and restatement of the Existing Credit Agreement and the obligation of each Lender to make its initial Loans and of each L/C Issuer to Issue, or cause to be Issued, the initial Letters of Credit hereunder is subject to satisfaction or waiver by the Required Lenders of the following conditions in a manner satisfactory to Agent:
          (a) Loan Documents. Agent shall have received on or before the Effective Date all of the agreements, documents, instruments and other items set forth on the closing checklist attached hereto as Exhibit 2.1, each in form and substance reasonably satisfactory to Agent;
          (b) Related Transactions. The Related Transactions shall have closed in the manner contemplated by the Related Agreements (which shall not have been amended or waived in any material respect by the Borrowers in a manner materially adverse to Agent or Lenders unless consented to by Agent (which consent shall not have been unreasonably withheld)). Agent shall have received evidence that (i) Holdings shall have received not less than $173,500,000 in cash proceeds from the issuance of Stock and Stock Equivalents to Sponsor and other Persons, (ii) Holdings shall have contributed not less than $173,500,000 in cash to the capital of the Borrowers and (iii) the Borrowers shall have received at least $260,000,000 of proceeds from the issuance of Senior Notes under the Indenture (less any original issue discount in connection therewith);

          (c) Discharge of Existing Notes. Agent shall have received evidence reasonably satisfactory to Agent that Thermadyne Holdings shall have (i) issued an irrevocable notice of redemption under that certain indenture, dated as of February 5, 2004 (as amended, supplemented or otherwise modified through the date hereof, the “Existing Indenture”), among Thermadyne Holdings, each of the guarantors party thereto and U.S. Bank National Association, as trustee (the “Existing Indenture Trustee”), governing Thermadyne Holdings’ 9-1/4% senior subordinated notes (the “Existing Senior Subordinated Notes”) to redeem all outstanding Existing Senior Subordinated Notes and (ii) irrevocably deposited with the Existing Indenture Trustee funds in trust in an amount sufficient to pay and discharge the entire indebtedness on the outstanding Existing Senior Subordinated Notes.
          (d) Approvals. Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals other than those that have been obtained are required;
          (e) Payment of Fees. The Borrowers shall have paid the fees required to be paid on the Effective Date in the respective amounts specified in Section 1.9 (including the fees specified in the Fee Letter), and shall have reimbursed Agent for all fees, costs and expenses of closing presented at least one Business Day prior to the Effective Date; and
          (f) Material Adverse Effect. A Material Adverse Effect (as defined in the Purchase Agreement and interpreted in accordance with its terms) with respect to Thermadyne Holdings and its Subsidiaries on a consolidated basis shall not have occurred.
          (g) Revolving Loans on the Effective Date. The aggregate amount of Revolving Loans borrowed on the Effective Date shall not exceed the lesser of (a) $10,000,000 and (b) the sum of (x) Borrowing Availability (as defined in the Existing Credit Agreement), based on the Borrowing Base Certificate (as defined in the Existing Credit Agreement, but excluding the Eligible Equipment component thereof) most recently delivered by the Borrower Representative under the Existing Credit Agreement prior to the Effective Date minus (y) the aggregate amount of Letters of Credit (as defined in the Existing Credit Agreement) issued under the Existing Credit Agreement minus (z) $25,000,000; and
          (h) USA Patriot Act. The Agent shall have received, at least five (5) days prior to the Effective Date, all customary documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.
     2.2 Conditions to All Borrowings. Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Loan or incur any Letter of

Credit Obligation or release funds from the Australian Blocked Account, if, as of the date thereof:
          (a) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such earlier date), and Agent or Required Lenders have determined not to make such Loan or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect;
          (b) with respect to any Loan funded or Letter of Credit Obligation incurred after the Effective Date, any Default or Event of Default has occurred and is continuing or would result after giving effect to any Loan (or the incurrence of any Letter of Credit Obligation), and Agent or Required Lenders shall have determined not to make any Loan or incur any Letter of Credit Obligation as a result of that Default or Event of Default;
          (c) after giving effect to any Loan (or the incurrence of any Letter of Credit Obligations), the aggregate outstanding amount of the Revolving Loans would exceed the Maximum Revolving Loan Balance (except as provided in subsection 1.1(a); or
          (d) after giving effect to such Loan (or the incurrence of such Letter of Credit Obligations), Availability is less than the Availability Threshold and the Borrower Representative has not delivered a Compliance Certificate with respect to the most recent Fiscal Quarter for which financial statements have been delivered pursuant to subsection 4.1(b) hereof demonstrating that Fixed Charge Coverage Ratio for the four-Fiscal Quarter period ending on the last day of the most recently ended Fiscal Quarter is not less than 1.10 to 1.00.
The request by Borrower Representative and acceptance by the Borrowers of the proceeds of any Loan or the incurrence of any Letter of Credit Obligations or the release of funds from the Australian Blocked Account shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by the Borrowers that the conditions in this Section 2.2 have been satisfied or waived and (ii) a reaffirmation by each Credit Party of the granting and continuance of Agent’s Liens, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents.
Notwithstanding the provisions of subsection 2.2(a) to the contrary, the only representations and warranties the accuracy of which shall be a condition to the initial funding of the Loans on the Effective Date shall be (i) such of the representations and warranties made by or on behalf of Thermadyne Holdings or its Subsidiaries in the Purchase Agreement as are material to the interests of the Agent or Lenders, but only to the extent that a Credit Party (or its applicable Affiliate) has the right to terminate its obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement and (ii) the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.8, 3.13(a), 3.28(b)(ii) and 3.31 of this Agreement and Section 4.2 of the Guaranty and Security Agreement.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
     The Credit Parties, jointly and severally, represent and warrant to Agent and each Lender that the following are, and after giving effect to the Related Transactions will be, true, correct and complete:
3.1 Corporate Existence and Power. Each Credit Party:
          (a) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;
          (b) has the power and authority and all (i) governmental licenses, authorizations, Permits, consents and approvals to own its assets, carry on its business and (ii) execute, deliver, and perform its obligations under, the Loan Documents and the Related Agreements to which it is a party;
          (c) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and
          (d) is in compliance with all Requirements of Law;
except, in each case referred to in clause(b)(i), clause (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and
          (e) in respect of an Australian Credit Party only, is not a trustee of any trust or settlement and it is not entering into any Loan Document or Related Agreement in its capacity as trustee of any trust or settlement other than as disclosed to the Agent in writing prior to the date on which it became a Credit Party.
     3.2 Corporate Authorization; No Contravention. The execution, delivery and performance by each of the Credit Parties of this Agreement, and by each Credit Party of any other Loan Document and Related Agreement to which such Person is party, have been duly authorized by all necessary action, and do not and will not:
               (i) contravene the terms of any of that Person’s Organization Documents;

               (ii) conflict with or result in any material breach or contravention of, or result in the creation of any Lien (other than Liens securing the Obligations and Liens securing the Senior Notes and any Additional Senior Notes) under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or
(iii)	violate any Requirement of Law in any material respect.
     3.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement, any other Loan Document or Related Agreement except (a) for recordings and filings in connection with the Liens granted to Agent under the Collateral Documents, (b) those obtained or made on or prior to the Effective Date and (c) in the case of any Related Agreement, those which, if not obtained or made, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
     3.4 Binding Effect. This Agreement and each other Loan Document and Related Agreement to which any Credit Party is a party constitute the legal, valid and binding obligations of each such Person that is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
     3.5 Litigation. Except as specifically disclosed in Schedule 3.5, as of the Effective Date, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Credit Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party or any of their respective Properties which:
          (a) purport to affect or pertain to this Agreement, any other Loan Document or Related Agreement, or any of the transactions contemplated hereby or thereby; or
          (b) would reasonably be expected to result in equitable relief or monetary judgment(s), individually or in the aggregate, in excess of $1,000,000.
As of the Effective Date, no injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document or any Related Agreement, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. Except as specifically disclosed on Schedule 3.5, as of the Effective Date, no Credit Party is the subject of an audit or, to each Credit Party’s knowledge, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any Requirement of Law.
     3.6 No Default. As of the Effective Date, no Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of Agent’s Liens on the Collateral or the consummation of the Related Transactions. No Credit Party and no Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.
     3.7 ERISA Compliance. Schedule 3.7 sets forth, as of the Effective Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (x) each Title IV Plan and each material Benefit Plan listed on Schedule 3.7 is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Credit Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Title IV Plan to which any Credit Party incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event has occurred with respect to any Title IV Plan and, to the knowledge of any Credit Party, there does not exist any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Title IV Plan.
     3.8 Use of Proceeds; Margin Regulations. No Credit Party and no Subsidiary of a Credit Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Schedule 3.8 contains a description of the Credit Parties’ sources and uses of funds on the Effective Date, including Loans and Letters of Credit made or issued on the Effective Date and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.
     3.9 Ownership of Property; Liens. As of the Effective Date, the Real Estate listed in Schedule 3.9 constitutes all of the Real Estate of each Credit Party. Each of the Credit Parties has good record and marketable title in fee simple to, or valid leasehold interests in, all material Real Estate, and good and valid title to all material owned personal property and valid leasehold interests in all leased personal property, in each instance, necessary or used in the ordinary conduct of their respective businesses. As of the Effective Date, none of the Real Estate or personal property of any Credit Party is subject to any Liens other than Permitted Liens. As of the Effective Date, Schedule 3.9 also describes any material outstanding purchase options or rights of first refusal pertaining to any Real Estate. As of the Effective Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

     3.10 Taxes. All federal, and material state, local and foreign income and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all material taxes, assessments and other governmental charges and impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. Except as listed in Schedule 3.10, as of the Effective Date, no material Tax Return is under audit or examination by any Governmental Authority, and no written notice of any audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in material compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
     3.11 Financial Condition.
          (a) Each of (i) the audited consolidated balance sheet of the Borrowers and their Subsidiaries for the three (3) Fiscal Years ended December 31, 2007, December 31, 2008, and December 31, 2009, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Years and (ii) the unaudited interim consolidated balance sheet of the Borrowers and their Subsidiaries for the Fiscal Quarters ending March 31, 2010, June 30, 2010 and September 30, 2010 and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for such Fiscal Quarters, in each case, as attached hereto as Schedule 3.11(a):
          (x) were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and
          (y) present fairly in all material respects the consolidated financial condition of the Borrowers and their Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.
          (b) The pro forma unaudited consolidated balance sheet of the Borrowers and their Subsidiaries for the four-Fiscal Quarter period ending September 30, 2010, delivered on the Effective Date and attached hereto as Schedule 3.11(b) was prepared by the Borrowers giving pro forma effect to the Related Transactions, was based on the unaudited consolidated and consolidating balance sheets of the Borrowers and their Subsidiaries for such four-Fiscal Quarter period, and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in a manner consistent with GAAP.

          (c) Since December 31, 2009 there has been no Material Adverse Effect.
          (d) All financial performance projections delivered to Agent, including the financial performance projections delivered on the Effective Date (collectively, the “Projections”) have been prepared in good faith and based upon assumptions believed to be reasonable, as of the date such Projections and such other forward looking statements were furnished to the Lenders, it being acknowledged and agreed by Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results which difference may be material.
     3.12 Environmental Matters. Except as set forth in Schedule 3.12, and except where any failures to comply would not reasonably be expected to result in, either individually or in the aggregate, Material Environmental Liabilities, (a) the operations of each Credit Party and each Subsidiary of each Credit Party are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (b) no Credit Party is party to, and no Credit Party and to the knowledge of any Credit Party, no Real Estate currently or previously owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Credit Party, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Laws, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Credit Party and, to the knowledge of any Credit Party, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property, (d) no Credit Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate and (e) to the knowledge of any Credit Party, all Real Estate currently or previously owned, leased, subleased, operated or otherwise occupied by or for any such Credit Party is free of contamination by any Hazardous Materials. Each Credit Party has made available to Agent copies of all existing non-privileged environmental reports, reviews and assessments and all documents pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, assessments and documents are in their possession, custody, control or otherwise available to the Credit Parties.
     3.13 Regulated Entities. None of any Credit Party, any Person controlling any Credit Party, or any Subsidiary of any Credit Party, is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its Obligations under the Loan Documents.
     3.14 Solvency. Both before and after giving immediately effect to (a) the Loans made and Letters of Credit Issued on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans to or as directed by Borrower Representative, (c) the consummation of the Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, both the Credit Parties taken as a whole are Solvent.
     3.15 Labor Relations. As of the Effective Date, there are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened) against or involving any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.15, as of the Effective Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party and (c) no such representative has sought certification or recognition with respect to any employee of any Credit Party.
     3.16 Intellectual Property. Schedule 3.16 sets forth a true and complete list of the following Intellectual Property or other rights each Credit Party owns: (i) material Intellectual Property that is registered or subject to applications for registration and (ii) material unregistered Intellectual Property and material Software program names, including for each of the foregoing items (1) the owner, (2) the title, (3) the jurisdiction in which such item has been registered or otherwise arises or in which an application for registration has been filed, (4) as applicable, the registration or application number and registration or application date and (5) any IP Licenses or other rights (including franchises) granted by such Credit Party with respect thereto. Schedule 3.16 sets forth a true and complete list of each IP License that is material to the businesses of Credit Parties, taken as a whole, excluding IP Licenses for generally commercially available mass market Software or other technology that is licensed pursuant to a “shrink-wrap” or “click-through” IP License. Each Credit Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Credit Party, (a) the conduct and operations of the businesses of each Credit Party does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Credit Party in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     3.17 Brokers’ Fees; Transaction Fees. Except for fees payable to Agent and Lenders, none of the Credit Parties has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with this Agreement and obtaining the extensions of credit thereunder.
     3.18 Insurance. Schedule 3.18 lists all insurance policies of any nature maintained, as of the Effective Date, for current occurrences by each Credit Party,

including issuers, coverages and deductibles. Each of the Credit Parties and their respective Properties are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where such Person operates.
     3.19 Ventures, Subsidiaries and Affiliates; Outstanding Stock. Except as set forth in Schedule 3.19, as of the Effective Date, no Credit Party is engaged in any joint venture or partnership with any other Person. All issued and outstanding Stock and Stock Equivalents of each of the Credit Parties are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than, with respect to the Stock and Stock Equivalents of the Borrowers and Subsidiaries of the Borrowers, those in favor of Agent, for the benefit of the Secured Parties and other Liens permitted or not prohibited by this Agreement. All of the issued and outstanding Stock of each Credit Party (other than Holdings) and, as of the Effective Date, Holdings is owned by each of the Persons and in the amounts set forth in Schedule 3.19. Except as set forth in Schedule 3.19, there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party (other than Holdings) may be required to issue, sell, repurchase or redeem any of its Stock or Stock Equivalents or any Stock or Stock Equivalents of its Subsidiaries. Set forth in Schedule 3.19 is a true and complete organizational chart of Holdings and all of its Subsidiaries, which the Credit Parties shall update upon notice to Agent promptly following the incorporation, organization or formation of any Subsidiary and promptly following the completion of any Permitted Acquisition.
     3.20 Jurisdiction of Organization; Chief Executive Office. Schedule 3.20 lists each Credit Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Credit Party’s chief executive office or sole place of business, in each case as of the date hereof, and such Schedule 3.20 also lists all jurisdictions of organization and legal names of such Credit Party for the five years preceding the Effective Date.
     3.21 Locations of Inventory, Equipment and Books and Records. Each Credit Party’s inventory and equipment (other than inventory or equipment in transit) and books and records concerning the Collateral are kept at the locations listed in Schedule 3.21 (which Schedule 3.21 shall be promptly updated by the Credit Parties upon notice to Agent as permanent Collateral locations change).
     3.22 Deposit Accounts and Other Accounts. Schedule 3.22 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Effective Date, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
     3.23 Government Contracts. Except as set forth in Schedule 3.23, as of the Effective Date, no Credit Party is a party to any contract or agreement with any

Governmental Authority and no Credit Party’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.
     3.24 Customer and Trade Relations. As of the Effective Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in (a) the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding 12 calendar months caused them to be ranked among the ten largest customers of such Credit Party or (b) the business relationship of any Credit Party with any supplier essential to its operations.
     3.25 Bonding; Licenses. Except as set forth in Schedule 3.25, as of the Effective Date, no Credit Party is a party to or bound by any surety bond agreement, indemnification agreement therefor or bonding requirement with respect to products or services sold by it.
     3.26 Purchase Agreement. As of the Effective Date, the Borrowers have delivered to Agent a complete and correct copy of the Purchase Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). No Credit Party and, to the Credit Parties’ knowledge, no other Person party thereto is in default in the performance or compliance with any provisions thereof. The Purchase Agreement is in full force and effect as of the Effective Date and has not been terminated, rescinded or withdrawn.
     3.27 Status of Holdings. Holdings has not engaged in any business activities and does not own any Property other than (i) ownership of the Stock and Stock Equivalents of Razor, (ii) activities and contractual rights and obligations incidental to maintenance of its corporate existence and (iii) performance of its obligations under the Loan Documents, the Purchase Agreement and Related Agreements to which it is a party.
     3.28 Status of Obligations; Senior Notes.
          (a) As of the Effective Date, the Borrowers have delivered to Agent a complete and correct copy of the Senior Note Documents entered into prior to or on the Effective Date (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).
          (b) (i) As of the Effective Date, after giving effect to the transactions contemplated hereby, all Obligations, including the L/C Reimbursement Obligations, constitute Indebtedness entitled to the benefits of the provisions contained in the Intercreditor Agreement and (ii) the Obligations constitute senior debt.
     3.29 Full Disclosure. None of the representations or warranties made by any Credit Party in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Credit Party in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to Agent or the Lenders prior to the Effective Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered.
     3.30 Foreign Assets Control Regulations and Anti-Money Laundering. Each Credit Party and each Subsidiary of each Credit Party is and will remain in compliance in all material respects with all U.S. and Australian economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and Part 4 of the Australian Charter of the United Nations Act 1945 (Cth) and all regulations issued pursuant to it. No Credit Party and no Subsidiary or, to each Credit Party’s knowledge, Affiliate of a Credit Party, (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. or Australian economic sanctions laws such that a U.S. Person or Australian Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. or Australian economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. or Australian law.
     3.31 Patriot Act. The Credit Parties, each of their Subsidiaries and, to the Credit Parties’ knowledge, each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws or laws of any other applicable jurisdiction relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.
     3.32 Commercial Benefit. The entering into and performance by each Credit Party of its obligations under the Loan Documents to which it is expressed to be a party is for its commercial benefit.

ARTICLE IV.
AFFIRMATIVE COVENANTS
     Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:
     4.1 Financial Statements. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that monthly financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments). The Borrowers shall deliver to Agent and each Lender by Electronic Transmission and in detail reasonably satisfactory to Agent and the Required Lenders:
          (a) as soon as available, but not later than ninety (90) days after the end of each Fiscal Year, a copy of the audited consolidated balance sheets of Thermadyne Holdings and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the report of any “Big Four” or other nationally-recognized independent public accounting firm reasonably acceptable to Agent which report shall (i) contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status; and
          (b) as soon as available, but not later than thirty (30) days after the end of each of the first two fiscal months of each Fiscal Quarter (and forty-five (45) days after the end of the last fiscal month of each Fiscal Quarter) of each year, a copy of the unaudited consolidated balance sheets of Thermadyne Holdings and each of its Subsidiaries, and the related consolidated statements of income and cash flows as of the end of such fiscal month and for the portion of the Fiscal Year then ended, all certified on behalf of the Borrowers by an appropriate Responsible Officer of the Borrower Representative as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Thermadyne Holdings and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures.
     4.2 Appraisals; Certificates; Other Information. The Borrowers shall furnish to Agent and each Lender by Electronic Transmission:
          (a) together (i) with each delivery of financial statements pursuant to subsection 4.1(a) and, with respect to only those financial statements required to be delivered after the end of each Fiscal Quarter, subsection 4.1(b), a management discussion and analysis report, in reasonable detail, signed by the chief financial officer of the Borrower Representative, describing the operations and financial condition of the Credit Parties and their Subsidiaries for such Fiscal Quarter and the portion of the Fiscal Year then ended (or for the Fiscal Year then ended in the case of annual financial statements), and (ii) with each delivery of financial statements pursuant to subsections 4.1(a) and 4.1(b), a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the operating plan for the current Fiscal Year delivered pursuant to subsection 4.2(k) and discussing the reasons for any significant variations;
          (b) concurrently with the delivery of the financial statements referred to in subsections 4.1(a) and 4.1(b) above, a fully and properly completed Compliance Certificate in the form of Exhibit 4.2(b), certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative;
          (c) promptly after the same are sent, copies of all financial statements and reports which any Credit Party sends to its shareholders or other equity holders, as applicable, generally and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which such Person may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;
          (d) as soon as available and in any event within ten (10) Business Days after the end of each calendar month, and at any time when an Event of Default has occurred and is continuing or Availability is less than the greater of (x) $12,000,000 and (y) twenty percent (20%) of the Aggregate Revolving Loan Commitment at such time, at such other times as Agent may reasonably require, Borrowing Base Certificate, certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative, setting forth the Borrowing Base as at the end of the most-recently ended fiscal month or as at such other date as Agent may reasonably require;
          (e) concurrently with the delivery of the Borrowing Base Certificate, a summary of Inventory by location and type with a supporting perpetual Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;
          (f) concurrently with the delivery of the Borrowing Base Certificate, a monthly trial balance showing Accounts outstanding aged from invoice date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;
          (g) concurrently with the delivery of the Borrowing Base Certificate, an aging of accounts payable accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

          (h) concurrently with the delivery of the Borrowing Base Certificate or when an Event of Default shall have occurred and be continuing or Availability is less than the greater of (x) $12,000,000 and (y) twenty percent (20%) of the Aggregate Revolving Loan Commitment at such time, at such more frequent intervals as Agent may request from time to time (together with a copy of all or any part of such delivery requested by any Lender in writing after the Effective Date), collateral reports, including all additions and reductions (cash and non-cash) with respect to Accounts of the Credit Parties in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion each of which shall be prepared by the Borrower Representative as of the last day of the immediately preceding week;
          (i) to Agent, at the time of delivery of each of the monthly financial statements delivered pursuant to subsection 4.1(b);
     (i) a reconciliation of the most recent Borrowing Base Certificate, general ledger and month-end accounts receivable aging of each Borrower to such Borrower’s general ledger and monthly financial statements delivered pursuant to subsection 4.1(b), in each case, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;
     (ii) a reconciliation of the perpetual inventory by location to each Borrower’s most recent Borrowing Base Certificate, general ledger and monthly Financial Statements delivered pursuant to subsection 4.1(b), in each case, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion; and
     (iii) a reconciliation of the outstanding Loans as set forth in the monthly loan account statement provided by Agent to each Borrower’s general ledger and monthly Financial Statements delivered pursuant to subsection 4.1(b), in each case, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;
          (j) at the time of delivery of each of the financial statements delivered pursuant to Section 4.1, (i) a listing of government contracts of each Borrower subject to the Federal Assignment of Claims Act of 1940 or any similar state or municipal law; and (ii) a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency, in each case in the foregoing clauses (i) and (ii), entered into or filed in the prior Fiscal Quarter;
          (k) as soon as available after the end of each Fiscal Year, a preliminary annual operating plan for Thermadyne Holdings and its Subsidiaries, on a consolidated basis, and within twenty (20) Business Days after the end of each Fiscal Year, a final operating plan approved by the board of directors of Thermadyne Holdings, for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes monthly balance sheets, income statements and statements of cash flows for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit, cash flow projections and Availability projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, capital expenditures and facilities;
          (l) promptly upon receipt thereof, copies of any reports submitted by the certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants, including any comment letters submitted by such accountants to management of any Credit Party in connection with their services;
          (m) upon Agent’s request from time to time, the Credit Parties shall permit and enable Agent to obtain appraisals in form and substance and from appraisers reasonably satisfactory to Agent stating the then Net Orderly Liquidation Value, or such other value as determined by Agent, of all or any portion of the Inventory of any Credit Party or any Subsidiary of any Credit Party; provided, that unless an Event of Default has occurred and is continuing, Agent may only obtain two such appraisals during any Fiscal Year; provided, further, that notwithstanding any provision herein to the contrary, the Credit Parties shall only be obligated to reimburse Agent for the expenses of such appraisals occurring twice per year or more frequently so long as an Event of Default has occurred and is continuing;
          (n) to Agent, at the time of delivery of each of the monthly financial statements delivered pursuant to subsection 4.1(b), a report describing any foreign investment or advances made by any Credit Party and their Subsidiaries (including, without limitation, a summary of foreign investments in Foreign Subsidiaries and other Persons, net of repatriations);
          (o) to Agent, within two (2) Business Days after entering in such agreement or amendment, copies of all Rate Contracts or amendments thereto;
          (p) to Agent, at the time of delivery of each of the monthly financial statements delivered pursuant to subsection 4.1(b), a report describing the year to date changes in accounts payable, notes payable and other investments among the Credit Parties and their Subsidiaries; and
          (q) promptly, such additional business, financial, corporate affairs, perfection certificates and other information as Agent may from time to time reasonably request.
     4.3 Notices. The Borrowers shall notify promptly Agent of each of the following (and in no event later than three (3) Business Days after a Responsible Officer becoming aware thereof):
          (a) the occurrence or existence of any Default or Event of Default;

          (b) any breach or non-performance of, or any default under, any Contractual Obligation of any Credit Party or any Subsidiary of any Credit Party, or any violation of, or non-compliance with, any Requirement of Law, which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;
          (c) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary of any Credit Party and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in Liabilities (excluding damages relating to products liability claims other than claims for actual damages) in excess of $500,000;
          (d) the commencement of any litigation or proceeding affecting any Credit Party or any Subsidiary of any Credit Party (i) in which the amount of damages claimed or in which injunctive or similar relief is sought and which, in each case, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (ii) in which the relief sought is an injunction or other stay of the performance of this Agreement, any other Loan Document or any Related Agreement;
          (e) (i) the receipt by any Credit Party of any notice of material violation of or potential material liability or similar notice under Environmental Law, (ii)(A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or Liability under any Environmental Law which in the case of clauses (A), (B) and (C) above, in the aggregate for all such clauses, would reasonably be expected to result in Material Environmental Liabilities, (iii) the receipt by any Credit Party of notification that any property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of Real Estate, if such acquisition or lease would have a reasonable likelihood of resulting in Material Environmental Liabilities;
          (f) (i) promptly, and in any event within ten (10) days, after any officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, and (ii) promptly, and in any event within ten (10) days after any officer of any ERISA Affiliate knows or has reason to know that an ERISA Event will or has occurred that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Title IV Plan pertaining thereto;

          (g) any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to Agent and Lenders pursuant to this Agreement;
          (h) any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and
          (i) the creation, establishment or acquisition of any Subsidiary or the issuance by or to any Credit Party of any Stock or Stock Equivalent (other than issuances by Holdings of Stock or Stock Equivalents not requiring a mandatory prepayment hereunder).
Each notice pursuant to this Section 4.3 shall be in electronic form accompanied by a statement by a Responsible Officer of the Borrower Representative, on behalf of the Borrowers, setting forth reasonable details of the occurrence referred to therein, and, if applicable, stating what action the Borrowers or other Person proposes to take with respect thereto and at what time. Each notice under subsection 4.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.
     4.4 Preservation of Corporate Existence, Etc. Each Credit Party shall, and shall cause each of its Subsidiaries to:
          (a) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except, with respect to the Borrowers’ Subsidiaries, in connection with transactions permitted by Section 5.3;
          (b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 5.3 and sales of assets permitted by Section 5.2 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;
          (c) preserve or renew all of its registered Trademarks, the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and
          (d) conduct its business and affairs without knowing infringement of or interference with any Intellectual Property of any other Person in any material respect and shall comply in all material respects with the material terms of its IP Licenses.
          4.5 Maintenance of Property. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its material Real Property and personal property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
     4.6 Insurance.
          (a) Each Credit Party shall (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of the Credit Parties (including policies of life, fire, theft, product liability, public liability, Flood Insurance (solely with respect to Real Property for which a Mortgage is delivered to Agent in accordance herewith), property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrowers) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Credit Parties and (ii) cause all such insurance relating to any property or business of any Credit Party to name Agent as additional insured or loss payee, as appropriate. All policies of insurance on real and personal property of the Credit Parties will contain an endorsement, in form and substance acceptable to Agent, showing loss payable to Agent (Form CP 1218 or equivalent) and extra expense and business interruption endorsements. Such endorsement, or an independent instrument furnished to Agent, will provide that the insurance companies will give Agent at least 30 days’ prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Credit Parties or any other Person shall affect the right of Agent to recover under such policy or policies of insurance in case of loss or damage. Subject to the Intercreditor Agreement, each Credit Party shall direct all present and future insurers under its “All Risk” policies of property insurance to pay all proceeds payable thereunder directly to Agent. If any such insurance proceeds are paid by check, draft or other instrument payable to any Credit Party and Agent jointly, Agent may endorse such Credit Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Agent reserves the right at any time, upon review of each Credit Party’s risk profile, to require additional forms and limits of insurance. Notwithstanding the requirement in subsection (i) above, Federal Flood Insurance shall not be required for (x) Real Estate not located in a Special Flood Hazard Area, or (y) owned Real Estate located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.
          (b) If the Credit Parties fail to maintain the insurance coverage required by Section 4.6(a) above, Agent may purchase insurance at the Credit Parties’ expense to protect Agent’s and Lenders’ interests in the Credit Parties’ and their Subsidiaries’ properties. This insurance may, but need not, protect the Credit Parties’ and their Subsidiaries’ interests. The coverage that Agent purchases may not pay any claim that any Credit Party or any Subsidiary of any Credit Party makes or any claim that is made against such Credit Party or any Subsidiary in connection with said Property. The Borrowers may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that there has been obtained insurance as required by this Agreement. If Agent purchases insurance, the Credit Parties will be responsible for the costs of that insurance, including interest and any other charges Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations. The costs of the insurance may be more than the cost of insurance the Borrowers may be able to obtain on their own.
     4.7 Payment of Obligations. Such Credit Party shall pay, discharge and perform as the same shall become due and payable:
          (a) all tax liabilities, assessments and governmental charges or levies upon it or its Property, unless (i) the same are being contested in good faith by appropriate proceedings diligently prosecuted which (other than in the case of an Australian Credit Party) stay the filing or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person; and (ii) the aggregate Liabilities secured by such Lien do not exceed $1,000,000; and
          (b) payments to the extent necessary to avoid the imposition of a Lien with respect to, or the involuntary termination of any underfunded Benefit Plan.
     4.8 Compliance with Laws. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
     4.9 Inspection of Property and Books and Records. Each Credit Party shall maintain books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made. Each Credit Party shall with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times during the continuance thereof): (a) provide access to such property to Agent and any of its Related Persons, from time to time, but no more frequently than twice in any Fiscal Year, and in all cases accompanied by a representative of a Credit Party, (unless an Event of Default shall have occurred and be continuing, in which event as frequently as Agent determines to be appropriate); and (b) permit Agent and any of its Related Persons to conduct field examinations, audit, inspect and make extracts and copies (or take originals if reasonably necessary) from all of such Credit Party’s books and records, and evaluate and make physical verifications of the Inventory and other Collateral in any reasonable manner, in each instance, at the Credit Parties’ expense; provided the Credit Parties shall only be obligated to reimburse Agent for the expenses for two such visits, field examinations, audits and inspections per Fiscal Year or more frequently if an Event of Default has occurred and is continuing. Any Lender may accompany Agent or its Related Persons in connection with any inspection at such Lender’s expense.

     4.10 Use of Proceeds. The Borrowers shall use the proceeds of the Loans solely as follows: (a) to pay on the Effective Date the purchase price for the Effective Date Acquisition, (b) to pay costs and expenses of the Related Transactions and costs and expenses required to be paid pursuant to Section 2.1, and (c) for working capital, capital expenditures and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement.
     4.11 Cash Management Systems. Each Credit Party (other than an Australian Credit Party) shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements providing for “springing” cash dominion with respect to each deposit, securities, commodity or similar account maintained by such Person (other than (x) any payroll account so long as such payroll account is a zero balance account and withholding tax and fiduciary accounts or (y) other deposit, securities, commodity or similar accounts holding, in the aggregate, not more than $500,000 at any one time) as of or after the Effective Date. With respect to accounts subject to “springing” Control Agreements, unless and until an Event of Default has occurred and is continuing or Availability falls below the Availability Threshold, Agent shall not deliver to the relevant depository, securities intermediary or commodities intermediary a notice or other instruction which provides for exclusive control over such account by Agent. The Credit Parties shall not maintain cash on deposit in disbursement accounts in excess of outstanding checks and wire transfers payable from such accounts and amounts necessary to meet minimum balance requirements. Each Australian Credit Party shall cause each deposit, securities, commodity or similar account maintained by such Person (other than (x) any payroll account so long as such payroll account is a zero balance account and withholding tax and fiduciary accounts or (y) other deposit, securities, commodity or similar accounts holding, in the aggregate, not more than $500,000 at any one time) to constitute an Australian Blocked Account.
     4.12 Landlord Agreements. Each Credit Party shall use commercially reasonable efforts to obtain a landlord agreement or bailee, as applicable, from the lessor of each leased property, or bailee in possession of any Collateral with respect to each location where any Collateral is stored or located, which agreement shall be reasonably satisfactory in form and substance to Agent.
     4.13 Further Assurances. Promptly upon request by Agent, the Credit Parties shall take such additional actions and execute such documents as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests of the Credit Parties covered by any of the Collateral Documents and (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby. Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, as listed on Schedule 4.13 the Credit Parties shall cause each of their Domestic Subsidiaries (other than Domestic Subsidiaries owned indirectly through a Foreign Subsidiary or a Domestic Subsidiary substantially all of whose assets constitute Stock or Stock Equivalents of Foreign Subsidiaries) and certain Foreign Subsidiaries and Domestic Subsidiaries owned indirectly through a

Foreign Subsidiary, to guaranty the Obligations and to cause each such Subsidiary to grant to Agent, for the benefit of the Secured Parties, a security interest in, subject to the Intercreditor Agreement and the limitations hereinafter set forth, substantially all of such Subsidiary’s Property to secure such guaranty. Furthermore and except as otherwise approved in writing by Required Lenders, each Credit Party shall pledge all of the Stock and Stock Equivalents of each of its Domestic Subsidiaries (other than Domestic Subsidiaries owned indirectly through a Foreign Subsidiary) and First Tier Foreign Subsidiaries (provided that with respect to any First Tier Foreign Subsidiary such pledge shall be limited to sixty-five percent (65%) of such Foreign Subsidiary’s outstanding voting Stock and Stock Equivalents and one hundred percent (100%) of such Foreign Subsidiary’s outstanding non-voting Stock and Stock Equivalents), in each instance, to Agent, for the benefit of the Secured Parties, to secure the Obligations. For the avoidance of doubt, unless otherwise agreed to by Borrower Representative, only those Domestic Subsidiaries or Foreign Subsidiaries listed on Schedule 4.13 shall, on the Effective Date, grant a security interest in such Subsidiary’s Property, pledge the Stock or Stock Equivalent of a Subsidiary or have their Stock or Stock Equivalent pledged by any Credit Party; provided, that (x) none of C&G Merger Co., Thermadyne Cylinder Co. and C&G Systems Holding, Inc. shall be required to guaranty the Obligations, grant a security interest in their Property or pledge the Stock or Stock Equivalent of a Subsidiary and (y) C&G Merger Co. shall not be required to have its Stock or Stock Equivalent pledged by any Credit Party. In connection with each pledge of Stock and Stock Equivalents evidenced by a certificate, the Credit Parties shall deliver, or cause to be delivered, to Agent, stock powers with respect thereto, as applicable, duly executed in blank. In the event any Credit Party acquires any Real Estate with a fair market value in excess of $500,000, such Person shall execute and/or deliver, or cause to be executed and/or delivered, to Agent (with regard to such Real Estate located in the United States and only to the extent customary in any other jurisdiction), (v) in the case of Real Estate owned by a Credit Party within 45 days of such Acquisition, an appraisal complying with FIRREA if required thereunder, (w) within forty-five days of receipt of notice from Agent that Real Estate is located in a Special Flood Hazard Area, Federal Flood Insurance as required by Section 4.6, (x) a fully executed Mortgage, in form and substance reasonably satisfactory to Agent together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to Agent, in form and substance and in an amount reasonably satisfactory to Agent insuring that the Mortgage is a valid and enforceable first priority Lien on the respective property, free and clear of all defects, encumbrances and Liens other than Permitted Liens and liens in existence at the time of the acquisition, (y) in the case of Real Estate owned by a Credit Party within forty-five days of such Acquisition, then current A.L.T.A. surveys, certified to Agent by a licensed surveyor only if required to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception and (z) an environmental site assessment prepared by a qualified firm reasonably acceptable to Agent, in form and substance satisfactory to Agent. In addition to the obligations set forth in Sections 4.6 and 4.13(w), within forty-five days after written notice from Agent to Credit Parties that any Real Estate is located in a Special Flood Hazard Area, Credit Parties shall satisfy the Federal Flood Insurance requirements of Section 4.6. As to any leasehold or occupancy interest acquired by a Credit Party, the requirements of this Section 4.13 shall be waived if the applicable lease or occupancy agreement does not permit the same and the landlord fails to permit the same after reasonable efforts by the Credit Parties.
     4.14 Environmental Matters. Each Credit Party shall comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance) or that is required by orders and directives of any Governmental Authority except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Environmental Liability. Without limiting the foregoing, if an Event of Default is continuing or if Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Credit Party or that there exist any Environmental Liabilities that in each case could be reasonably be expected to result in Material Environmental Liabilities, then each Credit Party shall, promptly upon receipt of request from Agent, cause the performance of, and allow Agent and its Related Persons access to such Real Estate for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as Agent may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent.
ARTICLE V.
NEGATIVE COVENANTS
     Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:
     5.1 Limitation on Liens. No Credit Party shall directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):
          (a) any Lien existing on the Property of a Credit Party on the Effective Date and set forth in Schedule 5.1 securing Indebtedness permitted by subsection 5.5(c), including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by subsection 5.5(c);
(b) any Lien created under any Loan Document;
          (c) Liens for taxes, fees, assessments or other governmental charges (i) that are not more than 30 days past due or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 4.7 or which are otherwise bonded, insured over or guaranteed and being disputed in good faith and by appropriate proceedings diligently prosecuted, which proceedings (other than in the case of an Australian Credit Party) have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;
          (d) Liens imposed by law (including, without limitation, Liens in favor of customers for equipment under order or in respect of advances paid in connection therewith) such as carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not past due by more than 60 days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;
          (e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;
          (f) Liens consisting of judgment or judicial attachment liens (other than for payment of taxes, assessments or other governmental charges permitted by clause (c) above), that do not constitute an Event of Default under Section 7.1(h);
          (g) easements, rights-of-way, zoning and other restrictions, encroachments, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which, in the aggregate, do not interfere in any material respect with the conduct of the businesses of any Credit Party or any Subsidiary of the Credit Parties or could not reasonably be expected to have a Material Adverse Effect;
          (h) Liens on any Property acquired or improved or held by any Credit Party or any Subsidiary of any Credit Party securing Indebtedness incurred or assumed (including any Permitted Refinancing thereof) for the purpose of financing (or refinancing) all or any part of the cost of acquiring or improving such Property and permitted under subsection 5.5(d); provided that (i) any such Lien attaches to such Property concurrently with or within 90 days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction and the proceeds thereof, and (iii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such Property; provided, further, that individual financing of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;
          (i) Liens securing Capital Lease Obligations permitted under subsection 5.5(d);

          (j) any interest or title of a lessee, a mortgage on the leasehold interest of any lessee, lessor or sublessor under any lease permitted or not prohibited by this Agreement;
          (k) non-exclusive IP Licenses granted by a Credit Party and leases or subleases (by a Credit Party as lessor or sublessor) to third parties in the not materially interfering with the business of the Credit Parties or any of their Subsidiaries in the aggregate;
          (l) Liens in favor of collecting banks arising by operation of law under Section 4-210 of the Uniform Commercial Code or, with respect to collecting banks located in the State of New York, under 4-208 of the Uniform Commercial Code;
          (m) Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;
          (n) (i) Liens in favor of customs and revenue authorities arising as a matter of law that secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business and (ii) pledges and deposits to secure reimbursement or indemnification obligations in respect of letters of credit (other than Letters of Credit) or bank guarantees issued to secure payment of custom duties in connection with the importation of goods;
          (o) Liens securing Indebtedness permitted under Section 5.5(f) and any Permitted Refinancing thereof;
          (p) Liens that are contractual rights of set-off relating to any bankers automated payment facilities; and
          (q) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights.
     5.2 Disposition of Assets. No Credit Party shall directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including the Stock of any Subsidiary of any Credit Party, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:
          (a) dispositions of inventory, supplies, materials and worn-out or surplus equipment (including Intellectual Property contained therein), no longer useful in the business of Holdings or any of its Subsidiaries, all in the Ordinary Course of Business;
          (b) dispositions (other than of (i) the Stock of any Subsidiary of any Credit Party to a Person other than another Credit Party or (ii) any Accounts of any Credit Party) not otherwise permitted hereunder which are made for fair market value; provided, that (i) at the time of any such disposition, no Event of Default shall exist or shall result from such disposition, (ii) not less than seventy-five percent (75%) of the aggregate sales price from such disposition shall be paid in cash; provided that the amount of any Indebtedness that is assumed by the transferee shall be deemed cash, (iii) the aggregate fair market value of all assets so sold by the Credit Parties, together, shall not exceed in any Fiscal Year $2,500,000 and (iv) after giving effect to such disposition, the Credit Parties are in compliance on a pro forma basis with the covenants set forth in Article VI if then tested, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered;
          (c) dispositions of Cash Equivalents;
          (d) transactions permitted under Section 5.1(k) and Section 5.3;
          (e) (i) sales, transfer, leases or other dispositions of assets to a Credit Party or (ii) sales, transfer, leases or other dispositions of assets to Subsidiaries that are not Credit Parties (it being understood that any such sale, transfer, lease or other disposition shall constitute an Investment subject to the restrictions set forth in Section 5.4(g) hereof);
          (f) sale and leaseback transactions permitted under Section 5.18;
          (g) Investments permitted under Section 5.4;
          (h) the sale or disposition on a non-recourse basis of past due Accounts as to which the Account Debtor (x) is not a Credit Party and (y) has become (or, in the reasonable judgment of the Borrowers, is likely to become) subject to the operation of any law relating to insolvency, bankruptcy or liquidation in any country or territory in which it carries on business or the jurisdiction of whose courts any part of its assets is subject; provided that such Accounts were not included as Eligible Accounts in the Borrowing Base Certificate most recently delivered; and
          (i) dispositions of any Property listed on Schedule 5.2.
     5.3 Consolidations and Mergers. No Credit Party shall consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except upon not less than five (5) Business Days prior written notice to Agent, (a) any Subsidiary of a Borrower may merge with, or dissolve or liquidate into, a Borrower or a Wholly-Owned Subsidiary of a Borrower which is both a Domestic Subsidiary and a Credit Party, provided that such Borrower or such Wholly-Owned Subsidiary which is a Domestic Subsidiary shall be the continuing or surviving entity and all actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Agent to secure the Obligations shall have been completed and (b) any Credit Party may merge with, or dissolve or liquidate into or convey, transfer or lease or otherwise dispose of all or substantially all of its assets, in each case, to another Credit Party; provided that both Credit Parties are organized under the laws of the same country and all actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Agent to secure the Obligations shall have been completed.
     5.4 Acquisitions; Loans and Investments. No Credit Party shall (i) purchase or acquire, or make any commitment to purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make or commit to make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination or (iii) make or purchase, or commit to make or purchase, any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including a Borrower, any Affiliate of a Borrower or any Subsidiary of a Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:
          (a) Investments in cash and Cash Equivalents;
          (b) (x) Investments by any Credit Party in or to any other Credit Party (other than Holdings or any Australian Credit Party), (y) Investments by any Credit Party which is a Foreign Subsidiary in or to any other Credit Party which is a Foreign Subsidiary (provided that both such Foreign Subsidiaries are organized under the laws of the same country) and (z) Investments in an aggregate principal amount not to exceed Aus$25,000,000 consisting of intercompany loans made by Holdings and/or Thermadyne Industries to Thermadyne Australia Pty Ltd. (“Thermadyne Australia”), as applicable, in connection with the recapitalization of Thermadyne Australia occurring during the Fiscal Year ending on December 31, 2010; provided, that, in connection with any such Investment by a Credit Party in the form of any extension of credit: (i) if any Credit Party executes and delivers to any Borrower or Credit Party a note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing by such Credit Party, subject to the Intercreditor Agreement, that Intercompany Note shall be pledged and delivered to Agent pursuant to the Guaranty and Security Agreement as additional collateral security for the Obligations; (ii) each Credit Party shall accurately record all intercompany transactions on its books and records as required by GAAP; and (iii) at the time any such intercompany loan or advance is made by any Borrower to any other Credit Party and after giving effect thereto, each such Borrower shall be Solvent;
          (c) Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to subsection 5.2(b) and Section 5.3;
          (d) Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers;
          (e) Investments existing on the Effective Date and set forth in Schedule 5.4;

          (f) loans or advances to employees permitted under Section 5.6;
          (g) any Credit Party may (x) make Investments in any non wholly-owned Domestic Subsidiary or any other Person organized under the laws of a state of the United States which, in each case, is not a Credit Party in an amount not to exceed $2,500,000 outstanding at any time, (y) make Investments in, or create, any wholly-owned Foreign Subsidiary and (z) make Investments in any joint venture; provided that, in the case of (y) and (z) above:
               (i) the aggregate amount of such Investments funded after the Effective Date permitted by clauses (y) and (z) of subsection 5.4(g) outstanding from time to time, (the “Outstanding Investment Amount”) shall not exceed $20,000,000; provided that when calculating the Outstanding Investment Amount at any point in time, the amount of such investments shall be reduced by the total of the amounts distributed on and after the after the Effective Date to any Credit Party on account of such Investments made in such wholly-owned Foreign Subsidiaries or joint ventures, even if such reduction reduces the Outstanding Investment Amount to less than $0; and
               (ii) 65% of the stock of any such direct wholly-owned Foreign Subsidiary (except in that in the case of an Australian Credit Party, 100% of such stock) shall be pledged to secure the Obligations;
          (h) Permitted Acquisitions;
          (i) Rate Contracts permitted under Section 5.9;
          (j) Investments resulting from pledges or deposits consisting of Permitted Liens;
          (k) Investments resulting from pledges and deposits referred to in Sections 5.3 and 5.4(b); and
          (l) other Investments by the Credit Parties in an aggregate amount outstanding at any time (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $5,000,000 (plus any interest, dividends, distributions and returns of capital actually received by the Credit Parties in respect of Investments made pursuant to this clause (l) after the Effective Date); provided, that if (i) the aggregate principal amount of Revolving Loans outstanding after giving pro forma effect to such Investments is less than $10,000,000, (ii) no Event of Default has occurred and is continuing, (iii) (x) average daily Availability for the consecutive ninety (90)-day period ending on the date such Investment is made, (y) projected average daily Availability for the consecutive ninety (90) day-period commencing on the date such Investment is made, and (z) Availability at the time such Investment is made, in each case, after giving pro forma effect thereto, is not less than the greater of (1) $24,000,000 and (2) forty percent (40%) of the Aggregate Revolving Loan Commitment at such time, and (iv) Agent shall have received a Covenant Certificate demonstrating that Fixed Charge Coverage Ratio as of the last day of the consecutive twelve-fiscal month period most recently ended prior to the date such Investment is made for which financial statements have been delivered pursuant to Section 4.1(b) is not less than 1.20 to 1.00, then the amount of such Investment shall not be limited and may exceed the $5,000,000 limitation set forth above.
Notwithstanding the foregoing, at any time when the outstanding aggregate amount of all Investments made under clauses (g) and (l) above exceeds $10,000,000, the following conditions shall apply to any additional Investments to be made under such clauses (g) and (l) above: (i) no Event of Default shall have occurred and be continuing and (ii) (x) average daily Availability for the consecutive ninety (90)-day period ending on the date such Investment is made, (y) projected average daily Availability for the consecutive ninety (90) day-period commencing on the date such Investment is made, and (z) Availability at the time such Investment is made, in each case, after giving pro forma effect thereto, shall not be less than the greater of (1) $9,000,000 and (2) fifteen percent (15%) of the Aggregate Revolving Loan Commitment at such time.
     5.5 Limitation on Indebtedness. No Credit Party shall create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
          (a) the Obligations;
          (b) Contingent Obligations with respect to (i) any Indebtedness permitted to be incurred under this Agreement, (ii) operating leases and other obligations of any Credit Party or any Subsidiary of a Credit Party not constituting Indebtedness enters into in the Ordinary Course of Business, and (iii) guarantees (other than guarantees of Indebtedness) entered into in the Ordinary Course of Business;
          (c) Indebtedness existing on the Effective Date and set forth in Schedule 5.5;
          (d) Indebtedness not to exceed the principal amount $30,000,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations, mortgage financing for purchase money Indebtedness or secured by Liens permitted by subsection 5.1(h) and Permitted Refinancings thereof;
          (e) unsecured intercompany Indebtedness permitted pursuant to subsection 5.4(b) or (g);
          (f) (i) Indebtedness under the Indenture not to exceed $260,000,000 in the aggregate principal amount at any time outstanding; provided, that additional Indebtedness (“Additional Senior Notes Indebtedness”) in an aggregate principal amount outstanding not to exceed $100,000,000 shall be permitted under this clause (f) if the following conditions are satisfied: (1) no Event of Default shall have occurred and be continuing, (2) such Additional Senior Notes Indebtedness shall be on terms and conditions substantially similar to those governing the Senior Notes, (3) 100% of the Net Issuance Proceeds of such Additional Senior Notes Indebtedness shall be used as consideration paid or payable in connection with Permitted Acquisitions, and (4) Agent shall have received a Covenant Certificate demonstrating that after giving pro forma effect to the incurrence of any such Additional Senior Notes Indebtedness, (x) Fixed Charge Coverage Ratio is not less than 1.20 to 1.00 and (y) Leverage Ratio is not greater than 4.75 to 1.00, in each case, as of the last day of the consecutive twelve-fiscal month period most recently ended prior to the date such Additional Senior Notes Indebtedness is incurred for which financial statements have been delivered pursuant to Section 4.1(b), and (ii) any Permitted Refinancing of any Indebtedness permitted by clause (i) above;
          (g) Indebtedness of Credit Parties that are Foreign Subsidiaries (excluding Capital Lease Obligations) in an aggregate outstanding principal amount not to exceed $5,000,000 and any Permitted Refinancing thereof;
          (h) (i) other unsecured Indebtedness not exceeding $100,000,000 in an aggregate principal amount at any time outstanding so long (i) as 100% of the Net Issuance Proceeds of such Indebtedness are used (x) to refinance or repay Indebtedness under the Senior Note Documents or Additional Senior Notes Indebtedness, (y) as consideration paid or payable in connection with Permitted Acquisitions or (z) to fund any Investments permitted under Section 5.4, (ii) Agent shall have received a Covenant Certificate demonstrating that after giving pro forma effect to the incurrence of any such Indebtedness, (x) Fixed Charge Coverage Ratio is not less than 1.20 to 1.00 and (y) Leverage Ratio is not greater than 4.75 to 1.00, in each case, as of the last day of the consecutive twelve-fiscal month period most recently ended prior to the date such Indebtedness is incurred for which financial statements have been delivered pursuant to Section 4.1(b), and (ii) any Permitted Refinancing of any Indebtedness permitted by clause (i) above;
          (i) Indebtedness pursuant to Rate Contract permitted pursuant to Section 5.8;
          (j) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to any Credit Party or Subsidiary of any Credit Party, pursuant to reimbursement or indemnification obligations to such Person, and incurred in the Ordinary Course of Business;
          (k) Indebtedness owed to any other Credit Party, to the extent permitted by Section 5.4; provided that Indebtedness of any Credit Party to any Credit Party or Subsidiary of a Credit Party shall be subordinated to the Obligations ;
          (l) (i) Indebtedness thereof in respect of (x) financing of insurance premiums, performance bonds, warranty bonds, bid bonds, appeal bonds, surety bonds and completion or performance guarantees and similar obligations, and (y) letters of credit, bank guarantees, banker’s acceptances and similar instruments issued as security for or in lieu of Indebtedness described in clause (x), in each case provided in the Ordinary Course of Business, including Indebtedness arising out of advances on exports, advances on imports, advances on trade receivables, customer prepayments and similar transactions in the Ordinary Course of Business and (ii) any Permitted Refinancing of any Indebtedness permitted by clause (i) above;
          (m) Indebtedness arising from (i) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn, or any other payment request or instruction made by any other means, against insufficient funds in the Ordinary Course of Business and (ii) corporate credit card programs, netting services or other cash management services in the Ordinary Course of Business;
          (n) assumed Indebtedness in connection with a Permitted Acquisition and any Permitted Refinancing thereof not exceeding $5,000,000;
          (o) Indebtedness arising from agreements of any Credit Party providing for indemnification, adjustment of purchase price, or similar obligations, in each case, incurred in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; and
          (p) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (o) above.
     5.6 Employee Loans and Transactions with Affiliates. No Credit Party shall enter into any transaction with any Affiliate of a Borrower or of any such Subsidiary, except:
          (a) as expressly permitted by this Agreement;
          (b) in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Credit Party or such Subsidiary upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of a Borrower or such Subsidiary;
          (c) loans or advances to employees of Credit Parties for travel, entertainment and relocation expenses and other ordinary business purposes in the Ordinary Course of Business not to exceed $1,000,000 in the aggregate outstanding at any time;
          (d) non-cash loans or advances made by Holdings to employees of Credit Parties that are simultaneously used by such Persons to purchase Stock or Stock Equivalents of Holdings;
          (e) dividends permitted by Section 5.11;
          (f) Investments permitted by Sections 5.4(b), (f), and (g);

          (g) sales of Stock of Holdings to Affiliates of the Credit Parties not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith;
          (h) any transaction with an Affiliate where the only consideration paid by any Credit Party is Stock of Holdings;
          (i) (x) the transactions as contemplated by the Related Documents and (y) the reimbursement of fees and expenses incurred by Sponsor and its Affiliates in connection with the transactions on the Effective Date in an amount set forth in the funds flow memorandum delivered by Credit Parties to Agent prior to the Effective Date;
          (j) any transaction permitted by Section 5.7; and
          (k) transactions existing as of the Effective Date as described in Schedule 5.6.
All such transactions in excess of $500,000 and existing as of the Effective Date are described in Schedule 5.6.
     5.7 Management Fees and Compensation. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, pay any management, consulting or similar fees to any Affiliate of any Credit Party or to any officer, director or employee of any Credit Party or any Affiliate of any Credit Party except:
          (a) payment of compensation to officers and employees for actual services rendered to the Credit Parties and their Subsidiaries in the Ordinary Course of Business;
          (b) payment of reasonable and customary directors’ fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director meetings;
          (c) payment of a management fee to Sponsor pursuant to the Management Agreement not to exceed, for each Fiscal Year, the greater of (x) $1,500,000 and (y) 2.5% of EBITDA for such Fiscal Year, payable in advance in quarterly installments on each March 31, June 30, September 30 and December 31 (or if any such date is not a Business Day, on the last Business Day preceding such date); provided, that in the event the payments of such management fee are less than the greater of (x) $1,500,000 and (y) 2.5% of EBITDA for any Fiscal Year, the Sponsor shall be paid an additional amount equal to such discrepancy for such Fiscal Year; provided, however, that the fees described in this clause (c) shall not be paid during any period while an Event of Default has occurred and is continuing or would arise as a result of such payment; provided, further any fees not paid due to the existence of an Event of Default shall be deferred and may be paid when no Event of Default exists;
          (d) reimbursement of reasonable out-of-pocket costs and expenses required to be paid pursuant to the Management Agreement;

          (e) so long as no Event of Default has occurred and is continuing, investment banking fees in connection with any Acquisition in accordance with the terms of the Management Agreement as in affect on the Effective Date; and
          (f) any transaction permitted by Section 5.6.
     5.8 Margin Stock; Use of Proceeds. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.
     5.9 Rate Contracts. No Credit Party shall enter into a Rate Contract other than Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation.
     5.10 Compliance with ERISA. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien on any asset of a Credit Party with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event.
     5.11 Restricted Payments. No Credit Party shall (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent, (ii) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent now or hereafter outstanding or (iii) make any prepayment of principal of, payment of premium, if any, or early redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Subordinated Indebtedness (the items described in clauses (i), (ii) and (iii) above are referred to as “Restricted Payments”); except that a Borrower or any Wholly-Owned Subsidiary of a Borrower may make Restricted Payments to a Borrower or any Wholly-Owned Subsidiary of a Borrower, and except that:
          (a) Holdings may declare and make Restricted Payments payable solely in its Stock or Stock Equivalents; and
          (b) payments to Holdings to permit Holdings, and the subsequent use of such payments by Holdings (or its direct or indirect parent), to repurchase or redeem Stock of Holdings or any direct or indirect parent thereof held by former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Credit Party, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any Fiscal Year, the sum of (x) $3,000,000, plus (y) the amount of any Net Issuance Proceeds received by or contributed to any Credit Party from the issuance and sale since the Effective Date of Stock of Holdings or any direct or indirect parent thereof to officers, directors or employees of any

Credit Party that have not been used to make any repurchases, redemptions or payments under this clause (b) or utilized to make acquisitions under Section 5.6(h), plus (z) the net cash proceeds of any “key-man” life insurance policies of any Credit Party that have not been used to make any repurchases, redemptions or payments under this clause (b); provided all of the following conditions are satisfied:
               (i) no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment;
               (ii) after giving effect to such Restricted Payment, the Credit Parties are in compliance on a pro forma basis with the covenants set forth in Article VI, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered; and
               (iii) after giving effect to such Restricted Payment, Availability is not less than $15,000,000;
          (c) whether or not an Event of Default has occurred or is continuing, in the event the Credit Parties file a consolidated, combined, unitary or similar type income tax return with Holdings, the Credit Parties may make distributions to Holdings to permit Holdings to pay federal and state income and franchise taxes then due and payable and other similar licensing expenses incurred in the Ordinary Course of Business provided, that the amount of such distribution shall not be greater than the amount of such taxes or expenses that would have been due and payable by the Credit Parties and their relevant Subsidiaries had the Credit Parties not filed a consolidated, combined, unitary or similar type return with Holdings;
          (d) (i) to the extent actually used by Holdings to pay such taxes, costs and expenses, payments by the Credit Parties to or on behalf of Holdings in an amount sufficient to pay fees required to maintain the legal existence of Holdings and (ii) payments by the Credit Parties to or on behalf of Holdings in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the Ordinary Course of Business of Holdings, in the case of clauses (i) and (ii) in an aggregate amount not to exceed $250,000 in any Fiscal Year;
          (e) the payments contemplated by Sections 5.7(a), (b) and (c), subject to the limitations set forth therein;
          (f) dividends to Holdings (or any direct or indirect parent thereof) the proceeds of which are used to make cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options, or other securities convertible into or exchangeable for Stock in an amount not to exceed $10,000 in any Fiscal Year;
          (g) dividends constituting non-cash repurchases of Stock of Holdings (or any direct or indirect parent thereof) deemed to occur upon exercise of stock options or warrants (or equivalent) if such Stock represent a portion of the exercise price of such options or warrants;

          (h) any non-Wholly-Owned Subsidiary of a Credit Party may declare and make dividend payments and other distributions so long as a Borrower or any Wholly-Owned Subsidiary of Holdings receives its pro rata share of such dividend or other distribution;
          (i) Restricted Payments with respect to Subordinated Indebtedness to the extent permitted by the relevant subordination agreement; and
          (j) So long as no Event of Default has occurred and is continuing, Restricted Payments to Holdings for distribution by Holdings to its direct or indirect parent in an amount not to exceed $10,000,000 for any consecutive twelve-fiscal month period; provided that: (i) (x) average daily Availability for the consecutive ninety (90)-day period ending on the date such Restricted Payment is made, (y) projected average daily Availability for the consecutive ninety (90) day-period commencing on the date such Restricted Payment and (z) Availability at the time such Restricted Payment is made, in each case, after giving pro forma effect thereto, is not less than the greater of (1) $15,000,000 and (2) twenty-five percent (25%) of the Aggregate Revolving Loan Commitment at such time, and (ii) Agent shall have received a Covenant Certificate demonstrating that Fixed Charge Coverage Ratio as of the last day of the consecutive twelve-fiscal month period most recently ended prior to the date such Restricted Payment is made for which financial statements have been delivered pursuant to Section 4.1(b), is not less than 1.20 to 1.00; provided, further, that that if (A) the aggregate principal amount of Revolving Loans outstanding after giving pro forma effect to such Restricted Payment is less than $10,000,000, (B) no Event of Default has occurred and is continuing, (C) (x) average daily Availability for the consecutive ninety (90)-day period ending on the date such Restricted Payment is made, (y) projected average daily Availability for the consecutive ninety (90) day-period commencing on the date such Restricted Payment is made, and (z) Availability at the time such Restricted Payment is made, in each case, after giving pro forma effect thereto, is not less than the greater of (1) $24,000,000 and (2) forty percent (40%) of the Aggregate Revolving Loan Commitment at such time, and (iv) Agent shall have received a Covenant Certificate demonstrating that Fixed Charge Coverage Ratio as of the last day of the consecutive twelve-fiscal month period most recently ended prior to the date such Restricted Payment is made for which financial statements have been delivered pursuant to Section 4.1(b), is not less 1.20 to 1.00, then the amount of such Restricted Payment shall not be limited and may exceed the $10,000,000 limitation set forth above.
     5.12 Change in Business. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in any line of business different from those lines of business carried on by it on the date hereof or which are similar, reasonably related, ancillary or complimentary thereto or are reasonable extensions thereof. Holdings shall not engage in any business activities or own any Property other than (i) ownership of the Stock and Stock Equivalents of Thermadyne Holdings, (ii) activities and contractual rights incidental to the foregoing and maintenance of its corporate existence and legal, tax and accounting matters in connection with any other activity permitted hereunder, (iii) performance of its obligations under the Related Agreements to which it is a party and

(iv) activities in connection with non-consensual obligations and Liens permitted hereunder.
     5.13 Change in Structure. Except as expressly permitted under Section 5.3, no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, make any material changes in its equity capital structure, issue any Stock or Stock Equivalents or amend any of its Organization Documents, in each case, in a manner adverse to Agent or Lenders in any material respect.
     5.14 Changes in Accounting, Name or Jurisdiction of Organization. No Credit Party shall, and no Credit Party shall suffer or permit any of its consolidated Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (ii) change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party, (iii) in the case of a Credit Party, (x) change its name as it appears in official filings in its jurisdiction of organization, (y) change its jurisdiction of organization, or (z) change the type of its organization, in the case of clauses (iii)(x) and (z), without at least ten (10) Business Days’ (or such shorter period as Agent may agree in its sole discretion) prior written notice to Agent and the Credit Parties shall have taken such actions as are reasonably required to maintain Agent’s Lien in the Collateral.
     5.15 Amendments to Related Agreements and Other Agreements.
          (a) No Credit Party shall and no Credit Party shall permit any of its Subsidiaries party to any such agreement, to (i) amend, supplement, waive or otherwise modify any provision of, any Related Agreement (other than the Senior Note Documents) in a manner adverse in any material respect to Agent or Lenders or which would reasonably be expected to have a Material Adverse Effect, or (ii) take or fail to take any action under any Related Agreement that would reasonably be expected to have a Material Adverse Effect.
          (b) No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries directly or indirectly to, change or amend the terms of any Senior Note Documents or any Subordinated Indebtedness not subject to a subordination agreement, if the effect of such change or amendment is to: (i) increase the interest rate on such Indebtedness by more than 200 basis points per annum; (ii) shorten the dates upon which payments of principal or interest are due on such Indebtedness; (iii) add or change in a manner materially adverse to the Credit Parties any event of default or add or make materially more restrictive any covenant with respect to such Indebtedness; (iv) change in a manner adverse to the Credit Parties the prepayment provisions of such Indebtedness; (v) change the subordination provisions thereof (or the subordination terms of any guaranty thereof), if any; or (vi) change or amend any other term thereof if such change or amendment would materially increase the obligations of the Credit Parties or confer additional material rights on the holder of such Indebtedness in a manner adverse to the Credit Parties, Agent or Lenders.

     5.16 No Further Negative Pledges.
          (a) No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, (i) directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Credit Party or Subsidiary to pay dividends or make any other distribution on any of such Credit Party’s or Subsidiary’s Stock or Stock Equivalents or to pay fees, including management fees, or make other payments and distributions to a Borrower or any other Credit Party or (ii) directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of the Credit Parties’ assets in favor of Agent to secure the Obligations, whether now owned or hereafter acquired except, in each case of (i) and (ii) above, for such restrictions and encumbrances existing under or by reason of (1) applicable Requirements of Law; (2) this Agreement, the other Loan Documents and any instrument governing Indebtedness permitted under Section 5.5(f); (3) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Credit Party; (4) customary provisions restricting assignment of any agreement entered into by a Credit Party in the Ordinary Course of Business; (5) any holder of a Lien permitted by Sections 5.1(a), (c), (d), (e), (f), (g), (l), (m), (n), (o) and (q) restricting the transfer of the property subject thereto; (6) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 5.4 pending the consummation of such sale; (7) any agreement in effect at the time such Credit Party becomes a Credit Party, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Credit Party and not pertaining to Accounts, Inventory or depository accounts; (8) without affecting the Credit Parties’ obligations under Section 4.13, customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the Ordinary Course of Business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; (9) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the Ordinary Course of Business; (10) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired and not pertaining to Accounts, Inventory or depository accounts; (11) restrictions pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Stock of or property held in the subject joint venture; (12) any instruments governing Indebtedness of any Subsidiary of Holdings that is not a Credit Party; provided, that such instruments do not limit any Credit Party with respect to any action described in clauses (i) and (ii) above by such Credit Party; or (13) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3), (8) or (12) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

          (b) No Credit Party shall issue any Stock or Stock Equivalents (i) if such issuance would result in an Event of Default under subsection 7.1(k) and (ii) unless such Stock and Stock Equivalents (other than the Stock and Stock Equivalents of Holdings) are pledged to Agent, for the benefit of the Secured Parties, as security for the Obligations, on substantially the same terms and conditions as the Stock and Stock Equivalents of the Credit Parties are pledged to Agent as of the Effective Date.
     5.17 OFAC; Patriot Act. No Credit Party shall fail to comply in any material respects with the laws, regulations and executive orders referred to in Sections 3.30 and 3.31.
     5.18 Sale-Leasebacks. No Credit Party shall engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets (a “Sale-Lease Back Transaction”) unless (i) the sale of such Property is permitted by Section 5.2(b) and (ii) any Liens arising in connection with its use of such Property are permitted by Section 5.1.
     5.19 Hazardous Materials. Except as could not reasonably be expected to result in Material Environmental Liabilities, no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any Real Estate (whether or not owned by any Credit Party or any Subsidiary of any Credit Party).
     5.20 Prepayments of Other Indebtedness. No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled due date or maturity, other than (a) the Obligations, (b) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in a transaction permitted hereunder, (c) with proceeds of any Permitted Refinancing of Indebtedness permitted under Section 5.5, (d) prepayments of other Indebtedness (excluding Subordinated Indebtedness) so long as (i) the principal amounts prepaid do not exceed $25,000,000 in the aggregate for any consecutive twelve-fiscal month period, (ii) no Event of Default has occurred and is continuing, (iii) (x) average daily Availability for the consecutive ninety (90)-day period ending on the date such prepayment is made, (y) projected average daily Availability for the consecutive ninety (90) day-period commencing on the date such prepayment is made, and (z) Availability at the time such prepayment is made, in each case, after giving pro forma effect to such prepayment, is not less than the greater of (1) $15,000,000 and (2) twenty-five percent (25%) of the Aggregate Revolving Loan Commitment at such time, and (iv) Agent shall have received a Covenant Certificate demonstrating that Fixed Charge Coverage Ratio as of the last day of the consecutive twelve-fiscal month period most recently ended prior to the date such repayment is made for which financial statements have been delivered pursuant to Section 4.1(b) is not less than 1.20 to 1.00; provided, further, that if (i) the aggregate principal amount of Revolving Loans outstanding after giving pro forma effect to such prepayment is less than $10,000,000, (ii) no Event of Default has occurred and is continuing, (iii) (x) average daily Availability for the consecutive ninety (90)-day period ending on the date such prepayment is made, (y) projected average daily Availability for the consecutive ninety (90) day-period commencing on the date such prepayment is made, and (z) Availability at the time such prepayment is made, in each case, after giving pro forma effect to such prepayment, is not less than the greater of (1) $24,000,000 and (2) forty percent (40%) of the Aggregate Revolving Loan Commitment at such time, and (iv) Agent shall have received a Covenant Certificate demonstrating that Fixed Charge Coverage Ratio as of the last day of the consecutive twelve-fiscal month period most recently ended prior to the date such repayment is made for which financial statements have been delivered pursuant to Section 4.1(b) is not less than 1.20 to 1.00, then the amount of any such prepayment (including with respect to Subordinated Debt) shall not be limited and may exceed the $25,000,000 limitation set forth above, and (e) prepayment of intercompany Indebtedness to Credit Parties.
ARTICLE VI.
FINANCIAL COVENANT
     Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:
     6.1 Fixed Charge Coverage Ratio. With respect to any date on which Availability is less than the Availability Threshold, the Fixed Charge Coverage Ratio for the four-Fiscal Quarter period ending on the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to subsection 4.1(b) shall not be less than 1.10 to 1.00. “Fixed Charge Coverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2(b).
ARTICLE VII.
EVENTS OF DEFAULT
     7.1 Events of Default. Any of the following shall constitute an “Event of Default”:
          (a) Non-Payment. Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of, or interest on, any Loan, including after maturity of the Loans, or to pay any L/C Reimbursement Obligation or (ii) to pay within five (5) Business Days after the same shall become due, any fee or any other amount payable hereunder or pursuant to any other Loan Document;
          (b) Representation or Warranty. (i) Any representation, warranty or certification by or on behalf of any Credit Party made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made or (ii) any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect (other than (A) inadvertent errors not resulting in overstating the Borrowing Base set forth therein by an amount in excess of $500,000 in the aggregate in any Borrowing Base Certificate, (B) errors understating the Borrowing Base and (C) errors occurring when Availability continues to exceed the Availability Threshold after giving effect to the correction of such errors);
          (c) Specific Defaults. Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of subsection 4.2(a), 4.2(b), 4.2(d), 4.3(a) or 9.10(d), Section 4.6, 4.9, 4.10 or 4.11 or Article V or VI;
          (d) Other Defaults. Any Credit Party fails to perform or observe (i) any term, covenant or agreement contained in Section 4.1 and such default shall continue unremedied for a period of three (3) days after the occurrence thereof or (ii) any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (x) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (y) the date upon which written notice thereof is given to the Borrower Representative by Agent or Required Lenders;
          (e) Cross-Default. Any Credit Party (i) fails to make any payment of principal or interest in respect of any Indebtedness (other than the Obligations and Indebtedness owing by any Credit Party to any other Credit Party) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $500,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness (other than Indebtedness owing by one Credit Party to another Credit Party permitted hereunder or earnouts permitted hereunder), if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders of such Indebtedness) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded;
          (f) Insolvency; Voluntary Proceedings. Any Credit Party: (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) makes an assignment for the benefit of creditors; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the actions set forth in clause (iii) above;

          (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of such Person’s Property and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party acquiesces in the appointment of a receiver, trustee, custodian, controller, manager, conservator, liquidator, mortgagee in possession (or agent therefor), administrator, administrative receiver, or other similar Person for itself or a substantial portion of its Property or business;
          (h) Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties involving in the aggregate a liability of $5,000,000 or more (excluding amounts covered by insurance to the extent the relevant independent third party insurer has not denied coverage therefor), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) consecutive days after the entry thereof;
          (i) Non-Monetary Judgments. One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Credit Parties or any of their respective Subsidiaries which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of sixty (60) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
          (j) Collateral. Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party party thereto or any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or other than with respect to any non-material Collateral, any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens; or
          (k) Ownership. (i) Sponsor at any time fails to own beneficially, directly or indirectly, at least fifty-one percent (51%) of the issued and outstanding voting Stock of Holdings or, in any event, Stock representing voting control of the Borrowers; or (ii) Holdings ceases to own directly or indirectly one hundred percent (100%) of the issued and outstanding Stock and Stock Equivalents of the Credit Parties, in each instance in clauses (i), and (ii), free and clear of all Liens, rights, options, warrants or other similar agreements or understandings, other than Liens in favor of Agent, for the benefit of the Secured Parties; or (iv) “Change of Control” (as defined in the Indenture shall occur.

     7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent may, and shall at the request of the Required Lenders:
          (a) declare all or any portion of the Commitment of each Lender to make Loans or of the L/C Issuer to issue Letters of Credit to be suspended or terminated, whereupon such Commitments shall forthwith be suspended or terminated;
          (b) declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or
          (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;
provided, however, that upon the occurrence of any event specified in subsection 7.1(f) or 7.1(g) above (in the case of clause (i) of subsection 7.1(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans and the obligation of the L/C Issuer to issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agent, any Lender or the L/C Issuer.
     7.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.
     7.4 Cash Collateral for Letters of Credit. If an Event of Default has occurred and is continuing, if this Agreement (or the Revolving Loan Commitment) shall be terminated in accordance with the terms hereof or if otherwise required by the terms hereof, Agent may, and upon request of Required Lenders, shall, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 7.2), and the Borrowers shall thereupon deliver to Agent, to be held for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, an amount of cash equal to 105% of the amount of L/C Reimbursement Obligations as additional collateral security for Obligations. Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Credit Parties’ Obligations. The remaining balance of the cash collateral will be returned to the Borrowers when all Letters of Credit have been terminated or discharged, all Commitments have been terminated and all Obligations have been paid in full in cash.

ARTICLE VIII.
THE AGENT
     8.1 Appointment and Duties.
          (a) Appointment of Agent. Each Lender and each L/C Issuer hereby appoints GE Capital (together with any successor Agent pursuant to Section 8.9) as Agent hereunder and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (iii) exercise such powers as are incidental thereto.
          (b) Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in subsection 7.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in subsection 7.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender and L/C Issuer to act as collateral sub-agent for Agent, the Lenders and the L/C Issuers for purposes of the perfection of Liens with respect to any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender or L/C Issuer, and may further authorize and direct the Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.
          (c) Limited Duties. Under the Loan Documents, Agent (i) is acting solely on behalf of the Secured Parties (except to the limited extent provided in subsection 1.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”,

“Agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.
     8.2 Binding Effect. Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are incidental thereto, shall be authorized and binding upon all of the Secured Parties.
     8.3 Use of Discretion.
          (a) Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law; and
          (b) Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or its Affiliates that is communicated to or obtained by Agent or any of its Affiliates in any capacity.
          (c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with the Loan Documents for the benefit of all the Lenders and the L/C Issuer; provided that the foregoing shall not prohibit (i) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) each of the L/C Issuer and the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 9.11 or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law; and provided further that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 7.2 and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 9.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
     8.4 Delegation of Rights and Duties. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article VIII to the extent provided by Agent.
     8.5 Reliance and Liability.
          (a) Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.
          (b) None of Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party, Holdings, each Borrower and each other Credit Party hereby waive and shall not assert (and each of Holdings and the Borrowers shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Agent:
               (i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);
               (ii) shall not be responsible to any Lender, L/C Issuer or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness,

sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;
               (iii) makes no warranty or representation, and shall not be responsible, to any Lender, L/C Issuer or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents; and
               (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower Representative, any Lender or L/C Issuer describing such Default or Event of Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders);
and, for each of the items set forth in clauses (i) through (iv) above, each Lender, L/C Issuer, Holdings and each Borrower hereby waives and agrees not to assert (and each of Holdings and each Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon.
          (c) Each Lender and L/C Issuer (i) acknowledges that it has performed and will continue to perform its own diligence and has made and will continue to make its own independent investigation of the operations, financial conditions and affairs of the Credit Parties and (ii) agrees that is shall not rely on any audit or other report provided by Agent or its Related Persons (an “Agent Report”). Each Lender and L/C Issuer further acknowledges that any Agent Report (i) is provided to the Lenders and L/C Issuers solely as a courtesy, without consideration, and based upon the understanding that such Lender or L/C Issuer will not rely on such Agent Report, (ii) was prepared by Agent or its Related Persons based upon information provided by the Credit Parties solely for Agent’s own internal use, (iii) may not be complete and may not reflect all information and findings obtained by Agent or its Related Persons regarding the operations and condition of the Credit Parties. Neither Agent nor any of its Related Persons makes any representations or warranties of any kind with respect to (i) any existing or proposed financing, (ii) the accuracy or completeness of the information contained in any Agent Report or in any related documentation, (iii) the scope or adequacy of Agent’s and its Related Persons’ due diligence, or the presence or absence of any errors or omissions contained in any Agent Report or in any related documentation, and (iv) any work performed by Agent or Agent’s Related Persons in connection with or using any Agent Report or any related documentation.
          (d) Neither Agent nor any of its Related Persons shall have any duties or obligations in connection with or as a result of any Lender or L/C Issuer receiving a copy of any Agent Report. Without limiting the generality of the forgoing, neither Agent nor any of its Related Persons shall have any responsibility for the accuracy or completeness of any Agent Report, or the appropriateness of any Agent Report for any Lender’s or L/C Issuer’s purposes, and shall have no duty or responsibility to correct or update any Agent Report or disclose to any Lender or L/C Issuer any other information not embodied in any Agent Report, including any supplemental information obtained after the date of any Agent Report. Each Lender and L/C Issuer releases, and agrees that it will not assert, any claim against Agent or its Related Persons that in any way relates to any Agent Report or arises out of any Lender or L/C Issuer having access to any Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless Agent and its Related Persons from all claims, liabilities and expenses relating to a breach by any Lender or L/C Issuer arising out of such Lender’s or L/C Issuer’s access to any Agent Report or any discussion of its contents.
     8.6 Agent Individually. Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Revolving Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Revolving Lender or as one of the Required Lenders or Required Lenders, respectively.
     8.7 Lender Credit Decision.
          (a) Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon Agent, any Lender or L/C Issuer or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders or L/C Issuers, Agent shall not have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of Agent or any of its Related Persons.
          (b) If any Lender or L/C Issuer has elected to abstain from receiving MNPI concerning the Credit Parties or their Affiliates, such Lender or L/C Issuer acknowledges that, notwithstanding such election, Agent and/or the Credit Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and contractual obligations and applicable law, including federal and state securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender or L/C Issuer hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Agent and the Credit Parties upon request therefor by Agent or the Credit Parties. Notwithstanding such Lender’s or L/C Issuer’s election to abstain from receiving MNPI, such Lender or L/C Issuer acknowledges that if such Lender or L/C Issuer chooses to communicate with Agent, it assumes the risk of receiving MNPI concerning the Credit Parties or their Affiliates.
     8.8 Expenses; Indemnities; Withholding.
          (a) Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.
          (b) Each Lender further agrees to indemnify Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, from and against Liabilities (including, to the extent not indemnified pursuant to Section 8.8(c), taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.
          (c) To the extent required by any applicable law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), or Agent reasonably determines that it was required to withhold taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under this Section 8.8(c).
     8.9 Resignation of Agent or L/C Issuer.
          (a) Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower Representative, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 8.9. If Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent. If, within 30 days after the retiring Agent having given notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. Each appointment under this clause (a) shall be subject to the prior consent of the Borrowers, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.
          (b) Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 8.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.
     8.10 Release of Collateral or Guarantors. Each Lender and L/C Issuer hereby consents to the release and hereby directs Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:
          (a) any Subsidiary of a Borrower from its guaranty of any Obligation if all of the Stock and Stock Equivalents of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent); and
          (b) any Lien held by Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a waiver or consent), (ii) any property subject to a Lien permitted hereunder in reliance upon subsection 5.1(h) or 5.1(i) and (iii) all of the Collateral and all Credit Parties, upon (A) termination of the Revolving Loan Commitments, (B) payment and satisfaction in full of all Loans, all L/C Reimbursement Obligations and all other Obligations under the Loan Documents and all Obligations arising under Secured Rate Contracts, that Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable, (C) deposit of cash collateral with respect to all contingent Obligations (or, as an alternative to cash collateral in the case of any Letter of Credit Obligation, receipt by Agent of a back-up letter of credit), in amounts and on terms and conditions and with parties satisfactory to Agent and each Indemnitee that is, or may be, owed such Obligations (excluding contingent Obligations (other than L/C Reimbursement Obligations) as to which no claim has been asserted) and (D) to the extent requested by Agent, receipt by Agent and the Secured Parties of liability releases from the Credit Parties each in form and substance acceptable to Agent.
Each Lender and L/C Issuer hereby directs Agent, and Agent hereby agrees, upon receipt of at least five (5) Business Days’ advance notice from the Borrower Representative, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.10.
     8.11 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Agent, shall confirm such agreement in a writing in form and substance acceptable to Agent) this Article VIII and Sections 9.3, 9.9, 9.10, 9.11, 9.17, 9.24 and 10.1 (and, solely with respect to L/C Issuers, subsection 1.1(b)) and the decisions and actions of Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of Agent, the Lenders and the L/C Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.
ARTICLE IX.
MISCELLANEOUS
     9.1 Amendments and Waivers.
          (a) No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent with the consent of the Required Lenders), and the Borrowers (provided that the consent of Borrowers shall not be required for an amendment or waiver of any provision of the Intercreditor Agreement), and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly affected thereby (or by Agent with the consent of all the Lenders directly affected thereby), in addition to the Required Lenders (or by Agent with the consent of the Required Lenders) and the Borrowers, do any of the following:
               (i) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to subsection 7.2(a));
               (ii) postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Lenders (or any of them) or L/C Issuer hereunder or under any other Loan Document;
               (iii) reduce the principal of, or the rate of interest specified herein or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, including L/C Reimbursement Obligations;
               (iv) amend or modify subsection 1.10(c);
               (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

               (vi) amend this Section 9.1 or the definition of Required Lenders or any provision providing for consent or other action by all Lenders; or
               (vii) discharge any Credit Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;
it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (v), (vi) and (vii).
          (b) No amendment, waiver or consent shall, unless in writing and signed by Agent, the Swingline Lender or the L/C Issuer, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Agent, the Swingline Lender or the L/C Issuer, as applicable, under this Agreement or any other Loan Document. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Rate Contracts resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to any Secured Swap Provider becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider, shall be effective without the written consent of such Secured Swap Provider or, in the case of a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, GE Capital.
          (c) Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be, or have its Loans and Commitments, included in the determination of “Required Lenders” or “Lenders directly affected” pursuant to this Section 9.1) for any voting or consent rights under or with respect to any Loan Document, except that a Non-Funding Lender shall be treated as an “affected Lender” for purposes of Section 9.1(a)(i) and 9.1(a)(iii) solely with respect to an increase in such Non-Funding Lender’s Commitments, a reduction of the principal amount owed to such Non-Funding Lender or, unless such Non-Funding Lender is treated the same as the other Lenders holding Loans of the same type, a reduction in the interest rates applicable to the Loans held by such Non-Funding Lender. Moreover, for the purposes of determining Required Lenders, the Loans and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.
          (d) Notwithstanding anything to the contrary contained in this Section 9.1, (x) Borrowers may amend Schedules 3.19 and 3.21 upon notice to Agent, (y) Agent may amend Schedule 1.1(a) to reflect Sales entered into pursuant to Section 9.9, and (z) Agent and Borrowers may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, or (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Credit Parties; provided that no Accounts or Inventory of such Person shall be included as Eligible Accounts or Eligible Inventory until a field examination (and, if required by Agent, an Inventory appraisal) with respect thereto has been completed to the reasonable satisfaction of Agent, including the establishment of Reserves required in Agent’s Permitted Discretion.
     9.2 Notices.
          (a) Addresses. All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on the applicable signature page hereto, (ii) posted to Intralinks ® (to the extent such system is available and set up by or at the direction of Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-code fax coversheet or using such other means of posting to Intralinks ® as may be available and reasonably acceptable to Agent prior to such posting, (iii) posted to any other E-System approved by or set up by or at the direction of Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrowers, Agent and the Swingline Lender, to the other parties hereto and (B) in the case of all other parties, to the Borrower Representative and Agent. Transmissions made by electronic mail or E-Fax to Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of Agent applicable at the time and previously communicated to Borrower Representative, and (z) if receipt of such transmission is acknowledged by Agent.
          (b) Effectiveness. (i) All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Agent pursuant to Article I shall be effective until received by Agent.
               (ii) The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete except as expressly noted in such communication or E-System.

          (c) Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.
     9.3 Electronic Transmissions.
          (a) Authorization. Subject to the provisions of subsection 9.2(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.
          (b) Signatures. Subject to the provisions of subsection 9.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.
          (c) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and this Section 9.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.
          (d) LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS

AVAILABLE”. NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of each Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.
     9.4 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.
     9.5 Costs and Expenses. Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent or Required Lenders, shall be at the expense of such Credit Party, and neither Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein. In addition, the Borrowers agree to pay or reimburse upon demand (a) Agent for all out-of-pocket costs and expenses incurred by it or any of its Related Persons, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs of Agent, the cost of environmental audits, Collateral audits and appraisals, background checks and similar expenses, (b) Agent for all costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Agent for its examiners), (c) each of Agent, its Related Persons, and L/C Issuer for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding)

related to any Credit Party, any Subsidiary of any Credit Party, Loan Document, Obligation or Related Transaction (or the response to and preparation for any subpoena or request for document production relating thereto), including Attorney Costs and (d) fees and disbursements of Attorney Costs of one law firm on behalf of all Lenders (other than Agent) incurred in connection with any of the matters referred to in clause (c) above.
     9.6 Indemnity.
          (a) Each Credit Party agrees to indemnify, hold harmless and defend Agent, each Lender, each L/C Issuer and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Related Agreement, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of the Target, any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 9.6 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, each of each Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.
          (b) Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any Real Estate of any Credit Party or any Related Person of any Credit Party, whether or not, with respect to any such

Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by Agent or following Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable solely to acts of such Indemnitee.
     9.7 Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any property in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from a Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.
     9.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.9, and provided further that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.
     9.9 Assignments and Participations; Binding Effect.
          (a) Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrowers, the other Credit Parties signatory hereto and Agent and when Agent shall have been notified by each Lender that such Lender has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, Holdings, the Borrowers, the other Credit Parties hereto (in each case except for Article VIII), Agent, each Lender and each L/C Issuer receiving the benefits of the Loan Documents and, to the extent provided in Section 8.11, each other Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 8.9), none of Holdings, any Borrower, any other Credit Party, any L/C Issuer or Agent shall have the right to assign any rights or obligations hereunder or any interest herein.
          (b) Right to Assign. Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letters of Credit) to (i) any existing Lender (other than a Non-Funding Lender or Impacted Lender), (ii) any Affiliate or Approved Fund of any existing Lender (other than a Non-Funding Lender or Impacted Lender) or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to Agent and, with respect to Sales of Revolving Loan Commitments, each L/C Issuer that is a Lender and, as long as no Event of Default is continuing, the Borrower Representative (which acceptances shall be deemed to have been given unless an objection is delivered to Agent within five (5) Business Days after notice of a proposed sale is delivered to Borrower Representative); provided, however, that (w) for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Commitments and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of the Borrower Representative (to the extent required) and Agent, (x) such Sales shall be effective only upon the acknowledgement in writing of such Sale by Agent, (y) interest accrued prior to and through the date of any such Sale may not be assigned, and (z) such Sales by Lenders who are Non-Funding Lenders due to clause (a) of the definition of Non-Funding Lender shall be subject to Agent’s prior written consent in all instances, unless in connection with such Sale, such Non-Funding Lender cures, or causes the cure of, its Non-Funding Lender status as contemplated in subsection 1.11(e)(v). Agent’s refusal to accept a Sale to a Credit Party, an Affiliate of a Credit Party, a holder of Subordinated Debt or an Affiliate of such a holder, or to any Person that would be a Non-Funding Lender or an Impacted Lender, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable.
          (c) Procedure. The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to Agent an Assignment via an electronic settlement system designated by Agent (or, if previously agreed with Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to Agent), any tax forms required to be delivered pursuant to Section 10.1 and payment of an assignment fee in the amount of $3,500 to Agent, unless waived or reduced by Agent; provided, that (i) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such Assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by Agent). Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iii) of subsection 9.9(b), upon Agent (and the Borrower Representative, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, Agent shall record or cause to be recorded in the Register the information contained in such Assignment.
          (d) Effectiveness. Subject to the recording of an Assignment by Agent in the Register pursuant to subsection 1.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).
          (e) Grant of Security Interests. In addition to the other rights provided in this Section 9.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.
          (f) Participants and SPVs. In addition to the other rights provided in this Section 9.9, each Lender may, (x) with notice to Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from Agent or the Borrowers, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article X, but, with respect to Section 10.1, only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to subsection 10.1(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of subsection 9.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vi) of subsection 9.1(a). No party hereto shall institute (and each Borrower and Holdings shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.
          (g) In the event that any Lender grants an option to an SPV or sells a participation pursuant to this Section 9.9(g), such Lender shall maintain with respect to such SPV option or participation, acting solely for this purpose as an agent of the Borrower, a register comparable to the Register (the “Participant Register”). Interests in the rights and/or obligations of a Lender under this Agreement may be participated in whole or in part only by registration of such SPV option or participation on such Participant Register. If requested by the Agent or the Borrower, such Lender shall make the Participant Register available to the Agent or the Borrower upon either (i) the exercise by an SPV or participant of remedies hereunder or (ii) a request for the Register by the IRS.
     9.10 Non-Public Information; Confidentiality.
          (a) Non-Public Information. Agent, each Lender and L/C Issuer acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state security laws and regulations).
          (b) Confidential Information. Each Lender, L/C Issuer and Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Credit Party as confidential, except that such information may be disclosed (i) with the Borrower Representative’s consent, (ii) to Related Persons of such Lender, L/C Issuer or Agent, as the case may be, or to any Person that any L/C Issuer causes to issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 9.10 or (B) available to such Lender, L/C Issuer or Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein) or participants, direct or contractual counterparties to any Secured Rate Contracts and to their respective Related Persons, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 9.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender, L/C Issuer or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender, L/C Issuer or Agent or any of their Related Persons. In the event of any conflict between the terms of this Section 9.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 9.10 shall govern.
          (c) Tombstones. Each Credit Party consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Credit Party’s name, product photographs, logo or trademark. Agent or such Lender shall provide a draft of any advertising material to Borrower Representative for review and comment prior to the publication thereof.
          (d) Press Release and Related Matters. No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to GE Capital or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which Agent is party without the prior consent of GE Capital except to the extent required to do so under applicable Requirements of Law and then, only after consulting with GE Capital.
          (e) Distribution of Materials to Lenders and L/C Issuers. The Credit Parties acknowledge and agree that the Loan Documents and all reports, notices,

communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Agent, and made available, to the Lenders and the L/C Issuers by posting such Borrower Materials on an E-System. The Credit Parties authorize Agent to download copies of their logos from its website and post copies thereof on an E-System.
          (f) Material Non-Public Information. The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the U.S., they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing, and (ii) to the extent reasonably practicable, clearly and conspicuously mark such Borrower Materials that contain only information that is publicly available or that is not material for purposes of U.S. federal and state securities laws as “PUBLIC”. The Credit Parties agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Securities and Exchange Commission, then Agent, the Lenders and the L/C Issuers shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of U.S. federal and state securities laws. The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Loan Documents, including the schedules and exhibits attached thereto, and (B) administrative materials of a customary nature prepared by the Credit Parties or Agent (including, Notices of Borrowing, Notices of Conversion/Continuation, L/C Requests, Swingline requests and any similar requests or notices posted on or through an E-System). Before distribution of any Borrower Materials, the Credit Parties agree to execute and deliver to Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.
     9.11 Set-off; Sharing of Payments.
          (a) Right of Setoff. Each of Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of the Borrowers or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. No Lender or L/C Issuer shall exercise any such right of setoff without the prior consent of Agent or Required Lenders. Each of Agent, each Lender and each L/C Issuer agrees promptly to notify the Borrower Representative and Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of setoff) that Agent, the Lenders, the L/C Issuer, their Affiliates and the other Secured Parties, may have.
          (b) Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC, the PPSA (Australia), or the PPSA (Canada)) of Collateral) other than pursuant to Article X and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrowers, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation. If a Non-Funding Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to Agent in an amount that would satisfy the cash collateral requirements set forth in subsection 1.11(e).
     9.12 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.
     9.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.
     9.14 Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
     9.15 Independence of Provisions. The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.
     9.16 Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to Credit Parties, Agent, each Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or Agent merely because of Agent’s or Lenders’ involvement in the preparation of such documents and agreements. Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 9.18 and 9.19.
     9.17 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers, the Lenders, the L/C Issuers party hereto, Agent and, subject to the provisions of Section 8.11, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.
     9.18 Governing Law and Jurisdiction.
          (a) Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement (including, without limitation, any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).
          (b) Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each Borrower and each other Credit Party executing this Agreement hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.
          (c) Service of Process. Each Credit Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrowers specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (d) Non-Exclusive Jurisdiction. Nothing contained in this Section 9.18 shall affect the right of Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.
     9.19 Waiver of Jury Trial. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.
     9.20 Entire Agreement; Release; Survival.
          (a) THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENT OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).
          (b) Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each of each Borrower and each other Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.
          (c) (i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 9.20, Sections 9.5 (Costs and Expenses) and 9.6 (Indemnity) and Articles VIII (Agent) and X (Taxes, Yield Protection and Illegality) and (ii) the provisions of Section 8.1 of the Guaranty and Security Agreement, in each case, shall (x) survive the termination of the Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.
     9.21 Patriot Act. Each Lender that is subject to the Patriot Act hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.
     9.22 Replacement of Lender. Within forty-five days after: (i) receipt by the Borrower Representative of written notice and demand from any Lender that is not Agent or an Affiliate of Agent (an “Affected Lender”) for payment of additional costs as provided in Sections 10.1, 10.3 and/or 10.6 or (ii) any failure by any Lender (other than Agent or an Affiliate of Agent) to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, the Borrowers may, at their option, notify Agent and such Affected Lender (or such non-consenting Lender) of the Borrowers’ intention to obtain, at the Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such non-consenting Lender), which Replacement Lender shall be reasonably satisfactory to Agent. In the event the Borrowers obtain a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender (or such non-consenting Lender) shall sell and assign its Loans and Commitments to such Replacement Lender, at par, provided that the Borrowers have reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment. In the event that a replaced Lender does not execute an Assignment pursuant to Section 9.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 9.22 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 9.22, the Borrowers shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Borrowers, the Replacement Lender and Agent, shall be effective for purposes of this Section 9.22 and Section 9.9. Notwithstanding the foregoing, with respect to a Lender that is a Non-Funding Lender or an Impacted Lender, either Agent or Borrowers may, but shall not be obligated to, obtain a Replacement Lender and execute an Assignment on behalf of such Non-Funding Lender or Impacted Lender at any time with three (3)

Business Days’ prior notice to such Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Loans and Commitments to be sold and assigned, in whole or in part, at par. Upon any such assignment and payment and compliance with the other provisions of Section 9.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive.
     9.23 Joint and Several. The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several. Without limiting the generality of the foregoing, reference is hereby made to Article II of the Guaranty and Security Agreement, to which the obligations of Borrower and the other Credit Parties are subject.
     9.24 Creditor-Debtor Relationship. The relationship between Agent, each Lender and the L/C Issuer, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.
     9.25 Actions in Concert. Notwithstanding anything contained herein to the contrary, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights against any Credit Party arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.
ARTICLE X.
TAXES, YIELD PROTECTION AND ILLEGALITY
     10.1 Taxes.
          (a) Except as otherwise provided in this Section 10.1, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto (collectively, but excluding Excluded Taxes, the “Taxes”).
          (b) If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 10.1), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party shall make such deductions, (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv)

within 30 days after such payment is made, the relevant Credit Party shall deliver to Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Agent.
          (c) In addition, the Borrowers agree to pay, and authorize Agent to pay in their name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority including any interest, additions to tax or penalties applicable thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). If Borrowers fail to provide funds to the Agent to pay such Other Taxes within 15 days of demand, the Swingline Lender may, without any need for notice, demand or consent from the Borrowers or the Borrower Representative, by making funds available to Agent in the amount equal to any such payment, make a Swing Loan to the Borrowers in such amount, the proceeds of which shall be used by Agent in whole to make such payment. Within 30 days after the date of any payment of Other Taxes by any Credit Party, the Borrowers shall furnish to Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to Agent.
          (d) The Borrowers shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to Agent), each Secured Party for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 10.1) paid by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. A reasonably detailed certificate of the Secured Party (or of Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder (and calculation thereof) and delivered to the Borrower Representative with copy to Agent, shall be conclusive, binding and final for all purposes, absent manifest error.
          (e) Any Lender claiming any additional amounts payable pursuant to this Section 10.1 shall use its commercially reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.
          (f) (i) Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding tax or is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower Representative or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with two properly completed and duly signed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY (together with appropriate forms, certifications and supporting statements) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless the Borrower Representative and Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Credit Parties and Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.
          (ii) Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower Representative or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.
          (iii) Each Lender having sold a participation in any of its Obligations or identified an SPV as such to Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to Agent.
          (iv) If a payment made to a Non-U.S. Lender Party would be subject to United States federal withholding tax imposed by FATCA if such Non-U.S. Lender Party fails to comply with the applicable reporting requirements of FATCA, such Non-U.S. Lender Party shall deliver to Agent and Borrower Representative any documentation under any Requirement of Law or reasonably requested by the Agent or Borrower Representative sufficient for Agent or Borrower Representative to comply with their obligations under FATCA and to determine that such Non-U.S. Lender has complied with such applicable reporting requirements.

          (g) If any Lender or the Agent determines, in its sole discretion, that it has obtained a refund (including a refund applied to offset Taxes otherwise due) in respect of an amount paid by the Borrowers to any Governmental Authority and a gross up has been paid pursuant to Section 10.01(b) or for an amount for which indemnification was received by any Lender or the Agent pursuant to Section 10.01(d), then such Lender or the Agent shall promptly pay to the Borrowers the amount of the refund (and any interest paid by the Governmental Authority with respect thereto), net of all reasonable and allocable out-of-pocket expense (including net Taxes imposed thereon) of such Lender or the Agent incurred in obtaining such refund, provided that the Borrowers, upon the request of the Agent or such Lender agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority), net of any reasonable incremental additional costs, to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This section shall not be construed to require any Lender or the Agent to seek such a refund or make available its Tax Returns (or any other information it deems confidential) to the Borrowers or any other Person.
     10.2 Illegality. If after the date hereof any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Lender to the Borrowers through Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exists.
          (a) Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Borrowers shall prepay in full all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 10.4.
          (b) If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, the Borrower Representative may elect, by giving notice to such Lender through Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans.
          (c) Before giving any notice to Agent pursuant to this Section 10.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.
     10.3 Increased Costs and Reduction of Return.

          (a) If any Lender or L/C Issuer shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation of, any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof, there shall be any increase in the cost to such Lender or L/C Issuer of agreeing to make or making, funding or maintaining any LIBOR Rate Loans or of issuing or maintaining any Letter of Credit, then the Borrowers shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender or L/C Issuer (with a copy of such demand to Agent), pay to Agent for the account of such Lender or L/C Issuer, additional amounts as are sufficient to compensate such Lender or L/C Issuer for such increased costs; provided, that the Borrowers shall not be required to compensate any Lender or L/C Issuer pursuant to this subsection 10.3(a) for any increased costs incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower Representative, in writing of the increased costs and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
          (b) If any Lender or L/C Issuer shall have determined that:
               (i) the introduction of any Capital Adequacy Regulation;
               (ii) any change in any Capital Adequacy Regulation;
               (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or
               (iv) compliance by such Lender or L/C Issuer (or its Lending Office) or any entity controlling the Lender or L/C Issuer, with any Capital Adequacy Regulation;
affects the amount of capital required or expected to be maintained by such Lender or L/C Issuer or any entity controlling such Lender or L/C Issuer and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender’s or L/C Issuer’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender or L/C Issuer (with a copy to Agent), the Borrowers shall pay to such Lender or L/C Issuer, from time to time as specified by such Lender or L/C Issuer, additional amounts sufficient to compensate such Lender or L/C Issuer (or the entity controlling the Lender or L/C Issuer) for such increase; provided, that the Borrowers shall not be required to compensate any Lender or L/C Issuer pursuant to this subsection 10.3(b) for any amounts incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower Representative, in writing of the amounts and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. For the avoidance of doubt, for purposes of this Section 10.3 a change in Capital Adequacy Regulation shall include all requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, regardless of the date adopted, issued, promulgated or implemented.
     10.4 Funding Losses. The Borrowers agree to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:
          (a) the failure of the Borrowers to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);
          (b) the failure of the Borrowers to borrow, continue or convert a Loan after the Borrower Representative has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;
          (c) the failure of the Borrowers to make any prepayment after the Borrowers have given a notice in accordance with Section 1.7;
          (d) the prepayment of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or
          (e) the conversion pursuant to Section 1.6 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;
including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided that, with respect to the expenses described in clauses (d) and (e) above, such Lender shall have notified Agent of any such expense within two (2) Business Days of the date on which such expense was incurred. Solely for purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 10.4 and under subsection 10.3(a): each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.
     10.5 Inability to Determine Rates. If Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to subsection 1.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Loan, Agent will forthwith give notice of such determination to the Borrower Representative and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until Agent revokes such notice in writing. Upon receipt of such notice, the Borrower Representative may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower Representative does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower Representative, in the amount specified in the applicable notice submitted by the Borrower Representative, but such Loans shall be made, converted or continued as Base Rate Loans.
     10.6 Reserves on LIBOR Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan provided the Borrower Representative shall have received at least fifteen (15) days’ prior written notice (with a copy to Agent) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.
     10.7 Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrower Representative (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest error.
     10.8 PPSA Law (Australia). If a PPSA Law (Australia) applies, or will apply at a future date, to any of the Loan Documents or Related Agreements or any of the transactions contemplated by them, or the Agent reasonably determines (based on legal advice) that a PPS Law (Australia) applies or will apply at a future date in this manner; and in the reasonable opinion of the Agent (based on legal advice), the PPSA Law (Australia):
          (a) materially adversely affects or would materially adversely affect a Lender’s security position or the rights or obligations of a Lender under or in connection with a Loan Document or Related Agreement; or
          (b) enables or would enable a Lender’s security position to be improved without materially adversely affecting any Australian Credit Party’s business, the Agent may give notice to such Australian Credit Party requiring any Australian Credit Party to do anything (including amending any Loan Document or Related Agreement or executing any new Loan Document or Related Agreement) that in the Agent’s reasonable opinion is necessary to ensure that, to the maximum possible extent, each Lender’s security position, and rights and obligations, are not adversely affected as contemplated by this Section 10.8 (or that any such adverse effect is overcome), or that a Lender’s security position is improved as contemplated in this Section 10.8. Each Australian Credit Party shall promptly comply with the requirements of such notice.
ARTICLE XI. DEFINITIONS
     11.1 Defined Terms. The following terms are defined in the Sections or subsections referenced opposite such terms:

“Additional Senior Note Indebtedness”	5.5(f)
“Affected Lender”	9.22
“Agent Report”	8.5(c)
“Aggregate Excess Funding Amount”	1.11 (e)
“Borrower” and “Borrowers”	Preamble
“Borrower Materials”	9.10 (d)
“Borrower Representative”	1.12
“EBITDA”	Exhibit 4.2(b)
“Effective Date Acquisition”	Recitals
“Eligible Accounts”	1.13
“Existing Indenture”	2.1(c)
“Existing Indenture Trustee”	2.1(c)
“Existing Senior Subordinated Notes”	2.1(c)
“Eligible Inventory”	1.14
“Event of Default”	7.1
“Fee Letter”	1.9(a)
“Fixed Charge Coverage Ratio”	Exhibit 4.2(b)
“Funding Lender”	1.11(e)(ii)
“Holdings”	Recitals
“Indemnified Matters”	9.6
“Indemnitees”	9.6
“Interest Expense”	Exhibit 4.2(b)
“Investments”	5.4
“L/C Reimbursement Agreement”	1.1(b)
“L/C Reimbursement Date”	1.1(b)
“L/C Request”	1.1(b)
“L/C Sublimit”	1.1(b)
“Lender”	Preamble
“Letter of Credit Fee”	1.9(c)
“Leverage Ratio”	Exhibit 4.2(b)
“Maximum Revolving Loan Balance”	1.1(a)
“Maximum Lawful Rate”	1.3(d)
“MNPI”	9.10 (a)
“Notice of Conversion/Continuation”	1.6(a)

“Overadvance”	1.1(a)
“Other Taxes”	10.1(b)
“Participant Register”	9.9(g)
“Permitted Liens”	5.1
“Register”	1.4(b)
“Restricted Payments”	5.11
“Replacement Lender”	9.22
“Revolving Loan Commitment”	1.1(a)
“Revolving Loan”	1.1(a)
“Sale”	9.9(b)
“Settlement Date”	1.11(b)
“Swingline Request”	1.1(c)
“Tax Returns”	3.10
“Taxes”	10.1(a)
“Thermadyne Australia”	5.4(b)
“Unused Commitment Fee”	1.9(b)
     In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:
     “Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC, the PPSA (Canada) or PPSA (Australia), as applicable) of the Credit Parties, including, without limitation, the unpaid portion of the obligation of a customer of a Credit Party in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by a Credit Party, as stated on the respective invoice of a Credit Party, net of any credits, rebates or offsets owed to such customer.
     “Account Debtor” means the Person who is obligated on or under an Account.
     “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of a Borrower, or (c) a merger or consolidation or any other combination with another Person.
     “Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of five percent (5%) or more of the Stock (either directly or through ownership of Stock Equivalents) of a Person shall for the purposes of this Agreement, be deemed to be an Affiliate of the other Person. Notwithstanding the foregoing, neither Agent nor any Lender shall be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents.

     “Agent” means GE Capital in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent.
     “Aggregate Revolving Loan Commitment” means the sum of all Revolving Loan Commitments of the Lenders, which shall on the Effective Date be in the amount of $60,000,000, as such amount may be reduced or increased from time to time pursuant to this Agreement.
     “Applicable Margin” means:
     (a) for the period commencing on the Effective Date through the last day of the calendar month which is the sixth full calendar month after the Effective Date (x) if a Base Rate Loan, one and one-half percent (1.50%) per annum and (y) if a LIBOR Rate Loan, two and three-quarters percent (2.75%) per annum; and
     (b) thereafter, the Applicable Margin shall equal the applicable LIBOR margin or Base Rate margin in effect from time to time determined as set forth below based upon the average Availability for the preceding Fiscal Quarter then in effect pursuant to the appropriate column under the table below:

Average Availability	LIBOR Margin	Base Rate Margin
Greater than or equal to $25,000,000	2.75%	1.50%
Less than $25,000,000	3.00%	1.75%
     The Applicable Margin shall be adjusted from time to time upon delivery to Agent of the Borrowing Base Certificate with respect to the last full fiscal month of each Fiscal Quarter required to be delivered pursuant to Section 4.2(d) accompanied by a written calculation of the average Availability certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative as of the end of such Fiscal Quarter. If such calculation indicates that the Applicable Margin shall increase or decrease, then on the first day of the calendar month following the date of delivery of such Borrowing Base Certificate and written calculation, the Applicable Margin shall be adjusted in accordance therewith; provided, however, that if the Borrowers shall fail to deliver any such Borrowing Base Certificate for any such last full fiscal month of a Fiscal Quarter by the date required pursuant to Section 4.2(d), then, at Agent’s election, effective as of the first day of the calendar month following the end of the fiscal month with respect to which such Borrowing Base Certificate was to have been delivered, and continuing through the first day of the calendar month following the date (if ever) when such Borrowing Base Certificate and such written calculation are delivered, the Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above. Notwithstanding anything herein to the contrary, Swing Loans may not be LIBOR Rate Loans.
     In the event that any Borrowing Base Certificate delivered pursuant to Section 4.2(d) is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Margin for any period than the Applicable Margin applied for that period, then (i) the Borrowers shall immediately deliver to Agent a corrected Borrowing Base Certificate for that period, (ii) the Applicable Margin shall be determined based on the corrected Borrowing Base Certificate for that period, and (iii) the Borrowers shall immediately pay to Agent (for the account of the Lenders that hold the Commitments and Loans at the time such payment is received, regardless of whether those Lenders held the Commitments and Loans during the relevant period) the accrued additional interest owing as a result of such increased Applicable Margin for that period. This paragraph shall not limit the rights of Agent or the Lenders with respect to subsection 1.3(c) and Article VII hereof, and shall survive the termination of this Agreement until the payment in full in cash of the aggregate outstanding principal balance of the Loans.
     “Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.
     “ASIC” means the Australian Securities and Investments Commission.
     “Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.9 (with the consent of any party whose consent is required by Section 9.9), accepted by Agent, substantially in the form of Exhibit 11.1(a) or any other form approved by Agent and the Borrower Representative (provided that no Event of Default has occurred and is continuing).
     “Attorney Costs” means and includes all reasonable and documented fees and disbursements of any law firm or other external counsel.
     “Australian Blocked Account” means any Australian bank account (including the bank account subject to the Cigweld Blocked Account Agreement) into which deposits by an Australian Credit Party are made, and which account is the subject of an irrevocable direction to the bank to transfer funds in the account telegraphically daily to an account nominated by Agent.
     “Australian Credit Party” means a Credit Party organized under the laws of Australia.
     “Australian Dollars” means the lawful currency of Australia.
     “Australian Security Documents” means (a) the fixed and floating charge dated on or about the date of this Agreement between each Australian Credit Party and the Agent; (b) the mortgage of shares dated on or about the date of this Agreement between each of Thermadyne Holdings and Thermadyne Industries and the Agent; (c) the real property mortgage dated on or about the date of this Agreement between Cigweld Pty Ltd and the Agent in respect of the property described in certificate of title volume 10746 folio 083 and known as 73 Gower Street, Preston Victoria, Australia, 3072; (d) the fixed and floating charge dated October 3, 2008, between Thermadyne Australia Pty Ltd, Cigweld Pty Ltd and the Agent, ASIC charge numbers 1709298 and 1709304; (e) the fixed and floating charge dated October 3, 2008, between Thermadyne Australia Pty Ltd, Cigweld Pty Ltd and the Agent, ASIC charge numbers 1709301 and 1709305; (f) the fixed and floating charge dated October 3, 2008, between Thermadyne Australia Pty Ltd, Cigweld Pty Ltd and the Agent, ASIC charge numbers 1709302 and 1709306; (g) the share mortgage dated October 3, 2008, between Thermadyne Australia Pty Ltd and the Agent, ASIC charge number 1709303; and (h) the share mortgage dated October 3, 2008, between each of Thermadyne Holdings, Thermadyne Industries and the Agent.
     “Availability” means, as of any date of determination, the amount by which (a) the Maximum Revolving Loan Balance, exceeds (b) the aggregate outstanding principal balance of Revolving Loans.
     “Availability Threshold” means as of any date an amount equal to the greater of (x) $9,000,000 and (y) $9,000,000 multiplied by a fraction the numerator of which is equal to the Revolving Loan Commitment then in effect (after giving effect to all Revolving Commitment Increases and decreases to the Revolving Loan Commitments on or prior to such date in accordance herewith) and the denominator of which is $60,000,000.
     “Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).
     “Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent), (b) the sum of 0.50% per annum and the Federal Funds Rate, and (c) the sum of (x) LIBOR for each such day based on an Interest Period of three months determined two (2) Business Days prior to such day, plus (y) the excess of the Applicable Margin for LIBOR Rate Loans over the Applicable Margin for Base Rate Loans, in each instance, as of such day. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the Federal Funds Rate or LIBOR for an Interest Period of three months.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.
     “Benefit Plan” means any material employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise), excluding any Title IV Plan and any Multiemployer Plan, to which any Credit Party incurs or otherwise has any material obligation or liability, contingent or otherwise.

     “Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of the Borrowers on the same day by the Lenders pursuant to Article I.
     “Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to the sum at such time of:
          (a) 85% of the aggregate book value of Eligible Accounts as of such date; plus
          (b) the least of (i) 65% of the aggregate book value of Eligible Inventory valued at the lower of cost (determined on a first in, first out basis) or market, and (ii) 85% of the aggregate Net Orderly Liquidation Value of Eligible Inventory multiplied by the then current NOLV Factor, by category, of Eligible Inventory; less
          (c) Reserves (including, as applicable, the Rent Reserve, the Shipping Reserve, the Processors Reserve and the Priority Payables Reserve) established by Agent at such time in its Permitted Discretion (in addition, the Agent may at any time make any adjustments to the Borrowing Base at its sole discretion to reflect fluctuations in currency values which adjustments shall be applied to the most recent Borrowing Base Certificate and calculated based on changes in the applicable foreign currency exchange rate that have occurred since the date of such Borrowing Base Certificate and prior to submission of the next succeeding Borrowing Base Certificate) that are in effect at such time; provided that the Agent shall give no less than four (4) Business Days’ notice to the Borrower Representative of any new Reserve established pursuant to this clause (c) and of any changes in the methodology for determining Reserves or the amount thereof after the Effective Date.
     “Borrowing Base Certificate” means a certificate of the Borrower Representative, on behalf of each Credit Party, in substantially the form of Exhibit 11.1(b) hereto, duly completed as of a date for all Credit Parties on a consolidated basis.
     “British Pounds Sterling” means the lawful currency of the United Kingdom.
     “Business Day” means any day other than a Saturday, Sunday or other day on which federal reserve banks are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate Loan, a day on which dealings are carried on in the London interbank market.
     “Canadian Dollars” means the lawful currency of Canada.
     “Canadian Security Documents” means any financing statement, financing change statement filed under the PPSA (Canada) or any similar registration document filed in Canada or any province or territory thereof in respect of any security interest or charge under any similar laws of Canada or any province or territory thereof, filed or registered against any Credit Party, as debtor, in favor of any Lender or Agent for the benefit of Agent, any Lender or any other Secured Party, as secured party.

     “Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.
     “Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.
     “Capital Lease Obligations” means all monetary obligations of any Credit Party or any Subsidiary of any Credit Party under any Capital Leases.
     “Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal or Australian Commonwealth governments or (ii) issued by any agency of the United States federal or Australian Commonwealth governments the obligations of which are fully backed by the full faith and credit of the United States federal or Australian Commonwealth governments, (b) any readily-marketable direct obligations issued by any other agency of the United States federal or Australian Commonwealth governments, any state of the United States or any state or territory of Australia or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States or any state or territory of Australia, (d) any Dollar-denominated or Australian dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States or Australia, any state or territory thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its United States primary federal banking regulators (“US Regulations”) or meets the “minimum capital adequacy” requirements set in any standard pursuant to the Banking Act 1959 (Cth) or by the Australian Prudential Regulation Authority (“Australian Standard”)) and (C) has Tier 1 capital (as defined in the US Regulations or the Australian Standard) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.
     “Cigweld Blocked Account Agreement” means that certain Blocked Account Agreement dated on or about October 3, 2008 (as amended, restated, supplemented or otherwise modified from time to time), by and among the Agent, the Commonwealth Bank of Australia and Cigweld Pty Ltd.
     “Code” means the Internal Revenue Code of 1986.

     “Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party who has granted a Lien to Agent, in or upon which a Lien is granted or purported to be granted or now or hereafter exists to secure the Obligations in favor of any Lender or Agent for the benefit of Agent, Lenders and other Secured Parties, whether under this Agreement or under any other documents executed by any such Persons and delivered to Agent, in each case above to secure the Obligations.
     “Collateral Documents” means, collectively, the Guaranty and Security Agreement, the Mortgages, each Control Agreement, the Australian Security Documents, the Canadian Security Documents, and all other security agreements, pledge agreements, share mortgages, charges, patent and trademark security agreements, lease assignments, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, and any Lender or Agent for the benefit of Agent, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or Agent pursuant to or to guarantee or secure the Obligations, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Lender or Agent for the benefit of Agent, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.
     “Collateral Trustee” means U.S. Bank National Association, as collateral trustee under the Indenture, and any successor thereof in such capacity.
     “Commitment” means, for each Lender, its Revolving Loan Commitment.
     “Commitment Percentage” means, as to any Lender, the percentage equivalent of such Lender’s Revolving Loan Commitment, divided by the Aggregate Revolving Loan Commitment; provided, that following acceleration of the Loans, such term means, as to any Lender, the percentage equivalent of the principal amount of the outstanding Loans held by such Lender, divided by the aggregate principal amount of the outstanding Loans held by all Lenders.
     “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.
     “Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.
     “Control Agreement” means a tri-party deposit account, securities account or commodities account control agreement by and among the applicable Credit Party, Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance satisfactory to Agent and in any event providing to Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC.
     “Conversion Date” means any date on which the Borrowers convert a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.
     “Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.
     “Corporations Act” means the Australian Corporations Act 2001 (Cth).
     “Covenant Certificate” means a certificate of a Responsible Officer of Borrower Representative in the form of Exhibit 4.2(b)-2 hereto.
     “Credit Parties” means Holdings, each Borrower and each other Person (i) which executes a guaranty of the Obligations, (ii) which grants a Lien on all or substantially all of its assets to secure payment of the Obligations and (iii) all of the Stock of which is pledged to Agent for the benefit of the Secured Parties. As of the Effective Date, the Credit Parties, other than Holdings, Borrowers and their Domestic Subsidiaries, include Thermadyne Australia Pty Ltd. and Cigweld Pty Ltd.
     “Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.
     “Disposition” means (a) the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under subsections 5.2(a), 5.2(c) and 5.2(d), and (b) the sale or transfer by a Borrower or any Subsidiary of a Borrower of any Stock or Stock Equivalent issued by any Subsidiary of a Borrower and held by such transferor Person.

     “Dollars”, “dollars” and “$” each mean lawful money of the United States of America.
     “Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.
     “Effective Date” means December 3, 2010.
     “Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service acceptable to Agent.
     “Eligible Consigned Inventory” shall mean Eligible Inventory of any Credit Party on consignment (a) located in the United States (or, if on consignment with any wholly-owned Subsidiary of Holdings organized under the laws of Canada, Canada), (b) at a location at which the aggregate book value of such Eligible Inventory is no less than $100,000, and (c) with respect to which Agent shall have received, in each case in form and substance reasonably satisfactory to Agent: (i) a valid consignment agreement or arrangement which is reasonably satisfactory to Agent is in place with respect to such Eligible Inventory; (ii) UCC or PPSA (Canada) searches against the consignee in those jurisdictions in which such Eligible Inventory is subject to consignment and the jurisdiction in which the consignee is organized or maintains its principal place of business and such other searches that the Agent reasonably deems necessary or appropriate; (iii) UCC-1 or PPSA (Canada) financing statements with respect to the consignee and the consigned Inventory filed at the appropriate offices which are duly assigned to Agent; (iv) a written notice to any lender making loans to the consignee secured by Inventory of the applicable Credit Party’s ownership interest in such Eligible Inventory; and (v) an agreement in writing from the consignee, pursuant to which such consignee, inter alia, acknowledges the first priority security interest of Agent in such Collateral, agrees to waive any and all claims such consignee may, at any time, have against such Collateral, whether for processing, storage, breach of warranty (with respect to prior purchases) or otherwise, and agrees to permit Agent access to the premises of such consignee so as to remove such Collateral from such premises and acknowledges that it holds and will hold possession of the Collateral for the benefit of Agent and agrees to follow all reasonable instructions of Agent with respect thereto.
     “Eligible In-Transit Inventory” means all raw materials and finished goods Inventory owned by a Credit Party and not covered by Letters of Credit, and which Inventory is in transit to one of the Credit Parties’ facilities and which Inventory (a) has been paid for, unless the supplier (other than a supplier which is a Credit Party) has waived rights to stoppage in-transit and the law of the applicable jurisdiction where such supplier is located permits such waiver, (b) is fully insured, (c) is subject to a first priority security interest in and lien upon such Inventory (and any insurance proceeds in respect thereof) in favor of Agent (except for any possessory lien upon such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to such Credit Party), (e) is evidenced or deliverable pursuant to a valid and binding bill of lading (i) issued by a reputable shipping company or its accredited agent, (ii) bearing a description of the relevant Inventory either in general or particular terms, and (iii) made out to or otherwise endorsed in favor of the Credit Parties, as applicable, an original of which (together with any required number of non-negotiable copies) have been delivered to Agent or an agent acting on its behalf, which shall include the applicable Collateral Party, or designating Agent as consignee, (f) is shipped to a location in the United States, and (g) otherwise meets the criteria for “Eligible Inventory” hereunder.
     “Environmental Laws” means all present and future Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of the environment, natural resources or occupational health and safety, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.
     “Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and the cost of attorney’s fees) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental or occupational health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the date hereof.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.
     “ERISA Event” means any of the following: (a) a reportable event described in Section 4043(c) of ERISA (other than events for which the 30 day notice period has been duly waived) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041(c) of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC under Section 4042 of ERISA; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) a Title IV Plan is in “at risk” status within the meaning of Code Section 430(i); (j) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (k) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability with respect to a Title IV Plan upon any ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.
     “European Account Debtors” means Account Debtors organized under the laws of a member state of the European Union.
     “Euros” means the lawful currency of the European Union.
     “Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such Property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.
     “Excluded Tax” means with respect to any Secured Party (a) taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Secured Party as a result of a present or former connection between such Secured Party and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Secured Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document); (b) any withholding tax that is imposed on payments under the Agreement pursuant to any Requirement of Law in effect at the time that such Person became a “Secured Party” under this Agreement in the capacity under which such Person makes a claim under Section 10.1(b) or designates a new Lending Office, except in each case to the extent such Person is a direct or indirect assignee (pursuant to Section 9.9) of any other Secured Party that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 10.1(b); (c) taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Secured Party to deliver the documentation required to be delivered pursuant to Section 10.1(f); provided, however, that the Borrower shall be obligated to gross up any payments to any such Lender pursuant to Section 10.1, and to indemnify any such Lender, in respect of withholding Taxes if any such failure to deliver a form or forms or the failure of such form or forms to establish a complete exemption from withholding Tax or inaccuracy or untruth contained therein resulted directly from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the date on which such Lender became a Lender hereunder, which change rendered such Lender no longer legally entitled to deliver such form or forms or otherwise ineligible for a complete exemption from withholding Tax, or rendered the information or certifications made in such form or forms untrue or inaccurate in a material respect and (d) in the case of a Non-U.S Lender Party, any United States federal withholding taxes imposed on amounts payable to such Non-U.S. Lender Party as a result of such Non-U.S. Lender Party’s failure to comply with FATCA to establish a complete exemption from withholding thereunder.
     “E-Fax” means any system used to receive or transmit faxes electronically.
     “E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.
     “E-System” means any electronic system approved by Agent, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.
     “FATCA” means sections 1471, 1472, 1473 and 1474 of the Code, the United States Treasury Regulations promulgated thereunder and published guidance with respect thereto.
     “Federal Flood Insurance” means Federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent in a commercially reasonable manner.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.
     “FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.
     “Final Availability Date” means the earlier of the Revolving Termination Date and one (1) Business Day prior to the date specified in clause (a) of the definition of Revolving Termination Date.

     “FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.
     “First Tier Foreign Subsidiary” means a Foreign Subsidiary the stock of which is held directly by a Credit Party or indirectly by a Credit Party through one or more Domestic Subsidiaries.
     “Fiscal Quarter” means any of the quarterly accounting periods of the Credit Parties, ending on March 31, June 30, September 30, and December 31 of each year.
     “Fiscal Year” means any of the annual accounting periods of the Credit Parties ending on December 31 of each year.
     “Flood Insurance” means, for any Real Estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines. Flood Insurance shall be in an amount equal to the full, unpaid balance of the Loans and any prior liens on the Real Estate up to the maximum policy limits set under the National Flood Insurance Program, or as otherwise required by Agent, with deductibles not to exceed $50,000.
     “Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is a “controlled foreign corporation” under Section 957 of the Code or a subsidiary disregarded as an entity separate from its owner under Treasury Regulation 301.7701-1(a) and whose assets include a controlled foreign corporation..
     “GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination, subject to Section 11.3 hereof.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
     “Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated as of even date herewith, in form and substance reasonably acceptable to Agent and the Borrowers, made by the Credit Parties in favor of Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time.
     “Hazardous Materials” means any substance, material or waste that is regulated or otherwise gives rise to liability under any Environmental Law, including but not limited to any “Hazardous Waste” as defined by the Resource Conservation and Recovery Act (RCRA) (42 U.S.C. § 6901 et seq. (1976)), any “Hazardous Substance” as defined under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) (42 U.S.C. §9601 et seq. (1980)), any contaminant, pollutant, petroleum or any fraction thereof, asbestos, asbestos containing material, polychlorinated biphenyls, mold, and radioactive substances or any other substance that is toxic, ignitable, reactive, corrosive, caustic, or dangerous.
     “Impacted Lender” means any Lender that fails to provide Agent, within three (3) Business Days following Agent’s written request, satisfactory assurance that such Lender will not become a Non-Funding Lender.
     “Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services, including earn-out obligations (other than trade payables entered into in the Ordinary Course of Business); (c) obligations with respect to all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit; (d) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the Revolving Termination Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness (the amount any such obligation shall be deemed to be the lower of (1) an amount equal to the stated determinable amount of such obligations and (2) the maximum amount for which such Person may be liable pursuant to the terms of the instrument evidencing such obligation); and (j) all Contingent Obligations described in clause (a) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.
     “Indenture” means the indenture dated as of the Effective Date, among Thermadyne Holdings, as issuer, the guarantors party thereto and U.S. Bank National Association, as trustee, and U.S. Bank National Association, as collateral trustee, as the same may be amended, restated supplemented or otherwise modified, refinanced or replaced from time to time.
     “Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.
     “Intellectual Property” means all rights, title and interests in intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names and Trade Secrets.
     “Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof, by and between Agent and the Collateral Trustee and acknowledged by the Credit Parties, as the same may be amended, restated supplemented or otherwise modified or replaced from time to time subject to the terms thereof.
     “Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan (other than a LIBOR Rate Loan having an Interest Period of six (6) months) the last day of each Interest Period applicable to such Loan, (b) with respect to any LIBOR Rate Loan having an Interest Period of six (6) months, the last day of each three (3) month interval and, without duplication, the last day of such Interest Period, and (c) with respect to Base Rate Loans (including Swing Loans) the first day of each month.
     “Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower Representative in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:
     (a) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;
     (b) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

     (c) no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date.
     “Internet Domain Name” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in internet domain names.
     “Inventory” means all of the “inventory” (as such term is defined in the UCC) of the Credit Parties, including, but not limited to, all merchandise, raw materials, parts, supplies, raw materials, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of a Credit Party’s custody or possession, including inventory on the premises of others and items in transit.
     “IP Ancillary Rights” means, with respect to any Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and other intellectual property or industrial property rights, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and other intellectual property or industrial property rights.
     “IP License” means all Contractual Obligations, whether written or oral, under which (i) any Credit Party grants to any Person any right to any Intellectual Property, including but not limited to the right to use such Intellectual Property or (ii) any Credit Party is granted by any Person any right to any Intellectual Property, including but not limited to the right to use such Intellectual Property.
     “IRS” means the Internal Revenue Service of the United States and any successor thereto.
     “Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued” and “Issuance” have correlative meanings.
     “L/C Issuer” means GE Capital or any other Lender or an Affiliate thereof or a bank or other legally authorized Person, in each case, reasonably acceptable to Agent, in such Person’s capacity as an issuer of Letters of Credit hereunder.
     “L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Borrowers to the L/C Issuer thereof or to Agent, as and when matured, to pay all amounts drawn under such Letter of Credit.
     “Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower Representative and Agent.

     “Letter of Credit” means documentary or standby letters of credit issued under this Agreement for the account of the Borrowers by L/C Issuers, and bankers’ acceptances issued by a Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.
     “Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of the Borrowers or the Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in subsection 1.1(b) with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent and Lenders thereupon or pursuant thereto.
     “Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, duties, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.
     “LIBOR” means, for each Interest Period, the highest of (a) the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR 01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period and (b) the offered rate per annum for deposits of Dollars for an Interest Period of three (3) months that appears on Reuters Screen LIBOR 01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day of the applicable Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by Agent at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.
     “LIBOR Rate Loan” means a Loan that bears interest based on LIBOR.
     “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance intended as a security interest, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law), but not including the interest of a lessor under a lease which is not a Capital Lease.

     “Loan” means an extension of credit by a Lender to the Borrowers pursuant to Article I, and may be a Base Rate Loan or a LIBOR Rate Loan.
     “Loan Documents” means this Agreement, the Notes, the Fee Letter, the Collateral Documents, the Master Agreement for Standby Letters of Credit, the Intercreditor Agreement, and all documents delivered to Agent and/or any Lender in connection with any of the foregoing.
     “Management Agreement” means that certain Management Services Agreement dated as of December 3, 2010 between Sponsor and Thermadyne Holdings.
     “Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.
     “Master Agreement for Standby Letters of Credit” means that certain Master Agreement for Standby Letters of Credit dated as of the date hereof, by and among GE Capital and the Borrowers, as the same may be amended, restated, supplemented or otherwise modified or replaced from time to time.
     “Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, Properties or condition (financial or otherwise) of the Credit Parties taken as a whole; (b) a material impairment of the ability of any Credit Party to perform in any material respect its obligations under any Loan Document; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Loan Document, or (ii) the perfection or priority of any Lien granted to the Lenders or to Agent for the benefit of the Secured Parties under any of the Collateral Documents adversely effecting the value of the assets in the then effective Borrowing Base by more than $500,000.
     “Material Environmental Liabilities” means Environmental Liabilities exceeding $500,000 individually or $1,000,000 in the aggregate.
     “Mortgage” means any deed of trust, mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on Real Estate or any interest in Real Estate.
     “Multiemployer Plan” means any “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate has any obligation to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a Federal insurance program.

     “Net Issuance Proceeds” means, in respect of any issuance of debt or equity, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance), net of underwriting fees, arrangement fees, underwriting discounts and other customary fees and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of a Borrower.
     “Net Orderly Liquidation Value” means the cash proceeds of Eligible Inventory which could be obtained in an orderly liquidation (net of all liquidation expenses, costs of sale, operating expenses and retrieval and related costs), as determined pursuant to the most recent third-party appraisal of such Inventory delivered to Agent (of which notice is provided to Borrowers) by an appraiser reasonably acceptable to Agent.
     “Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition and insurance proceeds and condemnation and similar awards received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to a Borrower or any Affiliate of a Borrower, (ii) sale, use or other transaction taxes paid or payable as a result thereof, and (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition and (b) in the event of an Event of Loss, (i) so long as no Default or Event of Default has occurred and is continuing, all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.
     “NOLV Factor” means, as of the date of the appraisal of Eligible Inventory most recently received by Agent, the quotient of the Net Orderly Liquidation Value of Eligible Inventory divided by the book value of such Eligible Inventory, expressed as a percentage. The NOLV Factor will be increased or reduced promptly upon receipt by Agent of each updated appraisal.
     “Non-Funding Lender” means any Lender that has (a) failed to fund any Loan or any other payments required to be made by it under the Loan Documents within two (2) Business Days after any such funding or payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), (b) given written notice (and Agent has not received a revocation in writing), to a Borrower, Agent, any Lender, or the L/C Issuer or has otherwise publicly announced (and Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities, (c) failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities, unless subject to a good faith dispute, or (d) (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s or its parent company’s assets, or (iii) made, or its parent company has made, a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and in the case of this clause (d), and Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents.
     “Non-U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.
     “Note” means any Revolving Note or Swingline Note and “Notes” means all such Notes.
     “Notice of Borrowing” means a notice given by the Borrower Representative to Agent pursuant to Section 1.5, in substantially the form of Exhibit 11.1(c) hereto.
     “Obligations” means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, Agent, any L/C Issuer, any Secured Swap Provider or any other Person required to be indemnified, that arises under any Loan Document or any Secured Rate Contract, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.
     “Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.
     “Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.
     “Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in letters patent and applications therefor.
     “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

     “PBGC” means the United States Pension Benefit Guaranty Corporation any successor thereto.
     “Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Permitted Acquisition” means any Acquisition by (i) a Credit Party (other than Holdings) of substantially all of the assets of a Target, which assets are located in the United States or (ii) a Credit Party (other than Holdings) of 100% of the Stock and Stock Equivalents of a Target organized under the laws of any State in the United States or the District of Columbia, in each case, to the extent that each of the following conditions shall have been satisfied:
     (a) to the extent the Acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions set forth in Section 2.2 shall have been satisfied,;
     (b) the Borrower Representative shall have notified Agent and Lenders of such proposed Acquisition at least thirty (30) days prior to the consummation thereof and furnished to Agent and Lenders at least fifteen (15) days prior to the consummation thereof (1) an executed term sheet and/or letter of intent (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of Agent, such other information and documents that Agent may request, including, without limitation, executed counterparts of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, (2) pro forma financial statements of Holdings and its Subsidiaries after giving effect to the consummation of such Acquisition, (3) a Covenant Certificate demonstrating on a pro forma basis that Fixed Charge Coverage Ratio after giving effect to the consummation of such Acquisition as of the last day of the consecutive twelve-fiscal month period most recently ended prior to the date such Acquisition is consummated for which financial statements have been delivered pursuant to Section 4.1(b) is not less than 1.10 to 1.00 and (4) copies of such other agreements, instruments and other documents as Agent reasonably shall request;
     (c) the Borrowers and their Subsidiaries (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Section 4.13 and Agent shall have received, for the benefit of the Secured Parties, a collateral assignment of the seller’s representations, warranties and indemnities to the Borrowers or any of their Subsidiaries under the acquisition documents;

     (d) such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target;
     (e) no Default or Event of Default shall then exist or would exist after giving effect thereto;
     (f) (i) average daily Availability for the consecutive ninety (90) -day period ending on the date such Acquisition is made, (ii) projected average daily Availability for the consecutive ninety (90)-day period commencing on the date such Acquisition is made, and (iii) Availability at the time such Acquisition is made, in each case, after giving pro forma effect to such Acquisition, is not less than the greater of (x) $24,000,000 and (y) forty percent (40%) of the Aggregate Revolving Loan Commitment at such time;
     (g) the total consideration paid or payable (including without limitation, all transaction costs, Indebtedness and Liabilities incurred, assumed or reflected on a consolidated balance sheet of the Credit Parties and their Subsidiaries after giving effect to such Acquisition and the maximum amount of all deferred payments, “Acquisition Consideration”) for all Acquisitions consummated during the term of this Agreement shall not exceed $75,000,000 in the aggregate for all such Acquisitions (excluding Acquisitions funded solely with the Net Issuance Proceeds resulting from the issuance of Stock or Stock Equivalents by Holdings, as to which the Acquisition Consideration shall not exceed $75,000,000 for all such Acquisitions); provided, that if (i) the aggregate amount of Revolving Loans outstanding after giving pro forma effect to such Permitted Acquisition is less than $10,000,000 and (ii) Agent shall have received a Covenant Certificate demonstrating that Fixed Charge Coverage Ratio (after giving pro forma effect to such Permitted Acquisition) as of the last day of the consecutive twelve-fiscal month period most recently ended prior to the date such Acquisition is consummated for which financial statements have been delivered pursuant to Section 4.1(b) is not less than 1.20 to 1.00, then the total consideration for such Acquisition shall not be limited and may exceed the limitation set forth above;
     (h) the Target has EBITDA, subject to pro forma adjustments acceptable to Agent, for the most recent four quarters prior to the acquisition date for which financial statements are available, greater than zero; and
     (i) the Target shall be engaged in the same line of business carried on by the Credit Parties on the date hereof or which are similar, reasonably related, ancillary or complimentary thereto or are reasonable extension thereof..
     Notwithstanding the foregoing, no Accounts or Inventory acquired by a Credit Party in a Permitted Acquisition shall be included as Eligible Accounts or Eligible Inventory until a field examination (and, if required by Agent, an Inventory appraisal) with respect thereto has been completed to the satisfaction of Agent, including the establishment of Reserves required in Agent’s Permitted Discretion; provided that field examinations and appraisals in connection with Permitted Acquisitions shall not count against the limited number of field examinations or appraisals for which expense reimbursement may be sought.

     “Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment; provided, that in connection with establishing Reserves and new eligibility criteria as they relate to Eligible Accounts and Eligible Inventory, Permitted Discretion shall only be exercised in order to preserve the value of and the ability to realize the value of or collect Eligible Accounts and Eligible Inventory.
     “Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Indebtedness permitted under subsections 5.5(c), (d), (f), (g), (h), (l), or (n) that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended, plus any premium or similar amount required to be paid, and fees and expenses, including in the form of original issue discount, incurred, in connection with any of the foregoing, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (e) the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended and (f) is otherwise on terms no less favorable to the Credit Parties, taken as a whole, than those of the Indebtedness being refinanced or extended.
     “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.
     “PPSA (Australia)” means the Australian Personal Property Securities Act 2009 (Cth).
     “PPSA (Canada)” means the Personal Property Security Act (Ontario) and the Regulations thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of Agent’s security interests in any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.
     “PPSA Law (Australia)” means the PPSA (Australia) and any amendment made at any time to any other law, by-law or regulation as a consequence of the PPSA (Australia).
     “Prior Indebtedness” means the Indebtedness and obligations specified in Schedule 11.1 hereto.
     “Priority Payables Reserve” means a Reserve in an amount equal to the amount of obligations secured by Liens created by applicable law (in contrast with Liens voluntarily granted) which rank or are capable of ranking superior or pari passu with Agent’s Lien against all or part of the Collateral constituting Eligible Accounts or Eligible Inventory, including amounts owing for vacation pay, employee deductions and contributions, goods and services taxes, sales taxes, realty taxes, business taxes, workers’ compensation, pension plan or fund obligations and unpaid suppliers with reclamation rights (i.e. “30 day goods”) in Australia, in each case that is secured by such Liens.
     “Processors Reserve” means, as of any date of determination, Reserves from time to time established at the Agent’s Permitted Discretion based on amounts owing to one or more processors of a Credit Party’s Eligible Inventory.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
     “Purchase Agreement” means the Agreement and Plan of Merger dated as of October 5, 2010, among Razor Holdco Inc., Razor Merger Sub Inc., and Thermadyne Holdings, as amended or modified on or prior to the Effective Date.
     “Purchase Documents” means the Purchase Agreement and all other documents relating thereto or executed in connection therewith.
     “Qualified Liens” means (i) Liens created under the Loan Documents, (ii) Liens created under the Senior Note Documents; provided, that such Liens are subordinated to the Liens created under the Loan Documents pursuant to the Intercreditor Agreement, (iii) any tax, PBGC or other Lien arising solely by operation of law which is inchoate and (iv) Liens on Inventory securing payments of expenses of landlord, bailee, consignee, processor, warehouseman or any other third party who stores, processes, maintains, transports or holds such Inventory.
     “Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.
     “Real Estate” means any real estate owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary of any Credit Party.
     “Related Agreements” means the Purchase Documents, and the Senior Note Documents.
     “Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.
     “Related Transactions” means the transactions contemplated by the Related Agreements and includes, without limitation, the consummation of the Effective Date Acquisition and the issuance on the Effective Date of Senior Notes pursuant to the Indenture.

     “Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.
     “Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.
     “Rent Reserve” means, as of any date determination, a Reserve established at the Agent’s Permitted Discretion for up to four (4) months rent owing under leases of any of the Credit Parties with respect to locations as to which Agent has not received a landlord agreement in form and substance reasonably satisfactory to the Agent or otherwise waived such requirement, or as to which rent for such location is not current.
     “Required Lenders” means at any time (a) Lenders then holding at least fifty percent (50%) of the sum of the Aggregate Revolving Loan Commitment then in effect, or (b) if the Aggregate Revolving Loan Commitments have terminated, Lenders then holding at least fifty percent (50%) of the sum of the aggregate unpaid principal amount of Loans (other than Swing Loans) then outstanding, outstanding Letter of Credit Obligations, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans, in each case, as the Aggregate Revolving Loan Commitment may be reduced for the purposes of this definition in accordance with Section 1.11(e)(iii).
     “Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
     “Reserves” means, with respect to the Borrowing Base (a) reserves established by Agent from time to time against Eligible Accounts pursuant to Section 1.13 and Eligible Inventory pursuant to Section 1.14, and (b) such other reserves against Eligible Accounts, Eligible Inventory or Availability that Agent may, in its Permitted Discretion, establish from time to time. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued interest expenses or Indebtedness shall be deemed to be an exercise of Agent’s Permitted Discretion. Agent will not impose a Reserve based on a condition known by it to exist as of the Effective Date and as to which no such Reserve has been imposed as of the Effective Date.
     “Responsible Officer” means the chief executive officer or the president of a Borrower or Borrower Representative, as applicable, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of a Borrower or Borrower Representative, as applicable, or any other officer having substantially the same authority and responsibility.
     “Revolving Lender” means each Lender with a Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated, who hold Revolving Loans or participations in Swing Loans.)
     “Revolving Note” means a promissory note of the Borrowers payable to a Revolving Lender in substantially the form of Exhibit 11.1(d) hereto, evidencing Indebtedness of the Borrowers under the Revolving Loan Commitment of such Lender.
     “Revolving Termination Date” means the earlier to occur of: (a) December 3, 2015; and (b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.
     “Secured Party” means Agent, each Lender, each L/C Issuer, each other Indemnitee and each other holder of any Obligation of a Credit Party including each Secured Swap Provider.
     “Secured Rate Contract” means any Rate Contract between a Borrower and the counterparty thereto, which (i) has been provided or arranged by GE Capital or an Affiliate of GE Capital, or (ii) Agent has acknowledged in writing constitutes a “Secured Rate Contract” hereunder.
     “Secured Swap Provider” means (i) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Secured Rate Contract with a Borrower, or (ii) a Person with whom Borrower has entered into a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, and any assignee thereof.
     “Senior Note Documents” means the Indenture and all other documents related thereto or executed in connection therewith, in each case, as the same may be amended, restated supplemented or otherwise modified, refinanced or replaced from time to time.
     “Senior Notes” means notes issued under the Indenture.
     “Shipping Reserve” means, as of any date of determination, a Reserve established at the Agent’s sole discretion for shipping and related costs related to Eligible In-Transit Inventory.
     “Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.
     “Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature or become due and payable including as set out in Section 95A of the Corporations Act, and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.
“Sponsor” means Irving Place Capital and its Affiliates.
     “SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Agent.
     “Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.
     “Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.
     “Subordinated Indebtedness” means Indebtedness of any Credit Party or any Subsidiary of any Credit Party that is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, reasonably satisfactory to Agent.
     “Subsidiary” of a Person means any corporation, association, limited liability company, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting Stock, is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.
“Swingline Commitment” means $10,000,000.
     “Swingline Lender” means, each in its capacity as a Lender of Swingline Loans hereunder, GE Capital or, upon the resignation of GE Capital as Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of Agent (or, if there is no such successor Agent, the Required Lenders) and the Borrowers, to act as the Swingline Lender hereunder.

     “Swingline Note” means a promissory note of the Borrowers payable to the Swingline Lender, in substantially the form of Exhibit 11.1(e) hereto, evidencing the Indebtedness of the Borrowers to the Swingline Lender resulting from the Swing Loans made to the Borrowers by the Swingline Lender.
“Swingline Request” has the meaning specified in clause (ii) of subsection 1.1(c).
“Swing Loan” has the meaning specified in clause (i) of subsection 1.1(c).
     “Target” means any Person or business unit or asset group of any Person acquired or proposed to be acquired in an Acquisition.
     “Tax Affiliate” means, (a) each Borrower and its Subsidiaries and (b) any Affiliate of a Borrower with which such Borrower files or is required to file tax returns on a consolidated, combined, unitary or similar group basis.
     “Title IV Plan” means an employee pension benefit plan as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, subject to Title IV of ERISA or Section 412 of the Code, maintained or contributed to by any ERISA Affiliate.
     “Trade Secrets” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in trade secrets.
     “Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.
“United States” and “U.S.” each means the United States of America.
     “U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is a United States person as defined in Section 7701(a)(30) of the Code.
     “Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) one hundred percent (100%) of the Stock and Stock Equivalents, at the time as of which any determination is being made, is owned, beneficially and of record, by any Credit Party, or by one or more of the other Wholly-Owned Subsidiaries, or both.
11.2 Other Interpretive Provisions.

          (a) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC, the PPSA (Canada) or the PPSA (Australia), as applicable, shall have the meanings therein described.
          (b) The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.
          (c) Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”
          (d) Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.
          (e) Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements, substitutions, replacements and refinancings thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.
          (f) Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.
     11.3 Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by Holdings shall be given effect for purposes of measuring compliance with any provision of Article V or VI unless the Borrowers, Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article V and Article VI shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.” A breach of a financial covenant contained in Article VI shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Agent.
     11.4 Payments. Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party or any L/C Issuer. Any such determination or redetermination by Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.
     11.5 Restatement of Existing Credit Agreement. The parties hereto agree that, on the Effective Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto:
          (a) the Existing Credit Agreement shall be deemed to be amended and restated in its entirety in the form of this Agreement;
          (b) all Obligations (as defined in the Existing Credit Agreement, “Existing Obligations”) outstanding on the Effective Date shall, to the extent not paid on the Effective Date, in all respects be continuing and shall be deemed to be Obligations outstanding hereunder;
          (c) the guaranties and Collateral Documents, including the Liens created thereunder in favor of Agent for the benefit of Agent and Secured Parties or in favor of Agent and Secured Parties, as applicable, and securing payment of the Existing Obligations, as amended and restated on the Effective Date, shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed; and

          (d) all references in the other Loan Documents to the Existing Credit Agreement shall be deemed to refer without further amendment to this Agreement.
The parties acknowledge and agree that this Agreement and the other Loan Documents do not constitute a novation, payment and reborrowing or termination of the Existing Obligations and that all such Existing Obligations are in all respects continued and outstanding as Obligations under this Agreement and the Notes with only the terms being modified from and after the effective date of this Agreement as provided in this Agreement, the Notes and the other Loan Documents.
[Signature Pages Follow.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWERS: RAZOR MERGER SUB INC. (to be merged with and into Thermadyne Holdings Corporation on the Effective Date, with Thermadyne Holdings Corporation as the surviving corporation in such merger)
By:	/s/ Doug Korn
	Name:	Doug Korn
	Title:	President

THERMADYNE INDUSTRIES, INC.
By:	/s/ Steven A. Schumm
	Name:	Steven A. Schumm
	Title:	Chief Financial Officer
	FEIN:	94-2697077

VICTOR EQUIPMENT COMPANY
By:	/s/ Steven A. Schumm
	Name:	Steven A. Schumm
	Title:	Chief Financial Officer
	FEIN:	94-0955680

THERMADYNE INTERNATIONAL CORP.
By:	/s/ Steven A. Schumm
	Name:	Steven A. Schumm
	Title:	Chief Financial Officer
	FEIN:	94-2655752

THERMAL DYNAMICS CORPORATION
By:	/s/ Steven A. Schumm
	Name:	Steven A. Schumm
	Title:	Chief Financial Officer
	FEIN:	94-2452212
[Signature Page to Credit Agreement]

STOODY COMPANY

By:	/s/ Steven A. Schumm Name: Steven A. Schumm
Title: Chief Financial Officer
FEIN: 31-1525264

BORROWER REPRESENTATIVE:

THERMADYNE HOLDINGS CORPORATION, as a Borrower and the Borrower Representative

By:	/s/ Steven A. Schumm Name: Steven A. Schumm
Title: Chief Financial Officer
FEIN: 74-2482571

Address for notices:
16052 Swingley Ridge Road, Suite 300
Chesterfield, MO 63017
Attn: Chief Financial Officer
Facsimile: 636-728-3010

with a copy to
16052 Swingley Ridge Road, Suite 300
Chesterfield, MO 63017
Attn: General Counsel
Facsimile: 636-728-3010

Address for wire transfers:

[Signature Page to Credit Agreement]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

THERMADYNE TECHNOLOGIES HOLDINGS, INC. (formerly known as Razor Holdco Inc.)
By:	/s/ Doug Korn
	Name:	Doug Korn
	Title:	President
	FEIN:	27-3969771
[ Signature Page to Credit Agreement ]

Executed by THERMADYNE AUSTRALIA
PTY LTD ACN 071 843 028 in accordance	)
with section 127(1) of the Corporations Act	)
2001 (cth):	)
)
)

/s/ Graeme Williams		/s/ Neil Fitzpatrick

Signature of director		Signature of company secretary*
*delete whichever does apply

Graeme Williams		Neil Fitzpatrick

Name (pleas print)		Name (please print)

Executed by CIGWELD PTY LTD ACN 007)
226 815 in accordance with section 127(1) of the	)
Corporations Act 2001 (Cth):	)
)
)

/s/ Graeme Williams		/s/ Neil Fitzpatrick

Signature of director		Signature of company secretary*
*delete whichever does not apply

Graeme Williams		Neil Fitzpatrick

Name (please print)		Name (please print)
[Signature Page to Credit Agreement]

Address for notices:

16052 Swingley Ridge Road, Suite 300
Chesterfield, MO 63017
Attn: Chief Financial Officer
Facsimile: 636-728-3010

with a copy to

16052 Swingley Ridge Road, Suite 300
Chesterfield, MO 63017
Attn: General Counsel
Facsimile: 636-728-3010
[Signature Page to Credit Agreement]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

GENERAL ELECTRIC CAPITAL
CORPORATION, as Agent, Swingline Lender and
as a Lender

By:	/s/ Jack F. Morrone Name: Jack F. Morrone
Title: Duly Authorized Signatory

Address for Notices:

General Electric Capital Corporation
500 West Monroe
Chicago, IL 60661
Attn: Thermadyne Account Manager
Facsimile: (312) 463-3840

With a copy to:

General Electric Capital Corporation
401 Merritt 7
Norwalk,CT 06851
Attn: Barbara Gould
Facsimile: (203) 956-4216

General Electric Capital Corporation
500 West Monroe
Chicago, IL 60661
Attn: Corporate Counsel-Corporate Finance
Facsimile: (312) 441-6876

and

Latham & Watkins LLP
233 South Wacker Drive, Suite 5800
Chicago, Illinois 60606
Attn: Dave Crumbaugh
Facsimile: (312) 993-9767
[Signature Page to Credit Agreement]

Address for payments:

Bank Name: Deutsche Bank Trust
Company of Americas
Bank Address: 60 Wall Street, 6th Floor
New York, NY 10005
Account Number: 50279791
ABA #: 021-001-033
Account Name: General Electric Capital Corporation
Reference: CFK1481/Thermadyne
Holdings Corporation

[Signature Page to Credit Agreement]

SCHEDULE 1.1(a)
Revolving Loan Commitments

General Electric Capital Corporation	$60,000,000

SCHEDULE 1.1(b)
Existing Letters of Credit

LC Number	Beneficiary	Amount	Expiration	Issued By
S845155	Insurance Company of N.A.	$1,847,096	5/27/2010	ABN Amro
SE443790	Alliance Gateway	$275,000	9/22/2009
SE449547W	American Express Travel	$225,000	6/5/2010	GE (private label)

	Total LC’s	$2,347,096

SCHEDULE 3.5
Litigation
Manganese Cases. As of November 8, 2010, we were a co-defendant in 161 cases alleging manganese induced illness. Manganese is an essential element of steel and is contained in all welding filler metals. We are one of a large number of defendants. The claimants allege that exposure to manganese contained in the welding filler metals caused the plaintiffs to develop adverse neurological conditions, including a condition known as manganism. As of December 31, 2009, 144 of these cases had been filed in, or transferred to, federal court where the Judicial Panel on Multidistrict Litigation has consolidated these cases for pretrial proceedings in the Northern District of Ohio. As of November 8, 2010, that number has been reduced to 27 cases. Since June 1, 2003, we have been dismissed from 1,316 cases with similar allegations. In cases where the alleged exposure to fumes from Stoody welding filler metals occurred prior to June 30, 1997, another entity is defending the cases. While there is uncertainty relating to any litigation, management is of the opinion that the outcome of such litigation will not have a material adverse effect on our financial condition or results of operations and no reserve has been established for them.
Merger Cases. The following lawsuit complaining of a breach of fiduciary duties has been filed in the Circuit Court of St. Louis County in connection with the acquisition by Holdings of all of the equity interests of Thermadyne Holdings and its Subsidiaries.
Robert Israeli, on behalf of himself and a putative class of shareholders, v. Thermadyne Holdings Corporation and its directors and officers, seeking to enjoin the merger. It is Cause No. 10SL-CC04238 in St. Louis County, Missouri.
A second lawsuit, captioned Shivers v. Thermadyne Holdings Corporation and its directors and officers, was filed and consolidated with the Israeli lawsuit. It is Cause No. 10L-CC04853 in the Circuit Court of St. Louis County, Missouri.
The lawsuit is currently in the discovery stage.
On November 25, 2010, the Company, the Company’s directors and Irving Place Capital entered into a memorandum of understanding with the plaintiffs regarding the settlement of these actions.
EEOC Complaint. Thermadyne Industries, Inc. has been named in an Equal Employment Opportunity Commission complaint filed by Lorie Plengemeier in May 2010 for gender discrimination. The complaint is Charge No. 560-2010-01559. To date, there has been no EEOC action.

SCHEDULE 3.7
ERISA
1.	Thermadyne Group, Inc. Retirement Plan (Title IV Plan; benefit accruals are frozen)

2.	Thermadyne 401(k) Retirement Plan (defined contribution plan)

3.	Thermadyne Industries, Inc. Health Plan (comprehensive welfare plan with Section 125 benefit and retiree welfare benefits)

4.	Thermadyne Holdings Corporation Long Term Disability Plan (salaried employees)

5.	Thermadyne Holdings Corporation Long Term Disability Plan (hourly employees)

6.	Thermadyne Holdings Corporation Life, Accidental Death and Dismemberment Plan

7.	Settlement Agreement effective January 1, 1997 regarding retiree medical coverage for Former Designated Union, Hourly Clarke-Muskegon Floor Employees of the Clarke Floor Machine Division of Studebaker Inc., or its Successors

8.	Health plans provided for Canadian employees:
•	Hospital/Doctor (provided by government)

•	Medical insurance (supplemental)

•	Dental insurance (supplemental)

•	Vision insurance (under review)
9.	Short-term and long-term disability plans provided for Canadian employees

10.	Life insurance or death benefits to survivors provided to Canadian employees

11.	Pension Plan for Employees of Thermadyne Welding Products Canada Limited and

Participating Affiliates (Effective as of July 1, 1978 and last amended December 1, 2009)

12.	Group Retirement Savings Plan for Canadian employees

13.	Hospital and surgical medical insurance provided for employees in Malaysia

14.	Short-term and long-term disability provided for employees in Malaysia (provided by SOCSO, social security organization)

15.	Life insurance or death benefits (ING insurance) to survivors provided to employees in Malaysia

16.	Employee Provident Fund provided to employees in Malaysia

17.	UK Defined Contribution Plan

18.	Health plan provided for Mexico employees (General de Salud Compania de Seguros, S.A.)
•	Supplemental medical insurance

•	Supplemental dental insurance

•	Supplemental vision insurance
19.	Sickness and disability plans provided for Mexico employees — Short-term and long-term disability benefits provided by the government

20.	Life insurance benefits to survivors provided to Mexico employees (Allianz)

21.	Pension Plan for Mexico Employees

SCHEDULE 3.8
Effective Date Sources and Uses; Funds Flow Memorandum
Attached.

Project Razor – Funds Flow

WIRES – AT CLOSE		COMMENTS
From: Jefferies	$260,000,000.00
To: Jefferies (HY: financing, legal and roadshow fees)	$(11,163,160.74)	Incl Latham fees and roadshow expenses
To: US Bank (Existing Bonds Trustee)	$(183,672,435.26)
To: Exchange Agent (Computershare)	$(65,164,404.00)	Common (incl. employee stock plan)

From: Thermadyne Technologies Holdings (Parent) [from IPC / Razor LLC]	$174,200,000.00
To: Exchange Agent (Computershare)	$(138,080,871.00)	Common (incl. employee stock plan)
To: Company	$(36,119,129.00)

From: Company	$36,119,129.00
To: GE Capital Existing ABL	$(3,272,654.58)
To: GE Capital Fees on new ABL	$(950,000.00)
To: Latham (GE legal)	$(264,722.37)
To: Irving Place Capital Management, L.P.	$(120,833.33)	Stub mgmt fee
To: Irving Place Capital Management, L.P.	$(6,000,000.00)
To: Heartland Bank	$(1,315,880.87)	Capital Lease buyout
To: RBC	$(1,207,293.00)	Buyer M&A Fee
To: Weil Gotshal	$(2,000,000.00)
To: Oppenheimer	$(4,417,617.31)	Seller M&A Fee
To: Middleton (GE Legal — Australia)	$(147,000.00)
To: McCarthy Tétrault (GE Legal — Canada)	$(7,750.00)
To: Shearman and Sterling	$(94,181.07)
To: Bryan Cave	$(400,874.19)
To: Aon for D&O Tail Policy (Primary and Excess)	$(339,860.00)
To: [P&C Insurer] for New D&O Policy	$(88,000.00)
To: ADP (Company payroll)	$(11,431,863.19)	See S&U: Options + RSU + LTIP – Mgmt. Investment

Total Inflow Wires	$470,319,129.00
Total Outflow Wires	$(466,258,529.92)

Remaining on Company Balance Sheet	$4,060,599.09

WIRES – POST CLOSE
From: Non-US Members of Management	$370,000.00
To: Company	$(370,000.00)	Estimate

From: Therm Tech Holdings (Parent) [from Schumm IRA]	$150,000.00
To: Company	$(150,000.00)

From: Company	$4,286,113.66	Includes cash on balance sheet added at close
To: Irving Place Capital Management, L.P.	$(638,504.51)	IPC expenses paid before closing
To: Deferred Portion of $6.5mm Transaction Fee	$(500,000.00)
To: Director Stock Units Holders	$(856,527.99)
To: GaiaTech	$(27,693.88)	Estimate
To: KPMG (Chicago)	$(548,600.00)
To: Weil Gotshal	$(250,000.00)	Estimate
To: White & Case	$(25,000.00)	Estimate
To: Thompson Coburn	$(15,000.00)	Estimate
To: KPMG / Protiviti	$(600,000.00)
To: Armstrong Teasdale	$(200,000.00)
To: Bowne Printing — Proxy	$(55,000.00)
To: Fleishman-Hillard	$(10,000.00)
To: Computershare	$(21,351.33)
To: Blake Dawson (Australia counsel)	$(17,409.55)
To: Mijares, Angoitia, Cortes Y Fuentes, S.C. (Mexico counsel)	$(6,639.47)
To: Donnelley	$(110,136.93)	Estimate
To: Moody’s	$(204,250.00)
To: S&P	$(200,000.00)	Estimate

Total Inflow Wires	$4,806,113.66
Total Outflow Wires	$(4,806,113.66)

Project Razor – Sources and Uses of Funds

AT CLOSE		COMMENTS
Sources of Funds
Senior Secured Notes Offering	$260,000,000.00	Gross HY amount
Equity — IPC / Razor LLC	$174,200,000.00
Equity — Senior Management Through Payroll	$805,571.00
Equity — Schumm ESPP Share Cancelation	$129,429.00
Equity — Other Members of Management	$0.00	(Assume $0 at closing)
Available Cash from Balance Sheet	$0.00	(Assume $0 at closing)
Borrowing on New ABL	$0.00	(Assume $0 at closing)

Total Sources of Funds	$435,135,000.00

Uses of Funds		Payable to:
Common Shares	$203,245,275.00	Computershare
Common Shares Cancelled and not paid in cash	$129,429.00	Schumm ESPP Shares
Restricted Stock	$6,450,750.00	Company
Long-term Cash Incentive Plan	$1,685,378.90	Company
Options Pay-off	$4,101,305.29	Company
Pay-off GE Revolving Credit Facility (Company estimate)	$3,272,654.58	Company as of 12/2/10
Defease Existing Notes	183,672,435.26	Bond Trustee
Total Capital Lease Payoff	$1,315,880.87	Heartland Bank - Company to pay
Total Fees and Expenses Paid at closing	$27,201,292.01	See Fees and Expenses Tab
Cash to Company Balance Sheet	$4,060,599.09	TBD

Total Uses of Funds	$435,135,000.00

POST CLOSE
Sources of Funds
Equity — Other Members of Management	$370,000.00	Exact figures TBD
Cash on Company Balance Sheet from Closing	$4,060,599.09
Equity — Schumm Wire from IRA	$150,000.00
Company Generated Funds / ABL (Cash to B/S)	$(294,485.43)

Total Sources of Funds	$4,286,113.66

Uses of Funds
Director Stock Units	$856,527.99	Company
IPC / Icon Due Diligence Fees & Expenses	$638,504.51	To IPC
Deferred Portion of $6.5mm Transaction Fee	$500,000.00
Remaining Fees and Expenses Paid post-closing	$2,291,081.16

Total Uses of Funds	$4,286,113.66

Total Fees / Expenses Paid	$30,630,877.68
Total Fees / Expenses Incurred	$30,630,877.68
Check	—

SCHEDULE 3.9
Ownership of Property; Liens
1.	The Credit Parties own the following Real Estate:

Credit Party	Address
Cigweld Pty Ltd	73 Gower Street
Preston
Victoria, Australia 3072
2.	The Credit Parties lease the following Real Estate:

U.S.A:

Purchase Options or Rights
Credit Party	Address	of First Refusal
Thermadyne Holdings Corporation	16052 Swingley Ridge Rd.	None
Suite 300
St. Louis, Missouri 63017

Thermadyne Holdings Corporation	Regus Management de Mexico	None
S.A. de C.V.
Av. Presidente Masaryk #111
piso 1 Col. Chapultepec
Morales
11560 Mexico D.F.

(Small Office Space)

Thermal Dynamics	82 Benning Street	None
Corporation	West Lebanon, New
Hampshire 03784

Victor Equipment Company	2800 Airport Road	None
Denton, Texas 76207

Victor Equipment Company	800 Henrietta Creek Rd.	None
Roanoke, Texas 76262

Stoody Company	5557 Nashville Road Bowling Green, Kentucky 42101	Stoody Company has the option to purchase this property, at its fair market value, upon ninety (90) days written notice to Warren County Industrial Park Authority during the renewal term of the Lease Agreement.

Purchase Options or Rights
Credit Party	Address	of First Refusal
Stoody Company	13820 Oaks Avenue	None
Chino, California 91710

Thermadyne Industries, Inc.	950 South Pine Island Road,	None
Plantation, Florida 33324

(sales office)

Thermadyne Industries, Inc.	226 US Route 5	None
Hartland, Vermont 05048

(storage barn)

Australia:

Purchase Options or Rights
Credit Party	Address	of First Refusal
Cigweld Pty Ltd	71 Gower Street	None
Preston
Victoria, Australia 3072

SCHEDULE 3.10
Taxes
Thermadyne de Mexico S.A. de C.V.’s 2002 tax filing is under review/audit by the Mexican Tax Administration Service.

SCHEDULE 3.11(a)
Historical Financial Statements
Attached.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-K

(Mark One)
☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2007
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number 0-23378

Thermadyne Holdings Corporation
(Exact name of Registrant as Specified in its Charter)

Delaware	74-2482571
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

16052 Swingley Ridge Road, Suite 300 Chesterfield, Missouri (Address of Principal Executive Offices)	63017 (ZIP Code)

Registrant’s telephone number, including area code:
(636) 728-3000

Securities registered pursuant to Section 12(b) of the Act:
None

Securities registered pursuant to Section 12(g) of the Act:

Title of Class
Common Stock, par value $0.01 per share

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.  Yes ☐     No ☑

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.  Yes ☐     No ☑

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.  Yes ☐     No ☑

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☑

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes ☑     No ☐

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was last sold, or the average bid and asked price of such common equity, as of the last business day of the registrant’s most recently completed second fiscal quarter: approximately $114,344,882 based on the closing sales price of the Common Stock on June 30, 2007.

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court.  Yes ☑     No ☐

Indicate the number of shares outstanding of each of the registrant’s classes of common stock, as of the latest practicable date: 13,371,435 shares of common stock, outstanding at March 6, 2008.

DOCUMENTS INCORPORATED BY REFERENCE

Certain portions of the registrant’s Proxy Statement for the 2008 Annual Meeting of Shareholders are incorporated by reference into Part III of this Annual Report on Form 10-K.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The statements in this Annual Report on Form 10-K that relate to future plans, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995, including statements regarding our future prospects. These statements may be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and relate to future events and occurrences. Actual results could differ materially due to a variety of factors and the other risks described in this Annual Report and the other documents we file from time to time with the Securities and Exchange Commission. Factors that could cause actual results to differ materially from those expressed or implied in such statements include, but are not limited to, the following and those discussed under the “Risk Factors” section of this annual report on Form 10-K:

(a) the cyclicality of the cutting and welding market;

(b) general economic and capital market conditions, including liquidity availability for our customers and political and economic uncertainty in various areas of the world where we do business;

(c) actions taken by our competitors that affect our ability to retain our customers;

(d) our international sales and operations pose risks of trade barriers, attracting key personnel, foreign currency exchange fluctuations, protection of intellectual property and changes in laws and regulations;

(e) the cost of raw materials;

(f) consolidation within our customer base and the resulting increased concentration of our sales;

(g) the effectiveness of our cost reduction initiatives;

(h) our ability to meet customer needs by introducing new and enhanced products;

(i) unforeseen liabilities arising from litigation, including risk associated with product liability;

(j) our ability to retain qualified management personnel and attract new management personnel.

Actual results could differ materially due to a variety of factors and the other risks described in this Annual Report, including those described in the “Risk Factors” section, and the other documents we file from time to time with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not guarantees of performance or results. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or that reflect the occurrence of unanticipated events.

2

3

PART I

Item 1.	Business

Introduction

We are a leading global supplier of cutting and welding products. We design, manufacture, market, sell and distribute welding and cutting torches, consumables, power sources and accessories globally. Our products are used by fabricating, manufacturing, construction and foundry operations to cut and weld ferrous and nonferrous steel, aluminum and other metals. Common applications for our products include shipbuilding, manufacturing of transportation, mining and agricultural equipment, many types of construction such as offshore oil and gas rigs, fabrication of metal structures, and repair and maintenance of processing and manufacturing equipment and facilities as well as demolition. Welding and cutting products are critical to the operations of most businesses that fabricate metal. We have very well established and widely recognized brands. We were incorporated in Delaware in 1987. Our shares are currently quoted on NASDAQ, and as of March 6, 2008, we had an equity market capitalization of approximately $133.7 million (based on a closing sale price of $10.00 and 13.4 million shares outstanding).

As used in this Annual Report on Form 10-K, the terms “Thermadyne Holdings Corporation,” “Thermadyne,” “Reorganized Company,” “the Company,” “we,” “our,” or “us,” mean Thermadyne Holdings Corporation and its subsidiaries.

Reorganization and Basis of Presentation

On November 19, 2001, the Company and substantially all of our domestic subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Missouri (the “Court”). On January 17, 2003, we filed with the Court the First Amended and Restated Joint Plan of Reorganization (the “Plan of Reorganization”) and the First Amended and Restated Disclosure Statement describing the Plan (the “Disclosure Statement”). The Plan of Reorganization and the Disclosure Statement were filed with the SEC on Form 8-K on February 6, 2003. On April 3, 2003, the Court confirmed the Plan of Reorganization. The Plan of Reorganization was consummated on May 23, 2003, and we emerged from Chapter 11 bankruptcy protection.

The Plan of Reorganization provided for a substantial reduction of our long-term debt. Under the Plan of Reorganization, total debt was reduced to approximately $220 million, as compared to the nearly $800 million in debt and $79 million in preferred stock outstanding at the time we filed for Chapter 11 protection in November 2001.

In accordance with AICPA Statement of Position 90-7, we adopted fresh-start accounting whereby our assets, liabilities and new capital structure were adjusted to reflect estimated fair value at May 31, 2003. We determined the reorganization value through consultation with our financial advisors, by developing a range of values using both comparable companies and net present value approaches. In determining the $518 million reorganization value, we applied the income approach. The income approach is predicated on developing either cash flow or income projections over the useful lives of the assets, which are then discounted for risk and time value. The reorganized company’s financial statements are not comparable to the predecessor company’s financial statements.

4

Our Principal Products and Markets

Although we operate our business in one reportable segment, we have organized our business into five major product categories within the cutting and welding industry: (1) gas equipment; (2) arc accessories including torches, guns, related consumable parts and accessories; (3) plasma power supplies, torches and related consumable parts; (4) welding equipment; and (5) filler materials. The following shows the percent of total sales for each of the major product categories for each of the previous three years:

	2007	2006	2005

Gas equipment	37%	38%	39%
Arc accessories including torches, guns, related consumable parts and accessories	21%	22%	20%
Filler materials	18%	16%	17%
Plasma power supplies, torches and related consumable parts	14%	14%	14%
Welding equipment	10%	10%	10%

Our gas equipment products include oxy-fuel torches, air fuel torches, consumables (tips and nozzles), regulators, flow meters and safety accessories that are used for cutting, heating and welding applications. We also have gas flow and pressure regulation equipment and manifold capabilities used for a variety of gas management applications across an extensive range of industries. These products are primarily sold under the Victor®, Cigweld® and TurboTorch® brands and typically range in price from $10 to over $1,000 for more complex gas management systems. Oxy-fuel torches use a mixture of oxygen and fuel gas (predominantly acetylene) to produce a high-temperature flame that is used to cut, heat or weld steel. Gas torches are typically used in all the applications noted above, as well as for welding, heating, brazing and cutting in connection with maintenance of machinery, equipment and facilities. Air fuel torches are used by the plumbing, refrigeration and heating, ventilation and air conditioning industries using similar principles with Mapp® or propane as the fuel gas. Gas flow and pressure regulation equipment is used to control the pressure and flow of most industrial, medical and specialty gases, including gases used in many industrial process control applications as well as the analytical laboratory and electronic industries. We believe we are among the largest suppliers of gas equipment products in the world, based on annual sales.

Our arc accessories include automatic and semiautomatic welding guns and related consumable parts, ground clamps, electrode holders, cable connectors and assemblies all sold under our Tweco brand. We also have a line of carbon arc gouging and exothermic cutting products. These products include torches and consumable rods that are sold under our Arcair® brand. Our welding accessory products are designed to be used with our arc welding power supplies, as well as those of our competitors. Our arc welding metal inert gas (“MIG”) guns typically range in price from $90 to $1,000. Arc welding MIG guns are used to apply the current to the filler metal used in welding, are typically handheld and require regular replacement of consumable parts as a result of wear and tear, as well as their proximity to intense heat. Our connectors, clamps and electrode holders attach to the welding cable to connect the power source to the metal to be welded. Our gouging products are used to cut or gouge material to remove unwanted base or welded material as well as in demolition. We believe we are among the largest manufacturers of arc welding accessory products in the United States based on our annual unit sales.

Filler metals are consumed in the welding process as the material that is melted to join the materials to be welded together. There are three basic types of filler metals used: stick electrodes, solid wire and flux cored wire. Stick electrodes are fixed length metal wires coated with a flux to enhance weld properties. This is used in conjunction with a power source and an electrode holder to weld the base material. The main advantage of this process is simplicity, portability and ease of use as it can be used to access most areas and no gas is required. Solid wire is sold on spools or in drums and is used in the semi-automated process with a MIG welding gun, power source and shielding gas. The main advantage of this process is ease of use and very high deposition rates making for higher productivity. Flux cored wires are similar to solid wires; however, they are tubular wires that allow the use of flux and other alloys to improve deposition rates and weld quality.

Our plasma power supplies, torches and consumable parts are sold under the Thermal Dynamics® brand. Manual plasma systems typically range in price from $900 to $5,000 with manual torch prices ranging from $300 to $800. Our automated cutting systems range in price from $2,500 to $50,000 with torches ranging in price from

5

$1,000 to $2,500. Both manual and automated plasma systems use front end torch parts that are consumed during the cutting process and range in price from $5 to $50. Plasma cutting uses electricity and gases (typically air or oxygen) to create a high-temperature plasma arc capable of cutting any type of metal. Electricity is converted by a power supply and supplied to a torch where the gas and electricity form a plasma arc. The plasma arc is then applied to the metal being cut. Plasma cutting is a growing technology for cutting metal. Advantages of the plasma cutting process over other methods include faster cutting speeds, cleaner cuts and the ability to cut ferrous and nonferrous alloys with minimum heat distortion to the metal being cut. Plasma cutting systems are used in the construction, fabrication and repair of both steel and nonferrous metal products, including automobiles and related assemblies, appliances, ships, railcars and heating, ventilation and air-conditioning products, as well as for general maintenance. We believe we are among the largest suppliers of plasma power supplies, torches and consumable parts in the United States and worldwide, based on our annual unit sales.

Our welding equipment line includes inverter and transformer-based power sources used for all the main welding processes as well as plasma welding power sources. These products are primarily sold under the Thermal Arc®, Firepower® and Cigweld® brands. These products typically range in price from $400 to $6,000. Arc welding uses an electric current to melt together either wire or electrodes (referred to as filler metals) and the base materials. The power source converts the electrical line power into the appropriate voltage to weld. This electricity is applied to the filler metal using an arc welding accessory, such as a welding gun for wire welding or an electrode holder for stick electrode welding. Arc welding is the most common method of welding and is used for a wide variety of manufacturing and construction applications, including the production of ships, railcars, farm and mining equipment and offshore oil and gas rigs.

We sell most of our products through a network of national and multinational industrial gas distributors including Airgas, Inc. and Praxair, Inc., as well as a large number of other independent welding distributors, wholesalers and dealers. In 2007, our sales to customers in the U.S. represented 59% of our sales. In 2007 and 2006, we had one customer that comprised 13% and 10%, respectively of our global net sales.

We have wholly-owned subsidiaries or joint venture manufacturing facilities located in the United States, Australia, Mexico, People’s Republic of China, Indonesia, Malaysia, and Italy, with distribution facilities in Canada and England. We manage our operations by geographic location and by product category. See Note 18 — Segment Information to the consolidated financial statements for geographic and product line information.

International Business

We had international sales from continuing operations of approximately $201.4 million, $166.7 million, and $154.2 million for the years ended December 31, 2007, 2006, and 2005, respectively, or approximately 41%, 37%, and 38%, respectively, of our net sales in each such period. Our international sales are influenced by fluctuations in exchange rates of foreign currencies, foreign economic conditions and other risks associated with foreign trade. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures About Market Risk.” Our international sales consist of: (a) export sales of our products manufactured at U.S. manufacturing facilities and, to a limited extent, products manufactured by third parties, sold through our overseas field representatives and (b) sales of our products manufactured at our international manufacturing facilities and sold by our foreign subsidiaries.

Sales and Marketing

The Sales and Marketing organization oversees all sales and marketing activities, including strategic product pricing, promotion, and marketing communications. It is the responsibility of Sales and Marketing to profitably grow the Company’s sales, market share, and margins in each region. This is achieved through new product introductions, programs and promotions, price management, and the implementation of distribution strategies to penetrate new markets.

Sales and Marketing is organized into three regions: Americas, Asia Pacific, and Europe including other regions. The Americas is comprised of the U.S., Canada, Mexico and Latin and South America; Asia Pacific includes South Pacific (Australia and New Zealand) and South and North Asia. Our third region is comprised of the U.K., Europe, Middle East, and the remaining countries not included in the other two regions. In 2007, the Americas

6

contributed approximately 65% of the Company’s revenues; Asia Pacific contributed approximately 19%; and Europe and the remaining countries contributed approximately 16%. All product lines are sold in the three regions although there is some mix variance among the regions.

The Sales and Marketing organization consists of sales, marketing, technical support, and customer care in each region. Sales and Marketing manages the Company’s relationship with our customers and channel partners who include distributors, wholesalers and retail customers. They provide feedback from the customers on product and service needs of the end-user customers, take our product lines to market, and provide technical and after sales service support. A national accounts team manages our largest accounts globally.

Distribution

We distribute our cutting and welding products in the United States through independent cutting and welding products distributors that carry one or more of our product lines from approximately 2,500 locations. We maintain relationships with these distributors through our sales force. We distribute our products internationally through our sales force, independent distributors and wholesalers.

Raw Materials

We have not experienced any difficulties in obtaining raw materials for our operations because our principal raw materials, which include copper, brass, steel and plastic, are widely available and need not be specially manufactured for use by us. Certain of the raw materials used in the hardfacing products of our filler metals product line, such as cobalt and chromium, are available primarily from sources outside the United States, some of which are located in countries that may be subject to economic and political conditions that could affect pricing and disrupt supply. Although we have historically been able to obtain adequate supplies of these materials at acceptable prices, restrictions in supply or significant increases in the prices of copper and other raw materials could adversely affect our business. During 2007, 2006, and 2005, we experienced significantly higher than historical average material inflation on materials such as copper, steel and brass which detrimentally impacted our gross margins.

We also purchase certain manufactured products that we either use in our manufacturing processes or resell. These products include electronic components, circuit boards, semiconductors, motors, engines, pressure gauges, springs, switches, lenses, forgings and chemicals. Some of these products are purchased from international sources and thus our cost can be affected by foreign currency fluctuations. We believe our sources of such products are adequate to meet foreseeable demand at acceptable prices.

Research, Development, and Technical Support

We have development engineering groups for each of our product lines. The development engineering group primarily performs process and product development work to develop new products to meet our customer needs. The sustaining engineering group provides technical support to the operations and sales groups, and the quality department supports established products. As of December 31, 2007, we employed approximately 100 people in our development and sustaining engineering groups, split between engineers, designers, technicians and graphic service support. Our engineering costs consist primarily of salaries, benefits for engineering personnel, and project expenses. Our development engineering costs are not material to our financial condition or results of operations.

Competition

We view the market as split into three types of competitors: (1) three full-line welding equipment and filler metal manufacturers (Lincoln Electric Company, ESAB, a subsidiary of Charter PLC, and several divisions of Illinois Tool Works, Inc., including the ITW Miller and ITW Hobart Brothers divisions); (2) many single-line brand-specific competitors; and (3) a number of low-priced small niche competitors. Our large competitors offer a wide portfolio of product lines with an emphasis on filler metals and welding power supplies and lines of niche products. Their position as full-line suppliers and their ability to offer complete product solutions, filler metal volume, sales force relationships and fast delivery are their primary competitive strengths. Our single-line, brand-specific competitors emphasize product expertise, a specialized focused sales force, quick customer response time and flexibility to special needs as their primary competitive strengths. The low-priced manufacturers primarily use low overhead, low market prices and direct selling to

7

capture a portion of price-sensitive customers’ discretionary purchases. International competitors have been less effective in penetrating the U.S. domestic markets due to product specifications, lack of brand recognition and their relative inability to access the welding distribution market channel.

We expect to continue to see price pressure in the segments of the market where little product differentiation exists. The trends of improved performance at lower prices in the power source market and further penetration of the automated market are also expected to continue. Internationally, the competitive profile is similar, with overall lower market prices, more fragmented competition and a weaker presence of larger U.S. manufacturers.

We compete on the performance, functionality, price, brand recognition, customer service and support and availability of our products. We believe we compete successfully through the strength of our brands, by focusing on technology development and offering innovative industry-leading products in our niche product areas.

Recent Developments

On December 21, 2007, the Company committed to a plan to dispose of its cutting table business, C&G Systems. A definitive sales agreement was signed with closing occurring on January 18, 2008. Based on the sales price of $0.5 million, a loss of $0.6 million (net of $0.3 million of tax) was recorded in 2007 as a component of discontinued operations.

The Company has agreed to purchase the other 50% of the China joint venture manufacturing business from its joint venture partner for an amount of approximately $3 million. The transaction is expected to be completed by early in the second quarter of 2008.

Employees

As of December 31, 2007, we employed approximately 2,950 people, 650 of whom were engaged in sales, marketing and administrative activities, and 2,300 of whom were engaged in manufacturing or other operating activities. None of our U.S. workforce is represented by labor unions while most of the manufacturing employees in our foreign operations are represented by labor unions. We believe that our employee relations are satisfactory. We have not experienced any significant work stoppages.

Patents, Licenses and Trademarks

Our products are sold under a variety of trademarks and trade names. We own trademark registrations or have filed trademark applications for of all our trademarks and have registered all of our trade names that we believe are material to the operation of our businesses. We also own various patents and from time to time acquire licenses from owners of patents to apply such patents to our operations. We do not believe any single patent or license is material to the operation of our businesses taken as a whole.

Executive Officer Information

Set forth below is the name, age, position and a brief account of the business experience of each of our executive officers.

Name	Age	Position(s)

Paul D. Melnuk	53	Chairman of the Board and Chief Executive Officer
Steven A. Schumm	55	Executive Vice President — Chief Financial and Administrative Officer
John A. Boisvert	46	Executive Vice President — Brand Management
Terry Downes	40	Executive Vice President — Global Corporate Development
Dennis G. Klanjscek	58	Executive Vice President — Asia Pacific
Terry A. Moody	45	Executive Vice President — Global Operations
Martin Quinn	51	Executive Vice President — Global Sales and Marketing

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Paul D. Melnuk	Mr. Melnuk has been a member of our Board of Directors since May 2003, was elected Chairman of the Board in October 2003, and was appointed Chief Executive Officer on January 28, 2004. Mr. Melnuk is a director and chairman of the audit committee at Petro-Canada, a multinational integrated oil and gas company headquartered in Calgary, Alberta, and a director of several private companies. Mr. Melnuk has been a managing partner of FTL Capital Partners, LLC, a private equity firm, since 2001. Prior to 2001, Mr. Melnuk served as President and Chief Executive Officer of the predecessor to The Premcor Refining Group Inc., an oil refining company, Barrick Gold Corporation, a gold mining company, and Bracknell Corporation, a contracting company.
Steven A. Schumm	Mr. Schumm, CPA, joined Thermadyne in August 2006 as the Executive Vice President, Chief Financial Officer and Chief Administrative Officer after serving as a consultant for the Company since April 2006. He has over 30 years of experience in all areas of finance. He was previously employed as Chief Financial Officer of LaQuinta Corporation, a publicly traded limited service hotel owner and operator, Chief Administrative Officer and interim Chief Financial Officer of Charter Communications, a publicly traded cable service provider, and a partner with the independent public accounting firm, Ernst & Young LLP.
John A. Boisvert	Mr. Boisvert was elected Executive Vice President of brand management in January 2003. Previously, he served as Executive Vice President for our subsidiaries, Thermal Dynamics Corporation and C&G Systems Inc. Prior to that time, Mr. Boisvert served as the Vice President, General Operations Manager for Thermal Dynamics and C&G. He has over 20 years of experience in various capacities within Thermadyne.
Terry Downes	Mr. Downes joined Thermadyne in June 2003 as Director of Market Integration and in March of 2006 was promoted to Executive Vice President Global Corporate Development. He has 12 years of international business development experience with primary focus in the manufacturing sector. He was previously employed by Novar PLC and Redland PLC. Mr. Downes has lived in the U.S., Latin America, Southeast Asia and Europe.
Dennis G. Klanjscek	Mr. Klanjscek has served as Executive Vice President-Asia Pacific since January 1996. Prior to January 1996, Mr. Klanjscek spent over 20 years with British Oxygen Company and six years leading a management buyout of a welding company in Australia.
Terry A. Moody	Mr. Moody Joined Thermadyne in August 2007 as Executive Vice President of Global Operations. He was formerly employed by Videocon Industries, a privately held manufacturer of high end digital products, where he served as the Chief Operating Officer and Senior Vice President of Europe.
Martin Quinn	Mr. Quinn was elected Executive Vice President of Global Sales effective March 30, 2005. From 1999 to March 30, 2005, Mr. Quinn served as Vice President Marketing and Sales — Asia Pacific. Prior to that, he was Managing Director — Asia. He has over 23 years with Thermadyne.

Internet Information

Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through our web site (www.thermadyne.com) as soon as reasonably practicable after we electronically file the materials with or furnish them to the Securities and Exchange Commission.

Item 1A.	Risk Factors

The statements in this Annual Report on Form 10-K that relate to future plans, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, including statements regarding our future prospects. These statements may be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will”

9

and similar expressions and relate to future events and occurrences. Actual results could differ materially due to a variety of factors and the other risks described in this Annual Report and the other documents we file from time to time with the Securities and Exchange Commission. Factors that could cause actual results to differ materially from those expressed or implied in such statements include, but are not limited to, the following items discussed below.

You should carefully consider each of the risks and uncertainties we describe below and all of the other information in this report. The risks and uncertainties we describe below are not the only ones we face. Additional risks and uncertainties of which we are currently unaware or that we currently believe to be immaterial may also adversely affect our business.

Our business is cyclical and is affected by industrial economic conditions.

Our business is highly cyclical because many of the end-users of our products are themselves in highly cyclical industries, such as commercial construction, steel shipbuilding, petrochemical construction and maintenance, and general manufacturing. The demand for our products and therefore our results of operations are directly related to the level of production in these end-user industries. Accordingly, our business is to a large extent determined by general economic conditions and other factors beyond our control.

We are subject to general economic factors that are largely out of our control, any of which could have a material adverse effect on our business, results of operations and financial condition.

Our business is subject to a number of general economic factors, many of which are out of our control, which may have a material adverse effect on our business, results of operations and financial condition. These include recessionary economic cycles and cyclical downturns in our customers’ businesses, particularly customers in the manufacturing and construction industries, fluctuations in the cost of raw materials, such as copper, brass and steel, the substitution of plastic or other materials for metal in many products and the movement of metal fabrication operations outside the United States. Economic conditions may adversely affect our customers’ business levels, which can have the effect of reducing the amount of our products they purchase. Furthermore, customers encountering adverse economic conditions may have difficulty paying for our products. Finally, terrorist activities, anti-terrorist efforts, war or other armed conflicts involving the United States or its interests abroad may have a material adverse effect on the U.S. and global economies and on our business, results of operations or financial condition.

Our business is highly competitive, and increased competition could reduce our sales, earnings and profitability.

We offer products in highly competitive markets.  We compete on the performance, functionality, price, brand recognition, customer service and support and availability of our products. We compete with companies of various sizes, some of which have greater financial and other resources than we do. Increased competition could force us to lower our prices or to offer additional product features or services at a higher cost to us, which could reduce our sales and net earnings.

The greater financial resources of certain of our competitors may enable them to commit larger amounts of capital in response to changing market conditions. Certain competitors may also have the ability to develop product innovations that could put us at a disadvantage. In addition, some of our competitors have achieved substantially more market penetration in certain of the markets in which we operate. If we are unable to compete successfully against other manufacturers in our marketplace, we could lose customers, and our sales may decline. There can also be no assurance that customers will continue to regard our products favorably, that we will be able to develop new products that appeal to customers, that we will be able to improve or maintain our profit margins on sales to our customers or that we will be able to continue to compete successfully in our core markets.

Our international sales and operations pose certain risks that may adversely impact sales and earnings.

Our products are used primarily in metal fabrication operations to cut and join metal parts. Metal fabrication operations are growing faster outside of the United States than they are in the United States, and certain metal fabrication, as well as manufacturing operations generally, is moving from the United States to international

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locations where labor costs are lower. Selling products into international markets, maintaining and expanding international operations require significant coordination, capital and resources. If these resources were to prove too costly or difficult to obtain, we may be unable to grow our sales in these international locations.

We sell our products to distributors located in approximately 100 countries. During the year ended December 31, 2007, approximately 41% of our consolidated sales were derived from markets outside the U.S. A part of our long-term strategy is to increase our manufacturing, distribution and sales presence in international markets. We have manufacturing operations and assets located outside of the United States, including Australia, Canada, England, Italy, Malaysia and Mexico, and a 50% interest in an operation in China. International operations are subject to a number of special risks, in addition to the risks of our domestic business, including currency exchange rate fluctuations, differing protections of intellectual property, trade barriers, labor unrest, exchange controls, regional economic uncertainty, differing (and possibly more stringent) labor regulation, risk of governmental expropriation, domestic and foreign customs and tariffs, current and changing regulatory environments, difficulty in obtaining distribution support, difficulty in staffing and managing widespread operations, differences in the availability and terms of financing, political instability and unrest and risks of increases in taxes. Also, in some foreign jurisdictions, we may be subject to laws limiting the right and ability of entities organized or operating therein to pay dividends or remit earnings to affiliated companies unless specified conditions are met. These factors may adversely affect our future profits.

We are subject to currency fluctuations from our operations within non-U.S. markets and face risks arising from the imposition of exchange controls and currency devaluations.

Our products are sold in many countries around the world. A portion of our operations are conducted in foreign markets. These transactions are denominated in foreign currencies, including the Australian dollar, Canadian dollar, euro, and pound sterling. Accordingly, the costs of our operations in these foreign locations are also denominated in those local currencies. Because our financial statements are stated in U.S. dollars, changes in currency exchange rates between the U.S. dollar and other currencies have had, and will continue to have, an impact on our reported earnings. We currently do not have exchange rate hedges in place to reduce the risk of an adverse currency exchange movement. Currency fluctuations have affected our reported financial performance in the past and will likely affect our reported financial performance in the future.

We also face risks arising from the imposition of exchange controls and currency devaluations. Exchange controls may limit our ability to convert foreign currencies into U.S. dollars or to remit dividends and other payments by our foreign subsidiaries or businesses located in or conducted within a country imposing controls. Currency devaluations result in a diminished value of funds denominated in the currency of the country instituting the devaluation. Actions of this nature, if they occur or continue for significant periods of time, could have an adverse effect on our results of operations and financial condition in any given period.

Our future operating results may be affected by fluctuations in the prices and availability of raw materials.

We purchase a large amount of commodity raw materials and particularly copper and brass. The raw materials industry as a whole is highly cyclical, and at times pricing and supply can be volatile due to a number of factors beyond our control, including global demand, general economic and political conditions, mine closures and labor unrest in various countries, activities in the financial commodity markets, labor costs, competition, import duties, tariffs and currency exchange rates. This volatility can significantly affect our raw material costs and has caused rapidly escalating costs over the last three years in particular. In an environment of rapidly increasing raw material prices, competitive conditions can affect how much of these cost increases we can recover in the form of higher unit sales prices. To the extent that our arrangements to lock in supplier costs do not adequately contain cost increases and we are unable to pass on any price increases to our customers, our profitability could be adversely affected. Certain of the raw materials used in our hardfacing products within our filler metal product line, such as cobalt and chromium, are available primarily from sources outside the United States. Restrictions in the supply of cobalt, chromium and other raw materials could adversely affect our operating results. In addition, certain of our customers rely heavily on raw materials, and to the extent there are fluctuations in prices, it could affect orders for our products and our financial performance.

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We rely in large part on independent distributors for sales of our products.

We depend on independent distributors to sell our products and provide service and after-market support to our ultimate customers. Distributors play a significant role in determining which of our products are stocked at branch locations and the price at which they are sold, which impacts how accessible our products are to our ultimate customers. Almost all of the distributors with whom we transact business offer competing products and services to our ultimate customers. There is a trend on consolidation of these distributors which is escalating in recent years such that one customer now represents 13% of our total sales. The loss of a substantial number of these distributors, or certain key distributors, or an increase in the distributors’ sales of our competitors’ products to our ultimate customers could materially reduce our sales and earnings.

We may not be able to successfully implement our cost-reduction initiatives.

We have undertaken and may continue to undertake cost-reduction initiatives including redesigning products and manufacturing processes as well as re-evaluating the location of certain manufacturing operations and the sourcing of vendor purchased components. There can be no assurance that these initiatives will be completed or beneficial to us or that any estimated cost savings from such activities will be realized. If our cost-reduction efforts are unsuccessful, it may have a material adverse effect on our business.

Our success depends on our ability to enhance existing products and develop new products.

Our financial and strategic performance depends partially on our ability to meet customer demand for new and enhanced products. We may not be able to sustain or expand existing levels of research and development expenditures. We also may not be able to develop or acquire innovative products or otherwise obtain intellectual property in a timely and effective manner. Furthermore, we cannot be sure that new products or product improvements will be met with customer acceptance or contribute positively to our results. In addition, competitors may be able to direct more capital and more resources to new or emerging technologies and changes in customer requirements.

If we fail to comply with the financial covenants in our debt instruments, our ability to obtain financing and make payments under our debt instruments may be adversely impacted.

Our Amended Credit Agreement and our Second-Lien Facility contain certain financial covenants. The financial covenants have been amended on several occasions and most recently in June 2007. While we believe that we will be able to comply with the most recently amended financial covenants in future periods, failure to do so would, unless the covenants were further amended or waived, result in defaults under the Credit Agreement and the Second-Lien Facility. An event of default under the credit facilities, if not waived, could result in the acceleration of those debt obligations and, consequently, our debt obligations under our 9 1/4% Senior Subordinated Notes. Such acceleration could result in exercise of remedies by our creditors, which could have a material adverse impact on our ability to operate our business and to make payments under our debt instruments. In addition, an event of default under the credit facilities, such as the failure to maintain the applicable required financial ratios, would prevent additional borrowing under our credit facilities, which could have a material adverse effect on our ability to operate our business and to make payments under our debt instruments.

For a description of our Credit Agreement, our Second-Lien Facility and our Senior Subordinated Notes, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

We are subject to risks caused by changes in interest rates.

Changes in benchmark interest rates will impact the interest cost associated with our variable interest rate debt and the cost of future borrowings. Significant increases would effect our financial condition and results of operations.

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Liabilities relating to litigation alleging manganese induced illness could reduce our profitability and impair our financial condition.

At December 31, 2007, we were a co-defendant in many cases alleging manganese induced illness. Manganese is an essential element of steel and contained in all welding filler metals. We are one of a large number of defendants. The claimants allege that exposure to manganese contained in the welding filler metals caused the plaintiffs to develop adverse neurological conditions, including a condition known as manganism.

The aggregate long-term impact of the manganese loss contingencies on operating cash flows and financial condition is difficult to assess, particularly since claims are in many different stages of development. While we intend to contest these lawsuits vigorously, there are several risks and uncertainties that may affect our liability for personal claims relating to exposure to manganese, including the possibility that our litigation experience changes overall. An adverse change from our litigation experience to date could materially diminish our profitability and impair our financial condition.

Our products involve risks of personal injury and property damage, which expose us to potential liability.

Our business exposes us to possible claims for personal injury or death and property damage resulting from the products that we sell. We maintain insurance for loss (excluding attorneys’ fees and expenses) through a combination of self-insurance retentions and excess insurance coverage. We are not insured against punitive damage awards. We monitor claims and potential claims of which we become aware and establish reserves for the self-insurance amounts based on our liability estimates for such claims. We cannot give any assurance that existing or future claims will not exceed our estimates for self-insurance or the amount of our excess insurance coverage. In addition, we cannot give any assurance that insurance will continue to be available to us on economically reasonable terms or that our insurers would not require us to increase our self-insurance amounts. Claims brought against us that are not covered by insurance or that result in recoveries in excess of insurance coverage could have a material adverse effect on our results and financial condition. Moreover, despite any insurance coverage, any accident or incident involving us could negatively affect our reputation among customers and the public. This may make it more difficult for us to compete effectively.

If our relationship with our employees were to deteriorate, we could be adversely affected.

Currently, in our U.S. operations (where none of our employees are represented by labor unions) and in our foreign operations (where the majority of our employees are represented by labor unions), we have maintained a positive working environment. Although we focus on maintaining a productive relationship with our employees, we cannot ensure that unions, particularly in the United States, will not attempt to organize our employees or that we will not be subject to work stoppages, strikes or other types of conflicts with our employees or organized labor in the future. Any such event could have a material adverse effect on our ability to operate our business and serve our customers and could materially impair our relationships with key customers and suppliers, which could damage our business, results of operations and financial condition.

If we are unable to retain and hire key employees, the performance of our operations could be adversely affected.

Our ability to provide high-quality products and services for our customers and to manage the complexity of our business is dependent on our ability to retain and to attract skilled personnel in the areas of product engineering, manufacturing, sales and finance. Our businesses rely heavily on key personnel in the engineering, design, formulation and manufacturing of our products. Our success is also dependent on the management and leadership skills of our senior management team.

We are subject to various environmental laws and regulations and may incur costs that have a material adverse effect on our financial condition as a result of violations of or liabilities under environmental laws and regulations.

Our operations are subject to federal, state, local and foreign laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the use, management and disposal of hazardous materials, and employee health and safety. As an owner and operator of real property and

13

a generator of hazardous waste, we may also be subject to liability for the remediation of contaminated sites. While we are not currently aware of any outstanding material claims or obligations, we could incur substantial costs, including cleanup costs, fines and civil or criminal sanctions, third-party property damage or personal injury claims, as a result of violations of or liabilities under environmental laws or noncompliance with environmental permits required at our facilities.

Contaminants have been detected at some of our present and former sites. In addition, we have been named as a potentially responsible party at certain Superfund sites. While we are not currently aware of any contaminated or Superfund sites as to which material outstanding claims or obligations exist, the discovery of additional contaminants or the imposition of additional cleanup obligations at these or other sites could result in significant liability. In addition, the ultimate costs under environmental laws and the timing of these costs are difficult to predict. Liability under some environmental laws relating to contaminated sites, including the Comprehensive Environmental Response, Compensation, and Liability Act and analogous state laws, can be imposed retroactively and without regard to fault. Further, one responsible party could be held liable for all costs at a site. Thus, we may incur material liabilities under existing environmental laws and regulations or environmental laws and regulations that may be adopted in the future.

Item 1B.	Unresolved Staff Comments

None.

Item 2.	Properties

We operate manufacturing facilities in the United States, Italy, Malaysia, Australia and Mexico. All U.S. facilities, leases and leasehold interests are encumbered by first priority liens securing our obligations under our Amended Credit Agreement and Second-Lien Facility. We consider our plants and equipment to be modern and well maintained and believe our plants have sufficient capacity to meet future anticipated expansion needs.

We lease a 19,500 square-foot facility located in St. Louis, Missouri, that houses our executive offices, as well as some of our centralized services.

The following table describes the location and general character of our principal properties of our continuing operations as of December 31, 2007:

Location of Facility	Building Space/Number of Buildings

West Lebanon, New Hampshire	153,000 sq. ft./5 buildings (office, manufacturing, sales training)
Denton, Texas	238,960 sq. ft./4 buildings (office, manufacturing, storage, sales training center)
Roanoke, Texas	278,543 sq. ft. / 1 building (manufacturing, warehouse)
Hermosillo, Sonora, Mexico	178,013 sq. ft. / 1 building (office, manufacturing)
Oakville, Ontario, Canada	48,710 sq. ft./1 building (office, warehouse)
Cigweld Malaysia/Selangor, Malaysia	127,575 sq. ft./1 building (office, warehouse)
Melbourne, Australia	273,425 sq. ft./2 buildings (office, manufacturing, warehouse)
Jakarta, Indonesia	52,500 sq. ft./1 building (office, warehouse)
Kuala Lumpur, Malaysia	60,000 sq. ft./1 building (office, manufacturing)
Bowling Green, Kentucky	188,000 sq. ft./1 building (office, manufacturing, warehouse)
Milan, Italy	32,000 sq. ft./3 buildings (office, manufacturing, warehouse)
Chino, California	30,880 sq. ft./1 building (warehouse)
Ningbo, China	44,187 sq. ft. /1 buildings (office, manufacturing, warehouse)

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All of the above facilities are leased, except for the manufacturing facilities located in Australia and Indonesia, which are owned. We also have additional assembly and warehouse facilities in the United Kingdom, China, Mexico, and Australia. We closed our manufacturing business in Rio de Janeiro, Brazil during 2007 and anticipate selling the building in that location in 2008.

Item 3.	Legal Proceedings

Our operations are subject to federal, state, local and foreign laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the use, management and disposal of hazardous materials and employee health and safety. We are currently not aware of any citations or claims filed against us by any local, state, federal and foreign governmental agencies, which, if successful, would have a material adverse effect on our financial condition or results of operations.

As an owner or operator of real property, we may be required to incur costs relating to remediation of properties, including properties at which we dispose waste, and environmental conditions could lead to claims for personal injury, property damage or damages to natural resources. We are aware of environmental conditions at certain properties which we now own or lease or previously owned or leased, which are undergoing remediation. We do not believe the cost of such remediation will have a material adverse effect on our business, financial condition or results of operations.

Certain environmental laws, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act and analogous state laws provide for liability without regard to fault for investigation and remediation of spills or other releases of hazardous materials, and liability for the entire cleanup can be imposed upon any of a number of responsible parties. Such laws may apply to conditions at properties presently or formerly owned or operated by us or our subsidiaries or by their predecessors or previously owned business entities. Further, conditions at properties owned by others may contain wastes or other contamination which are attributed to us or our subsidiaries or their predecessors or previously owned business entities. We have in the past and may in the future be named a potentially responsible party at off-site disposal sites to which we have sent waste. We do not believe the ultimate cost relating to such sites will have a material adverse effect on our financial condition or results of operations.

At December 31, 2007, we were a co-defendant in 426 cases alleging manganese induced illness. Manganese is an essential element of steel and contained in all welding filler metals. We are one of a large number of defendants. The claimants allege that exposure to manganese contained in the welding filler metals caused the plaintiffs to develop adverse neurological conditions, including a condition known as manganism. As of December 31, 2007, 178 of these cases had been filed in, or transferred to, federal court where the Judicial Panel on Multidistrict Litigation has consolidated these cases for pretrial proceedings in the Northern District of Ohio (the “MDL Court”). Between June 1, 2003 and December 31, 2007, we were dismissed from 1,041 other cases with similar allegations. While there is uncertainty relating to any litigation, management is of the opinion that the outcome of such litigation will not have a material adverse effect on the Company’s financial condition or results of operations.

All other legal proceedings and actions involving us are of an ordinary and routine nature and are incidental to the operations of the Company. Management believes that such proceedings should not, individually or in the aggregate, have a material adverse effect on the Company’s business or financial condition or on the results of operations.

Item 4.	Submission of Matters to a Vote of Security Holders

No matters were submitted to a vote of the shareholders during the fourth quarter of 2007.

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PART II

Item 5.	Market for the Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

On October 8, 2007, NASDAQ approved the listing of the Company’s common stock on The Nasdaq Capital Market under the symbol “THMD.” Upon its emergence from Chapter 11 in May of 2003, the Common Stock was quoted on the OTC Bulletin Board until May 5, 2006 when it became available for quotation only on the Pink Sheets Electronic Quotation Service maintained by The Pink Sheets LLC. In February 2007, our Common Stock was again quoted on the OTC Bulletin Board. The following table shows, for the periods indicated, the high and low sales or bid prices, as the case may be, of a share of the new Common Stock for 2006 and 2007, as reported by published financial sources. For each quarter in 2006 and for the first, second and third quarters in 2007, the prices shown below reflect the high and low bid prices. For the fourth quarter of 2007, the prices shown below reflect (i) the high and low bid prices between October 1, 2007 and October 7, 2007, and (ii) the high and low sales prices between October 8, 2007 and December 31, 2007.

	Bid or Sales Prices ($)
	High	Low

2006
First Quarter	$16.50	$13.25
Second Quarter	17.75	12.00
Third Quarter	13.90	8.65
Fourth Quarter	11.90	9.90
2007
First Quarter	$11.91	$10.00
Second Quarter	16.85	11.00
Third Quarter	17.85	12.45
Fourth Quarter	14.21	11.50

On March 6, 2008, the last reported sale price for our Common Stock as quoted on NASDAQ was $10.00 per share. As of March 6, 2008 there were approximately 255 beneficial owners of our Common Stock including the number of individual participants in security position listings.

We have historically not paid any cash dividends on our Common Stock, and we do not have any present intention to commence payment of any cash dividends. We intend to retain earnings to provide funds for the operation and expansion of our business and to repay outstanding indebtedness. Our debt agreements contain certain covenants restricting the payment of dividends on or repurchases of Common Stock. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview.”

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Performance Graph

On May 23, 2003, we emerged from Chapter 11 bankruptcy protection. As a result, all shares of common stock outstanding on May 23, 2003 were canceled on such date and new common stock was issued. The following graph shows a comparison of our cumulative total returns, the Russell 2000 Stock Index (the “Russell 2000”) and the Standard & Poor’s Composite 500 Stock Index (the “S&P 500”) for the periods from May 30, 2003 (the first day of trading after the emergence from Chapter 11 bankruptcy) to December 31, 2003, and the next four calendar years ending December 31, 2007. A compatible peer-group index for the welding industry, in general, was not readily available since the industry is comprised of a relatively few competitors. The Russell 2000 represents an index based on a concentration of companies having relatively small market capitalization, similar to the Company. The comparison assumes $100 was invested on May 30, 2003 in each of our common stock, the Russell 2000, and the S&P 500, and assumes compounded daily returns with reinvestment of dividends.

Value of $100 Invested

	12/31/2003	12/31/2004	12/31/2005	12/31/2006	12/31/2007

Russell 2000	$126.28	$147.75	$152.66	$178.61	$173.70
S&P500	$115.39	$125.77	$129.55	$147.19	$152.38
Thermadyne Holdings Corporation	$117.14	$123.81	$126.67	$94.29	$109.52

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Item 6.	Selected Financial Data

The selected financial data for the years ended December 31, 2007, 2006, 2005, and 2004, the seven months ended December 31, 2003, and the five months ended May 31, 2003 set forth below has been derived from our 2003, 2004, 2005, 2006 and 2007 audited consolidated financial statements. The selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto, in each case included elsewhere herein. Previously reported amounts have been reclassified as a result of the discontinued operations.

						Predecessor
	Reorganized Company					Company
	Fiscal	Fiscal	Fiscal	Fiscal	Seven	Five
	Year	Year	Year	Year	Months	Months
	Ended	Ended	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,	December 31,	May 31,
	2007	2006	2005	2004	2003	2003

Operating Results Data:
Net sales	$494.0	$445.7	$409.6	$389.3	$198.7	$136.6

Operating income (loss)	44.3	30.0	12.5	3.8	(4.4)	11.8

Gain from reorganization and fresh-start accounting		—	—	—	—	(582.1)
Income (loss) from continuing operations	10.6	2.5	(15.8)	(11.9)	(18.5)	568.2
Income (loss) from discontinued operations, net of tax	(2.0)	(25.5)	(15.5)	(2.0)	(1.8)	0.7

Net income (loss)	$8.7	$(23.0)	$(31.4)	$(13.9)	$(20.3)	$568.9

Diluted income (loss) per share applicable to common shares:
Continuing operations	$0.79	$0.18	$(1.19)	$(0.90)	$(1.39)	$158.27
Discontinued operations	(0.15)	(1.91)	(1.17)	(0.15)	(0.14)	0.20

Net income (loss)	$0.64	$(1.73)	$(2.36)	$(1.05)	$(1.53)	$158.47

Consolidated Balance Sheet Data (Period end):
Working capital(1)	$97.2	$104.8	$128.7	$153.5	$147.6	$145.7
Total assets	497.4	518.9	577.2	617.4	525.0	308.6
Total debt(2)	234.6	257.0	258.7	231.7	211.0	806.0
Total shareholders’ equity (deficit)	122.1	103.5	124.0	161.0	169.5	(672.6)
Consolidated Cash Flow Data — Continuing Operations:
Net cash provided by (used in) operating activities	$23.0	$(15.5)	$(13.3)	$(13.6)	$11.2	$(2.3)
Other Data:
Depreciation and amortization	$13.1	$15.7	$19.1	$19.4	$12.6	$5.2
Capital expenditures	(11.4)	(8.5)	(7.9)	(10.6)	(6.6)	(2.2)

(1)	Amounts as of May 31, 2003 exclude liabilities subject to compromise.

(2)	Amounts as of May 31, 2003 include $782.1 million classified as “liabilities subject to compromise.”

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Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We are a leading global designer and manufacturer of gas and arc cutting and welding products, including equipment, accessories and consumables. Our products are used by manufacturing, construction, fabrication and foundry operations to cut, join and reinforce steel, aluminum and other metals. We design, manufacture and sell products in five principal categories: (1) gas equipment; (2) plasma power supplies, torches and consumable parts; (3) welding equipment; (4) arc accessories, including torches, guns, consumable parts and accessories; and (5) filler metals. We operate our business in one reportable segment.

Demand for our products is highly cyclical because many of the end-users of our products are themselves in highly cyclical industries, such as commercial construction, steel shipbuilding, petrochemical construction and general manufacturing. The demand for our products and, therefore, our results of operations are directly related to the level of production in these end-user industries.

The availability and the cost of the components of our manufacturing processes, and particularly, raw materials are key determinants in achieving future success in the marketplace and in achieving profitability. Principal raw materials used are copper, brass, steel and plastic, which are widely available and need not be specifically manufactured for use by us. Certain other raw materials used in our hardfacing products, such as cobalt and chromium, are available primarily from sources outside the United States. Historically, we have been able to obtain adequate supplies of raw materials at acceptable prices. During 2007, 2006 and 2005, we experienced higher than historical average inflation on materials such as copper, steel and brass which negatively affected margins. In recent years we have taken steps to reduce our overhead and labor costs through intensified focus on improving our operational efficiency, relocation of jobs, consolidation of manufacturing operations and outsourcing of certain components and products.

Our operating profit is affected by the mix of the products sold, as margins are generally higher on torches and guns, as compared to power supplies, and higher on consumables and replacement parts, as compared to torches and guns.

Our products are sold domestically primarily through industrial welding distributors, retailers and wholesalers. Internationally, we sell our products through our sales force, independent distributors and wholesalers.

For the year ended December 31, 2007, approximately 59% of our sales were made to customers in the U.S. Approximately one-half of our international sales are denominated in U.S. dollars.

Key Indicators

Key economic measures relevant to us include steel consumption, industrial production trends and purchasing manager indices. Industries that we believe provide a reasonable indication of demand for our products include construction and transportation, railcar manufacturing, oil and gas exploration, metal fabrication and farm machinery, and shipbuilding. The trends in these industries provide important data to us in forecasting our business. Indicators with a more direct relationship to our business that might provide a forward-looking view of market conditions and demand for our products are not available.

Key performance measurements we use to manage the business include orders, sales, commodity cost trends, operating expenses and efficiencies, inventory levels and fill-rates. The timing of these measurements varies, but may be daily, weekly and monthly depending on the need for management information and the availability of data.

Key financial measurements we use to evaluate the results of our business as well as the operations of our individual units include customer order levels and mix, sales order profitability, production volumes and variances, selling, general and administrative expenses, earnings before interest, taxes, depreciation and amortization, operating cash flows, capital expenditures and controllable working capital. We define controllable working capital as accounts receivable, inventory, and accounts payable. These measurements are reviewed monthly, quarterly and annually and are compared with historical periods, as well as objectives that are established by management and approved by our Board of Directors.

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Discontinued Operations

On December 21, 2007, the Company committed to a plan to dispose of its cutting table business, C&G Systems. A definitive sales agreement was signed with closing occurring on January 18, 2008. Based on the sales price, a loss of $0.6 million (net of $0.3 million of tax) was recorded in 2007 as a component of discontinued operations. The assets and liabilities are classified as held for sale at December 31, 2007. The schedule below sets forth certain information related to C&G Systems included in discontinued operations. See Note 3 — Discontinued Operations to the consolidated financial statements.

On December 30, 2006, the Company committed to sell its Brazilian manufacturing operation which was established pursuant to a 10 year agreement expiring in 2008 with a major customer requiring Brazilian based manufacturing. Employees of Thermadyne Brazil were informed of this decision on February 16, 2007. As a result of this decision, the Company recorded an impairment loss of approximately $15.2 million (net of tax) in the fourth quarter of 2006 which was recorded as a component of discontinued operations. During the second quarter of 2007, the Company corrected reserves previously established to record certain tax and related interest obligations which resulted in a loss of $400, net of tax, which is included in the net results of discontinued operations for the year ended December 31, 2007. The Company closed the Brazilian manufacturing operations in the fourth quarter of 2007 disposing of its cutting table business and auctioning various remaining inventory and equipment. Final negotiations associated with the sale of the building are continuing. The Company also recorded potential tax liabilities asserted by Brazilian authorities.

On December 30, 2006, the Company committed to divest its two South African subsidiaries as part of the Company’s evaluation of its non-core operations: Maxweld & Braze Pty. Ltd. (“Maxweld”) and Thermadyne South Africa (Pty.) Ltd. (“Thermadyne South Africa”). Maxweld is a wholesaler with an outlet in Johannesburg, South Africa, and Thermadyne South Africa is a retailer with a network of stores throughout South Africa. On February 5, 2007, the Company entered into an agreement to sell the subsidiaries. The closing of the divestitures took place in May 2007 and the Company received $13.8 million which was used to reduce debt. Under the Sale Agreement the Company also received a note payable bearing 14% interest payable in South African Rand in May 2010 which converts to U.S. $4.4 million at December 31, 2007. As a result of this decision, the Company recorded an impairment loss of approximately $9.2 million (net of tax) in the fourth quarter of 2006 which was recorded as a component of discontinued operations. See Note 3 — Discontinued Operations to the consolidated financial.

On April 11, 2006, the Company completed the disposition of Tec.Mo Srl (“TecMo”), an indirect wholly-owned subsidiary which manufactures generic cutting and welding torches and consumables, to Siparex, an investment fund in France and the general manager of TecMo. Net cash proceeds from this transaction of approximately $7.5 million were used to repay a portion of the Company’s outstanding working capital facility. The Company recorded an impairment loss of approximately $663 during the quarter ended March 31, 2006.

On March 9, 2006, the Company completed a series of transactions involving its South African subsidiaries. In a simultaneous transaction (effective January 1, 2006), the Company purchased the shares of its only minority shareholder in Unique Welding Alloys Rustenburg (Proprietary) Ltd, d/b/a Thermadyne Plant Rental South Africa (“Plant Rental”), and sold 100% of the assets in Plant Rental to the minority shareholder. Plant Rental is a contracting business that leases cutting, welding and other equipment to large turn-key projects. During the first quarter of 2006, the $4.0 million net cash proceeds from the transaction were used by the Company to purchase the shares held by the only minority shareholder of Thermadyne South Africa (Proprietary) Ltd., d/b/a Unique Welding Alloys and all of the shares held by the only minority shareholder of Maxweld & Braze (Proprietary) Ltd. As a result, the Company recorded an impairment loss of approximately $1.9 million during the year ended December 31, 2005, which has been recorded as a component of discontinued operations.

On January 2, 2006, the Company completed the disposition of Soldaduras Soltec Limitada (“Soltec”) and Comercializadora Metalservice Limitada (“Metalservice”), both wholly-owned subsidiaries which distribute cutting and welding equipment, to Soldaduras PCR Soltec Limitada, and Penta Capital de Riesgo S.A. Net cash proceeds were approximately $6.4 million from the sale of the Soltec and Metalservice interests of which $4.9 million was used to repay a portion of the Company’s outstanding long-term debt during the first quarter of 2006. Proceeds of $1.5 million from the sale are being held in escrow by the government of Chile until certain customary tax matters and filings are made. As a result of this disposition, we recorded an impairment loss of

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approximately $2.7 million, which has been recorded as a component of discontinued operations for the year ended December 31, 2005.

On December 29, 2005, the Company completed the disposition of GenSet S.P.A. (“GenSet”), a wholly-owned subsidiary which manufactures technologically advanced generators and engine-driven welders, to Mase Generators S.P.A (“Mase”). The $4.8 million net cash proceeds from the sale of GenSet were used to repay a portion of the Company’s outstanding long-term debt during the first quarter of 2006. In addition, the buyer assumed approximately $7.6 million of debt owed to local, Italian lenders. Related to the disposition of GenSet, the Company recorded a loss on disposal net of tax of approximately $10.4 million, which is recorded as a component of discontinued operations for the year ended December 31, 2005.

Results of Operations

The results of operations set forth in the Income Statement on page F-5 have been adjusted to reflect the impact of discontinued operations. See Note 3 — Discontinued Operations in our consolidated financial statements.

The following description of results of operations is presented for the years ended December 31, 2007, 2006, and 2005.

2007 Compared to 2006

Net sales from continuing operations for the year ended December 31, 2007 were $494.0 million, which was a 10.8% increase over net sales of $445.7 million for the same twelve months in 2006. U.S. sales were $292.6 million for 2007, compared to $279.1 million for 2006, which is an increase of 4.8%. International sales were $201.4 million for the twelve months ended December 31, 2007 compared to $166.7 million for the same period of 2006, or an increase of 20.9%. Net sales for the twelve months ended December 31, 2007 increased approximately $48 million with approximately $15 million from increased demand primarily associated with new product introductions, $20 million from price increases, and $13 million due to foreign currency translation.

Gross margin from continuing operations for the twelve months ended December 31, 2007 was $154.4 million, or 31.2% of net sales, compared to $130.7 million, or 29.3% of net sales, for the same period in 2006. The gross margin improvement is due to manufacturing cost savings initiatives and improved pricing administration consisting of better management of rebates, discounts and sales price increases. The impact of cost increases from inflation of material costs and production supply cost increases reduced gross margin by an estimated $22 million. These estimated cost increases were offset in part by cost savings from productivity initiatives of an estimated $20 million. The overall increase in material cost was attributable to higher prices for key raw materials such as copper, brass and steel.

Selling, general and administrative expenses (“SG&A”) were $106.0 million, or 21.5% of net sales, for the twelve months ended December 31, 2007 as compared to $109.6 million, or 24.6% of net sales, for the twelve months ended December 31, 2006. The decrease in SG&A is principally related to incremental non-recurring costs incurred in the prior year to complete the 2005 financial statements and restatement of prior years. These incremental costs of approximately $8 million were attributable to accounting, audit and tax services related fees and bondholder consent fees. The year 2007 reflects SG&A cost increases of $5 million which arise primarily from general increases in cost of the various functions.

Interest expense for the twelve months ended December 31, 2007 was $26.8 million, which compares to $26.5 million for the twelve months ended December 31, 2006. The increased interest costs reflect the offsetting effects of an increase of $1.5 million from the special interest adjustment on the Senior Notes partially offset by lower average borrowings.

Amortization of intangibles was $2.9 million for the year ended December 31, 2007 compared to $2.9 million for the year ended December 31, 2006, reflecting normal amortization expenses.

Minority interest income was $0.1 million for the year ended December 31, 2007 as compared to expense of $0.1 million for 2006.

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An income tax provision of $5.5 million was recorded on pretax income of $16.2 million from continuing operations for the year ended December 31, 2007. An income tax benefit of $4.0 million was recognized in 2007 due to the reduction of previously recorded state income tax contingencies. For the year ended December 31, 2006, an income tax benefit of $0.4 million was recorded on a pretax income of $2.1 million from continuing operations. In 2006, accruals for income tax currently payable and deferred tax benefits are largely offsetting. The income tax benefit is primarily the result of the implementation of international tax planning that reduced both current and prior period liability related to our foreign operations. Valuation allowances offset a substantial portion of the tax benefit of U.S. net operating losses in 2006.

Discontinued operations reported net loss of $2.0 million for the twelve months ended December 31, 2007 compared to a net loss of $25.5 million for the twelve months ended December 31, 2006. In 2007, discontinued operations include impairment losses of $1.2 million compared to impairment losses of $24.4 million in 2006. See Note 3 — Discontinued Operations to the consolidated financial statements.

2006 Compared to 2005

Net sales from continuing operations for the year ended December 31, 2006 were $445.7 million, which was a 8.8% increase over net sales of $409.6 million for the same twelve months in 2005. U.S. sales were $279.1 million for year of 2006, compared to $255.4 million for the prior year, which is an increase of 9.3%. International sales were $166.7 million for the twelve months ended December 31, 2006 compared to $154.2 million for the same period of 2005, or an increase of 8.1%. Net sales for the twelve months ended December 31, 2006 increased approximately $17 million from increased demand and new product initiatives and approximately $20 million as a result of price increases and was partially offset by $1 million as a result of the impact of foreign currency translation. Net sales in the year of 2006 were reduced by $19 million for rebates paid to customers compared to $15 million in the same period of 2005. The increase in rebates results from increased sales volume to customers achieving volume levels providing higher rebate percentages.

Gross margin from continuing operations for the twelve months ended December 31, 2006 was $130.7 million, or 29.3% of net sales, compared to $117.4 million, or 28.7% of net sales, for the same period in 2005. Gross margin dollars increased approximately $17 million through new product introductions, volume expansion and price increases. These increases to gross margin were partially offset by approximately $4 million increase in customer rebate costs arising from increased sales volumes. The impact of cost increases from inflation of material costs and production supply cost increases reduced gross margin an estimated $17 million. These estimated cost increases were offset in part by cost savings from productivity initiatives of approximately $17 million. The overall increase in material cost was attributable to higher prices for key raw materials such as copper, brass and steel.

SG&A was $109.6 million, or 24.6% of net sales, for the twelve months ended December 31, 2006 as compared to $99.9 million, or 24.4% of net sales, for the twelve months ended December 31, 2005. The increase in SG&A is principally related to costs incurred for incremental auditing fees to complete the 2005 financial statements and restatement of prior years, costs incurred with accounting specialists and contractors to maintain records following the departures of most corporate accounting personnel during 2006, search firm fees incurred in conjunction with hiring new personnel, fees incurred to modify accounting processes in remediating material weaknesses, fees incurred with international tax specialists to assist in reducing foreign income tax expenses, the consents obtained from bondholders in May and August 2006 and incremental costs associated with the second and third quarter financial statement reviews. These incremental costs approximated $8 million. SG&A costs in 2006 increased in part due to incremental stock option expense of $1.1 million was charged to 2006 expense after adoption of SFAS 123R.

Net periodic postretirement benefits reflect income for the year ended December 31, 2006 of $11.8 million compared to an expense of $1.8 million for the year ended December 31, 2005. As of January 1, 2006, the Company changed its postretirement benefits plan to limit medical benefits to only existing retirees and certain existing employees who were 62 and had 15 years of service. This resulted in a curtailment gain of $11.9 million during 2006. In addition, the on-going expense was substantially reduced from prior years as a result of the change. See Note 17 — Employee Benefit Plans to our consolidated financial statements for additional information.

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Interest expense for the twelve months ended December 31, 2006 was $26.5 million, which compares to $22.9 million for the twelve months ended December 31, 2005. The difference primarily results from an overall increase in our average borrowing rate.

Amortization of intangibles was $2.9 million for the year ended December 31, 2006 compared to $3.1 million for the year ended December 31, 2005, reflecting normal amortization expenses.

Minority interest expense was $0.1 million for the year ended December 31, 2006 as compared to $0.6 million for 2005. The decrease is a result of the disposal of a minority-owned company at the end of 2005.

An income tax benefit of $0.4 million was recorded on pretax income of $2.1 million from continuing operations for the year ended December 31, 2006. For the same period in 2005, an income tax provision of $3.3 million was recorded on a pretax loss of $12.5 million from continuing operations. The income tax benefit for 2006 is primarily the result of the implementation of international tax planning that reduced both current and prior period liability related to our foreign operations. The income tax provision for 2005 includes $3.6 million of taxes primarily related to income generated in certain foreign jurisdictions. Accruals for income tax currently payable and deferred tax benefits are largely offsetting. Valuation allowances offset a substantial portion of the tax benefit of U.S. net operating losses in both 2006 and 2005.

Discontinued operations reported a net loss of $25.5 million for the twelve months ended December 31, 2006 compared to a net loss of $15.5 million for the twelve months ended December 31, 2005. In 2006, discontinued operations include impairment losses of $24.4 million compared to impairment losses of $4.6 million along with losses of disposal of $10.4 million in 2005. See Note 3 — Discontinued Operations to the consolidated financial statements.

Restructuring and Other Charges

During the five months ended May 31, 2003, the seven months ended December 31, 2003, and the year ended December 31, 2004, we incurred restructuring and other special charges related to initiatives that we have undertaken to lower costs and improve our operational performance. No restructuring charges were incurred during the years ended December 31, 2007, 2006 or 2005.

Liquidity and Capital Resources

Liquidity.  Our principal uses of cash will be capital expenditures, working capital and debt service obligations. We expect that ongoing requirements for debt service, capital expenditures and working capital will be funded from operating cash flow and borrowings under the Working Capital Facility, which was renegotiated in June 2007 and matures in June 2012 as discussed below.

In 2007, our net cash provided by continuing operations was $4.8 million. Net debt repayments were $21.7 million which included $14 million in repayment of the Second-Lien Facility. The funding for the Second-Lien Facility repayments arose primarily from the proceeds of the sale of our South African discontinued operations.

In 2008, we anticipate our capital expenditures will be approximately $15.0 million. In addition, we expect that our overall debt service obligations excluding interest expense and repayments on the Working Capital Facility will be approximately $9 million. This includes the repayment of approximately $7 million of indebtedness required under our Second Lien Facility, described below, which we intend to make during the first quarter of 2008. We expect our operating cash flow, together with available borrowings under the Working Capital Facility, will be sufficient to meet our anticipated operating expenses, capital expenditures and the debt service requirements of the Credit Agreement and Second-Lien Facility, the Notes and our other long-term obligations for 2008. Our debt structure, terms, covenants, and a history of these instruments are described below.

Certain subsidiaries of the Company are borrowers under the Third Amended and Restated Credit Agreement, dated June 29, 2007 (the “Credit Agreement”) with General Electric Capital Corporation as agent and lender. The Credit Agreement: (i) matures on June 29, 2012; (ii) provides a revolving credit commitment of up to $100 million (the “Working Capital Facility”), which includes (a) a cash flow facility of up to $20 million with interest at LIBOR

23

plus 2.50%, (b) an asset based facility and (c) an amortizing $8 million property, plant and equipment (PPE) facility; (iii) provides for interest rate percentages applicable to the asset based and PPE borrowings that range from LIBOR plus 1.50% to 2.25% depending upon the fixed charge coverage ratio; (iv) extends the time period for the 1% prepayment fee to November 30, 2008; and (v) limits the senior leverage ratio to 2.75 for the total leverage ratio. Borrowings under the Working Capital Facility may not exceed 85% of eligible receivables plus the lesser of (i) 85% of the net orderly liquidation value of eligible inventories or (ii) 65% of the book value of eligible inventories less customary reserves, plus machinery at appraised value not to exceed $8 million. Borrowings under the cash flow facility are dependent on a minimum fixed charge coverage and EBITDA amount. At December 31, 2007, $8.2 million of letters of credit were outstanding. Unused availability was $56.0 million as of December 31, 2007.

We have $36.0 million in outstanding indebtedness under our Second-Lien Facility. The Second-Lien Facility is secured by a second lien on substantially all of the assets of our domestic subsidiaries. The Second-Lien Facility restricts how much long-term debt we may have and has other customary provisions including financial and non-financial covenants. On June 29, 2007, the Company entered into Amendment No. 19 and Waiver to the Second Lien Credit Agreement between the Company and Credit Suisse, as administrative agent and collateral agent, and the lenders party thereto (the “Second Lien Facility Amendment”) to: (i) extend the maturity date to November 7, 2010 and (ii) lower the interest rate from LIBOR plus 4.50% to LIBOR plus 2.75%. The lender of the Second Lien Facility Amendment is also an affiliate of the holder of approximately 34% of the Company’s outstanding shares of common stock. This stockholder is the employer of one of the Company’s directors. The terms of the Second Lien Credit Agreement, as amended, were negotiated at arms-length, and the Company believes that the terms of the Second Lien Facility are as favorable as could be obtained from an unaffiliated lender. In connection with this Amendment, the Company prepaid $14 million of the outstanding indebtedness, reducing the Second Lien Facility from $50 million to $36 million. The prepayment was funded through the proceeds of the sale of South African assets.

The Senior Subordinated Notes (the “Notes”) accrue interest at 9 1/4% per annum, which is payable semiannually in cash. The Notes are guaranteed by our domestic subsidiaries, which are also borrowers or guarantors under the Amended Credit Agreement, and certain of our foreign subsidiaries. The Notes contain customary covenants and events of default, including covenants that limit our ability and our subsidiaries’ abilities to incur debt, pay dividends and make certain investments. In May and August 2006, we amended the Indenture for the Senior Subordinated Notes to, among other things, extend the time by which we had to file with the Securities and Exchange Commission our Annual Report on Form 10-K for the year ended December 31, 2005 and any other reports then due, and obtain waivers for the defaults resulting from our failure to timely file the 2005 Annual Report and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. The amendments require us, subject to certain conditions, to annually use our excess cash flow (as defined in the Indenture) either to make permanent repayments of our senior debt or to extend a repurchase offer to the holders of the Notes pursuant to which we will offer to repurchase outstanding Notes at a purchase price of 101% of their principal amount. The “excess cash flow” amount for 2007 was determined to be $7 million. The Indenture was also amended to provide for the payment of additional Special Interest on the Senior Subordinated Notes, initially at a rate of 1.25% per annum. The Special Interest is subject to adjustment increasing to 1.75% if the consolidated leverage ratio exceeds 6.00 with incremental interest increases to a maximum of 2.75% if the consolidated leverage ratio increases to 7.0. The Special Interest declines to .75% if the consolidated leverage ratio declines below 4.0 and declines incrementally to 0% when the consolidated leverage ratio is less than 3.0. In consideration for these amendments, we paid the note holders consent fees aggregating $1.3 million.

At December 31, 2007, the Company was in compliance with its financial covenants. The Company expects to remain in compliance with the financial covenants during 2008 by achieving its 2008 financial plan, which includes realizing sales of new products to be introduced during 2008, the continuing impact of 2007 price increases for existing products, and successfully implementing certain cost reduction initiatives, including its global continuous improvement program referred to as TCP and its program for foreign sourcing of manufacturing. If the Company is unable to maintain compliance with its covenants, this could result in a default under the Amended GE Credit Agreement and the Second-Lien Facility Amendment which could result in a material adverse impact on the Company’s financial condition.

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Working Capital and Cash Flows.  The operating activities of our continuing operations provided $23.0 million of cash during the year ended December 31, 2007, compared to cash used of $15.5 million during the year ended December 31, 2006. This includes the change in operating assets and liabilities which used $0.5 million of cash for the year ended December 31, 2007, compared to $13.1 million of cash used in the year ended December 31, 2006 and consisted of:

•	Accounts receivable increases used $2.0 million of cash in 2007, compared to $8.5 million of cash used during the year ended December 31, 2006. The increase in accounts receivable in 2007 resulted primarily from the increased sales through out the year.

•	Inventory decreases provided $9.1 million of cash in 2007 compared to $5.0 million provided in the year ended December 31, 2006. The decrease in inventory during 2006 resulted from an effort to reduce excess inventory levels.

•	Accounts payable reductions used $1.3 million of cash in 2007, which compares to $5.8 million of cash used in the year ended December 31, 2006.

•	Accrued interest reductions used $0.2 million of cash in 2007 compared to $0.9 million provided in 2006 reflecting the partially offsetting effects of an increase in Special Interest on the Senior Notes reduced by lower average borrowings.

The sale of discontinued operations during 2007 as discussed in Note 3 — Discontinued Operations to the consolidated financial statements generated $13.8 million of positive cash flow which was utilized to pay down the Second Lien Facility in 2007.

Cash used for capital expenditures was $11.4 million during the year ended December 31, 2007, compared to $8.5 million in the year ended December 31, 2006.

Financing activities used $20.8 million of cash during 2007, which compares to $7.3 million of cash provided during the year ended December 31, 2006. Net repayments were $21.7 million during the year ended December 31, 2007. Financing activities also reflect $0.4 million of deferred financing fees and an adjustment of $1.6 million for stock option expenses. For the year ended December 31, 2006, net repayments amounted to $2.0 million.

Contractual Obligations and Commercial Commitments

In the normal course of business, we enter into contracts and commitments that obligate us to make payments in the future. The table below sets forth our significant future obligations by time period.

	Payments Due by Period
		Less Than	1-3	3-5	More Than
Contractual Obligations	Total	1 Year	Years	Years	5 Years

Long-term debt	$223,953	$19,658	$29,000	$—	$175,295
Interest payments related to long-term debt	100,333	17,938	32,484	32,375	17,536
Capital leases	10,625	1,778	3,522	2,377	2,948
Operating leases	25,273	7,094	8,076	4,699	5,404
Purchase obligations	3,805	3,805	—	—	—

Total	$363,989	$50,273	$73,082	$39,451	$201,183

The amounts shown for capital leases exclude the effective interest expense component. Our purchase obligations relate primarily to inventory purchase commitments. At December 31, 2007, we had issued letters of credit totaling $8.2 million under the revolving credit facility.

Market Risk and Risk Management Policies

Our earnings and cash flows are subject to exposure to changes in the prices of certain commodities, particularly copper, brass and steel and fluctuations due to changes in foreign currency exchange rates as well as changes in interest rates on our long-term debt arrangements. In addition, our Working Capital Facility, Second-

25

Lien Facility and a $50 million fixed-to-floating interest rate swap related to our Notes cause our related interest costs to change with changes in LIBOR. See Item 7A. “Quantitative and Qualitative Disclosures About Market Risk,” for a further discussion.

Effect of Inflation; Seasonality

In an environment of increasing raw material prices, competitive conditions can affect how much of the price increases we can recover in the form of higher unit sales prices. To the extent we are unable to pass on any price increases to our customers, our profitability could be adversely affected. Furthermore, restrictions in the supply of cobalt, chromium and other raw materials could adversely affect our operating results. In addition, certain of our customers rely heavily on raw materials, and to the extent there are fluctuations in prices, it could affect orders for our products and our financial performance. Our general operating expenses, such as salaries, employee benefits and facilities costs, are subject to normal inflationary pressures. Our operations are generally subject to mild seasonal increases in the second and third calendar quarters.

Critical Accounting Policies

Our consolidated financial statements are based on the selection and application of significant accounting policies, some of which require management to make estimates and assumptions. We review these estimates and assumptions periodically to assess their reasonableness. If necessary, these estimates and assumptions may be changed and updated. No material adjustments to our accounting policies have been made in 2007. We believe the following are some of the more critical judgmental areas in the application of our accounting policies that affect our financial condition and results of operations.

Inventories

Inventories are a significant asset, representing 18% of total assets at December 31, 2007. They are valued at the lower of cost or market, with our U.S. subsidiaries using the last in, first-out (LIFO) method, which represents 60% of consolidated inventories, and our foreign subsidiaries using the first-in, first-out (FIFO) method, which represents 40% of consolidated inventories.

We continually apply judgment in valuing our inventories by assessing the net realizable value of our inventories based on current expected selling prices, as well as factors such as obsolescence and excess stock. We provide reserves as judged necessary. Should we not achieve our expectations of the net realizable value of our inventory, future losses may occur.

Accounts Receivable and Allowances

We maintain an allowance for doubtful accounts for estimated losses from the failure of our customers to make required payments for amounts owed. We estimate this allowance based on knowledge and review of historical receivables, write-off trends and reserve trends, the financial condition of our customers and other pertinent information. If the financial condition of our customers deteriorates or an unfavorable trend in receivable collections is experienced in the future, additional allowances may be required.

Intangible Assets

Patents and customer relationships are amortized on a straight-line basis over their estimated useful lives, which generally range from 10 to 20 years. Trademarks are not amortized, but are periodically evaluated for impairment. Our trademarks are associated with our well-established product brands, and cash flows associated with these products are expected to continue indefinitely and therefore the Company has placed no limit on the end of our trademarks’ useful lives.

We account for our intangible assets, excluding goodwill and trademarks, in accordance with SFAS No. 144, which requires us to assess the recoverability of these assets when events or changes in circumstances indicate that the carrying amount of the long-lived asset group might not be recoverable. If impairment indicators exist, we determine whether the projected undiscounted cash flows will be sufficient to recover the carrying value of such

26

assets. This requires us to make significant judgments about the expected future cash flows of the asset group. The future cash flows are dependent on general and economic conditions and are subject to change.

We test goodwill for impairment annually or more frequently if events occur or circumstances change that would, more likely than not, reduce the fair value of the reporting unit below its carrying value. For purposes of applying the provisions, we perform our impairment analysis on a consolidated enterprise level. We use comparable market values, market prices and the present value of expected future cash flows to estimate fair value. We must make significant judgments and estimates about future conditions to estimate future cash flows. Unforeseen events and changes in circumstances and market conditions, including general economic and competitive conditions, could result in significant changes in those estimates. Based on an impairment analysis we completed in the fourth quarter of 2007, we concluded no adjustment to the carrying value of our goodwill was necessary as of December 31, 2007.

Revenue Recognition

The Company sells a majority of its products through distributors with standard terms of sale of FOB shipping point or FOB destination. The Company has certain consignment arrangements whereby revenue is recognized when products are used by the customer from consigned stock. Under all circumstances, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the seller’s price is fixed and determinable and collectibility is reasonably assured.

The Company sponsors a number of incentive programs to augment distributor sales efforts including certain rebate programs and sales and market share growth incentive programs. The costs associated with these sales programs are recorded as a reduction of revenue.

Terms of sale generally include 30-day payment terms, return provisions and standard warranties for which reserves, based upon historical experience, have been recorded. Restocking charges will generally be assessed for product that is returned due to issues outside the scope of the Company’s warranty agreements.

Income Taxes

We establish provisions for taxes to take into account the effects of timing differences between financial and tax reporting. These differences relate primarily to the excess of the fresh-start accounting valuation over the tax basis of our primary operating subsidiary, net operating loss carryforwards, fixed assets, intangible assets and post-employment benefits.

We record a valuation allowance when, in our assessment, it is more likely than not that a portion or all of our deferred tax assets will not be realized. In making this assessment we consider the scheduled reversal of deferred tax liabilities, tax planning strategies and projected future taxable income. At December 31, 2007, a valuation allowance has been recorded against our deferred tax assets based upon this assessment. The amount of the deferred tax assets considered realizable could change in the future if our assessment of future taxable income or tax planning strategies changes.

Generally, no provision is made for U.S. income taxes on the undistributed earnings of non-U.S. subsidiaries. These earnings are permanently invested or otherwise indefinitely retained for continuing international operations. Determination of the amount of taxes that might be paid on these undistributed earnings is not practicable.

A portion of the earnings of our foreign subsidiaries are included in our U.S. income tax return under I.R.C. Section 956 relating to the earnings of a foreign subsidiary which guarantees the borrowings of its U.S. parent. Upon actual distribution of those earnings, we may be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable in amounts which differ from the estimates we have recorded. See Note 12 — Income Taxes to the consolidated financial statements.

We are periodically audited by U.S. and foreign tax authorities regarding the amount of taxes due. In evaluating issues raised in such audits, reserves are provided for exposures as appropriate. To the extent we were to prevail in matters for which accruals have been established or be required to pay amounts in excess of reserves, the effective tax rate in a given financial statement period may be impacted.

27

As a result of the 2003 bankruptcy restructuring, the Company recognized cancellation of indebtedness income. Under Internal Revenue Code Section 108, this cancellation of indebtedness income is not recognized for income tax purposes, but reduced various tax attributes, primarily the tax basis in the stock of a subsidiary, for which a deferred tax liability was recorded. The final determination of the reduction in the tax attributes was made following the bankruptcy restructuring with the filing of the Company’s federal tax return.

Factors That May Affect Future Results

For a discussion of factors that may affect future results see “Risk Factors.”

Recently Issued Accounting Standards

Business Combinations.  In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS No. 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS No. 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company is currently evaluating the potential impact of adoption of SFAS No. 141R on its consolidated financial statements. However, the Company does not expect the adoption of SFAS No. 141R to have a material effect on its consolidated financial statements.

Noncontrolling Interests.  In December 2007, the FASB issued SFAS No. 160. “Noncontrolling Interests in Consolidated Financial Statements-an Amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 establishes accounting and reporting standards pertaining to ownership interests in subsidiaries held by parties other than the parent, the amount of net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of any retained noncontrolling equity investment when a subsidiary is deconsolidated. This statement also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The Company is currently evaluating the potential impact of adoption of SFAS No. 160 on its consolidated financial statements. However, the Company does not expect the adoption of SFAS 160 to have a material effect on its consolidated financial statements.

Fair Value Option.  In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of SFAS No. 115 (“SFAS No. 159”)”. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The company is in the process of assessing the impact of SFAS No. 159 on its consolidated financial statements. However, the Company does not expect the adoption of SFAS No. 159 to have a material effect on its consolidated financial statements.

Fair Value Measurements.  In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The impact of SFAS No. 157 is not expected to have a significant impact on the financial condition, results of operations, cash flows or disclosures of the Company.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

Our primary financial market risk relates to fluctuations in commodity price risk, currency exchange rates and interest rates.

Copper, brass and steel constitute a significant portion of our raw material costs. These commodities are subject to price fluctuations which we may not be able to pass on to our customers. We have not experienced and do not anticipate constraints on the availability of these commodities. A hypothetical 10% adverse change in

28

commodity prices on our projected annual purchases of these three commodities would increase annual costs $5.0 million with brass and copper comprising the majority of these commodity purchases.

A substantial portion of our operations consists of manufacturing and sales activities in foreign regions, particularly Australia/Asia, Canada and Europe. As a result, our financial results could be significantly affected by changes in foreign currency exchange rates in the foreign markets in which we distribute our products. A significant amount of the approximately one-half of our international sales are export sales from the United States which are primarily denominated in U.S. dollars. Our exposure to foreign currency transactions is further mitigated by having manufacturing locations in Australia, China, Italy, Malaysia, and Mexico. A substantial portion of the products manufactured in most of these regions is sold locally and denominated in the local currency. We are most susceptible to a strengthening U.S. dollar which would have a negative effect on our export sales and a negative effect on the translation of local currency financial statements into U.S. dollars, our reporting currency. We do not believe our exposure to transaction gains or losses resulting from changes in foreign currency exchange rates is material to our financial results of continuing operations. As a result, we do not actively try to manage our exposure to continuing operations through foreign currency forward or option contracts.

In order to manage interest costs, we entered into an interest rate swap arrangement on February 24, 2004 to convert $50.0 million of the Senior Subordinated Notes into variable rate debt. We pay interest on the swap at LIBOR plus a spread of 442 basis points. Interest rate risk management agreements are not held or issued for speculative or trading purposes. We are also exposed to changes in interest rates primarily as a result of our Credit Agreement and Second-Lien Facility that have LIBOR-based variable interest rates. At December 31, 2007, the borrowings under these two agreements was $48.7 million. With this amount of variable rate debt, and including the effects of the $50.0 million interest rate swap, a hypothetical 100 basis point change in LIBOR would result in a change in interest expense of approximately $1.0 million annually.

Item 8.	Financial Statements and Supplementary Data

The financial statements that are filed as part of this Annual Report on Form 10-K are set forth in the Index to Consolidated Financial Statements at page 34 hereof.

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None

Item 9A.	Controls and Procedures

(a)	Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures that are designed to provide reasonable assurances that information required to be disclosed in the reports we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms. These controls and procedures are also designed to ensure that such information is accumulated and communicated to our management, including our principal executive and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating disclosure controls and procedures, we have recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objective. Management is required to apply judgment in evaluating its controls and procedures.

Under the supervision of and with the participation of management, including the Chief Executive Officer and Chief Financial Officer, the Company conducted an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures, as such term is defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934. Based on this evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures were not effective as of December 31, 2007 because of a material weakness in our procedures for review and approval of the accounting for non-routine transactions. Specifically, our policies and procedures for such review and approval were not effective. As a result of this deficiency, errors existed in the Company’s presentation of discontinued operations that were corrected prior to the issuance of the 2007 consolidated financial statements.

29

(b)	Management’s Assessment of Internal Control Over Financial Reporting

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f). Under the supervision of and with the participation of the Company’s management, including the Chief Executive Officer and Chief Financial Officer, the Company conducted an evaluation of the effectiveness of internal control over financial reporting as of December 31, 2007 based on the framework in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on the Company’s evaluation under such framework, management concluded that the Company’s internal control over financial reporting was not effective as of December 31, 2007 because of a material weakness in our procedures for review and approval of the accounting for nonroutine transactions. As a result of this deficiency, errors existed in the Company’s presentation of discontinued operations that were corrected prior to the issuance of the 2007 consolidated financial statements.

The Company’s auditors, KPMG LLP, an independent registered public accounting firm, has issued an audit report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, which is included below.

(c)	Changes in Internal Control Over Financial Reporting

There have been no changes in the Company’s internal controls over financial reporting that occurred during the fourth quarter of 2007 that materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting except for the reallocation of the roles and responsibilities formerly conducted by the Global Corporate Controller as a result of the open position created with his resignation during the fourth quarter.

(d)	Management’s Plan for Remediation of Material Weakness

The Company reported the same weakness in its amended Form 10-K/A filing for 2006 and further indicated the material weakness had been remediated during the quarter ended June 30, 2007. Remediation efforts included: modifications to the control environment consisting of comprehensive and timely account reconciliations and analyses in concert with appropriate oversight and review by experienced personnel combined with expanded use of computer systems capabilities. Additionally, management believed the corporate office monitoring controls and oversight had been established to prevent and detect any material misstatement in this area. These controls by Thermadyne corporate office occur on a monthly, quarterly and annual basis. Examples of these controls include: quarterly account reconciliations, experienced management review of the monthly financial analyses and the quarterly audit submissions by the affiliates, performance variance analysis, approval of journal entries, and the use of monthly closing checklist to ensure all items are accounted for.

Despite our efforts to enhance the rigor of the application of these practices relative to non-routine transactions, we conclude that we still have a material weakness. To remediate this weakness, the Company will further expand its use of outside accounting specialists to work with internal audit resources to review unusual transactions and evaluate the impact for external financial reporting purposes.

30

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Thermadyne Holdings Corporation:

We have audited Thermadyne Holdings Corporation’s (the Company) internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weakness has been identified and included in management’s assessment — the Company’s procedures for review and approval of the accounting for nonroutine transactions were not effective as of December 31, 2007. We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2007 of Thermadyne Holdings Corporation. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2007 consolidated financial statements, and this report does not affect our report dated March 12, 2008, which expressed an unqualified opinion on those consolidated financial statements.

In our opinion, because of the effect of the aforementioned material weakness on the achievement of the objectives of the control criteria, Thermadyne Holdings Corporation has not maintained effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee Sponsoring Organizations of the Treadway Commission.

/s/  KPMG LLP

St. Louis, Missouri
March 12, 2008

31

Item 9B.	Other Information

None

PART III

Item 10.	Directors, Executive Officers and Corporate Governance

The Company plans to file the 2008 Proxy Statement pursuant to Regulation 14A of the Exchange Act prior to April 29, 2008. Except for the information set forth in this Item 10 and the information concerning our executive officers set forth in Part I, Item 1. Business of this annual report on Form 10-K for the fiscal year ended December 31, 2007, which information is incorporated herein by reference, the information required by this item is incorporated by reference from the 2008 Proxy Statement.

The Company has adopted a code of ethics applicable to certain members of Company management, including its principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The code of ethics is available on the Company’s website at www.thermadyne.com. The Company intends to satisfy the disclosure requirement under Item 10 of Form 8-K regarding the amendment to, or a waiver from, a provision of this code of ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K by posting such information on its website.

Item 11.	Executive Compensation

Certain information required by this item is set forth under the caption “Compensation Discussion and Analysis” in the 2008 Proxy Statement and is incorporated herein by reference.

Item 12.  Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The information required by this item is set forth under the caption “Information about Stock Ownership” in the 2008 Proxy Statement and is incorporated herein by reference.

Information concerning securities authorized for issuance under the Company’s equity compensation plans is set forth in the table below:

Number of
Securities
Remaining Available
	Number of		for Future Issuance
	Securities to be		Under Equity
	Issued Upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected in Column
	and Rights	and Rights	(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,527,830	$13.56	75,480
Equity compensation plans not approved by security holders	—	—	—
Total	1,527,830	$13.56	75,480

Item 13.  Certain Relationships and Related Transactions. And Director Independence

The information required by this item is set forth under the caption “Certain Relationships and Related Transactions” and “Board and Committee Meetings” in the 2008 Proxy Statement and is incorporated herein by reference.

Item 14.	Principal Accountant Fees and Services

The information required by this item is set forth under the caption “Independent Registered Public Accountant Fees and Other Matters” in the 2008 Proxy Statement and is incorporated herein by reference.

32

PART IV

Item 15.	Exhibits and Financial Statement Schedules

Financial Statements and Schedules

The following documents are filed as part of this report:

All schedules for which provision is made in the applicable accounting regulation of the Commission are not required under the related instructions, are included in the financial statements or are inapplicable and therefore have been omitted.

Exhibits

A listing of Exhibits is included following the financial statements.

33

THERMADYNE HOLDINGS CORPORATION

34

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Thermadyne Holdings Corporation

We have audited the accompanying consolidated balance sheets of Thermadyne Holdings Corporation (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermadyne Holdings Corporation as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Thermadyne Holding Corporation’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 12, 2008 expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting.

As discussed in Note 2 to the consolidated financial statements, effective as of the end of the fiscal year after December 15, 2006, the Company adopted the recognition and disclosure provisions as required by Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.

As discussed in Note 14 to the consolidated financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), Shared-Based Payment.

/s/  KPMG LLP

St. Louis, Missouri
March 12, 2008

35

Report of Independent Registered Public Accounting Firm

The Board of Directors
Thermadyne Holdings Corporation

We have audited the accompanying consolidated statement of operations, shareholders’ equity, and cash flows of Thermadyne Holdings Corporation (the Company) for the year ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Thermadyne Holdings Corporation for the year ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/  ERNST & YOUNG LLP

August 2, 2006

36

THERMADYNE HOLDINGS CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2007	2006
	(Dollars in thousands,
	except share data)

Current Assets:
Cash and cash equivalents	$16,159	$11,310
Accounts receivable, less allowance for doubtful accounts of $1,000 and $2,385, respectively	83,852	78,996
Inventories	90,961	97,141
Prepaid expenses and other	6,147	6,407
Assets held for sale	2,023	18,552
Deferred tax assets	2,721	1,798

Total current assets	201,863	214,204
Property, plant and equipment, net of accumulated depreciation of $44,631 and $36,921, respectively	44,356	43,241
Goodwill	182,163	189,103
Intangibles, net	63,204	65,638
Other assets	5,841	6,761

Total assets	$497,427	$518,947

Current Liabilities:
Working capital facility	$12,658	$17,606
Current maturities of long-term obligations	8,778	1,378
Accounts payable	31,577	31,932
Accrued and other liabilities	28,826	33,822
Accrued interest	8,032	8,252
Income taxes payable	4,664	1,248
Deferred tax liability	2,667	2,796
Liabilities related to assets held for sale	7,417	12,342

Total current liabilities	104,619	109,376
Long-term obligations, less current maturities	213,142	238,012
Deferred tax liabilities	44,306	44,482
Other long-term liabilities	12,989	23,266
Minority interest	287	307
Stockholders’ equity:
Common stock, $0.01 par value:
Authorized — 25,000,000 shares Issued and outstanding — 13,368,190 shares at December 31, 2007 and 13,335,517 shares at December 31, 2006	134	133
Additional paid-in capital	186,830	184,804
Accumulated deficit	(79,953)	(88,618)
Accumulated other comprehensive income	15,073	7,185

Total stockholders’ equity	122,084	103,504

Total liabilities and stockholders’ equity	$497,427	$518,947

See accompanying notes to consolidated financial statements.

37

THERMADYNE HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2007	2006	2005
	(Dollars in thousands, except per share data)

Net sales	$493,975	$445,727	$409,593
Cost of goods sold	339,622	315,052	292,226

Gross margin	154,353	130,675	117,367
Selling, general and administrative expenses	106,033	109,563	99,908
Amortization of intangibles	2,921	2,894	3,146
Net periodic postretirement benefits	1,087	(11,755)	1,823

Operating income	44,312	29,973	12,490
Other expenses:
Interest	(26,799)	(26,512)	(22,861)
Amortization of deferred financing costs	(1,444)	(1,344)	(1,485)
Minority interest	82	(44)	(628)

Income (loss) from continuing operations before income tax provision and discontinued operations	16,151	2,073	(12,484)
Income tax provision (benefit)	5,515	(405)	3,345

Income (loss) from continuing operations	10,636	2,478	(15,829)
Loss from discontinued operations, net of tax	(1,971)	(25,525)	(15,532)

Net income (loss)	$8,665	$(23,047)	$(31,361)

Basic income (loss) per share:
Continuing operations	$0.80	$0.19	$(1.19)
Discontinued operations	(0.15)	(1.92)	(1.17)

Net income (loss)	$0.65	$(1.73)	$(2.36)

Diluted income (loss) per share:
Continuing operations	$0.79	$0.18	$(1.19)
Discontinued operations	(0.15)	(1.91)	(1.17)

Net income (loss)	$0.64	$(1.73)	$(2.36)

See accompanying notes to consolidated financial statements.

38

THERMADYNE HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

					Accumulated
	Common Stock		Additional		Other	Total
	Number of	Par	Paid-In	Accumulated	Comprehensive	Shareholders’
	Shares	Value	Capital	Deficit	Income (Loss)	Equity
	(Dollars in thousands, except share data)

December 31, 2004	13,314	$133	$183,460	$(34,210)	$11,665	$161,048
Comprehensive income (loss):
Net loss	—	—	—	(31,361)	—	(31,361)
Foreign currency translation	—	—	—	—	(5,170)	(5,170)
Minimum pension liability	—	—	—	—	(645)	(645)

Comprehensive loss						(37,176)
Common stock issuance-Employee stock purchase plan	4	—	52	—	—	52
Stock compensation	—	—	29	—	—	29

December 31, 2005	13,318	$133	$183,541	$(65,571)	$5,850	$123,953
Comprehensive income (loss):
Net loss	—	—	—	(23,047)	—	(23,047)
Foreign currency translation	—	—	—	—	521	521
Minimum pension liability	—	—	—	—	370	370
Minimum post retirement liability	—	—	—	—	444	444

Comprehensive loss						(21,712)
Common stock issuance-Employee stock purchase plan	14	—	155	—	—	155
Exercise of stock options	4	—	55	—	—	55
Stock compensation	—	—	1,053	—	—	1,053

December 31, 2006	13,336	$133	$184,804	$(88,618)	$7,185	$103,504
Comprehensive income (loss):
Net income	—	—	—	8,665	—	8,665
Foreign currency translation	—	—	—	—	5,873	5,873
Minimum pension liability	—	—	—	—	(877)	(877)
Minimum post retirement liability	—	—	—	—	2,892	2,892

Comprehensive income						16,553
Common stock issuance-Employee stock purchase plan	10	—	138	—	—	138
Exercise of stock options	22	1	279	—	—	280
Stock compensation	—	—	1,609	—	—	1,609

December 31, 2007	13,368	$134	$186,830	$(79,953)	$15,073	$122,084

See accompanying notes to consolidated financial statements.

39

THERMADYNE HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year	Year	Year
	Ended	Ended	Ended
	December 31,	December 31,	December 31,
	2007	2006	2005
	(Dollars in thousands)

Cash flows from continuing operations:
Cash flows from operating activities:
Net income (loss)	$8,665	$(23,047)	$(31,361)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss from discontinued operations	1,971	25,525	15,532
Minority interest	(82)	44	628
Depreciation and amortization	13,117	15,727	19,087
Deferred income taxes	(1,233)	(8,815)	(15,483)
Net periodic post-retirement benefits	1,087	(11,755)	—
Changes in operating assets and liabilities:
Accounts receivable	(2,001)	(8,473)	(9,616)
Inventories	9,076	4,970	(12,386)
Accounts payable	(1,268)	(5,839)	15,726
Accrued and other liabilities	(5,795)	1,669	659
Accrued interest	(225)	934	188
Other long-term liabilities	(3,453)	(4,755)	3,135
Other, net	3,154	(1,651)	554

Net cash provided by (used in) operating activities	23,013	(15,466)	(13,337)

Cash flows from investing activities:
Capital expenditures	(11,358)	(8,499)	(7,923)
Net proceeds from sales of assets	—	1,957	854
Acquisition of minority interest	—	(3,954)	—
Proceeds from sales of discontinued operations	13,783	16,455	4,797
Investment in joint venture	—	—	(850)
Other	(487)	—	—

Net cash provided by (used in) investing activities	1,938	5,959	(3,122)

Cash flows from financing activities:
Borrowings under Working Capital Facility	20,041	9,357	30,724
Repayments of Working Capital Facility	(24,989)	(23,547)	(9,752)
Borrowings under other debt	—	20,000	10,000
Repayments of other debt	(16,725)	(7,790)	(3,466)
Financing fees	(362)	(348)	(747)
Stock compensation expense	1,609	1,053	—
Exercise of employee stock purchases	417	210	81
Advances from (to) discontinued operations	(837)	8,330	(6,119)
Other, net	—	—	(219)

Net cash provided by (used in) financing activities	(20,846)	7,265	20,502

Effect of exchange rate changes on cash and cash equivalents	744	365	2,435

Net cash provided by (used in) continuing operations	4,849	(1,877)	6,478

Cash flows from discontinued operations
Net cash provided by operating activities	812	8,008	4,472
Net cash provided by (used in) investing activities	5,084	(342)	(3,984)
Net cash provided by (used in) financing activities	(5,650)	(9,854)	1,754
Effect of exchange rates on cash and cash equivalents	30	(187)	(219)

Net cash provided by (used in) discontinued operations	276	(2,375)	2,023

Total increase (decrease) in cash and cash equivalents	5,125	(4,252)	8,501
Total cash and cash equivalents beginning of period	11,310	15,562	7,061

Total cash and cash equivalents end of period	$16,435	$11,310	$15,562

Continuing operations
Cash and cash equivalents beginning of period	$11,310	$13,187	$6,709
Net cash provided by (used in) continuing operations	4,849	(1,877)	6,478

Cash and cash equivalents end of period	$16,159	$11,310	$13,187

Discontinued operations
Cash and cash equivalents beginning of period	$—	$2,375	$352
Net cash provided by (used in) discontinued operations	276	(2,375)	2,023

Cash and cash equivalents end of period	$276	$—	$2,375

See accompanying notes to consolidated financial statements.

40

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share data)

1.	The Company

Thermadyne Holdings Corporation (“Thermadyne” or the “Company”), a Delaware corporation, is a global designer and manufacturer of cutting and welding products, including equipment, accessories and consumables. The Company’s products are used by manufacturing, construction and foundry operations to cut, join and reinforce steel, aluminum and other metals. Common applications for the Company’s products include shipbuilding, railcar manufacturing, offshore oil and gas rig construction, fabrication and the repair and maintenance of manufacturing equipment and facilities. Welding and cutting products are critical to the operations of most businesses that fabricate metal, and the Company has well established and widely recognized brands.

2.	Significant Accounting Policies

Principles of consolidation.  The consolidated financial statements include the Company’s accounts and those of the majority-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation. Unconsolidated subsidiaries and investments are accounted for under the equity method.

Certain reclassifications have been made to the previously reported financial information for the years ended December 31, 2006 and 2005 to conform to the presentation of such similar financial information for the year ended December 31, 2007, primarily related to the restatement required for our discontinued operations.

Estimates.  Preparation of financial statements in conformity with U.S. generally accepted accounting principles requires certain estimates and assumptions to be made that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventories.  Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) method for domestic subsidiaries and the first-in, first-out (“FIFO”) method for the Company’s foreign subsidiaries. Inventories at foreign subsidiaries amounted to $36,150 and $28,321 at December 31, 2007 and 2006, respectively.

Property, Plant and Equipment.  Property, plant and equipment are carried at cost and are depreciated using the straight-line method. The average estimated lives utilized in calculating depreciation are as follows: buildings — 25 years and machinery and equipment — three to ten years. Property, plant and equipment recorded under capital leases are depreciated based on the lesser of the lease term or the underlying asset’s useful life. Impairment losses are recorded on long-lived assets when events and circumstances indicate the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts. During the fourth quarter of 2007, the Company recorded an impairment loss related to the decision to dispose of its cutting table business. During the fourth quarter of 2006, the Company recorded an impairment loss related to the decision to dispose of the South Africa and Brazil businesses. During the fourth quarter of 2005, the Company recorded an impairment loss related to the Soltec and Plant Hire businesses. These impairment losses were recorded as the fair value of the businesses was determined to be below the carrying value of the net assets. See Note 3 — Discontinued Operations.

Deferred Financing Costs.  Loan origination fees and other costs incurred arranging long-term financing are capitalized as deferred financing costs and amortized over the term of the credit agreement. Deferred financing costs totaled $10,494 and $10,133, less related accumulated amortization of $5,953 and $4,508, at December 31, 2007 and 2006, respectively, and are classified as other assets in the accompanying consolidated balance sheets.

Intangibles.  Goodwill and trademarks have indefinite lives. Patents and customer relationships are amortized on a straight-line basis over their estimated useful lives, which generally range from 10 to 20 years.

41

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Goodwill and trademarks are tested for impairment annually or more frequently if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. The impairment analysis is completed on a consolidated enterprise level. Comparable market values, market prices and the present value of expected future cash flows are used to estimate fair value. Significant judgments and estimates about future conditions are used to estimate future cash flows. Unforeseen events and changes in circumstances and market conditions including general economic and competitive conditions could result in significant changes in those estimates. Based on the annual impairment analysis completed in the fourth quarter, no adjustment to the carrying value of goodwill was deemed necessary as of December 31, 2007. However, adjustments have been made to the December 31, 2007, 2006 and 2005 carrying value of goodwill allocated to the Company’s discontinued operations. See Note 3 — Discontinued Operations to the consolidated financial statements.

Trademarks are generally associated with the Company’s product brands, and cash flows associated with these products are expected to continue indefinitely. The Company has placed no limit on the end of the Company’s trademarks’ useful lives.

Product Warranty Programs.  Various products are sold with product warranty programs. Provisions for warranty programs are made as the products are sold and adjusted periodically based on current estimates of anticipated warranty costs. During the years ended December 31, 2007, 2006 and 2005, the Company recorded $3,780, $3,093, and $2,805 of warranty expense, respectively, through cost of goods sold. As of December 31, 2007 and 2006, the warranty accrual totaled $3,092 and $2,978, respectively.

Derivative Instruments.  The Company records derivatives and hedging activities on the balance sheet at their respective fair values. The Company does not use derivative instruments for trading or speculative purposes. The Company designates and documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking hedge transactions. The Company also assesses, both at the inception of the hedge and on an on-going basis, whether the hedge is effective.

Income Taxes.  Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the carrying value of assets and liabilities for financial reporting purposes and their tax basis. The measurement of current and deferred tax assets and liabilities is based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. Based on available evidence, the measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that are not expected to be realized. The Company’s effective tax rate includes the impact of certain of the undistributed foreign earnings for which U.S. taxes have been provided because of the applicability of I.R.C. Section 956 for earnings of foreign entities which guarantee the indebtedness of a U.S. parent. See Note 12 — Income Tax to the consolidated financial statements.

Stock Option Accounting.  The Company adopted SFAS No. 123(R), Share-Based Payment, on January 1, 2006. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The Company utilizes the modified prospective method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123(R) that remain unvested on the effective date. As a result of adopting SFAS No. 123(R) in 2006, the Company’s recorded pre-tax stock-based compensation expense for the year of $1.1 million within selling, general and administrative expense. Prior to 2006, the Company applied the intrinsic value method permitted under SFAS No. 123, as defined in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations, in accounting for the Company’s stock option plans. Accordingly, no compensation cost was recognized in years prior to adoption except the impact of the acceleration of non-vested options in the fourth quarter of 2005. See Note 14 — Stock Options and Stock-Based Compensation to the consolidated financial statements.

42

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue Recognition.  The Company sells a majority of its products through distributors with standard terms of sale of FOB shipping point or FOB destination. The Company has certain consignment arrangements whereby revenue is recognized when products are used by the customer from consigned stock. Under all circumstances, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the seller’s price is fixed and determinable and collectibility is reasonably assured.

The Company sponsors a number of incentive programs to augment distributor sales efforts including certain rebate programs and sales and market share growth incentive programs. The costs associated with these sales programs are recorded as a reduction of revenue.

In both 2007 and 2006, the Company had one customer that comprised 13% and 10%, respectively, of the Company’s global net sales in each year.

Terms of sale generally include 30-day payment terms, return provisions and standard warranties for which reserves, based upon estimated warranty liabilities from historical experience, have been recorded. For a product that is returned due to issues outside the scope of the Company’s warranty agreements, restocking charges will generally be assessed.

Cash Equivalents.  All highly liquid investments purchased with a maturity of three months or less are considered to be cash equivalents.

Foreign Currency Translation.  Local currencies have been designated as the functional currencies for all subsidiaries with the exception of the Company’s Hermosillo, Mexico operation whose functional currency has been designated the U.S. dollar. Accordingly, assets and liabilities of the other foreign subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items of these subsidiaries are translated at average monthly rates of exchange.

Accumulated Other Comprehensive Income.  Other comprehensive income (loss) is recorded as a component of shareholders equity. As of December 31, it consists of:

	2006			2007
		Increase		Increase
	January 1	(Decrease)	December 31	(Decrease)	December 31

Cumulative foreign currency translation gains	$6,495	$521	$7,016	$5,873	$12,889
Minimum pension liability	(645)	370	(275)	(877)	(1,152)
Minimum post-retirement liability	—	444	444	2,892	3,336

	$5,850	$1,335	$7,185	$7,888	$15,073

Effect of New Accounting Standards

Business Combinations.  In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS No. 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS No. 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company is currently evaluating the potential impact of adoption of SFAS No. 141R on its consolidated financial statements. However, the Company does not expect the adoption of SFAS No. 141R to have a material effect on its consolidated financial statements.

Noncontrolling Interests.  In December 2007, the FASB issued SFAS No. 160. “Noncontrolling Interests in Consolidated Financial Statements-an Amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 establishes

43

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accounting and reporting standards pertaining to ownership interests in subsidiaries held by parties other than the parent, the amount of net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of any retained noncontrolling equity investment when a subsidiary is deconsolidated. This statement also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The Company is currently evaluating the potential impact of adoption of SFAS No. 160 on its consolidated financial statements. However, the Company does not expect the adoption of SFAS 160 to have a material effect on its consolidated financial statements.

Fair Value Option.  In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of SFAS No. 115 (“SFAS No. 159”)”. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is in the process of assessing the impact of SFAS No. 159 on its consolidated financial statements. However, the Company does not expect the adoption of SFAS No. 159 to have a material effect on its consolidated financial statements.

Fair Value Measurements.  In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years except for nonfinancial assets and liabilities that are not required or permitted to be recognized at fair value on a recurring basis for which the effective date is for fiscal years beginning after November 15, 2008. The impact of SFAS No. 157 is not expected to have a significant impact on the financial condition, results of operations, cash flows or disclosures of the Company.

3.	Discontinued Operations

On December 21, 2007, the Company committed to a plan to dispose of its cutting table business, C&G Systems. A definitive sales agreement was signed with closing occurring on January 18, 2008. Based on the sales price of $500, a loss of $570 (net of $350 of tax) was recorded in 2007 as a component of discontinued operations. The assets and liabilities are classified as held for sale at December 31, 2007. The schedule below sets forth certain information related to C&G Systems included in discontinued operations.

	Year	Year	Year
	December 31,	December 31,	December 31,
	2007	2006	2005

Net sales	$4,120	$5,567	5,124
Operating expenses	(4,804)	(5,556)	(4,944)
Other expenses	(4)	(4)	—
Income tax provision	—	—	—
Adjustment in carrying value of related assets and reserves, net of tax	(570)	—	—

Net income (loss) from discontinued operations	$(1,258)	$7	$180

44

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Select Balance Sheet items of C&G Systems are as follows:

	December 31,	December 31,
	2007	2006

Accounts receivable	$264	$253
Inventories	437	1,223
Property and equipment, net	—	93
Goodwill and other intangible assets	—	472
Other assets	17	18

	$718	$2,059

Accounts payable and other liabilities	$534	$1,063

On December 30, 2006, the Company committed to a plan to sell its South Africa operations. On February 5, 2007, the Company entered into an agreement to sell the South African subsidiaries. The sale closed on May 25, 2007 with receipt of $13,800 net cash received at closing and a note payable bearing 14% interest payable in South African Rand in May 2010 which converts to U.S. $4.4 million at December 31, 2007. A loss of $9,200 (net of $6,300 of tax) was recorded in 2006 as a component of discontinued operations. The assets and liabilities were classified as held for sale at December 31, 2006. During the second quarter of 2007, the Company corrected intercompany accounting by $2,900 and goodwill impairment by $2,200 from the amounts previously recorded in 2006 which resulted in a non-cash gain of $700, net of tax, which is included in the net results of discontinued operations for the year ended December 31, 2007. In addition, the Company also had routine revisions in estimates related to discontinued operations in South Africa. The schedule below sets forth certain information related to the South African operations included in discontinued operations.

	Year	Year	Year
	Ended	Ended	Ended
	December 31,	December 31,	December 31,
	2007	2006	2005

Net sales	$16,230	$34,402	$30,992
Operating expenses	(14,378)	(30,800)	(31,081)
Other expenses	(228)	(42)	(121)
Income tax benefit (provision)	(515)	5,610	311
Adjustment in carrying value of related assets and reserves, net of tax	908	(15,521)	—

Net income (loss) from discontinued operations	$2,017	$(6,351)	$101

Select Balance Sheet items of South Africa are as follows:

December 31,
2006

Accounts receivable	$4,984
Inventories	7,273
Property and equipment, net	—
Goodwill and other intangible assets	—
Other assets	—

$12,257

Accounts payable and other liabilities	$4,372

45

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On December 30, 2006, the Company also committed to a plan to sell its Brazilian manufacturing operations. A loss of approximately $15,200 (net of $1,200 of tax) was recorded in the fourth quarter of 2006 based on the estimated net realizable value of the assets related to the operation. This was recorded as a component of discontinued operations. During the second quarter of 2007, the Company corrected reserves previously established to record certain tax and related interest obligations which resulted in a loss of $400, net of tax, which is included in the net results of discontinued operations for the year ended December 31, 2007. The Company closed the Brazilian manufacturing operations in the fourth quarter of 2007 disposing of its cutting table business and auctioning various remaining inventory and equipment. Final negotiations associated with the sale of the building are continuing. The Company also recorded potential tax liabilities asserted by Brazilian authorities. The schedule below sets forth certain information related to Brazil’s operations included in discontinued operations.

	Year	Year	Year
	Ended	Ended	Ended
	December 31,	December 31,	December 31,
	2007	2006	2005

Net sales	$12,603	$13,918	$12,632
Operating expenses	(15,897)	(17,129)	(15,451)
Other expenses	(302)	(826)	(1,092)
Income tax benefit	—	1,231	16
Adjustment in carrying value of related assets and reserves, net of tax	1,529	(16,429)	—

Net loss from discontinued operations	$(2,067)	$(19,235)	$(3,895)

Select Balance Sheet items of Brazil are as follows:

	December 31,	December 31,
	2007	2006

Cash	$276	$—
Accounts receivable	750	569
Inventories	93	2,252
Property and equipment, net	—	1,109
Goodwill and other intangible assets	—	—
Other assets	186	306

	$1,305	$4,236

Accounts payable and other liabilities, including various asserted tax obligations	$6,883	$6,907

On April 11, 2006, the Company completed the disposition of Tec.Mo Srl (“TecMo”), an indirect wholly-owned subsidiary which manufactures generic cutting and welding torches and consumables, to Siparex, an investment fund in France, and the general manager of TecMo. Net cash proceeds from this transaction of approximately $7,540 were used to repay a portion of the Company’s outstanding Working Capital Facility balance. The Company recorded an impairment loss related to TecMo of approximately $663 during the quarter ended March 31, 2006.

46

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The schedule below sets forth certain information related to TecMo’s operations included in discontinued operations.

	Year	Year
	Ended	Ended
	December 31,	December 31,
	2006	2005

Net sales	$2,774	$10,275
Operating expenses	(2,126)	(8,109)
Other expenses	(7)	(28)
Income tax provision	(268)	(918)
Adjustment in carrying value of related assets and reserves, net of tax	(319)	—

Net income (loss) from discontinued operations	$54	$1,220

On December 29, 2005, the Company completed the disposition of GenSet S.P.A. (“GenSet”), an indirect wholly-owned subsidiary which manufactures technologically advanced generators and engine-driven welders, to Mase Generators S.P.A (“Mase”). The net cash proceeds from the sale of GenSet of $4,797 were used to repay a portion of the Company’s outstanding balance of the Working Capital Facility during the first quarter of 2006. In addition, the buyer assumed approximately $7,571 of debt owed to local Italian lenders. Related to the disposition of GenSet, the Company recorded a loss on disposal of approximately $10,383, net of tax of $6,363 which is recorded as a component of discontinued operations in the year ended December 31, 2005. The schedule below sets forth certain information related to GenSet’s operations included in discontinued operations.

	Year	Year	Year
	Ended	Ended	Ended
	December 31,	December 31,	December 31,
	2007	2006	2005

Net sales	$—	$—	$33,711
Operating expenses	—	—	(35,692)
Other expenses	—	—	(426)
Income tax benefit	—	—	494
Adjustment in carrying value of related assets and reserves, net of tax	(458)	—	(10,383)

Net loss from discontinued operations	$(458)	$—	$(12,296)

On January 2, 2006, the Company completed the disposition of Soldaduras Soltec Limitada (“Soltec”) and Comercializadora Metalservice Limitada (“Metalservice”), both indirect wholly-owned subsidiaries which distribute cutting and welding equipment, to Soldaduras PCR Soltec Limitada, and Penta Capital de Riesgo S.A. At December 31, 2005, Soltec met the criteria of held for sale and, as such, the assets and liabilities of Soltec were classified as held for sale and the results of operations were presented as discontinued operations. As a result, the Company recorded an impairment loss of approximately $2,689 during the year ended December 31, 2005 as the carrying value exceeded the fair value. Net cash proceeds of approximately $6,420, less amounts held in escrow of $1,536 were used to repay a portion of the Company’s balance of the Working Capital Facility during the first quarter of 2006. Of the $6,420 net proceeds, approximately $1,536 is being held in escrow by the government of Chile until certain customary tax filings are made. During the second quarter of 2007, the Company recorded a $300 charge, net of tax as a result of reducing the net realizable value of remaining tax recoveries to $1,100.

47

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The schedule below sets forth certain information related to Soltec’s operations included in discontinued operations.

	Year	Year	Year
	Ended	Ended	Ended
	December 31,	December 31,	December 31,
	2007	2006	2005

Net sales	$—	$—	$8,341
Operating expenses	—	—	(7,667)
Other expenses	—	—	425
Income tax benefit	—	—	929
Adjustment in carrying value of related assets and reserves, net of tax	(205)	—	(2,689)

Net loss from discontinued operations	$(205)	$—	$(661)

On March 9, 2006, the Company completed a series of transactions involving its South African subsidiaries. In a simultaneous transaction (effective January 1, 2006), the Company purchased the shares of its minority shareholder in Unique Welding Alloys Rustenburg (Proprietary) Ltd., d/b/a Thermadyne Plant Rental South Africa (“Plant Rental”), and sold 100% of the assets in Plant Rental to the former minority shareholder. The cash proceeds of approximately $4,031 from the transaction were used in the first quarter of 2006 by the Company to purchase all shares held by the minority shareholder of Thermadyne South Africa (Proprietary) Ltd., d/b/a Unique Welding Alloys, and all shares held by the minority shareholder of Maxweld & Braze (Proprietary) Ltd.

At December 31, 2005 the Plant Rental operation met the criteria of held for sale and as such the assets and liabilities have been classified as held for sale and the results of operations have been presented as discontinued operations. The Company recorded an impairment loss of approximately $1,919 during the year ended December 31, 2005 as the carrying value exceeded fair value. The schedule below sets forth certain information related to Plant Rental’s operations included in discontinued operations.

Year
Ended
December 31,
2005

Net sales	$9,271
Operating expenses	(6,891)
Other expenses	3
Income tax provision	(646)
Adjustment in carrying value of related assets and reserves, net of tax	(1,919)

Net loss from discontinued operations	$(182)

48

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Accounts Receivable

As of December 31, 2007 and 2006, accounts receivable are recorded at the amounts invoiced to customers less an allowance for discounts and doubtful accounts. Management estimates the allowance based on a review of the portfolio taking into consideration historical collection patterns, the economic climate and aging statistics based on contractual due dates. Accounts are written off to the allowance once collection efforts are exhausted.

	Balance at		Net
	Beginning	(Recovery)	Write-offs &	Balance at End
	of Year	Provision	Adjustments	of Year

Allowance for Discounts and Doubtful Accounts
Year ended December 31, 2007	$2,385	$(341)	$(1,044)	$1,000
Year ended December 31, 2006	2,578	189	(382)	2,385
Year ended December 31, 2005	5,299	442	(3,163)	2,578

For the year ended December 31, 2005, the Company revised its method used to estimate the allowance for doubtful accounts to more closely correlate with its historical experience of actual bad debt losses. The effect of this revision resulted in an $860 reduction in the allowance for doubtful accounts and was included as a component of Net Write-offs and Adjustments in the above analysis.

5.	Inventories

The composition of inventories at December 31 is as follows:

	2007	2006

Raw materials and component parts	$32,675	$32,708
Work-in-process	11,374	11,809
Finished goods	57,337	62,257

	101,386	106,774
LIFO reserve	(10,425)	(9,633)

	$90,961	$97,141

Amounts reported for December 31, 2006 have been reclassified to be consistent with the presentation at December 31, 2007. At December 31, 2006, $3,781 has been reclassified to Finished goods and $14,576 to Raw materials and component parts from Work-in-process. This reclassification had no impact on the Company’s consolidated financial statements for the periods presented herein.

The carrying value of inventories valued by the LIFO method was $66,339 at December 31, 2007 and $72,668 at December 31, 2006.

49

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.  Property, Plant, and Equipment

The composition of property, plant and equipment at December 31 is as follows:

	2007	2006

Land	$6,991	$8,172
Building	16,750	16,721
Machinery and equipment	65,246	55,269

	88,987	80,162
Accumulated depreciation	(44,631)	(36,921)

	$44,356	$43,241

Assets recorded under capitalized leases were $12,519 ($6,333 net of accumulated depreciation) and $13,076 ($8,944 net of accumulated depreciation) at December 31, 2007 and 2006, respectively.

7.	Intangible Assets

The composition of intangible assets at December 31 is as follows:

	2007	2006

Goodwill	$182,163	$189,103
Patents and customer relationships	42,126	41,639
Trademarks	33,403	33,403

	257,692	264,145
Accumulated amortization of patents and customer relationships	(12,325)	(9,404)

	$245,367	$254,741

The change in the carrying amount of goodwill was as follows:

Carrying Amount
of Goodwill

Balance as of December 31, 2006	$189,103
Adjustment related to discontinued operations	(2,217)
Reduction in balance due to utilization of pre-emergence bankruptcy deferred tax assets	(5,263)
Foreign currency translation	540

Balance as of December 31, 2007	$182,163

As part of the accounting for the Company’s discontinued operations at December 31, 2006, $8.1 million of goodwill was reclassified to Assets Held for Sale. Accordingly, the balance in goodwill for December 31, 2006 was reduced from previously disclosed amounts.

The Company conducted its most recent annual goodwill impairment test during the fourth quarter of 2007. In doing so, the Company used comparable market values, market capitalization and the present value of expected future cash flows to estimate fair value. This process required significant judgments and estimates about future conditions in arriving at the estimates of future cash flows. Included in this analysis were actual results for the nine months ended September 30, 2007 and expected results for the years ended December 31, 2007 and 2008. As a result of these procedures and after considering the effects of the discontinued operations, management concluded that an adjustment to the carrying value of goodwill was not necessary.

50

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Amortization expense amounted to $2,921, $2,894, $3,146 for the years ended December 31, 2007, 2006 and 2005, respectively. Amortization expense for patents and customer relationships is expected to be approximately $2,900 for each of the next five fiscal years.

8.	Debt and Capital Lease Obligations

The composition of debt and capital lease obligations at December 31 is as follows:

	2007	2006

Working Capital Facility	$12,658	$17,606
Second-Lien Facility	36,000	50,000
Senior Subordinated Notes, due February 1, 2014, 9 1/4% interest payable semiannually on February 1 and August 1	175,000	175,000
Capital leases	10,625	14,761
Other	295	(371)

	234,578	256,996
Current maturities and working capital facility	(21,436)	(18,984)

	$213,142	$238,012

At December 31, 2007 the schedule of principal payments of debt including the term loan as scheduled, excluding capital lease obligations and the working capital facility, is as follows:

2008	$7,000
2009	—
2010	29,000
2011	—
2012	—
Thereafter	175,295

For the years ended December 31, 2007 and 2006, the Company’s weighted average interest rate on its short-term borrowings was 8.31% and 9.25%, respectively. Interest paid for each of the years ended December 31, 2007, 2006, and 2005 was $25,423, $28,507, and $22,159, respectively.

Credit Agreement

On June 29, 2007, certain subsidiaries of the Company entered into the Third Amended and Restated Credit Agreement with General Electric Capital Corporation as agent and lender (the “Amended GE Credit Agreement”). The Amended GE Credit Agreement: (i) extends the maturity date to June 29, 2012; (ii) increases the revolving credit commitment to $100,000 (the “Working Capital Facility”), which includes (a) a new cash flow facility of up to $20,000 with interest at LIBOR plus 2.50%, (b) an asset based facility and (c) a new amortizing $8,000 property, plant and equipment (PPE) facility; (iii) provides for lower interest rate percentages applicable to the asset based and PPE borrowings that range from LIBOR plus 1.50% to 2.25% depending upon the fixed charge coverage ratio; (iv) extends the time period for the 1% prepayment fee to November 30, 2008; and (v) substitutes a senior leverage ratio of 2.75 for the previous total leverage ratio. Borrowings under the Working Capital Facility may not exceed 85% of eligible receivables plus the lesser of (i) 85% of the net orderly liquidation value of eligible inventories or (ii) 65% of the book value of eligible inventories less customary reserves, plus machinery at appraised value not to exceed $8,000. Borrowings under the cash flow facility are dependent on a minimum fixed charge coverage and EBITDA amount. At December 31, 2007, $8,171 of letters of credit were outstanding. Unused availability was $55,717 as of December 31, 2007.

51

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Working Capital Facility includes a lockbox agreement which requires all receipts to be swept daily to reduce borrowings outstanding under the revolving line of credit. These agreements, combined with the existence of a subjective Material Adverse Effect (“MAE”) clause, cause the Working Capital Facility to be classified as a current liability. However, the Company does not expect to repay, or be required to repay, within one year, the balance of the Working Capital Facility classified as a current liability. The Company’s intent is to continually use the Working Capital Facility throughout the life of the agreement to fund working capital needs. The MAE clause, which is a typical requirement in commercial credit agreements, allows the lender to require the loan to become due if it determines there has been a material adverse effect on the Company’s operations, business, assets or prospects.

Second-Lien Facility

Also on June 29, 2007, certain subsidiaries of the Company entered into Amendment No. 19 and Waiver to the Second Lien Credit Agreement between the Company and Credit Suisse, as administrative agent and collateral agent, and the lenders party thereto (the “Second Lien Facility Amendment”) to: (i) extend the maturity date to November 7, 2010 and (ii) lower the interest rates from LIBOR plus 4.50% to LIBOR plus 2.75%. The lender for the Second Lien Facility Amendment is an affiliate of the holder of approximately 34% of the Company’s outstanding shares of common stock. The stockholder employs one of the Company’s directors. The terms of the Second Lien Credit Agreement, as amended, were negotiated at arms-length, and the Company believes that the terms of the Second Lien Facility are as favorable as could be obtained from an unaffiliated lender. In connection with this Amendment, the Company prepaid $14,000 of the loans reducing the Second Lien Facility from $50,000 to $36,000.

Changes in Capital Lease Obligations

During 2007, the Company amended its Denton, Texas (“Denton”) and West Lebanon, New Hampshire (“West Lebanon”) office, manufacturing and warehouse facility leases that were held by the same lessor. The amendment included revising certain monthly lease payments under the Denton lease, extending the existing Denton lease commitment from June 30, 2013 to June 30, 2015 and reducing the existing West Lebanon lease commitment from June 30, 2013 to June 30, 2011. In addition, future renewal options were also revised to provide lease extensions options to June 30, 2025 (from June 30, 2018) for the Denton lease and to June 30, 2021 (from June 30, 2018) for the West Lebanon lease.

During 2007, the Company also amended its Ontario, Canada (“Canada”) office and warehouse facility lease. The amendment included revising certain monthly lease payments under the Canada lease and extending the existing lease commitment from August 2008 to August 2015.

As a result of the above amendments, the Company’s net investment in capital leases (included in Property, Plant and Equipment in the consolidated financial statements) and related obligations under these capital leases were reduced by $2,997. This non-cash transaction had no impact on the Company’s consolidated statement of cash flows.

Covenant Compliance

At December 31, 2007, the Company was in compliance with its financial covenants. The Company expects to remain in compliance with the financial covenants during 2008 by achieving its 2008 financial plan, which includes realizing sales of new products to be introduced during 2008, the continuing impact of 2007 price increases for existing products, and successfully implementing certain cost reduction initiatives, including its global continuous improvement program referred to as TCP and its program for foreign sourcing of manufacturing. If the Company is unable to maintain compliance with its covenants, this could result in a default under the Amended GE Credit Agreement and the Second-Lien Facility Amendment which could result in a material adverse impact on the Company’s financial condition.

52

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Senior Subordinated Notes

The Company is the issuer of $175,000 in aggregate principal of 9 1/4% Senior Subordinated Notes due in 2014 (the “Senior Subordinated Notes”). The Senior Subordinated Notes are unsecured senior subordinated obligations and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Indenture). Interest accrues at the rate of 9 1/4% per annum and is payable semi-annually in arrears on February 1 and August 1 of each year. The Senior Subordinated Notes contain customary covenants and events of default, including covenants that limit the Company’s ability to incur debt, pay dividends and make certain investments. In an amendment dated May 9, 2006, the Company is now required, subject to certain conditions in the Amended GE Credit Agreement and Second Lien Facility, to use the amount of “Excess Cash Flow,” as defined in the Indenture, to either permanently repay senior debt within 105 days after year end or purchase the Senior Subordinated Notes through an offer of 101% of the principal amount thereof.

In August 2006, the Company obtained consent to amend the Indenture governing the Senior Subordinated Notes and to waive existing defaults under that Indenture related to the late filing of the Company’s 2005 Form 10-K and first quarter 2006 Form 10-Q with the SEC. The Indenture was amended to provide for the payment of additional Special Interest on the Senior Subordinated Notes, initially at a rate of 1.25% per annum. The Special Interest is subject to adjustment increasing to 1.75% if the consolidated leverage ratio exceeds 6.0 with incremental interest increases to a maximum of 2.75% if the consolidated leverage ratio increases to 7.0. The Special Interest declines to .75% if the consolidated leverage ratio declines below 4.0 and declines incrementally to 0% if leverage is less than 3.0. The Special Interest Adjustment calculated as of December 31, 2007 was 0.75%.

The Notes are redeemable at the Company’s option during the 12 month periods beginning on February 1, 2009 at 104.625%, February 1, 2010 at 103.083%, February 1, 2011 at 101.542%, and after February 1, 2012 at 100% of the principal amount thereof.

Parent Company Financial Information

Borrowings under the Company’s financing agreements are the obligations of Thermadyne Industries, Inc. (“Industries”), the Company’s principal operating subsidiary and certain of Industries’ subsidiaries. Certain borrowing agreements contain restrictions on the ability for the subsidiaries to dividend cash and other assets to the parent company, Thermadyne Holdings Corporation. At December 31, 2007 and December 31, 2006, the only asset carried on the parent company books of Thermadyne Holdings Corporation was its investment in its operating subsidiaries and the only liabilities were the $175,000 of Senior Subordinated Notes. As a result of the limited assets and liabilities at the parent company level, separate financial statements have not been presented for Thermadyne Holdings Corporation except as shown in Note 20, Condensed Consolidating Financial Statements.

9.	Derivative Instrument

In February 2004, the Company entered into an interest rate swap arrangement to convert a portion of the fixed rate exposure on its Senior Subordinated Notes to variable rates. Under the terms of the interest rate swap contract, which has a notional amount of $50,000, the Company receives interest at a fixed rate of 9 1/4% and pays interest at a variable rate equal to LIBOR plus a spread of 442 basis points. The six-month LIBOR rate on each semi-annual reset date determines the variable portion of the interest rate swap. The six-month LIBOR rate for each semi-annual reset date is determined in arrears.

The Company has designated the interest rate swap as a fair value hedge of its fixed rate debt. The terms of the interest rate swap contract and hedged item meet the criteria to be measured using the short-cut method defined in SFAS No. 133 and therefore perfect effectiveness is assumed over the term of the swap.

In accordance with SFAS No. 133, the Company records a fair value adjustment to the portion of its fixed rate long-term debt that is hedged. A fair value adjustment of $296 at December 31, 2007 was recorded as an increase to long-term obligations, with the related value for the interest rate swap’s non-current portion recorded in other long-

53

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

term assets. A fair value adjustment of $1,668 at December 31, 2006 was recorded as a decrease to long-term obligations, with the related value for the interest rate swap’s non-current portion recorded in other long-term liabilities. Interest rate differentials associated with the interest rate swap are recorded as an adjustment to interest expense over the life of the interest rate swap. The Company realized an increase in its interest expense as a result of the interest rate swap of $115 for the year ended December 31, 2007 and a increase of $360 for the year ended December 31, 2006.

10.	Financial Instruments

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and trade accounts receivable.

The Company maintains cash and cash equivalents with various financial institutions. These financial institutions are located in different parts of the world, and the Company’s policy is designed to limit exposure to any one institution. The Company performs periodic evaluations of the relative credit standing of these financial institutions. The Company does not require collateral on these financial instruments.

Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of entities comprising the Company’s customer base. The Company does not require collateral for trade accounts receivable.

Fair Value

The following methods and assumptions were used in estimating fair value disclosures for financial instruments:

Cash and cash equivalents:  The carrying amount reported in the balance sheets for cash and cash equivalents approximates fair value.

Accounts receivable and accounts payable:  The carrying amounts reported in the balance sheets for accounts receivable and accounts payable approximate their fair value.

Debt:  The carrying values of the obligations, outstanding under the Working Capital Facility, the Second-Lien Facility and other long-term obligations, excluding the Senior Subordinated Notes, approximate fair values since these obligations are fully secured and have varying interest charges based on current market rates. The estimated fair value of the Company’s Senior Subordinated Notes of $162,750 and $162,750 at December 31, 2007, and 2006, respectively, is based on available market information.

54

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Leases

Future minimum lease payments under leases with initial or remaining non-cancelable lease terms in excess of one year at December 31, 2007 are as follows:

	Capital	Operating
	Leases	Leases

2008	$3,203	$7,094
2009	3,077	4,761
2010	2,854	3,315
2011	2,293	2,676
2012	1,779	2,023
Thereafter	3,004	5,404

Total minimum lease payments	16,210	$25,273

Amount representing interest	(5,585)

Present value of net minimum lease payments, including current obligations of $1,778	$10,625

Rent expense under operating leases amounted to $8,638, $7,529, and $5,243 for each of the years ended December 31, 2007, 2006, and 2005, respectively.

12.	Income Taxes

Pretax income (loss) from continuing operations was allocated under the following jurisdictions:

	Year	Year	Year
	Ended	Ended	Ended
	December 31,	December 31,	December 31,
	2007	2006	2005

Domestic loss	$(3,076)	$(5,958)	$(22,976)
Foreign income	19,227	8,031	10,492

Income (loss) from continuing operations before income taxes	$16,151	$2,073	$(12,484)

The provision benefit for income taxes for continuing operations is as follows:

	Year	Year	Year
	Ended	Ended	Ended
	December 31,	December 31,	December 31,
	2007	2006	2005

Current:
Federal	$160	$—	$—
Foreign	6,220	3,436	3,584
State and local	(124)	(1,444)	3,339

Total current	6,256	1,992	6,923
Deferred	(741)	(2,397)	(3,578)

Income tax provision (benefit) — continuing operations	$5,515	$(405)	$3,345

55

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The composition of deferred tax assets and liabilities at December 31 is as follows:

	2007	2006

Deferred tax assets:
Post-employment benefits	$2,989	$2,740
Accrued liabilities	4,246	3,768
Other	698	1,420
Fixed assets	1,393	1,179
Net operating loss carryforwards-foreign and U.S.	45,717	51,404

Total deferred tax assets	55,043	60,511
Valuation allowance for deferred tax assets	(31,000)	(37,056)

Net deferred tax assets	24,043	23,455

Deferred tax liabilities:
Intangibles	(17,614)	(18,280)
Inventories	(3,139)	(3,182)
Investment in subsidiary	(47,392)	(47,345)

Total deferred tax liabilities	(68,145)	(68,807)

Net deferred tax assets (liabilities)	$(44,102)	$(45,352)

Income taxes paid for each of the years ended December 31, 2007, 2006 and 2005 were $4,507, $4,720, and $6,812, respectively.

The provision for income tax differs from the amount of income taxes determined by applying the applicable U.S. statutory federal income tax rate to pretax income excluding the gain on reorganization and adoption of fresh-start accounting as a result of the following differences:

	Year	Year	Year
	Ended	Ended	Ended
	December 31,	December 31,	December 31,
	2007	2006	2005

Tax at U.S. statutory rates	$5,653	$728	$(4,306)
Foreign deemed dividends (Section 956)	3,998	3,606	3,524
Nondeductible expenses and other exclusions	351	556	570
Valuation allowance for deferred tax benefits	—	(2,518)	1,821
Foreign tax rate differences and nonrecognition of foreign tax loss benefits	(1,608)	765	1,975
State income taxes	(3,646)	(1,610)	3,339
Change in basis difference in investment of subsidiary	767	(1,932)	(3,578)

Income tax provision (benefit)	$5,515	$(405)	$3,345

As of December 31, 2007, the Company has net operating loss carryforwards from the years 1998 through 2007 available to offset future U.S. taxable income of approximately $122,200. The Company has recorded a related deferred tax asset with a substantial valuation allowance, given the uncertainties regarding utilization of these net operating loss carryforwards. The net operating losses in the U.S. will expire between the years 2018 and 2026. Assumed tax planning strategies related to inventories and intangible assets reduce the valuation allowance $14,500 as of December 31, 2007. The Company believes it is more likely than not that the results of future operations will generate sufficient taxable income to realize the Company’s net deferred tax assets.

56

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 prescribes the income tax amounts to be recorded in the financial statements as the amount most likely to be realized assuming a review by tax authorities having all relevant information and applying current conventions. FIN 48 also clarifies the financial statement classification of potential tax-related penalties and interest and sets forth new disclosures regarding unrecognized tax benefits. The Company adopted the Interpretation as of January 1, 2007.

The Company’s policy is to include both interest and penalties on underpayments of income taxes in its income tax provision. This policy was continued after the adoption of FIN 48. At January 1, 2007, the total interest accrued was $1,005. At December 31, 2007 the total interest accrued was $292. No penalties were accrued for either date by the Company.

The adoption of FIN 48 did not result in a significant adjustment to the opening balance in the Company’s Reserve for Uncertain Tax Positions. A reconciliation of the reserve for 2007 is as follows:

Balance at January 1, 2007	$7,520
Additions based on tax positions related to the current year	290
Reductions for tax positions of prior years	(5,711)

Balance at December 31, 2007	$2,099

Of the $5,711 of reductions listed above for 2007, $3,403 affected the 2007 state income tax provision expense, $508 affected Discontinued Operations, and $1,800 affected Goodwill.

The Company’s U.S. federal income tax returns for tax years 2004 and beyond remain subject to examination by the Internal Revenue Service. The Company’s state income tax returns for 2003 through 2007 remain subject to examination by various state taxing authorities. The Company’s material foreign subsidiaries’ local country tax filings remain open to examination as follows: Australia (2003-2007), Canada (2002-2007), United Kingdom (2001-2007) and Italy (2000-2007). No extensions of the various statutes of limitations have currently been granted.

The Company’s foreign subsidiaries have undistributed earnings at December 31, 2007 of approximately $34,400. The Company has recognized the estimated U.S. income tax liability associated with approximately $27,900 of these foreign earnings because of the applicability of I.R.C. Section 956 for earnings of foreign entities which guarantee the indebtedness of a U.S. parent. Upon distribution of those earnings in the form of dividends or otherwise, the Company may be subject to withholding taxes payable to the various foreign countries in the amount of approximately $2,000.

13.	Contingencies

The Company and certain of its wholly-owned subsidiaries are defendants in various legal actions, primarily related to product liability. At December 31, 2007, the Company was co-defendant in 426 cases alleging manganese-induced illness. Manganese is an essential element of steel and is contained in all welding filler metals. The Company is one of a large number of defendants. The claimants allege that exposure to manganese contained in welding filler metals cause the plaintiffs to develop adverse neurological conditions, including a condition known as manganism. As of December 31, 2007, 178 of these cases had been filed in, or transferred to, federal court where the Judicial Panel on Multidistrict Litigation has consolidated these cases for pretrial proceedings in the North District of Ohio. Between June 1, 2003 and December 31, 2007, the Company was dismissed from 1,041 similar cases. To date the Company has made no payments or settlements to plaintiffs for these allegations. While there is uncertainty relating to any litigation, management is of the opinion that the outcome of such litigation will not have a material adverse effect on the Company’s financial condition or results of operations.

57

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company is party to certain environmental matters, although no claims are currently pending. Any related obligations are not expected to have a material effect on the Company’s business or financial condition or results of operations.

All other legal proceedings and actions involving the Company are of an ordinary and routine nature and are incidental to the operations of the Company. Management believes that such proceedings should not, individually or in the aggregate, have a material adverse effect on the Company’s business or financial condition or on the results of operations.

14.	Stock Options and Stock-Based Compensation.

The Company adopted SFAS No. 123(R), Share-Based Payment, on January 1, 2006. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The Company utilizes the modified prospective method in which compensation cost is recognized beginning with the effective date, (a) based on the requirements of SFAS No. 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123(R) that remain unvested on the effective date. As a result of adopting SFAS No. 123(R) in 2006, the Company’s recorded pre-tax stock-based compensation expense of $1,586 and $1,053 within selling, general and administrative expense for the years ended December 31, 2007 and December 31, 2006, respectively. Prior to 2006, the Company applied the intrinsic value method permitted under SFAS No. 123, as defined in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations, in accounting for the Company’s stock option plans. Accordingly, no compensation cost was recognized in years prior to adoption except as previously described in Note 2 — Significant Accounting Policies regarding the acceleration of non-vested options in the fourth quarter of 2005.

SFAS No. 123, as amended by SFAS No. 148, requires pro forma disclosure of net income and earnings per share when applying the fair value method of valuing stock-based compensation. The following table sets forth the pro forma disclosure of net income and earnings per share as if compensation expense had been recognized for the fair value of options granted prior to January 1, 2006. For purposes of this pro forma disclosure, the estimated fair value of the options granted prior to January 1, 2006 was determined using the Black-Scholes option pricing model and is amortized ratably over the vesting periods.

2005

Loss from continuing operations	$(15,829)
Add: Stock-based compensation costs, net of tax, included in loss as reported	29
Deduct: Total stock based compensation expense determined under fair value-based method for all awards	(3,587)

Pro forma loss from continuing operations	$(19,387)
Basic and diluted loss per share from continuing operations as reported	$(1.19)
Pro forma	$(1.46)

As of December 31, 2007, total stock-based compensation cost related to nonvested awards not yet recognized was approximately $3,699 and the weighted average period over which this amount is expected to be recognized was approximately 2.9 years.

No significant modifications to equity awards occurred during the fiscal year ending December 31, 2007.

Stock Options

The Company has available various equity-based compensation programs to provide long-term performance incentives for its global workforce. Currently, these incentives consist principally of stock options. Additionally, Company awarded stock options to its outside directors. These awards are administered through several plans, as described within this Note. The stock option plans existing at December 31, 2002 and all options issued thereunder were canceled in May 2003 upon emergence from Chapter 11 bankruptcy.

58

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The 2004 Non-Employee Directors Stock Option Plan (the “Directors Plan”) was adopted in May 2004 for the Company’s Board of Directors. Up to 200,000 shares of the Company’s common stock with a maximum contractual term of 10 years may be issued pursuant to awards granted by the Compensation Committee under the Directors Plan.

The 2004 Stock Incentive Plan (the “Stock Incentive Plan”) was adopted in May 2004 for the Company’s employees. Up to 1.478 million shares of the Company’s common stock with a maximum contractual term of 10 years may be issued pursuant to awards granted by the Compensation Committee under the Stock Incentive Plan. The Stock Incentive Plan provides for the grant of (a) incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, (b) non-statutory stock options, (c) stock appreciation rights (“SARs”), (d) restricted stock, (e) stock units and (f) performance awards. Under the grants awarded pursuant to the Company’s 2004 Stock Incentive Plan, unexercised options terminate immediately upon the employee’s resignation or retirement.

In 2007, the Company awarded 277,600 options under the Stock Incentive Plan, of which 1,300 were canceled at December 31, 2007. Of the remaining options issued, 2,000 shares vested immediately, 9,000 will vest ratably over three years and the remaining 265,300 options will vest within three years of the grant date if certain financial goals are met.

In 2006, the Company awarded 475,075 options under the Stock Incentive Plan, of which 11,000 were canceled at December 31, 2006. Of the remaining options issued, 366,575 will vest ratably over three years and the remaining 97,500 options will vest within three years of the grant date if certain financial goals are met, but will vest at the end of seven years regardless of whether these financial targets are achieved.

As of December 31, 2007, 1,527,830 options to purchase shares were issued and outstanding under the Directors’ Plan, the Stock Incentive Plan and other specific agreements.

During the periods presented, stock options were granted to eligible employees under the 2004 Stock Incentive Plan with exercise prices equal to the fair market value of the Company’s stock on the grant date. For the years presented, management estimated the fair value of each annual stock option award on the date of grant using Black-Scholes stock option valuation model. Composite assumptions are presented in the following table. Weighted-average values are disclosed for certain inputs which incorporate a range of assumptions. Expected volatilities are based principally on historical volatility of the Company’s stock and correspond to the expected term. The Company generally uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted represents the period of time that options granted are expected to be outstanding; the weighted-average expected term for all employee groups is presented in the following table. The risk-free rate for periods within the contractual life of the options is based on the U.S. Treasury yield curve in effect at the time of grant. Stock option expense is recognized in the consolidated condensed statements of operations ratably over the three-year vesting period based on the number of options that are expected to ultimately vest.

The following table presents the assumptions used in valuing options granted during the twelve months ended December 31, 2007, 2006 and 2005:

	2007	2006	2005

Weighted average fair value	$6.02	$6.65	$5.18
Assumptions used:
Expected dividend yield	0.00%	0.00%	0.00%
Expected volatility	38.22%	40.80%	41.00%
Risk-free interest rate	4.51%	4.77%	3.92%
Expected life	6 years	6 years	5 years

59

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of option activity for the years ended December 31, 2007 and 2006, is presented in the following table:

	2007				2006
			Weighted-				Weighted-
		Weighted	Average			Weighted	Average
		Average	Remaining	Aggregate		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic		Exercise	Contractual	Intrinsic
Employee and Director Stock Options	Shares	Price	Term	Value	Shares	Price	Term	Value

Options outstanding at beginning of year	1,313,063	$13.28			923,266	$12.84
Granted	277,600	$14.86			475,075	$14.10
Exercised	(21,856)	$12.77			(4,412)	$12.18
Forfeited or expired	(40,977)	$13.74			(80,866)	$13.10

Options outstanding at end of year	1,527,830	$13.56	7.6	$148	1,313,063	$13.28	8.3	$—

Options exercisable at end of year	739,680	$13.09	6.9	$38	661,488	$12.80	7.7	$—

The total intrinsic value of options exercised during the year ended December 31, 2007 was approximately $279; that attributable to options exercised during the year ended December 31, 2006 was $71. The total fair value of stock options vested during the year ended December 31, 2007 was $795.

Following is a summary of stock options outstanding as of December 31, 2007:

	Number of	Remaining Life	Shares
	Options	(In Years)	Exercisable

Options outstanding:
Exercise price of $9.90	5,000	9.0	1,667
Exercise price of $10.50	126,000	8.8	22,000
Exercise price of $10.95	25,000	5.8	25,000
Exercise price of $11.64	5,000	9.3	—
Exercise price of $12.15	50,000	7.3	25,000
Exercise price of $12.18	238,921	7.3	238,921
Exercise price of $12.59	8,000	7.4	8,000
Exercise price of $13.10	300,000	6.5	150,000
Exercise price of $13.24	6,000	9.6	2,000
Exercise price of $13.30	2,084	7.4	2,084
Exercise price of $13.60	37,500	8.5	6,667
Exercise price of $13.75	5,000	7.7	2,500
Exercise price of $13.79	150,000	5.6	150,000
Exercise price of $13.95	5,500	7.5	5,500
Exercise price of $14.20	6,250	7.1	6,250
Exercise price of $14.36	17,500	9.7	—
Exercise price of $14.45	20,000	7.6	10,000
Exercise price of $15.00	247,800	9.3	—
Exercise price of $15.75	272,275	8.3	84,092

	1,527,830		739,680

Acceleration of Non-Vested Stock Options.  On December 22, 2005, the Company’s Board of Directors voted to accelerate the vesting of certain stock options previously awarded to executive officers and other employees under the Company’s 2004 Stock Incentive Plan. Shares purchased upon exercise of accelerated options before the original vesting date may not be sold or transferred until the original vesting date and, if the holder is not an

60

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

employee of the Company or an officer of the Company on the original vesting date for any reason other than death or disability, may not be sold or otherwise transferred until the fifth anniversary of the original vesting date. Options to purchase approximately 494,000 shares of common stock were accelerated. Exercise prices of the accelerated options range from $10.95 to $14.45 per share. As a result, the Company recognized $29 of compensation expense during the fourth quarter of 2005.

15.	Earnings (Loss) Per Share

The effects of options and warrants have not been considered in the determination of earnings (loss) per share for the year ended December 31, 2005 because the result would be anti-dilutive. Options and warrants not included in the calculation for the year ended December 31, 2005 were as follows:

Year
Ended
December 31,
2005

Stock Options	923,266
Class A Warrants	—
Class B Warrants	700,000
Class C Warrants	271,429

The calculation of income (loss) per share follows:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2007	2006	2005

Numerator:
Income (loss) applicable to common shares
Continuing operations	$10,636	$2,478	$(15,829)
Discontinued operations	(1,971)	(25,525)	(15,532)

Net income (loss)	$8,665	$(23,047)	$(31,361)

Denominator:
Weighted average shares for basic earnings per share	13,353,742	13,327,176	13,315,028
Dilutive effect of stock options	77,631	31,709

Weighted average shares for diluted earnings per share	13,431,373	13,358,885	13,315,028

Basic income (loss) per share amounts:
Continuing operations	$0.80	$0.19	$(1.19)
Discontinued operations	(0.15)	(1.92)	(1.17)

Net income (loss)	$0.65	$(1.73)	$(2.36)

Diluted income (loss) per share amounts:
Continuing operations	$0.79	$0.18	$(1.19)
Discontinued operations	(0.15)	(1.91)	(1.17)

Net income (loss)	$0.64	$(1.73)	$(2.36)

61

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Employee Benefit Plans

401(k) Retirement Plan.  The 401(k) Retirement Plan covers the majority of the Company’s domestic employees. At its discretion, the Company can make a base contribution of 1% of each employee’s compensation and an additional contribution equal to as much as 4% of the employee’s compensation. At the employee’s discretion, an additional 1% to 15% voluntary employee contribution can be made. The plan requires the Company to make matching contributions of 50% for the first 6% of the voluntary employee contribution. Total expense for this plan was approximately $1,459, $1,286, and $1,473 for the years ended December 31, 2007, 2006, and 2005, respectively.

Deferred Compensation Plan.  Each director, other than the Company’s Chairman and Chief Executive Officer, is entitled to receive a $75 annual fee. Forty percent of this annual fee is deposited into the Company’s Non Employee Director Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, deferral amounts are credited to an account and converted into an amount of units equal to the amount deferred divided by the fair market value of our common stock on the deferral date. A director’s account is distributed pursuant to the terms of the Deferred Compensation Plan upon his or her termination or a change in control; otherwise, the account is distributed as soon as administratively feasible after the date specified by the director. Directors may elect to receive the units in their accounts at the then current stock price in either a lump sum or substantially equal installments over a period not to exceed five years.

Pension Plans.  The Company’s subsidiaries have had various noncontributory defined benefit pension plans which covered substantially all U.S. employees. The Company froze and combined its three noncontributory defined benefit pension plans through amendments to such plans effective December 31, 1989, into one plan (the “Retirement Plan”). All former participants of these plans became eligible to participate in the 401(k) Retirement Plan effective January 1, 1990.

The Company’s Australian subsidiary has a Superannuation Fund (the “Fund”) established by a Trust Deed. Pension benefits are actuarially determined and are funded through mandatory participant contributions and the Company’s actuarially determined contributions. The Company made contributions of $226, $473 and $588 for the years ended December 31, 2007, 2006, and 2005, respectively. Prepaid benefit cost at December 31, 2007 and 2006 was $4,872 and $4,793, respectively. The prepaid benefit cost is not included in the table below or in the balance sheet, as the Company has no legal right to amounts included in this fund. In addition, upon dissolution of the Fund, any excess funds are required to be allocated to the participants as determined by the actuary. Accordingly, the Company accounts for this fund as a defined contribution plan. The actuarial assumptions used to determine the Company’s contribution, the funded status, and the retirement benefits are consistent with previous years.

Other Postretirement Benefits.  The Company has a retirement plan covering certain salaried and non-salaried retired employees, which provides postretirement health care benefits (medical and dental) and life insurance benefits. The postretirement healthcare portion is contributory, with retiree contributions adjusted annually as determined based on claim costs. The postretirement life insurance portion is noncontributory. The Company recognizes the cost of postretirement benefits on the accrual basis as employees render service to earn the benefit. The Company continues to fund the cost of healthcare and life insurance benefits in the year incurred.

As of January 1, 2006, the Company implemented changes to the postretirement healthcare plan whereby only retired participants who had coverage at December 31, 2005 and active employees who had attained age 62 and completed 15 years of service would continue to have coverage after 2005. As a result of this change, the Company recognized reduced annual plan expenses in 2006 and going forward and a one-time curtailment gain of $11.9 million.

62

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The measurement date used to determine pension and other postretirement measurements for the plan assets and benefit obligations is December 31. The following table provides a reconciliation of benefit obligations, plan assets and status of the pension and other post-retirement benefit plans as recognized in the consolidated balance sheets for the years ended December 31, 2007 and 2006:

	Pension Benefits		Other Postretirement Benefits
	2007	2006	2007	2006

Change in benefit obligation:
Benefit obligation at beginning of year	$21,336	$20,948	$9,694	$18,878
Interest Cost	1,247	1,154	557	551
Participant contributions	—	—	946	—
Actuarial (gain) loss	(264)	200	(2,891)	2,871
Curtailment gain	—	—	—	(11,924)
Benefits paid	(992)	(966)	(749)	(682)

Benefit obligation at end of year	$21,327	$21,336	$7,557	$9,694

Change in plan assets:
Fair value of plan assets at beginning of year	$18,162	$15,967	$—	$—
Actual return on plan assets	302	2,016	—	—
Employer contributions	776	1,301	(197)	682
Participant contributions	—	—	946	—
Benefits paid	(992)	(966)	(749)	(682)
Administrative expenses	—	(156)	—	—

Fair value of plan assets at end of year	$18,248	$18,162	$—	$—

Funded status of the plan (underfunded)	$(3,079)	$(3,174)	$(7,557)	$(9,694)
Amounts recognized in the balance sheet:
Current liabilities	$—	$—	$(675)	$(810)
Noncurrent liabilities	(3,079)	(3,175)	(6,882)	(8,884)

Net amount recognized	$(3,079)	$(3,175)	$(7,557)	$(9,694)

Amounts recognized in accumulated other comprehensive income consist of:
Net (gain) loss	$1,152	$275	$(3,336)	$(444)

Accumulated other comprehensive income	$1,152	$275	$(3,336)	$(444)

Accumulated Benefit Obligation	$21,327	$21,336	N/A	N/A
Weighted-average assumptions as of December 31:
Discount rate-net periodic benefit cost	6.00%	5.65%	6.00%	5.65%
Discount rate-benefit obligations	6.00%	6.00%	6.00%	6.00%
Expected return on plan assets	8.00%	8.00%	N/A	N/A
Rate of compensation increase	N/A	N/A	N/A	N/A

The net employer contributions to the postretirement healthcare plan for 2007 in the above table are understated by approximately $530 and net participant contributions for 2007 are overstated by that same amount due to an overstatement of net employer contributions in 2006. As a result of the 2006 overstatement, the related 2006 accrued benefit cost was understated by approximately $530 and 2007 expense is overstated by approximately $530. The accrued benefit cost for fiscal 2007 was calculated based upon the correct amount of net employer and participant contributions.

63

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The defined benefit pension plan’s weighted average asset allocations by asset category at December 31, 2007 and 2006, are as follows:

	Target
	2008	2007	2006

Equity securities	60%	60%	61%
Debt securities	30%	31%	27%
Real Estate	10%	9%	12%
Other	0%	0%	0%

Total	100%	100%	100%

The assets of the defined benefit pension plan are invested in a manner consistent with the fiduciary standards of the Employee Retirement Income Security Act of 1974 (ERISA); namely, (a) the safeguards and diversity to which a prudent investor would adhere must be present and (b) all transactions undertaken on behalf of the Fund must be for the sole benefit of plan participants and their beneficiaries. The following is a summary of the investment guidelines and strategies:

The expected long-term rate of return on plan assets is 8%. In setting this rate, the Company considered the historical returns of the plan’s fund, anticipated future market conditions including inflation and the target asset allocation of the plan’s portfolio.

The Company expects to contribute approximately $1,100 in required payments to the Retirement Plan for the year ending December 31, 2008. It is not expected that any discretionary contributions or non-cash contributions will be made.

Net periodic costs include the following components:

	Pension Benefits		Other Postretirement Benefits
	2007	2006	2007	2006

Components of the net periodic benefit cost:
Interest cost	$1,247	$1,154	$557	$551
Expected return on plan assets	(1,443)	(1,290)	—	—
Curtailment gain	—	—	—	(11,923)

Benefit cost (credit)	$(196)	$(136)	$557	$(11,372)

Amounts recognized in the statement of financial position prior to the application of FAS 158 consist of:
Accrued benefit cost	$(3,079)	$(3,175)	$(10,893)	$(10,139)
Accumulated other comprehensive income	1,152	275	—	—

Net amount recognized	$(1,927)	$(2,900)	$(10,893)	$(10,139)

Incremental effect of applying FAS 158 on the statement of financial position:
Noncurrent assets	$—	$—	$3,336	$444
Accumulated other comprehensive income	—	—	(3,336)	(444)

The assumed medical cost trend rate used in estimating the accumulated postretirement benefit obligation as of December 31, 2007 and 2006 was 9%, and 10%, respectively, declining gradually to 5% in 2012. The assumed dental cost trend rate used in measuring the accumulated postretirement benefit obligation was 6% for all periods.

The assumed medical cost trend rate used in measuring the postretirement net benefit expense for the years ended December 31, 2007 and 2006 was 10% and 11%, respectively, declining gradually to 5% in 2012. The assumed dental cost trend rate used in measuring the net benefit cost was 6% for all periods.

64

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A one-percentage-point change in the assumed healthcare cost trend rate would have the following effects:

	One-Percentage	One-Percentage
	Point Increase	Point Decrease

Effect on total of service and interest cost components for the year ended December 31, 2007	$37	$(32)
Effect on postretirement benefit obligation as of December 31, 2007	$609	$(532)

The following table presents the benefits expected to be paid in the next ten fiscal years:

		Other
	Pension	Postretirement
Year	Benefits	Benefits

2008	$1,169	$675
2009	$1,211	$683
2010	$1,242	$668
2011	$1,297	$596
2012	$1,349	$600
Next 5 years	$7,664	$2,932

Stock Purchase Plan.  The Company adopted an employee stock purchase plan effective during the third quarter of 2005 that allows any eligible employee to purchase from the Company shares of the Company’s common stock at the end of each quarter at 95% of the market price at the end of the quarter. For the year ended December 31, 2007 and 2006, 10.8 and 12.9 thousand shares, respectively, were purchased under this plan.

17.	Segment Information

Although the Company’s continuing operations are comprised of several product lines and operating locations, similarity of products, paths to market, end-users and production processes result in performance evaluation and decisions regarding allocation of resources being made on a combined basis, and accordingly, management has concluded the Company operates in one reportable segment. Reportable geographic regions are the Americas, Europe and Australia/Asia.

Summarized financial information concerning the Company’s geographic segments for its continuing operations is shown in the following table:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2007	2006	2005

Net Sales:
Americas	$364,638	$338,909	$310,161
Europe/Middle East	34,615	28,240	24,436
Asia-Pacific	94,721	78,578	74,996

	$493,975	$445,727	$409,593

	December 31,	December 31,
	2007	2006

Identifiable Assets (excluding working capital and intangibles):
Americas	$39,955	$38,849
Europe/Middle East	1,860	2,089
Asia-Pacific	8,831	8,936

	$50,646	$49,874

65

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Quarterly Results of Operations (Unaudited)

The following is a summary of the quarterly results of operations for the years ended December 31, 2007 and 2006. All amounts presented below have been adjusted for the Company’s discontinued operations as described in Note 3 — Discontinued Operations.

	March 31	June 30	September 30	December 31

2007
Continuing Operations:
Net sales	$116,107	$127,181	$125,686	$125,001
Gross profit	37,800	37,736	37,948	40,869
Operating income	10,983	10,458	10,225	12,646
Income (loss) applicable to common shares:
Continuing operations	1,263	1,472	1,531	6,370
Discontinued operations	141	176	(485)	(1,803)

Net income	$1,404	$1,648	$1,046	$4,567

Basic income (loss) per share applicable to common shares:(1)
Continuing operations	$0.10	$0.11	$0.11	$0.48
Discontinued operations	0.01	0.01	(0.04)	(0.13)

Net income	$0.11	$0.12	$0.07	$0.35

Diluted income (loss) per share applicable to common shares:(1)
Continuing operations	$0.10	$0.11	$0.11	$0.47
Discontinued operations	0.01	0.01	(0.04)	(0.13)

Net income	$0.11	$0.12	$0.07	$0.34

	March 31	June 30	September 30	December 31

2006
Continuing Operations:
Net sales	$110,225	$112,978	$112,422	$110,102
Gross profit	31,523	31,861	33,698	33,593
Operating income	6,262	1,452	3,794	18,465
Income (loss) applicable to common shares:
Continuing operations	(1,093)	(6,494)	(5,207)	15,272
Discontinued operations	(285)	1,203	(533)	(25,910)

Net loss	$(1,378)	$(5,291)	$(5,740)	$(10,638)

Basic income (loss) per share applicable to common shares:(1)
Continuing operations	$(0.08)	$(0.49)	$(0.39)	$1.15
Discontinued operations	(0.02)	0.09	(0.04)	(1.95)

Net loss	$(0.10)	$(0.40)	$(0.43)	$(0.80)

Diluted income (loss) per share applicable to common shares:(1)
Continuing operations	$(0.08)	$(0.49)	$(0.39)	$1.15
Discontinued operations	(0.02)	0.09	(0.04)	(1.95)

Net loss	$(0.10)	$(0.40)	$(0.43)	$(0.80)

66

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly net earnings per share will not necessarily equal the total for the year.

19.	Minority Interests

For the years ended December 31, 2007 and 2006, the Company has recorded minority interest income of $82 and expense of $44, respectively. Total minority interest obligations as of December 31, 2007, of approximately $287 have been recorded as a component of other long-term liabilities and approximately $1,027 was recorded as goodwill for the portion of minority interest that existed prior to the Company’s emergence from bankruptcy. Management determined that, while these adjustments primarily related to historical periods, the adjustments were immaterial to previously reported interim and annual financial information.

Minority shareholders held 10% of certain of the Company’s South African and Italian subsidiaries at the beginning of 2006. During the second quarter of 2006, the Company purchased the 10% minority interests in its two South African subsidiaries for approximately $3,954. Goodwill of $1,899 was recorded in connection with applying purchase accounting to this transaction.

The shareholder agreement with the Italian subsidiary includes provisions that allow the minority shareholders to put their ownership in the entities back to the Company or, conversely, provide the Company a call option to purchase the outstanding minority interests. The put and call option for the minority interest in the Italian subsidiary expires on December 31, 2010. The purchase price of the options is determined based on current fair value using a specific formula outlined in the respective shareholder agreements. As of December 31, 2007, the maximum payment to satisfy the put options is $800 based on the formula in the respective agreements.

20.	Condensed Consolidating Financial Statements

On February 5, 2004, the Company completed a private placement of $175,000 in aggregate principal of 9 1/4% Senior Subordinated Notes due 2014. The Company’s domestic, wholly owned subsidiaries (“Guarantor Subsidiaries”) fully and unconditionally guarantee the Senior Subordinated Notes and are jointly and severally liable for all payments under the Senior Subordinated Notes. Each of the Guarantor Subsidiaries is wholly owned by the Company.

In connection with the Amended Credit Agreement, the Company’s foreign subsidiaries in Australia, the United Kingdom and Canada also guaranteed the Company’s $175,000 9 1/4% Senior Subordinated Notes.

The following financial information presents the guarantors and non-guarantors of the 9 1/4% Senior Subordinated Notes, in accordance with Rule 3-10 of Regulation S-X. The condensed consolidating financial information includes the accounts of the Company, which has no independent assets or operations, the combined accounts of the Guarantor Subsidiaries and the combined accounts of the non-guarantor subsidiaries for the periods indicated. Separate financial statements of each of the Guarantor Subsidiaries are not presented because management has determined such information is not material in assessing the financial condition, cash flows or results of operations of the Company and its subsidiaries. This information was prepared on the same basis as the consolidated financial statements.

67

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

THERMADYNE HOLDINGS CORPORATION

CONDENSED CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2007

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated

ASSETS
Current Assets:
Cash and cash equivalents	$—	$14,636	$1,523	$—	$16,159
Accounts receivable, net	—	75,163	8,689	—	83,852
Inventories	(115)	80,449	10,627	—	90,961
Prepaid expenses and other	—	5,271	876	—	6,147
Assets held for sale	—	—	2,023	—	2,023
Current deferred tax assets	—	2,721	—	—	2,721

Total current assets	(115)	178,240	23,738	—	201,863
Property, plant and equipment, net	—	36,464	7,892	—	44,356
Goodwill	—	182,163	—	—	182,163
Intangibles, net	—	58,195	5,009	—	63,204
Other assets	4,170	1,671	—	—	5,841
Investment in and advances to subsidiaries	181,271	—	—	(181,271)	—

Total assets	$185,326	$456,733	$36,639	$(181,271)	$497,427

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Working capital and second-lien facility	$—	$12,658	$—	$—	$12,658
Current maturities of long-term obligations	—	8,578	200	—	8,778
Accounts payable	—	27,636	3,941	—	31,577
Accrued and other liabilities	—	26,736	2,090	—	28,826
Accrued interest	7,741	291	—	—	8,032
Income taxes payable	—	4,178	486	—	4,664
Deferred tax liability	—	2,667	—	—	2,667
Liabilities applicable to assets held for sale	—	—	7,417	—	7,417

Total current liabilities	7,741	82,744	14,134	—	104,619
Long-term obligations, less current maturities	175,000	37,650	492	—	213,142
Deferred tax liabilities	—	44,306	—	—	44,306
Other long-term liabilities	296	12,136	557	—	12,989
Minority interest	—	—	287	—	287
Shareholders’ equity (deficit):
Common stock	134	—	—	—	134
Additional paid-in-capital	186,830	—	—	—	186,830
Retained earnings (accumulated deficit)	(79,953)	11,306	(71,860)	60,554	(79,953)
Accumulated other comprehensive income (loss)	15,073	(12,296)	20,937	(8,641)	15,073

Total shareholders’ equity (deficit)	122,084	(990)	(50,923)	51,913	122,084
Net equity (deficit) and advances to / from subsidiaries	(119,795)	280,887	72,092	(233,184)	—

Total liabilities and shareholders’ equity (deficit)	$185,326	$456,733	$36,639	$(181,271)	$497,427

68

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

THERMADYNE HOLDINGS CORPORATION

CONDENSED CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2006

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated

ASSETS
Current Assets:
Cash and cash equivalents	$—	$9,206	$2,104	$—	$11,310
Accounts receivable, net	—	73,047	5,949	—	78,996
Inventories	—	85,837	11,304	—	97,141
Prepaid expenses and other	—	5,876	531	—	6,407
Assets held for sale	—	—	18,552	—	18,552
Current deferred tax assets	—	1,798	—	—	1,798

Total current assets	—	175,764	38,440	—	214,204
Property, plant and equipment, net	—	35,467	7,774	—	43,241
Goodwill	—	189,103	—	—	189,103
Intangibles, net	—	60,295	5,343	—	65,638
Other assets	4,284	2,203	274	—	6,761
Investment in and advances to subsidiaries	151,948	—	—	(151,948)	—

Total assets	$156,232	$462,832	$51,831	$(151,948)	$518,947

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Working capital and second-lien facility	$—	$17,606	$—	$—	$17,606
Current maturities of long-term obligations	—	1,009	369	—	1,378
Accounts payable	—	27,409	4,523	—	31,932
Accrued and other liabilities	—	31,699	2,123	—	33,822
Accrued interest	7,791	338	123	—	8,252
Income taxes payable	—	369	879	—	1,248
Deferred tax liability	—	2,796	—	—	2,796
Liabilities applicable to assets held for sale	—	—	12,342	—	12,342

Total current liabilities	7,791	81,226	20,359	—	109,376
Long-term obligations, less current maturities	175,000	61,611	1,401	—	238,012
Deferred tax liabilities	—	44,482	—	—	44,482
Other long-term liabilities	—	22,526	740	—	23,266
Minority interest	—	—	307	—	307
Shareholders’ equity (deficit):
Common stock	133	—	—	—	133
Additional paid-in-capital	184,804	—	—	—	184,804
Retained earnings (accumulated deficit)	(88,618)	(28,278)	(44,481)	72,759	(88,618)
Accumulated other comprehensive income (loss)	7,185	93,188	21,254	(114,442)	7,185

Total shareholders’ equity (deficit)	103,504	64,910	(23,227)	(41,683)	103,504
Net equity (deficit) and advances to / from subsidiaries	(130,063)	188,077	52,251	(110,265)	—

Total liabilities and shareholders’ equity (deficit)	$156,232	$462,832	$51,831	$(151,948)	$518,947

69

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

THERMADYNE HOLDINGS CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2007

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated

Net sales	$—	$557,801	$29,338	$(93,164)	$493,975
Cost of goods sold	—	411,673	21,225	(93,276)	339,622

Gross margin	—	146,128	8,113	112	154,353
Selling, general and administrative expenses	1,609	99,527	4,897	—	106,033
Amortization of intangibles	—	2,921	—	—	2,921
Net periodic postretirement benefits	—	1,087	—	—	1,087

Operating income (loss)	(1,609)	42,593	3,216	112	44,312
Other income (expense):
Interest, net	(18,731)	(8,146)	78	—	(26,799)
Amortization of deferred financing costs	(500)	(944)	—	—	(1,444)
Equity in net income (loss) of subsidiaries	29,505	—	—	(29,505)	—
Minority interest	—	82	—	—	82

Income (loss) from continuing operations before income tax provision and discontinued operations	8,665	33,585	3,294	(29,393)	16,151
Income tax provision	—	3,646	1,869	—	5,515

Income (loss) from continuing operations	8,665	29,939	1,425	(29,393)	10,636
Loss from discontinued operations, net of tax	—	—	(1,971)	—	(1,971)

Net income (loss)	$8,665	$29,939	$(546)	$(29,393)	$8,665

70

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

THERMADYNE HOLDINGS CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2006

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated

Net sales	$—	$502,291	$27,380	$(83,944)	$445,727
Cost of goods sold	—	376,913	21,168	(83,029)	315,052

Gross margin	—	125,378	6,212	(915)	130,675
Selling, general and administrative expenses	2,904	102,005	4,654	—	109,563
Amortization of intangibles	—	2,890	4	—	2,894
Net periodic postretirement benefits	—	(11,755)	—	—	(11,755)

Operating income (loss)	(2,904)	32,238	1,554	(915)	29,973
Other income (expense):
Interest, net	(17,459)	(8,929)	(124)	—	(26,512)
Amortization of deferred financing costs	(500)	(844)	—	—	(1,344)
Equity in net income (loss) of subsidiaries	(2,184)	—	—	2,184	—
Minority interest	—	(44)	—	—	(44)

Income (loss) from continuing operations before income tax provision and discontinued operations	(23,047)	22,421	1,430	1,269	2,073
Income tax provision (benefit)	—	(1,470)	1,065	—	(405)

Income (loss) from continuing operations	(23,047)	23,891	365	1,269	2,478
Loss from discontinued operations, net of tax	—	—	(25,525)	—	(25,525)

Net income (loss)	$(23,047)	$23,891	$(25,160)	$1,269	$(23,047)

71

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

THERMADYNE HOLDINGS CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2007

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated

Cash flows from continuing operations:
Net cash provided by (used in) operating activities	$9,140	$52,190	$(28,083)	$(10,234)	$23,013
Cash flows from investing activities:
Capital expenditures	—	(10,013)	(1,345)	—	(11,358)
Proceeds from sales of assets	—	13,783	—	—	13,783
Acquisition of minority interest	—	—	—	—
Other	—	(487)	—	—	(487)

Net cash provided by (used in) investing activities	—	3,283	(1,345)	—	1,938
Cash flows from financing activities:
Borrowings under revolving credit facility	—	20,041		—	20,041
Repayments under revolving credit facility	—	(24,989)	—	—	(24,989)
Borrowings of other credit facilities	—	—	—	—	—
Repayments of other credit facilities	—	(15,415)	(1,310)	—	(16,725)
Changes in net equity and advances to/from discontinued operations	(11,166)	(29,343)	29,438	10,234	(837)
Other	2,026	(362)	—	—	1,664

Net cash provided by (used in) financing activities	(9,140)	(50,068)	28,128	10,234	(20,846)
Effect of exchange rate changes on cash and cash equivalents	—	25	719	—	744

Net cash provided by (used in) continuing operations	—	5,430	(581)	—	4,849

Cash flows from discontinued operations:
Net cash provided by operating activities	—	—	812	—	812
Net cash used in investing activities	—	—	5,084	—	5,084
Net cash provided by financing activities	—	—	(5,650)	—	(5,650)
Effect of exchange rate changes on cash and cash equivalents	—	—	30	—	30

Net cash provided by discontinued operations	—	—	276	—	276
Total increase (decrease) in cash and cash equivalents	—	5,430	(305)	—	5,125
Total cash and cash equivalents beginning of period	—	9,207	2,103	—	11,310

Total cash and cash equivalents end of period	$—	$14,637	$1,798	$—	$16,435

72

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

THERMADYNE HOLDINGS CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2006

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated

Cash flows from continuing operations:
Net cash provided by (used in) operating activities	$(22,250)	$6,016	$(26,035)	$26,803	$(15,466)
Cash flows from investing activities:
Capital expenditures	—	(7,270)	(1,229)	—	(8,499)
Proceeds from sales of assets	—	17,753	659	—	18,412
Acquisition of minority interest	—	(1,981)	(1,973)	—	(3,954)

Net cash provided by (used in) investing activities	—	8,502	(2,543)	—	5,959
Cash flows from financing activities:
Borrowings under revolving credit facility	—	9,357	—	—	9,357
Repayments under revolving credit facility	—	(23,547)	—	—	(23,547)
Borrowings of other credit facilities	—	19,091	909	—	20,000
Repayments of other credit facilities	—	(7,790)	—	—	(7,790)
Changes in net equity and advances to/from subsidiaries	20,987	(18,211)	24,027	(26,803)	—
Changes in net equity and advances to/from discontinued operations	—	8,330	—	—	8,330
Other	1,263	(348)	—	—	915

Net cash provided by (used in) financing activities	22,250	(13,118)	24,936	(26,803)	7,265
Effect of exchange rate changes on cash and cash equivalents	—	1,215	(850)	—	365

Net cash provided by (used in) continuing operations	—	2,615	(4,492)	—	(1,877)

Cash flows from discontinued operations:
Net cash provided by operating activities	—	—	8,008	—	8,008
Net cash used in investing activities	—	—	(342)	—	(342)
Net cash used in financing activities	—	—	(9,854)	—	(9,854)
Effect of exchange rate changes on cash and cash equivalents	—	—	(187)	—	(187)

Net cash used in discontinued operations	—	—	(2,375)	—	(2,375)
Total increase (decrease) in cash and cash equivalents	—	2,615	(6,867)	—	(4,252)
Total cash and cash equivalents beginning of period	—	6,591	8,971	—	15,562

Total cash and cash equivalents end of period	$—	$9,206	$2,104	$—	$11,310

73

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THERMADYNE HOLDINGS CORPORATION

By:	/s/ STEVEN A. SCHUMM
Steve A. Schumm
Senior Vice President, Chief Financial and
Administrative Officer

Date: March 12, 2008

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ PAUL D. MELNUK Paul D. Melnuk	Director, Chairman of the Board and Chief Executive	March 12, 2008

/s/ STEVEN A. SCHUMM Steven A. Schumm	Senior Vice President, Chief Financial and Administrative Officer, Principal Financial and Accounting Officer	March 12, 2008

/s/ JAMES B. GAMACHE James B. Gamache	Director	March 12, 2008

/s/ MARNIE S. GORDON Marnie S. Gordon	Director	March 12, 2008

/s/ BRADLEY G. PATTELLI Bradley G. Pattelli	Director	March 12, 2008

/s/ J. JOE ADORJAN J. Joe Adorjan	Director	March 12, 2008

/s/ ANDREW L. BERGER Andrew L. Berger	Director	March 12, 2008

74

THERMADYNE HOLDINGS CORPORATION

2007 10-K EXHIBIT INDEX

Exhibit
No.		Exhibit

2.1	—	First Amended and Restated Disclosure Statement, dated January 17, 2003, Solicitation of Votes on the Debtors’ First Amended and Restated Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of Thermadyne Holdings Corporation and its wholly owned direct and indirect subsidiaries, Thermadyne Mfg. LLC, Thermadyne Capital Corp., Thermadyne Industries, Inc., Victor Equipment Company, Thermadyne International Corp., Thermadyne Cylinder Co., Thermal Dynamics Corporation, C&G Systems Holding, Inc., MECO Holding Company, Tweco Products, Inc., Tag Realty, Inc., Victor-Coyne International, Inc., Victor Gas Systems, Inc., Stoody Company, Thermal Arc, Inc., C&G Systems, Inc., Marison Cylinder Company, Wichita Warehouse Corporation, Coyne Natural Gas Systems, Inc., and Modern Engineering Company, Inc.(1)
2.2	—	First Amended and Restated Plan of Reorganization dated January 17, 2003.(2)
2.3	—	Confirmation Order dated April 3, 2003 and signed by the Bankruptcy Court.(2)
3.1	—	Amended and Restated Certificate of Incorporation of the Company dated as of May 23, 2003.(3)
3.2	—	Amended and Restated Bylaws of the Company dated as of March 29, 2007.(4)
4.01	—	Indenture dated as of February 5, 2004 among the Company, as issuer, the subsidiary guarantors named therein and U.S. Bank National Association, as trustee.(6)
4.02	—	Second Lien Credit Agreement dated as of July 29, 2004 by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the guarantors party thereto, the lenders parties thereto, and Credit Suisse First Boston, as administrative agent and collateral agent, and Credit Suisse First Boston, as sole lead arranger and sole book running manager.(7)
4.03	—	Amendment No. 1 and Agreement dated as of September 30, 2004 to the Second Lien Credit Agreement by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the guarantors party thereto, the lenders parties thereto, and Credit Suisse First Boston, as administrative agent and collateral agent.(8)
4.04	—	Amendment No. 2 and Joinder Agreement dated as of November 22, 2004 by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the guarantors party thereto, the lenders parties thereto, and Credit Suisse First Boston, as administrative agent and collateral agent.(9)
4.05	—	Amendment No. 3 and Consent to the Second Lien Credit Agreement dated as of January 3, 2005 among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the guarantors party thereto, the lenders parties thereto, and Credit Suisse First Boston, as administrative agent and collateral agent.(16)
4.06	—	Amendment No. 4 to the Second Lien Credit Agreement dated as of March 16, 2005 among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the guarantors party thereto, the lenders parties thereto, and Credit Suisse First Boston, as administrative agent and collateral agent.(14)
4.07	—	Amendment No. 5 to the Second Lien Credit Agreement dated as of March 30, 2005 among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the guarantors party thereto, the lenders parties thereto, and Credit Suisse First Boston, as administrative agent and collateral agent.(16)

75

Exhibit
No.		Exhibit

4.08	—	Amendment No. 6 to the Second Lien Credit Agreement dated as of March 31, 2005 by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the guarantors signatory thereto, the lenders parties thereto, and Credit Suisse First Boston, as administrative agent and collateral agent.(18)
4.09	—	Amendment No. 7 to the Second Lien Credit Agreement dated as of July 1, 2005 by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the guarantors signatory thereto, the lenders parties thereto, and Credit Suisse, as administrative agent and collateral agent.(18)
4.10	—	Amendment No. 8 to the Second Lien Credit Agreement dated as of August 8, 2005 by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the guarantors signatory thereto, the lenders parties thereto, and Credit Suisse, as administrative agent and collateral agent.(18)
4.11	—	Amendment No. 9 dated as of October 7, 2005, to the Second Lien Credit Agreement among Thermadyne Holdings Corporation, Thermadyne Industries, Inc. and certain of its subsidiaries and Credit Suisse, as administrative agent and collateral agent and the lenders party thereto.(17)
4.12	—	Amendment No. 10 dated as of November 7, 2005, to the Second Lien Credit Agreement among Thermadyne Holdings Corporation, Thermadyne Industries, Inc. and certain of its subsidiaries and Credit Suisse, as administrative agent and collateral agent and the lenders party thereto.(17)
4.13		Amendment No. 11 and Agreement dated as of December 29, 2005, to the Second Lien Credit Agreement among Thermadyne Holdings Corporation, Thermadyne Industries, Inc. and certain of its subsidiaries and Credit Suisse as Administrative Agent and Collateral Agent and the lenders party thereto.(20)
4.14	—	Amendment No. 12 Waiver and Consent dated as of March 9, 2006, to the Second Lien Credit Agreement among Thermadyne Holdings Corporation, Thermadyne Industries, Inc. and certain of its subsidiaries and Credit Suisse, as administrative agent and collateral agent and the lenders party thereto.(4)
4.15	—	Amendment No. 13 to the Second Lien Credit Agreement dated April 5, 2006 among Thermadyne Holdings Corporation, Thermadyne Industries, Inc. and certain of their subsidiaries and Credit Suisse First Boston, as administrative agent and collateral agent.(21)
4.16	—	Amendment No. 14 and consent dated as of May 9, 2006 to the Second Lien Credit Agreement among Thermadyne Holdings Corporation, Thermadyne Industries, Inc. and certain of its subsidiaries as borrowers, the guarantors signatory thereto, and Credit Suisse, as administrative agent and collateral agent.(22)
4.17	—	Amendment No. 15 and consent dated as of June 20, 2006 to the Second-Lien Credit Agreement among Thermadyne Industries, Inc. and certain of its subsidiaries as borrowers, the guarantors signatory thereto, and Credit Suisse as administrative agent and collateral agent.(23)
4.18	—	Amendment No. 16 Waiver and Agreement dated as of July 21, 2006 to the Second-Lien Credit Agreement among Thermadyne Holdings Corporation, Thermadyne Industries, Inc. and certain of its subsidiaries as borrowers, the guarantors signatory thereto, and Credit Suisse as administrative agent and collateral agent.(26)
4.19	—	Amendment No. 17 dated as of January 30, 2007 to the Second-Lien Credit Agreement among Thermadyne Holdings Corporation, Thermadyne Industries, Inc. and certain of its subsidiaries as borrowers, the guarantors signatory thereto, and Credit Suisse as administrative agent and collateral agent.(4)
4.20	—	Amendment No. 18 Limited Waiver and Consent dated as of March 29, 2007 to the Second-Lien Credit Agreement among Thermadyne Holdings Corporation, Thermadyne Industries, Inc. and certain of its subsidiaries as borrowers, the guarantors signatory thereto, and Credit Suisse as administrative agent and collateral agent.*

76

Exhibit
No.		Exhibit

4.21	—	Amendment No. 19 and Waiver dated as of June 29, 2007 to the Second-Lien Credit Agreement among Thermadyne Holdings Corporation, Thermadyne Industries, Inc. and certain of its subsidiaries as borrowers, the guarantors signatory thereto, and Credit Suisse as administrative agent and collateral agent.(30)
4.22	—	Second Amended and Restated Credit Agreement dated as of November 22, 2004 by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the credit parties signatory thereto, the lenders signatory thereto, and General Electric Capital Corporation, as agent and lender, and GECC Capital Markets Group, Inc., as lead arranger.(9)
4.23	—	First Amendment and Consent to Second Amended and Restated Credit Agreement dated December 21, 2004 by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the credit parties signatory thereto, the lenders signatory thereto, and General Electric Capital Corporation, as agent and lender.(16)
4.24	—	Second Amendment to Second Amended and Restated Credit Agreement dated as of March 16, 2005 by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the credit parties signatory thereto, the lenders signatory thereto, and General Electric Capital Corporation, as agent and lender.(14)
4.25	—	Third Amendment to Second Amended and Restated Credit Agreement dated as of March 30, 2005 by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the credit parties signatory thereto, the lenders signatory thereto, and General Electric Capital Corporation, as agent and lender.(16)
4.26	—	Fourth Amendment to Second Amended and Restated Credit Agreement dated as of March 31, 2005 by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the credit parties signatory thereto, the lenders signatory thereto, and General Electric Capital Corporation, as agent.(18)
4.27	—	Fifth Amendment to Second Amendment and Restated Credit Agreement dated as of July 1, 2005, by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the credit parties signatory thereto, the lenders signatory thereto, and General Electric Capital Corporation, as agent.(18)
4.28	—	Sixth Amendment to Second Amended and Restated Credit Agreement dated as of July 27, 2005, by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the credit parties signatory thereto, the lenders signatory thereto, and General Electric Capital Corporation, as agent.(18)
4.29	—	Seventh Amendment to Second Amended and Restated Credit Agreement dated as of August 5, 2005, by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the credit parties signatory thereto, the lenders signatory thereto, and General Electric Capital Corporation, as agent.(18)
4.30	—	Eighth Amendment to the Second Amended and Restated Credit Agreement, executed as of October 5, 2005, by and among Thermadyne Holdings Corporation, Thermadyne Industries, Inc. and certain of its subsidiaries and General Electric Capital Corporation, as agent and lender and the lenders party thereto.(17)

77

Exhibit
No.		Exhibit

4.31	—	Limited Consent and Ninth Amendment to the Second Amended and Restated Credit Agreement dated as of November 7, 2005, by and among Thermadyne Holdings Corporation, Thermadyne Industries, Inc., and certain of its subsidiaries and General Electric Capital Corporation as agent and lender.(17)
4.32	—	Limited Waiver and Tenth Amendment to the Second Amended and Restated Credit Agreement dated as of December 29, 2005, by and among Thermadyne Holdings Corporation, Thermadyne Industries, Inc. and certain of its subsidiaries and General Electric Capital Corporation, as agent and lender and the lenders party thereto.(20)
4.33	—	Eleventh Amendment and Consent to the Second Amended and Restated Credit Agreement, dated as of March 8, 2006, by and among Thermadyne Holdings Corporation, Thermadyne Industries, Inc. and certain of its subsidiaries and General Electric Corporation, as agent and lender and the lenders party thereto.(4)
4.34	—	Twelfth Amendment to the Second Amended and Restated Credit Agreement dated as of May 3, 2006, by and among Thermadyne Holdings Corporation, Thermadyne Industries, Inc., and General Electric Capital Corporation, as agent and lender.(21)
4.35	—	Thirteenth Amendment to the Second Amended and Restated Credit Agreement dated as of May 3, 2006, by and among Thermadyne Holdings Corporation, Thermadyne Industries, Inc., and General Electric Capital Corporation, as agent and lender.(4)
4.36	—	Limited Consent and Fourteenth Amendment to the Second Amended and Restated Credit Agreement dated as of May 9, 2006, by and among Thermadyne Holdings Corporation, Thermadyne Industries, Inc. and certain of its subsidiaries and General Electric Corporation, as agent and lender and the lenders party thereto.(22)
4.37	—	Fifteenth Amendment to the Second Amended and Restated Credit Agreement, dated as of June 20, 2006, by and among Thermadyne Holdings Corporation, Thermadyne Industries, Inc. and certain of its subsidiaries and General Electric Corporation, as agent and lender and the lenders party thereto.(23)
4.38	—	Sixteenth Amendment and Limited Waiver to the Second Amended and Restated Credit Agreement, dated as of July 21, 2006, by and among Thermadyne Holdings Corporation, Thermadyne Industries, Inc. and certain of its subsidiaries and General Electric Capital Corporation as agent and lender.(25)
4.39	—	Limited Waiver and Seventeenth Amendment to the Second Amended and Restated Credit Agreement, dated as of August 2, 2006, by and among Thermadyne Holdings Corporation, Thermadyne Industries, Inc. and certain of its subsidiaries and General Electric Capital Corporation as agent and lender.(27)
4.40	—	Eighteenth Amendment and Limited Waiver to the Second Amended and Restated Credit Agreement, dated as of October 30, 2006, by and among Thermadyne Holdings Corporation, Thermadyne Industries, Inc. and certain of its subsidiaries and General Electric Capital Corporation as agent and lender.(4)
4.41	—	Nineteenth Amendment and Limited Waiver to the Second Amended and Restated Credit Agreement, dated as of December 26, 2006, by and among Thermadyne Holdings Corporation, Thermadyne Industries, Inc. and certain of its subsidiaries and General Electric Capital Corporation as agent and lender.(4)
4.42	—	Third Amended and Restated Credit Agreement, dated as of June 29, 2007, by and among Thermadyne Holdings Corporation, Thermadyne Industries, Inc. and certain of its subsidiaries and General Electric Capital Corporation as agent and lender.(30)
4.43	—	Supplemental Indenture dated as of May 16, 2006 among Thermadyne Holdings Corporation, the subsidiary guarantors named therein and U.S. Bank National Association as trustee.(24)
4.44	—	Second Supplemental Indenture dated as of August 2, 2006 among Thermadyne Holdings Corporation, the subsidiary guarantors named therein and U.S. Bank National Association as trustee.(27)
10.1	—	Omnibus Agreement dated as of June 3, 1988, among Palco Acquisition Company (now Thermadyne Holdings Corporation) and its subsidiaries and National Warehouse Investment Company.(10)

78

Exhibit
No.			Exhibit

10.2		—	Escrow Agreement dated as of August 11, 1988, among National Warehouse Investment Company, Palco Acquisition Company (now Thermadyne Holdings Corporation) and Title Guaranty Escrow Services, Inc.(10)
10.3		—	Schedule of substantially identical lease agreements.(10)
10.4		—	Amended and Restated Continuing Lease Guaranty, made as of August 11, 1988, by Palco Acquisition Company (now Thermadyne Holdings Corporation) for the benefit of National Warehouse Investment Company.(10)
10.5		—	Schedule of substantially identical lease guarantees(10)
10.6		—	Lease Agreement, dated as of October 10, 1990, between Stoody Deloro Stellite and Bowling Green-Warren County Industrial Park Authority, Inc.(10)
10.7		—	Lease Agreement between Alliance Gateway No. 58 Ltd. and Victor Equipment Company, dated September 22, 2003.(16)
10.8		—	First Amendment to Lease between Alliance Gateway No. 58 Ltd. and Victor Equipment Company, dated May 1, 2004.(16)
10.9		—	Lease Agreement between Ningbo Longxing Group Co., Ltd. and Ningbo Fulida Gas Equipment Co. Ltd., dated January 19, 2005.(16)
10.10		—	Lease Agreement between Ningbo Longxing Group Co., Ltd. and Thermadyne (Ningbo) Cutting and Welding Equipment Manufacturing Company, Ltd., dated December 28, 2004.(16)
10.11		—	First Amended and Restated Industrial Real Property Lease between 2800 Airport Road Limited Partnership and Victor Equipment Company dated August 1, 2007.(31)
10.12		—	Second Amendment to Amended and Restated Industrial Real Property Lease between Benning Street, LLC and Thermal Dynamics Corporation dated August 1, 2007.(31)
10.13		—	Lease Agreement between Holman/Shidler Investment Corporation, Thermadyne Welding Products Canada, Ltd., and Thermadyne Holdings Corporation dated October 25, 2007.*
10.14		—	Contract to Establish an Equity Joint Venture Enterprise by and between Ningbo Longxing Group Corporation Limited and Thermadyne Holdings Corporation, dated December 28, 2004.(16)
10	.15†	—	Amended and Restated Executive Employment Agreement between Thermadyne Holdings Corporation and Dennis Klanjscek, dated June 13, 2002.(16)
10	.16†	—	Second Amended and Restated Executive Employment Agreement between Thermadyne Holdings Corporation and John Boisvert, dated January 1, 2004.(16)
10	.17†	—	Second Amended and Restated Executive Employment Agreement between Thermadyne Holdings Corporation and Terry Downes, dated January 1, 2004.(16)
10	.18†	—	Second Amended and Restated Executive Employment Agreement between Thermadyne Holdings Corporation and Jason Huett, dated January 1, 2004.(16)
10	.19†	—	Second Amended and Restated Executive Employment Agreement between Thermadyne Holdings Corporation and Patricia S. Williams, dated January 1, 2004.(16)
10	.20†	—	Executive Employment Agreement between Thermadyne Holdings Corporation and Paul D. Melnuk, dated January 28, 2004.(5)
10	.21†	—	Executive Employment Agreement between Thermadyne Holdings Corporation and Martin Quinn, dated April 1, 2005(4)
10	.22†	—	Executive Employment Agreement between Thermadyne Holdings Corporation and Steven A. Schumm, dated August 7, 2006.(28)
10	.23†	—	Employment Agreement between Thermadyne Industries, Inc. and Mark F. Jolly, dated September 11, 2006.(4)
10.24		—	Executive Employment Agreement between Thermadyne Holdings Corporation and Terry A. Moody, dated July 12, 2007.(31)
10.25		—	Thermadyne Holdings Corporation Non-Employee Director’s Stock Option Agreement.(13)
10.26		—	Thermadyne Holdings Corporation Non-Employee Directors’ Deferred Stock Compensation Plan.(6)

79

Exhibit
No.		Exhibit

10.27	—	Thermadyne Holdings Corporation 2004 Stock Incentive Plan.(15)
10.28	—	2004 Non-Employee Director’s Stock Option Plan.(15)
10.29	—	Form of 2004 Stock Incentive Plan Option Agreement.(16)
10.30	—	Form of Indemnification Agreement.(32)
10.31	—	Acquisition Agreement dated as of December 22, 2005, by and between Thermadyne Italia, S.R.L., as seller, and Mase Generators S.P.A., as buyer.(19)
10.32	—	Purchase Agreement dated as of December 22, 2005, by and among Thermadyne Chile Holdings, Ltd. and Thermadyne South America Holdings, Ltd., as sellers, and Soldaduras PCR Soltec Limitada and Penta Capital de Riesgo S.A., as buyers.(19)
10.33	—	Sale Agreement dated March 9, 2006 between The HG A Van Zyl Familie Trust (“the Trust”) and Hendrik Gert Van Zyl (“Gerrit van Zyl”) and Thermadyne South Africa (Pty) Limited t/a Unique Welding Alloys and Renttech S.A. (Pty) Limited and Unique Welding Alloys Rustenburg (Proprietary) Limited t/a Thermadyne Plant Rental South Africa and Thermadyne Industries Inc. and Pieter Malan(4)
10.34	—	Share Sale Agreement dated March 9, 2006 between Marthinus Johannes Crous (“Seller”) and Thermadyne Industries, Inc and Thermadyne South Africa (Pty) Limited trading as Unique and Unique Welding Alloys Rustenburg (Pty) Limited trading as Thermadyne Plant Rental South Africa and Maxweld & Braze (Pty) Limited and Selrod Welding (Pty) Limited.(4)
10.35	—	Acquisition Agreement dated April 6, 2006 between Thermadyne Italia S.r.l. (“Seller”) and SIGEFI Societe para Actions Simplifiee, acting on behalf of Siparex Italia, Fonds Commun de Placement a Risque and Giorgio Bassi (“Buyer”)(4)
10.36	—	Sale of Shares and Claims Agreement dated February 5, 2007 between Thermadyne Industries, Inc. and Thermaweld Industries (Proprietary) Limited.(29)
21	—	Subsidiaries of Thermadyne Holdings Corporation.*
23.1	—	Consent of Independent Registered Public Accounting Firm.*
23.2	—	Consent of Independent Registered Public Accounting Firm.*
31.1	—	Certification Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.*
31.2	—	Certification Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.*
32.1	—	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted by Section 906 of the Sarbanes-Oxley Act of 2002.*
32.2	—	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted by Section 906 of the Sarbanes-Oxley Act of 2002.*

†	Indicates a management contract or compensatory plan or arrangement.

*	Filed herewith.

(1)	Incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23378) filed under Section 12(g) of the Exchange Act on February 6, 2003.

(2)	Incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23378) filed under Section 12(g) of the Exchange Act on April 11, 2003.

(3)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

(4)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

(5)	Incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23378) filed under Section 12(g) of the Exchange Act on June 3, 2003.

(6)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

80

(7)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

(8)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

(9)	Incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23378) filed under Section 12(g) of the Exchange Act on November 24, 2004.

(10)	Incorporated by reference to the Company’s Registration Statement on Form 10/A, Amendment No. 2 (File No. 0-23378) filed under Section 12(g) of the Exchange Act on April 28, 1994.

(11)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

(12)	Incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23378) filed under Section 12(g) of the Exchange Act on December 17, 2004.

(13)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

(14)	Incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23378) filed under Section 12(g) of the Exchange Act on March 17, 2005.

(15)	Incorporated by reference to the Company’s Definitive Proxy Statement on Schedule 14A filed on March 24, 2004.

(16)	Incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2004.

(17)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

(18)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

(19)	Incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23378) filed under Section 12(g) of the Exchange Act on December 28, 2005.

(20)	Incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23378) filed under Section 12(g) of the Exchange Act on January 5, 2006.

(21)	Incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23378) filed under Section 12(g) of the Exchange Act on April 11, 2006.

(22)	Incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-22378) filed under Section 12(g) of the Exchange Act on May 10, 2006.

(23)	Incorporated by reference to the Company’s Current Report on Form 8-K (File No. 23378) filed on June 26, 2006.

(24)	Incorporated by reference to the Company’s Current Report on Form 8-K (File No. 23378) filed on May 23, 2006.

(25)	Corrected from document filed as an exhibit to the Company’s Current Report on Form 8-K filed on July 21, 2006.

(26)	Incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23398) filed on July 21, 2006.

(27)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on August 3, 2006.

(28)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on August 9, 2006.

(29)	Incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23398) filed on June 1, 2007.

(30)	Incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23398) filed on July 2, 2007.

(31)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

(32)	Incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23398) filed on October 9, 2007.

81

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 10-K

(Mark One)
☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2008
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number 001-13023
Thermadyne Holdings Corporation
(Exact name of Registrant as Specified in its Charter)

Delaware	74-2482571
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

16052 Swingley Ridge Road, Suite 300 Chesterfield, Missouri (Address of Principal Executive Offices)	63017 (ZIP Code)

Registrant’s telephone number, including area code:
(636) 728-3000

Securities registered pursuant to Section 12(b) of the Act:
None

Securities registered pursuant to Section 12(g) of the Act:

Title of Class

Common Stock, par value $0.01 per share

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.  Yes ☐     No ☑

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.  Yes ☐     No ☑

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.  Yes ☑     No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☑

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐ Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes ☐     No ☑

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was last sold, or the average bid and asked price of such common equity, as of the last business day of the registrant’s most recently completed second fiscal quarter: approximately $130,274,831 based on the closing sales price of the Common Stock on June 30, 2008.

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court.  Yes ☑     No ☐

Indicate the number of shares outstanding of each of the registrant’s classes of common stock, as of the latest practicable date: 13,513,901 shares of common stock, outstanding at March 4, 2009.

DOCUMENTS INCORPORATED BY REFERENCE

Certain portions of the registrant’s Proxy Statement for the 2009 Annual Meeting of Shareholders are incorporated by reference into Part III of this Annual Report on Form 10-K.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The statements in this Annual Report on Form 10-K that relate to future plans, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995, including statements regarding our future prospects. These statements may be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and relate to future events and occurrences. Actual results could differ materially due to a variety of factors and the other risks described in this Annual Report and the other documents we file from time to time with the Securities and Exchange Commission. Factors that could cause actual results to differ materially from those expressed or implied in such statements include, but are not limited to, the following and those discussed under the “Risk Factors” section of this annual report on Form 10-K:

a) deteriorating global economic conditions,

b) political and economic uncertainty in various areas of the world where we do business, continued volatility and further deterioration of the capital markets, and the commercial and consumer credit environment,

c) the cyclicality of our business and those of our customers,

d) the effectiveness of our cost reduction initiatives,

e) the cost and availability of raw materials and component parts,

f) our ability to comply with the terms of our debt instruments, obtain financing and service our debt, and the impact of changes in interest rates,

g) our international sales and operations are subject to numerous risks, including currency exchange fluctuations, differing protections of intellectual property, trade barriers, and regional economic uncertainty,

h) actions taken by our competitors that affect our ability to retain our customers,

i) consolidation within our customer base and the resulting increased concentration of our sales,

j) our ability to meet customer needs by introducing new and enhanced products,

k) unforeseen liabilities arising from litigation, including product liability risks,

l) our relationship with our employees and our ability to retain qualified management personnel and attract new management personnel and

m) the costs of compliance with and liabilities arising under environmental laws and regulations.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not guarantees of performance or results. There can be no assurance that forward looking statements will prove to be accurate. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or that reflect the occurrence of unanticipated events.

2

PART I
Item 1.	Business	4
Item 1A.	Risk Factors	10
Item 1B.	Unresolved Staff Comments	17
Item 2.	Properties	17
Item 3.	Legal Proceedings	18
Item 4.	Submission of Matters to a Vote of Security Holders	19

PART II
Item 5.	Market for the Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities	19
Item 6.	Selected Financial Data	21
Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	22
Item 7A.	Quantitative and Qualitative Disclosures About Market Risk	32
Item 8.	Financial Statements and Supplementary Data	32
Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	33
Item 9A.	Controls and Procedures	33
Item 9B.	Other Information	35

PART III
Item 10.	Directors, Executive Officers, and Corporate Governance	35
Item 11.	Executive Compensation	35
Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	35
Item 13.	Certain Relationships, Related Transactions, and Director Independence	36
Item 14.	Principal Accountant Fees and Services	36

PART IV
Item 15.	Exhibits and Financial Statement Schedules	37
SIGNATURES		78

EX - 10.23
EX - 10.26
EX - 10.27
EX - 10.28
EX - 10.29
EX - 10.30
EX - 10.31
EX - 10.34
EX - 10.36
EX - 10.39
EX - 10.40
EX - 21
EX - 23
EX - 31.1
EX - 31.2
EX - 32.1
EX - 32.2

3

PART I

Item 1.	Business

Introduction

We are a leading global supplier of cutting and welding products. We design, manufacture, market, sell and distribute welding and cutting torches, consumables, filler materials, power sources and accessories globally. Our products are used by fabricating, manufacturing, construction and foundry operations to cut and weld ferrous and nonferrous steel, aluminum and other metals. Common applications for our products include shipbuilding, manufacturing of transportation, mining and agricultural equipment, many types of construction such as offshore oil and gas rigs, fabrication of metal structures, and repair and maintenance of processing and manufacturing equipment and facilities as well as demolition. Welding and cutting products are critical to the operations of most businesses that fabricate metal. We have very well established and widely recognized brands. We were incorporated in Delaware in 1987. Our shares are currently quoted on the Nasdaq Capital Market, and as of March 4, 2009, we had an equity market capitalization of approximately $28.5 million (based on a closing sale price of $2.11 and 13.5 million shares outstanding).

As used in this Annual Report on Form 10-K, the terms “Thermadyne Holdings Corporation,” “Thermadyne,” “Reorganized Company,” “the Company,” “we,” “our,” or “us,” mean Thermadyne Holdings Corporation and its subsidiaries.

Reorganization and Basis of Presentation

On November 19, 2001, the Company and substantially all of our domestic subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Missouri (the “Court”). On January 17, 2003, we filed with the Court the First Amended and Restated Joint Plan of Reorganization (the “Plan of Reorganization”) and the First Amended and Restated Disclosure Statement describing the Plan (the “Disclosure Statement”). The Plan of Reorganization and the Disclosure Statement were filed with the SEC on Form 8-K on February 6, 2003. On April 3, 2003, the Court confirmed the Plan of Reorganization. The Plan of Reorganization was consummated on May 23, 2003, and we emerged from Chapter 11 bankruptcy protection.

The Plan of Reorganization provided for a substantial reduction of our long-term debt. Under the Plan of Reorganization, total debt was reduced to approximately $220 million, as compared to the nearly $800 million in debt and $79 million in preferred stock outstanding at the time we filed for Chapter 11 protection in November 2001.

In accordance with AICPA Statement of Position 90-7, we adopted fresh-start accounting whereby our assets, liabilities and new capital structure were adjusted to reflect estimated fair value at May 31, 2003. We determined the reorganization value through consultation with our financial advisors, by developing a range of values using both comparable companies and net present value approaches. In determining the $518 million reorganization value, we applied the income approach. The income approach is predicated on developing either cash flow or income projections over the useful lives of the assets, which are then discounted for risk and time value. The reorganized company’s financial statements are not comparable to the predecessor company’s financial statements.

4

Our Principal Products and Markets

Although we operate our business in one reportable segment, we have organized our business into five major product categories within the cutting and welding industry: (1) gas equipment; (2) arc accessories including torches, guns, related consumable parts and accessories; (3) plasma power supplies, torches and related consumable parts; (4) welding equipment; and (5) filler materials. The following shows the percent of total sales for each of the major product categories for each of the previous three years:

	2008	2007	2006

Gas equipment	37%	37%	38%
Arc accessories including torches, related consumable parts and accessories	19%	21%	22%
Filler metals	19%	18%	16%
Plasma power supplies, torches and related consumable parts	15%	14%	14%
Welding equipment	10%	10%	10%

Our gas equipment products include oxy-fuel torches, air fuel torches, consumables (tips and nozzles), regulators, flow meters and safety accessories that are used for cutting, heating and welding applications. We also have gas flow and pressure regulation equipment and manifold capabilities used for a variety of gas management applications across an extensive range of industries. These products are primarily sold under the Victor®, Cigweld® and TurboTorch® brands and typically range in price from $100 to more than $1,000 for more complex gas management systems. Oxy-fuel torches use a mixture of oxygen and fuel gas (predominantly acetylene) to produce a high-temperature flame that is used to cut, heat or weld steel. Gas torches are typically used in all the applications noted above, as well as for welding, heating, brazing and cutting in connection with maintenance of machinery, equipment and facilities. Air fuel torches are used by the plumbing, refrigeration and heating, ventilation and air conditioning industries using similar principles with MAP//Pro® or propane as the fuel gas. Gas flow and pressure regulation equipment is used to control the pressure and flow of most industrial, medical and specialty gases, including gases used in many industrial process control applications as well as the analytical laboratory and electronic industries. We believe we are among the largest suppliers of gas equipment products in the world, based on annual sales.

Our arc accessories include automatic and semiautomatic welding guns and related consumable parts, ground clamps, electrode holders, cable connectors and assemblies all sold under our Tweco® brand. We also have a line of carbon arc gouging and exothermic cutting products. These products include torches and consumable rods that are sold under our Arcair® brand. Our welding accessory products are designed to be used with our arc welding power supplies, as well as those of our competitors. Our arc welding metal inert gas (“MIG”) guns typically range in price from $90 to $600. Arc welding MIG guns are used to apply a current to the filler metal used in welding. MIG guns are typically handheld and require regular replacement of consumable parts as a result of wear and tear, as well as their proximity to intense heat. Our connectors, clamps and electrode holders attach to the welding cable to connect the power source to the metal to be welded. Our gouging products are used to cut or gouge material to remove unwanted base or welded material as well as in demolition. We believe we are among the largest manufacturers of arc welding accessory products in the United States based on our annual sales.

Filler metals, including hardfacing metals, are consumed in the welding process as the material that is melted to join the materials to be welded together. Hardfacing metals are sold under the Stoody® brand, as well as other brands. There are three basic types of filler metals used: stick electrodes, solid wire and flux cored wire. Stick electrodes are fixed length metal wires coated with a flux to enhance weld properties. This is used in conjunction with a power source and an electrode holder to weld the base material. The main advantage of this process is simplicity, portability and ease of use as it can be used to access most areas and no gas is required. Solid wire is sold on spools or in drums and is used in the semi-automated process with a MIG welding gun, power source and shielding gas. The main advantage of this process is ease of use and very high deposition rates making for higher productivity. Flux cored wires are similar to solid wires; however, they are tubular wires that allow the use of flux and other alloys to improve deposition rates and weld quality.

Our plasma power supplies, torches and consumable parts are sold under the Thermal Dynamics® brand. Manual plasma systems typically range in price from $900 to $5,000 with manual torch prices ranging from $300 to

5

$800. Our automated cutting systems range in price from $2,500 to $50,000 with torches ranging in price from $1,000 to $2,500. Both manual and automated plasma systems use front end torch parts that are consumed during the cutting process and range in price from $5 to $50. Plasma cutting uses electricity and gases (typically air or oxygen) to create a high-temperature plasma arc capable of cutting any type of metal. Electricity is converted by a power supply and supplied to a torch where the gas and electricity form a plasma arc. The plasma arc is then applied to the metal being cut. Plasma cutting is a growing technology for cutting metal. Advantages of the plasma cutting process over other methods include faster cutting speeds, cleaner cuts and the ability to cut ferrous and nonferrous alloys with minimum heat distortion to the metal being cut. Plasma cutting systems are used in the construction, fabrication and repair of both steel and nonferrous metal products, including automobiles and related assemblies, appliances, ships, railcars and heating, ventilation and air-conditioning products, as well as for general maintenance. We believe we are among the largest suppliers of plasma power supplies, torches and consumable parts in the United States and worldwide, based on our annual sales.

Our welding equipment line includes inverter and transformer-based power sources used for all the main welding processes as well as plasma welding power sources. These products are primarily sold under the Thermal Arc®, Firepower® and Cigweld® brands. These products typically range in price from $300 to $12,000. Arc welding uses an electric current to melt together either wire or electrodes (referred to as filler metals) and the base materials. The power source converts the electrical line power into the appropriate voltage to weld. This electricity is applied to the filler metal using an arc welding accessory, such as a welding gun for wire welding or an electrode holder for stick electrode welding. Arc welding is the most common method of welding and is used for a wide variety of manufacturing and construction applications, including the production of ships, railcars, farm and mining equipment and offshore oil and gas rigs.

We sell most of our products through a network of national and multinational industrial gas distributors including Airgas, Inc. and Praxair, Inc., as well as a large number of other independent welding distributors, wholesalers and dealers. In 2008, our sales to customers in the U.S. represented 55% of our sales. In 2008 and 2007, we had one customer that comprised 11% and 13%, respectively of our global net sales.

We have manufacturing facilities in the United States, Australia, Mexico, People’s Republic of China, Malaysia, and Italy, with distribution facilities in Canada and England. We manage our operations by geographic location and by product category. See Note 18 — Segment Information to the consolidated financial statements for geographic and product line information.

International Business

We had international sales of $231.7 million, $201.4 million, and $166.7 million for the years ended December 31, 2008, 2007, and 2006, respectively, or approximately 45%, 41%, and 37%, respectively, of our net sales in each such period. Our international sales are influenced by fluctuations in exchange rates of foreign currencies, foreign economic conditions and other risks associated with foreign trade. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures About Market Risk.” Our international sales consist of: (a) export sales of our products manufactured at U.S. manufacturing facilities and, to a limited extent, products manufactured by third parties, sold through our overseas field representatives, and (b) sales of our products manufactured at our international manufacturing facilities and sold by our foreign subsidiaries.

Sales and Marketing

The Sales and Marketing organization oversees all sales and marketing activities, including strategic product pricing, promotion, and marketing communications. It is the responsibility of Sales and Marketing to profitably grow the Company’s sales, market share, and margins in each region. This is achieved through new product introductions, programs and promotions, price management, and the implementation of distribution strategies to penetrate new markets.

Sales and Marketing is organized into three regions: Americas, Asia Pacific, and Europe including other regions. The Americas is comprised of the U.S., Canada, Mexico and Latin and South America; Asia Pacific includes South Pacific (Australia and New Zealand) and South and North Asia. Our third region is comprised of the

6

U.K., Europe, Middle East, and the remaining countries not included in the other two regions. In 2008, the Americas contributed approximately 61% of the Company’s revenues; Asia Pacific contributed approximately 21%; and Europe and the remaining countries contributed approximately 18%. All product lines are sold in the three regions although there is some mix variance among the regions.

The Sales and Marketing organization consists of sales, marketing, technical support, and customer care in each region. Sales and Marketing manages the Company’s relationship with our customers and channel partners who include distributors, wholesalers and retail customers. They provide feedback from the customers on product and service needs of the end-user customers, take our product lines to market, and provide technical and after sales service support. A national accounts team manages our largest accounts globally.

Distribution

We distribute our cutting and welding products in the United States through independent cutting and welding products distributors that carry one or more of our product lines from approximately 2,400 locations. We maintain relationships with these distributors through our sales force. We distribute our products internationally through our sales force, independent distributors and wholesalers.

Raw Materials

We have not experienced any difficulties in obtaining raw materials for our operations because our principal raw materials, which include copper, brass, steel and plastic, are widely available and need not be specially manufactured for use by us. Certain of the raw materials used in the hardfacing products of our filler metals product line, such as cobalt and chromium, are available primarily from sources outside the United States, some of which are located in countries that may be subject to economic and political conditions that could affect pricing and disrupt supply. Although we have historically been able to obtain adequate supplies of these materials at acceptable prices, restrictions in supply or significant increases in the prices of copper and other raw materials could adversely affect our business. During 2008, 2007, and 2006, we experienced significantly higher than historical average inflation on materials such as copper, steel and brass which detrimentally impacted our gross margins.

We also purchase certain manufactured products that we either use in our manufacturing processes or resell. These products include electronic components, circuit boards, semiconductors, motors, engines, pressure gauges, springs, switches, lenses, forgings, filler metals and chemicals. Some of these products are purchased from international sources and thus our cost can be affected by foreign currency fluctuations. We believe our sources of such products are adequate to meet foreseeable demand at acceptable prices.

Research, Development, and Technical Support

We have development engineering groups for each of our product lines. The development engineering group primarily performs process and product development work to develop new products to meet our customer needs. The sustaining engineering group provides technical support to the operations and sales groups, and the quality department supports established products. As of December 31, 2008, we employed approximately 80 to 100 people in our development and sustaining engineering groups, split between engineers, designers, technicians and graphic service support. Our engineering costs consist primarily of salaries, benefits for engineering personnel, and project expenses. Our development engineering costs are not material to our financial condition or results of operations.

Competition

We view the market as split into three types of competitors: (1) three full-line welding equipment and filler metal manufacturers (Lincoln Electric Company, ESAB, a subsidiary of Charter PLC, and several divisions of Illinois Tool Works, Inc., including the ITW Miller and ITW Hobart Brothers divisions); (2) many single-line brand-specific competitors; and (3) a number of low-priced small niche competitors. Our large competitors offer a wide portfolio of product lines with an emphasis on filler metals and welding power supplies and lines of niche products. Their position as full-line suppliers and their ability to offer complete product solutions, filler metal volume, sales force relationships and fast delivery are their primary competitive strengths. Our single-line, brand-specific competitors emphasize product expertise, a specialized focused sales force, quick customer response time

7

and flexibility to special needs as their primary competitive strengths. The low-priced manufacturers primarily use low overhead, low market prices and direct selling to capture a portion of price-sensitive customers’ discretionary purchases. International competitors have been less effective in penetrating the U.S. domestic markets due to product specifications, lack of brand recognition and their relative inability to access the welding distribution market channel.

We expect to continue to see price pressure in the segments of the market where little product differentiation exists. The trends of improved performance at lower prices in the power source market and further penetration of the automated market are also expected to continue. Internationally, the competitive profile is similar, with overall lower market prices, more fragmented competition and a weaker presence of larger U.S. manufacturers.

We compete on the performance, functionality, price, brand recognition, customer service and support and availability of our products. We believe we compete successfully through the strength of our brands, by focusing on technology development and offering innovative industry-leading products in our niche product areas.

Recent Developments

On January 20, 2009, the Company announced it was taking actions to reduce its operating costs in response to recent declines in demand for the Company’s products and the ongoing economic and market uncertainties. As part of its cost reduction efforts, the Company has extended the temporary lay-offs of various manufacturing personnel and reduced its salaried workforce by approximately 110 employees, or approximately 13% of its salaried workforce. As a result of this reduction in force, the Company expects to save approximately $7.5 million in annual compensation and benefit costs and to incur costs of severance related expenses aggregating approximately $3.6 million which was recognized in the fourth quarter of 2008 and will be paid in the first and second quarters of 2009.

Subsequent to December 31, 2008, the Company offered a voluntary retirement program and approximately 50 employees have elected to participate. The Company will pay approximately $1.3 million in separation pay and reimburse COBRA benefits for certain periods. The amounts will be substantially paid through August 2009.

In February 2009, the counter party terminated, and paid the Company $3.0 million pursuant to the interest rate swap agreement as described in Note 9 — Derivative Instruments.

In March 2009, the Company is scheduled to complete the sale agreement of its Brazilian facilities and receive the final installment of approximately $1.8 million.

Employees

As of December 31, 2008, we employed approximately 2,600 people, 580 of whom were engaged in sales, marketing and administrative activities, and 2,020 of whom were engaged in manufacturing or other operating activities. None of our U.S. workforce is represented by labor unions while most of the manufacturing employees in our foreign operations are represented by labor unions.

In January 2009, we initiated a series of cost reduction initiatives to respond to the weak global economic conditions and forecasts. As reported on the Form 8-K filed by the Company on January 22, 2009, the Company terminated approximately 110 salaried personnel (approximately 13% of the total) and extended the periods of temporary lay-offs for many of our hourly manufacturing and distribution personnel.

We believe that our employee relations are satisfactory. We have not experienced any significant work stoppages.

Patents, Licenses and Trademarks

Our products are sold under a variety of trademarks and trade names. We own trademark registrations or have filed trademark applications for of all our trade names that we believe are material to the operation of our businesses. We also own various patents and from time to time acquire licenses from owners of patents to apply such patents to our operations. We do not believe any single patent or license is material to the operation of our businesses taken as a whole.

8

Executive Officers of the Registrant

Set forth below is the name, age, position and a brief account of the business experience of each of our executive officers.

Name	Age	Position(s)

Paul D. Melnuk	54	Chairman of the Board and Chief Executive Officer
Steven A. Schumm	56	Executive Vice President — Chief Financial and Administrative Officer
John A. Boisvert	47	Executive Vice President — Brand Management
Terry Downes	41	Executive Vice President — Global Corporate Development
Terry A. Moody	46	Executive Vice President — Global Operations
Martin Quinn	52	Executive Vice President — Global Sales and Marketing

Paul D. Melnuk	Mr. Melnuk has been a member of our Board of Directors since May 2003, was elected Chairman of the Board in October 2003, and was appointed Chief Executive Officer on January 28, 2004. Mr. Melnuk is a director and chairman of the audit committee at Petro-Canada, a multinational integrated oil and gas company headquartered in Calgary, Alberta, and a director of several private companies. Mr. Melnuk has been a managing partner of FTL Capital Partners, LLC, a private equity firm, since 2001. Prior to 2001, Mr. Melnuk served as President and Chief Executive Officer of the predecessor to The Premcor Refining Group Inc., an oil refining company, Barrick Gold Corporation, a gold mining company, and Bracknell Corporation, a contracting company.
Steven A. Schumm	Mr. Schumm, CPA, joined Thermadyne in August 2006 as the Executive Vice President, Chief Financial Officer and Chief Administrative Officer after serving as a consultant for the Company since April 2006. He has over 30 years of experience in all areas of finance. He was previously employed as Chief Financial Officer of LaQuinta Corporation, a publicly traded limited service hotel owner and operator, Chief Administrative Officer and interim Chief Financial Officer of Charter Communications, a publicly traded cable service provider, and a partner with the independent public accounting firm, Ernst & Young LLP.
John A. Boisvert	Mr. Boisvert was elected Executive Vice President of brand management in January 2003. Previously, he served as Executive Vice President for our subsidiaries, Thermal Dynamics Corporation and C&G Systems Inc. Prior to that time, Mr. Boisvert served as the Vice President, General Operations Manager for Thermal Dynamics and C&G. He has over 20 years of experience in various capacities within Thermadyne.
Terry Downes	Mr. Downes joined Thermadyne in June 2003 as Director of Market Integration and in March of 2006 was promoted to Executive Vice President Global Corporate Development. He has 12 years of international business development experience with primary focus in the manufacturing sector. He was previously employed by Novar PLC and Redland PLC. Mr. Downes has lived in the U.S., Latin America, Southeast Asia and Europe.
Terry A. Moody	Mr. Moody joined Thermadyne in August 2007 as Executive Vice President of Global Operations. He was formerly employed by Videocon Industries, a privately held manufacturer of high end digital products, where he served as the Chief Operating Officer and Senior Vice President of Europe.
Martin Quinn	Mr. Quinn was elected Executive Vice President of Global Sales effective April 1, 2005. From 1999 to March 30, 2005, Mr. Quinn served as Vice President Marketing and Sales — Asia Pacific. Prior to that, he was Managing Director — Asia. He has over 24 years with Thermadyne.

Internet Information

Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange

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Act of 1934 are available free of charge through our web site (www.thermadyne.com) as soon as reasonably practicable after we electronically file the materials with or furnish them to the Securities and Exchange Commission.

Item 1A.	Risk Factors

The statements in this Annual Report on Form 10-K that relate to future plans, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, including statements regarding our future prospects. These statements may be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and relate to future events and occurrences. Actual results could differ materially due to a variety of factors and the other risks described in this Annual Report and the other documents we file from time to time with the Securities and Exchange Commission. Factors that could cause actual results to differ materially from those expressed or implied in such statements include, but are not limited to, the following items discussed below. We undertake no duty to revise or update the items discussed below.

You should carefully consider each of the risks and uncertainties we describe below and all of the other information in this report. The risks and uncertainties we describe below are not the only ones we face. Additional risks and uncertainties of which we are currently unaware or that we currently believe to be immaterial may also adversely affect our business.

Our business is cyclical and is affected by global economic conditions, particularly those affecting steel construction and fabrication-related activities, as well as other factors that are outside of our control, any of which may have a material adverse effect on our business, results of operations and financial condition.

The success of our business is directly affected by general economic conditions and other factors beyond our control. In the fourth quarter 2008, global economic conditions including steel production deteriorated. Our business has been and continues to be adversely impacted by such conditions.

The end-users of our products are engaged in commercial construction, steel shipbuilding, oil and gas industry related construction and maintenance, and general manufacturing. The demand for our products, and therefore the results of our operations, are related to the level of production in these end-user industries. Specifically, our sales volumes are closely tied to the levels of steel related construction and fabrication activities. In the fourth quarter of 2008, global steel production and shipments declined precipitously, which caused the Company to suffer decreased sales volumes. The duration and extent of this reduced demand for our products is uncertain.

Dramatic fluctuations in the cost of raw materials, such as copper, brass and steel and related market place pressures for discounts in our selling prices increase the difficulty of maintaining profit margins. In the fourth quarter of 2008, the costs of raw materials such as copper and steel dropped substantially. The timing of and the extent to which we will realize the reduced costs and the impact on our profits is uncertain. There can be no assurance that the cost of these materials will not increase which would also increase the difficulty of maintaining profit margins.

We believe the foregoing factors, in addition to other factors beyond the Company’s control, have had and will continue to have an adverse impact on our operating results and financial condition and could result in changes in our assessment of the realizable value of goodwill and other intangibles.

Our business is highly competitive, and increased competition could reduce our sales, earnings and profitability.

We offer products in highly competitive markets. We compete on the performance, functionality, price, brand recognition, customer service and support and availability of our products. We compete with companies of various sizes, some of which have greater financial and other resources than we do. Increased competition could force us to

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lower our prices or to offer additional product features or services at a higher cost to us, which could reduce our sales and net earnings.

The greater financial resources of certain of our competitors may enable them to commit larger amounts of capital in response to changing market conditions. Certain competitors may also have the ability to develop product innovations that could put us at a disadvantage. In addition, some of our competitors have achieved substantially more market penetration in certain segments of those markets in which we operate. If we are unable to compete successfully against other manufacturers in our marketplace, we could lose customers, and our sales may decline. There can also be no assurance that customers will continue to regard our products favorably, that we will be able to develop new products that appeal to customers, that we will be able to improve or maintain our profit margins on sales to our customers or that we will be able to continue to compete successfully in our core markets.

We may not be able to successfully implement our cost-reduction initiatives.

We have undertaken and may continue to undertake cost-reduction initiatives in response to declining global economic conditions. These include our ongoing continuous improvement initiatives (“TCP”), redesigning products and manufacturing processes, re-evaluating the location of certain manufacturing operations and the sourcing of vendor purchased components. In addition, in 2009 we have commenced a series of efforts to reduce costs. We have extended lay-offs of personnel in our manufacturing facilities, reduced the number of salaried personnel, and initiated reductions of a broad range of discretionary spending. There can be no assurance that these initiatives will be beneficial to us in providing the anticipated cost savings from such activities. If our cost-reduction efforts are unsuccessful, it may have a material adverse effect on our business.

Our future operating results may be affected by fluctuations in the prices and availability of raw materials.

We purchase a large amount of commodity raw materials, particularly copper, brass and steel. At times, pricing and supply can be volatile due to a number of factors beyond our control, including global demand, general economic and political conditions, mine closures and labor unrest in various countries, activities in the financial commodity markets, labor costs, competition, import duties and tariffs and currency exchange rates. This volatility can significantly affect our raw material costs. For example, as of July 2008, the cost of copper and steel was $4.25 per pound and $0.55 per pound, respectively, and then declined to $1.35 per pound and $0.27 per pound respectively in December 2008. An environment of volatile raw material prices, competitive conditions and declining economic conditions can adversely effect our profitability if we discount our sales prices too quickly without properly recovering the cost of previously purchased materials. Fixed price purchase commitments typically exist with respect to a portion of our material purchases for purchase volumes of three to six months. Conversely, to the extent that our arrangements to lock in supplier costs do not adequately contain cost increases and we are unable to pass on any price increases to our customers, our profitability could be adversely affected. Certain of the raw materials used in our hardfacing products within our filler metal product line, such as cobalt and chromium, are available primarily from sources outside the United States. Restrictions in the supply of cobalt, chromium and other raw materials could adversely affect our operating results. In addition, certain of our customers rely heavily on raw materials, and fluctuations in prices of raw materials for these customers could negatively affect their operations and orders for our products and ,as a result, our financial performance. Further, the recent dramatic decline in raw material costs could create economic hardship for our suppliers hampering our ability to reduce costs and potentially disrupting supply to us.

If we fail to comply with the financial covenants in our debt instruments, our ability to obtain financing and make payments under our debt instruments may be adversely impacted.

Our Working Capital Facility and our Second Lien Facility Agreements require compliance with certain financial covenants. These financial covenants have been amended on several occasions and most recently in June 2007. While we believe that we will be able to comply with our financial covenants in future periods, failure to do so would, unless the covenants were further amended or waived, result in defaults under our credit agreements. An event of default under our credit agreements, if not waived, could result in the acceleration of these debt obligations and, consequently, our debt obligations under our Senior Subordinated Notes. Such acceleration could result in

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exercise of remedies by our creditors, which could have a material adverse impact on our ability to operate our business and to make payments under our debt instruments. In addition, an event of default under the credit facilities, such as the failure to maintain the applicable required financial ratios, would prevent additional borrowing under our credit agreements, which could have a material adverse effect on our ability to operate our business and to make payments under our debt instruments.

If our consolidated indebtedness increases or EBITDA decreases, our interest cost under our Senior Subordinated Notes may increase, which would negatively impact our results.

The interest cost for our Senior Subordinated Notes is subject to change quarterly based upon our consolidated leverage ratio determined on the relationship of debt to the trailing four quarters EBITDA, as defined. Under the terms of the indenture for the Senior Subordinated Notes, we are required to pay additional Special Interest. The rate of Special Interest increases to a maximum of 2.75% if our consolidated leverage ratio increases to 7.0. The rate of Special Interest declines incrementally to 0% if our consolidated leverage ratio is less than 3.0. The rate of Special Interest, increases to 0.75% effective beginning April 1, 2009 based on a consolidated leverage ratio that is above 3.5 as of December 31, 2008.

We are subject to risks caused by changes in interest rates.

Changes in benchmark interest rates will impact the interest cost associated with our variable interest rate debt. Our variable rate debt includes the borrowings under our Working Capital Facility and our Second Lien Facility, representing 20% of our debt at December 31, 2008. Changes in interest rates would affect our cost of future borrowings. Significant increases in interest rates would adversely affect our financial condition and results of operations.

The Company is subject to risks caused by disruptions in the credit markets.

Our Working Capital Facility is provided under an agreement with G.E. Capital Corporation which was executed in June 2007 and matures in November 2012. Our daily operations are funded through daily borrowings and repayments from and to our lender under the Working Capital Facility. Due to the deteriorating global economic conditions, there have been significant disruptions in the credit markets. The temporary or permanent loss of the use of the Working Capital Facility or the inability to replace this facility when it expires would have a material adverse effect on our business and results of operations.

Credit availability for our suppliers and customers has been reduced due to the disruptions in the credit markets. This decreased availability for our customers and suppliers may have an adverse effect on the demand for our products, the collection of our accounts receivable and our ability to timely fulfill our commitments.

The actual or anticipated sale of shares of our common stock may cause the market price of our common stock to decline. During 2008, the Company registered 4,496,555 shares of our common stock on behalf of a major shareholder, and 1,500,000 shares of our common stock for future offer and sale by the Company.

During 2008, the Securities and Exchange Commission declared effective the Company’s shelf registration statement covering 5,996,555 shares of our common stock. Of the 5,996,555 shares, 4,496,555 were registered by the Company on behalf of Angelo, Gordon & Co., L.P., and 1,500,000 shares were registered for future offer and sale by the Company. As of December 31, 2008, Angelo, Gordon & Co., L.P. beneficially owned 33.3% of our common stock, which it holds for the account of investment advisory clients of Angelo, Gordon & Co., L.P. Other investment advisory clients of Angelo, Gordon & Co., L.P. are the sole lenders under our Second Lien Facility, and also own a total of $24,217,000 principal amount of our Senior Subordinated Notes. The Company and Angelo, Gordon & Co., L.P. may offer for sale any or all of their respective registered shares from time to time prior to the expiration of the shelf registration statement.

The sale of these or other shares of our common stock through open market transactions or other means may, depending upon the timing of the sales, depress the market price of our common stock. Moreover, actual or anticipated downward pressure on the market price of our common stock due to actual or anticipated sales of our

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common stock could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the market price of our common stock to decline.

Sales of our common stock may result in a “change in control” under the Indenture, in which case, we may be required to repurchase the Senior Subordinated Notes, which would have a material adverse effect on the Company.

Upon a change of control, as defined in the indenture for the Senior Subordinated Notes, each holder of our Senior Subordinated Notes has the right to require us to purchase the Senior Subordinated Notes at a purchase price in cash equal to 101% of the principal, plus accrued and unpaid interest. Under the indenture, a “change of control” occurs if

•	any person, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, other than Angelo, Gordon & Co., L.P. and its affiliates, is or becomes the direct or indirect beneficial owner of more than 35% of the total voting power of our capital stock then outstanding and entitled to vote in the election of our directors, and

•	Angelo, Gordon & Co., L.P. beneficially owns a lesser percentage of the total voting power of our voting capital stock than the acquiring person and does not have the right or ability by voting power, contract or otherwise, to elect or designate for election a majority of our board of directors.

The Indenture defines “beneficial ownership” to include all shares that a person has the right to acquire either immediately or with the passage of time.

As of December 31, 2008, Angelo, Gordon & Co., L.P. beneficially owned 33.3% of our common stock, which it holds for the account of investment advisory clients of Angelo, Gordon & Co., L.P. If some or all of the shares owned by our primary stockholder are sold to one of our existing stockholders, it is possible that, following the sale, the purchaser would own more than 35% of our common stock. If any of the holders of our Senior Subordinated Noteholders exercises its redemption rights, we may have insufficient working capital for operations or capital expenditures. In addition, we may not have sufficient financial resources to purchase all of the Senior Subordinated Notes. If we are unable to satisfy our payment obligations under the Senior Subordinated Notes, we may be in default under our indenture, which, if not waived, would result in the acceleration of our debt obligations and the exercise of remedies under the Working Capital Facility and the Second Lien Facility, which would have a material adverse impact on our ability to operate our business and to make payments under our debt instruments.

Sales of our common stock may result in a “change of control” under our credit facility agreements, which constitutes an event of default under the agreements and could result in the acceleration of our debt obligations under those agreements and, absent a waiver of this default, would have a material adverse effect on the Company.

Under the terms of our agreements providing for our Working Capital Facility and our Second Lien Facility, any of the following events is a “change of control”:

•	any person or group of persons, within the meaning of the Securities Exchange Act of 1934, other than the selling stockholder or the holders of our Senior Subordinated Notes acquires beneficial ownership of 30% or more of our issued and outstanding shares of stock;

•	during any period of 12 consecutive calendar months, individuals who at the beginning of the period constituted our board of directors, together with any new directors elected or nominated for election by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason other than death or disability to constitute a majority of the directors then in office; or

•	a “change of control” as defined in the indenture for our Senior Subordinated Notes.

If some or all of the shares beneficially owned by Angelo Gordon & Co., L.P. are sold to one or more of our existing or new stockholders, it is possible that, following the sale, the purchaser would own more than 30% of our common stock. This would constitute an event of default under our Working Capital and Second Lien Facilities,

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which, if not waived, would result in the acceleration of our debt obligations and the exercise of remedies under these Facilities. This acceleration, in turn, would also constitute an event of default under the indenture for the Senior Subordinated Notes. An event of default under our Working Capital and Second Lien Facilities, if not waived, would have a material adverse impact on our ability to operate our business and to make payments under our debt instruments.

The sale of shares by our primary stockholder or a combination of other stockholders may limit our ability to use net operating loss carryforwards to offset future taxable income for federal and state income tax purposes, which could have a material adverse effect on our cash flow and results of operations.

As of December 31, 2008, we had net operating loss carryforwards of approximately $147 million from the years 1998 through 2008 available to offset future federal and state taxable income. Our net operating loss carryforwards will expire between the years 2018 and 2028. Under Section 382 of the U.S. Internal Revenue Code of 1986, as amended, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its net operating losses to offset future taxable income. In general, an ownership change occurs if the aggregate stock ownership of holders of five percent or more of the corporation’s stock increases by more than fifty (50) percentage points over an applicable three-year period. The amount of the annual limitation generally is equal to the value of the stock of the corporation immediately prior to the ownership change multiplied by the adjusted federal long-term tax-exempt rate. Our net operating loss carryforwards are not currently limited under Section 382.

We expect that sales of our common stock by our primary stockholder will result in an ownership change or will significantly increase the likelihood that an ownership change will occur that will limit our ability to use net operating loss carryforwards under Section 382. It is also possible that an ownership change may result from sales of our common stock by other owners of five percent (5%) or more of the shares of our common stock, or the acquisition of five percent (5%) or more of the shares of our common stock by other persons (or groups of persons).

We have no control over our stockholders’ ability to buy or sell their shares and therefore cannot prevent an ownership change from occurring. We also cannot predict the extent to which our net operating loss carryforwards will be limited or the ultimate impact of these limitations, which will depend on, among other things: the identity of any stockholders who buy or sell our common stock, the timing of these transactions, the number of shares they buy or sell, and our future taxable income.

Limitations on our ability to use net operating loss carryforwards to offset future taxable income under Section 382 could reduce the benefit of our net operating loss carryforwards by requiring us to pay federal and state income taxes earlier than we otherwise would have had such a change not occurred, and causing part of our net operating loss carryforwards to expire without our having fully utilized them. Limitations under Section 382 could also limit our use of other credits, such as foreign tax credits, in future years. Limitations resulting from an ownership change under Section 382 could have a material adverse effect on our cash flow and results of operations.

Our international sales and operations pose certain risks that may adversely impact sales and earnings.

We sell our products to distributors located in approximately 100 countries. During the years ended December 31, 2007 and 2008, approximately 41% and 45%, respectively, of our consolidated sales were derived from markets outside the U.S. A part of our long-term strategy is to increase our manufacturing, distribution and sales presence in international markets. We have operations and assets located outside of the United States, including in Australia, Canada, China, England, Italy, Malaysia and Mexico. International operations are subject to a number of special risks including: currency exchange rate fluctuations; differing protections of intellectual property; trade barriers; regional economic uncertainty; labor unrest; governmental currency exchange controls; differing (and possibly more stringent) labor regulation; governmental expropriation; domestic and foreign customs, tariffs and taxes; current and changing regulatory environments; difficulty in obtaining distribution support; difficulty in staffing and managing widespread operations; differences in the availability and terms of financing; and political instability and unrest.

Our products are used primarily in metal fabrication operations to cut and join metal parts. Certain metal fabrication operations, as well as manufacturing operations generally, are moving from the United States to international locations where labor costs are lower. Selling products into international markets and maintaining and

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expanding international operations require significant coordination, capital and resources. If we fail to address these developments, we may be unable to grow or maintain our sales and profitability.

Also, in some foreign jurisdictions, we may be subject to laws that limit the right and ability of entities organized or operating in those jurisdictions to pay dividends or remit earnings to affiliated companies unless specified conditions are met. These factors may adversely affect our results of operations and financial condition.

We are subject to currency fluctuations from our operations within non-U.S. markets and face risks arising from the imposition of exchange controls and currency devaluations.

For our operations conducted in foreign countries, transactions are typically denominated in foreign currencies, including, but not limited to, the Australian dollar, Canadian dollar, Euro, and Pound Sterling. Accordingly, the costs of our operations in these foreign locations are also denominated in those local currencies. Because our financial statements are stated in U.S. dollars, changes in currency exchange rates between the U.S. dollar and other currencies have had, and will continue to have, an impact on our reported financial results. In addition, some sale transactions cross foreign country borders and pose foreign currency exchange settlement risks. We currently do not have exchange rate hedges in place to reduce the risk of an adverse currency exchange movement. Currency fluctuations have affected our reported financial performance in the past and will likely affect our reported financial performance in the future.

We also face risks arising from the imposition of currency exchange controls and currency devaluations. Exchange controls may limit our ability to convert foreign currencies into U.S. dollars or to remit dividends and other payments by our foreign subsidiaries or operations located or doing business in a country imposing controls. Currency devaluations result in a diminished value of funds denominated in the currency of the country instituting the devaluation. Actions of this nature, if they occur or continue for significant periods of time, could have an adverse effect on our results of operations and financial condition.

We rely in large part on independent distributors for sales of our products.

We depend on more than 4,000 independent distributors to sell our products and provide service and after-market support to our ultimate customers. Distributors play a significant role in determining which of our products are stocked at their branch locations and the prices at which they are sold, which impacts how accessible our products are to our ultimate customers. Almost all of the distributors with whom we transact business offer competing products and services to our ultimate customers. There is a trend toward consolidation of these distributors, which has been escalating in recent years. In 2008, one distributor represented 11% of our 2008 sales. Recent economic events could undermine the economic viability of some of our customers. These events could also cause our competitors to introduce new economic inducements and pricing arrangements causing distributors to increase purchases from our competitors and reduce purchases from us. The continued consolidation of these distributors, the loss of certain key distributors, or an increase in the distributors’ sales of our competitors’ products to our ultimate customers could materially reduce our sales and earnings.

Failure to enhance existing products and develop new products may adversely impact financial results.

Our financial and strategic performance depends partially on providing new and enhanced products to the global marketplace. We may not be able to develop or acquire innovative products or otherwise obtain intellectual property in a timely and effective manner in order to maintain and grow our position in global markets. Furthermore, we cannot be sure that new products or product improvements will be met with customer acceptance or contribute positively to our financial results. We may not be able to continue to support the levels of research and development activities and expenditures necessary to improve and expand our products. Competitors may be able to direct more capital and other resources to new or emerging technologies to respond to changes in customer requirements.

If our relationship with our employees were to deteriorate, we could be adversely affected.

Currently, in our U.S. operations (where none of our employees is represented by a labor union) and in our foreign operations (where the majority of our employees are represented by labor unions), we have maintained a positive working environment. Although we focus on maintaining a productive relationship with our employees, we

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cannot ensure that unions, particularly in the United States, will not attempt to organize our employees or that we will not be subject to work stoppages, strikes or other types of conflicts with our employees or organized labor in the future. Any such event could have a material adverse effect on our ability to operate our business and serve our customers and could materially impair our relationships with key customers and suppliers, which could damage our business, results of operations and financial condition.

In the fourth quarter 2008 and early 2009, we implemented a series of actions that could impact our relationship with our employees, including temporary lay offs of hourly workers in our plants; reduction in our salaried work force; deferral of salary increases and deferral of our 401k match program. Further actions may be implemented, which could further impact our relationship with employees.

If we are unable to retain and hire key employees, the performance of our operations could be adversely affected.

Our ability to provide high-quality products and services for our customers and to manage the complexity of our business is dependent on our ability to retain and to attract skilled personnel in the areas of product engineering, manufacturing, sales and finance. Our businesses rely heavily on key personnel in the engineering, design, formulation and manufacturing of our products. Our success is also dependent on the management and leadership skills of our senior management team. As with all of our employees, we focus on maintaining a productive relationship with our key personnel. However, we cannot ensure that our employees will remain with us indefinitely. The loss of a key employee and the inability to find an adequate replacement could materially impair our relationship with key customers and suppliers, which could damage our business, results of operations and financial condition.

Liabilities relating to litigation alleging manganese induced illness could reduce our profitability and impair our financial condition.

We are a defendant in many cases alleging manganese induced illness. Manganese is an essential element of steel and contained in all welding filler metals. We are one of a large number of defendants in litigation cases filed in the U.S. The claimants allege that exposure to manganese contained in the welding filler metals caused the plaintiffs to develop adverse neurological conditions, including a condition known as manganesium.

The aggregate long-term impact of the manganese loss contingencies on operating cash flows and financial condition is difficult to assess, particularly because claims are in many different stages of development. While we have contested and intend to continue to contest these lawsuits vigorously, there are several risks and uncertainties that may affect our liability for personal claims relating to exposure to manganese, including the possibility that our litigation experience changes overall. An adverse change from our litigation experience to date could materially diminish our profitability and impair our financial condition.

Our products involve risks of personal injury and property damage, which expose us to potential liability.

Our business exposes us to possible claims for personal injury or death and property damage resulting from the products that we sell. We maintain insurance for loss (excluding attorneys’ fees and expenses) through a combination of self-insurance retentions and excess insurance coverage. We are not insured against punitive damage awards and we are not currently insured for liability from manganese induce illness. We monitor claims and potential claims of which we become aware and establish reserves for the self-insurance amounts based on our liability estimates for such claims. We cannot give any assurance that existing or future claims will not exceed our estimates for self-insurance or the amount of our excess insurance coverage. In addition, we cannot give any assurance that insurance will continue to be available to us on economically reasonable terms or that our insurers would not require us to increase our self-insurance amounts. Claims brought against us that are not covered by insurance or that result in recoveries in excess of insurance coverage could have a material adverse effect on our results of operations and financial condition. Moreover, despite any insurance coverage, any accident or incident involving our products could negatively affect our reputation among customers and the public. This may make it more difficult for us to compete effectively.

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We are subject to various environmental laws and regulations and may incur costs that have a material adverse effect on our financial condition as a result of violations of or liabilities under environmental laws and regulations.

Our operations are subject to federal, state, local and foreign laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the use, management and disposal of hazardous materials resulting from the manufacturing process, and employee health and safety. As an owner and operator of real property and a generator of hazardous waste, we may also be subject to liability for the remediation of contaminated sites. While we are not currently aware of any outstanding material claims or obligations, we could incur substantial costs, including cleanup costs, fines and civil or criminal sanctions, third-party property damage or personal injury claims, as a result of violations of or liabilities under environmental laws or noncompliance with environmental permits required at our facilities.

Contaminants have been detected at some of our present and former sites. In addition, we have been named as a potentially responsible party at certain Superfund sites. While we are not currently aware of any contaminated or Superfund sites as to which material outstanding claims or obligations exist, the discovery of additional contaminants or the imposition of additional cleanup obligations at these or other sites could result in significant liability. In addition, the ultimate costs under environmental laws and the timing of these costs are difficult to predict. Liability under some environmental laws relating to contaminated sites, including the Comprehensive Environmental Response, Compensation, and Liability Act and analogous state laws, can be imposed retroactively and without regard to fault. Further, one responsible party could be held liable for all costs at a site. Thus, we may incur material liabilities under existing environmental laws and regulations or environmental laws and regulations that may be adopted in the future.

Item 1B.	Unresolved Staff Comments

None.

Item 2.	Properties

We operate manufacturing facilities in the United States, Italy, Malaysia, Australia, the People’s Republic of China and Mexico. All U.S. facilities, leases and leasehold interests are encumbered by first priority liens securing our obligations under our Working Capital Facility and Second Lien Facility. We consider our plants and equipment to be modern and well maintained and believe our plants have sufficient capacity to meet future anticipated expansion needs.

We lease a 19,500 square-foot facility located in St. Louis, Missouri, that houses our executive offices, as well as some of our centralized services.

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The following table describes the location and general character of our principal properties of our continuing operations as of December 31, 2008:

Location of Facility	Building Space/Number of Buildings

West Lebanon, New Hampshire	153,000 sq. ft./5 buildings (office, manufacturing, sales training)
Denton, Texas	238,960 sq. ft./4 buildings (office, manufacturing, storage, sales training center)
Roanoke, Texas	278,543 sq. ft. / 1 building (manufacturing, warehouse)
Hermosillo, Sonora, Mexico	178,013 sq. ft. / 1 building (office, manufacturing)
Oakville, Ontario, Canada	48,710 sq. ft./1 building (office, warehouse)
Cigweld Malaysia/Selangor, Malaysia	127,575 sq. ft./1 building (office, warehouse)
Melbourne, Australia	273,425 sq. ft./2 buildings (office, manufacturing, warehouse)
Bekasi, Indonesia	17,653 sq. ft./1 building (office, warehouse)
Kuala Lumpur, Malaysia	60,000 sq. ft./1 building (office, manufacturing)
Bowling Green, Kentucky	188,000 sq. ft./1 building (office, manufacturing, warehouse)
Milan, Italy	32,000 sq. ft./3 buildings (office, manufacturing, warehouse)
Chino, California	30,880 sq. ft./1 building (warehouse)
Ningbo, China	44,187 sq. ft. /1 buildings (office, manufacturing, warehouse)

All of the above facilities are leased, except for the manufacturing facilities located in Australia, which facilities are owned. We also have additional assembly and warehouse facilities in the United Kingdom and Australia.

Item 3.	Legal Proceedings

Our operations are subject to federal, state, local and foreign laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the use, management and disposal of hazardous materials and employee health and safety. We are currently not aware of any citations or claims filed against us by any local, state, federal and foreign governmental agencies, which, if successful, would have a material adverse effect on our financial condition or results of operations.

As an owner or operator of real property, we may be required to incur costs relating to remediation of properties, including properties at which we dispose waste, and environmental conditions could lead to claims for personal injury, property damage or damages to natural resources. We are aware of environmental conditions at certain properties which we now own or lease or previously owned or leased, which are undergoing remediation. We do not believe the cost of such remediation will have a material adverse effect on our business, financial condition or results of operations.

Certain environmental laws, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act and analogous state laws provide for liability without regard to fault for investigation and remediation of spills or other releases of hazardous materials, and liability for the entire cleanup can be imposed upon any of a number of responsible parties. Such laws may apply to conditions at properties presently or formerly owned or operated by us or our subsidiaries or by their predecessors or previously owned business entities. Further, conditions at properties owned by others may contain wastes or other contamination which are attributed to us or our subsidiaries or their predecessors or previously owned business entities. We have in the past and may in the future be named a potentially responsible party at off-site disposal sites to which we have sent waste. We do not believe the ultimate cost relating to such sites will have a material adverse effect on our financial condition or results of operations.

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At December 31, 2008, we were a co-defendant in 354 cases alleging manganese induced illness. Manganese is an essential element of steel and contained in all welding filler metals. We are one of a large number of defendants. The claimants allege that exposure to manganese contained in the welding filler metals caused the plaintiffs to develop adverse neurological conditions, including a condition known as magnesium. As of December 31, 2008, 136 of these cases had been filed in, or transferred to, federal court where the Judicial Panel on Multidistrict Litigation has consolidated these cases for pretrial proceedings in the Northern District of Ohio (the “MDL Court”). Between June 1, 2003 and December 31, 2008, we were dismissed from 1,109 other cases with similar allegations. While there is uncertainty relating to any litigation, management is of the opinion that the outcome of such litigation will not have a material adverse effect on the Company’s financial condition or results of operations.

All other legal proceedings and actions involving us are of an ordinary and routine nature and are incidental to the operations of the Company. Management believes that such proceedings should not, individually or in the aggregate, have a material adverse effect on the Company’s business or financial condition or on the results of operations.

Item 4.	Submission of Matters to a Vote of Security Holders

No matters were submitted to a vote of the shareholders during the fourth quarter of 2008.

PART II

Item 5.	Market for the Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

The Company’s common stock is listed on The Nasdaq Capital Market under the symbol “THMD.” The following table shows, for the periods indicated, the high and low sales or bid prices, as the case may be, of a share of Common Stock for 2007 and 2008, as reported by published financial sources. For each quarter in 2007 and 2008, the prices shown below reflect the high and low bid prices.

	Bid or Sales Prices ($)
	High	Low

2007
First Quarter	$11.91	$10.00
Second Quarter	16.85	11.00
Third Quarter	17.85	12.45
Fourth Quarter	14.21	11.50
2008
First Quarter	$11.50	$7.98
Second Quarter	18.01	9.25
Third Quarter	22.50	14.16
Fourth Quarter	16.48	5.51

On March 4, 2009, the last reported sale price for our Common Stock as quoted on NASDAQ was $2.11 per share. As of February 4, 2009 there were approximately 490 beneficial owners of our Common Stock including the number of individual participants in security position listings.

We have historically not paid any cash dividends on our Common Stock, and we do not have any present intention to commence payment of any cash dividends. We intend to retain earnings to provide funds for the operation and expansion of our business and to repay outstanding indebtedness. Our debt agreements contain certain covenants restricting the payment of dividends on or repurchases of Common Stock. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview.”

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Performance Graph

The following graph shows a comparison of our cumulative total returns, the Russell 2000 Stock Index (the “Russell 2000”) and the Standard & Poor’s Composite 500 Stock Index (the “S&P 500”) for the period from December 31, 2003 to December 31, 2008. A compatible peer-group index for the welding industry, in general, was not readily available since the industry is comprised of a relatively few competitors. The Russell 2000 represents an index based on a concentration of companies having relatively small market capitalization, similar to the Company. The comparison assumes $100 was invested on December 31, 2003 in each of our common stock, the Russell 2000, and the S&P 500, and assumes compounded daily returns with reinvestment of dividends.

Value of $100 Invested

	5/30/2003	12/31/2003	12/31/2004	12/31/2005	12/31/2006	12/31/2007	12/31/2008
Russell 2000	100	126.58	147.75	152.66	178.61	173.7	113.25
S&P 500	100	115.39	125.77	129.55	147.19	152.38	93.74
Thermadyne Holdings Corporation	100	117.14	123.81	126.67	94.29	109.52	65.43

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Item 6.	Selected Financial Data

The selected financial data for the years ended December 31, 2008, 2007, 2006, 2005 and 2004, set forth below has been derived from our 2004, 2005, 2006, 2007 and 2008 audited consolidated financial statements. The selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto, in each case included elsewhere herein. Previously reported amounts have been reclassified as a result of the discontinued operations.

	For the Years Ended December 31,
	2008	2007	2006	2005	2004

Operating Results Data:
Net sales	$516.9	$494.0	$445.7	$409.6	$389.3

Operating income	43.9	44.3	30.0	12.5	3.8

Income (loss) from continuing operations	10.5	10.6	2.5	(15.8)	(11.9)
Income (loss) from discontinued operations, net of tax	0.2	(1.9)	(25.5)	(15.6)	(2.0)

Net income (loss)	$10.7	$8.7	$(23.0)	$(31.4)	$(13.9)

Diluted income (loss) per share applicable to common shares:
Continuing operations	$0.78	$0.79	$0.18	$(1.19)	$(0.90)
Discontinued operations	0.01	(0.15)	(1.91)	(1.17)	(0.15)

Net income (loss)	$0.79	$0.64	$(1.73)	$(2.36)	$(1.05)

Consolidated Balance Sheet Data (Period end):
Working capital	$83.4	$97.2	$104.8	$128.7	$153.5
Total assets	494.4	497.4	518.9	577.2	617.4
Total debt	234.0	234.6	257.0	258.7	231.7
Total shareholders’ equity	118.3	122.1	103.5	124.0	161.0
Consolidated Cash Flow Data — Continuing Operations:
Net cash provided by (used in) operating activities	$17.6	$23.0	$(15.5)	$(13.3)	$(13.6)
Other Data:
Depreciation and amortization	$12.4	$13.1	$15.7	$19.1	$19.4
Capital expenditures	(13.4)	(11.4)	(8.5)	(7.9)	(10.6)

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Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We are a leading global designer and manufacturer of gas and arc cutting and welding products, including equipment, accessories and consumables. Our products are used by manufacturing, construction, fabrication and foundry operations to cut, join and reinforce steel, aluminum and other metals. We design, manufacture and sell products in five principal categories: (1) gas equipment; (2) plasma power supplies, torches and consumable parts; (3) welding equipment; (4) arc accessories, including torches, guns, consumable parts and accessories; and (5) filler metals. We operate our business in one reportable segment.

Demand for our products is highly cyclical because many of the end-users of our products are themselves in highly cyclical industries, such as commercial construction, steel shipbuilding, petrochemical construction and general manufacturing. The demand for our products and, therefore, our results of operations are directly related to the level of production in these end-user industries. During the fourth quarter of 2008, we experienced declining demand from our customers as global economic conditions slowed and steel production, in particular, declined substantially. Many economic factors indicate we have entered into a recessionary period within our sector of the economy that is of an indeterminate depth and duration.

The availability and the cost of the components of our manufacturing processes, and particularly, raw materials are key determinants in achieving future success in the marketplace and in achieving profitability. Principal raw materials used are copper, brass, steel and plastic, which are widely available and need not be specifically manufactured for use by us. Certain other raw materials used in our hardfacing products, such as cobalt and chromium, are available primarily from sources outside the United States. Historically, we have been able to obtain adequate supplies of raw materials at acceptable prices. During 2008, 2007 and 2006, we experienced higher than historical average inflation on materials such as copper, steel and brass which negatively affected margins. In recent years we have taken steps to reduce our overhead and labor costs through intensified focus on improving our operational efficiency, relocation of jobs, consolidation of manufacturing operations and outsourcing production of certain components and products. In contrast to the predominant inflationary trend in material costs over the last three years, most commodity costs declined dramatically in the global marketplace as economic conditions deteriorated throughout the fourth quarter of 2008. We expect the cost of sales impact of cost reductions in many of our raw materials and components to be delayed until the second quarter of 2009 after we receive pre-existing purchase commitments and sell existing inventories.

Our operating profit is affected by the mix of the products sold, as margins are generally higher on torches and guns, as compared to power supplies, and higher on consumables and replacement parts, as compared to torches and guns.

Our products are sold domestically primarily through industrial welding distributors, retailers and wholesalers. Internationally, we sell our products through our sales force, independent distributors and wholesalers.

For the year ended December 31, 2008, approximately 55% of our sales were made to customers in the U.S. Approximately one-half of our international sales are U.S. export sales and are denominated in U.S. dollars. During the fourth quarter 2008, the U.S. dollar strengthened against many foreign currencies. If this continues, it reduces the international sales amounts as translated into U.S. dollars and also may serve to reduce our export sales. This strengthening of the U.S. dollar may also increase our cost of manufacturing materials in certain of our foreign locations.

Key Indicators

Key economic measures relevant to us include steel consumption, industrial production trends and purchasing manager indices. Industries that we believe provide a reasonable indication of demand for our products include construction and transportation, railcar manufacturing, oil and gas exploration, metal fabrication and farm machinery, and shipbuilding. The trends in these industries provide important data to us in forecasting our business. Indicators with a more direct relationship to our business that might provide a forward-looking view of market conditions and demand for our products are not available.

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Key performance measurements we use to manage the business include orders, sales, commodity cost trends, operating expenses and efficiencies, inventory levels and fill-rates. The timing of these measurements varies, but may be daily, weekly and monthly depending on the need for management information and the availability of data.

Key financial measurements we use to evaluate the results of our business as well as the operations of our individual units include customer order levels and mix, sales order profitability, production volumes and variances, selling, general and administrative expenses, earnings before interest, taxes, depreciation and amortization, operating cash flows, capital expenditures and controllable working capital. We define controllable working capital as accounts receivable, inventory, and accounts payable. These measurements are reviewed monthly, quarterly and annually and are compared with historical periods, as well as objectives that are established by management and approved by our Board of Directors.

Discontinued Operations

On December 21, 2007, the Company committed to a plan to dispose of its cutting table business, C&G Systems (“C&G”). A definitive sales agreement was signed with closing occurring on January 18, 2008. Based on the sales price of $0.5 million, a loss of $0.6 million (net of $0.4 million of tax) was recorded in 2007 as a component of discontinued operations. The assets and liabilities were classified as held for sale at December 31, 2007.

On December 30, 2006, the Company committed to a plan to sell its Brazilian manufacturing operations. A loss of approximately $15.2 million (net of $1.2 million of tax) was recorded as a component of discontinued operations in the fourth quarter of 2006 based on the estimated net realizable value of the assets related to the operation. The Company closed the Brazilian manufacturing operations in the fourth quarter of 2007 disposing of its cutting table business and auctioning various remaining inventory and equipment. A sale agreement for the building and land totaling $2.5 million was signed in October 2008. A deposit of $0.7 million was received in October 2008 and the remaining installment of $1.8 million is scheduled to be received in the first quarter of 2009.

On December 30, 2006, the Company committed to a plan to sell its South Africa operations. On February 5, 2007, the Company entered into an agreement to sell the South African subsidiaries. A loss of $9.2 million (net of $6.3 million of tax) was recorded in 2006 as a component of discontinued operations. The sale closed on May 25, 2007 with $13.8 million net cash received at closing along with a note payable in May 2010 in the amount of 30 million South African Rand and bearing 14% interest payable which converts to U.S.$3.2 million at December 31, 2008.

On April 11, 2006, the Company completed the disposition of Tec.Mo Srl (“TecMo”), an indirect wholly-owned subsidiary which manufactures generic cutting and welding torches and consumables, to Siparex, an investment fund in France, and the general manager of TecMo. Net cash proceeds from this transaction of approximately $7.5 million were used to repay a portion of the Company’s outstanding Working Capital Facility balance. The Company recorded an impairment loss related to TecMo of approximately $0.7 million during the quarter ended March 31, 2006.

On January 2, 2006, the Company completed the disposition of Soldaduras Soltec Limitada (“Soltec”) and Comercializadora Metalservice Limitada (“Metalservice”), both indirect wholly-owned subsidiaries which distribute cutting and welding equipment, to Soldaduras PCR Soltec Limitada, and Penta Capital de Riesgo S.A. At December 31, 2005, Soltec met the criteria of held for sale and, as such, the assets and liabilities of Soltec were classified as held for sale and the results of operations were presented as discontinued operations. As a result, the Company recorded an impairment loss of approximately $2.7 million during the year ended December 31, 2005 as the carrying value exceeded the fair value. Net cash proceeds of approximately $6.4 million, less amounts held in escrow of $1.5 million were used to repay a portion of the Company’s balance of the Working Capital Facility during the first quarter of 2006. Of the $6.4 million net proceeds, approximately $1.5 million is being held in escrow by the government of Chile until certain customary tax filings are made. During the second quarter of 2007, the Company recorded a $0.3 million charge, net of tax as a result of reducing the net realizable value of remaining tax recoveries to $1.1 million.

On December 29, 2005, the Company completed the disposition of GenSet S.P.A. (“GenSet”), an indirect wholly-owned subsidiary which manufactures technologically advanced generators and engine-driven welders, to

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Mase Generators S.P.A (“Mase”). The net cash proceeds from the sale of GenSet of $4.8 million were used to repay a portion of the Company’s outstanding balance of the Working Capital Facility during the first quarter of 2006. In addition, the buyer assumed approximately $7.6 million of debt owed to local Italian lenders. Related to the disposition of GenSet, the Company recorded a loss on disposal of approximately $10.4 million, net of tax of $6.4 million which is recorded as a component of discontinued operations in the year ended December 31, 2005.

Results of Operations

The results of operations set forth in the Income Statement on page F-5 have been adjusted to reflect the impact of discontinued operations. See Note 3 — Discontinued Operations in our consolidated financial statements.

The following description of results of operations is presented for the years ended December 31, 2008, 2007, and 2006.

2008 Compared to 2007

Net sales from continuing operations for the year ended December 31, 2008 were $516.9 million, which was a 4.6% increase over net sales of $494.0 million for the same twelve months in 2007. U.S. sales were $285.2 million for 2008, compared to $292.6 million for 2007, which is a decrease of 2.5%. International sales were $231.7 million for the twelve months ended December 31, 2008 compared to $201.4 million for the same period of 2007, or an increase of 15.0%. Net sales for the twelve months ended December 31, 2008 increased approximately $23 million with approximately $20 million from price increases, $2 million due to foreign currency translation and $1 million from volume. In the fourth quarter 2008, the Company’s sales declined substantially from the trends in the first three quarters as global economic conditions, particularly in steel production, deteriorated. The fourth quarter 2008 sales were 16% less than the comparable 2007 quarter with a $21 million sales decline of which approximately $20 million was from volume.

Gross margin from continuing operations for the twelve months ended December 31, 2008 was $159.1 million, or 30.8% of net sales, compared to $154.4 million, or 31.2% of net sales, for the same period in 2007. The gross margin decline is due to increases in the costs of materials such as copper, brass and steel partially offset by manufacturing cost savings and improved pricing administration consisting of sales price increases. The impact of increases in materials and production supply cost reduced gross margin by an estimated $26 million. These material cost increases were offset in part by cost savings from productivity initiatives of an estimated $18 million under the Company’s Total Cost Productivity (TCP) initiative.

Selling, general and administrative expenses (“SG&A”) were $112.1 million, or 21.7% of net sales, for the twelve months ended December 31, 2008 as compared to $106.0 million, or 21.5% of net sales, for the twelve months ended December 31, 2007. The increase in SG&A includes severance cost charges of $3.6 million arising from the fourth quarter 2008 decision to reduce salaried personnel due to the decline in economic conditions. Foreign currency transactional gains and losses reflected in SG&A for the twelve months ended December 31, 2008 and 2007 were losses of $0.7 million and gains of $0.4 million, respectively. The remaining increase in SG&A expenses in 2008 compared to 2007 reflect increases of $1.4 million for general cost increases including increases in new product development activities and the addition of sales and operations personnel throughout the Company’s worldwide facilities.

Interest expense for the twelve months ended December 31, 2008 was $20.3 million, which compares to $26.8 million for the twelve months ended December 31, 2007. The average indebtedness during 2008 was approximately 10% less than in the prior year. In addition, the average effective interest rate declined approximately 170 basis points during 2008. This decline in the effective interest rate reflects the combined benefit of the lower LIBOR rates and the reduced interest rate for the Working Capital and the Second Lien Facilities, as a result of the amendments to the agreements in June 2007. During 2008, approximately 40% of the Company’s indebtedness was variable with changes in LIBOR. The reduction of the Special Interest Adjustment on the Senior Subordinated Notes also resulted in a reduction in interest rate in 2008.

An income tax provision of $12.1 million was recorded on pretax income of $22.6 million from continuing operations for the year ended December 31, 2008. For 2008, the effective income tax rate was 53% versus 34% in

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the comparable prior year period. In its income tax expense, the Company includes in U.S. taxable income a portion of the Company’s foreign earnings without the recognition of the related benefit of foreign tax credits, which are carried forward. In both years, certain collateral pledges pursuant to the Working Capital Facility required inclusion of a portion of the foreign earnings in U.S. taxable income. For the year ended December 31, 2007, an income tax provision of $5.5 million was recorded on a pretax income of $16.2 million from continuing operations. An income tax benefit of $4.0 million was recognized in 2007 due to the reduction of previously recorded state income tax contingencies.

Discontinued operations reported net income of $0.2 million for the twelve months ended December 31, 2008 compared to a net loss of $2.0 million for the twelve months ended December 31, 2007. During 2008, operational activities in Brazil ceased early in the year and a contract for sale of the Brazilian land and buildings was signed in late 2008. The Company is scheduled to close the sale in March 2009. The year 2007 loss results primarily from operational activities of the discontinued units. See Note 3 — Discontinued Operations to the consolidated financial statements.

2007 Compared to 2006

Net sales from continuing operations for the year ended December 31, 2007 were $494.0 million, which was a 10.8% increase over net sales of $445.7 million for the same twelve months in 2006. U.S. sales were $292.6 million for 2007 compared to $279.1 million for 2006, which is an increase of 4.8%. International sales were $201.4 million for the twelve months ended December 31, 2007 compared to $166.7 million for the same period of 2006, or an increase of 20.8%. Net sales for the twelve months ended December 31, 2007 increased approximately $48 million with approximately $15 million from increased demand primarily associated with new product introductions, $20 million from price increases, and $13 million due to foreign currency translation.

Gross margin from continuing operations for the twelve months ended December 31, 2007 was $154.4 million, or 31.3% of net sales, compared to $130.7 million, or 29.3% of net sales, for the same period in 2006. The gross margin improvement is due to manufacturing cost savings and improved pricing administration consisting of sales price increases and improved management of rebates and discounts. The impact of increases in materials and production supply cost reduced gross margin by an estimated $22 million. These estimated cost increases were offset in part by cost savings from the Company’s Total Cost Productivity (TCP) initiatives of an estimated $20 million. The overall increase in material cost was attributable to higher prices for key raw materials such as copper, brass and steel.

Selling, general and administrative expenses (“SG&A”) were $106.0 million, or 21.5% of net sales, for the twelve months ended December 31, 2007 as compared to $109.6 million, or 24.6% of net sales, for the twelve months ended December 31, 2006. The decrease in SG&A is principally related to incremental non-recurring costs incurred in the prior year to complete the 2005 financial statements and restatement of prior years. These incremental costs of approximately $8 million were attributable to accounting, audit and tax services fees and bondholder consent fees. The year 2007 reflects SG&A cost increases of $5 million which arise primarily from inflation increases.

Interest expense for the twelve months ended December 31, 2007 was $26.8 million, which compares to $26.5 million for the twelve months ended December 31, 2006. The increased interest costs reflect the offsetting effects of an increase of $1.5 million from the Special Interest Adjustment on the Senior Subordinated Notes partially offset by lower average borrowings.

An income tax provision of $5.5 million from continuing operations was recorded on pretax income of $16.2 million for the year ended December 31, 2007. An income tax benefit of $4.0 million was recognized in 2007 due to the reduction of previously recorded state income tax contingencies. For the year ended December 31, 2006, an income tax benefit of $0.4 million was recorded on a pretax income of $2.1 million from continuing operations. In 2006, accruals for income tax currently payable and deferred tax benefits are largely offsetting. The income tax benefit is primarily the result of the implementation of international tax planning that reduced both current and prior period liability related to our foreign operations. Valuation allowances offset a substantial portion of the tax benefit of U.S. net operating losses in 2006.

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Discontinued operations reported net loss of $2.0 million for the twelve months ended December 31, 2007 compared to a net loss of $25.5 million for the twelve months ended December 31, 2006. In 2007, discontinued operations include impairment losses of $1.2 million compared to impairment losses of $24.4 million in 2006. See Note 3 — Discontinued Operations to the consolidated financial statements.

Restructuring and Other Charges

As of December 31, 2008, we accrued restructuring charges of $3.6 million for severance related expenses payable to approximately 110 salaried employees for which positions were eliminated in connection with cost reduction efforts in response to economic and market uncertainties. This initiative reduced the salaried work force approximately 13%. As a result, the Company expects to save approximately $7.5 million in annual compensation and benefit costs. The severance costs will be paid in the first and second quarters of 2009.

Subsequent to December 31, 2008, the Company offered a voluntary retirement program and approximately 50 employees have elected to participate. The Company will pay approximately $1.3 million in separation pay and reimburse COBRA benefits for certain periods. The Company expects to save $1.8 million in annual compensation and benefit costs. The amounts will be substantially paid through August 2009.

Liquidity and Capital Resources

Liquidity.  Our principal uses of cash are capital expenditures, working capital and debt repayment obligations including repayment of debt pursuant to the “Excess Cash Flow” provision of the Senior Subordinated Notes. We expect that ongoing requirements for working capital will be funded from operating cash flow and borrowings under the Working Capital Facility. This Facility was renegotiated in June 2007 and matures in June 2012, as discussed below. In 2009, we intend to finance most of our capital expenditures through new secured equipment borrowings. Other debt repayment obligations and Excess Cash Flow repayment obligations under the Senior Subordinated Notes, if any, will be funded through operating cash flow and borrowings under the Working Capital Facility.

In 2008, we used $4.2 million net cash in conducting continuing operations. Net debt repayments were $2.9 million which consisted of $22 million in repayment of the Second Lien Facility offset by increased borrowings under the Working Capital Facility. The Company repaid $15 million in June 2008 with funds repatriated from its foreign operations at that time. The Company repaid $7 million of its Second Lien Facility in April 2008 to satisfy the requirements of the Excess Cash Flow provision of the Senior Subordinated Notes. The Company increased its Working Capital Facility borrowings to fund additional inventory levels and to fund new equipment for its manufacturing operations.

In 2009, we anticipate capital expenditures primarily for equipment to improve productivity in our North American manufacturing operations will approximate $20.0 million, provided that equipment financing is available to us. In addition, we expect that our overall debt service obligations excluding interest expense and repayments on the Working Capital Facility will be approximately $2 million related to our capital lease obligations. We expect our operating cash flows, together with available borrowings under the Working Capital Facility and anticipated new secured equipment financing will be sufficient to meet our anticipated capital expenditures and the debt service requirements including repayments required, if any, by the Excess Cash Flow provision of the Senior Subordinated Notes, and our other long-term obligations for 2009.

In a declining economic environment, our sales volumes, EBITDA and asset borrowing base will also decline reducing the funding amounts available to us under the Working Capital Facility. We anticipate that our borrowing needs will decline as well in this environment as receivables and inventories decline. If we successfully execute our business plan, operating costs should also decline.

At December 31, 2008, the Company was in compliance with its financial covenants. The Company expects to remain in compliance with the financial covenants during 2009 by achieving its 2009 financial plan, which anticipates significant reduced sales volumes as compared to 2008 while achieving gross margin percentages comparable to 2008. The 2009 plan also anticipates implementing certain cost reduction initiatives, including its global continuous improvement program referred to as TCP and a reduction in global work force.

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Our debt structure, terms, covenants, and a history of these instruments are described below. Certain subsidiaries of the Company are borrowers under the Third Amended and Restated Credit Agreement, dated June 29, 2007 (the “Credit Agreement”) with General Electric Capital Corporation as agent and lender. The Credit Agreement: (i) matures on June 29, 2012; (ii) provides a revolving credit commitment of up to $100 million (the “Working Capital Facility”), which includes (a) a cash flow facility of up to $20 million, subject to certain financial covenant compliance, with interest at LIBOR plus 2.50%, (b) an asset based facility, and (c) an amortizing $8 million property, plant and equipment (PPE) facility; (iii) provides for interest rate percentages applicable to the asset based and PPE borrowings that range from LIBOR plus 1.50% to 2.25% depending upon the quarter-end fixed charge coverage ratio; and (iv) limits the senior leverage ratio to 2.75. Borrowings under the Working Capital Facility may not exceed 85% of eligible receivables plus the lesser of (i) 85% of the net orderly liquidation value of eligible inventories or (ii) 65% of the book value of eligible inventories less customary reserves, plus machinery at appraised value not to exceed $8 million. Borrowings under the cash flow facility are dependent on a minimum 1.25 fixed charge coverage, as defined, and a minimum EBITDA, as defined, of $45 million. At December 31, 2008, $6.6 million of letters of credit were outstanding. Unused availability was $36.4 million as of December 31, 2008. The Working Capital Facility includes a lockbox agreement that requires all receipts to be swept daily to reduce borrowings outstanding under the revolving line of credit.

We have $14.0 million in outstanding indebtedness under our Second Lien Facility. The Second Lien Facility is secured by a second lien on substantially all of the assets of our domestic subsidiaries. The Second Lien Facility restricts how much long-term debt we may have and has other customary provisions including financial and non-financial covenants. On June 29, 2007, the Company entered into Amendment No. 19 and Waiver to the Second Lien Credit Agreement between the Company and Credit Suisse, as administrative agent and collateral agent, and the lenders party thereto (the “Second Lien Facility Amendment”) to: (i) extend the maturity date to November 7, 2010 and (ii) lower the interest rate from LIBOR plus 4.50% to LIBOR plus 2.75%. The lender of the Second Lien Facility Amendment is also an affiliate of the holder of approximately 33% of the Company’s outstanding shares of common stock. This stockholder is the employer of one of the Company’s directors. The terms of the Second Lien Credit Agreement, as amended, were negotiated at arms-length, and the Company believes that the terms of the Second Lien Facility are as favorable as could be obtained from an unaffiliated lender.

The Senior Subordinated Notes (the “Notes”) accrue interest at 9 1/4% per annum, which is payable semiannually in cash. The Notes are guaranteed by our domestic subsidiaries, which are also borrowers or guarantors under the Amended Credit Agreement, and certain of our foreign subsidiaries. The Notes contain customary covenants and events of default, including covenants that limit our ability and our subsidiaries’ abilities to incur debt, pay dividends and make certain investments. In May and August 2006, we amended the Indenture for the Senior Subordinated Notes to, among other things, extend the time by which we had to file with the Securities and Exchange Commission our Annual Report on Form 10-K for the year ended December 31, 2005 and any other reports then due, and obtain waivers for the defaults resulting from our failure to timely file the 2005 Annual Report and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. The amendments require us, subject to certain conditions, to annually use our Excess Cash Flow (as defined in the Indenture) either to make permanent repayments of our senior debt or to extend a repurchase offer to the holders of the Notes pursuant to which we will offer to repurchase outstanding Notes at a purchase price of 101% of their principal amount. There was no “Excess Cash Flow” amount for 2008. The Indenture was also amended to provide for the payment of additional Special Interest on the Senior Subordinated Notes, initially at a rate of 1.25% per annum. The Special Interest is subject to adjustment increasing to 1.75% if the consolidated leverage ratio exceeds 6.00 with incremental interest increases to a maximum of 2.75% if the consolidated leverage ratio increases to 7.0. The Special Interest declines to 0.75% if the consolidated leverage ratio declines below 4.0 and declines incrementally to 0% when the consolidated leverage ratio is less than 3.0. In consideration for these amendments, we paid the note holders consent fees aggregating $1.3 million during 2006.

During 2008, the Securities and Exchange Commission declared effective the Company’s shelf registration statement covering 5,996,555 shares of our common stock. Of the 5,996,555 shares, 4,496,555 were registered by the Company on behalf of Angelo, Gordon & Co., L.P. (which exercises voting and dispositive powers over certain shares of Company common stock held by Angelo, Gordon & Co., L.P. affiliates and clients), and 1,500,000 shares were registered for future offer and sale by the Company. The Company and Angelo, Gordon & Co., L.P. may offer

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for sale any or all of their respective registered shares from time to time prior to the expiration of the shelf registration statement. The Company’s ability and willingness to issue securities under the aforementioned registration statement will depend on market conditions at the time of any desired offering.

Working Capital and Cash Flows.  The operating activities of our continuing operations provided $17.6 million of cash during the year ended December 31, 2008, compared to cash provided of $23.0 million during the year ended December 31, 2007. This includes the changes in operating assets and liabilities which used $10.5 million of cash for the year ended December 31, 2008, compared to $0.5 million of cash used in the year ended December 31, 2007 and consisted of:

•	Accounts receivable decreases provided $7.1 million of cash in 2008, compared to $2.0 million of cash used during the year ended December 31, 2007. The decrease in accounts receivable in 2008 resulted primarily from the substantial decrease in sales during the fourth quarter.

•	Inventory increases used $15.4 million of cash in 2008 compared to $9.1 million provided in the year ended December 31, 2007. The increase in inventory during 2008 resulted from the substantial decline in sales volumes during the fourth quarter.

•	Accounts payable reductions used $1.9 million of cash in 2008, which compares to $1.3 million of cash used in the year ended December 31, 2007.

•	Accrued interest and other expense accrual increases provided $1.2 million of cash in 2008 compared to $5.8 million used in 2007, which primarily related to the payment of significant amounts of accrual under an expiring customer rebate program.

The purchase of the minority interest in our Italian manufacturing operations and the purchase of our partner’s interest in our Chinese manufacturing venture required an aggregate use of $3.9 million of cash in 2008 compared with $13.8 million provided by the sale of South African discontinued operations during 2007.

Cash used for capital expenditures was $13.4 million during the year ended December 31, 2008, compared to $11.4 million used for capital expenditures in the year ended December 31, 2007.

Financing activities used $3.2 million of cash during 2008 with $2.9 million of net debt repayments, which compares to $20.8 million of cash used with $21.7 million of net debt repayment during the year ended December 31, 2007. Financing activities in 2008 also reflect $3.3 million for stock options exercised and non-cash stock compensation charges as compared to $2 million in 2007.

Contractual Obligations and Commercial Commitments

In the normal course of business, we enter into contracts and commitments that obligate us to make payments in the future. The table below sets forth our significant future obligations by time period.

	Payments Due by Period
		Less Than	1-3	3-5	More Than
Contractual Obligations	Total	1 Year	Years	Years	5 Years
	(Dollars in thousands)

Long-term debt	$224,521	$32,531	$14,000	$—	$177,990
Interest payments related to long-term debt	86,333	17,938	34,672	32,375	1,349
Capital leases	9,524	2,060	3,531	2,130	1,803
Operating leases	17,414	4,658	7,271	4,174	1,311

Total	$337,792	$57,187	$59,474	$38,679	$182,453

The amounts shown for capital leases exclude the effective interest expense component. At December 31, 2008, we had issued letters of credit totaling $6.6 million under the Working Capital Facility. See Note 17 to the consolidated financial statements for the Company’s obligation with respect to its pension and post-retirement benefit plans.

28

Market Risk and Risk Management Policies

Our earnings and cash flows are subject to exposure to changes in the prices of certain commodities, particularly copper, brass and steel and fluctuations due to changes in foreign currency exchange rates as well as changes in interest rates on our long-term debt arrangements. In addition, our Working Capital Facility and Second Lien Facility cause our related interest costs to change with changes in LIBOR. See Item 7A. “Quantitative and Qualitative Disclosures About Market Risk,” for a further discussion.

Effect of Inflation and Deflation; Seasonality

In an environment of decreasing raw material prices and recessionary economic pressures, competitive conditions can cause sales price discounting before we can recover the higher costs of previously purchased materials. In addition, increasing prices to our customers requires 60 to 90 days notice and various administrative procedures to implement the changes. To the extent we are unable to maintain our sales prices to our customers, or to react as quickly as the market may change, our profitability could be adversely affected. In addition, certain of our customers and suppliers rely heavily on raw materials. To the extent there are fluctuations it could affect orders for our products and our financial performance

In an environment of increasing raw material prices, competitive conditions can affect how much of the price increases we can recover in the form of higher unit sales prices. To the extent we are unable to pass on any price increases to our customers, our profitability could be adversely affected. Furthermore, restrictions in the supply of cobalt, chromium and other raw materials could adversely affect our operating results. In addition, certain of our customers rely heavily on raw materials, and to the extent there are fluctuations in prices, it could affect orders for our products and our financial performance. Our general operating expenses, such as salaries, employee benefits and facilities costs, are subject to normal inflationary pressures. Our operations are generally subject to mild seasonal increases in the second and third calendar quarters.

Critical Accounting Policies

Our consolidated financial statements are based on the selection and application of significant accounting policies, some of which require management to make estimates and assumptions. We review these estimates and assumptions periodically to assess their reasonableness. If necessary, these estimates and assumptions may be changed and updated. No material adjustments to our accounting policies have been made in 2008. We believe the following are some of the more critical judgmental areas in the application of our accounting policies that affect our financial condition and results of operations.

Inventories

Inventories are a significant asset, representing 18% of total assets at December 31, 2008. They are valued at the lower of cost or market, with our U.S. subsidiaries using the last in, first-out (LIFO) method, which represents 56% of consolidated inventories, and our foreign subsidiaries using the first-in, first-out (FIFO) method, which represents 44% of consolidated inventories.

We continually apply judgment in valuing our inventories by assessing the net realizable value of our inventories based on current expected selling prices, as well as factors such as obsolescence and excess stock. We provide reserves as judged necessary. Should we not achieve our expectations of the net realizable value of our inventory, future losses may occur.

Accounts Receivable and Allowances

We maintain an allowance for doubtful accounts for estimated losses from the failure of our customers to make required payments for amounts owed. We estimate this allowance based on knowledge and review of historical receivables, write-off trends and reserve trends, the financial condition of our customers and other pertinent information. If the financial condition of our customers deteriorates or an unfavorable trend in receivable collections is experienced in the future, additional allowances may be required.

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Property, Plant and Equipment

Property, plant and equipment are carried at cost and are depreciated using the straight-line method. The average estimated lives utilized in calculating depreciation are as follows: buildings — 25 years and machinery and equipment — three to ten years. Property, plant and equipment recorded under capital leases are depreciated based on the lesser of the lease term or the underlying asset’s useful life. Impairment losses are recorded on long-lived assets when events and circumstances indicate the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts. During the fourth quarter of 2007, the Company recorded an impairment loss related to the decision to dispose of its cutting table business. During the fourth quarter of 2006, the Company recorded an impairment loss related to the decision to dispose of the South Africa and Brazil businesses. These impairment losses were recorded as the fair value of the businesses was determined to be below the carrying value of the net assets. See Note 3 — Discontinued Operations. No such losses were incurred as of December 31, 2008.

Intangible Assets

Patents and customer relationships are amortized on a straight-line basis over their estimated useful lives, which generally range from 10 to 20 years. We account for these intangible assets in accordance with SFAS No. 144, which requires us to assess the recoverability of these assets when events or changes in circumstances indicate that the carrying amount of the long-lived asset group might not be recoverable. If impairment indicators exist, we determine whether the projected undiscounted cash flows will be sufficient to recover the carrying value of such assets. This requires us to make significant judgments about the expected future cash flows of the asset group. The future cash flows are dependent on general and economic conditions and are subject to change.

Trademarks and goodwill are not amortized, but are periodically evaluated for impairment. Our trademarks are associated with our well-established product brands, and cash flows associated with these products are expected to continue indefinitely and therefore the Company has placed no limit on the end of our trademarks’ useful lives. As of December 31, 2008, there was no impairment of trademarks.

We test goodwill for impairment annually or more frequently if events occur or circumstances change that would, more likely than not, reduce the fair value of the reporting unit below its carrying value. For purposes of applying the provisions, we perform our impairment analysis on a consolidated enterprise level. We use comparable market values, market prices and the present value of expected future cash flows to estimate fair value. We make estimates about future conditions to estimate future cash flows. Unforeseen events and changes in circumstances and market conditions, including general economic and competitive conditions, could result in significant changes in those estimates. We performed an impairment analysis in the fourth quarter of 2008 and we concluded no adjustment to the carrying value of our goodwill was necessary as of December 31, 2008. Our analysis and conclusion was based primarily on our expected future cash flows for the Company. We believe recent trading prices for our stock have been abnormally disrupted due to extraordinary selling pressures from certain institutional investors who have discontinued their operations. In the fourth quarter, significant disruption occurred in the trading patterns of the Company’s stock. The stock has historically been thinly traded. With the severe aberration in the general markets during the fourth quarter, a number of large shareholders of Thermadyne stock were dramatically impacted by the overall markets causing them to liquidate positions. If current global economic recessionary conditions or reduced prices for the Company’s publicly traded stock prove to be sustained beyond the time frames assumed in management’s analysis, the Company may be required to record an impairment.

Revenue Recognition

The Company sells a majority of its products through distributors with standard terms of sale of FOB shipping point or FOB destination. The Company has certain consignment arrangements whereby revenue is recognized when products are used by the customer from consigned stock. Under all circumstances, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the seller’s price is fixed and determinable and collectibility is reasonably assured.

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The Company sponsors a number of incentive programs to augment distributor sales efforts including certain rebate programs and sales and market share growth incentive programs. The costs associated with these sales programs are recorded as a reduction of revenue.

Terms of sale to U.S. customers generally include 30-day payment terms, return provisions and standard warranties for which reserves, based upon historical experience, have been recorded. Restocking charges will generally be assessed for product that is returned due to issues outside the scope of the Company’s warranty agreements. For sales to customers outside the U.S. payment terms frequently range from 60 to 90 days.

Income Taxes

We establish provisions for taxes to take into account the effects of timing differences between financial and tax reporting. These differences relate primarily to the excess of the fresh-start accounting valuation over the tax basis of our primary operating subsidiary, net operating loss carryforwards, fixed assets, intangible assets and post-employment benefits.

We record a valuation allowance when, in our assessment, it is more likely than not that a portion or all of our deferred tax assets will not be realized. In making this assessment we consider the scheduled reversal of deferred tax liabilities, tax planning strategies and projected future taxable income. At December 31, 2008, a valuation allowance has been recorded against our deferred tax assets based upon this assessment. The amount of the deferred tax assets considered realizable could change in the future if our assessment of future taxable income or tax planning strategies changes.

A substantial portion of the earnings of our foreign subsidiaries are included in our U.S. income tax return under I.R.C. Section 956. This requires the earnings of a foreign subsidiary which guarantees the borrowings of its U.S. parent to be included in U.S. income. Upon actual distribution of those earnings previously taxed under I.R.C. Section 956 ,we are not subject to U.S. income taxes but may be subject to withholding taxes payable in the foreign jurisdiction. See Note 13 — Income Taxes to the consolidated financial statements.

For the undistributed earnings of non-U.S. subsidiaries not subject to I.R.C. Section 956, no provision is made for U.S. income taxes. These earnings are permanently invested or otherwise indefinitely retained for continuing international operations. Determination of the amount of taxes that might be paid on these undistributed earnings is not practicable.

We are periodically audited by U.S. and foreign tax authorities regarding the amount of taxes due. In evaluating issues raised in such audits, reserves are provided for exposures as appropriate. To the extent we were to prevail in matters for which accruals have been established or be required to pay amounts in excess of reserves, the effective tax rate in a given financial statement period may be impacted.

As a result of the 2003 bankruptcy restructuring, the Company recognized cancellation of indebtedness income. Under Internal Revenue Code Section 108, this cancellation of indebtedness income is not recognized for income tax purposes, but reduced various tax attributes, primarily the tax basis in the stock of a subsidiary, for which a deferred tax liability was recorded. The final determination of the reduction in the tax attributes was made following the bankruptcy restructuring with the filing of the Company’s federal tax return.

Factors That May Affect Future Results

For a discussion of factors that may affect future results see “Risk Factors.”

Recently Issued Accounting Standards

Business Combinations.  In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”). SFAS No. 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. Under SFAS No. 141R, the benefit of net operating loss carryovers will reduce income tax expense as the carryovers are utilized. Accordingly, the Company expects the adoption of SFAS No. 141 R to reduce its reported income tax expense beginning January 1, 2009 as the carryovers are utilized to reduce taxable income. By contrast, we currently record the benefits of net operating loss carryovers as a reduction of

31

goodwill when recognized. However due to the tax law complexities and the unpredictability of future income there can be no assurance as to the amount or timing of the income tax savings from use of the tax loss carryovers or their related impact on the income statement. This change in financial reporting will not affect cash payments of income taxes. See Note 13 — Income Taxes

Noncontrolling Interests.  In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements-an Amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 establishes accounting and reporting standards pertaining to ownership interests in subsidiaries held by parties other than the parent, the amount of net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of any retained noncontrolling equity investment when a subsidiary is deconsolidated. This statement also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The Company does not expect the adoption of SFAS No. 160 to have a material effect on its consolidated financial statements.

Disclosures about Derivative Instruments and Hedging Activities.  In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.” SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. SFAS No. 161 is effective for fiscal years beginning on or after November 15, 2008. The Company does not expect the adoption of SFAS No. 161 to have a material effect on its consolidated financial statements.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

Our primary financial market risk relates to fluctuations in commodity price risk, currency exchange rates and interest rates.

Copper, brass and steel constitute a significant portion of our raw material costs. These commodities are subject to price fluctuations which we may not be able to recover and maintain historical margins depending upon competitive pricing conditions at the time. We have not experienced and do not anticipate constraints on the availability of these commodities.

Approximately one-half of our international sales are export sales from the United States which are primarily denominated in U.S. dollars. The balance of the international sales arise from our manufacturing and sales conducted in foreign regions, particularly Australia/Asia, Canada and Europe. Our exposure to foreign currency transactions is partially mitigated by having manufacturing locations in Australia, China, Italy, Malaysia, and Mexico. However, our financial results could be significantly affected by changes in foreign currency exchange rates in the foreign markets. We are most susceptible to a strengthening U.S. dollar which would have a negative effect on our export sales and a negative effect on the translation of local currency financial statements into U.S. dollars, our reporting currency. We may also incur transaction gains or losses resulting from changes in foreign currency exchange rates primarily between our U.K. distribution operations and Continental Europe. We do not believe these could be material to our financial results. As a result, we do not actively try to manage our exposure through foreign currency forward or option contracts.

We are exposed to changes in interest rates primarily as a result of our Credit Agreement and Second Lien Facility that have LIBOR-based variable interest rates. At December 31, 2008, the borrowings under these two agreements was $46.5 million. With this amount of variable rate debt, a hypothetical 100 basis point change in LIBOR would result in a change in interest expense of approximately $0.5 million annually. On February 1, 2009, the counterparty terminated the $50 million notational fixed-to-variable swap agreement related to our Senior Subordinated Notes.

Item 8.	Financial Statements and Supplementary Data

The financial statements that are filed as part of this Annual Report on Form 10-K are set forth in the Index to Consolidated Financial Statements at page F-1 hereof.

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Item 9.	Changes and Disagreements with Accountants on Accounting and Financial Disclosure

None

Item 9A.	Controls and Procedures

(a)	Evaluation of Disclosure Controls and Procedures

The Company’s management maintains disclosure controls and procedures that are designed to provide reasonable assurances that information required to be disclosed in the reports we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms. These controls and procedures are also designed to ensure that such information is accumulated and communicated to our management, including our principal executive and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating disclosure controls and procedures, we have recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objective. Management is required to apply judgment in evaluating its controls and procedures.

Under the supervision of and with the participation of management, including the Chief Executive Officer and Chief Financial Officer, the Company conducted an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as such term is defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934. Based on this evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures were effective as of December 31, 2008.

(b)	Management’s Assessment of Internal Control Over Financial Reporting

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f). Under the supervision and with the participation of the Company’s management, including the Chief Executive Officer and Chief Financial Officer, the Company conducted an evaluation of the effectiveness of internal control over financial reporting as of December 31, 2008 based on the framework in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on the Company’s evaluation under such framework, management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2008.

The Company’s auditors KPMG LLP, an independent registered public accounting firm, has issued an audit report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008, which is included below.

(c)	Remediation of Prior Material Weakness

The Company previously reported that, as of December 31, 2007, certain controls and procedures were not effective because of a material weakness in our procedures for review and approval of the accounting for non-routine transactions. As a result of this deficiency, errors existed in the Company’s presentation of discontinued operations that were corrected prior to the issuance of the 2007 consolidated financial statements. To remediate this weakness, the Company expanded procedures for identification and analysis of non-routine transactions and expanded its use of outside accounting specialists and utilized internal audit resources to review unusual transactions and evaluate the impact for financial reporting purposes. The additional procedures have enhanced the internal control environment such that the material weakness no longer exists at December 31, 2008.

(d)	Changes in Internal Control Over Financial Reporting

There have been no changes in the Company’s internal controls over financial reporting that occurred during the fourth quarter of 2008 that materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

33

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Thermadyne Holdings Corporation:

We have audited Thermadyne Holdings Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Thermadyne Holdings Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Assessment of Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Thermadyne Holdings Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Thermadyne Holdings Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and our report dated March 10, 2009 expressed an unqualified opinion on those consolidated financial statements.

KPMG LLP

St. Louis, Missouri
March 10, 2009

34

Item 9B.	Other Information

None

PART III

Item 10.	Directors, Executive Officers and Corporate Governance

The Company plans to file the 2009 Proxy Statement pursuant to Regulation 14A of the Exchange Act prior to April 29, 2008. Except for the information set forth in this Item 10 and the information concerning our executive officers set forth in Part I, Item 1, Business — Executive Officers of the Registrant of this annual report on Form 10-K for the fiscal year ended December 31, 2008, which information is incorporated herein by reference, the information required by this item is incorporated by reference from the 2009 Proxy Statement.

The Company has adopted a code of ethics applicable to certain members of Company management, including its principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The code of ethics is available on the Company’s website at www.thermadyne.com. The Company will provide to any person without charge, upon request, a copy of the code of ethics. A request for the code of ethics should be made by writing to the Company’s Secretary, c/o Thermadyne Holdings Corporation, 16052 Swingley Ridge Road, Suite 300, Chesterfield, Missouri 63017. The Company intends to satisfy the disclosure requirement under Item 10 (now item 5.05(c)) of Form 8-K regarding the amendment to, or a waiver from, a provision of this code of ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K by posting such information on its website.

There have been no material changes to the procedures by which security holders may recommend nominees to the Company’s board of directors since the filing of the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2008.

The board of directors has determined that each of Ms. Gordon and Mr. Adorjan is an audit committee financial expert, as such term is defined in Item 407(d)(5)(ii) of Regulation S-K.

Item 11.	Executive Compensation

Information required by this item is set forth under the captions “Compensation Discussion and Analysis,” “Compensation Committee Report,” “Compensation of Directors,” “2008 Summary Compensation Table,” “2008 Grants of Plan-Based Awards,” “Outstanding Equity Awards at 2008 Fiscal Year-End,” “Employment Agreements,” “Potential Payments upon Termination or Change in Control” and “Compensation Committee Interlocks and Insider Participation” in the 2009 Proxy Statement and is incorporated herein by reference.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Certain information required by this item is set forth under the caption “Information about Stock Ownership” in the 2009 Proxy Statement and is incorporated herein by reference.

35

Information concerning securities authorized for issuance under the Company’s equity compensation plans is set forth in the table below:

Number of
Securities
Remaining Available
	Number of		for Future Issuance
	Securities to be		Under Equity
	Issued Upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected in Column
	and Rights	and Rights	(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,249,497	$13.61	487,860
Equity compensation plans not approved by security holders	—	—	—
Total	1,249,497	$13.61	487,860

Item 13.	Certain Relationships and Related Transactions, and Director Independence

The information required by this item is set forth under the captions “Certain Relationships and Related Transactions” and “Board and Committee Meetings-Independent Directors” in the 2009 Proxy Statement and is incorporated herein by reference.

Item 14.	Principal Accountant Fees and Services

The information required by this item is set forth under the caption “Independent Registered Public Accountant Fees and Other Matters” in the 2009 Proxy Statement and is incorporated herein by reference.

36

PART IV

Item 15.	Exhibits and Financial Statement Schedules

Financial Statements and Schedules

The following documents are filed as part of this report:

All schedules for which provision is made in the applicable accounting regulation of the Commission are not required under the related instructions, are included in the financial statements or are inapplicable and therefore have been omitted.

Exhibits

A listing of Exhibits is included following the financial statements.

37

THERMADYNE HOLDINGS CORPORATION

38

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Thermadyne Holdings Corporation:

We have audited the accompanying consolidated balance sheets of Thermadyne Holdings Corporation (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermadyne Holdings Corporation as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Thermadyne Holdings Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 10, 2009 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

KPMG LLP

St. Louis, Missouri
March 10, 2009

39

THERMADYNE HOLDINGS CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2008	2007
	(Dollars in thousands,
	except share data)

Current Assets:
Cash and cash equivalents	$11,916	$16,159
Accounts receivable, less allowance for doubtful accounts of $900 and $1,000, respectively	72,044	83,852
Inventories	102,479	90,961
Prepaid expenses and other	5,443	6,147
Assets held for sale	916	2,023
Deferred tax assets	2,277	2,721

Total current assets	195,075	201,863
Property, plant and equipment, net of accumulated depreciation of $46,653 and $44,631, respectively	47,501	44,356
Goodwill	184,043	182,163
Intangibles, net	60,783	63,204
Other assets	6,967	5,841

Total assets	$494,369	$497,427

Current Liabilities:
Working capital facility	$32,531	$12,658
Current maturities of long-term obligations	2,060	8,778
Accounts payable	30,823	31,577
Accrued and other liabilities	28,295	28,826
Accrued interest	6,558	8,032
Income taxes payable	2,849	4,664
Deferred tax liability	3,253	2,667
Liabilities related to assets held for sale	5,266	7,417

Total current liabilities	111,635	104,619
Long-term obligations, less current maturities	199,454	213,142
Deferred tax liabilities	47,292	44,306
Other long-term liabilities	17,685	12,989
Minority interest	—	287
Stockholders’ equity:
Common stock, $0.01 par value:
Authorized — 25,000,000 shares Issued and outstanding — 13,509,698 shares at December 31, 2008 and 13,368,190 shares at December 31, 2007	135	134
Additional paid-in capital	189,256	186,830
Accumulated deficit	(69,245)	(79,953)
Accumulated other comprehensive income (loss)	(1,843)	15,073

Total stockholders’ equity	118,303	122,084

Total liabilities and stockholders’ equity	$494,369	$497,427

See accompanying notes to consolidated financial statements.

40

THERMADYNE HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007	2006
	(Dollars in thousands, except per share data)

Net sales	$516,908	$493,975	$445,727
Cost of goods sold	357,855	339,622	315,052

Gross margin	159,053	154,353	130,675
Selling, general and administrative expenses	112,122	106,033	109,563
Amortization of intangibles	2,675	2,921	2,894
Net periodic postretirement benefits	322	1,087	(11,755)

Operating income	43,934	44,312	29,973
Other income (expenses):
Interest	(20,304)	(26,799)	(26,512)
Amortization of deferred financing costs	(938)	(1,444)	(1,344)
Minority interest	(80)	82	(44)

Income from continuing operations before income tax provision and discontinued operations	22,612	16,151	2,073
Income tax provision (benefit)	12,089	5,515	(405)

Income from continuing operations	10,523	10,636	2,478
Income (loss) from discontinued operations, net of tax	185	(1,971)	(25,525)

Net income (loss)	$10,708	$8,665	$(23,047)

Basic income (loss) per share:
Continuing operations	$0.79	$0.80	$0.19
Discontinued operations	0.01	(0.15)	(1.92)

Net income (loss)	$0.80	$0.65	$(1.73)

Diluted income (loss) per share:
Continuing operations	$0.78	$0.79	$0.18
Discontinued operations	0.01	(0.15)	(1.91)

Net income (loss)	$0.79	$0.64	$(1.73)

See accompanying notes to consolidated financial statements.

41

THERMADYNE HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

					Accumulated
	Common Stock		Additional		Other	Total
	Number of	Par	Paid-In	Accumulated	Comprehensive	Shareholders’
	Shares	Value	Capital	Deficit	Income (Loss)	Equity
	(Dollars in thousands, except share data)

December 31, 2005	13,318	$133	$183,541	$(65,571)	$5,850	$123,953
Comprehensive income (loss):
Net loss	—	—	—	(23,047)	—	(23,047)
Foreign currency translation	—	—	—	—	521	521
Minimum pension liability	—	—	—	—	370	370
Minimum post retirement liability	—	—	—	—	444	444

Comprehensive loss						(21,712)
Common stock issuance-Employee stock purchase plan	14	—	155	—	—	155
Exercise of stock options	4	—	55	—	—	55
Stock compensation	—	—	1,053	—	—	1,053

December 31, 2006	13,336	$133	$184,804	$(88,618)	$7,185	$103,504
Comprehensive income (loss):
Net income	—	—	—	8,665	—	8,665
Foreign currency translation	—	—	—	—	5,873	5,873
Minimum pension liability	—	—	—	—	(877)	(877)
Minimum post retirement liability	—	—	—	—	2,892	2,892

Comprehensive income						16,553
Common stock issuance-Employee stock purchase plan	10	—	138	—	—	138
Exercise of stock options	22	1	279	—	—	280
Stock compensation	—	—	1,609	—	—	1,609

December 31, 2007	13,368	$134	$186,830	$(79,953)	$15,073	$122,084

Comprehensive income (loss):
Net income	—	—	—	10,708	—	10,708
Foreign currency translation	—	—	—	—	(10,990)	(10,990)
Minimum pension liability	—	—	—	—	(7,098)	(7,098)
Minimum post retirement liability	—	—	—	—	1,172	1,172
Comprehensive loss						(6,208)
Common stock issuance-Employee stock purchase plan	11	—	130	—	—	130
Exercise of stock options	131	1	1,818	—	—	1,819
Stock compensation	—	—	478	—	—	478

December 31, 2008	13,510	$135	$189,256	$(69,245)	$(1,843)	$118,303

See accompanying notes to consolidated financial statements.

42

THERMADYNE HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
	(Dollars in thousands)

Cash flows from continuing operations:
Cash flows from operating activities:
Net income (loss)	$10,708	$8,665	$(23,047)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Income (loss) from discontinued operations	(185)	1,971	25,525
Minority interest	80	(82)	44
Depreciation and amortization	12,365	13,117	15,727
Deferred income taxes	4,850	(1,233)	(8,815)
Net periodic post-retirement benefits	322	1,087	(11,755)
Changes in operating assets and liabilities:
Accounts receivable	7,052	(2,001)	(8,473)
Inventories	(15,440)	9,076	4,970
Prepaids	762	—	—
Accounts payable	(1,902)	(1,268)	(5,839)
Accrued and other liabilities	1,242	(5,795)	1,669
Accrued interest	(1,474)	(225)	934
Other long-term liabilities	(838)	(3,453)	(4,755)
Other, net	103	3,154	(1,651)

Net cash provided by (used in) operating activities	17,645	23,013	(15,466)

Cash flows from investing activities:
Capital expenditures	(13,393)	(11,358)	(8,499)
Net proceeds from sales of assets	—	—	1,957
Proceeds from sales of discontinued operations	500	13,783	16,455
Purchase of minority interest	(838)		(3,954)
Purchase of outside interest in joint venture	(3,055)	—	—
Other	(757)	(487)	—

Net cash provided by (used in) investing activities	(17,543)	1,938	5,959

Cash flows from financing activities:
Borrowings under Working Capital Facility	27,751	20,041	9,357
Repayments of Working Capital Facility	(7,878)	(24,989)	(23,547)
Borrowings under other debt	—	—	20,000
Repayments of other debt	(22,789)	(16,725)	(7,790)
Stock compensation expense	1,362	1,609	1,053
Exercise of employee stock purchases	1,949	417	210
Advances from (to) discontinued operations	(2,657)	(837)	8,330
Other, net	(891)	(362)	(348)

Net cash provided by (used in) financing activities	(3,153)	(20,846)	7,265

Effect of exchange rate changes on cash and cash equivalents	(1,192)	744	365

Net cash provided by (used in) continuing operations	(4,243)	4,849	(1,877)

Cash flows from discontinued operations
Net cash provided by (used in) operating activities	(2,574)	812	8,008
Net cash provided by (used in) investing activities	500	5,084	(342)
Net cash provided by (used in) financing activities	2,538	(5,650)	(9,854)
Effect of exchange rates on cash and cash equivalents	(155)	30	(187)

Net cash provided by (used in) discontinued operations	309	276	(2,375)

Total increase (decrease) in cash and cash equivalents	(3,934)	5,125	(4,252)
Total cash and cash equivalents beginning of period	16,435	11,310	15,562

Total cash and cash equivalents end of period	$12,501	$16,435	$11,310

Continuing operations
Cash and cash equivalents beginning of period	$16,159	$11,310	$13,187
Net cash provided by (used in) continuing operations	(4,243)	4,849	(1,877)

Cash and cash equivalents end of period	$11,916	$16,159	$11,310

Discontinued operations
Cash and cash equivalents beginning of period	$276	$—	$2,375
Net cash provided by (used in) discontinued operations	309	276	(2,375)

Cash and cash equivalents end of period	$585	$276	$—

See accompanying notes to consolidated financial statements.

43

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share data)

1.	The Company

Thermadyne Holdings Corporation (“Thermadyne” or the “Company”), a Delaware corporation, is a global designer and manufacturer of cutting and welding products, including equipment, accessories and consumables. The Company’s products are used by manufacturing, construction and foundry operations to cut, join and reinforce steel, aluminum and other metals. Common applications for the Company’s products include shipbuilding, railcar manufacturing, offshore oil and gas rig construction, fabrication and the repair and maintenance of manufacturing equipment and facilities. Welding and cutting products are critical to the operations of most businesses that fabricate metal, and the Company has well established and widely recognized brands.

2.	Significant Accounting Policies

Principles of consolidation.  The consolidated financial statements include the Company’s accounts and those of the majority-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation. Unconsolidated subsidiaries and investments are accounted for under the equity method.

Estimates.  Preparation of financial statements in conformity with U.S. generally accepted accounting principles requires certain estimates and assumptions to be made that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Any significant unanticipated changes in business or market conditions that vary from current expectations could have an impact on the fair market value of assets and result in a potential impairment loss.

Inventories.  Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) method for domestic subsidiaries and the first-in, first-out (“FIFO”) method for the Company’s foreign subsidiaries. Inventories at foreign subsidiaries amounted to $45,570 and $36,150 at December 31, 2008 and 2007, respectively.

Property, Plant and Equipment.  Property, plant and equipment are carried at cost and are depreciated using the straight-line method. The average estimated lives utilized in calculating depreciation are as follows: buildings — 25 years and machinery and equipment — three to ten years. Property, plant and equipment recorded under capital leases are depreciated based on the lesser of the lease term or the underlying asset’s useful life. Impairment losses are recorded on long-lived assets when events and circumstances indicate the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts. During 2007, the Company recorded an impairment loss related to the decision to dispose of its cutting table business. During 2006, the Company recorded an impairment loss related to the decision to dispose of the South Africa and Brazil businesses. These impairment losses were recorded as the fair value of the businesses was determined to be below the carrying value of the net assets. See Note 3 — Discontinued Operations. No such losses were incurred as of December 31, 2008.

Deferred Financing Costs.  Loan origination fees and other costs incurred arranging long-term financing are capitalized as deferred financing costs and amortized on a straight-line basis over the term of the credit agreement. Deferred financing costs totaled $10,501 and $10,494, less related accumulated amortization of $6,890 and $5,953, at December 31, 2008 and 2007, respectively, and are classified as other assets in the accompanying consolidated balance sheets.

Intangibles.  Goodwill and trademarks have indefinite lives. Patents and customer relationships are amortized on a straight-line basis over their estimated useful lives, which generally range from 10 to 20 years.

Goodwill and trademarks are tested for impairment annually or more frequently if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. The impairment analysis is completed on a consolidated enterprise level. Comparable market values, market prices

44

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and the present value of expected future cash flows are used to estimate fair value. Significant judgments and estimates about future conditions are used to estimate future cash flows. Unforeseen events and changes in circumstances and market conditions including general economic and competitive conditions could result in significant changes in those estimates. Uncertainty of global economic slow down could impact the Company’s actual and expected results and accordingly increase the risk of recognizing an impairment. The annual impairment analysis was completed in the fourth quarter, and no adjustment to the carrying value of goodwill was deemed necessary as of December 31, 2008 based on estimates of future cash flows. Impairments were recorded as of December 31, 2007 and 2006 to the carrying value of goodwill allocated to the Company’s discontinued operations. See Note 3 — Discontinued Operations to the consolidated financial statements.

Trademarks are generally associated with the Company’s product brands, and cash flows associated with these products are expected to continue indefinitely. The Company has placed no limit on the end of the Company’s trademarks’ useful lives. As of December 31, 2008, there was no impairment of trademarks.

Product Warranty Programs.  Various products are sold with product warranty programs. Provisions for warranty programs are made as the products are sold and adjusted periodically based on current estimates of anticipated warranty costs. During the years ended December 31, 2008, 2007 and 2006, the Company recorded $3,094, $3,780, and $3,093 of warranty expense, respectively, through cost of goods sold. As of December 31, 2008 and 2007, the warranty accrual totaled $2,961 and $3,092, respectively.

Derivative Instruments.  The Company records derivatives and hedging activities on the balance sheet at their respective fair values. The Company does not use derivative instruments for trading or speculative purposes. The Company designates and documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking hedge transactions. The Company also assesses, both at the inception of the hedge and on an on-going basis, whether the hedge is effective.

Income Taxes.  Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the carrying value of assets and liabilities for financial reporting purposes and their tax basis. The measurement of current and deferred tax assets and liabilities is based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. Based on available evidence, the measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that are not expected to be realized. The Company’s effective tax rate includes the impact of certain of the undistributed foreign earnings for which U.S. taxes have been provided because of the applicability of I.R.C. Section 956 for earnings of foreign entities which guarantee the indebtedness of a U.S. parent. See Note 12 — Income Tax to the consolidated financial statements.

Stock Option Accounting.  The Company adopted SFAS No. 123(R), Share-Based Payment, on January 1, 2006. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The Company utilizes the modified prospective method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123(R) that remain unvested on the effective date. See Note 14 — Stock Options and Stock-Based Compensation to the consolidated financial statements.

Revenue Recognition.  The Company sells a majority of its products through distributors with standard terms of sale of FOB shipping point or FOB destination. The Company has certain consignment arrangements whereby revenue is recognized when products are used by the customer from consigned stock. Under all circumstances, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the seller’s price is fixed and determinable and collectibility is reasonably assured.

45

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company sponsors a number of incentive programs to augment distributor sales efforts including certain rebate programs and sales and market share growth incentive programs. The costs associated with these sales programs are recorded as a reduction of revenue.

In both 2008 and 2007, the Company had one customer that comprised 11% and 13%, respectively, of the Company’s global net sales.

Terms of sale generally include 30-day payment terms, return provisions and standard warranties for which reserves, based upon estimated warranty liabilities from historical experience, have been recorded. For a product that is returned due to issues outside the scope of the Company’s warranty agreements, restocking charges will generally be assessed.

Cash Equivalents.  All highly liquid investments purchased with a maturity of three months or less are considered to be cash equivalents.

Foreign Currency Translation.  Local currencies have been designated as the functional currencies for all subsidiaries with the exception of the Company’s Hermosillo, Mexico operation whose functional currency has been designated the U.S. dollar. Accordingly, assets and liabilities of the other foreign subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items of these subsidiaries are translated at average monthly rates of exchange.

During the second quarter of 2008, the Company recorded an adjustment related to foreign currency translation. The current year impact of foreign currency in these items included an increase to goodwill of $1,174 and an increase to accumulated other comprehensive income of $920 net of $2,094 of deferred taxes at June 30, 2008. The effect of this adjustment would have increased goodwill by $4,558 and increased accumulated other comprehensive income by $2,072 net of $6,630 of deferred income taxes at December 31, 2007, a portion of which related to prior periods. This adjustment did not impact the Company’s net income or cash flows from operating, financing or investing activities for the periods.

Accumulated Other Comprehensive Income.  Other comprehensive income (loss) is recorded as a component of shareholders equity. As of December 31, it consists of:

	2007			2008
		Increase	Balance at	Increase	Balance at
	January 1	(Decrease)	December 31	(Decrease)	December 31

Cumulative foreign currency translation gains (losses), net of tax	$7,016	$5,873	$12,889	$(10,990)	$1,899
Minimum pension liability, net of tax	(275)	(877)	(1,152)	(7,098)	(8,250)
Minimum post-retirement liability, net of tax	444	2,892	3,336	1,172	4,508

Comprehensive income	$7,185	$7,888	$15,073	$(16,916)	$(1,843)

Fair Value.  In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of SFAS 115,” which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses arising subsequent to adoption are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company adopted this statement as of January 1, 2008 and elected not to apply the fair value option to any of its financial instruments. At December 31, 2008, the $50 million notional amount interest rate swap agreement is the only significant financial instrument for which hedge accounting is a consideration. This financial instrument is accounted for and reported as a fair value hedge under the requirements of FAS 133 “Accounting for Derivatives and Hedging Activities.” This swap agreement was terminated by the counter party on February 1, 2009 pursuant to the call provisions of the agreement with a $3.0 million termination payment to Thermadyne.

46

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In September 2006, the FASB issued SFAS 157 “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements. In February 2008, the FASB amended SFAS 157 to exclude SFAS 13, “Accounting for Leases.” In addition, the FASB delayed the effective date of SFAS 157 for non-financial assets and liabilities to fiscal years beginning after November 15, 2008. The Company adopted the provisions of SFAS 157 related to its financial assets and liabilities on January 1, 2008. See Note 8 — Debt and Capital Lease Obligations.

The carrying values of the obligations outstanding under the Working Capital Facility, the Second Lien Facility and other long-term obligations, excluding the Senior Subordinated Notes, are estimated to approximate fair values since these obligations are fully secured and have varying interest charges based on current market rates. The estimated fair value of the Company’s Senior Subordinated Notes of $97,125 and $162,750 at December 31, 2008 and December 31, 2007, respectively, is based on available market information.

Effect of New Accounting Standards

Business Combinations.  In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”). SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS No. 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. Under SFAS No. 141R, the benefit of net operating loss carryovers will reduce income tax expense as the carryovers are utilized. Accordingly, the Company expects the adoption of SFAS No. 141 R to reduce its reported income tax expense in future periods as the carryovers are utilized. By contrast, we currently record the benefits of net operating loss carryovers as a reduction of goodwill when recognized. However due to the tax law complexities and the unpredictability of future income there can be no assurance as to the amount or timing of the income tax savings from use of the tax loss carryovers. This change in financial reporting will not affect cash payments of income taxes.

Noncontrolling Interests.  In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements-an Amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 establishes accounting and reporting standards pertaining to ownership interests in subsidiaries held by parties other than the parent, the amount of net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of any retained noncontrolling equity investment when a subsidiary is deconsolidated. This statement also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The Company is currently evaluating the potential impact of the adoption of SFAS No. 160 on its consolidated financial statements. However, the Company does not expect the adoption of SFAS No. 160 to have a material effect on its consolidated financial statements.

Disclosures about Derivative Instruments and Hedging Activities.  In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.” SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. SFAS No. 161 is effective for fiscal years beginning on or after November 15, 2008. The Company is currently evaluating the potential impact of the adoption of SFAS No. 161 on its consolidated financial statement disclosures. However, the Company does not expect the adoption of SFAS No. 161 to have a material effect on its consolidated financial statements.

3.	Discontinued Operations

On December 21, 2007, the Company committed to a plan to dispose of its cutting table business, C&G Systems (“C&G”). A definitive sales agreement was signed with closing occurring on January 18, 2008. Based on

47

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the sales price of $500, a loss of $570 (net of $350 of tax) was recorded in 2007 as a component of discontinued operations. The assets and liabilities were classified as held for sale at December 31, 2007.

On December 30, 2006, the Company committed to a plan to sell its Brazilian manufacturing operations. A loss of approximately $15,200 (net of $1,200 of tax) was recorded as a component of discontinued operations in the fourth quarter of 2006 based on the estimated net realizable value of the assets related to the operation. The Company closed the Brazilian manufacturing operations in the fourth quarter of 2007 disposing of its cutting table business and auctioning various remaining inventory and equipment. A sale agreement for the building and land totaling $2,500 was signed in October 2008. A deposit of $700 was received in October 2008 and the remaining installment of $1,800 is scheduled to be received in 2009. In 2008, the Company realized $2,485 of U.S. tax savings from utilization of losses from its investments in Brazil.

On December 30, 2006, the Company committed to a plan to sell its South Africa operations. On February 5, 2007, the Company entered into an agreement to sell the South African subsidiaries. A loss of $9,200 (net of $6,300 of tax) was recorded in 2006 as a component of discontinued operations. The sale closed on May 25, 2007 with receipt of $13,800 net cash received at closing and a note payable May 2010 in the amount of 30,000 South African Rand and bearing 14% interest which converts to U.S. $3,200 at December 31, 2008.

On April 11, 2006, the Company completed the disposition of Tec.Mo Srl (“TecMo”), an indirect wholly-owned subsidiary which manufactures generic cutting and welding torches and consumables, to Siparex, an investment fund in France, and the general manager of TecMo. Net cash proceeds from this transaction of approximately $7,540 were used to repay a portion of the Company’s outstanding Working Capital Facility balance. The Company recorded an impairment loss related to TecMo of approximately $663 during the quarter ended March 31, 2006.

On January 2, 2006, the Company completed the disposition of Soldaduras Soltec Limitada (“Soltec”) and Comercializadora Metalservice Limitada (“Metalservice”), both indirect wholly-owned subsidiaries which distribute cutting and welding equipment, to Soldaduras PCR Soltec Limitada, and Penta Capital de Riesgo S.A. At December 31, 2005, Soltec met the criteria of held for sale and, as such, the assets and liabilities of Soltec were classified as held for sale and the results of operations were presented as discontinued operations. As a result, the Company recorded an impairment loss of approximately $2,689 during the year ended December 31, 2005 as the carrying value exceeded the fair value. Net cash proceeds of approximately $6,420, less amounts held in escrow of $1,536 were used to repay a portion of the Company’s balance of the Working Capital Facility during the first quarter of 2006. Of the $6,420 net proceeds, approximately $1,536 is being held in escrow by the government of Chile until certain customary tax filings are made. During the second quarter of 2007, the Company recorded a $300 charge, net of tax as a result of reducing the net realizable value of remaining tax recoveries to $1,100.

On December 29, 2005, the Company completed the disposition of GenSet S.P.A. (“GenSet”), an indirect wholly-owned subsidiary which manufactures technologically advanced generators and engine-driven welders, to Mase Generators S.P.A (“Mase”). The net cash proceeds from the sale of GenSet of $4,797 were used to repay a portion of the Company’s outstanding balance of the Working Capital Facility during the first quarter of 2006. In addition, the buyer assumed approximately $7,571 of debt owed to local Italian lenders. Related to the disposition of GenSet, the Company recorded a loss on disposal of approximately $10,383, net of tax of $6,363 which is recorded as a component of discontinued operations in the year ended December 31, 2005.

48

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The tables below set forth certain information related to the C&G, Brazil, South Africa, Soltec, Genset and TecMo operations included in discontinued operations:

	Twelve Months Ended December 31, 2008
			South
	C&G	Brazil	Africa	Soltec	Genset	Total

Net sales	$68	$457	$—	$—	$—	$525
Operating expenses	(218)	(322)	—	—	—	(540)
Other expenses	—	(130)	—	—	—	(130)
Income tax benefit	—	2,485	—	—	—	2,485
Adjustment in carrying value of related assets and reserves, net of tax	23	(2,141)	—	(36)	(1)	(2,155)

Net income (loss) from discontinued operations	$(127)	$349	$—	$(36)	$(1)	$185

	Twelve Months Ended December 31, 2007
			South
	C&G	Brazil	Africa	Soltec	Genset	Total

Net sales	$4,120	$12,603	$16,230	$—	$—	$32,953
Operating expenses	(4,804)	(15,897)	(14,378)	—	—	(35,079)
Other expenses	(4)	(302)	(228)	—	—	(534)
Income tax (provision) benefit	—	—	(515)	—	—	(515)
Adjustment in carrying value of related assets and reserves, net of tax	(570)	1,529	908	(205)	(458)	1,204

Net income (loss) from discontinued operations	$(1,258)	$(2,067)	$2,017	$(205)	$(458)	$(1,971)

	Twelve Months Ended December 31, 2006
			South
	C&G	Brazil	Africa	TecMo	Total

Net sales	$5,567	$13,918	$34,402	$2,774	$56,661
Operating expenses	(5,556)	(17,129)	(30,800)	(2,126)	(55,611)
Other expenses	(4)	(826)	(42)	(7)	(879)
Income tax (provision) benefit		1,231	5,610	(268)	6,573
Adjustment in carrying value of related assets and reserves, net of tax		(16,429)	(15,521)	(319)	(32,269)

Net income (loss) from discontinued operations	$7	$(19,235)	$(6,351)	$54	$(25,525)

Selected balance sheet items for the discontinued operations classified as held for sale are as follows:

	At December 31, 2008
	C&G	Brazil	Total

Cash	$—	$585	$585
Other assets	—	331	331

	$—	$916	$916

Accounts payable and other liabilities	$—	$5,266	$5,266

49

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	At December 31, 2007
	C&G	Brazil	Total

Cash	$—	$276	$276
Accounts receivable	264	750	1,014
Inventories	437	93	530
Other assets	17	186	203

	$718	$1,305	$2,023

Accounts payable and other liabilities	$534	$6,883	$7,417

4.	Accounts Receivable

As of December 31, 2008 and 2007, accounts receivable are recorded at the amounts invoiced to customers less an allowance for discounts and doubtful accounts. Management estimates the allowance based on a review of the portfolio taking into consideration historical collection patterns, the economic climate and aging statistics based on contractual due dates. Accounts are written off to the allowance once collection efforts are exhausted.

	Balance at		Net
	Beginning	(Recovery)	Write-offs &	Balance at End
	of Year	Provision	Adjustments	of Year

Allowance for Discounts and Doubtful Accounts
Year ended December 31, 2008	$1,000	284	(384)	900
Year ended December 31, 2007	2,385	(341)	(1,044)	1,000
Year ended December 31, 2006	2,578	189	(382)	2,385

5.	Inventories

The composition of inventories at December 31 is as follows:

	2008	2007

Raw materials and component parts	$41,185	$32,675
Work-in-process	12,216	11,374
Finished goods	63,597	57,337

	116,998	101,386
LIFO reserve	(14,519)	(10,425)

	$102,479	$90,961

The carrying value of inventories valued by the LIFO method was $74,961 at December 31, 2008 and $66,339 at December 31, 2007.

50

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Property, Plant, and Equipment

The composition of property, plant and equipment at December 31 is as follows:

	2008	2007

Land	$5,146	$6,991
Building	15,733	16,750
Machinery and equipment	73,275	65,246

	94,154	88,987
Accumulated depreciation	(46,653)	(44,631)

	$47,501	$44,356

Assets recorded under capitalized leases were $12,780 ($6,436 net of accumulated depreciation) and $12,519 ($6,333 net of accumulated depreciation) at December 31, 2008 and 2007, respectively.

7.	Intangible Assets

The composition of intangible assets at December 31 is as follows:

	2008	2007

Goodwill (See Note 2)	$184,043	$182,163
Patents and customer relationships	42,380	42,126
Trademarks	33,403	33,403

	259,826	257,692
Accumulated amortization of patents and customer relationships	(15,000)	(12,325)

	$244,826	$245,367

The change in the carrying amount of goodwill was as follows:

Carrying Amount
of Goodwill

Balance as of December 31, 2007	$182,163
Increase in balance due to acquisitions	2,500
Reduction in balance due to utilization of pre-emergence bankruptcy deferred tax assets	(958)
Foreign currency translation	338

Balance as of December 31, 2008	$184,043

The Company conducted its most recent annual goodwill impairment test during the fourth quarter of 2008. Management concluded that the carrying value of goodwill was not impaired as of December 31, 2008. In doing so, the Company used primarily the present value of expected future cash flows to estimate fair value. This process required significant judgments and estimates about future conditions in arriving at the estimates of future cash flows. Management concluded that market value and market capitalization should not be the primary references at December 2008 for the purpose of the impairment test. In the fourth quarter, significant disruption occurred in the trading patterns of the Company’s stock. The stock has historically been thinly traded. With the severe aberration in the general markets during the fourth quarter, a number of large shareholders of Thermadyne stock were dramatically impacted by the overall markets causing them to liquidate positions. If current global economic recessionary conditions or reduced prices for the Company’s publicly traded stock prove to be sustained beyond the time frames assumed in management’s analysis, the Company may be required to record an impairment.

51

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Amortization expense amounted to $2,675, $2,921, $2,894 for the years ended December 31, 2008, 2007 and 2006, respectively. Amortization expense for patents and customer relationships is expected to be approximately $2,700 for each of the next five fiscal years.

8.	Debt and Capital Lease Obligations

The composition of debt and capital lease obligations at December 31 is as follows:

	2008	2007

Working Capital Facility	$32,531	$12,658
Second-Lien Facility	14,000	36,000
Senior Subordinated Notes, due February 1, 2014, 9 1/4% interest payable semiannually on February 1 and August 1	175,000	175,000
Capital leases	9,524	10,625
Other	2,990	295

	234,045	234,578
Current maturities and working capital facility	(34,591)	(21,436)

	$199,454	$213,142

At December 31, 2008 the schedule of principal payments of debt including the term loan as scheduled capital lease obligations and the working capital facility, is as follows:

2009	$34,591
2010	16,015
2011	1,516
2012	1,042
2013	1,088
Thereafter	179,793

This excludes note repurchase obligations, if any, that may result from the “Excess Cash Flow” provision of the Senior Subordinated Notes as described below.

For the years ended December 31, 2008 2007 and 2006, the Company’s weighted average interest rate on its short-term borrowings was 5.79%, 8.31%, and 9.25%, respectively. Interest paid for each of the years ended December 31, 2008, 2007, and 2006 was $21,906, $25,423, and $28,507, respectively.

Credit Agreement

On June 29, 2007, certain subsidiaries of the Company entered into the Third Amended and Restated Credit Agreement with General Electric Capital Corporation as agent and lender (the “Amended GE Credit Agreement”). The Amended GE Credit Agreement:(i) extends the maturity date to June 29, 2012; (ii) increases the revolving credit commitment to $100,000 (the “Working Capital Facility”), which includes(a) a new cash flow facility of up to $20,000 with interest at LIBOR plus 2.50%, (b) an asset based facility and (c) a new amortizing $8,000 property, plant and equipment (PPE) facility; (iii) provides for lower interest rate percentages applicable to the asset based and PPE borrowings that range from LIBOR plus 1.50% to 2.25% depending upon the fixed charge coverage ratio; (iv) substitutes a senior leverage ratio of 2.75 for the previous total leverage ratio. Borrowings under the Working Capital Facility may not exceed 85% of eligible receivables plus the lesser of (i) 85% of the net orderly liquidation value of eligible inventories or (ii) 65% of the book value of eligible inventories less customary reserves, plus machinery at appraised value not to exceed $8,000. Borrowings under the cash flow facility are dependent on a

52

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

minimum 1.25 fixed charge coverage and a minimum EBITDA of $45 million. At December 31, 2008, $6,551 of letters of credit were outstanding. Unused availability was $36,409 as of December 31, 2008.

The Working Capital Facility includes a lockbox agreement which requires all receipts to be swept daily to reduce borrowings outstanding under the revolving line of credit. These agreements, combined with the existence of a subjective Material Adverse Effect (“MAE”) clause, cause the Working Capital Facility to be classified as a current liability. However, the Company does not expect to repay, or be required to repay, within one year, the balance of the Working Capital Facility classified as a current liability. The Company’s intent is to continually use the Working Capital Facility throughout the life of the agreement to fund working capital needs. The MAE clause, which is a typical requirement in commercial credit agreements, allows the lender to require the loan to become due if it determines there has been a material adverse effect on the Company’s operations, business, assets or prospects.

Second Lien Facility

Also on June 29, 2007, certain subsidiaries of the Company entered into Amendment No. 19 and Waiver to the Second Lien Credit Agreement between the Company and Credit Suisse, as administrative agent and collateral agent, and the lenders party thereto (the “Second Lien Facility Amendment”) to: (i) extend the maturity date to November 7, 2010 and (ii) lower the interest rates from LIBOR plus 4.50% to LIBOR plus 2.75%. The lender for the Second Lien Facility Amendment is an affiliate of the holder of approximately 33% of the Company’s outstanding shares of common stock. The stockholder employs one of the Company’s directors. The terms of the Second Lien Credit Agreement, as amended, were negotiated at arms-length, and the Company believes that the terms of the Second Lien Facility are as favorable as could be obtained from an unaffiliated lender

Covenant Compliance

At December 31, 2008, the Company was in compliance with its financial covenants. The Company expects to remain in compliance with the financial covenants during 2009 by achieving its 2009 financial plan. The Company’s 2009 plan anticipates reduced sales volumes as compared to 2008. The 2009 plan also anticipates implementing certain cost reduction initiatives, including its global continuous improvement program referred to as TCP and a reduction in global work force. Failure to comply with our financial covenants in future periods would result in defaults under our credit agreements unless the covenants were further amended or waived.

Senior Subordinated Notes

The Company is the issuer of $175,000 in aggregate principal of 9 1/4% Senior Subordinated Notes due in 2014 (the “Senior Subordinated Notes”). The Senior Subordinated Notes are unsecured senior subordinated obligations and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Indenture). Interest accrues at the rate of 9 1/4% per annum and is payable semi-annually in arrears on February 1 and August 1 of each year. The Senior Subordinated Notes contain customary covenants and events of default, including covenants that limit the Company’s ability to incur debt, pay dividends and make certain investments. In an amendment dated May 9, 2006, the Company is now required, subject to certain conditions in the Amended GE Credit Agreement and Second Lien Facility, to use the amount of “Excess Cash Flow,” as defined in the Indenture, to either permanently repay senior debt within 105 days after year end or purchase the Senior Subordinated Notes through an offer of 101% of the principal amount thereof.

In August 2006, the Company obtained consent to amend the Indenture governing the Senior Subordinated Notes and to waive existing defaults under that Indenture related to the late filing of the Company’s 2005 Form 10-K and first quarter 2006 Form 10-Q with the SEC. The Indenture was amended to provide for the payment of additional Special Interest on the Senior Subordinated Notes, initially at a rate of 1.25% per annum. The Special Interest is subject to adjustment increasing to 1.75% if the consolidated leverage ratio exceeds 6.0 with incremental interest increases to a maximum of 2.75% if the consolidated leverage ratio increases to 7.0. The Special Interest declines to .75% if the consolidated leverage ratio declines below 4.0 and declines incrementally to 0% if leverage is

53

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

less than 3.0. The quarterly Special Interest Adjustment calculated as of December 31, 2008, based on the leverage ratio, as defined, was 0.75% and is effective April 1, 2009.

The Notes are redeemable at the Company’s option during the 12 month periods beginning on February 1, 2009 at 104.625%, February 1, 2010 at 103.083%, February 1, 2011 at 101.542%, and after February 1, 2012 at 100% of the principal amount thereof.

Parent Company Financial Information

Borrowings under the Company’s financing agreements are the obligations of Thermadyne Industries, Inc. (“Industries”), the Company’s principal operating subsidiary and certain of Industries’ subsidiaries. Certain borrowing agreements contain restrictions on the ability for the subsidiaries to dividend cash and other assets to the parent company, Thermadyne Holdings Corporation. At December 31, 2008 and December 31, 2007, the only asset carried on the parent company books of Thermadyne Holdings Corporation was its investment in its operating subsidiaries and the only liabilities were the $175,000 of Senior Subordinated Notes. As a result of the limited assets and liabilities at the parent company level, separate financial statements have not been presented for Thermadyne Holdings Corporation except as shown in Note 20, Condensed Consolidating Financial Statements.

9.	Derivative Instrument

In February 2004, the Company entered into an interest rate swap arrangement to convert a portion of the fixed rate exposure on its Senior Subordinated Notes to variable rates. Under the terms of the interest rate swap contract, which has a notional amount of $50,000, the Company receives interest at a fixed rate of 9 1/4% and pays interest at a variable rate equal to LIBOR plus a spread of 442 basis points. The six-month LIBOR rate on each semi-annual reset date determines the variable portion of the interest rate swap. The six-month LIBOR rate for each semi-annual reset date is determined in arrears.

In accordance with SFAS No. 133, the Company records a fair value adjustment to the portion of its fixed rate long-term debt that is hedged. A fair value adjustment of $2,991 at December 31, 2008 was recorded as an increase to long-term obligations, with the related value for the interest rate swap’s non-current portion recorded in other long-term assets. A fair value adjustment of $296 at December 31, 2007 was recorded as a decrease to long-term obligations, with the related value for the interest rate swap’s non-current portion recorded in other long-term liabilities.

Interest rate differentials associated with the interest rate swap are recorded as an adjustment to interest expense over the life of the interest rate swap. The Company realized an decrease in its interest expense as a result of the interest rate swap of $1,355 for the year ended December 31, 2008 and a increase of $115 for the year ended December 31, 2007.

The swap arrangement was terminated on February 1, 2009 by the counter party pursuant to terms of the arrangement. A $3,000 payment was received by the Company.

10.	Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. In February 2008, the FASB amended SFAS No. 157 to exclude SFAS No. 13, “Accounting for Leases.” In addition, the FASB delayed the effective date of SFAS No. 157 for non-financial assets and liabilities to fiscal years beginning after November 15, 2008. The Company adopted the provisions of SFAS 157 related to its financial assets and liabilities on January 1, 2008.

54

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SFAS 157 classifies the inputs used to measure fair value into the following hierarchy:

Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 — Unadjusted quoted prices in active markets for similar assets or liabilities, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

Level 3 — Unobservable inputs for the asset or liability.

The Company has one asset that is within the provisions of SFAS 157, the interest rate swap derivative asset discussed in Note 7. At December 31, 2008, the fair value of this asset is $2,991 measured at Level 2 fair value on a recurring basis.

11.	Financial Instruments

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and trade accounts receivable.

The Company maintains cash and cash equivalents with various financial institutions. These financial institutions are located in different parts of the world, and the Company’s policy is designed to limit exposure to any one institution. The Company performs periodic evaluations of the relative credit standing of these financial institutions. The Company does not require collateral on these financial instruments.

Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of entities comprising the Company’s customer base. The Company does not require collateral for trade accounts receivable. Accounts receivable from one customer exceeds 10% of consolidated accounts receivable at December 31, 2008.

In 2008, 2007, and 2006, the Company had sales to one customer that comprised 11%, 13% and 10%, respectively of our global net sales.

Fair Value

The following methods and assumptions were used in estimating fair value disclosures for financial instruments:

Cash and cash equivalents:  The carrying amount reported in the balance sheets for cash and cash equivalents approximates fair value.

Accounts receivable and accounts payable:  The carrying amounts reported in the balance sheets for accounts receivable and accounts payable approximate their fair value.

Debt:  The carrying values of the obligations outstanding under the Working Capital Facility, the Second Lien Facility and other long-term obligations, excluding the Senior Subordinated Notes, approximate fair values since these obligations are fully secured and have varying interest charges based on current market rates. The estimated fair value of the Company’s Senior Subordinated Notes of $97,125 and $162,750 at December 31, 2008, and 2007, respectively, is based on available market information.

55

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Leases

Future minimum lease payments under leases with initial or remaining non-cancelable lease terms in excess of one year at December 31, 2008 are as follows:

	Capital	Operating
	Leases	Leases

2009	$2,995	$4,697
2010	2,760	4,321
2011	2,056	3,008
2012	1,448	2,127
2013	1,376	2,047
Thereafter	3,026	1,311

Total minimum lease payments	13,661	$17,511

Amount representing interest	(4,137)

Present value of net minimum lease payments, including current obligations of $2,060	$9,524

Rent expense under operating leases amounted to $8,712, $8,638, and $7,529 for each of the years ended December 31, 2008, 2007, and 2006, respectively.

13.	Income Taxes

Pretax income (loss) from continuing operations was allocated under the following jurisdictions:

	Year Ended December 31,
	2008	2007	2006

Domestic loss	$(1,351)	$(3,076)	$(5,958)
Foreign income	23,963	19,227	8,031

Income from continuing operations before income taxes	$22,612	$16,151	$2,073

The provision (benefit) for income taxes for continuing operations is as follows:

	Year Ended December 31,
	2008	2007	2006

Current:
Federal	$583	$160	$—
Foreign	6,451	6,220	3,436
State and local	219	(124)	(1,444)

Total current	7,253	6,256	1,992
Deferred	4,836	(741)	(2,397)

Income tax provision (benefit) — continuing operations	$12,089	$5,515	$(405)

56

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The composition of deferred tax assets and liabilities at December 31 is as follows:

	2008	2007

Deferred tax assets:
Post-employment benefits	$2,571	$2,989
Accrued liabilities	5,139	4,246
Other	597	698
Fixed assets	740	1,393
Net operating loss carryforwards-foreign and U.S.	57,640	45,717

Total deferred tax assets	66,687	55,043
Valuation allowance for deferred tax assets	(42,965)	(31,000)

Net deferred tax assets	23,722	24,043

Deferred tax liabilities:
Intangibles	(16,916)	(17,614)
Inventories	(4,072)	(3,139)
Investment in subsidiary	(50,717)	(47,392)

Total deferred tax liabilities	(71,705)	(68,145)

Net deferred tax assets (liabilities)	$(47,983)	$(44,102)

Income taxes paid for each of the years ended December 31, 2008, 2007 and 2006 were $7,270, $4,507, and $4,720, respectively.

The provision for income tax differs from the amount of income taxes determined by applying the applicable U.S. statutory federal income tax rate to pretax income excluding the gain on reorganization and adoption of fresh-start accounting as a result of the following differences:

	Year Ended December 31,
	2008	2007	2006

Tax at U.S. statutory rates	$7,914	$5,653	$728
Foreign deemed dividends (Section 956)	2,366	3,998	3,606
Nondeductible expenses and other exclusions	(26)	351	556
Valuation allowance for deferred tax benefits	21	—	(2,518)
Foreign Currency on Gain on Previously Taxed Income Distribution	572	—	—
Foreign tax rate differences and nonrecognition of foreign tax loss benefits	(950)	(1,608)	765
State income taxes	201	(3,646)	(1,610)
Change in basis difference in investment of subsidiary	1,991	767	(1,932)

Income tax provision (benefit)	$12,089	$5,515	$(405)

As of December 31, 2008, the Company has net operating loss carryforwards from the years 1998 through 2008 available to offset future U.S. taxable income of approximately $146,880. The Company has recorded a related deferred tax asset with a substantial valuation allowance, given the uncertainties regarding utilization of these net operating loss carryforwards. The net operating losses in the U.S. will expire between the years 2018 and 2028. Assumed tax planning strategies related to inventories and intangible assets reduce the valuation allowance

57

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$14,545 as of December 31, 2008. The Company believes it is more likely than not that the results of future operations will generate sufficient taxable income to realize the Company’s net deferred tax assets.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 prescribes the income tax amounts to be recorded in the financial statements as the amount most likely to be realized assuming a review by tax authorities having all relevant information and applying current conventions. FIN 48 also clarifies the financial statement classification of potential tax-related penalties and interest and sets forth new disclosures regarding unrecognized tax benefits. The Company adopted the Interpretation as of January 1, 2007.

The Company’s policy is to include both interest and penalties on underpayments of income taxes in its income tax provision. This policy was continued after the adoption of FIN 48. At January 1, 2008, the total interest accrued was $292. At December 31, 2008 the total interest accrued was $265. No penalties were accrued for either date by the Company.

The adoption of FIN 48 in 2007 did not result in a significant adjustment to the opening balance in the Company’s Reserve for Uncertain Tax Positions. A reconciliation of the reserve for 2008 is as follows:

	2008	2007

Balance at January 1	$2,099	$7,520
Additions based on tax positions related to the current year	186	290
Reductions for tax positions of prior years	(554)	(5,711)

Balance at December 31	$1,731	$2,099

All of the $554 of reductions listed above for 2008 affected the 2008 state income tax provision expense. The Company does not expect to make payments related to the Reserve for Uncertain Tax Positions in the next twelve months.

The Company’s U.S. federal income tax returns for tax years 2005 and beyond remain subject to examination by the Internal Revenue Service. The Company’s state income tax returns for 2004 through 2008 remain subject to examination by various state taxing authorities. The Company’s significant foreign subsidiaries’ local country tax filings remain open to examination as follows: Australia (2004-2008), Canada (2003-2008), United Kingdom (2002-2008) and Italy (2001-2008). No extensions of the various statutes of limitations have currently been granted.

The Company’s foreign subsidiaries have undistributed earnings at December 31, 2008 of approximately $35,450. The Company has recognized the estimated U.S. income tax liability associated with approximately $26,725 of these foreign earnings because of the applicability of I.R.C. Section 956 for earnings of foreign entities which guarantee the indebtedness of a U.S. parent. Upon distribution of those earnings in the form of dividends or otherwise, the Company may be subject to withholding taxes payable to the various foreign countries in the amount of approximately $1,470. This amount is an estimate subject to fluctuations attributable to factors including changes in currency exchange.

14.	Contingencies

The Company and certain of its wholly-owned subsidiaries are defendants in various legal actions, primarily related to product liability. At December 31, 2008, the Company was co-defendant in 354 cases alleging manganese-induced illness. Manganese is an essential element of steel and is contained in all welding filler metals. The Company is one of a large number of defendants. The claimants allege that exposure to manganese contained in welding filler metals cause the plaintiffs to develop adverse neurological conditions, including a condition known as magnesium. As of December 31, 2008, 136 of these cases had been filed in, or transferred to, federal court where the Judicial Panel on Multidistrict Litigation has consolidated these cases for pretrial proceedings in the North District of Ohio. Between June 1, 2003 and December 31, 2008, the Company was

58

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

dismissed from 1,109 similar cases. To date the Company has made no payments or settlements to plaintiffs for these allegations. While there is uncertainty relating to any litigation, management is of the opinion that the outcome of such litigation will not have a material adverse effect on the Company’s financial condition or results of operations.

The Company is party to certain environmental matters, although no claims are currently pending. Any related obligations are not expected to have a material effect on the Company’s business or financial condition or results of operations.

All other legal proceedings and actions involving the Company are of an ordinary and routine nature and are incidental to the operations of the Company. Management believes that such proceedings should not, individually or in the aggregate, have a material adverse effect on the Company’s business or financial condition or on the results of operations.

15.	Stock Options and Stock-Based Compensation

The Company adopted SFAS No. 123(R), Share-Based Payment, on January 1, 2006. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The Company utilizes the modified prospective method in which compensation cost is recognized beginning with the effective date, (a) based on the requirements of SFAS No. 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123(R) that remain unvested on the effective date. As a result of adopting SFAS No. 123(R) in 2006, the Company’s recorded pre-tax stock-based compensation expense of $1,362, $1,586 and $1,053 within selling, general and administrative expense for the years ended December 31, 2008, 2007 and 2006, respectively.

As of December 31, 2008, total stock-based compensation cost related to nonvested awards not yet recognized was approximately $2,109 and the weighted average period over which this amount is expected to be recognized was approximately 1.5 years.

No significant modifications to equity awards occurred during the fiscal year ending December 31, 2008.

Stock Options and Restricted Stock

The Company has available various equity-based compensation programs to provide long-term performance incentives for its global workforce. Currently, these incentives consist of stock options and performance-based restricted stock awards. Additionally, Company awarded stock options to its outside directors. These awards are administered through several plans, as described within this Note.

The 2004 Non-Employee Directors Stock Option Plan (the “Directors Plan”) was adopted in May 2004 for the Company’s Board of Directors. Up to 200,000 shares of the Company’s common stock with a maximum contractual term of 10 years may be issued pursuant to awards granted by the Compensation Committee under the Directors Plan.

The 2004 Stock Incentive Plan (the “Stock Incentive Plan”) was adopted in May 2004 for the Company’s employees. Up to 1.478 million shares of the Company’s common stock with a maximum contractual term of 10 years may be issued pursuant to awards granted by the Compensation Committee under the Stock Incentive Plan. The Stock Incentive Plan provides for the grant of (a) incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, (b) non-statutory stock options, (c) stock appreciation rights (“SARs”), (d) restricted stock, (e) stock units and (f) performance awards. Under the grants awarded pursuant to the Company’s 2004 Stock Incentive Plan, unexercised options terminate immediately upon the employee’s resignation or retirement.

59

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In 2007, the Company awarded 277,600 options under the Stock Incentive Plan, of which 1,300 were canceled at December 31, 2007. Of the remaining options issued, 2,000 shares vested immediately, 9,000 will vest ratably over three years and the remaining 265,300 options will vest within three years of the grant date if certain financial goals are met.

In 2008, the Company awarded 29,977 options under the Stock Incentive Plan, of which 1,060 were canceled at December 31, 2008. Of the remaining options issued, 3,137 shares will vest ratably over three years and the remaining 25,780 options will vest within three years of the grant date if certain financial goals are met.

In May 2008, the Amended and Restated 2004 Stock Incentive Plan (the “Amended and Restated Plan”) was adopted. Under the Amended and Restated Plan, the number of shares authorized for issuance pursuant to awards was increased from 1.478 million shares to 1.978 million shares.

As of December 31, 2008, 1,249,497 options to purchase shares were issued and outstanding under the Directors’ Plan, the Stock Incentive Plan and other specific agreements. Restricted stock grants to employees totaling 233,305 shares were outstanding at December 31, 2008 with vesting determined in 2010 and 2011 based on return on invested operating capital, as defined, “ROIOC” performance goals.

During the periods presented, stock options were granted to eligible employees under the 2004 Stock Incentive Plan with exercise prices equal to the fair market value of the Company’s stock on the grant date. For the years presented, management estimated the fair value of each annual stock option award on the date of grant using Black-Scholes stock option valuation model. Composite assumptions are presented in the following table. Weighted-average values are disclosed for certain inputs which incorporate a range of assumptions. Expected volatilities are based principally on historical volatility of the Company’s stock and correspond to the expected term. The Company generally uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted represents the period of time that options granted are expected to be outstanding; the weighted-average expected term for all employee groups is presented in the following table. The risk-free rate for periods within the contractual life of the options is based on the U.S. Treasury yield curve in effect at the time of grant. Stock option expense is recognized in the consolidated condensed statements of operations ratably over the three-year vesting period based on the number of options that are expected to ultimately vest.

The following table presents the assumptions used in valuing options granted during the twelve months ended December 31, 2008, 2007 and 2006:

	2008	2007	2006

Weighted average fair value	$6.75	$6.02	$6.65
Assumptions used:
Expected dividend yield	0.00%	0.00%	0.00%
Expected volatility	41.12%	38.22%	40.80%
Risk-free interest rate	3.44%	4.51%	4.77%
Expected life	6.5 years	6 years	6 years

60

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of option activity for the year ended December 31, 2008 is presented in the following table:

			Weighted-
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
Employee and Director Stock Options	Shares	Price	Term	Value

Options outstanding at January 1, 2008	1,527,830	$13.56
Granted	29,977	$14.42
Exercised	(130,848)	$13.01
Forfeited or expired	(177,462)	$13.77

Options outstanding at December 31, 2008	1,249,497	$13.61	6.5	$—

Options exercisable at December 31, 2008	637,570	$13.33	5.9	$—

The total intrinsic value of options exercised during the years ended December 31, 2008, 2007, and 2006 was approximately $1,702, $279 and $71, respectively. The total grant date fair value of stock options vested during the year ended December 31, 2008 was $726.

Following is a summary of stock options outstanding as of December 31, 2008:

		Weighted Average
	Number of	Remaining Life	Shares
	Options	(In Years)	Exercisable

Options outstanding:
Exercise price of $9.90	5,000	8.0	3,332
Exercise price of $10.30	3,137	9.3	—
Exercise price of $10.50	122,500	7.8	40,833
Exercise price of $10.95	25,000	4.8	25,000
Exercise price of $11.64	4,500	8.3	1,494
Exercise price of $12.15	50,000	6.3	25,000
Exercise price of $12.18	132,617	6.3	132,617
Exercise price of $13.10	250,000	5.5	125,000
Exercise price of $13.24	4,382	8.6	2,382
Exercise price of $13.60	4,168	7.5	—
Exercise price of $13.75	5,000	6.7	2,500
Exercise price of $13.79	125,000	4.6	125,000
Exercise price of $13.95	5,000	6.5	5,000
Exercise price of $14.20	6,250	6.1	6,250
Exercise price of $14.36	17,500	8.7	—
Exercise price of $14.45	20,000	6.6	10,000
Exercise price of $14.79	453	9.5	—
Exercise price of $14.88	24,925	9.4	—
Exercise price of $15.00	219,500	8.3	—
Exercise price of $15.75	224,163	7.3	133,162
Exercise price of $16.67	402	9.8	—

	1,249,497		637,570

61

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Earnings (Loss) Per Share

The calculation of income (loss) per share follows:

	Year Ended December 31,
	2008	2007	2006

Numerator:
Income (loss) applicable to common shares
Continuing operations	$10,523	$10,636	$2,478
Discontinued operations	185	(1,971)	(25,525)

Net income	$10,708	$8,665	$(23,047)

Denominator:
Weighted average shares for basic earnings per share	13,434,609	13,353,742	13,327,176
Dilutive effect of stock options	126,245	77,631	31,709

Weighted average shares for diluted earnings per share	13,560,854	13,431,373	13,358,885

Basic income (loss) per share amounts:
Continuing operations	$0.79	$0.80	$0.19
Discontinued operations	0.01	(0.15)	(1.92)

Net income	$0.80	$0.65	$(1.73)

Diluted income (loss) per share amounts:
Continuing operations	$0.78	$0.79	$0.18
Discontinued operations	0.01	(0.15)	(1.91)

Net income	$0.79	$0.64	$(1.73)

Potential common shares comprised of 1.4 million, 1.5 million, and 1.3 million stock options and restricted stock were excluded from the calculation of weighted average shares for the years ended December 31, 2008, 2007, and 2006, respectively, because their effect was considered to be antidilutive.

17.	Employee Benefit Plans

401(k) Retirement Plan.  The 401(k) Retirement Plan covers the majority of the Company’s domestic employees. At its discretion, the Company can make a base contribution of 1% of each employee’s compensation and an additional contribution equal to as much as 4% of the employee’s compensation. At the employee’s discretion, an additional 1% to 15% voluntary employee contribution can be made. The plan provides for the Company to make matching contributions of 50% for the first 6% of the voluntary employee contribution. Total expense for this plan was approximately $1,231, $1,459, and $1,286 for the years ended December 31, 2008, 2007, and 2006, respectively.

The Plan has been revised such that effective April 1, 2009 the Company matching contributions are discretionary and determined as of year end based on Company financial performance.

Deferred Compensation Plan.  Each director, other than the Company’s Chairman and Chief Executive Officer, is entitled to receive a $75 annual fee. Forty percent of this annual fee is deposited into the Company’s Non Employee Director Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, deferral amounts are credited to an account and converted into an amount of units equal

62

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to the amount deferred divided by the fair market value of our common stock on the deferral date. A director’s account is distributed pursuant to the terms of the Deferred Compensation Plan upon his or her termination or a change in control; otherwise, the account is distributed as soon as administratively feasible after the date specified by the director. Directors may elect to receive the units in their accounts at the then current stock price in either a lump sum or substantially equal installments over a period not to exceed five years.

Pension Plans.  The Company’s subsidiaries have had various noncontributory defined benefit pension plans which covered substantially all U.S. employees. The Company froze and combined its three noncontributory defined benefit pension plans through amendments to such plans effective December 31, 1989, into one plan (the “Retirement Plan”). All former participants of these plans became eligible to participate in the 401(k) Retirement Plan effective January 1, 1990.

The Company’s Australian subsidiary has a Superannuation Fund (the “Fund”) established by a Trust Deed. Pension benefits are actuarially determined and are funded through mandatory participant contributions and the Company’s actuarially determined contributions. The Company made contributions to the Fund of $191, $226 and $473 for the years ended December 31, 2008, 2007, and 2006, respectively. The benefit liability at December 31, 2008 was $1,863 and the benefit asset at December 31, 2007 was $4,872. The benefit asset or liability is not included in the table below or in the balance sheet, as the Company has no legal right to amounts included in this fund. In addition, upon dissolution of the Fund, any excess funds are required to be allocated to the participants as determined by the actuary. Accordingly, the Company accounts for this fund as a defined contribution plan. The actuarial assumptions used to determine the Company’s contribution, the funded status, and the retirement benefits are consistent with previous years.

Other Postretirement Benefits.  The Company has a retirement plan covering certain salaried and non-salaried retired employees, which provides postretirement health care benefits (medical and dental) and life insurance benefits. The postretirement healthcare portion is contributory, with retiree contributions adjusted annually as determined based on claim costs. The postretirement life insurance portion is noncontributory. The Company recognizes the cost of postretirement benefits on the accrual basis as employees render service to earn the benefit. The Company continues to fund the cost of healthcare in the year incurred.

As of January 1, 2006, the Company implemented changes to the postretirement healthcare plan whereby only retired participants who had coverage at December 31, 2005 and active employees who had attained age 62 and completed 15 years of service would continue to have coverage after 2005. As a result of this change, the Company recognized reduced annual plan expenses in 2006 and going forward and a one-time curtailment gain of $11.9 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The measurement date used to determine pension and other postretirement measurements for the plan assets and benefit obligations is December 31. The following table provides a reconciliation of benefit obligations, plan assets and status of the pension and other post-retirement benefit plans as recognized in the consolidated balance sheets for the years ended December 31, 2008 and 2007:

	Pension Benefits		Other Postretirement Benefits
	2008	2007	2008	2007

Change in benefit obligation:
Benefit obligation at beginning of year	$21,327	$21,336	$7,557	$9,694
Interest Cost	1,245	1,247	433	557
Participant contributions	—	—	474	946
Actuarial (gain) loss	(280)	(264)	(1,399)	(2,891)
Benefits paid	(1,145)	(992)	(577)	(749)

Benefit obligation at end of year	$21,147	$21,327	$6,488	$7,557

Change in plan assets:
Fair value of plan assets at beginning of year	$18,248	$18,162	$—	$—
Actual return on plan assets	(5,797)	302	—	—
Employer contributions	874	776	103	(197)
Participant contributions	—	—	474	946
Benefits paid	(1,145)	(992)	(577)	(749)

Fair value of plan assets at end of year	$12,180	$18,248	$—	$—

Funded status of the plan (underfunded)	$(8,967)	$(3,079)	$(6,488)	$(7,557)
Amounts recognized in the balance sheet:
Current liabilities	$—	$—	$(645)	$(675)
Noncurrent liabilities	(8,967)	(3,079)	(5,843)	(6,882)

Net amount recognized	$(8,967)	$(3,079)	$(6,488)	$(7,557)

Amounts recognized in accumulated other comprehensive income consist of:
Net (gain) loss	$8,130	$1,152	$(4,508)	$(3,336)

Accumulated other comprehensive income	$8,130	$1,152	$(4,508)	$(3,336)

Accumulated Benefit Obligation	$21,147	$21,327	N/A	N/A

Weighted-average assumptions as of December 31:
Discount rate-net periodic benefit cost	6.00%	6.00%	6.00%	6.00%
Discount rate-benefit obligations	6.25%	6.00%	6.25%	6.00%
Expected return on plan assets	8.00%	8.00%	N/A	N/A
Rate of compensation increase	N/A	N/A	N/A	N/A

The net employer contributions to the postretirement healthcare plan for 2007 in the above table are understated by approximately $530 and net participant contributions for 2007 are overstated by that same amount due to an overstatement of net employer contributions in 2006. As a result of the 2006 overstatement, the related 2006 accrued benefit cost was understated by approximately $530 and 2007 expense is overstated by approximately

64

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$530. The accrued benefit cost for fiscal 2007 was calculated based upon the correct amount of net employer and participant contributions.

The defined benefit pension plan’s weighted average asset allocations by asset category at December 31, 2008 and 2007, are as follows:

	Target
	2009	2008	2007

Equity securities	60%	51%	60%
Debt securities	30%	40%	31%
Real Estate	10%	9%	9%
Other	0%	0%	0%

Total	100%	100%	100%

The assets of the defined benefit pension plan are invested in a manner consistent with the fiduciary standards of the Employee Retirement Income Security Act of 1974 (ERISA); namely, (a) the safeguards and diversity to which a prudent investor would adhere must be present and (b) all transactions undertaken on behalf of the Fund must be for the sole benefit of plan participants and their beneficiaries. The following is a summary of the investment guidelines and strategies:

The expected long-term rate of return on plan assets is 8%. In setting this rate, the Company considered the historical returns of the plan’s fund, anticipated future market conditions including inflation and the target asset allocation of the plan’s portfolio.

The required funding to the Retirement Plan for the year ending December 31, 2009 is approximately $1,300. The Company expects to contribute approximately $300 in 2009 and to defer approximately $1,000 until September 2010. It is not expected that any discretionary contributions or non-cash contributions will be made.

Net periodic costs include the following components:

	Pension Benefits		Other Postretirement Benefits
	2008	2007	2008	2007

Components of the net periodic benefit cost:
Interest cost	$1,245	$1,247	$433	$557
Expected return on plan assets	(1,461)	(1,443)	—	—
Amortization of net (gain) or loss	—	—	(226)	—

Benefit cost (credit)	$(216)	$(196)	$207	$557

Amounts recognized in the statement of financial position prior to the application of FAS 158 consist of:
Accrued benefit cost	$(8,967)	$(3,079)	$(10,996)	$(10,893)
Accumulated other comprehensive income	8,130	1,152	—	—

Net amount recognized	$(837)	$(1,927)	$(10,996)	$(10,893)

Incremental effect of applying FAS 158 on the statement of financial position:
Noncurrent assets	$—	$—	$4,508	$3,336
Accumulated other comprehensive income	—	—	(4,508)	(3,336)

65

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The assumed medical cost trend rate used in estimating the accumulated postretirement benefit obligation as of December 31, 2008 and 2007 was 8%, and 9%, respectively, declining gradually to 5% in 2012. The assumed dental cost trend rate used in measuring the accumulated postretirement benefit obligation was 6% for all periods.

The assumed medical cost trend rate used in measuring the postretirement net benefit expense for the years ended December 31, 2008 and 2007 was 9% and 10%, respectively, declining gradually to 5% in 2012. The assumed dental cost trend rate used in measuring the net benefit cost was 6% for all periods.

A one-percentage-point change in the assumed healthcare cost trend rate would have the following effects:

	One-Percentage	One-Percentage
	Point Increase	Point Decrease

Effect on total of service and interest cost components for the year ended December 31, 2008	$37	$(32)
Effect on postretirement benefit obligation as of December 31, 2008	$473	$(418)

The following table presents the benefits expected to be paid in the next ten fiscal years:

		Other
	Pension	Postretirement
Year	Benefits	Benefits

2009	$1,223	$645
2010	$1,249	$624
2011	$1,298	$564
2012	$1,356	$563
2013	$1,420	$556
Next 5 years	$8,019	$2,641

Stock Purchase Plan.  The Company adopted an employee stock purchase plan effective during the third quarter of 2005 that allows any eligible employee to purchase from the Company shares of the Company’s common stock at the end of each quarter at 95% of the market price at the end of the quarter. For the year ended December 31, 2008 and 2007, 10.7 and 10.8 thousand shares, respectively, were purchased under this plan.

18.	Segment Information

Although the Company’s continuing operations are comprised of several product lines and operating locations, similarity of products, paths to market, end-users and production processes result in performance evaluation and decisions regarding allocation of resources being made on a combined basis, and accordingly, management has concluded the Company operates in one reportable segment. Reportable geographic regions are the Americas (United States, Canada, Mexico, Latin America and South America), Europe/Middle East and Australia/Asia.

Summarized financial information concerning the Company’s geographic segments for its continuing operations is shown in the following table:

	Year Ended December 31,
	2008	2007	2006

Net Sales:
Americas	$369,724	$364,639	$338,909
Europe/Middle East	36,432	34,615	28,240
Asia-Pacific	110,752	94,721	78,578

	$516,908	$493,975	$445,727

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net Sales by geographic region are based on the originating country; therefore, U.S. export sales are included in the Americas.

	December 31,	December 31,
	2008	2007

Identifiable Assets (excluding working capital and intangibles):
Americas	$44,992	$39,955
Europe/Middle East	2,182	1,860
Asia-Pacific	6,958	8,831

	$54,132	$50,646

19.	Quarterly Results of Operations (Unaudited)

The following is a summary of the quarterly results of operations for the years ended December 31, 2008 and 2007. All amounts presented below have been adjusted for the Company’s discontinued operations as described in Note 3 — Discontinued Operations.

The quarter ended December 31, 2008 reflects several adjustments arising from the substantial and unexpected decline in business conditions during the quarter. The Company recognized $2,100 of charges for under-utilized manufacturing operations, $3,600 of expense for severance accrual, and $3,800 of expense reductions for reversal of previously accrued bonus and stock-based compensation.

	March 31	June 30	September 30	December 31

2008
Continuing Operations:
Net sales	$130,767	$142,135	$139,373	$104,633
Gross profit	42,279	47,167	43,896	25,711
Operating income	14,109	16,772	12,881	172
Income (loss) applicable to common shares:
Continuing operations	4,717	6,245	3,038	(3,477)
Discontinued operations	(192)	(283)	(320)	980

Net income	$4,525	$5,962	$2,718	$(2,497)

Basic income (loss) per share applicable to common shares:(1)
Continuing operations	$0.35	$0.47	$0.22	$(0.25)
Discontinued operations	(0.01)	(0.03)	(0.02)	0.07

Net income	$0.34	$0.44	$0.20	$(0.18)

Diluted income (loss) per share applicable to common shares:(1)
Continuing operations	$0.35	$0.47	$0.22	$(0.26)
Discontinued operations	(0.01)	(0.03)	(0.02)	0.07

Net income	$0.34	$0.44	$0.20	$(0.19)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	March 31	June 30	September 30	December 31

2007
Continuing Operations:
Net sales	$116,107	$127,181	$125,686	$125,001
Gross profit	37,800	37,736	37,948	40,869
Operating income	10,983	10,458	10,225	12,646
Income (loss) applicable to common shares:
Continuing operations	1,263	1,472	1,531	6,370
Discontinued operations	141	176	(485)	(1,803)

Net loss	$1,404	$1,648	$1,046	$4,567

Basic income (loss) per share applicable to common shares:(1)
Continuing operations	$0.10	$0.11	$0.11	$0.48
Discontinued operations	0.01	0.01	(0.04)	(0.13)

Net loss	$0.11	$0.12	$0.07	$0.35

Diluted income (loss) per share applicable to common shares:(1)
Continuing operations	$0.10	$0.11	$0.11	$0.47
Discontinued operations	0.01	0.01	(0.04)	(0.13)

Net loss	$0.11	$0.12	$0.07	$0.34

(1)	Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly net earnings per share will not necessarily equal the total for the year.

20.	Minority Interests

For the years ended December 31, 2008 and 2007, the Company has recorded minority interest expense of $80 and income of $82, respectively. Total minority interest obligations as of December 31, 2008 were $0 as the Company exercised its option to purchase the minority interest in its Italian subsidiary in the fourth quarter of 2008. Total minority interest obligations as of December 31, 2007 of $287 have been recorded as a component of other long-term liabilities.

Minority shareholders held 10% of certain of the Company’s South African and Italian subsidiaries at the beginning of 2006. During the second quarter of 2006, the Company purchased the 10% minority interests in its two South African subsidiaries for approximately $3,954. Goodwill of $1,899 was recorded in connection with applying purchase accounting to this transaction. During the fourth quarter of 2008, the Company purchased the 10% minority interest in its Italian subsidiary for approximately $838. Goodwill of $609 was recorded in connection with applying purchase accounting to this transaction.

The agreement with minority shareholders of the Italian subsidiary included provisions that would have allowed the minority shareholders to put their ownership in the entity back to the Company or, conversely, provided the Company a call option to purchase the outstanding minority interests. The put and call option for the minority interest in the Italian subsidiary would have expired on December 31, 2010. The purchase price of the option was determined using a specific formula outlined in the shareholder agreement.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

21.	Acquisitions of Joint Venture Interest

On April 10, 2008, the Company purchased the remaining 50% ownership interest of the China joint venture manufacturing business from its joint venture partner for an amount of $3,055. The transaction resulted in an increase in goodwill of $1,836. With this purchase, the China joint venture was consolidated in the Company’s results. The pro forma impact of the acquisition or prior periods is not presented as the impact is not material to operations.

22.	Restructuring and Other Charges

As of December 31, 2008, we accrued restructuring charges of $3,600 for severance related expenses payable to approximately 110 salaried employees for which positions were eliminated in connection with cost reduction efforts in response to economic and market uncertainties. This initiative reduced the salaried work force approximately 13%. As a result, the Company expects to save approximately $7,500 in annual compensation and benefit costs. The severance costs will be paid in the first and second quarters of 2009.

Subsequent to December 31, 2008, the Company offered a voluntary retirement program and approximately 50 employees have elected to participate. The Company will pay approximately $1,300 in separation pay and reimburse COBRA benefits for certain periods. The Company expects to save $1,800 in annual compensation and benefit costs. The amounts will be substantially paid through August 2009.

23.	Condensed Consolidating Financial Statements

On February 5, 2004, the Company completed a private placement of $175,000 in aggregate principal of 9 1/4% Senior Subordinated Notes due 2014. The Company’s domestic, wholly owned subsidiaries (“Guarantor Subsidiaries”) fully and unconditionally guarantee the Senior Subordinated Notes and are jointly and severally liable for all payments under the Senior Subordinated Notes. Each of the Guarantor Subsidiaries is wholly owned by the Company.

In connection with the Amended Credit Agreement, the Company’s foreign subsidiaries in Australia and Canada also guaranteed the Company’s $175,000 9 1/4% Senior Subordinated Notes.

The following financial information presents the guarantors and non-guarantors of the 9 1/4% Senior Subordinated Notes, in accordance with Rule 3-10 of Regulation S-X. The condensed consolidating financial information includes the accounts of the Company, which has no independent assets or operations, the combined accounts of the Guarantor Subsidiaries and the combined accounts of the non-guarantor subsidiaries for the periods indicated. Separate financial statements of each of the Guarantor Subsidiaries are not presented because management has determined such information is not material in assessing the financial condition, cash flows or results of operations of the Company and its subsidiaries. This information was prepared on the same basis as the consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

THERMADYNE HOLDINGS CORPORATION

CONDENSED CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2008

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated

ASSETS
Current Assets:
Cash and cash equivalents	$—	$6,301	$5,615	$—	$11,916
Accounts receivable, net	—	63,760	8,284	—	72,044
Inventories	—	90,220	12,259	—	102,479
Prepaid expenses and other	—	4,653	790	—	5,443
Assets held for sale	—	—	916	—	916
Current deferred tax assets	—	2,277	—	—	2,277

Total current assets	—	167,211	27,864	—	195,075
Property, plant and equipment, net	—	43,295	4,206	—	47,501
Goodwill	—	184,043	—	—	184,043
Intangibles, net	—	53,166	7,617	—	60,783
Other assets	5,541	1,426	—	—	6,967
Investment in and advances to subsidiaries	191,869	—	—	(191,869)	—

Total assets	$197,410	$449,141	$39,687	$(191,869)	$494,369

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Working capital	$—	$32,531	$—	$—	$32,531
Current maturities of long-term obligations	—	1,702	358	—	2,060
Accounts payable	—	26,132	4,691	—	30,823
Accrued and other liabilities	—	26,673	1,622	—	28,295
Accrued interest	6,412	146	—	—	6,558
Income taxes payable	—	2,798	51	—	2,849
Deferred tax liability	—	3,253	—	—	3,253
Liabilities applicable to assets held for sale	—	—	5,266	—	5,266

Total current liabilities	6,412	93,235	11,988	—	111,635
Long-term obligations, less current maturities	175,000	23,761	693	—	199,454
Deferred tax liabilities	—	47,292	—	—	47,292
Other long-term liabilities	2,991	14,155	539	—	17,685
Minority interest	—	—	—	—	—
Shareholders’ equity (deficit):
Common stock	135	—	—	—	135
Additional paid-in-capital	189,256	—	—	—	189,256
Retained earnings (accumulated deficit)	(69,244)	34,540	(67,892)	33,351	(69,245)
Accumulated other comprehensive income (loss)	(1,843)	(16,066)	(4,060)	20,126	(1,843)

Total shareholders’ equity (deficit)	118,304	18,474	(71,952)	53,477	118,303
Net equity (deficit) and advances to / from subsidiaries	(105,297)	252,224	98,419	(245,346)	—

Total liabilities and shareholders’ equity (deficit)	$197,410	$449,141	$39,687	$(191,869)	$494,369

70

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

THERMADYNE HOLDINGS CORPORATION

CONDENSED CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2007

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated

ASSETS
Current Assets:
Cash and cash equivalents	$—	$14,636	$1,523	$—	$16,159
Accounts receivable, net	—	75,163	8,689	—	83,852
Inventories	(115)	80,449	10,627	—	90,961
Prepaid expenses and other	—	5,271	876	—	6,147
Assets held for sale	—	—	2,023	—	2,023
Current deferred tax assets	—	2,721	—	—	2,721

Total current assets	(115)	178,240	23,738	—	201,863
Property, plant and equipment, net	—	36,464	7,892	—	44,356
Goodwill	—	182,163	—	—	182,163
Intangibles, net	—	58,195	5,009	—	63,204
Other assets	4,170	1,671	—	—	5,841
Investment in and advances to subsidiaries	181,271	—	—	(181,271)	—

Total assets	$185,326	$456,733	$36,639	$(181,271)	$497,427

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Working capital	$—	$12,658	$—	$—	$12,658
Current maturities of long-term obligations	—	8,578	200	—	8,778
Accounts payable	—	27,636	3,941	—	31,577
Accrued and other liabilities	—	26,736	2,090	—	28,826
Accrued interest	7,741	291	—	—	8,032
Income taxes payable	—	4,178	486	—	4,664
Deferred tax liability	—	2,667	—	—	2,667
Liabilities applicable to assets held for sale	—	—	7,417	—	7,417

Total current liabilities	7,741	82,744	14,134	—	104,619
Long-term obligations, less current maturities	175,000	37,650	492	—	213,142
Deferred tax liabilities	—	44,306	—	—	44,306
Other long-term liabilities	296	12,136	557	—	12,989
Minority interest	—	—	287	—	287
Shareholders’ equity (deficit):
Common stock	134	—	—	—	134
Additional paid-in-capital	186,830	—	—	—	186,830
Retained earnings (accumulated deficit)	(79,953)	11,306	(71,860)	60,554	(79,953)
Accumulated other comprehensive income (loss)	15,073	(12,296)	20,937	(8,641)	15,073

Total shareholders’ equity (deficit)	122,084	(990)	(50,923)	51,913	122,084
Net equity (deficit) and advances to / from subsidiaries	(119,795)	280,887	72,092	(233,184)	—

Total liabilities and shareholders’ equity (deficit)	$185,326	$456,733	$36,639	$(181,271)	$497,427

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

THERMADYNE HOLDINGS CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2008

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated

Net sales	$—	$589,422	$49,774	$(122,288)	$516,908
Cost of goods sold	—	443,662	36,792	(122,599)	357,855

Gross margin	—	145,760	12,982	311	159,053
Selling, general and administrative expenses	180	104,364	7,578	—	112,122
Amortization of intangibles	—	2,675	—	—	2,675
Net periodic postretirement benefits	—	322	—	—	322

Operating income (loss)	(180)	38,399	5,404	311	43,934
Other income (expense):
Interest, net	(16,125)	(4,121)	(58)	—	(20,304)
Amortization of deferred financing costs	(500)	(438)	—	—	(938)
Equity in net income (loss) of subsidiaries	27,513	—	—	(27,513)	—
Minority interest	—	(37)	(43)	—	(80)

Income (loss) from continuing operations before income tax provision and discontinued operations	10,708	33,803	5,303	(27,202)	22,612
Income tax provision	—	10,569	1,520	—	12,089

Income (loss) from continuing operations	10,708	23,234	3,783	(27,202)	10,523
Loss from discontinued operations, net of tax	—	—	185	—	185

Net income (loss)	$10,708	$23,234	$3,968	$(27,202)	$10,708

72

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

THERMADYNE HOLDINGS CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2007

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated

Net sales	$—	$557,801	$29,338	$(93,164)	$493,975
Cost of goods sold	—	411,673	21,225	(93,276)	339,622

Gross margin	—	146,128	8,113	112	154,353
Selling, general and administrative expenses	1,609	99,527	4,897	—	106,033
Amortization of intangibles	—	2,921	—	—	2,921
Net periodic postretirement benefits	—	1,087	—	—	1,087

Operating income (loss)	(1,609)	42,593	3,216	112	44,312
Other income (expense):
Interest, net	(18,731)	(8,146)	78	—	(26,799)
Amortization of deferred financing costs	(500)	(944)	—	—	(1,444)
Equity in net income (loss) of subsidiaries	29,505	—	—	(29,505)	—
Minority interest	—	82	—	—	82

Income (loss) from continuing operations before income tax provision and discontinued operations	8,665	33,585	3,294	(29,393)	16,151
Income tax provision	—	3,646	1,869	—	5,515

Income (loss) from continuing operations	8,665	29,939	1,425	(29,393)	10,636
Loss from discontinued operations, net of tax	—	—	(1,971)	—	(1,971)

Net income (loss)	$8,665	$29,939	$(546)	$(29,393)	$8,665

73

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

THERMADYNE HOLDINGS CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2006

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated

Net sales	$—	$502,291	$27,380	$(83,944)	$445,727
Cost of goods sold	—	376,913	21,168	(83,029)	315,052

Gross margin	—	125,378	6,212	(915)	130,675
Selling, general and administrative expenses	2,904	102,005	4,654	—	109,563
Amortization of intangibles	—	2,890	4	—	2,894
Net periodic postretirement benefits	—	(11,755)	—	—	(11,755)

Operating income (loss)	(2,904)	32,238	1,554	(915)	29,973
Other income (expense):
Interest, net	(17,459)	(8,929)	(124)	—	(26,512)
Amortization of deferred financing costs	(500)	(844)	—	—	(1,344)
Equity in net income (loss) of subsidiaries	(2,184)	—	—	2,184	—
Minority interest	—	(44)	—	—	(44)

Income (loss) from continuing operations before income tax provision and discontinued operations	(23,047)	22,421	1,430	1,269	2,073
Income tax provision (benefit)	—	(1,470)	1,065	—	(405)

Income (loss) from continuing operations	(23,047)	23,891	365	1,269	2,478
Loss from discontinued operations, net of tax	—	—	(25,525)	—	(25,525)

Net income (loss)	$(23,047)	$23,891	$(25,160)	$1,269	$(23,047)

74

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

THERMADYNE HOLDINGS CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2008

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated

Cash flows from continuing operations:
Net cash provided by (used in) operating activities	$9,765	$30,417	$4,666	$(27,203)	$17,645
Cash flows from investing activities:
Capital expenditures	—	(15,688)	2,295	—	(13,393)
Proceeds from sales of assets	—	—	500	—	500
Purchase of minority interest	—	—	(838)	—	(838)
Purchase of outside interest in joint venture	—	—	(3,055)	—	(3,055)
Other	(253)	(67)	(437)	—	(757)

Net cash provided by (used in) investing activities	(253)	(15,755)	(1,535)	—	(17,543)
Cash flows from financing activities:
Borrowings under revolving credit facility	—	27,751	—	—	27,751
Repayments under revolving credit facility	—	(7,878)	—	—	(7,878)
Borrowings of other credit facilities	—	—	—	—	—
Repayments of other credit facilities	—	(23,185)	396	—	(22,789)
Advances to/from discontinued operations	(11,939)	(18,691)	770	27,203	(2,657)
Other	2,427	(7)	—	—	2,420

Net cash provided by (used in) financing activities	(9,512)	(22,010)	1,166	27,203	(3,153)
Effect of exchange rate changes on cash and cash equivalents	—	(988)	(204)	—	(1,192)

Net cash provided by (used in) continuing operations	—	(8,336)	4,093	—	(4,243)

Cash flows from discontinued operations:
Net cash used in operating activities	—	—	(2,574)	—	(2,574)
Net cash provided by investing activities	—	—	500	—	500
Net cash provided by financing activities	—	—	2,538	—	2,538
Effect of exchange rate changes on cash and cash equivalents	—	—	(155)	—	(155)

Net cash used in discontinued operations	—	—	309	—	309
Total increase (decrease) in cash and cash equivalents	—	(8,336)	4,402	—	(3,934)
Total cash and cash equivalents beginning of period	—	14,637	1,798	—	16,435

Total cash and cash equivalents end of period	$—	$6,301	$6,200	$—	$12,501

75

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

THERMADYNE HOLDINGS CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2007

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated

Cash flows from continuing operations:
Net cash provided by (used in) operating activities	$9,140	$52,190	$(28,083)	$(10,234)	$23,013
Cash flows from investing activities:
Capital expenditures	—	(10,013)	(1,345)	—	(11,358)
Proceeds from sales of assets	—	13,783	—	—	13,783
Acquisition of minority interest	—	—	—	—
Other	—	(487)	—	—	(487)

Net cash provided by (used in) investing activities	—	3,283	(1,345)	—	1,938
Cash flows from financing activities:
Borrowings under revolving credit facility	—	20,041		—	20,041
Repayments under revolving credit facility	—	(24,989)	—	—	(24,989)
Borrowings of other credit facilities	—	—	—	—	—
Repayments of other credit facilities	—	(15,415)	(1,310)	—	(16,725)
Changes in net equity and advances to / from discontinued operations	(11,166)	(29,343)	29,438	10,234	(837)
Other	2,026	(362)	—	—	1,664

Net cash provided by (used in) financing activities	(9,140)	(50,068)	28,128	10,234	(20,846)
Effect of exchange rate changes on cash and cash equivalents	—	25	719	—	744

Net cash provided by (used in) continuing operations	—	5,430	(581)	—	4,849

Cash flows from discontinued operations:
Net cash provided by operating activities	—	—	812	—	812
Net cash used in investing activities	—	—	5,084	—	5,084
Net cash provided by financing activities	—	—	(5,650)	—	(5,650)
Effect of exchange rate changes on cash and cash equivalents	—	—	30	—	30

Net cash provided by discontinued operations	—	—	276	—	276
Total increase (decrease) in cash and cash equivalents	—	5,430	(305)	—	5,125
Total cash and cash equivalents beginning of period	—	9,207	2,103	—	11,310

Total cash and cash equivalents end of period	$—	$14,637	$1,798	$—	$16,435

76

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

THERMADYNE HOLDINGS CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2006

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated

Cash flows from continuing operations:
Net cash provided by (used in) operating activities	$(22,250)	$6,016	$(26,035)	$26,803	$(15,466)
Cash flows from investing activities:
Capital expenditures	—	(7,270)	(1,229)	—	(8,499)
Proceeds from sales of assets	—	17,753	659	—	18,412
Acquisition of minority interest	—	(1,981)	(1,973)	—	(3,954)

Net cash provided by (used in) investing activities	—	8,502	(2,543)	—	5,959
Cash flows from financing activities:
Borrowings under revolving credit facility	—	9,357	—	—	9,357
Repayments under revolving credit facility	—	(23,547)	—	—	(23,547)
Borrowings of other credit facilities	—	19,091	909	—	20,000
Repayments of other credit facilities	—	(7,790)	—	—	(7,790)
Changes in net equity and advances to / from subsidiaries	20,987	(18,211)	24,027	(26,803)	—
Changes in net equity and advances to / from discontinued operations	—	8,330	—	—	8,330
Other	1,263	(348)	—	—	915

Net cash provided by (used in) financing activities	22,250	(13,118)	24,936	(26,803)	7,265
Effect of exchange rate changes on cash and cash equivalents	—	1,215	(850)	—	365

Net cash provided by (used in) continuing operations	—	2,615	(4,492)	—	(1,877)

Cash flows from discontinued operations:
Net cash provided by operating activities	—	—	8,008	—	8,008
Net cash used in investing activities	—	—	(342)	—	(342)
Net cash used in financing activities	—	—	(9,854)	—	(9,854)
Effect of exchange rate changes on cash and cash equivalents	—	—	(187)	—	(187)

Net cash used in discontinued operations	—	—	(2,375)	—	(2,375)
Total increase (decrease) in cash and cash equivalents	—	2,615	(6,867)	—	(4,252)
Total cash and cash equivalents beginning of period	—	6,591	8,971	—	15,562

Total cash and cash equivalents end of period	$—	$9,206	$2,104	$—	$11,310

77

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THERMADYNE HOLDINGS CORPORATION

By:	/s/ STEVEN A. SCHUMM
Steven A. Schumm
Senior Vice President, Chief Financial and
Administrative Officer

Date: March 10, 2009

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ PAUL D. MELNUK Paul D. Melnuk	Director, Chairman of the Board and Chief Executive (Principal Executive Officer)	March 10, 2009

/s/ STEVEN A. SCHUMM Steven A. Schumm	Senior Vice President, Chief Financial and Administrative Officer (Principal Financial and Accounting Officer)	March 10, 2009

/s/ JAMES B. GAMACHE James B. Gamache	Director	March 10, 2009

/s/ MARNIE S. GORDON Marnie S. Gordon	Director	March 10, 2009

/s/ BRADLEY G. PATTELLI Bradley G. Pattelli	Director	March 10, 2009

/s/ J. JOE ADORJAN J. Joe Adorjan	Director	March 10, 2009

/s/ ANDREW L. BERGER Andrew L. Berger	Director	March 10, 2009

78

THERMADYNE HOLDINGS CORPORATION

2008 10-K EXHIBIT INDEX

Exhibit
No.		Exhibit

2.1	—	First Amended and Restated Disclosure Statement, dated January 17, 2003, Solicitation of Votes on the Debtors’ First Amended and Restated Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of Thermadyne Holdings Corporation (the “Company”) and its wholly owned direct and indirect subsidiaries, Thermadyne Mfg. LLC, Thermadyne Capital Corp., Thermadyne Industries, Inc., Victor Equipment Company, Thermadyne International Corp., Thermadyne Cylinder Co., Thermal Dynamics Corporation, C&G Systems Holding, Inc., MECO Holding Company, Tweco Products, Inc., Tag Realty, Inc., Victor-Coyne International, Inc., Victor Gas Systems, Inc., Stoody Company, Thermal Arc, Inc., C&G Systems, Inc., Marison Cylinder Company, Wichita Warehouse Corporation, Coyne Natural Gas Systems, Inc., and Modern Engineering Company, Inc. (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23378) filed on February 6, 2003).
2.2	—	First Amended and Restated Plan of Reorganization dated January 17, 2003 (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23378) filed on April 11, 2003).
2.3	—	Confirmation Order dated April 3, 2003 and signed by the Bankruptcy Court (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23378) filed on April 11, 2003).
3.1	—	Amended and Restated Certificate of Incorporation of the Company dated as of May 23, 2003 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 0-23378) for the quarter ended June 30, 2003).
3.2	—	Amended and Restated Bylaws of the Company dated as of March 29, 2007 (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2006).
4.1	—	Indenture dated as of February 5, 2004 among the Company, as issuer, the subsidiary guarantors named therein and U.S. Bank National Association, as trustee (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2003).
4.2	—	Second Lien Credit Agreement dated as of July 29, 2004 by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the guarantors party thereto, the lenders parties thereto, and Credit Suisse First Boston, as administrative agent and collateral agent, and Credit Suisse First Boston, as sole lead arranger and sole book running manager (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 0-23378) for the quarter ended June 30, 2004).
4.3	—	Amendment No. 1 and Agreement dated as of September 30, 2004 to the Second Lien Credit Agreement by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the guarantors party thereto, the lenders parties thereto, and Credit Suisse First Boston, as administrative agent and collateral agent (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 0-23378) for the quarter ended September 30, 2004).
4.4	—	Amendment No. 2 and Joinder Agreement dated as of November 22, 2004 by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the guarantors party thereto, the lenders parties thereto, and Credit Suisse First Boston, as administrative agent and collateral agent (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23378) filed on November 24, 2004).
4.5	—	Amendment No. 3 and Consent to the Second Lien Credit Agreement dated as of January 3, 2005 among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the guarantors party thereto, the lenders parties thereto, and Credit Suisse First Boston, as administrative agent and collateral agent (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2004).

79

Exhibit
No.		Exhibit

4.6	—	Amendment No. 4 to the Second Lien Credit Agreement dated as of March 16, 2005 among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the guarantors party thereto, the lenders parties thereto, and Credit Suisse First Boston, as administrative agent and collateral agent (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23378) filed on March 17, 2005).
4.7	—	Amendment No. 5 to the Second Lien Credit Agreement dated as of March 30, 2005 among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the guarantors party thereto, the lenders parties thereto, and Credit Suisse First Boston, as administrative agent and collateral agent (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2004).
4.8	—	Amendment No. 6 to the Second Lien Credit Agreement dated as of March 31, 2005 by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the guarantors signatory thereto, the lenders parties thereto, and Credit Suisse First Boston, as administrative agent and collateral agent (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 0-23378) for the quarter ended June 30, 2005).
4.9	—	Amendment No. 7 to the Second Lien Credit Agreement dated as of July 1, 2005 by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the guarantors signatory thereto, the lenders parties thereto, and Credit Suisse, as administrative agent and collateral agent (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 0-23378) for the quarter ended June 30, 2005).
4.10	—	Amendment No. 8 to the Second Lien Credit Agreement dated as of August 8, 2005 by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the guarantors signatory thereto, the lenders parties thereto, and Credit Suisse, as administrative agent and collateral agent (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 0-23378) for the quarter ended June 30, 2005).
4.11	—	Amendment No. 9 dated as of October 7, 2005, to the Second Lien Credit Agreement among the Company, Thermadyne Industries, Inc. and certain of its subsidiaries and Credit Suisse, as administrative agent and collateral agent and the lenders party thereto (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 0-23378) for the quarter ended September 30, 2005).
4.12	—	Amendment No. 10 dated as of November 7, 2005, to the Second Lien Credit Agreement among the Company, Thermadyne Industries, Inc. and certain of its subsidiaries and Credit Suisse, as administrative agent and collateral agent and the lenders party thereto (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 0-23378) for the quarter ended September 30, 2005).
4.13	—	Amendment No. 11 and Agreement dated as of December 29, 2005, to the Second Lien Credit Agreement among the Company, Thermadyne Industries, Inc. and certain of its subsidiaries and Credit Suisse as Administrative Agent and Collateral Agent and the lenders party thereto (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23378) filed on January 5, 2006).
4.14	—	Amendment No. 12 Waiver and Consent dated as of March 9, 2006, to the Second Lien Credit Agreement among the Company, Thermadyne Industries, Inc. and certain of its subsidiaries and Credit Suisse, as administrative agent and collateral agent and the lenders party thereto (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2006).

80

Exhibit
No.		Exhibit

4.15	—	Amendment No. 13 to the Second Lien Credit Agreement dated April 5, 2006 among the Company, Thermadyne Industries, Inc. and certain of their subsidiaries and Credit Suisse First Boston, as administrative agent and collateral agent (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23378) filed on April 11, 2006).
4.16	—	Amendment No. 14 and consent dated as of May 9, 2006 to the Second Lien Credit Agreement among the Company, Thermadyne Industries, Inc. and certain of its subsidiaries as borrowers, the guarantors signatory thereto, and Credit Suisse, as administrative agent and collateral agent (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-22378) filed on May 10, 2006).
4.17	—	Amendment No. 15 and consent dated as of June 20, 2006 to the Second Lien Credit Agreement among Thermadyne Industries, Inc. and certain of its subsidiaries as borrowers, the guarantors signatory thereto, and Credit Suisse as administrative agent and collateral agent (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23378) filed on June 26, 2006).
4.18	—	Amendment No. 16 Waiver and Agreement dated as of July 21, 2006 to the Second Lien Credit Agreement among the Company, Thermadyne Industries, Inc. and certain of its subsidiaries as borrowers, the guarantors signatory thereto, and Credit Suisse as administrative agent and collateral agent (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23398) filed on July 21, 2006).
4.19	—	Amendment No. 17 dated as of January 30, 2007 to the Second Lien Credit Agreement among the Company, Thermadyne Industries, Inc. and certain of its subsidiaries as borrowers, the guarantors signatory thereto, and Credit Suisse as administrative agent and collateral agent (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2006).
4.20	—	Amendment No. 18 Limited Waiver and Consent dated as of March 29, 2007 to the Second Lien Credit Agreement among the Company, Thermadyne Industries, Inc. and certain of its subsidiaries as borrowers, the guarantors signatory thereto, and Credit Suisse as administrative agent and collateral agent (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2007).
4.21	—	Amendment No. 19 and Waiver dated as of June 29, 2007 to the Second Lien Credit Agreement among the Company, Thermadyne Industries, Inc. and certain of its subsidiaries as borrowers, the guarantors signatory thereto, and Credit Suisse as administrative agent and collateral agent (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23398) filed on July 2, 2007).
4.22	—	Second Amended and Restated Credit Agreement dated as of November 22, 2004 by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the credit parties signatory thereto, the lenders signatory thereto, and General Electric Capital Corporation, as agent and lender, and GECC Capital Markets Group, Inc., as lead arranger (Incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23378) filed on November 24, 2004).
4.23	—	First Amendment and Consent to Second Amended and Restated Credit Agreement dated December 21, 2004 by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the credit parties signatory thereto, the lenders signatory thereto, and General Electric Capital Corporation, as agent and lender (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2004).
4.24	—	Second Amendment to Second Amended and Restated Credit Agreement dated as of March 16, 2005 by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the credit parties signatory thereto, the lenders signatory thereto, and General Electric Capital Corporation, as agent and lender (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23378) filed on March 17, 2005).

81

Exhibit
No.		Exhibit

4.25	—	Third Amendment to Second Amended and Restated Credit Agreement dated as of March 30, 2005 by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the credit parties signatory thereto, the lenders signatory thereto, and General Electric Capital Corporation, as agent and lender (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2004).
4.26	—	Fourth Amendment to Second Amended and Restated Credit Agreement dated as of March 31, 2005 by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the credit parties signatory thereto, the lenders signatory thereto, and General Electric Capital Corporation, as agent (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 0-23378) for the quarter ended June 30, 2005).
4.27	—	Fifth Amendment to Second Amendment and Restated Credit Agreement dated as of July 1, 2005, by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the credit parties signatory thereto, the lenders signatory thereto, and General Electric Capital Corporation, as agent (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 0-23378) for the quarter ended June 30, 2005).
4.28	—	Sixth Amendment to Second Amended and Restated Credit Agreement dated as of July 27, 2005, by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the credit parties signatory thereto, the lenders signatory thereto, and General Electric Capital Corporation, as agent (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 0-23378) for the quarter ended June 30, 2005).
4.29	—	Seventh Amendment to Second Amended and Restated Credit Agreement dated as of August 5, 2005, by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, Thermal Arc, Inc., ProTip Corporation, and Thermadyne International Corp., as borrowers, the credit parties signatory thereto, the lenders signatory thereto, and General Electric Capital Corporation, as agent (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 0-23378) for the quarter ended June 30, 2005).
4.30	—	Eighth Amendment to the Second Amended and Restated Credit Agreement, executed as of October 5, 2005, by and among the Company, Thermadyne Industries, Inc. and certain of its subsidiaries and General Electric Capital Corporation, as agent and lender and the lenders party thereto (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 0-23378) for the quarter ended September 30, 2005).
4.31	—	Limited Consent and Ninth Amendment to the Second Amended and Restated Credit Agreement dated as of November 7, 2005, by and among the Company, Thermadyne Industries, Inc., and certain of its subsidiaries and General Electric Capital Corporation as agent and lender (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 0-23378) for the quarter ended September 30, 2005).
4.32	—	Limited Waiver and Tenth Amendment to the Second Amended and Restated Credit Agreement dated as of December 29, 2005, by and among the Company, Thermadyne Industries, Inc. and certain of its subsidiaries and General Electric Capital Corporation, as agent and lender and the lenders party thereto (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23378) filed on January 5, 2006).

82

Exhibit
No.		Exhibit

4.33	—	Eleventh Amendment and Consent to the Second Amended and Restated Credit Agreement, dated as of March 8, 2006, by and among the Company, Thermadyne Industries, Inc. and certain of its subsidiaries and General Electric Corporation, as agent and lender and the lenders party thereto (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2006).
4.34	—	Twelfth Amendment to the Second Amended and Restated Credit Agreement dated as of May 3, 2006, by and among the Company, Thermadyne Industries, Inc., and General Electric Capital Corporation, as agent and lender (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23378) filed on April 11, 2006).
4.35	—	Thirteenth Amendment to the Second Amended and Restated Credit Agreement dated as of May 3, 2006, by and among the Company, Thermadyne Industries, Inc., and General Electric Capital Corporation, as agent and lender (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2006).
4.36	—	Limited Consent and Fourteenth Amendment to the Second Amended and Restated Credit Agreement dated as of May 9, 2006, by and among the Company, Thermadyne Industries, Inc. and certain of its subsidiaries and General Electric Corporation, as agent and lender and the lenders party thereto (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-22378) filed on May 10, 2006).
4.37	—	Fifteenth Amendment to the Second Amended and Restated Credit Agreement, dated as of June 20, 2006, by and among the Company, Thermadyne Industries, Inc. and certain of its subsidiaries and General Electric Corporation, as agent and lender and the lenders party thereto (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23378) filed on June 26, 2006).
4.38	—	Sixteenth Amendment and Limited Waiver to the Second Amended and Restated Credit Agreement, dated as of July 21, 2006, by and among the Company, Thermadyne Industries, Inc. and certain of its subsidiaries and General Electric Capital Corporation as agent and lender (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2005).
4.39	—	Limited Waiver and Seventeenth Amendment to the Second Amended and Restated Credit Agreement, dated as of August 2, 2006, by and among the Company, Thermadyne Industries, Inc. and certain of its subsidiaries and General Electric Capital Corporation as agent and lender (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23378) filed on August 3, 2006).
4.40	—	Eighteenth Amendment and Limited Waiver to the Second Amended and Restated Credit Agreement, dated as of October 30, 2006, by and among the Company, Thermadyne Industries, Inc. and certain of its subsidiaries and General Electric Capital Corporation as agent and lender (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2006).
4.41	—	Nineteenth Amendment and Limited Waiver to the Second Amended and Restated Credit Agreement, dated as of December 26, 2006, by and among the Company, Thermadyne Industries, Inc. and certain of its subsidiaries and General Electric Capital Corporation as agent and lender (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2006).
4.42	—	Third Amended and Restated Credit Agreement, dated as of June 29, 2007, by and among the Company, Thermadyne Industries, Inc. and certain of its subsidiaries and General Electric Capital Corporation as agent and lender (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23398) filed on July 2, 2007).
4.43	—	First Amendment to Third Amended and Restated Credit Agreement, dated as of October 7, 2008, by and among the Company, Thermal Dynamics Corporation, Victor Equipment Company, C & G Systems, Inc., Stoody Company, Thermadyne International Corp., the other persons designated as credit parties on the signature pages thereof, General Electric Capital Corporation and the persons signatory thereto as lenders (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 0-23378) for the quarter ended September 30, 2008).

83

Exhibit
No.		Exhibit

4.44	—	Supplemental Indenture dated as of May 16, 2006 among the Company, the subsidiary guarantors named therein and U.S. Bank National Association as trustee (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23378) filed on May 23, 2006).
4.45	—	Second Supplemental Indenture dated as of August 2, 2006 among the Company, the subsidiary guarantors named therein and U.S. Bank National Association as trustee (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23378) filed on August 3, 2006).
10.1	—	Registration Rights Agreement dated as of May 23, 2003 among the Company, Angelo Gordon & Co., L.P., Sigler & Co., Silver Oak Capital, LLC, Credit Suisse First Boston and Goldman Sachs Credit Partners, L.P. (incorporated by reference to Exhibit 4.3 to the registrant’s Quarterly Report on Form 10-Q (File No. 0-23378) for the quarter ended June 30, 2003).
10.2	—	Omnibus Agreement dated as of June 3, 1988, among Palco Acquisition Company (now Thermadyne Holdings Corporation) and its subsidiaries and National Warehouse Investment Company (incorporated by reference to the Company’s Registration Statement on Form 10/A, Amendment No. 2 (File No. 0-23378) filed under Section 12(g) of the Exchange Act on April 28, 1994).
10.3	—	Escrow Agreement dated as of August 11, 1988, among National Warehouse Investment Company, Palco Acquisition Company (now Thermadyne Holdings Corporation) and Title Guaranty Escrow Services, Inc. (incorporated by reference to the Company’s Registration Statement on Form 10/A, Amendment No. 2 (File No. 0-23378) filed under Section 12(g) of the Exchange Act on April 28, 1994).
10.4	—	Schedule of substantially identical lease agreements (incorporated by reference to the Company’s Registration Statement on Form 10/A, Amendment No. 2 (File No. 0-23378) filed under Section 12(g) of the Exchange Act on April 28, 1994).
10.5	—	Amended and Restated Continuing Lease Guaranty, made as of August 11, 1988, by Palco Acquisition Company (now Thermadyne Holdings Corporation) for the benefit of National Warehouse Investment Company (incorporated by reference to the Company’s Registration Statement on Form 10/A, Amendment No. 2 (File No. 0-23378) filed under Section 12(g) of the Exchange Act on April 28, 1994).
10.6	—	Schedule of substantially identical lease guarantees (incorporated by reference to the Company’s Registration Statement on Form 10/A, Amendment No. 2 (File No. 0-23378) filed under Section 12(g) of the Exchange Act on April 28, 1994).
10.7	—	Lease Agreement, dated as of October 10, 1990, between Stoody Deloro Stellite and Bowling
Green-Warren County Industrial Park Authority, Inc. (incorporated by reference to the Company’s Registration Statement on Form 10/A, Amendment No. 2 (File No. 0-23378) filed under Section 12(g) of the Exchange Act on April 28, 1994).
10.8	—	Lease Agreement between Alliance Gateway No. 58 Ltd. and Victor Equipment Company, dated September 22, 2003 (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2004).
10.9	—	First Amendment to Lease between Alliance Gateway No. 58 Ltd. and Victor Equipment Company, dated May 1, 2004 (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2004).
10.10	—	Lease Agreement between Ningbo Longxing Group Co., Ltd. and Ningbo Fulida Gas Equipment Co. Ltd., dated January 19, 2005 (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2004).
10.11	—	Lease Agreement between Ningbo Longxing Group Co., Ltd. and Thermadyne (Ningbo) Cutting and Welding Equipment Manufacturing Company, Ltd., dated December 28, 2004 (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2004).
10.12	—	First Amended and Restated Industrial Real Property Lease between 2800 Airport Road Limited Partnership and Victor Equipment Company dated August 1, 2007 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 0-23378) for the quarter ended September 30, 2007).

84

Exhibit
No.			Exhibit

10.13		—	Second Amendment to Amended and Restated Industrial Real Property Lease between Benning Street, LLC and Thermal Dynamics Corporation dated August 1, 2007 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 0-23378) for the quarter ended September 30, 2007).
10.14		—	Lease Agreement between Holman/Shidler Investment Corporation, Thermadyne Welding Products Canada, Ltd., and the Company dated October 25, 2007 (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2007).
10.15		—	Contract to Establish an Equity Joint Venture Enterprise by and between Ningbo Longxing Group Corporation Limited and the Company, dated December 28, 2004 (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2004).
10	.15†	—	Amended and Restated Executive Employment Agreement between the Company and Dennis Klanjscek, dated June 13, 2002 (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2004).
10	.17†	—	Second Amended and Restated Executive Employment Agreement between the Company and John Boisvert, dated January 1, 2004 (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2004).
10	.18†	—	Second Amended and Restated Executive Employment Agreement between the Company and Terry Downes, dated January 1, 2004 (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2004).
10	.19†	—	Second Amended and Restated Executive Employment Agreement between the Company and Jason Huett, dated January 1, 2004 (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2004).
10	.20†	—	Second Amended and Restated Executive Employment Agreement between the Company and Patricia S. Williams, dated January 1, 2004 (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2004).
10	.21†	—	Executive Employment Agreement between the Company and Paul D. Melnuk, dated January 28, 2004 (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-4 (File No. 333-114511) filed on April 15, 2004).
10	.22†	—	Executive Employment Agreement between the Company and Martin Quinn, dated April 1, 2005 (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2006).
10	.23†	—	Executive Employment Agreement between the Company and Steven A. Schumm, dated August 7, 2006.*
10	.24†	—	Employment Agreement between Thermadyne Industries, Inc. and Mark F. Jolly, dated September 11, 2006 (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2006).
10	.25†	—	Executive Employment Agreement between the Company and Terry A. Moody, dated July 12, 2007 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 0-23378) for the quarter ended September 30, 2007).
10	.26†	—	Amendment Regarding IRC Section 409A to Executive Employment Agreement between the Company and Paul D. Melnuk, dated December 31, 2008.*
10	.27†	—	Amendment Regarding IRC Section 409A to Executive Employment Agreement between the Company and John Boisvert, dated December 31, 2008.*
10	.28†	—	Amendment Regarding IRC Section 409A to Executive Employment Agreement between the Company and Terry Downes, dated December 31, 2008.*
10	.29†	—	Amendment Regarding IRC Section 409A to Executive Employment Agreement between the Company and Terry A. Moody, dated December 31, 2008.*
10	.30†	—	Amendment Regarding IRC Section 409A to Executive Employment Agreement between the Company and Martin Quinn, dated December 31, 2008.*
10	.31†	—	Amendment Regarding IRC Section 409A to Executive Employment Agreement between the Company and Steven A. Schumm, dated December 31, 2008.*
10	.32†	—	Thermadyne Holdings Corporation Non-Employee Director’s Stock Option Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q (File No. 0-23378) for the quarter ended September 30, 2003).

85

Exhibit
No.			Exhibit

10	.33†	—	Thermadyne Holdings Corporation Non-Employee Directors’ Deferred Stock Compensation Plan (incorporated by reference to Exhibit 10.15 to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2003).
10	.34†	—	Amended and Restated Thermadyne Holdings Corporation Non-Employee Directors’ Deferred Fee Plan.*
10	.35†	—	2004 Non-Employee Directors Stock Option Plan (incorporated by reference to the Company’s Definitive Proxy Statement on Schedule 14A (File No. 0-23378) filed on March 24, 2004).
10	.36†	—	Form of 2004 Non-Employee Directors Stock Option Agreement.*
10	.37†	—	Thermadyne Holdings Corporation 2004 Stock Incentive Plan (incorporated by reference to the Company’s Definitive Proxy Statement on Schedule 14A (File No. 0-23378) filed on March 24, 2004).
10	.38†	—	Thermadyne Holdings Corporation Amended and Restated 2004 Stock Incentive Plan (incorporated by reference to the Company’s Definitive Proxy Statement on Schedule 14A (File No. 0-23378) filed on April 21, 2008).
10	.39†	—	Form of 2004 Stock Incentive Plan Option Agreement.*
10	.40†	—	Form of 2004 Stock Incentive Plan Restricted Stock Agreement.*
10.41		—	Form of Indemnification Agreement (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23398) filed on October 9, 2007).
10.42		—	Acquisition Agreement dated as of December 22, 2005, by and between Thermadyne Italia, S.R.L., as seller, and Mase Generators S.P.A., as buyer (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23378) filed on December 28, 2005).
10.43		—	Purchase Agreement dated as of December 22, 2005, by and among Thermadyne Chile Holdings, Ltd. and Thermadyne South America Holdings, Ltd., as sellers, and Soldaduras PCR Soltec Limitada and Penta Capital de Riesgo S.A., as buyers (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23378) filed on December 28, 2005).
10.44		—	Sale Agreement dated March 9, 2006 between The HG A Van Zyl Familie Trust and Hendrik Gert Van Zyl and Thermadyne South Africa (Pty) Limited t/a Unique Welding Alloys and Renttech S.A. (Pty) Limited and Unique Welding Alloys Rustenburg (Proprietary) Limited t/a Thermadyne Plant Rental South Africa and Thermadyne Industries Inc. and Pieter Malan (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2006).
10.45		—	Share Sale Agreement dated March 9, 2006 between Marthinus Johannes Crous and Thermadyne Industries, Inc and Thermadyne South Africa (Pty) Limited trading as Unique and Unique Welding Alloys Rustenburg (Pty) Limited trading as Thermadyne Plant Rental South Africa and Maxweld & Braze (Pty) Limited and Selrod Welding (Pty) Limited (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2006).
10.46		—	Acquisition Agreement dated April 6, 2006 between Thermadyne Italia S.r.l. and SIGEFI Societe para Actions Simplifiee, acting on behalf of Siparex Italia, Fonds Commun de Placement a Risque and Giorgio Bassi (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2006).
10.47		—	Sale of Shares and Claims Agreement dated February 5, 2007 between Thermadyne Industries, Inc. and Thermaweld Industries (Proprietary) Limited (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 0-23398) filed on June 1, 2007).
21		—	Subsidiaries of the Company.*
23		—	Consent of Independent Registered Public Accounting Firm.*
31.1		—	Certification Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.*
31.2		—	Certification Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.*
32.1		—	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted by Section 906 of the Sarbanes-Oxley Act of 2002.*
32.2		—	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted by Section 906 of the Sarbanes-Oxley Act of 2002.*

†	Indicates a management contract or compensatory plan or arrangement.

*	Filed herewith.

86

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 10-K

(Mark One)
☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2009
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number 001-13023
Thermadyne Holdings Corporation
(Exact name of Registrant as Specified in its Charter)

Delaware	74-2482571
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

16052 Swingley Ridge Road, Suite 300 Chesterfield, Missouri (Address of Principal Executive Offices)	63017 (ZIP Code)

Registrant’s telephone number, including area code:
(636) 728-3000

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	The NASDAQ Stock Market

Securities registered pursuant to Section 12(g) of the Act:
None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.  Yes ☐     No ☑

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.  Yes ☐     No ☑

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.  Yes ☑     No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Date File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  Yes ☐     No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (Section 229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☑

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐ Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).  Yes ☐     No ☑

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was last sold, or the average bid and asked price of such common equity, as of the last business day of the registrant’s most recently completed second fiscal quarter: approximately $13,513,918 based on the closing sales price of the Common Stock on June 30, 2009.

Indicate the number of shares outstanding of each of the registrant’s classes of common stock, as of the latest practicable date: 13,543,068 shares of common stock, outstanding at March 3, 2010.

DOCUMENTS INCORPORATED BY REFERENCE

Certain portions of the registrant’s Proxy Statement for the 2010 Annual Meeting of Stockholders are incorporated by reference into Part III of this Annual Report on Form 10-K.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The statements in this Annual Report on Form 10-K that relate to future plans, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995, including statements regarding our future prospects. These statements may be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and relate to future events and occurrences. Actual results could differ materially due to a variety of factors and the other risks described in this Annual Report and the other documents we file from time to time with the Securities and Exchange Commission. Factors that could cause actual results to differ materially from those expressed or implied in such statements include, but are not limited to, the following and those discussed under the “Risk Factors” section of this annual report on Form 10-K:

a) the impact of uncertain global economic conditions on our business and those of our customers,

b) the cost and availability of raw materials,

c) operational and financial developments and restrictions affecting our international sales and operations,

d) the impact of currency fluctuations, exchange controls, and devaluations,

e) the impact of a change of control under our debt instruments and potential limits on our ability to use net operating loss carryforwards,

f) consolidation within our customer base and the resulting increased concentration of our sales,

g) actions taken by our competitors that affect our ability to retain our customers,

h) the effectiveness of our cost reduction initiatives in our continuous improvement program,

i) our ability to meet customer needs by introducing new and enhanced products,

j) our ability to adequately enforce or protect our intellectual property rights,

k) the detrimental cash flow impact of increasing interest rates and our ability to comply with financial covenants in our debt instruments,

l) disruptions in the credit markets,

m) the impact of the sale of a large number of shares of our common stock on the market price of our stock,

n) our relationships with our employees and our ability to retain and attract qualified personnel,

o) liabilities arising from litigation, including product liability risks, and

p) the costs of compliance with and liabilities arising under environmental laws and regulations.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not guarantees of performance or results. There can be no assurance that forward looking statements will prove to be accurate. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or that reflect the occurrence of unanticipated events.

2

3

PART I

Item 1.	Business

Introduction

We are a leading global designer and manufacturer of gas and arc cutting and welding products, including equipment, accessories and consumables. Our products are used by manufacturing, construction, fabrication and foundry operations to cut, join and reinforce steel, aluminum and other metals. Common applications for our products include shipbuilding, manufacturing of transportation, mining and agricultural equipment, many types of construction such as offshore oil and gas rigs, fabrication of metal structures, and repair and maintenance of processing and manufacturing equipment and facilities as well as demolition. Welding and cutting products are critical to the operations of most businesses that fabricate metal. We have very well established and widely recognized brands. We were incorporated in Delaware in 1987. Our shares are currently quoted on the NASDAQ Capital Market, and as of March 3, 2010, we had an equity market capitalization of approximately $105.6 million (based on a closing sale price of $7.80 and 13.5 million shares outstanding).

As used in this Annual Report on Form 10-K, the terms “Thermadyne Holdings Corporation,” “Thermadyne,” “the Company,” “we,” “our,” or “us,” mean Thermadyne Holdings Corporation and its subsidiaries.

Principal Products

Although we operate our business in one reportable segment, we have organized our business into five major product categories within the cutting and welding industry: (1) gas equipment; (2) arc accessories, including torches, guns, related consumable parts and accessories; (3) plasma power supplies, torches and related consumable parts; (4) welding equipment; and (5) filler materials, including hardfacing. The following shows the percent of total sales for each of the major product categories for each of the previous three years:

	2009	2008	2007

Gas equipment	35%	37%	37%
Filler metals	23%	19%	18%
Arc accessories	17%	19%	21%
Plasma power supplies, torches and related consumable parts	15%	15%	14%
Welding equipment	10%	10%	10%

Gas Equipment

Our gas equipment products include oxy-fuel torches, air fuel torches, consumables (tips and nozzles), regulators, flow meters and safety accessories that are used for cutting, heating and welding applications. We also have gas flow and pressure regulation equipment and manifold capabilities used for a variety of gas management applications across an extensive range of industries. These products are primarily sold under the Victor®, Cigweld® and TurboTorch® brands and typically range in price from $100 to more than $1,000 for more complex gas management systems. Oxy-fuel torches use a mixture of oxygen and fuel gas (predominantly acetylene) to produce a high-temperature flame that is used to cut, heat or weld steel. Gas torches are typically used in all the applications noted above, as well as for welding, heating, brazing and cutting in connection with maintenance of machinery, equipment and facilities. Air fuel torches are used by the plumbing, refrigeration and heating, ventilation and air conditioning industries using similar principles with MAP//Pro® or propane as the fuel gas. Gas flow and pressure regulation equipment is used to control the pressure and flow of most industrial, medical and specialty gases, including gases used in many industrial process control applications as well as the analytical laboratory and electronic industries. We believe we are among the largest suppliers of gas equipment products in the world, based on annual sales.

Filler Metals

Filler metals, including hardfacing metals, are consumed in the welding process as the material that is melted to join the materials to be welded together and are sold under our Stoody, Cigweld and Firepower brands.

4

Hardfacing metals are sold under the Stoody® brand, as well as other brands, and are used to overlay equipment with abrasion-resistant alloys by the welding process. There are three basic types of filler metals used: stick electrodes, solid wire and flux cored wire. Stick electrodes are fixed length metal wires coated with a flux to enhance weld properties. This is used in conjunction with a power source and an electrode holder to weld the base material. The main advantage of this process is simplicity, portability and ease of use as it can be used to access most areas and no gas is required. Solid wire is sold on spools or in drums and is used in the semi-automated process with a MIG welding gun, power source and shielding gas. The main advantage of this process is ease of use and very high deposition rates making for higher productivity. Flux cored wires are similar to solid wires; however, they are tubular wires that allow the use of flux and other alloys to improve deposition rates and weld quality.

Arc Accessories

Our arc accessories include automatic and semiautomatic welding guns and related consumable parts, ground clamps, electrode holders, cable connectors and assemblies all sold under our Tweco® brand. We also have a line of carbon arc gouging and exothermic cutting products. These products include torches and consumable rods that are sold under our Arcair® brand. Our arc welding accessory products are designed to be used with our arc welding power supplies, as well as those of our competitors. Our arc welding metal inert gas (“MIG”) guns typically range in price from $90 to $600. Arc welding MIG guns are used to apply a current to the filler metal used in welding. MIG guns are typically handheld and require regular replacement of consumable parts as a result of wear and tear, as well as their proximity to intense heat. Our connectors, clamps and electrode holders attach to the welding cable to connect the power source to the metal to be welded. Our gouging products are used to cut or gouge material to remove unwanted base or welded material as well as in demolition. We believe we are among the largest manufacturers of arc welding accessory products in the United States based on our annual sales.

Plasma Cutting Equipment

Our plasma power supplies, torches and consumable parts are sold under the Thermal Dynamics® brand. Manual plasma systems typically range in price from $900 to $5,000 with manual torch prices ranging from $300 to $800. Our automated cutting systems range in price from $2,500 to $50,000 with torches ranging in price from $1,000 to $2,500. Both manual and automated plasma systems use front end torch parts that are consumed during the cutting process and range in price from $5 to $50. Plasma cutting uses electricity and gases (typically air or oxygen) to create a high-temperature plasma arc capable of cutting any type of metal. Electricity is converted by a power supply and supplied to a torch where the gas and electricity form a plasma arc. The plasma arc is then applied to the metal being cut. Plasma cutting is a growing technology for cutting metal. Advantages of the plasma cutting process over other methods include faster cutting speeds, cleaner cuts and the ability to cut ferrous and nonferrous alloys with minimum heat distortion to the metal being cut. Plasma cutting systems are used in the construction, fabrication and repair of both steel and nonferrous metal products, including automobiles and related assemblies, appliances, ships, railcars and heating, ventilation and air-conditioning products, as well as for general maintenance. We believe we are among the largest suppliers of plasma power supplies, torches and consumable parts in the United States and worldwide, based on our annual sales.

Welding Equipment

Our welding equipment line includes inverter and transformer-based power sources used for all the main welding processes as well as plasma welding power sources. These products are primarily sold under the Thermal Arc®, Firepower® and Cigweld® brands. These products typically range in price from $200 to $12,000. Arc welding uses an electric current to melt together either wire or electrodes (referred to as filler metals) and the base materials. The power source converts the electrical line power into the appropriate voltage to weld. This electricity is applied to the filler metal using an arc welding accessory, such as a welding gun for wire welding or an electrode holder for stick electrode welding. Arc welding is the most common method of welding and is used for a wide variety of manufacturing and construction applications, including the production of ships, railcars, farm and mining equipment and offshore oil and gas rigs.

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Customers

We sell most of our products through a network of national and multinational industrial gas distributors including Airgas, Inc. and Praxair, Inc., as well as a large number of other independent cutting and welding distributors, wholesalers and dealers. In 2009, our sales to customers in the U.S. represented 56% of our sales. In 2009 and 2008, we had one customer that comprised 11% and 11%, respectively, of our global net sales. Furthermore, our top five distributors comprised 27% of our global net sales in 2009 and 2008.

We manage our operations by geographic location and by product category. See Note 18 — Segment Information to the consolidated financial statements for geographic and product line information.

Our distributors carry one or more of our product lines from approximately 2,400 locations. We maintain relationships with these distributors through our sales force. We distribute our products internationally through our sales force, independent distributors and wholesalers.

International Business

We had international sales of $154.2 million, $231.7 million, and $201.4 million for the years ended December 31, 2009, 2008, and 2007, respectively, or approximately 44%, 45%, and 41%, respectively, of our net sales in each such period. Our international sales are influenced by fluctuations in exchange rates of foreign currencies, foreign economic conditions and other risks associated with foreign trade. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures About Market Risk.” Our international sales consist of approximately 50% from export sales of our products manufactured at U.S. manufacturing facilities and, to a limited extent, products manufactured by third parties, sold through our overseas field representatives, and approximately 50% from sales of our products manufactured at our international manufacturing facilities and sold by our foreign subsidiaries.

Sales and Marketing

The sales and marketing organization oversees all sales and marketing activities, including strategic product pricing, promotion, and marketing communications. It is the responsibility of sales and marketing to profitably grow the Company’s sales, market share, and margins in each region. The organization pursues these objectives through new product introductions, programs and promotions, price management, and the implementation of distribution strategies to penetrate new markets.

Sales and marketing is organized into three regions: Americas, Asia Pacific, and Europe including other regions. The Americas is comprised of the U.S., Canada, Mexico, and Latin and South America; Asia Pacific includes South Pacific (Australia and New Zealand) and South and North Asia. Our third region is comprised of the U.K., Europe, Middle East, and the remaining countries not included in the other two regions. In 2009, the Americas contributed approximately 68% of the Company’s revenues; Asia Pacific contributed approximately 25%; and Europe and the remaining countries contributed approximately 7%. All product lines are sold throughout these regions, although there is some variance in the mix among the regions.

The sales and marketing organization consists of sales, marketing, technical support, and customer care in each region. Sales and marketing manages the Company’s relationship with our customers and channel partners who include distributors, wholesalers and retail customers. They provide feedback from the customers on product and service needs of the end-user customers, take our product lines to market, and provide technical and after sales service support. A national accounts team manages our largest accounts globally.

Raw Materials

Our principal raw materials, which include copper, brass, steel and plastic, are widely available and need not be specially manufactured for our use. Certain of the raw materials used in the hardfacing products of our filler metals product line, such as cobalt and chromium, are available primarily from sources outside the United States, some of which are located in countries that may be subject to economic and political conditions that could affect pricing and disrupt supply. Although we have historically been able to obtain adequate supplies of these materials at acceptable prices, restrictions in supply or significant increases in the prices of copper and other raw materials could adversely

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affect our business. During 2008 and 2007, we experienced significantly higher than historical average inflation on materials such as copper, steel, and brass which detrimentally impacted our gross margins. For 2009, the cost of these materials fluctuated significantly in the marketplace with minimal impact on our gross margins, as the cost of previously purchased amounts and purchase commitments were reflected in the cost of goods sold.

We also purchase certain manufactured products that we either use in our manufacturing processes or resell. These products include electronic components, circuit boards, semiconductors, motors, engines, pressure gauges, springs, switches, lenses, forgings, filler metals and chemicals. Some of these products are purchased from international sources and thus our cost can be affected by foreign currency fluctuations. We believe our sources of such products are adequate to meet foreseeable demand at acceptable prices.

Research, Development and Technical Support

We have development and sustaining engineering groups for each of our product lines. The development engineering group primarily performs process and product development work to develop new products to meet our customer needs. The sustaining engineering group provides technical support to the operations and sales groups, and the quality department supports established products. As of December 31, 2009, we employed approximately 100 people in our development and sustaining engineering groups, split among engineers, designers, technicians and graphic service support. Our engineering costs consist primarily of salaries, benefits for engineering personnel and project expenses with approximately $3 million related to research for new product development.

Competition

We view the market as split into three types of competitors: (1) three full-line welding equipment and filler metal manufacturers (Lincoln Electric Company, ESAB, a subsidiary of Charter PLC, and several divisions of Illinois Tool Works, Inc., including the ITW Miller and ITW Hobart Brothers divisions); (2) many single-line brand-specific competitors; and (3) a number of low-priced small niche competitors. Our large competitors offer a wide portfolio of product lines with an emphasis on filler metals and welding power supplies and lines of niche products. Their position as full-line suppliers and their ability to offer complete product solutions, filler metal volume, sales force relationships and fast delivery are their primary competitive strengths. Our single-line, brand-specific competitors emphasize product expertise, a specialized focused sales force, quick customer response time and flexibility to special needs as their primary competitive strengths. The low-priced manufacturers primarily use low overhead, low market prices and direct selling to capture a portion of price-sensitive customers’ discretionary purchases. International competitors have been less effective in penetrating the U.S. domestic markets due to product specifications, lack of brand recognition and their relative inability to access the welding distribution market channel.

We expect to continue to see price pressure in the segments of the market where little product differentiation exists. The trends of improved performance at lower prices in the power source market and further penetration of the automated market are also expected to continue. Internationally, the competitive profile is similar, with overall lower market prices, more fragmented competition and a weaker presence of larger U.S. manufacturers.

We compete on the performance, functionality, price, brand recognition, customer service and support and availability of our products. We believe we compete successfully through the strength of our brands, by focusing on technology development and offering innovative industry-leading products in our niche product areas.

Employees

As of December 31, 2009, we employed approximately 1,800 people, 500 of whom were engaged in sales, marketing and administrative activities, and 1,300 of whom were engaged in manufacturing or other operating activities. During 2009, we reduced our workforce in response to the decline in global economic conditions. By contrast, at December 31, 2008 our workforce was approximately 2,600 people, 600 of whom were engaged in sales, marketing and administrative activities, and 2,000 of whom were engaged in manufacturing or other operating activities. None of our U.S. workforce is represented by labor unions, while most of the manufacturing employees in our foreign operations are represented by labor unions. We believe that our employee relations are satisfactory. We have not experienced any significant work stoppages.

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Patents, Licenses and Trademarks

Our products are sold under a variety of trademarks and trade names. We own trademark registrations or have filed trademark applications for of all our trade names that we believe are material to the operation of our businesses. We also own various patents and from time to time acquire licenses from owners of patents to apply such patents to our operations. We do not believe any single patent or license is material to the operation of our businesses taken as a whole.

Recent Developments

On February 23, 2010, Thermadyne Holdings Corporation (the “Company”), its domestic subsidiaries and certain of its foreign subsidiaries amended its working capital facility and second lien facility credit agreements. The amendments are intended to facilitate the purchase of equipment and building improvements in existing manufacturing facilities during 2010 through the use of existing funds and financing arrangements. In addition, the amendments provide added flexibility for the repatriation of funds from foreign subsidiaries and the reinvestment of funds in foreign locations.

On February 23, 2010, the Company, Thermadyne Industries, Inc., their domestic subsidiaries and certain of their foreign subsidiaries (together with the Company, the “Thermadyne Parties”) entered into the Third Amendment to Third Amended and Restated Credit Agreement with General Electric Capital Corporation as agent and lender (the “Third Amendment”) to, among other things: (i) increase the permitted amount of foreign investments from $5,000,000 to $10,000,000, subject to certain restrictions, including a $3,000,000 limitation on investment in non-affiliated foreign persons; and (ii) adjust the minimum quarterly Fixed Charge Coverage Ratio requirements so as to compute the Ratio as of December 31, 2009 and March 31, 2010 and June 30, 2010 based on the results for the three months, six months, and nine months then ended. For September 30, 2010 and for each calendar quarter thereafter, the computation is based on the twelve month period then ending. The minimum Fixed Charge Coverage Ratio required for December 31, 2009 is 1.00 and for all calendar quarters thereafter is 1.10.

Also on February 23, 2010 the Thermadyne Parties entered into Amendment Number One to 2009 Amended and Restated Second Lien Credit Agreement with Regions Bank, as administrative agent, collateral agent and funding agent, and the lenders party thereto (the “Second Lien Facility Amendment”) to, among other things, increase the permitted amount of foreign investments from $5,000,000 to $10,000,000, subject to certain restrictions, including a $3,000,000 limitation on investment in non-affiliated foreign persons.

Executive Officers of the Registrant

Set forth below is the name, age, position and a brief account of the business experience of each of our executive officers.

Name	Age	Position(s)

Martin Quinn	53	President
Terry Downes	42	Executive Vice President — Chief Operating Officer
Terry A. Moody	47	Executive Vice President — Global Operations
Steven A. Schumm	57	Executive Vice President — Chief Financial and Administrative Officer

Martin Quinn	Mr. Quinn was elected President in August 2009. From April 2005 to August 2009, he served as Executive Vice President of Global Sales. From 1999 to March 2005, Mr. Quinn served as Vice President Marketing and Sales — Asia Pacific. Prior to that, he was Managing Director — Asia. He has over 25 years experience with Thermadyne.
Terry Downes	Mr. Downes joined Thermadyne in June 2003 as Director of Market Integration and in April 2004 was promoted to Executive Vice President Global Corporate Development. He was elected Executive Vice President — Chief Operating Officer in August 2009. He has over 16 years of international business development experience with primary focus in the manufacturing sector. He was previously employed by Novar PLC and Redland PLC.

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Terry A. Moody	Mr. Moody joined Thermadyne in August 2007 as Executive Vice President of Global Operations. He was formerly employed for 2 1/2 years, by Videocon Industries, a privately held manufacturer of high end digital products, where he served as the Chief Operating Officer and Senior Vice President of Americas and Europe. Prior to Videocon, he was employed for 11 years with Thomson S.A., the French Consumer Electronics Company, where he served the last 3 years of his employment as General Manager and Vice President of Americas Displays.
Steven A. Schumm	Mr. Schumm, CPA, joined Thermadyne in August 2006 as the Executive Vice President, Chief Financial Officer and Chief Administrative Officer, after serving as a consultant for the Company since April 2006. He has over 30 years of accounting and financial experience. He was previously employed for one year as Chief Financial Officer of LaQuinta Corporation, a publicly traded limited service hotel owner and operator, prior to its purchase by Blackstone Group. He served for seven years as Chief Administrative Officer and interim Chief Financial Officer of Charter Communications, a publicly traded cable service provider, and for 25 years, including 15 years as a partner, with the independent public accounting firm, Ernst & Young LLP.

Internet Information

Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through our web site (www.thermadyne.com) as soon as reasonably practicable after we electronically file the materials with or furnish them to the Securities and Exchange Commission.

Item 1A.	Risk Factors

The statements in this Annual Report on Form 10-K that relate to future plans, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, including statements regarding our future prospects. These statements may be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and relate to future events and occurrences. Actual results could differ materially due to a variety of factors and the other risks described in this Annual Report and the other documents we file from time to time with the Securities and Exchange Commission. Factors that could cause actual results to differ materially from those expressed or implied in such statements include, but are not limited to, the following items discussed below. We undertake no duty to revise or update the items discussed below.

You should carefully consider each of the risks and uncertainties we describe below and all of the other information in this report. The risks and uncertainties we describe below are not the only ones we face. Additional risks and uncertainties of which we are currently unaware or that we currently believe to be immaterial may also adversely affect our business.

Our business is cyclical and is affected by global economic conditions, particularly those affecting steel construction and fabrication-related activities, as well as other factors that are outside of our control, any of which may have a material adverse effect on our business, results of operations and financial condition.

The success of our business is directly affected by general economic conditions and other factors beyond our control. In the fourth quarter of 2008, global economic conditions, including steel production, began to deteriorate and severely deteriorated throughout much of 2009, with global steel production declining 50% to 60% during 2009 from the 2008 levels. Our business has been and continues to be adversely impacted by such conditions.

The end users of our products are engaged in commercial construction, steel shipbuilding, oil and gas industry related construction and maintenance, and general manufacturing. The demand for our products, and therefore the results of our operations, are related to the level of production in these end-user industries. Specifically, our sales

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volumes are closely tied to the levels of steel related construction and fabrication activities. Global steel production and shipments declined precipitously in late 2008 and in 2009, which caused the Company to suffer dramatic decreases in sales volumes in late 2008 and throughout 2009. The duration and extent of this reduced demand, along with further potential declines in demand for our products is uncertain.

We believe the volatility in these global economic factors could have further adverse impacts on our operating results and financial condition.

Our future operating results may be adversely affected by fluctuations in the prices and availability of raw materials.

We purchase a large amount of commodity raw materials, particularly copper, brass and steel. At times, pricing and supply can be volatile due to a number of factors beyond our control, including global demand, general economic and political conditions, mine closures and labor unrest in various countries, activities in the financial commodity markets, labor costs, competition, import duties and tariffs and currency exchange rates. This volatility can significantly affect our raw material costs. For example, as of July 2008, the cost of copper and steel was $4.25 per pound and $0.40 per pound, respectively, declined to $1.35 per pound and $0.24 per pound, respectively, in December 2008, and increased to $3.15 per pound and $0.30 per pound, respectively, by December 2009. An environment of volatile raw material prices, competitive conditions and declining economic conditions can adversely affect our profitability if we fail to adjust our sales prices appropriately to recover the change in the costs of materials.

The timing of and the extent to which we will realize changes in material costs and the impact on our profits are uncertain. Fixed price purchase commitments typically exist with respect to a portion of our material purchases for purchase volumes of three to six months. To the extent that our arrangements to lock in supplier costs do not adequately keep in check cost increases and we are unable to pass on any price increases to our customers, our profitability could be adversely affected. Certain of the raw materials used in our hardfacing products within our filler metal product line, such as cobalt and chromium, are available primarily from sources outside the United States. Restrictions in the supply of cobalt, chromium and other raw materials could adversely affect our operating results. In addition, certain of our customers rely heavily on raw materials, and fluctuations in prices of raw materials for these customers could negatively affect their operations and orders for our products and, as a result, our financial performance. Further dramatic declines in global economic conditions may also create hardships for our suppliers and potentially disrupt their supply of raw materials to us.

Our international sales and operations face special risks and are subject to various operational and financial developments and restrictions that may adversely impact our sales and earnings.

Approximately one-half of our consolidated net sales are derived from exports from the U.S. and from our international operations located in Australia, Canada, China, England, Italy, Malaysia and Mexico. International operations are subject to a number of special risks including:

•	currency exchange rate fluctuations;

•	differing protections of intellectual property;

•	trade barriers; regional economic uncertainty;

•	labor unrest;

•	governmental currency exchange controls;

•	differing (and possibly more stringent) labor regulation;

•	governmental expropriation;

•	domestic and foreign customs, tariffs and taxes;

•	current and changing regulatory environments;

•	difficulty in obtaining distribution support;

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•	difficulty in staffing and managing widespread operations;

•	differences in the availability and terms of financing; and

•	political instability and unrest.

Our products are used primarily in metal fabrication operations to cut and join metal parts. Certain metal fabrication operations, as well as manufacturing operations generally, are moving from the United States to international locations where labor costs are lower. Selling products into international markets and maintaining and expanding international operations require significant coordination, capital and resources. If we fail to address these developments, we may be unable to grow or maintain our sales and profitability.

Also, in some foreign jurisdictions, we may be subject to laws that limit the right and ability of entities organized or operating in those jurisdictions to pay dividends or remit earnings to affiliated companies unless specified conditions are met. These factors may adversely affect our financial condition.

The Company has initiated a comprehensive review of its compliance with foreign and U.S. duties requirements in light of the assessments by a foreign jurisdiction in the third quarter of 2009. It is premature to assess the findings of this review but management believes the ultimate resolution of the compliance review will not have a material effect on the Company’s business or financial condition.

We are subject to currency fluctuations and face risks arising from the imposition of exchange controls and currency devaluations.

We sell our products to distributors located in approximately 100 countries. During both years ended December 31, 2008 and 2009, approximately 44% of our consolidated sales were derived from markets outside the U.S. Approximately one-half of these sales are U.S. dollar denominated sales of products manufactured in the U.S. and exported to foreign customers. Strengthening of the U.S. dollar exchange rate serves to increase the cost for foreign purchasers and may adversely affect our sales.

For our operations conducted in foreign countries, transactions are typically denominated in various foreign currencies. The Australian dollar represents approximately 20% of our international sales. The costs of our operations in these foreign locations are also denominated in those local currencies. Because our financial statements are stated in U.S. dollars, changes in currency exchange rates between the U.S. dollar and other currencies have had, and will continue to have, an impact on our reported financial results. In addition, some sale transactions pose foreign currency exchange settlement risks. Our Australian operations currently maintain 60 to 90 day forward purchase commitments for U.S. dollars in place to reduce the risk of an adverse currency exchange movement in connection with U.S. denominated materials purchases. Currency fluctuations have affected our reported financial performance in the past and will affect our reported financial performance in the future.

We also face risks arising from the imposition of currency exchange controls and currency devaluations. Exchange controls may limit our ability to convert foreign currencies into U.S. dollars or to remit dividends and other payments by our foreign subsidiaries or operations located or doing business in a country imposing controls. Currency devaluations result in a diminished value of funds denominated in the currency of the country instituting the devaluation. Actions of this nature, if they occur or continue for significant periods of time, could have an adverse effect on our financial condition.

Sales of our common stock may result in a “change of control” under the Indenture, in which case, we may be required to repurchase the Senior Subordinated Notes, which would have a material adverse effect on the Company.

Upon a change of control, as defined in the Indenture for the Senior Subordinated Notes, each holder of our Senior Subordinated Notes has the right to require us to purchase the Senior Subordinated Notes at a purchase price in cash equal to 101% of the principal, plus accrued and unpaid interest. Under the Indenture, a “change of control” occurs if:

•	any person, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, other than Angelo, Gordon & Co., L.P. and its affiliates, is or becomes the direct or indirect beneficial owner of

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more than 35% of the total voting power of our capital stock then outstanding and entitled to vote in the election of our directors, and Angelo, Gordon & Co., L.P. beneficially owns a lesser percentage of the total voting power of our voting capital stock than the acquiring person and does not have the right or ability by voting power, contract or otherwise, to elect or designate for election a majority of our board of directors;

•	individuals who constitute our Board of Directors cease for any reason to constitute a majority of the Board of Directors then in office;

•	the Company adopts a plan of liquidation or dissolution; or

•	the Company merges or consolidates with or into another person or sells all or substantially all its assets, except (A) where the survivor or transferee is controlled by Angelo, Gordon & Co., L.P. or (B) for a transaction following which (i) in the case of a merger or consolidation, holders of securities that represented 100% of the Company’s voting capital stock immediately prior to the transaction (or other securities into which such securities are converted as part of the transaction) own directly or indirectly at least a majority of the voting power of the voting capital stock of the surviving person immediately after such transaction and (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Senior Subordinated Notes and a subsidiary of the transferor of such assets.

The Indenture defines “beneficial ownership” to include all shares that a person has the right to acquire either immediately or with the passage of time.

As of December 31, 2009, Angelo, Gordon & Co., L.P. beneficially owned 33.2% of our common stock, which it holds for the account of its investment advisory clients. If some or all of the shares owned by our principal stockholder are sold to one of our existing stockholders, it is possible that, following the sale, the purchaser would own more than 35% of our common stock. If any of the holders of our Senior Subordinated Notes exercises its redemption rights, we may have insufficient working capital for operations or capital expenditures. In addition, we may not have sufficient financial resources to purchase all of the Senior Subordinated Notes. If we are unable to satisfy our payment obligations under the Senior Subordinated Notes, we may be in default under our Indenture, which, if not waived, would result in the acceleration of our debt obligations and the exercise of remedies under the Working Capital Facility and the Second Lien Facility, which would have a material adverse impact on our ability to operate our business and to make payments under our debt instruments.

Sales of our common stock may result in a “change of control” under our credit facility agreements, which constitutes an event of default under the agreements, could result in the acceleration of our debt obligations under those agreements and, absent a waiver of this default, would have a material adverse effect on the Company.

Under the terms of our credit facility agreements, any of the following events is a “change of control”:

•	any person or group of persons, within the meaning of the Securities Exchange Act of 1934, other than Angelo, Gordon & Co., L.P. or the holders of our Senior Subordinated Notes acquires beneficial ownership of 30% or more of our issued and outstanding shares of stock;

•	during any period of 12 consecutive calendar months, individuals who at the beginning of the period constituted our board of directors, together with any new directors elected or nominated for election by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason other than death or disability to constitute a majority of the directors then in office; or

•	a “change of control” as defined in the Indenture for our Senior Subordinated Notes.

If some or all of the shares beneficially owned by Angelo Gordon & Co., L.P. are sold to one or more of our existing or new stockholders, it is possible that, following the sale, the purchaser would own more than 30% of our common stock. This would constitute an event of default under our credit facility agreements, which, if not waived, would result in the exercise of remedies under these facilities, including the acceleration of our debt obligations. This acceleration, in turn, would also constitute an event of default under the Indenture for the Senior Subordinated

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Notes. An event of default under our credit facility agreements, if not waived, would have a material adverse impact on our ability to operate our business and to make payments under our debt instruments.

The sale of shares by our principal stockholder or a combination of other stockholders may limit our ability to use net operating loss carryforwards to offset future taxable income for federal and state income tax purposes, which could have a material adverse effect on our cash flow and results of operations.

As of December 31, 2009, we had net operating loss carryforwards of approximately $152 million from the years 1998 through 2009 available to offset future federal and state taxable income. Our net operating loss carryforwards will expire between the years 2018 and 2029. Under Section 382 of the U.S. Internal Revenue Code of 1986, as amended, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its net operating losses to offset future taxable income. In general, an ownership change occurs if the aggregate stock ownership of holders of five percent or more of the corporation’s stock increases by more than fifty (50) percentage points over an applicable three-year period. The amount of the annual limitation generally is equal to the value of the stock of the corporation immediately prior to the ownership change multiplied by the adjusted federal long-term tax-exempt rate. Our net operating loss carryforwards are not currently limited under Section 382.

We expect that sales of our common stock by our principal stockholder will result in an ownership change or will significantly increase the likelihood that an ownership change will occur that will limit our ability to use net operating loss carryforwards under Section 382. It is also possible that an ownership change may result from sales of our common stock by other owners of five percent or more of the shares of our common stock, or the acquisition of five percent or more of the shares of our common stock by other persons (or groups of persons).

We have no control over our stockholders’ ability to buy or sell their shares and therefore cannot prevent an ownership change from occurring. We also cannot predict the extent to which our net operating loss carryforwards will be limited or the ultimate impact of these limitations, which will depend on, among other things: the identity of any stockholders who buy or sell our common stock, the timing of these transactions, the number of shares they buy or sell, and our future taxable income.

Limitations on our ability to use net operating loss carryforwards to offset future taxable income under Section 382 could reduce the benefit of our net operating loss carryforwards by requiring us to pay federal and state income taxes earlier than we otherwise would have had such a change not occurred, and causing part of our net operating loss carryforwards to expire without our having fully utilized them. Limitations under Section 382 could also limit our use of other credits, such as foreign tax credits, in future years. Limitations resulting from an ownership change under Section 382 could have a material adverse effect on our cash flow and results of operations.

We rely in large part on independent distributors for sales of our products and the continued consolidation of distributors and loss of key distributors could materially harm our business.

We depend on more than 2,000 independent distributors to sell our products and provide service and after-market support to our ultimate customers. Distributors play a significant role in determining which of our products are stocked at their branch locations and the prices at which they are sold, which impacts how accessible our products are to end users of our products. Almost all of the distributors with whom we do business offer competing products and services to end users. There is a trend toward consolidation of these distributors, which has been escalating in recent years. In 2009, one distributor represented 11% of our 2009 sales and our top five distributors comprised 27% of our global net sales in 2009 and 2008. Recent economic events could undermine the economic viability of some of our customers. These events could also cause our competitors to introduce new economic inducements and pricing arrangements that may cause our distributors to increase purchases from our competitors and reduce purchases from us. The continued consolidation of these distributors, the loss of certain key distributors, or an increase in the distributors’ sales of our competitors’ products to end users could materially reduce our sales and earnings.

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Our business is highly competitive, and increased competition could reduce our sales, earnings and profitability.

We offer products in highly competitive markets. We compete on the performance, functionality, price, brand recognition, customer service, and support and availability of our products. We compete with companies of various sizes, some of which have greater financial and other resources than we do. Increased competition could force us to lower our prices or to offer additional product features or services at a higher cost to us, which could reduce our sales and net earnings.

The greater financial resources of certain of our competitors may enable them to commit larger amounts of capital in response to changing market conditions. Certain competitors may also have the ability to develop product innovations that could put us at a disadvantage. In addition, some of our competitors have achieved substantially more market penetration in certain segments of those markets in which we operate. If we are unable to compete successfully against other manufacturers in our marketplace, we could lose customers, and our sales may decline. There can also be no assurance that customers will continue to regard our products favorably, that we will be able to develop new products that appeal to customers, that we will be able to improve or maintain our profit margins or that we will be able to continue to compete successfully in maintaining or increasing our market share.

We may not be able to successfully implement our cost-reduction initiatives, which may limit our competitiveness and profitability.

We have undertaken and will continue to undertake cost-reduction initiatives in response to global competitive conditions. These include our ongoing continuous improvement initiatives, redesigning products and manufacturing processes, re-evaluating the location of certain manufacturing operations and the sourcing of vendor purchased components. There can be no assurance that these initiatives will be beneficial to us in providing the anticipated cost savings from such activities. The failure of our cost-reduction efforts to yield sufficient cost reductions may have a material adverse effect on our business.

Failure to enhance existing products and develop new products may adversely impact our financial results.

Our financial and strategic performance depends partially on providing new and enhanced products to the global marketplace. We may not be able to develop or acquire innovative products or otherwise obtain intellectual property in a timely and effective manner in order to maintain and grow our position in global markets. Furthermore, we cannot be sure that new products or product improvements will be met with customer acceptance or contribute positively to our financial results. We may not be able to continue to support the levels of research and development activities and expenditures necessary to improve and expand our products. Competitors may be able to direct more capital and other resources to new or emerging technologies to respond to changes in customer requirements.

If we cannot adequately enforce or protect our intellectual property rights, our competitive position will suffer and we may incur significant additional costs.

We own a number of patents, trademarks and licenses related to our products and rights under patents owned by others. While no single patent, trademark or license is material to the operation of our business as a whole, our ability to enforce our intellectual property rights in the U.S. and in foreign countries is critical to our competitive position and our ability to continue to bring new and enhanced products to the marketplace. We rely upon patent, trademark and trade secret laws in the United States and similar laws in foreign countries, as well as agreements with our employees, customers, suppliers and other third parties, to establish and maintain our intellectual property rights. Third parties may challenge, infringe upon or otherwise circumvent our intellectual property rights, which could adversely impact our competitive position. Further, the enforceability of our intellectual property rights in various foreign countries is uncertain. Accordingly, in certain countries, we may be unable to protect our intellectual property rights against unauthorized third-party copying or use, which could harm our competitive position.

Third parties also may claim that we or our customers are infringing upon their intellectual property rights. Defending those claims and contesting the validity of third parties’ asserted intellectual property rights can be time-consuming and costly. Claims of intellectual property infringement also might require us to redesign affected

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products, enter into costly settlement or license agreements or pay costly damage awards, or face a temporary or permanent injunction prohibiting us from manufacturing, marketing or selling certain of our products.

If our consolidated indebtedness increases or EBITDA decreases, our interest cost under our Senior Subordinated Notes may increase, which would negatively impact our results.

The interest cost for our Senior Subordinated Notes is subject to change quarterly based upon our consolidated leverage ratio determined on the relationship of debt to the trailing four quarters EBITDA, as defined. Under the terms of the Indenture for the Senior Subordinated Notes, we are required to pay additional Special Interest. The rate of Special Interest increases to a maximum of 2.75% if our consolidated leverage ratio increases to 7.0. The rate of Special Interest declines incrementally to 0% if our consolidated leverage ratio is less than 3.0. The rate of Special Interest increases to 2.25% effective beginning January 1, 2010, based on our consolidated leverage ratio that is above 6.5 as of September 30, 2009. The rate will continue at this level through June 30, 2010 based on the consolidated leverage ratio as of December 31, 2009. We can give no assurance that rate of special interest will not increase after June 30, 2010.

We are subject to risks caused by changes in interest rates.

Changes in benchmark interest rates (i.e. LIBOR) will impact the interest cost associated with our variable interest rate debt. Our variable rate debt includes the borrowings under our Working Capital Facility and our Second Lien Facility. Changes in interest rates would affect our cost of future borrowings. Significant increases in interest rates would adversely affect our financial condition and results of operations.

If we fail to comply with the financial covenants in our debt instruments, our ability to obtain financing and make payments under our debt instruments may be adversely impacted.

Our credit facility agreements require compliance with certain financial covenants. These financial covenants have been amended on several occasions and most recently in February 2010. While we believe that we will be able to comply with our financial covenants in future periods, failure to do so would, unless the covenants were further amended or waived, result in defaults under our credit agreements. An event of default under our credit agreements, if not waived, could result in the acceleration of these debt obligations and, consequently, our debt obligations under our Senior Subordinated Notes. Such acceleration could result in exercise of remedies by our creditors, which could have a material adverse impact on our ability to operate our business and to make payments under our debt instruments. In addition, an event of default under the credit facilities, such as the failure to maintain the applicable required financial ratios, would prevent additional borrowing under our credit agreements, which could have a material adverse effect on our ability to operate our business and to make payments under our debt instruments.

The Company is subject to risks caused by disruptions in the credit markets.

Our Working Capital Facility is provided under an agreement with G.E. Capital Corporation, which matures in June 2012. Our operations are funded through daily borrowings and repayments from and to our lender under the Working Capital Facility. The temporary or permanent loss of the use of the Working Capital Facility or the inability to replace this facility when it expires would have a material adverse effect on our business and results of operations.

Credit availability for our suppliers and customers has been reduced due to the disruptions in the credit markets. This decreased availability for our customers and suppliers may have an adverse effect on the demand for our products, the collection of our accounts receivable and our ability to timely fulfill our commitments.

The actual or anticipated sale of shares of our common stock may cause the market price of our common stock to decline. During 2008, the Company registered 4,496,555 shares of our common stock on behalf of our principal stockholder, and 1,500,000 shares of our common stock for future offer and sale by the Company.

During 2008, the Securities and Exchange Commission declared effective the Company’s shelf registration statement covering 5,996,555 shares of our common stock. Of the 5,996,555 shares, 4,496,555 were registered by the Company on behalf of Angelo, Gordon & Co., L.P., and 1,500,000 shares were registered for future offer and

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sale by the Company. As of December 31, 2009, Angelo, Gordon & Co., L.P. beneficially owned 33.2% of our common stock, which it holds for the account of investment advisory clients of Angelo, Gordon & Co., L.P. Other investment advisory clients of Angelo, Gordon & Co., L.P. are the sole lenders under our Second Lien Facility, and also own a total of $24.2 million principal amount of our Senior Subordinated Notes. The Company and Angelo, Gordon & Co., L.P. may offer for sale any or all of their respective registered shares from time to time prior to the expiration of the shelf registration statement.

The sale of these or other shares of our common stock through open market transactions or other means may, depending upon the timing of the sales, depress the market price of our common stock. Moreover, actual or anticipated downward pressure on the market price of our common stock due to actual or anticipated sales of our common stock could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the market price of our common stock to decline.

If our relationships with our employees were to deteriorate, we could be adversely affected.

Currently, in our U.S. operations (where none of our employees is represented by a labor union) and in our foreign operations (where the majority of our employees are represented by labor unions), we have maintained a positive working environment. Although we focus on maintaining a productive relationship with our employees, we cannot ensure that unions, particularly in the United States, will not attempt to organize our employees or that we will not be subject to work stoppages, strikes or other types of conflicts with our employees or organized labor in the future. Any such event could have a material adverse effect on our ability to operate our business and serve our customers and could materially impair our relationships with key customers and suppliers, which could damage our business, results of operations and financial condition.

If we are unable to retain and hire key employees, we could be adversely affected.

Our ability to provide high-quality products and services for our customers and to manage the complexity of our business is dependent on our ability to retain and to attract skilled personnel in the areas of product engineering, manufacturing, sales and finance. Our businesses rely heavily on key personnel in the engineering, design, formulation and manufacturing of our products. Our success is also dependent on the management and leadership skills of our senior management team. As with all of our employees, we focus on maintaining a productive relationship with our key personnel. However, we cannot ensure that our employees will remain with us indefinitely. The loss of a key employee and the inability to find an adequate replacement could materially impair our relationship with key customers and suppliers, which could damage our business, results of operations and financial condition.

Liabilities relating to litigation alleging manganese induced illness could reduce our profitability and impair our financial condition.

We are a defendant in many cases alleging manganese induced illness. Manganese is an essential element of steel and contained in all welding filler metals. We are one of a large number of defendants in lawsuits filed in the U.S. The claimants allege that exposure to manganese contained in the welding filler metals caused them to develop adverse neurological conditions, including a condition known as manganism.

The aggregate long-term impact of the manganese loss contingencies on operating cash flows and financial condition is difficult to assess, particularly because claims are in many different stages of development. While we have contested and intend to continue to contest these lawsuits vigorously, there are several risks and uncertainties that may affect our liability for personal claims relating to exposure to manganese, including the possibility that our litigation experience changes overall. An adverse change from our litigation experience to date could materially diminish our profitability and impair our financial condition.

Our products involve risks of personal injury and property damage, which expose us to potential liability.

Our business exposes us to possible claims for personal injury or death and property damage resulting from the products that we sell. We maintain insurance for loss (excluding attorneys’ fees and expenses) through a combination of self-insurance retentions and excess insurance coverage. We are not insured against punitive

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damage awards and we are not currently insured for liability from manganese-induced illness. We monitor claims and potential claims of which we become aware and establish reserves for the self- insurance amounts based on our liability estimates for such claims. We cannot give any assurance that existing or future claims will not exceed our estimates for self-insurance or the amount of our excess insurance coverage. In addition, we cannot give any assurance that insurance will continue to be available to us on economically reasonable terms or that our insurers would not require us to increase our self-insurance amounts. Claims brought against us that are not covered by insurance or that result in recoveries in excess of insurance coverage could have a material adverse effect on our results of operations and financial condition. Moreover, despite any insurance coverage, any accident or incident involving our products could negatively affect our reputation among customers, suppliers, lenders, investors and the public. This may make it more difficult for us to operate our business and compete effectively.

We are subject to various environmental laws and regulations and may incur costs that have a material adverse effect on our financial condition as a result of violations of or liabilities under environmental laws and regulations.

Our operations are subject to federal, state, local and foreign laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the use, management and disposal of hazardous materials resulting from the manufacturing process, and employee health and safety. As an owner and operator of real property and a generator of hazardous waste, we may also be subject to liability for the remediation of contaminated sites. While we are not currently aware of any outstanding material claims or obligations, we could incur substantial costs, including cleanup costs, fines and civil or criminal sanctions, and third-party property damage or personal injury claims, as a result of violations of or liabilities under environmental laws or noncompliance with environmental permits required at our facilities.

Contaminants have been detected at some of our present and former sites. In addition, we have been named as a potentially responsible party at certain Superfund sites. While we are not currently aware of any contaminated or Superfund sites as to which material outstanding claims or obligations exist, the discovery of additional contaminants or the imposition of additional cleanup obligations at these or other sites could result in significant liability. In addition, the ultimate costs under environmental laws and the timing of these costs are difficult to predict. Liability under some environmental laws relating to contaminated sites, including the Comprehensive Environmental Response, Compensation, and Liability Act and analogous state laws, can be imposed retroactively and without regard to fault. Further, one responsible party could be held liable for all costs at a site. Thus, we may incur material liabilities under existing environmental laws and regulations or environmental laws and regulations that may be adopted in the future.

Item 1B.	Unresolved Staff Comments

None.

Item 2.	Properties

We operate manufacturing facilities in the United States, Italy, Malaysia, Australia, the People’s Republic of China and Mexico and lease distribution facilities in the U.S., England, and Canada. All U.S facilities, leases and leasehold interests are encumbered by first priority liens securing our obligations under our Working Capital Facility and Second Lien Facility. We consider our plants and equipment to be modern and well maintained and believe our plants have sufficient capacity to meet future anticipated expansion needs.

We lease a 19,500 square-foot facility located in St. Louis, Missouri, that houses our executive offices, as well as some of our centralized services.

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The following table describes the location and general character of our principal properties of our continuing operations as of December 31, 2009:

Location of Facility	Building Space/Number of Buildings

West Lebanon, New Hampshire	153,000 sq. ft./5 buildings (office, manufacturing, sales training)
Denton, Texas	238,960 sq. ft./4 buildings (office, manufacturing, storage, sales training center)
Roanoke, Texas	278,543 sq. ft. / 1 building (manufacturing, warehouse)
Hermosillo, Sonora, Mexico	178,013 sq. ft. / 1 building (office, manufacturing)
Oakville, Ontario, Canada	48,710 sq. ft./1 building (office, warehouse)
Cigweld Malaysia/Selangor, Malaysia	127,575 sq. ft./1 building (office, warehouse)
Melbourne, Australia	273,425 sq. ft./2 buildings (office, manufacturing, warehouse)
Kuala Lumpur, Malaysia	60,000 sq. ft./1 building (office, manufacturing)
Bowling Green, Kentucky	188,000 sq. ft./1 building (office, manufacturing, warehouse)
Milan, Italy	32,000 sq. ft./3 buildings (office, manufacturing, warehouse)
Chino, California	30,880 sq. ft./1 building (warehouse)
Ningbo, China	44,187 sq. ft. /1 buildings (office, manufacturing, warehouse)

All of the above facilities are leased, except for the manufacturing facilities located in Australia, which facilities are owned. We also have additional assembly and warehouse facilities in the United Kingdom and Australia.

Item 3.	Legal Proceedings

Our operations are subject to federal, state, local and foreign laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the use, management and disposal of hazardous materials and employee health and safety. We are currently not aware of any citations or claims filed against us by any local, state, federal and foreign governmental agencies, which, if successful, would have a material adverse effect on our financial condition or results of operations.

As an owner or operator of real property, we may be required to incur costs relating to remediation of properties, including properties at which we dispose waste, and environmental conditions could lead to claims for personal injury, property damage or damages to natural resources. We are aware of environmental conditions at certain properties which we now own or lease or previously owned or leased, which are undergoing remediation. We do not believe the cost of such remediation will have a material adverse effect on our business, financial condition or results of operations.

Certain environmental laws, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act and analogous state laws, provide for liability without regard to fault for investigation and remediation of spills or other releases of hazardous materials. Under such laws, liability for the entire cleanup can be imposed upon any of a number of responsible parties. Such laws may apply to conditions at properties presently or formerly owned or operated by us or our subsidiaries or by their predecessors or previously owned or operated by unaffiliated business entities. We have in the past and may in the future be named a potentially responsible party at off-site disposal sites to which we have sent waste. We do not believe the ultimate cost relating to such properties or sites will have a material adverse effect on our financial condition or results of operations.

At December 31, 2009, we were a co-defendant in 347 cases alleging manganese induced illness. Manganese is an essential element of steel and contained in all welding filler metals. We are one of a large number of defendants. The claimants allege that exposure to manganese contained in the welding filler metals caused the plaintiffs to

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develop adverse neurological conditions, including a condition known as manganism. As of December 31, 2009, 144 of these cases had been filed in, or transferred to, federal court where the Judicial Panel on Multidistrict Litigation has consolidated these cases for pretrial proceedings in the Northern District of Ohio. Between June 1, 2003 and December 31, 2009, we were dismissed from 1,135 other cases with similar allegations. While there is uncertainty relating to any litigation, management is of the opinion that the outcome of such litigation will not have a material adverse effect on the Company’s financial condition or results of operations.

All other legal proceedings and actions involving us are of an ordinary and routine nature and are incidental to the operations of the Company. Management believes that such proceedings should not, individually or in the aggregate, have a material adverse effect on the Company’s business or financial condition or on the results of operations.

Item 4.	(Removed and Reserved).

PART II

Item 5.	Market for the Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

The Company’s common stock is listed on The NASDAQ Capital Market under the symbol “THMD.” The following table shows, for the periods indicated, the high and low sales or bid prices, as the case may be, of a share of Common Stock for 2008 and 2009, as reported by published financial sources. For each quarter in 2008 and 2009, the prices shown below reflect the high and low sales prices.

	Sales Prices ($)
	High	Low

2008
First Quarter	$11.50	$7.75
Second Quarter	18.20	8.63
Third Quarter	22.74	14.00
Fourth Quarter	17.21	5.40
2009
First Quarter	$8.16	$1.25
Second Quarter	4.81	2.04
Third Quarter	6.98	3.22
Fourth Quarter	7.47	5.88

On March 3, 2010, the last reported sale price for our Common Stock as quoted on NASDAQ was $7.80 per share. As of March 3, 2010 there were approximately 520 beneficial owners of our Common Stock including the number of individual participants in security position listings.

We have historically not paid any cash dividends on our Common Stock, and we do not have any present intention to commence payment of any cash dividends. We intend to retain earnings to provide funds for the operation and expansion of our business and to repay outstanding indebtedness. Our debt agreements contain certain covenants restricting the payment of dividends on or repurchases of Common Stock. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

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Performance Graph

The following graph shows a comparison of our cumulative total returns, the Russell 2000 Stock Index (the “Russell 2000”) and the Standard & Poor’s Composite 500 Stock Index (the “S&P 500”) for the period from December 31, 2004 to December 31, 2009. A compatible peer-group index for the welding industry, in general, was not readily available since the industry is comprised of a relatively few competitors. The Russell 2000 represents an index based on a concentration of companies having relatively small market capitalization, similar to the Company. The comparison assumes $100 was invested on December 31, 2004 in each of our common stock, the Russell 2000, and the S&P 500, and assumes compounded daily returns with reinvestment of dividends.

Value of $100 Invested

	12/31/2004	12/31/2005	12/31/2006	12/31/2007	12/31/2008	12/31/2009

Russell 2000	100.00	103.32	120.89	117.57	76.65	95.98
S&P 500	100.00	103.00	117.03	121.16	74.53	92.01
Thermadyne Holdings Corporation	100.00	101.14	75.29	87.45	52.24	55.29

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Item 6.	Selected Financial Data

The selected financial data for the years ended December 31, 2009, 2008, 2007, 2006 and 2005, set forth below has been derived from our audited consolidated financial statements for such years. The selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto, in each case included elsewhere herein. Previously reported amounts have been reclassified as a result of the discontinued operations.

	For the Years Ended December 31,
	2009	2008	2007	2006	2005

Operating Results Data:
Net sales	$347.7	$516.9	$494.0	$445.7	$409.6

Operating income	19.7	43.9	44.3	30.0	12.5

Income (loss) from continuing operations	1.1	10.5	10.6	2.5	(15.8)
Income (loss) from discontinued operations, net of tax	3.1	0.2	(1.9)	(25.5)	(15.6)

Net income (loss)	$4.2	$10.7	$8.7	$(23.0)	$(31.4)

Diluted income (loss) per share applicable to common shares:
Continuing operations	$0.08	$0.78	$0.79	$0.18	$(1.19)
Discontinued operations	0.22	0.01	(0.15)	(1.91)	(1.17)

Net income (loss)	$0.30	$0.79	$0.64	$(1.73)	$(2.36)

Consolidated Balance Sheet Data (Period end):
Working capital	$95.7	$83.4	$97.2	$104.8	$128.7
Total assets	454.9	494.4	497.4	518.9	577.2
Total debt	217.0	234.0	234.6	257.0	258.7
Total shareholders’ equity	127.8	118.3	122.1	103.5	124.0
Consolidated Cash Flow Data — Continuing Operations:
Net cash provided by (used in) operating activities	$22.1	$17.0	$23.0	$(15.5)	$(13.3)
Other Data:
Depreciation and amortization	$13.0	$12.4	$13.1	$15.7	$19.1
Capital expenditures	(7.7)	(12.8)	(11.4)	(8.5)	(7.9)

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Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We are a leading global designer and manufacturer of gas and arc cutting and welding products, including equipment, accessories and consumables. Our products are used by manufacturing, construction, fabrication and foundry operations to cut, join and reinforce steel, aluminum and other metals. We design, manufacture and sell products in five principal categories: (1) gas equipment; (2) plasma power supplies, torches and consumable parts; (3) welding equipment; (4) arc accessories, including torches, guns, consumable parts and accessories; and (5) filler metals. We operate our business in one reportable segment.

Demand for our products is highly cyclical because many of the end users of our products are themselves in highly cyclical industries, such as commercial construction, steel shipbuilding, petrochemical construction and general manufacturing. The demand for our products and, therefore, our results of operations are directly related to the level of production in these end-user industries. During the fourth quarter of 2008 and throughout much of 2009, we experienced declining demand from our customers as global economic conditions slowed and steel production, in particular, declined substantially. We have entered into a recessionary period within our sector of the economy that is of an indeterminate depth and duration.

The availability and the cost of the components of our manufacturing processes, and particularly raw materials, are key determinants in achieving future success in the marketplace and in achieving profitability. Principal raw materials used are copper, brass, steel and plastic, which are widely available and need not be specifically manufactured for use by us. Certain other raw materials used in our hardfacing products, such as cobalt and chromium, are available primarily from sources outside the United States. Historically, we have been able to obtain adequate supplies of raw materials at acceptable prices. During 2008 and 2007, we experienced higher than historical average inflation on materials such as copper, steel and brass, which negatively affected margins. In 2009 most commodity costs declined dramatically in the global marketplace during the first six months, while in the second half of 2009, many commodity costs increased but not to the levels seen prior to 2009. We have reduced and continue to reduce our overhead and labor costs by improving our operational efficiency, relocating jobs, consolidating our manufacturing operations and outsourcing production of certain components and products.

Our operating profit is affected by the mix of the products we sell, as margins are generally higher on torches and guns and their replacement parts, as compared to power supplies and filler metals.

We sell our products domestically primarily through industrial welding distributors, retailers and wholesalers. Internationally, we sell our products through our sales force, independent distributors and wholesalers.

For the year ended December 31, 2009, approximately 56% of our sales were made to customers in the U.S. Approximately one-half of our international sales are U.S. export sales and are denominated in U.S. dollars. The U.S. dollar exchange rate has been volatile but generally weakened relative to foreign currencies during 2009. The weakening of the U.S. dollar increases our international sales amounts as translated into U.S. dollars and also may serve to increase our export sales. This weakening of the U.S. dollar may also decrease our cost of manufacturing materials in certain of our foreign locations. Similarly, the strengthening of the U.S. dollar against other currencies may have the opposite effects on our international and export sales and the cost of certain of our manufacturing materials.

Key Indicators

Key economic measures relevant to our business include steel consumption, industrial production trends and purchasing manager indices. Industries that we believe provide a reasonable indication of demand for our products include construction and transportation, railcar manufacturing, oil and gas exploration, metal fabrication and farm machinery, shipbuilding, and railcar manufacturing. The trends in these industries provide important data to us in forecasting our business. Indicators with a more direct relationship to our business that might provide a forward-looking view of market conditions and demand for our products are not available.

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Key performance measurements we use to manage the business include orders, sales, commodity cost trends, operating expenses and efficiencies, inventory levels and fill-rates. The timing of these measurements varies but may be daily, weekly and monthly depending on the need for management information and the availability of data.

Key financial measurements we use to evaluate the results of our business as well as the operations of our individual units include customer order levels and mix, sales order profitability, production volumes and variances, selling, general and administrative expenses, earnings before interest, taxes, depreciation and amortization, operating cash flows, capital expenditures and controllable working capital. We define controllable working capital as accounts receivable, inventory, and accounts payable. We review these measurements monthly, quarterly and annually and compare them over historical periods, as well as with objectives that are established by management and approved by our Board of Directors.

Discontinued Operations

In the years 2005 through 2007, the Company committed to plans to dispose of its non-core businesses which included C&G Systems (“C&G”), its Brazilian manufacturing operations, its South African operations, Soldaduras Soltec Limitada (“Soltec”) and Comercializadora Metalservice Limitada (“Metalservice”), and GenSet S.P.A. The dispositions were completed during the period of 2005 through 2009. During 2009, the building and land associated with our former Brazilian operations were sold and the liability amounts recorded for tax matters, employee severance obligations and other estimated liabilities were increased. A gain, net of tax, of $1.1 million was recorded related to Brazil during 2009 including a gain of $2.9 million on the sale of the facilities, a charge of $1.1 million to revise the estimates of the remaining liabilities, and income tax expense of $0.7 million. As of December 31, 2009 the Brazilian operations show remaining liabilities, primarily associated with tax matters, of $2.2 million for which the timing of resolution is uncertain. The remaining liabilities have classified within Accrued and Other Liabilities as of December 31, 2009. Also in 2009, the note received in the sale of our South African operations was settled and the Company recorded a gain of $1.9 million in discontinued operations and $0.5 million of interest income was recorded in continuing operations related to this transaction. Further details of the discontinued operations are provided in Note 3 — Discontinued Operations.

Results of Operations

The results of operations set forth in the Income Statement on page F-5 have been adjusted to reflect the impact of discontinued operations. See Note 3 — Discontinued Operations in our consolidated financial statements.

The following description of results of operations is presented for the years ended December 31, 2009, 2008, and 2007.

2009 Compared to 2008

Net sales from continuing operations for the year ended December 31, 2009 were $347.7 million, which was a 32.7% decrease from net sales of $516.9 million in 2008. U.S. sales were $193.4 million for 2009, compared to $285.2 million for 2008, which is a decrease of 32.2%. International sales were $154.2 million for 2009, compared to $231.7 million for 2008, or a decrease of 33.5%. The decrease in net sales for the year ended December 31, 2009 resulted from approximately $170 million in volume declines and $10 million in foreign currency translation, offset by an approximately $11 million increase due to price increases.

Gross margin from continuing operations for the twelve months ended December 31, 2009 was $103.8 million, or 29.9% of net sales, compared to $159.1 million, or 30.8% of net sales, for the same period in 2008. In 2009, the Company experienced declines in raw material costs. Under its use of the LIFO inventory accounting method, the Company recorded a $4.3 million credit to cost of sales in the twelve months ended December 31, 2009. During 2008, the Company experienced increases in raw material costs and recorded a $4.1 million charge to cost of sales under its use of the LIFO inventory accounting method. In 2009, the Company reduced inventories in 2009 resulting in a liquidation of LIFO inventory costs, which reduced cost of sales by approximately $1.0 million. Excluding the effects of LIFO, gross margin for the twelve months ended December 31, 2009 was $99.5 million, or 28.6% of net sales, decreasing from $163.1 million, or 31.6%, for the same period in 2008. The decrease in the 2009 gross margin percentage as compared to 2008, excluding LIFO effects, reflects the manufacturing cost inefficiencies arising from

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reduced production volumes throughout the year and the high raw material costs, particularly during the first three months of 2009. During 2009, these cost increases were offset in part by cost savings from productivity initiatives of an estimated $12 million under the Company’s Total Cost Productivity (TCP) initiative.

Selling, general and administrative expenses (“SG&A”) were $81.5 million, or 23.4% of net sales, for the twelve months ended December 31, 2009, as compared to $112.1 million, or 21.7% of net sales, for the twelve months ended December 31, 2008. SG&A expenses in 2009 include restructuring charges for severance expenses of $3.8 million, payable to employees who elected to participate in an early retirement program and amounts payable to manufacturing personnel placed on permanent lay-off status and to salaried employees whose positions eliminated in connection with further organizational restructurings. The 2008 SG&A expenses reflect organizational restructuring charges for severance expenses of $3.6 million payable to employees whose positions were eliminated in connection with cost reduction efforts in response to economic and market uncertainties. SG&A expenses in 2009 also include a $1.1 million charge from the write off of a Venezuelan-based customer receivable judged uncollectible and a $1.0 million charge for customs duties assessed by a foreign jurisdiction relative to prior years.

Interest expense for the twelve months ended December 31, 2009 was $20.9 million, which compares to $20.3 million for the twelve months ended December 31, 2008. The interest rate increased 80 basis points to an average effective interest rate of 10% for 2009 compared to 2008, due to the higher interest rate under the Second Lien Facility and the increase in the Special Interest adjustment to the Senior Subordinated Notes. The increased average interest rate was partially offset by the lower average debt in 2009 of $210 million as compared to $220 million for 2008.

Other income for 2009 includes $5.9 million as a result of a settlement gain relating to the termination of a majority of the Company’s health care plans for retired employees effective July 31, 2009.

An income tax provision of $2.7 million was recorded on pretax income from continuing operations of $3.8 million for the twelve months ended December 31, 2009 versus an income tax provision of $12.1 million on pretax income from continuing operations of $22.6 million for 2008. For 2009, the effective income tax rate was 70% versus 53% in 2008. For 2009 and 2008, the incremental effective tax rate arises from the effect of deferred U.S. income tax expenses recorded on certain foreign earnings in addition to the foreign taxes payable currently on those earnings. The currently payable income tax provision for 2009 and 2008 relates primarily to earnings in foreign countries. Operating loss carryovers offset substantially all U.S. currently payable income taxes.

Discontinued operations reported net income of $3.1 million for the twelve months ended December 31, 2009 compared to net income of $0.2 million for the twelve months ended December 31, 2008. The change in results for discontinued operations primarily relates to the gain recorded for Brazil on the sale of building and land, net of charges to adjust the remaining liabilities, and collection of a note receivable associated with the sale of the South African business. The South African sale closed on May 25, 2007 with $13.8 million net cash received at closing along with a note due in May 2010 in the amount of 30 million South African Rand and bearing 14% interest payable. In April 2009, the note was settled and the Company recorded a gain of $1.9 million. The Company also recorded $0.5 million of interest income in continuing operations related to this transaction.

2008 Compared to 2007

Net sales from continuing operations for the year ended December 31, 2008 were $516.9 million, which was a 4.6% increase over net sales of $494.0 million for the same twelve months in 2007. U.S. sales were $285.2 million for 2008, compared to $292.6 million for 2007, which is a decrease of 2.5%. International sales were $231.7 million for the twelve months ended December 31, 2008 compared to $201.4 million for the same period of 2007, or an increase of 15.0%. Net sales for the twelve months ended December 31, 2008 increased approximately $23 million with approximately $20 million from price increases, $2 million due to foreign currency translation and $1 million from volume. In the fourth quarter of 2008, the Company’s sales declined substantially from the trends in the first three quarters as global economic conditions, particularly in steel production, deteriorated. The fourth quarter 2008 sales were 16% less than the comparable 2007 quarter with a $21 million sales decline of which approximately $20 million was from volume.

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Gross margin from continuing operations for the twelve months ended December 31, 2008 was $159.1 million, or 30.8% of net sales, compared to $154.4 million, or 31.2% of net sales, for the same period in 2007. The gross margin decline is due to increases in the costs of materials such as copper, brass and steel partially offset by manufacturing cost savings and improved pricing administration consisting of sales price increases. The impact of increases in materials and production supply cost reduced gross margin by an estimated $26 million. These material cost increases were offset in part by cost savings from productivity initiatives of an estimated $18 million under the Company’s Total Cost Productivity (TCP) initiative.

Selling, general and administrative expenses (“SG&A”) were $112.1 million, or 21.7% of net sales, for the twelve months ended December 31, 2008 as compared to $106.0 million, or 21.5% of net sales, for the twelve months ended December 31, 2007. The increase in SG&A includes severance cost charges of $3.6 million arising from the fourth quarter 2008 decision to reduce salaried personnel due to the decline in economic conditions. Foreign currency transactional gains and losses reflected in SG&A for the twelve months ended December 31, 2008 and 2007 were losses of $0.7 million and gains of $0.4 million, respectively. The remaining increase in SG&A expenses in 2008 compared to 2007 reflect increases of $1.4 million for general cost increases including increases in new product development activities and the addition of sales and operations personnel throughout the Company’s worldwide facilities.

Interest expense for the twelve months ended December 31, 2008 was $20.3 million, which compares to $26.8 million for the twelve months ended December 31, 2007. The average indebtedness during 2008 was approximately 10% less than in the prior year. In addition, the average effective interest rate declined approximately 170 basis points during 2008. This decline in the effective interest rate reflects the combined benefit of the lower LIBOR rates and the reduced interest rate for the Working Capital and the Second Lien Facilities, as a result of the amendments to the agreements in June 2007. During 2008, approximately 40% of the Company’s indebtedness was variable with changes in LIBOR. The reduction of the Special Interest Adjustment on the Senior Subordinated Notes also resulted in a reduction in interest rate in 2008.

An income tax provision of $12.1 million from continuing operations was recorded on pretax income of $22.6 million for the year ended December 31, 2008. For 2008, the effective income tax rate was 53% versus 34% in the comparable prior year period. In its income tax expense, the Company includes in U.S. taxable income a portion of the Company’s foreign earnings without the recognition of the related benefit of foreign tax credits, which are carried forward. In both years, certain collateral pledges pursuant to the Working Capital Facility required inclusion of a portion of the foreign earnings in U.S. taxable income. For the year ended December 31, 2007, an income tax provision of $5.5 million was recorded on a pretax income of $16.2 million from continuing operations. An income tax benefit of $4.0 million was recognized in 2007 due to the reduction of previously recorded state income tax contingencies.

Discontinued operations reported net income of $0.2 million for the twelve months ended December 31, 2008 compared to a net loss of $2.0 million for the twelve months ended December 31, 2007. During 2008, operational activities in Brazil ceased early in the year and a contract for sale of the Brazilian land and buildings was signed in late 2008. The Company closed the sale in September 2009. The year 2007 loss results primarily from operational activities of the discontinued units. See Note 3 — Discontinued Operations to the consolidated financial statements.

Restructuring and Other Charges

As of December 31, 2008, the company accrued restructuring charges of $3.6 million for severance related expenses payable to approximately 110 salaried employees whose positions were eliminated in connection with cost reduction efforts in response to economic and market uncertainties. At that time, this initiative reduced the salaried work force approximately 13%. As a result, the Company reduced its annual compensation and benefit costs by approximately $7.5 million. The majority of the severance costs were paid in the first and second quarters of 2009.

In the first quarter of 2009, the Company offered a voluntary retirement program and accrued restructuring charges for $1.3 million in separation pay and COBRA benefits payable under the program. Approximately

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50 employees elected to participate. As a result, the Company reduced its annual compensation and benefit costs by approximately $3.1 million. The amounts were substantially paid through August 2009.

Subsequent to the first quarter of 2009, the Company recorded additional restructuring charges of $2.4 million for severance expenses. The charges relate to manufacturing personnel placed on permanent lay-off status, salaried positions eliminated in connection with further organizational restructurings and additional personnel electing to participate in the voluntary retirement program initiated in the first quarter. These actions affected approximately 237 employees, 225 of whom were placed on permanent lay-off or had their positions eliminated and 12 of whom participated in the early retirement program. As a result, the Company reduced its annual compensation and benefit costs by approximately $5.5 million.

Liquidity and Capital Resources

Liquidity.  Our principal uses of cash are capital expenditures, working capital and debt repayment obligations, including repayment of debt pursuant to the “Excess Cash Flow” provision of our Senior Subordinated Notes Indenture. We expect to fund ongoing requirements for working capital from operating cash flow and borrowings under the Working Capital Facility. This Facility was amended in June 2009 and February 2010 and matures in June 2012, as discussed below.

In 2009, we generated $3.0 million net cash in conducting continuing operations. Net debt repayments were $16.3 million, which consisted of $22.9 million in repayment of the Working Capital Facility and $2.6 million of purchases of our Senior Subordinated Notes, offset by increased borrowings under the Second Lien Facility of $9.2 million.

In 2010, we anticipate capital expenditures will be $15 million to $18 million including $10 million to $12 million to expand existing manufacturing facilities. Our existing debt service obligations in 2010 excluding interest expense and repayments on the Working Capital Facility, will be approximately $9 million. This includes $6 million in repayments of borrowings under our Second Lien Facility and $2 million related to our capital lease obligations. We expect our operating cash flows and available borrowings under the Working Capital Facility will be sufficient to meet our anticipated capital expenditures and debt service requirements. Additional debt repayments required, if any, by the Excess Cash Flow provision of the Senior Subordinated Notes Indenture, which would be payable by April 2011, and our other long-term obligations for 2010 would also be funded through operating cash flows and the Working Capital Facility.

At December 31, 2009, the Company was in compliance with its financial covenants. The Company has sufficient funding to fulfill its current debt repayment obligations. The Company has funding for capital expenditure commitments and will not proceed with other planned capital expenditures unless it is in compliance with the fixed charge coverage covenant of the Working Capital Facility. To reduce expenses, actions were implemented early in 2009 which included layoffs of production personnel, reduction of the global salaried work force, deferral of salary increases, and broad based efforts to reduce discretionary spending. The Company anticipates it will maintain a level of expenses aligned with the current reduced sales volumes.

Failure to comply with our financial covenants in future periods would result in defaults under our credit agreements unless covenants are amended or waived. We believe the most restrictive financial covenant under our Working Capital Facility is the “fixed charge coverage” covenant, which was amended on February 23, 2010 in connection with an amendment to the Credit Agreement. This covenant requires EBITDA (as defined in the Amended Credit Agreement) to be at least 1.10 of Fixed Charges (as defined in the Credit Agreement) on a trailing twelve months basis except during 2009 and the first two quarters of 2010, as described below. Under the Second Lien Facility, we believe that the most restrictive financial covenant is the “senior leverage ratio” covenant, which requires that debt, including total debt less the Senior Subordinated Notes and cash, not exceed 2.75 times EBITDA (as defined in the Amended Second Lien Agreement). Compliance is measured quarterly based on the trailing four quarters. A default of the financial covenants under the Working Capital Facility or Second Lien Facility would constitute a default under the Senior Subordinated Notes. An event of default under our credit agreements, if not waived, could result in the acceleration of these debt obligations and, consequently, our debt obligations under our Senior Subordinated Notes.

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Our debt structure, terms, covenants, and a history of these instruments are described below.

Working Capital Facility.  Certain subsidiaries of the Company are borrowers under the Third Amended and Restated Credit Agreement, dated June 29, 2007 as amended (the “Credit Agreement”), with General Electric Capital Corporation as agent and lender. The Credit Agreement: (i) matures on June 29, 2012; (ii) provides a revolving credit commitment of up to $70 million (the “Working Capital Facility”), which includes (a) an asset based facility and (b) an amortizing $10 million property, plant and equipment facility; (iii) provides for interest rate percentages applicable to the asset base; (iv) limits the senior leverage ratio to 2.75; (v) provides for an interest rate of 90-day LIBOR plus 4.00%; (vi) includes a prepayment fee of 2% if the Facility is terminated prior to June 27, 2010 or 1% prior to June 27, 2011; and (vii) includes a minimum fixed charge coverage ratio for the twelve-months ended June 30, 2009 and September 30, 2009 of 0.95 and 0.825, respectively, 1.00 for the quarter ended December 31, 2009 and 1.10 thereafter. With respect to the quarters ending December 31, 2009, March 31, 2010 and June 30, 2010, the calculation is based on the results for the three months, six months, and nine months periods ending on such dates, respectively. The calculation for quarters ending September 30, 2010 and thereafter is based on the twelve month periods then ending. Borrowings under the Working Capital Facility may not exceed 85% of eligible receivables plus the lesser of (i) 85% of the net orderly liquidation value of eligible inventories or (ii) 65% of the book value of eligible inventories less customary reserves, plus machinery at appraised value not to exceed $10 million.

At December 31, 2009, $3.9 million of letters of credit were outstanding under the Credit Agreement. Unused availability was $35.9 million as of December 31, 2009. The Working Capital Facility includes a lockbox agreement that requires all receipts to be swept daily to reduce borrowings outstanding under the revolving line of credit.

Second Lien Facility.  On August 14, 2009, the Company entered into the 2009 Amended and Restated Second Lien Credit Agreement with the agent and the lenders party thereto (the “Amended Second Lien Agreement”). The Amended Second Lien Agreement refinanced the loans outstanding under the Second Lien Credit Agreement dated July 29, 2004. Under the Amended Second Lien Agreement, the Company issued a new $25 million Second Lien Facility at 92.346% of the face amount, repaid the $14 million balance of the Second Lien Facility and realized $9 million of net proceeds. The maturity date was extended from November 7, 2010 to November 30, 2012,and certain assets of the Company’s Australian subsidiaries were added as collateral for the loans. The Amended Second Lien Agreement permits a single prepayment of as much as $14 million beginning April 1, 2010 through August 30, 2010 in lieu of repurchasing outstanding Senior Subordinated Notes with excess cash flow, and prepayment of the balance beginning August 30, 2010. The applicable interest rate was changed to, at the Company’s option, (a) the greater of LIBOR or 6%, plus 6% or (b) the greater of the prime rate, the federal funds rate plus one half of 1.00% or 6%, plus 6%. At issuance and through December 31, 2009, the interest rate payable is 12%, and the effective interest rate, including amortization of the issuance discount, is 15%. The lenders under the previous Second Lien Credit Agreement and additional entities each became lenders under the Amended Second Lien Agreement.

Senior Subordinated Notes.  The Senior Subordinated Notes (the “Notes”) accrue interest at 9.25% per annum, which is payable semiannually in cash. The Notes are guaranteed by our domestic subsidiaries, which are also borrowers or guarantors under the Working Capital Facility and the Second Lien Facility, and certain of our foreign subsidiaries. The Notes contain customary covenants and events of default, including covenants that limit our ability and our subsidiaries’ abilities to incur debt, pay dividends and make certain investments. Subject to certain conditions, we must annually use our Excess Cash Flow (as defined in the Indenture) either to make permanent repayments of our senior debt or to extend a repurchase offer to the holders of the Notes pursuant to which we will offer to repurchase outstanding Notes at a purchase price of 101% of their principal amount. The “Excess Cash Flow” amount for 2009 was $6.0 million, and we will repay this amount of Second Lien borrowings on or before April 15, 2010 in satisfaction of this obligation under the Indenture. The Indenture provides for the payment of additional Special Interest on the Senior Subordinated Notes, initially at a rate of 1.25% per annum. The Special Interest is subject to adjustment increasing to 1.75% if the consolidated leverage ratio exceeds 6.00 with incremental interest increases to a maximum of 2.75% if the consolidated leverage ratio increases to 7.0. The Special Interest declines to 0.75% if the consolidated leverage ratio declines below 4.0 and declines incrementally to 0% when the consolidated leverage ratio is less than 3.0.

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Shelf Registration of Common Stock.  During 2008, the Securities and Exchange Commission declared effective the Company’s shelf registration statement covering 5,996,555 shares of our common stock. Of the 5,996,555 shares, 4,496,555 were registered by the Company on behalf of Angelo, Gordon & Co., L.P. (which exercises voting and dispositive powers over certain shares of Company common stock held by Angelo, Gordon & Co., L.P. affiliates and clients), and 1,500,000 shares were registered for future offer and sale by the Company. The Company and Angelo, Gordon & Co., L.P. may offer for sale any or all of their respective registered shares from time to time prior to the expiration of the shelf registration statement. The Company’s ability and willingness to issue securities under the aforementioned registration statement will depend on market conditions at the time of any desired offering.

Working Capital and Cash Flows.  The operating activities of our continuing operations provided $22.1 million of cash during the year ended December 31, 2009, compared to cash provided of $17.6 million during the year ended December 31, 2008. This includes the changes in operating assets and liabilities, which provided $15.0 million of cash for the year ended December 31, 2009, compared to $10.4 million of cash used in the year ended December 31, 2008 and consisted of:

•	Accounts receivable decreases provided $19.4 million of cash in 2009, compared to $7.1 million of cash provided during the year ended December 31, 2008. The decrease in accounts receivable in 2009 resulted from the substantial decrease in sales during the year.

•	Inventory decreases provided $32.3 million of cash in 2009 compared to the $15.4 million used in the year ended December 31, 2008. Inventories were decreased during 2009 in response to significant declines in customer orders.

•	Prepaid expenses increased using $2.9 million of cash in 2009 compared to $0.8 provided in 2008. The increase arises primarily from the asset associated with a U.S. dollar currency hedge by our Australian subsidiary.

•	Accounts payable reductions used $21.0 million of cash in 2009, which compares to the use of $1.9 million of cash in the year ended December 31, 2008. Throughout 2009, our volume of business was severely contracting as a result of the global economic decline. Accordingly, during 2009, the Company was paying vendors for previous materials purchases while reducing new purchases in connection with reducing inventory levels. In addition, in December 2009 we accelerated approximately $16 million of payments to our vendors and service providers.

•	Accrued interest and other expense accrual decreases used $9.7 million of cash in 2009 compared to $0.2 million used in 2008. The accrued liabilities at year end 2009 for severance payments, customer rebates and incentive compensation were less than at year end 2008 due to declines in the volumes of our business and early payment in 2009 of customer rebates typically paid in the subsequent year. Accrued other expenses also includes approximately $3.0 million for the liability associated with a U.S. dollar currency hedge by our Australian subsidiary.

Cash used for capital expenditures was $7.7 million during the year ended December 31, 2009, compared to $13.4 million used for capital expenditures in the year ended December 31, 2008.

Financing activities used $12.8 million of cash during 2009 and used $3.2 million during 2008. Net debt repayments were $16.3 million in 2009 and $2.9 million during 2008. In 2009, financing activities include a $0.5 million use of cash associated with the reversal of prior year stock compensation and $3.3 million of cash provided in 2008 for stock options exercised and non-cash stock compensation charges. The Company received a $2.5 million payment in 2009 upon terminating an interest rate hedge agreement.

The purchase of the minority interest in our Italian manufacturing operations and the purchase of our partner’s interest in our Chinese manufacturing venture required an aggregate use of $3.9 million of cash in 2008.

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Contractual Obligations and Commercial Commitments

In the normal course of business, we enter into contracts and commitments that obligate us to make payments in the future. The table below sets forth our significant future obligations by time period.

	Payments Due by Period
		Less Than	1-3	3-5	More Than
Contractual Obligations	Total	1 Year	Years	Years	5 Years
	(Dollars in thousands)

Long-term debt	$207,155	$16,106	$18,223	$172,826	$—
Interest payments related to long-term debt	69,398	18,956	33,173	17,269	—
Capital leases	9,869	2,452	3,674	3,052	691
Operating leases	33,634	6,832	9,890	8,518	8,394

Total	$320,056	$44,346	$64,960	$201,665	$9,085

The amounts shown for capital leases exclude the effective interest expense component. At December 31, 2009, we had issued letters of credit totaling $3.9 million under the Working Capital Facility. See Note 17 to the consolidated financial statements for the Company’s obligation with respect to its pension and post-retirement benefit plans.

Market Risk and Risk Management Policies

Our earnings and cash flows are subject to exposure to changes in the prices of certain commodities, particularly copper, brass and steel. Our earnings and cash flows are also impacted by fluctuations in foreign currency exchange rates as well as changes in the interest rates on our debt arrangements. Our Working Capital Facility and Second Lien Facility related interest costs are subject to change with changes in LIBOR, and the interest rate on the Senior Subordinated Notes is subject to change based on our debt to EBITDA leverage ratio. See Item 7A. “Quantitative and Qualitative Disclosures About Market Risk,” for a further discussion.

Effect of Inflation and Deflation; Seasonality

In an environment of decreasing raw material prices and recessionary economic pressures, competitive conditions can cause sales price discounting before we can recover the higher costs of previously purchased materials. Conversely, in an environment of increasing raw material costs wherein we are increasing prices, we may not be able to increase prices quickly enough. Our agreements with customers require 60 to 90 days notice and various administrative procedures are necessary to implement the changes. To the extent we are unable to maintain our sales prices to our customers, or to react as quickly as the market may change, our profitability could be adversely affected.

In an environment of increasing raw material prices, competitive conditions can affect how much of the price increases we can recover in the form of higher unit sales prices. To the extent we are unable to pass on any price increases to our customers; our profitability could be adversely affected. Furthermore, restrictions in the supply of cobalt, chromium and other raw materials could adversely affect our operating results. In addition, certain of our customers rely heavily on raw materials, and to the extent there are fluctuations in prices, it could affect orders for our products and our financial performance. Our general operating expenses, such as salaries, employee benefits and facilities costs, are subject to normal inflationary pressures. Our operations are generally subject to mild seasonal increases in the second and third calendar quarters.

Critical Accounting Policies

Our consolidated financial statements are based on the selection and application of significant accounting policies, some of which require management to make estimates and assumptions. We review these estimates and assumptions periodically to assess their reasonableness. If necessary, these estimates and assumptions may be changed and updated. No material adjustments to our accounting policies have been made in 2009. We believe the following are the more critical judgmental areas in the application of our accounting policies that affect our financial condition and results of operations.

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Inventories

Inventories are a significant asset, representing 16% of total assets at December 31, 2009. They are valued at the lower of cost or market, with our U.S. subsidiaries using the last in, first-out (LIFO) method, which represents 70% of consolidated inventories, and our foreign subsidiaries using the first-in, first-out (FIFO) method, which represents 30% of consolidated inventories.

We continually apply judgment in valuing our inventories by assessing the net realizable value of our inventories based on current expected selling prices, as well as factors such as obsolescence and excess stock. We provide reserves as judged necessary. If we do not achieve our expectations of the net realizable value of our inventory, future losses may occur.

Accounts Receivable and Allowances

We maintain an allowance for doubtful accounts for estimated losses from the failure of our customers to make required payments for amounts owed. We estimate this allowance based on knowledge and review of historical receivables, write-off trends and reserve trends, the financial condition of our customers and other pertinent information. If the financial condition of our customers deteriorates or an unfavorable trend in receivable collections is experienced in the future, additional allowances may be required.

Property, Plant and Equipment

Property, plant and equipment are carried at cost and are depreciated using the straight-line method. The average estimated lives utilized in calculating depreciation are as follows: buildings — 25 years and machinery and equipment — three to ten years. Property, plant and equipment recorded under capital leases are depreciated based on the lesser of the lease term or the underlying asset’s useful life. Impairment losses are recorded on long-lived assets when events and circumstances indicate the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts. During the fourth quarter of 2007, the Company recorded an impairment loss related to the decision to dispose of its cutting table business. During the fourth quarter of 2006, the Company recorded an impairment loss related to the decision to dispose of the South Africa and Brazil businesses. These impairment losses were recorded as the fair value of the businesses was determined to be below the carrying value of the net assets. See Note 3 — Discontinued Operations. No such losses were incurred as of December 31, 2008 or 2009.

Intangible Assets

Patents and customer relationships are amortized on a straight-line basis over their estimated useful lives, which generally range from 10 to 20 years. We account for these intangible assets in accordance with generally accepted accounting principles, which require us to assess the recoverability of these assets when events or changes in circumstances indicate that the carrying amount of the long-lived asset group might not be recoverable. If impairment indicators exist, we determine whether the projected undiscounted cash flows will be sufficient to recover the carrying value of such assets. This requires us to make significant judgments about the expected future cash flows of the asset group. The future cash flows are dependent on general and economic conditions and are subject to change.

Goodwill and trademarks are tested for impairment annually, as of October 1st, or more frequently if events occur or circumstances change that would, more likely than not, reduce the fair value of the reporting unit below its carrying value. The impairment analysis is performed on a consolidated enterprise level based on one reporting unit. The impairment test involves the comparison of our updated estimate of the enterprise fair value to the carrying amount. An impairment would be recorded if the carrying amount exceeded the estimated enterprise fair value. To estimate enterprise fair value, management relies primarily on its determination of the present value of expected future cash flows. Significant judgments and estimates about current and future conditions are used to estimate the fair value. In estimating future cash flows, management estimates future sales volumes, sales prices, changes in commodity costs and the weighted cost of capital. Management also considers market value comparables and the current market capitalization of the Company in determining whether an impairment exists. Due to the deterioration of global economic conditions during 2009, we performed impairment testing quarterly in 2009. An impairment

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analysis was completed in the fourth quarter, and no adjustment to the carrying value of goodwill was deemed necessary during 2009 based on estimates of future cash flows. Unforeseen events and changes in circumstances and market conditions, including general economic and competitive conditions could cause actual results to vary significantly from the estimates. See Note 7 — Intangible Assets.

Trademarks are generally associated with the Company’s product brands, and cash flows associated with these products are expected to continue indefinitely. The Company has placed no limit on the end of the Company’s trademarks’ useful lives. As of December 31, 2009, there was no impairment of trademarks.

Revenue Recognition

The Company sells a majority of its products through distributors with standard terms of sale of FOB shipping point or FOB destination. Under all circumstances, revenue is recognized when persuasive evidence of an arrangement exists, the seller’s price is fixed and determinable, and collectibility is reasonably assured.

The Company sponsors a number of annual incentive programs to augment distributor sales efforts including certain rebate programs and sales and market share growth incentive programs. Rebate programs established by the Company are communicated to distributors at the beginning of the year and are earned by qualifying distributors based on increases in purchases of identified product categories and based on relative market share of the Company’s products in the distributor’s service area. We accrue the estimated costs throughout the year and the costs associated with these sales programs are recorded as a reduction of revenue. Rebates are paid periodically during the year.

Terms of sale to generally include 30-day payment terms, return provisions and standard warranties for which reserves, based upon estimated warranty liabilities from historical experience, have been recorded. For a product that is returned due to issues outside the scope of the Company’s warranty agreements, restocking charges will generally be assessed.

Research and Development Costs

Research and development is conducted in connection with new product development with costs of approximately $2.7 million and $4.3 million in 2009 and 2008, respectively. The costs relate to materials used in the development process and allocated engineering personnel costs and are reflected in “Selling, general & administrative expenses” as incurred.

Income Taxes

We establish provisions for taxes to take into account the effects of timing differences between financial and tax reporting. These differences relate primarily to the excess of the fresh-start accounting valuation over the tax basis of our primary operating subsidiary, net operating loss carryforwards, fixed assets, intangible assets and post-employment benefits.

We record a valuation allowance when, in our assessment, it is more likely than not that a portion or all of our deferred tax assets will not be realized. In making this assessment we consider the scheduled reversal of deferred tax liabilities, tax planning strategies and projected future taxable income. At December 31, 2009, a valuation allowance has been recorded against our deferred tax assets which consist primarily of U.S. net operating loss carryovers. The amount of the deferred tax assets considered realizable could change in the future if our assessment of future taxable income or tax planning strategies changes.

A substantial portion of the earnings of our foreign subsidiaries are included in our U.S. income tax return under I.R.C. Section 956. This requires the earnings of a foreign subsidiary which guarantees the borrowings of its U.S. parent to be included in U.S. income. Upon actual distribution of those earnings previously taxed under I.R.C. Section 956, we are not subject to U.S. income taxes but may be subject to withholding taxes payable in the foreign jurisdiction. See Note 13 — Income Taxes to the consolidated financial statements.

For the undistributed earnings of non-U.S. subsidiaries not subject to I.R.C. Section 956, no provision is made for U.S. income taxes. These earnings are permanently invested or otherwise indefinitely retained for continuing

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international operations. Determination of the amount of taxes that might be paid on these undistributed earnings is not practicable.

We are periodically audited by U.S. and foreign tax authorities regarding the amount of taxes due. In evaluating issues raised in such audits, reserves are provided for exposures as appropriate. To the extent we were to prevail in matters for which accruals have been established or be required to pay amounts in excess of reserves, the effective tax rate in a given financial statement period may be impacted.

As a result of the 2003 bankruptcy restructuring, the Company recognized cancellation of indebtedness income. Under Internal Revenue Code Section 108, this cancellation of indebtedness income is not recognized for income tax purposes, but reduced various tax attributes, primarily the tax basis in the stock of a subsidiary, for which a deferred tax liability was recorded. The final determination of the reduction in the tax attributes was made following the bankruptcy restructuring with the filing of the Company’s federal tax return.

Factors That May Affect Future Results

For a discussion of factors that may affect future results see “Risk Factors.”

Recently Issued Accounting Standards

Business Combinations.  The Company adopted Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations,” effective January 1, 2009. This establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. After adoption of this pronouncement, the benefit of net operating loss carryovers reduces income tax expense as the carryovers are utilized.

Subsequent Events.  The Company adopted ASC Subtopic 855-10, “Subsequent Events” effective June 15, 2009. This establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The adoption of this statement did not have a material effect on the Company’s financial statements.

The Company has determined that all other recently issued accounting pronouncements will not have a material impact on its consolidated financial position, results of operations and cash flows, or do not apply to its operations.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

Our primary financial market risks relate to fluctuations in commodity prices, currency exchange rates and interest rates.

Copper, brass and steel constitute a significant portion of our raw material costs. These commodities are subject to price fluctuations which we may not be able to recover and maintain historical margins depending upon competitive pricing conditions at the time. When feasible, we attempt to establish fixed price purchase commitments with suppliers to provide stability in our materials component costs for periods of three to six months. We have not experienced and do not anticipate constraints on the availability of these commodities.

Approximately one-half of our international sales are export sales from the United States which are primarily denominated in U.S. dollars. The balance of the international sales arises from sales conducted primarily in Australia/Asia, Canada and Europe. Our exposure to foreign currency transactions is partially mitigated through our manufacturing locations in Australia, China, Italy, Malaysia, and Mexico. Our Australian operations execute 60 and 90 day forward purchase commitments for U.S. dollars to help provide stability in the cost of purchased materials and components. However, our financial results could be significantly affected by changes in foreign currency exchange rates in the foreign markets. We are most susceptible to a strengthening U.S. dollar, which would have a negative effect on our export sales and a negative effect on the translation of local currency financial statements into U.S. dollars, our reporting currency. We may also incur transaction gains or losses resulting from changes in foreign currency exchange rates primarily between our U.K. distribution operations and continental Europe, but we do not expect these to be material to our financial results.

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We are exposed to changes in interest rates through our Working Capital Facility which has LIBOR-based variable interest rates. At December 31, 2009, borrowings under this agreement were $9.6 million. With this amount of variable rate debt, a hypothetical 100 basis point change in LIBOR would result in a change in interest expense of approximately $100 thousand annually. On February 1, 2009, the counterparty terminated the $50 million notational fixed-to-variable swap agreement related to our Senior Subordinated Notes. Our Second Lien Credit Agreement interest rate is also variable with LIBOR but includes a 6% floor and we do not anticipate changes in this rate resulting from changes in LIBOR for the foreseeable future.

Item 8.	Financial Statements and Supplementary Data

The financial statements that are filed as part of this Annual Report on Form 10-K are set forth in the Index to Consolidated Financial Statements at page F-1 hereof.

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None

Item 9A.	Controls and Procedures

(a)	Evaluation of Disclosure Controls and Procedures

The Company’s management maintains disclosure controls and procedures that are designed to provide reasonable assurances that information required to be disclosed in the reports we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms. These controls and procedures are also designed to ensure that such information is accumulated and communicated to our management, including our principal executive and principal financial officer, or persons performing similar functions as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating disclosure controls and procedures, we have recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objective. Management is required to apply judgment in evaluating its controls and procedures.

Under the supervision of and with the participation of management, including the President and the Chief Financial Officer, the Company conducted an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures, as such term is defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as of December 31, 2009. Based on this evaluation, the President and the Chief Financial Officer concluded that the Company’s disclosure controls and procedures were effective as of December 31, 2009.

(b)	Management’s Assessment of Internal Control Over Financial Reporting

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f). Under the supervision and with the participation of the Company’s management, including the President and the Chief Financial Officer, the Company conducted an evaluation of the effectiveness of internal control over financial reporting as of December 31, 2009 based on the framework in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on the Company’s evaluation under such framework, management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2009.

The Company’s auditors KPMG LLP, an independent registered public accounting firm, have issued an audit report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009, which is included below.

(c)	Changes in Internal Control Over Financial Reporting

There have been no changes in the Company’s internal control over financial reporting that occurred during the fourth quarter of 2009 that materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

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Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Thermadyne Holdings Corporation:

We have audited Thermadyne Holdings Corporation’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Thermadyne Holdings Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Assessment of Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Thermadyne Holdings Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Thermadyne Holdings Corporation as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and our report dated March 8, 2010 expressed an unqualified opinion on those consolidated financial statements.

KPMG LLP

St. Louis, Missouri
March 8, 2010

34

Item 9B.	Other Information

None

PART III

Item 10.	Directors, Executive Officers and Corporate Governance

The Company plans to file the 2010 Proxy Statement pursuant to Regulation 14A of the Exchange Act prior to April 30, 2010. Except for the information set forth in this Item 10 and the information concerning our executive officers set forth in Part I, Item 1, Business — Executive Officers of the Registrant, of this annual report on Form 10-K for the fiscal year ended December 31, 2009, which information is incorporated herein by reference, the information required by this item is incorporated by reference from the 2010 Proxy Statement.

The Company has adopted a code of ethics applicable to certain members of Company management, including its principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The code of ethics is available on the Company’s website at www.thermadyne.com. The Company will provide to any person without charge, upon request, a copy of the code of ethics. A request for the code of ethics should be made by writing to the Company’s Secretary, c/o Thermadyne Holdings Corporation, 16052 Swingley Ridge Road, Suite 300, Chesterfield, Missouri 63017. The Company intends to satisfy the disclosure requirement under Item 10 (now item 5.05(c)) of Form 8-K regarding the amendment to, or a waiver from, a provision of this code of ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K by posting such information on its website at www.thermadyne.com.

There have been no material changes to the procedures by which security holders may recommend nominees to the Company’s board of directors since the filing of the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2009.

The board of directors has determined that Ms. Gordon is (i) an audit committee financial expert, as such term is defined in Item 407(d)(5)(ii) of Regulation S-K, and (ii) “independent,” as such term is defined in the listing standards of the NASDAQ Stock Market.

Item 11.	Executive Compensation

Information required by this item is set forth under the captions “Compensation Discussion and Analysis,” “Compensation Committee Report,” “Compensation of Directors,” “2009 Summary Compensation Table,” “2009 Grants of Plan-Based Awards,” “Outstanding Equity Awards at 2009 Fiscal Year-End,” “Employment Agreements,” “Potential Payments upon Termination or Change in Control” and “Compensation Committee Interlocks and Insider Participation” in the 2010 Proxy Statement and is incorporated herein by reference.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Certain information required by this item is set forth under the caption “Information about Stock Ownership” in the 2010 Proxy Statement and is incorporated herein by reference.

35

Information concerning securities authorized for issuance under the Company’s equity compensation plans is set forth in the table below:

Number of
Securities
Remaining Available
	Number of		for Future Issuance
	Securities to be		Under Equity
	Issued Upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected in Column
	and Rights	and Rights	(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,190,578	$12.72	436,456
Equity compensation plans not approved by security holders	—	—	—
Total	1,190,578	$12.72	436,456

Item 13.	Certain Relationships and Related Transactions, and Director Independence

The information required by this item is set forth under the captions “Certain Relationships and Related Transactions” and “Board and Committee Meetings-Independent Directors” in the 2010 Proxy Statement and is incorporated herein by reference.

Item 14.	Principal Accountant Fees and Services

The information required by this item is set forth under the caption “Independent Registered Public Accountant Fees and Other Matters” in the 2010 Proxy Statement and is incorporated herein by reference.

36

PART IV

Item 15.	Exhibits and Financial Statement Schedules

Financial Statements and Schedules

The following documents are filed as part of this report:

All schedules for which provision is made in the applicable accounting regulation of the Commission are not required under the related instructions, are included in the financial statements or are inapplicable and therefore have been omitted.

Exhibits

See “Exhibit Index” immediately following “Signatures,” below, which is hereby incorporated by reference thereto.

37

THERMADYNE HOLDINGS CORPORATION

38

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Thermadyne Holdings Corporation:

We have audited the accompanying consolidated balance sheets of Thermadyne Holdings Corporation (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermadyne Holdings Corporation as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 8, 2010 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

As discussed in note 2 to the consolidated financial statements, effective as of January 1, 2009 the Company adopted Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations”.

KPMG LLP

St. Louis, Missouri
March 8, 2010

39

THERMADYNE HOLDINGS CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2009	2008
	(Dollars in thousands,
	except share data)

Current Assets:
Cash and cash equivalents	$14,886	$11,916
Accounts receivable, less allowance for doubtful accounts of $400 and $900, respectively	56,589	72,044
Inventories	74,381	102,479
Prepaid expenses and other	9,255	5,443
Assets held for sale	—	916
Deferred tax assets	3,008	2,277

Total current assets	158,119	195,075
Property, plant and equipment, net of accumulated depreciation of $55,082 and $46,653, respectively	46,687	47,501
Goodwill	187,818	184,043
Intangibles, net	58,451	60,783
Other assets	3,870	6,967

Total assets	$454,945	$494,369

Current Liabilities:
Working capital facility	$9,643	$32,531
Current maturities of long-term obligations	8,915	2,060
Accounts payable	9,598	30,823
Accrued and other liabilities	23,119	28,295
Accrued interest	7,608	6,558
Income taxes payable	705	2,849
Deferred tax liability	2,793	3,253
Liabilities related to assets held for sale	—	5,266

Total current liabilities	62,381	111,635
Long-term obligations, less current maturities	198,466	199,454
Deferred tax liabilities	52,835	47,292
Other long-term liabilities	13,471	17,685
Stockholders’ equity:
Common stock, $0.01 par value:
Authorized — 25,000,000 shares
Issued and outstanding — 13,539,998 shares at December 31, 2009 and 13,509,698 shares at December 31, 2008	135	135
Additional paid-in capital	188,791	189,256
Accumulated deficit	(65,063)	(69,245)
Accumulated other comprehensive income/(loss)	3,929	(1,843)

Total shareholders’ equity	127,792	118,303

Total liabilities and shareholders’ equity	$454,945	$494,369

See accompanying notes to consolidated financial statements.

40

THERMADYNE HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2009	2008	2007
	(Dollars in thousands, except per share data)

Net sales	$347,655	$516,908	$493,975
Cost of goods sold	243,861	357,855	339,622

Gross margin	103,794	159,053	154,353
Selling, general and administrative expenses	81,466	112,122	106,033
Amortization of intangibles	2,693	2,675	2,921
Net periodic postretirement benefits	(45)	322	1,087

Operating income	19,680	43,934	44,312
Other income (expenses):
Interest, net	(20,850)	(20,304)	(26,799)
Amortization of deferred financing costs	(1,052)	(938)	(1,444)
Settlement of retiree medical obligations	5,863	—	—
Other	147	(80)	82

Income from continuing operations before income tax provision and discontinued operations	3,788	22,612	16,151
Income tax provision	2,657	12,089	5,515

Income from continuing operations	1,131	10,523	10,636
Income (loss) from discontinued operations, net of tax	3,051	185	(1,971)

Net income	$4,182	$10,708	$8,665

Basic income (loss) per share:
Continuing operations	$0.08	$0.79	$0.80
Discontinued operations	0.23	0.01	(0.15)

Net income	$0.31	$0.80	$0.65

Diluted income (loss) per share:
Continuing operations	$0.08	$0.78	$0.79
Discontinued operations	0.22	0.01	(0.15)

Net income	$0.30	$0.79	$0.64

See accompanying notes to consolidated financial statements.

41

THERMADYNE HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

					Accumulated
	Common Stock		Additional		Other	Total
	Number of	Par	Paid-In	Accumulated	Comprehensive	Stockholders’
	Shares	Value	Capital	Deficit	Income (Loss)	Equity
			(Dollars in thousands, except share data)

December 31, 2006	13,336	$133	$184,804	$(88,618)	$7,185	$103,504
Comprehensive income (loss):
Net income	—	—	—	8,665	—	8,665
Foreign currency translation, net of tax	—	—	—	—	5,873	5,873
Minimum pension liability	—	—	—	—	(877)	(877)
Minimum post retirement liability	—	—	—	—	2,892	2,892

Comprehensive income						16,553
Common stock issuance-Employee stock
purchase plan	10	—	138	—	—	138
Exercise of stock options	22	1	279	—	—	280
Stock compensation	—	—	1,609	—	—	1,609

December 31, 2007	13,368	$134	$186,830	$(79,953)	$15,073	$122,084

Comprehensive income (loss):
Net income	—	—	—	10,708	—	10,708
Foreign currency translation, net of tax	—	—	—	—	(10,990)	(10,990)
Minimum pension liability	—	—	—	—	(7,098)	(7,098)
Minimum post retirement liability	—	—	—	—	1,172	1,172

Comprehensive loss						(6,208)
Common stock issuance-Employee stock
purchase plan	11	—	130	—	—	130
Exercise of stock options	131	1	1,818	—	—	1,819
Stock compensation	—	—	478	—	—	478

December 31, 2008	13,510	$135	$189,256	$(69,245)	$(1,843)	$118,303

Comprehensive income (loss):
Net income	—	—	—	4,182	—	4,182
Foreign currency translation, net of tax	—	—	—	—	7,279	7,279
Minimum pension liability	—	—	—	—	318	318
Minimum post retirement liability	—	—	—	—	(1,825)	(1,825)

Comprehensive loss						9,954
Common stock issuance-Employee stock
purchase plan	30	—	114	—	—	114
Exercise of stock options	—	—	—	—	—	—
Stock compensation	—	—	(579)	—	—	(579)

December 31, 2009	13,540	$135	$188,791	$(65,063)	$3,929	$127,792

See accompanying notes to consolidated financial statements.

42

THERMADYNE HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2009	2008	2007
	(Dollars in thousands)

Cash flows from continuing operations:
Cash flows from operating activities:
Net income	$4,182	$10,708	$8,665
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
(Income)/loss from discontinued operations	(3,051)	(185)	1,971
Depreciation and amortization	12,962	12,365	13,117
Deferred income taxes	(1,069)	4,850	(1,233)
Net periodic post-retirement benefits	(5,908)	322	1,087
Changes in operating assets and liabilities:
Accounts receivable	19,351	7,052	(2,001)
Inventories	32,264	(15,440)	9,076
Prepaids	(2,935)	762	540
Accounts payable	(20,998)	(2,519)	(1,268)
Accrued and other liabilities	(10,835)	1,242	(5,795)
Accrued interest	1,156	(1,474)	(225)
Accrued taxes	(2,367)	103	2,972
Other long-term liabilities	(669)	(838)	(3,453)
Other, net	—	80	(440)

Net cash provided by operating activities	22,083	17,028	23,013

Cash flows from investing activities:
Capital expenditures	(7,695)	(12,776)	(11,358)
Proceeds from sales of discontinued operations	—	500	13,783
Purchase of minority interest	—	(838)	—
Purchase of outside interest in joint venture	—	(3,055)	—
Other	(361)	(757)	(487)

Net cash provided by (used in) investing activities	(8,056)	(16,926)	1,938

Cash flows from financing activities:
Borrowings under Working Capital Facility	8,923	27,751	20,041
Repayments of Working Capital Facility	(31,811)	(7,878)	(24,989)
Repurchase of Senior Subordinated Notes	(2,632)	—	—
Borrowings under Second-Lien Facility and other	25,075	—	—
Repayments of Second-Lien Facility and other	(15,823)	(22,789)	(16,725)
Stock compensation expense	(579)	1,362	1,609
Exercise of employee stock purchases	114	1,949	417
Advances from (to) discontinued operations	2,539	(2,657)	(837)
Termination payment from derivative counterparty	2,313	—	—
Other, net	(925)	(891)	(362)

Net cash used in financing activities	(12,806)	(3,153)	(20,846)

Effect of exchange rate changes on cash and cash equivalents	1,749	(1,192)	744

Net cash provided by (used in) continuing operations	2,970	(4,243)	4,849

Cash flows from discontinued operations
Net cash provided by (used in) operating activities	337	(2,574)	812
Net cash provided by sales of discontinued operations	1,783	500	5,084
Advances from (to) continuing operations	(2,933)	2,538	(5,650)
Effect of exchange rates on cash and cash equivalents	228	(155)	30

Net cash provided by (used in) discontinued operations	(585)	309	276

Total increase (decrease) in cash and cash equivalents	2,385	(3,934)	5,125
Total cash and cash equivalents beginning of period	12,501	16,435	11,310

Total cash and cash equivalents end of period	$14,886	$12,501	$16,435

Continuing operations
Cash and cash equivalents beginning of period	$11,916	$16,159	$11,310
Net cash provided by (used in) continuing operations	2,970	(4,243)	4,849

Cash and cash equivalents end of period	$14,886	$11,916	$16,159

Discontinued operations
Cash and cash equivalents beginning of period	$585	$276	$—
Net cash provided by (used in) discontinued operations	(585)	309	276

Cash and cash equivalents end of period	$—	$585	$276

See accompanying notes to consolidated financial statements.

43

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share data)

1.	The Company

Thermadyne Holdings Corporation (“Thermadyne” or the “Company”), a Delaware corporation, is a global designer and manufacturer of gas and arc cutting and welding products, including equipment, accessories and consumables. Our products are used by manufacturing, construction, fabrication and foundry operations to cut, join and reinforce steel, aluminum and other metals. Common applications for the Company’s products include shipbuilding, railcar manufacturing, offshore oil and gas rig construction, fabrication and the repair and maintenance of manufacturing equipment and facilities. Welding and cutting products are critical to the operations of most businesses that fabricate metal, and the Company has well established and widely recognized brands.

2.	Significant Accounting Policies

Principles of consolidation.  The consolidated financial statements include the Company’s accounts and those of the majority-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation. Unconsolidated subsidiaries and investments are accounted for under the equity method.

Estimates.  Preparation of financial statements in conformity with U.S. generally accepted accounting principles requires certain estimates and assumptions to be made that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Any significant unanticipated changes in business or market conditions that vary from current expectations could have an impact on the fair market value of assets and result in a potential impairment loss.

Inventories.  Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) method for domestic subsidiaries and the first-in, first-out (“FIFO”) method for the Company’s foreign subsidiaries.

Property, Plant and Equipment.  Property, plant and equipment are carried at cost and are depreciated using the straight-line method. The average estimated lives utilized in calculating depreciation are as follows: buildings — 25 years and machinery and equipment — three to ten years. Property, plant and equipment recorded under capital leases are depreciated based on the lesser of the lease term or the underlying asset’s useful life. Impairment losses are recorded on long-lived assets when events and circumstances indicate the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts.

Deferred Financing Costs.  Loan origination fees and other costs incurred arranging long-term financing are capitalized as deferred financing costs and amortized on a straight-line basis over the term of the credit agreement. Deferred financing costs totaled $11,342 and $10,501, less related accumulated amortization of $7,864 and $6,890, at December 31, 2009 and 2008, respectively, and are classified as other assets in the accompanying consolidated balance sheets.

Intangibles.  Goodwill and trademarks have indefinite lives. Patents and customer relationships are amortized on a straight-line basis over their estimated useful lives, which generally range from 10 to 20 years.

Goodwill and trademarks are tested for impairment annually, as of October 1st, or more frequently if events occur or circumstances change that would, more likely than not, reduce the fair value of the reporting unit below its carrying value. The impairment analysis is performed on a consolidated enterprise level based on one reporting unit. The impairment test involves the comparison of our updated estimate of the enterprise fair value to the carrying amount. An impairment would be recorded if the carrying amount exceeded the estimated enterprise fair value. To estimate enterprise fair value, management relies primarily on its determination of the present value of expected future cash flows. Significant judgments and estimates about current and future conditions are used to estimate the fair value. In estimating future cash flows, management estimates future sales volumes, sales prices, changes in

44

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

commodity costs and the weighted cost of capital. Management also considers market value comparables and the current market capitalization of the Company in determining whether an impairment exists. The annual impairment analysis was completed in the fourth quarter, and no adjustment to the carrying value of goodwill was deemed necessary based on estimates of future cash flows. Unforeseen events and changes in circumstances and market conditions, including general economic and competitive conditions could cause actual results to vary significantly from the estimates.

Trademarks are generally associated with the Company’s product brands, and cash flows associated with these products are expected to continue indefinitely. The Company has placed no limit on the end of the Company’s trademarks’ useful lives. As of December 31, 2009, there was no impairment of trademarks. Se Note 7 — Intangible Assets.

Product Warranty Programs.  Various products are sold with product warranty programs. Provisions for warranty programs are made as the products are sold and adjusted periodically based on current estimates of anticipated warranty costs. The following table provides the activity in the warranty accrual:

	Years Ended December 31,
	2009	2008	2007

Balance at beginning of period	$2,961	$3,072	$2,978
Charged to expenses	2,053	3,217	3,548
Warranty payments	(2,714)	(3,328)	(3,454)

Balance at end of period	$2,300	$2,961	$3,072

Derivative Instruments.  The Company records derivatives and hedging activities on the balance sheet at their respective fair values. The Company does not use derivative instruments for trading or speculative purposes. The Company designates and documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking hedge transactions. The Company also assesses, both at the inception of the hedge and on an on-going basis, whether the hedge is effective.

Income Taxes.  Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the carrying value of assets and liabilities for financial reporting purposes and their tax basis. The measurement of current and deferred tax assets and liabilities is based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. Based on available evidence, the measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that are not expected to be realized. The Company’s effective tax rate includes the impact of certain of the undistributed foreign earnings for which U.S. taxes have been provided because of the applicability of I.R.C. Section 956 for earnings of foreign entities which guarantee the indebtedness of a U.S. parent. See Note 12 — Income Tax to the consolidated financial statements.

Stock Option Accounting.  All share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The Company utilizes the modified prospective method in which compensation cost is recognized beginning with the effective date (a) based on the requirements for all share-based payments granted after the effective date and (b) based on the requirements for all awards granted to employees prior to the effective date that remain unvested on the effective date. See Note 14 — Stock Options and Stock-Based Compensation to the consolidated financial statements.

Revenue Recognition.  The Company sells a majority of its products through distributors with standard terms of sale of FOB shipping point or FOB destination. Under all circumstances, revenue is recognized when persuasive evidence of an arrangement exists, the seller’s price is fixed and determinable, and collectibility is reasonably assured.

45

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company sponsors a number of annual incentive programs to augment distributor sales efforts including certain rebate programs and sales and market share growth incentive programs. Rebate programs established by the Company are communicated to distributors at the beginning of the year and are earned by qualifying distributors based on increases in purchases of identified product categories and based on relative market share of the Company’s products in the distributor’s service area. We accrue the estimated costs throughout the year and the costs associated with these sales programs are recorded as a reduction of revenue. Rebates are paid periodically during the year.

In both 2009 and 2008, the Company had one customer that comprised 11% of the Company’s global net sales. Our top five distributors comprised 27% of our global net sales in 2009 and 2008

Terms of sale generally include 30-day payment terms, return provisions and standard warranties for which reserves, based upon estimated warranty liabilities from historical experience, have been recorded. For a product that is returned due to issues outside the scope of the Company’s warranty agreements, restocking charges will generally be assessed.

Research and development costs .  Research and development is conducted in connection with new product development with costs of approximately $2,700 and $4,300 in 2009 and 2008, respectively. The costs relate to materials used in the development process and allocated engineering personnel costs and are reflected in “Selling, general & administrative expenses” as incurred.

Cash Equivalents.  All highly liquid investments purchased with a maturity of three months or less are considered to be cash equivalents.

Foreign Currency Translation.  Local currencies have been designated as the functional currencies for all subsidiaries with the exception of the Company’s Hermosillo, Mexico operation whose functional currency has been designated the U.S. dollar. Accordingly, assets and liabilities of the other foreign subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items of these subsidiaries are translated at average monthly rates of exchange.

During the second quarter of 2008, the Company recorded an adjustment related to foreign currency translation. The impact of foreign currency in these items included an increase to goodwill of $1,174 and an increase to accumulated other comprehensive income of $920 net of $2,094 of deferred taxes at June 30, 2008. The effect of this adjustment would have increased goodwill by $4,558 and increased accumulated other comprehensive income by $2,072 net of $6,630 of deferred income taxes at December 31, 2007, a portion of which related to prior periods. This adjustment did not impact the Company’s net income or cash flows from operating, financing or investing activities for the periods.

Accumulated Other Comprehensive Income.  Other comprehensive income (loss) is recorded as a component of stockholders equity. As of December 31, it consists of:

	2008			2009
		Increase	Balance at	Increase	Balance at
	January 1	(Decrease)	December 31	(Decrease)	December 31

Net income
Cumulative foreign currency translation gains (losses), net of tax	$12,889	$(10,990)	$1,899	$7,279	$9,179
Minimum pension liability, net of tax	(1,152)	(7,098)	(8,250)	318	(7,932)
Minimum post-retirement liability, net of tax	3,336	1,172	4,508	(1,825)	2,683

Comprehensive income (loss)	$15,073	$(16,916)	$(1,843)	$5,772	$3,929

46

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Value.  The Company does apply the fair value option to financial instruments which measures and reports unrealized gains and losses in earnings. In December 2009, the Company’s Australian subsidiary entered into a forward purchase agreement with Commonwealth Bank to purchase $3,000 U.S. dollars over a 3-month period. At December 31, 2008 the Company had a $50 million notional amount interest rate swap accounted for and reported as a fair value hedge. This swap agreement was terminated by the counter party on February 1, 2009 pursuant to the call provisions of the agreement with a $3.0 million termination payment to Thermadyne.

The carrying values of the obligations outstanding under the Working Capital Facility, the Second Lien Facility and other long-term obligations, excluding the Senior Subordinated Notes, are estimated to approximate fair values since these obligations are fully secured and have varying interest charges based on current market rates. The Company’s Senior Subordinated Notes traded at 95% and 56% at December 31, 2009, and 2008, respectively, based on available market information.

Effect of New Accounting Standards

Business Combinations.  The Company adopted Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations,” effective January 1, 2009. This establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. In addition, due to its previous application of Fresh Start Accounting, the Company, after adoption of this pronouncement, recognizes the benefit of net operating loss carryovers to reduce income tax expense as the carryovers are utilized.

Subsequent Events.  The Company adopted ASC Subtopic 855-10, “Subsequent Events” effective June 15, 2009. This establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The adoption of this statement did not have a material effect on the Company’s financial statements.

The Company has determined that all other recently issued accounting pronouncements will not have a material impact on its consolidated financial position, results of operations and cash flows, or do not apply to its operations.

3.	Discontinued Operations

On December 21, 2007, the Company committed to a plan to dispose of its cutting table business, C&G Systems (“C&G”). A definitive sales agreement was signed with closing occurring on January 18, 2008. Based on the sales price of $500, a loss of $570 (net of $350 of tax) was recorded in 2007 as a component of discontinued operations.

On December 30, 2006, the Company committed to a plan to sell its Brazilian manufacturing operations. A loss of approximately $15,200 (net of $1,200 of tax) was recorded as a component of discontinued operations in the fourth quarter of 2006 based on the estimated net realizable value of the assets related to the operation. The Company closed the Brazilian manufacturing operations in the fourth quarter of 2007, disposing of its cutting table business and auctioning various remaining inventory and equipment. Sale of the building and land was completed in the quarter ended September 30, 2009. In addition, remaining unresolved liabilities were revised to adjust the estimates of liabilities from tax matters, employee severance obligations and other estimated liabilities. As of September 30, 2009 the Brazilian operations show remaining liabilities, primarily associated with tax matters, of $4,232 for which the timing of resolution is uncertain. A gain, net of tax, of $1,118 was recorded in the third quarter of 2009 including a gain of $2,876 on the sale of the facilities, a charge of $1,072 to revise the estimates of the remaining liabilities, and income tax expense of $686. The remaining assets and liabilities have been classified within Accrued and Other Liabilities as of December 31, 2009. As of December 31, 2009, the Brazilian operations

47

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

show remaining liabilities, primarily associated with tax matters, of $2.2 million for which the timing of resolution is uncertain.

On December 30, 2006, the Company committed to a plan to sell its South African operations. On February 5, 2007, the Company entered into an agreement to sell its South African subsidiaries. A loss of $9,200 (net of $6,300 of tax) was recorded in 2006 as a component of discontinued operations. The sale closed on May 25, 2007 with receipt of $13,800 net cash received at closing and a note payable May 2010 in the amount of 30,000 South African Rand and bearing 14% interest which was worth U.S. $3,200 at December 31, 2008. In April 2009, the note was settled and the Company recorded a gain of $1,933. The Company also recorded $522 of interest income in continuing operations related to this transaction.

On January 2, 2006, the Company completed the disposition of Soldaduras Soltec Limitada (“Soltec”) and Comercializadora Metalservice Limitada (“Metalservice”), both indirect wholly-owned subsidiaries which distribute cutting and welding equipment, to Soldaduras PCR Soltec Limitada, and Penta Capital de Riesgo S.A. On December 29, 2005, the Company completed the disposition of GenSet S.P.A. (“GenSet”), an indirect wholly-owned subsidiary.

The tables below set forth the net income (loss) related to the C&G, Brazil, South Africa, Soltec and Genset operations included in discontinued operations:

			South	Soltec/
	C&G	Brazil	Africa	Genset	Total

Twelve months ended December 31, 2009	$—	$1,118	$1,933	$—	$3,051
Twelve months ended December 31, 2008	(127)	349	—	(37)	185
Twelve months ended December 31, 2007	(1,258)	(2,067)	2,017	(663)	(1,971)

Selected balance sheet items for the discontinued operations classified as held for sale are as follows:

December 31, 2008

Cash	$585
Deposits on tax liabilities	331

$916

Tax liabilities, severance payable, and accrued closing costs	$5,266

48

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Accounts Receivable

Accounts receivable are recorded at the amounts invoiced to customers less an allowance for discounts and doubtful accounts. Management estimates the allowance based on a review of the portfolio taking into consideration historical collection patterns, the economic climate and aging statistics based on contractual due dates. Accounts are written off to the allowance once collection efforts are exhausted.

	Balance at		Net
	Beginning	(Recovery)	Write-Offs &	Balance at End
	of Year	Provision	Adjustments	of Year

Allowance for Discounts and Doubtful Accounts
Year ended December 31, 2009	$900	1,139	(1,639)	400
Year ended December 31, 2008	1,000	284	(384)	900
Year ended December 31, 2007	2,385	(341)	(1,044)	1,000

In the fourth quarter of 2009, the Company wrote off a receivable from a Venezuelan-based customer in the amount of $1,287.

5.	Inventories

The composition of inventories at December 31 is as follows:

	December 31,	December 31,
	2009	2008

Raw materials and component parts	$25,410	$41,185
Work-in-process	4,216	5,340
Finished goods	53,272	70,473

	82,898	116,998
LIFO reserve	(8,517)	(14,519)

	$74,381	$102,479

The carrying value of inventories accounted for by the LIFO inventory method exclusive of the LIFO reserve was $61,395 at December 31, 2009 and $86,129 at December 31, 2008. The remaining inventory amounts are held in foreign locations and accounted for using the first-in first-out method.

During 2009, inventory quantities were reduced below their levels in prior periods. The resulting liquidation of LIFO inventory costs computed based on lower prior years’ acquisition costs reduced the LIFO reserve and cost of sales by approximately $1,000. During 2009, the Company also experienced deflation in material costs which contributed to the reduction in the LIFO reserve. During 2008, the LIFO reserve increased $4,100 as the Company experienced inflation in its costs as contrasted with declines in costs during 2009.

The presentation of the composition of inventories has been revised for 2008 to reclassify certain amounts from work-in process to finished goods of approximately $6,900 to be consistent with the 2009 presentation.

49

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Property, Plant, and Equipment

The composition of property, plant and equipment at December 31 is as follows:

	2009	2008

Land	$5,426	$4,608
Building	16,966	16,271
Machinery and equipment	79,377	73,275

	101,769	94,154
Accumulated depreciation	(55,082)	(46,653)

	$46,687	$47,501

In 2008, Leasehold improvements were incorrectly classified as Land and these amounts have been revised in this report. As a result, the prior year amount for Land has been reduced by $538 and the prior year amount for Building has been increased by the same amount.

Assets recorded under capitalized leases were $14,578 ($6,911 net of accumulated depreciation) and $12,780 ($6,436 net of accumulated depreciation) at December 31, 2009 and 2008, respectively.

7.	Intangible Assets

The composition of intangible assets at December 31 is as follows:

	December 31,	December 31,
	2009	2008

Goodwill	$187,818	$184,043
Patents and customer relationships	42,741	42,380
Trademarks	33,403	33,403

	263,962	259,826
Accumulated amortization of patents and customer relationships	(17,693)	(15,000)

	$246,269	$244,826

Amortization expense amounted to $2,693, $2,675, $2,921 for the years ended December 31, 2009, 2008 and 2007, respectively. Amortization expense for patents and customer relationships is expected to be approximately $2,700 for each of the next five fiscal years.

Goodwill and trademarks are tested for impairment annually, as of October 1st, or more frequently if events occur or circumstances change that would, more likely than not, reduce the fair value of the reporting unit below its carrying value. The impairment analysis is performed on a consolidated enterprise level based on one reporting unit. The first step of the impairment test involves the comparison of our updated estimate of the enterprise fair value to the carrying amount. If the carrying value exceeds the estimated fair value in the first phase, the second phase is performed in which the Company’s goodwill is written down to its implied fair value. To estimate enterprise fair value, management relies primarily on its determination of the present value of expected future cash flows. Significant judgments and estimates about current and future conditions are used to estimate the fair value. In estimating future cash flows, management estimates future sales volumes, sales prices, changes in commodity costs and the weighted cost of capital. Management also considers market value comparables and the current market capitalization of the Company in determining whether an impairment exists. Unforeseen events and changes in circumstances and market conditions, including general economic and competitive conditions could cause actual results to vary significantly from the estimates. The annual impairment analysis was completed in the fourth quarter, and no adjustment to the carrying value of goodwill was deemed necessary as of October 1, 2009 or December 31, 2009.

During the fourth quarter 2008, the stock price of Thermadyne reported on NASDAQ declined from $16.48 per share as of October 1, 2008 to $6.87 per share at December 31, 2008. During the nine months ended September 30,

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THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2009, the stock price closed as low as $1.71 per share on March 11, 2009 and thereafter closed at $7.27 per share on December 31, 2009. It averaged $6.79 per share in December 2009. Stock price is an important consideration in management’s impairment assessment. If this assessment were based solely on the December 31, 2009 stock price of $7.27 per share and an assumed reasonable control premium, an impairment would not exist. The stock price averaged $7.81 per share in January 2010.

We believe the trading prices for our stock were abnormally disrupted due to extraordinary selling pressures from certain institutional investors who liquidated their operations late in 2008 and early in 2009 and the institutional investors who liquidated their positions in June 2009 with the removal of Thermadyne from the Russell 3000 Index. Consequently, in performing the impairment assessment, management shifted its relative weighting to rely primarily upon its determination of the present value of expected future cash flows to estimate fair value. In consideration of the recent declines in global business conditions, the expected future cash flows were updated quarterly during 2009 to reflect management’s ongoing re-assessment of the impact of these declines. The demand for the Company’s products has historically had a direct correlation with the performance of the steel industry. In developing our various assumptions, we utilized the findings of a study in December 2008 of the impacts on prices, volumes and the duration of the recessionary period for the steel industry during the five major recessions which have occurred since 1958. We also increased our assumed cost of capital in the revised five year forecasts based on the uncertain financial market conditions. For the purpose of this assessment, our assumed scenario for economic recovery in the steel industry over the future three year period was slower than any recession dating back to 1958. Based on the analyses, no impairment charges were recorded. If current global economic recessionary conditions or our economic results deteriorate from the assumptions in management’s analysis, the Company may be required to record an impairment.

The change in the carrying amount of goodwill was as follows:

Carrying Amount
of Goodwill

Balance as of December 31, 2007	$182,163
Increase in balance due to acquisitions	2,500
Reduction in balance due to utilization of pre-emergence bankruptcy deferred tax assets	(958)
Foreign currency translation	338

Balance as of December 31, 2008	184,043
Foreign currency translation	3,775

Balance as of December 31, 2009	$187,818

8.	Debt and Capital Lease Obligations

The composition of debt and capital lease obligations at December 31 is as follows:

	2009	2008

Working Capital Facility	$9,643	$32,531
Second Lien Facility	25,000	14,000
Issuance discount on Second Lien Facility	(1,703)	—
Senior Subordinated Notes, due February 1, 2014, 9 1/4% interest payable semiannually on February 1 and August 1	172,327	175,000
Capital leases	9,869	9,524
Other	1,888	2,990

	217,024	234,045
Current maturities and working capital facility	(18,558)	(34,591)

	$198,466	$199,454

51

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2009, the schedule of principal payments of debt is as follows:

2010	$18,558
2011	2,536
2012	19,361
2013	2,063
2014	173,815
Thereafter	691

The 2010 principal payments include $6,000 payable with respect to 2009 under the Excess Cash Flow provision of the Senior Subordinated Notes as described below. This excludes additional note repurchase obligations, if any, that may result subsequent to 2010 from the “Excess Cash Flow” provision. The 2010 principal payments also include the outstanding balance of the Working Capital Facility.

Interest paid for each of the years ended December 31, 2009, 2008, and 2007 was $19,957, $21,906, and $25,423, respectively.

Working Capital Facility

Certain subsidiaries of the Company are borrowers under the Third Amended and Restated Credit Agreement dated June 29, 2007 as amended (the “Credit Agreement”), with General Electric Capital Corporation as agent and lender. The Credit Agreement: (i) matures on June 29, 2012; (ii) provides a revolving credit commitment of up to $70 million (the “Working Capital Facility”), which includes (a) an asset based facility and (b) an amortizing $10 million property, plant and equipment facility; (iii) provides for interest rate percentages applicable to the asset base; (iv) limits the senior leverage ratio to 2.75; (v) provides for an interest rate of 90-day LIBOR plus 4.00%; (vi) includes a prepayment fee of 2% if the Facility is terminated prior to June 27, 2010 or 1% prior to June 27, 2011; and (vii) includes a minimum fixed charge coverage ratio for the twelve-months ended June 30, 2009 and September 30, 2009 of 0.95 and 0.825, respectively, 1.00 for the quarter ended December 31, 2009 and 1.10 thereafter. With respect to the quarters ending December 31, 2009, March 31, 2010 and June 30, 2010, the calculation is based on the results for the three months, six months, and nine months periods ending on such dates, respectively. The calculation for quarters ending September 30, 2010 and thereafter is based on the twelve month periods then ending. Borrowings under the Working Capital Facility may not exceed 85% of eligible receivables plus the lesser of (i) 85% of the net orderly liquidation value of eligible inventories or (ii) 65% of the book value of eligible inventories less customary reserves, plus machinery at appraised value not to exceed $10 million.

At December 31, 2009, $3,913 of letters of credit were outstanding under the Credit Agreement. Unused availability, net of these letters of credit, was $35,885 under the Working Capital Facility.

The Working Capital Facility includes a lockbox agreement which requires all receipts to be swept daily to reduce borrowings outstanding under the revolving line of credit. These agreements, combined with the existence of a subjective Material Adverse Effect (“MAE”) clause, cause the Working Capital Facility to be classified as a current liability. However, the Company does not expect to repay, or be required to repay, within one year, the balance of the Working Capital Facility classified as a current liability. The Company’s intent is to continually use the Working Capital Facility throughout the life of the agreement to fund working capital needs. The MAE clause, which is a typical requirement in commercial credit agreements, allows the lender to require the loan to become due if it determines there has been a material adverse effect on the Company’s operations, business, assets or prospects.

For the years ended December 31, 2009, 2008 and 2007, the Company’s weighted average interest rate on its short-term borrowings was 6.45%, 5.79%, and 8.31%, respectively.

52

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Second Lien Facility

Also on June 29, 2007, certain subsidiaries of the Company entered into Amendment No. 19 and Waiver to the Second Lien Credit Agreement between the Company and Credit Suisse, as administrative agent and collateral agent, and the lenders party thereto (the “Second Lien Facility Amendment”) to: (i) extend the maturity date to November 7, 2010 and (ii) lower the interest rates from LIBOR plus 4.50% to LIBOR plus 2.75%. The lender for the Second Lien Facility Amendment is an affiliate of the holder of approximately 33% of the Company’s outstanding shares of common stock. The stockholder employs one of the Company’s directors. The terms of the Second Lien Credit Agreement, as amended, were negotiated at arms-length, and the Company believes that the terms of the Second Lien Facility are as favorable as could be obtained from an unaffiliated lender.

On August 14, 2009, the Company entered into the 2009 Amended and Restated Second Lien Credit Agreement with the agent and the lenders party thereto (the “Amended Second Lien Agreement”). The Amended Second Lien Agreement refinanced the loans outstanding under the Second Lien Credit Agreement dated July 29, 2004. Under the Amended Second Lien Agreement, the Company issued a new $25,000 Second Lien Facility at 92.346% of the face amount, repaid the $14,000 balance of the Second Lien Facility and realized $9,000 of net proceeds. The maturity date was extended from November 7, 2010 to November 30, 2012, and certain assets of the Company’s Australian subsidiaries were added as collateral for the loans. The Agreement permits a single prepayment of as much as $14,000 beginning April 1, 2010 through August 30, 2010 in lieu of repurchasing outstanding Senior Subordinated Notes with excess cash flow, and prepayment of the balance beginning August 30, 2010. The applicable interest rate was changed to, at the Company’s option, (a) the greater of LIBOR or 6%, plus 6% or (b) the greater of the prime rate, the federal funds rate plus one half of 1.00% or 6%, plus 6%. At issuance and through December 31, 2009, the interest rate payable is 12%, and the effective interest rate, including amortization of the issuance discount, is 15%. The lenders under the previous Second Lien Credit Agreement and additional entities each became lenders under the Amended Second Lien Agreement.

Covenant Compliance

Failure to comply with our financial covenants in future periods would result in defaults under our credit agreements unless covenants are further amended or waived. The most restrictive financial covenant is the “fixed charge coverage” covenant under our Working Capital Facility which requires EBITDA, as defined, to be at least 1.10 of Fixed Charges, as defined, except in 2009, as described above. Under the Second Lien Facility, the most restrictive financial covenant is the “senior leverage ratio” covenant which requires that debt, including total debt less the Senior Subordinated Notes and cash, not exceed 2.75 of EBITDA, as defined. Compliance is measured quarterly based on the trailing four quarters. A default of the financial covenants under the Working Capital Facility or Second Lien Facility would constitute a default under the Senior Subordinated Notes.

At December 31, 2009, the Company was in compliance with its financial covenants and the Company expects to remain in compliance. The Company has funding for its debt repayment obligations and for its capital expenditure commitments and will not proceed with other planned capital expenditures unless in compliance with the fixed charge coverage covenant of the Working Capital Facility. To reduce expenses to the current levels, actions were implemented in 2009 which included layoffs of production personnel, reduction of the global salaried work force, deferral of salary increases, and broad based efforts to reduce discretionary spending. The Company anticipates it will maintain a level of expenses aligned with the current reduced sales volumes.

Senior Subordinated Notes

The Company is the issuer of $175,000 in aggregate principal of 9.25% Senior Subordinated Notes due in 2014 (the “Senior Subordinated Notes”). The Senior Subordinated Notes are unsecured senior subordinated obligations and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Indenture). Interest accrues at the rate of 9 1/4% per annum and is payable semi-annually in arrears on February 1 and August 1 of each year. The Senior Subordinated Notes contain customary covenants and events of default, including covenants

53

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

that limit the Company’s ability to incur debt, pay dividends and make certain investments. Upon a change of control, as defined in the Indenture, each holder of our Senior Subordinated Notes has the right to require us to purchase the Senior Subordinated Notes at a purchase price in cash equal to 101% of the principal, plus accrued and unpaid interest. Under the Indenture, a “change of control” occurs if any person other than Angelo, Gordon & Co., L.P. and its affiliates becomes the direct or indirect beneficial owner of more than 35% of the total voting power of our capital stock then outstanding and entitled to vote in the election of our directors, and Angelo, Gordon & Co., L.P. beneficially owns a lesser percentage of the total voting power of our voting capital stock than the acquiring person and does not have the right or ability by voting power, contract or otherwise, to elect or designate for election a majority of our board of directors. Subject to certain conditions we must annually use our “Excess Cash Flow” (as defined in the Indenture) either to make permanent repayments of our senior debt or to extend a repurchase offer to the holders of the Senior Subordinated Notes pursuant to which we will offer to repurchase outstanding Senior Subordinated Notes at a purchase price of 101% of their principal amount. The “Excess Cash Flow” amount for 2009 was $6,000, and we will repay this amount of Second Lien borrowings on or before April 15, 2010 in satisfaction of this obligation under the Indenture. The Indenture provides for the payment of additional Special Interest. The Special Interest is subject to adjustment based on the consolidated leverage ratio. If the leverage ratio exceeds 6.5 the incremental interest is 2.25% and increases to 2.75% if the consolidated leverage ratio increases to 7.0. The Special Interest declines to 1.75 if the leverage ratio is less than 6.5, to 1.25% if the leverage ratio is less than 6.0, to .75% if the leverage ratio is less than 4.0, to .25% if the leverage ratio is less than 3.5 and declines to 0% if leverage ratio is less than 3.0. The quarterly Special Interest Adjustment calculated as of December 31, 2009, based on the leverage ratio, as defined, was 2.25% and is effective as of April 1, 2010.

The Notes are redeemable at the Company’s option during the 12 month periods beginning on February 1, 2009 at 104.625%, February 1, 2010 at 103.083%, February 1, 2011 at 101.542%, and after February 1, 2012 at 100% of the principal amount thereof.

In December 2009, the Company purchased $2,673 of Notes in open market transactions at 95% of the face amount and retired such Senior Subordinated Notes.

Parent Company Financial Information

Borrowings under the Company’s financing agreements are the obligations of Thermadyne Industries, Inc. (“Industries”), the Company’s principal operating subsidiary and certain of Industries’ subsidiaries. Certain borrowing agreements contain restrictions on the ability for the subsidiaries to dividend cash and other assets to the parent company, Thermadyne Holdings Corporation. At December 31, 2009 and December 31, 2008, the only asset carried on the parent company books of Thermadyne Holdings Corporation was its investment in its operating subsidiaries and the only liabilities were the $172,327 of Senior Subordinated Notes. As a result of the limited assets and liabilities at the parent company level, separate financial statements have not been presented for Thermadyne Holdings Corporation except as shown in Note 20, Condensed Consolidating Financial Statements.

9.	Derivative Instrument

In February 2004, the Company entered into an interest rate swap arrangement to convert a portion of the fixed rate exposure on its Senior Subordinated Notes to variable rates. On February 1, 2009, the swap arrangement was terminated by the counterparty pursuant to terms of the arrangement and a $3,000 payment was received by the Company in conjunction with this termination. The Company recorded a fair value adjustment to the portion of its Senior Subordinated Notes that was hedged and this effect is amortized as a reduction of interest expense over the remaining term of the Senior Subordinated Notes.

54

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Financial Instruments

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and trade accounts receivable.

The Company maintains cash and cash equivalents with various financial institutions. These financial institutions are located in different parts of the world, and the Company’s policy is designed to limit exposure to any one institution. The Company performs periodic evaluations of the relative credit standing of these financial institutions. The Company does not require collateral on these financial instruments.

Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of entities comprising the Company’s customer base. The Company does not require collateral for trade accounts receivable.

Fair Value

The following methods and assumptions were used in estimating fair value disclosures for financial instruments:

Cash and cash equivalents:  The carrying amount reported in the balance sheets for cash and cash equivalents approximates fair value.

Accounts receivable and accounts payable:  The carrying amounts reported in the balance sheets for accounts receivable and accounts payable approximate their fair value.

Debt:  The carrying values of the obligations outstanding under the Working Capital Facility, the Second Lien Facility and other long-term obligations, excluding the Senior Subordinated Notes, approximate fair values since these obligations are fully secured and have varying interest charges based on current market rates. The Company’s Senior Subordinated Notes traded at 95% and 56% at December 31, 2009, and 2008, respectively, based on available market information.

11.	Leases

Future minimum lease payments under leases with initial or remaining non-cancelable lease terms in excess of one year at December 31, 2009 are as follows:

	Capital	Operating
	Leases	Leases

2010	$3,374	$6,832
2011	2,737	5,262
2012	2,076	4,628
2013	1,908	4,389
2014	1,593	4,129
Thereafter	702	8,394

Total minimum lease payments	12,390	$33,634

Amount representing interest	(2,521)

Present value of net minimum lease payments, including current obligations of $2,452	$9,869

Rent expense under operating leases amounted to $8,937, $8,712, and $8,638 for each of the years ended December 31, 2009, 2008, and 2007, respectively.

55

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Income Taxes

Pretax income (loss) from continuing operations was allocated under the following jurisdictions:

	Year Ended December 31,
	2009	2008	2007

Domestic loss	$(5,272)	$(1,351)	$(3,076)
Foreign income	9,060	23,963	19,227

Income from continuing operations before income taxes	$3,788	$22,612	$16,151

The provision (benefit) for income taxes for continuing operations is as follows:

	Year Ended December 31,
	2009	2008	2007

Current:
Federal	$(242)	$583	$160
Foreign	3,976	6,451	6,220
State and local	17	219	(124)

Total current	3,751	7,253	6,256
Deferred	(1,094)	4,836	(741)

Income tax provision (benefit) — continuing operations	$2,657	$12,089	$5,515

The composition of deferred tax assets and liabilities at December 31 is as follows:

	2009	2008

Deferred tax assets:
Post-employment benefits	$461	$2,571
Accrued liabilities	3,291	5,139
Other	1,230	597
Fixed assets	319	740
Net operating loss carryforwards-foreign and U.S.	60,431	57,640

Total deferred tax assets	65,732	66,687
Valuation allowance for deferred tax assets	(43,141)	(42,965)

Net deferred tax assets	22,591	23,722

Deferred tax liabilities:
Intangibles	(16,343)	(16,916)
Inventories	(3,047)	(4,072)
Other	(5,819)	(1,191)
Investment in subsidiary	(49,696)	(49,526)

Total deferred tax liabilities	(74,905)	(71,705)

Net deferred tax assets (liabilities)	$(52,314)	$(47,983)

Income taxes paid during each of the years ended December 31, 2009, 2008 and 2007 were $5,924, $7,270, and $4,507, respectively.

56

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The provision for income tax differs from the amount of income taxes determined by applying the applicable U.S. statutory federal income tax rate to pretax income excluding the gain on reorganization and adoption of fresh-start accounting as a result of the following differences:

	Year Ended December 31,
	2009	2008	2007

Tax at U.S. statutory rates	$1,326	$7,914	$5,653
Foreign deemed dividends (Section 956)	2,101	2,366	3,998
Nondeductible expenses and other exclusions	(599)	(26)	351
Valuation allowance for deferred tax benefits	—	21	—
Foreign Currency on Gain on Previously Taxed Income Distribution	—	572	—
Foreign tax rate differences and nonrecognition of foreign tax loss benefits	300	(950)	(1,608)
State income taxes	(24)	201	(3,646)
Change in basis difference in investment of subsidiary	(447)	1,991	767

Income tax provision (benefit)	$2,657	$12,089	$5,515

As of December 31, 2009, the Company has net operating loss carryforwards from the years 1998 through 2009 available to offset future U.S. taxable income of approximately $152,000. The Company has recorded a related deferred tax asset of approximately $60,000 with a $43,000 valuation allowance, given the uncertainties regarding utilization of these net operating loss carryforwards. The net operating losses in the U.S. will expire between the years 2018 and 2029. Assumed tax planning strategies related to inventories and intangible assets reduce the valuation allowance by $17,000 as of December 31, 2009. The Company adopted Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations,” effective January 1, 2009. This establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. After adoption of this pronouncement, the benefit of net operating loss carryovers reduces income tax expense as the carryovers are utilized.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 prescribes the income tax amounts to be recorded in the financial statements as the amount most likely to be realized assuming a review by tax authorities having all relevant information and applying current conventions. FIN 48 also clarifies the financial statement classification of potential tax-related penalties and interest and sets forth new disclosures regarding unrecognized tax benefits. The Company adopted the Interpretation as of January 1, 2007.

The Company’s policy is to include both interest and penalties on underpayments of income taxes in its income tax provision. This policy was continued after the adoption of FIN 48. At January 1, 2009, the total interest accrued was $265. At December 31, 2009 the total interest accrued was $245. No penalties were accrued for either date by the Company.

The adoption of FIN 48 in 2007 did not result in a significant adjustment to the opening balance in the Company’s Reserve for Uncertain Tax Positions. A reconciliation of the reserve for 2008 is as follows:

	2009	2008	2007

Balance at January 1	$1,731	$2,099	$7,520
Additions based on tax positions related to the current year	100	186	290
Reductions for tax positions of prior years	(361)	(554)	(5,711)

Balance at December 31	$1,470	$1,731	$2,099

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The $361 of reductions for 2009 reduced the 2009 income tax provision expense. The Company does not expect to make payments related to the Reserve for Uncertain Tax Positions in the next twelve months.

The Company’s U.S. federal income tax returns for tax years 2006 and beyond remain subject to examination by the Internal Revenue Service. The Company’s state income tax returns for 2005 through 2009 remain subject to examination by various state taxing authorities. The Company’s significant foreign subsidiaries’ local country tax filings remain open to examination as follows: Australia (2005-2009), Canada (2004-2009), United Kingdom (2003-2009) and Italy (2002-2009). No extensions of the various statutes of limitations have currently been granted.

The Company’s foreign subsidiaries have undistributed earnings at December 31, 2009 of approximately $36,000. The Company has recognized the estimated U.S. income tax liability associated with approximately $27,000 of these foreign earnings because of the applicability of I.R.C. Section 956 for earnings of foreign entities which guarantee the indebtedness of a U.S. parent. Upon distribution of those earnings in the form of dividends or otherwise, the Company may be subject to withholding taxes payable to the various foreign countries estimated as $1,500.

13.	Contingencies

The Company and certain of its wholly-owned subsidiaries are defendants in various legal actions, primarily related to product liability. At December 31, 2009, the Company was co-defendant in 347 cases alleging manganese-induced illness. Manganese is an essential element of steel and is contained in all welding filler metals. The Company is one of a large number of defendants. The claimants allege that exposure to manganese contained in welding filler metals cause the plaintiffs to develop adverse neurological conditions, including a condition known as manganism. As of December 31, 2009, 144 of these cases had been filed in, or transferred to, federal court where the Judicial Panel on Multidistrict Litigation has consolidated these cases for pretrial proceedings in the North District of Ohio. Between June 1, 2003 and December 31, 2009, the Company was dismissed from 1,135 similar cases. To date the Company has made no payments or settlements to plaintiffs for these allegations. While there is uncertainty relating to any litigation, management is of the opinion that the outcome of such litigation will not have a material adverse effect on the Company’s financial condition or results of operations.

The Company is party to certain environmental matters, although no claims are currently pending. Any related obligations are not expected to have a material effect on the Company’s business or financial condition or results of operations.

The Company has initiated a comprehensive review of its compliance with foreign and U.S. duties requirements in light of the assessments by a foreign jurisdiction in the third quarter of 2009. It is premature to assess the ultimate resolution of the compliance review but management believes it will not have a material adverse effect on the Company’s business or financial condition.

All other legal proceedings and actions involving the Company are of an ordinary and routine nature and are incidental to the operations of the Company. Management believes that such proceedings should not, individually or in the aggregate, have a material adverse effect on the Company’s business or financial condition or on the results of operations.

14.	Stock Options and Stock-Based Compensation

The Company utilizes the modified prospective method of accounting for stock compensation, and accordingly recognized compensation cost for all share-based payments, which consist of stock options and restricted stock, granted after January 1, 2006. For the year ended December 31, 2009, stock compensation cost included in selling, general and administrative expense was a net credit of $579 due to the failure to achieve required performance targets and the resulting reversals of prior performance-based accruals. This compares to expense of $1,362 and $1,586 for the years ended December 31, 2008 and 2007, respectively. The compensation cost was

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

calculated using fair market value of the Company’s stock on the grant date. Options granted are valued using the Black-Scholes valuation model. Restricted stock grants are valued at the closing price on the grant date.

As of December 31, 2009, total stock-based compensation cost related to nonvested awards not yet recognized was approximately $445 and the weighted average period over which this amount is expected to be recognized was approximately 2.1 years.

No significant modifications to equity awards occurred during the fiscal year ending December 31, 2009.

Stock Options and Restricted Stock

The Company has available various equity-based compensation programs to provide long-term performance incentives for its global workforce. Currently, these incentives consist of stock options and performance-based restricted stock awards. Additionally, Company awarded stock options to its outside directors. These awards are administered through several plans, as described within this Note.

The 2004 Non-Employee Directors Stock Option Plan (the “Directors Plan”) was adopted in May 2004 for the Company’s Board of Directors. Up to 200,000 shares of the Company’s common stock with a maximum contractual term of 10 years may be issued pursuant to awards granted by the Compensation Committee under the Directors Plan.

The 2004 Stock Incentive Plan (the “Stock Incentive Plan”) was adopted in May 2004 for the Company’s employees. Up to 1.478 million shares of the Company’s common stock with a maximum contractual term of 10 years may be issued pursuant to awards granted by the Compensation Committee under the Stock Incentive Plan. The Stock Incentive Plan provides for the grant of (a) incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, (b) non-statutory stock options, (c) stock appreciation rights (“SARs”), (d) restricted stock, (e) stock units and (f) performance awards. Under the grants awarded pursuant to the Company’s 2004 Stock Incentive Plan, unvested options terminate immediately upon the employee’s resignation or retirement. In May 2008, the Plan was amended and the number of shares authorized for issuance was increased from 1.478 million shares to 1.978 million shares.

The Company awarded 40,000 options under the Directors Plan during 2009. The weighted-average grant-date fair value was $2.71. One-third of these grants vested at December 31, 2009 and the remaining will vest equally on the first and second anniversaries of the grant date. In addition during 2009, the Company awarded 69,653 options under the Stock Incentive Plan with weighted-average grant-date fair value of $1.21 and which generally vest ratably over three years.

As of December 31, 2009, 1,190,578 options to purchase shares were issued and outstanding under the Directors’ Plan, the Stock Incentive Plan and other specific agreements. In addition, restricted stock grants to employees totaling 383,628 shares were outstanding at December 31, 2009 with vesting determined in 2010, 2011, 2012, and 2013 based on performance goals related to return on invested operating capital.

During the periods presented, stock options were granted to eligible employees under the 2004 Stock Incentive Plan with exercise prices equal to the fair market value of the Company’s stock on the grant date. For the years presented, management estimated the fair value of each annual stock option award on the date of grant using Black-Scholes stock option valuation model. Composite assumptions are presented in the following table. Weighted-average values are disclosed for certain inputs which incorporate a range of assumptions. Expected volatilities are based principally on historical volatility of the Company’s stock and correspond to the expected term. The Company generally uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted represents the period of time that options granted are expected to be outstanding; the weighted-average expected term for all employee groups is presented in the following table. The risk-free rate for periods within the contractual life of the options is based on the U.S. Treasury yield curve in effect

59

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

at the time of grant. Stock option expense is recognized in the consolidated condensed statements of operations ratably over the three-year vesting period based on the number of options that are expected to ultimately vest.

The following table presents the assumptions used in valuing options granted during the twelve months ended December 31, 2009, 2008 and 2007:

	2009	2008	2007

Weighted average fair value	$1.75	$6.75	$6.02
Assumptions used:
Expected dividend yield	0.00%	0.00%	0.00%
Expected volatility	57.48%	41.12%	38.22%
Risk-free interest rate	2.81%	3.44%	4.51%
Expected life	6.5 years	6.5 years	6 years

A summary of option activity for the year ended December 31, 2009 is presented in the following table:

			Weighted-
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
Non-Vested Stock Options	Shares	Price	Term	Value

Non-vested options outstanding at January 1, 2009	611,927
Granted	109,653
Vested	(89,069)
Forfeited or expired	(93,907)

Non-vested options outstanding at December 31, 2009	538,604	$12.19	6.4	$206

Total Employee and Director Stock Options
Options outstanding at January 1, 2009	1,249,497	$13.61
Granted	109,653	$4.99
Exercised	—
Forfeited or expired	(168,572)	$14.31

Options outstanding at December 31, 2009	1,190,578	$12.72	5.5	$239

Vested options exercisable at December 31, 2009	651,974	$13.15	4.9	$33

The total intrinsic value of options exercised during the years ended December 31, 2009, 2008 and 2007 was approximately $0, $1,702 and $279, respectively. The total grant date fair value of stock options vested during the year ended December 31, 2009 was $537.

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THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Following is a summary of stock options outstanding as of December 31, 2009:

	Number of	Remaining Life	Shares
	Options	(In Years)	Exercisable

Options outstanding:
Exercise Price below $10.00	107,353	9.3	15,833.0
Exercise Price between $10.00 and $12.99	312,267	5.6	223,011.0
Exercise Price between $13.00 and $14.99	425,610	4.4	262,084.0
Exercise Price between $15.00 and $17.00	345,348	6.8	151,046.0

	1,190,578		651,974

15.	Earnings (Loss) Per Share

The calculation of income (loss) per share follows:

	Year Ended December 31,
	2009	2008	2007

Numerator:
Income (loss) applicable to common shares
Continuing operations	$1,131	$10,523	$10,636
Discontinued operations	3,051	185	(1,971)

Net income	$4,182	$10,708	$8,665

Denominator:
Weighted average shares for basic earnings per share	13,528,996	13,434,609	13,353,742
Dilutive effect of stock options	6,124	126,245	77,631

Weighted average shares for diluted earnings per share	13,535,120	13,560,854	13,431,373

Basic income (loss) per share amounts:
Continuing operations	$0.08	$0.79	$0.80
Discontinued operations	0.23	0.01	(0.15)

Net income per share	$0.31	$0.80	$0.65

Diluted income (loss) per share amounts:
Continuing operations	$0.08	$0.78	$0.79
Discontinued operations	0.22	0.01	(0.15)

Net income per share	$0.30	$0.79	$0.64

The calculation of weighted average shares for the years ended December 31, 2009, 2008, and 2007 excludes common shares of 1.5 million, 1.4 million, and 1.5 million stock options and restricted stock, respectively, because their effect was considered to be antidilutive or performance conditions had not been satisfied.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Employee Benefit Plans

401(k) Retirement Plan.  The 401(k) Retirement Plan covers the majority of the Company’s domestic employees. At its discretion, the Company can make a base contribution of 1% of each employee’s compensation and an additional contribution equal to as much as 4% of the employee’s compensation. At the employee’s discretion, an additional 1% to 15% voluntary employee contribution can be made. The Plan was revised effective April 1, 2009 such that the Company matching contributions are discretionary and determined as of year end based on Company financial performance. Total expense for this plan was approximately $388, $1,231, and $1,459 for the years ended December 31, 2009, 2008, and 2007, respectively.

Deferred Compensation Plan.  Each director, other than the Company’s Chairman and Chief Executive Officer, is entitled to receive a $75 annual fee. Forty percent of this annual fee is deposited into the Company’s Non Employee Director Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, deferral amounts are credited to an account and converted into an amount of units equal to the amount deferred divided by the fair market value of our common stock on the deferral date. A director’s account is distributed pursuant to the terms of the Deferred Compensation Plan upon his or her termination or a change in control; otherwise, the account is distributed as soon as administratively feasible after the date specified by the director. Directors may elect to receive the units in their accounts at the then current stock price in either a lump sum or substantially equal installments over a period not to exceed five years.

Pension Plans.  The Company’s subsidiaries have had various noncontributory defined benefit pension plans which covered substantially all U.S. employees. The Company froze and combined its three noncontributory defined benefit pension plans through amendments to such plans effective December 31, 1989 (the “Retirement Plan”). All former participants of these plans became eligible to participate in the 401(k) Retirement Plan effective January 1, 1990.

Other Postretirement Benefits.  The Company has a retirement plan covering certain salaried and non-salaried retired employees, which provides postretirement health care benefits (medical and dental) and life insurance benefits. The postretirement health care portion is contributory, with retiree contributions adjusted annually as determined based on claim costs. The postretirement life insurance portion is noncontributory. The Company recognizes the cost of postretirement benefits on the accrual basis as employees render service to earn the benefit. The Company continues to fund the cost of health care in the year incurred.

The Company’s postretirement health care plan provided coverage for retirees and active employees who had attained age 62 and completed 15 years of service as of December 31, 2005. During the quarter ended September 30, 2009, the Company terminated its commitments to provide future supplemental medical benefits for certain retirees. As a result, the Company recorded a settlement gain totaling $5,863 in 2009 that reduced previously recorded liabilities by $4,523 and related amounts recorded in Other Comprehensive Income by $1,340.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net periodic costs include the following components:

	Pension Benefits		Other Postretirement Benefits
	2009	2008	2009	2008

Components of the net periodic benefit cost:
Interest cost	$1,283	$1,245	$273	$433
Expected return on plan assets	(938)	(1,461)	—	—
Amortization of net (gain) or loss	644	—	(312)	(226)
Settlement gain	—	—	(5,863)	—

Benefit cost (credit)	$989	$(216)	$(5,902)	$207

Other changes in plan assets and benefit obligations recognized in other comprehensive income (OCI):
Net (gain) or loss	$(675)	$6,978	$1,825	$(1,173)

Total recognized in other comprehensive income	$(675)	$6,978	$1,825	$(1,173)

Total recognized in net periodic postretirement cost and OCI	$313	$6,762	$(4,077)	$(965)

Estimated amortizations from the AOCI into net periodic postretirement benefit cost over the next fiscal year:
Amortization of net (gain) or loss	$587	$644	$(254)	$(367)

A one-percentage-point change in the assumed health care cost trend rate would have the following effects:

	Dec. 31, 2009	Dec. 31, 2008

1-Percentage point increase
Effect on total service and interest cost	$30	$37
Effect on postretirement benefit obligation	$74	$473
1-Percentage point decrease
Effect on total service and interest cost	$(26)	$(32)
Effect on postretirement benefit obligation	$(68)	$(418)

The measurement date used to determine pension and other postretirement measurements for the plan assets and benefit obligations is December 31. The following table provides a reconciliation of benefit obligations, plan assets and status of the pension and other post-retirement benefit plans as recognized in the consolidated balance sheets for the years ended December 31, 2009 and 2008:

			Other Postretirement
	Pension Benefits		Benefits
	2009	2008	2009	2008

Change in benefit obligation:
Benefit obligation at beginning of year	$21,147	$21,327	$6,488	$7,557
Interest Cost	1,283	1,245	273	433
Participant contributions	—	—	144	474
Settlement gain	—	—	(4,523)
Actuarial (gain) loss	1,685	(280)	173	(1,399)
Benefits paid	(1,189)	(1,145)	(472)	(577)

Benefit obligation at end of year	$22,926	$21,147	$2,083	$6,488

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

			Other Postretirement
	Pension Benefits		Benefits
	2009	2008	2009	2008

Change in plan assets:
Fair value of plan assets at beginning of year	$12,180	$18,248	$—	$—
Actual return on plan assets	2,655	(5,797)	—	—
Employer contributions	316	874	328	103
Participant contributions	—	—	144	474
Benefits paid	(1,189)	(1,145)	(472)	(577)

Fair value of plan assets at end of year	$13,962	$12,180	$—	$—

Funded status of the plan (underfunded)	$(8,964)	$(8,967)	$(2,083)	$(6,488)
Amounts recognized in the balance sheet:
Current liabilities	$—	$—	$(273)	$(645)
Noncurrent liabilities	(8,964)	(8,967)	(1,810)	(5,843)

Net amount recognized	$(8,964)	$(8,967)	$(2,083)	$(6,488)

Amounts recognized in accumulated other comprehensive income consist of:
Net (gain) loss	$7,455	$8,130	$(2,683)	$(4,508)

Accumulated other comprehensive income	$7,455	$8,130	$(2,683)	$(4,508)

Accumulated Benefit Obligation	$22,926	$21,147	N/A	N/A

Weighted-average assumptions used to determine benefit obligations:
Measurement date	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008
Discount rate	5.70%	6.25%	5.70%	6.25%
Rate of compensation increase	N/A	N/A	N/A	N/A
Health care cost trend rate assumed for next year	N/A	N/A	7.00%	8.00%
Ultimate health care cost trend rate	N/A	N/A	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	N/A	N/A	2012	2012
Weighted-average assumptions used to determine net periodic postretirement benefit cost:
Measurement date	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007
Discount rate	6.25%	6.00%	6.25%/5.75%*	6.00%
Expected long-term rate of return on plan assets	8.00%	8.00%	0.00%	0.00%
Rate of compensation increase	N/A	N/A	N/A	N/A
Health care cost trend rate assumed for next year	N/A	N/A	8.00%	9.00%
Ultimate health care cost trend rate	N/A	N/A	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	N/A	N/A	2012	2012

*	As of July 31, 2009, a discount rate of 5.75% was used for the settlement gain/loss.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The defined benefit pension plan’s weighted average asset allocations by asset category at December 31, 2009 and 2008 are as follows:

	Target
	2010	2009	2008

Equity securities	60%	57%	51%
Debt securities	30%	33%	40%
Real Estate	10%	10%	9%

Total	100%	100%	100%

The assets of the defined benefit pension plan are invested in a manner consistent with the fiduciary standards of the Employee Retirement Income Security Act of 1974 (ERISA); namely, (a) the safeguards and diversity to which a prudent investor would adhere must be present and (b) all transactions undertaken on behalf of the Fund must be for the sole benefit of plan participants and their beneficiaries.

The following table sets forth the pension plans’ assets by level within the fair value hierarchy:

	Penison Plan’s Assets at Fair Value as of December 31, 2009
	Quoted Prices in
	Active Markets for	Significant Other
	Identical Assets	Observable Inputs
	(Level 1)	(Level 2)	Total

Cash and cash equivalents	$1,565		$965
Mutual Funds	7,321		7,921
Trust Funds		5,076	5,076

	$8,886	$5,076	$13,962

Accounting literature classifies the inputs used to measure fair value into the following hierarchy:

Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 — Unadjusted quoted prices in active markets for similar assets or liabilities, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

The expected long-term rate of return on plan assets is 8%. In setting this rate, the Company considered the historical returns of the plan’s fund, anticipated future market conditions including inflation and the target asset allocation of the plan’s portfolio.

The required funding to the Retirement Plan for the year ending December 31, 2010 is approximately $1,500.

The following table presents the benefits expected to be paid in the next ten fiscal years:

		Other
	Pension	Postretirement
Year	Benefits	Benefits

2010	$1,299	$273
2011	$1,344	$260
2012	$1,390	$245
2013	$1,454	$230
2014	$1,544	$214
Next 5 years	$8,392	$855

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Plans.  The Company’s Australian subsidiary has a Superannuation Fund (the “Fund”) established by a Trust Deed. Pension benefits are actuarially determined and are funded through mandatory participant contributions and the Company’s actuarially determined contributions. The Company made contributions to the Fund of $385, $191 and $226 for the years ended December 31, 2009, 2008, and 2007, respectively. The assets at December 31, 2009 were $3,307 and the liabilities at December 31, 2008 were $1,863. The assets or liabilities are not included in the table above or in the balance sheet, as the Company has no legal right to amounts included in this fund. In addition, upon dissolution of the Fund, any excess funds are required to be allocated to the participants as determined by the actuary. Accordingly, the Company accounts for this fund as a defined contribution plan. The actuarial assumptions used to determine the Company’s contribution, the funded status, and the retirement benefits are consistent with previous years.

The Company’s Canadian subsidiary has a defined benefit pension plan for which the Company recognized $109 and $133 of pension expense in 2009 and 2008, respectively. The Company made contributions to the plan of $487 and $237 for the years ended December 31, 2009 and 2008, respectively. The plan assumes future earnings on assets of 7.5% and benefit obligations are discounted at 5.5% in 2009 and 7.0% in 2008. In summary, the plan consists of the following:

	2009	2008

Projected Benefit Obligation	$3,334	$2,304
Plan Assets	3,110	2,051

Unfunded Projected Benefit Obligation	$224	$253

Accumulated Other Comprehensive Income	$477	$120

Stock Purchase Plan.  The Company adopted an employee stock purchase plan effective during the third quarter of 2005 that allows any eligible employee to purchase from the Company shares of the Company’s common stock at the end of each quarter at 95% of the market price at the end of the quarter. For the year ended December 31, 2009 and 2008, 30,300 and 10,700 shares, respectively, were purchased under this plan.

17.	Segment Information

The Company’s continuing operations are comprised of several product lines manufactured and sold in various geographic locations. The market channels and end users for products are similar. The production processes are shared across the majority of the products. Management evaluates performance and allocates resources on a combined basis and not as separate business units or profit centers. Accordingly, management has concluded the Company operates in one reportable segment.

Geographic Information

Reportable geographic regions are the Americas (United States, Canada, Mexico, Latin America and South America), Europe/Middle East and Australia/Asia. Summarized financial information concerning the Company’s geographic segments for its continuing operations is shown in the following tables:

	Year Ended December 31,
	2009	2008	2007
Net Sales:
U.S.	$193,435	$285,167	$292,560
International:
Australia	70,420	90,888	81,633
Other	83,800	140,853	119,782

	154,220	231,741	201,415

Total	$347,655	$516,908	$493,975

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,	December 31,
	2009	2008

Identifiable Assets (excluding working capital and intangibles):
Americas	$40,365	$44,992
Asia-Pacific	8,043	6,958
Europe/Middle East	1,844	2,182

	$50,252	$54,132

Product Line Information

The Company sells a variety of products, substantially all of which are used by manufacturing, construction and foundry operations to cut, join and reinforce steel, aluminum and other metals in various applications including construction, oil, gas rig and pipeline construction, repair and maintenance of manufacturing equipment, and shipbuilding. The following table shows sales from continuing operations for each of the Company’s key product lines:

	Year Ended December 31,
	2009	2008	2007

Gas equipment	$122,370	$191,256	$182,771
Filler metals including hardfacing	78,952	98,213	88,915
Arc accessories including torches, related consumable parts and accessories	60,332	98,212	103,735
Plasma power supplies, torches and related consumable parts	52,872	77,536	69,157
Welding equipment	33,129	51,691	49,397

	$347,655	$516,908	$493,975

18.	Quarterly Results of Operations (Unaudited)

The following is a summary of the quarterly results of operations for the years ended December 31, 2009 and 2008. All amounts presented below have been adjusted for the Company’s discontinued operations as described in Note 3 — Discontinued Operations.

In the third quarter of 2009, the Company terminated commitments to provide future supplemental medical benefits for certain retirees. The Company reduced recorded liabilities and accumulated other comprehensive income by a combined $7,150 and recorded a settlement gain of $7,150. Subsequent to the third quarter management has determined that $1,287 of the gain should not be recognized in income but reflected in shareholders’ equity as accumulated other comprehensive income to be recognized over an estimated six to seven year period. Accordingly, the gain previously recognized in the third quarter of 2009 has been revised from $7,150 to $5,863 with a corresponding increase in the accumulated other comprehensive income account. The adjustment of the settlement gain did not impact the amount of the reduction in the benefits payable or the consolidated statements of cash flows as previously reported. Management believes the revision of the third quarter presentation is appropriate and immaterial.

The quarters of 2009 reflect several unusual adjustments. Expenses related to severance and reorganization costs of $1,309, $1,377, and $832 were recorded in the first, third, and fourth quarters of 2009, respectively. The third quarter of 2009 included a $1,000 charge for customs duties assessed by a foreign jurisdiction relative to prior years. The fourth quarter of 2009 included $1,100 charge for the write off of bad debts from an uncollectible receivable from a Venezuelan-based customer.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	March 31	June 30	September 30	December 31

2009
Continuing Operations:
Net sales	$83,311	$84,805	$89,501	$90,038
Gross profit	21,360	24,945	28,795	28,694
Operating income	1,247	6,005	6,355	6,073
Settlement of retiree medical obligations			5,863
Income (loss) applicable to common shares:
Continuing operations	(2,496)	582	3,726	(681)
Discontinued operations	—	1,933	1,118	—

Net income	$(2,496)	$2,515	$4,844	$(681)

Basic income (loss) per share applicable to common shares:
Continuing operations	$(0.18)	$0.04	$0.27	$(0.05)
Discontinued operations	—	0.14	0.09	—

Net income	$(0.18)	$0.18	$0.36	$(0.05)

Diluted income (loss) per share applicable to common shares:
Continuing operations	$(0.18)	$0.04	$0.27	$(0.05)
Discontinued operations	—	0.14	0.08	—

Net income	$(0.18)	$0.18	$0.35	$(0.05)

	March 31	June 30	September 30	December 31

2008
Continuing Operations:
Net sales	$130,767	$142,135	$139,373	$104,633
Gross profit	42,279	47,167	43,896	25,711
Operating income	14,109	16,772	12,881	172
Income (loss) applicable to common shares:
Continuing operations	4,717	6,245	3,038	(3,477)
Discontinued operations	(192)	(283)	(320)	980

Net loss	$4,525	$5,962	$2,718	$(2,497)

Basic income (loss) per share applicable to common shares:
Continuing operations	$0.35	$0.47	$0.22	$(0.25)
Discontinued operations	(0.01)	(0.03)	(0.02)	0.07

Net loss	$0.34	$0.44	$0.20	$(0.18)

Diluted income (loss) per share applicable to common shares:
Continuing operations	$0.35	$0.47	$0.22	$(0.26)
Discontinued operations	(0.01)	(0.03)	(0.02)	0.07

Net loss	$0.34	$0.44	$0.20	$(0.19)

68

THERMADYNE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	Restructuring and Other Charges

As of December 31, 2008, the company accrued restructuring charges of $3,600 for severance related expenses payable to approximately 110 salaried employees whose positions were eliminated in connection with cost reduction efforts in response to economic and market uncertainties. At that time, this initiative reduced the salaried work force approximately 13%. As a result, the Company reduced annual compensation and benefit costs by approximately $7,500. The majority of the severance costs were paid in the first and second quarters of 2009.

In the first quarter of 2009, the Company offered a voluntary retirement program and accrued restructuring charges for $1,300 in separation pay and COBRA benefits payable under the program. Approximately 50 employees elected to participate. As a result, the Company reduced annual compensation and benefit costs by approximately $3,100. The amounts have been substantially paid through August 2009.

Subsequent to the first quarter, the Company recorded additional restructuring charges of $2,400 for severance expenses. The charges relate to manufacturing personnel placed on permanent lay-off status, salaried positions eliminated in connection with further organizational restructurings and additional personnel electing to participate in the voluntary retirement program initiated in the first quarter. These actions affected approximately 240 employees, and the Company expects to reduce annual compensation and benefit costs by approximately $5,500.

20.	Subsequent Events

On February 23, 2010, Thermadyne Holdings Corporation (the “Company”), its domestic subsidiaries and certain of its foreign subsidiaries amended its Working Capital Facility and Second Lien Credit Agreements. The amendments are intended to facilitate the purchase of equipment and building improvements in existing manufacturing facilities during 2010 through the use of existing funds and financing arrangements. In addition, the amendments provide added flexibility for the repatriation of funds from foreign subsidiaries and the reinvestment of funds in foreign locations. The changes to the agreements have been reflected in the description of the working capital facility and second lien facility credit agreements presented in Note 8 — Debt and Capital Lease Obligations.

Subsequent events were evaluated through March 9, 2010, the date these financial statements were issued.

21.	Condensed Consolidating Financial Statements

On February 5, 2004, the Company completed a private placement of $175,000 in aggregate principal of 9 1/4% Senior Subordinated Notes due 2014. The Company’s domestic, wholly owned subsidiaries (“Guarantor Subsidiaries”) fully and unconditionally guarantee the Senior Subordinated Notes and are jointly and severally liable for all payments under the Senior Subordinated Notes. Each of the Guarantor Subsidiaries is wholly owned by the Company.

In connection with the Amended Credit Agreement, the Company’s foreign subsidiaries in Australia and Canada also guaranteed the Company’s $175,000 9.25% Senior Subordinated Notes.

The following financial information presents the guarantors and non-guarantors of the 9.25% Senior Subordinated Notes, in accordance with Rule 3-10 of Regulation S-X. The condensed consolidating financial information includes the accounts of the Company, which has no independent assets or operations, the combined accounts of the Guarantor Subsidiaries and the combined accounts of the non-guarantor subsidiaries for the periods indicated. Separate financial statements of each of the Guarantor Subsidiaries are not presented because management has determined such information is not material in assessing the financial condition, cash flows or results of operations of the Company and its subsidiaries. This information was prepared on the same basis as the consolidated financial statements.

69

THERMADYNE HOLDINGS CORPORATION

CONDENSED CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2009

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated

ASSETS
Current Assets:
Cash and cash equivalents	$—	$11,740	$3,146	$—	$14,886
Accounts receivable, net	—	50,422	6,167	—	56,589
Inventories	—	66,205	8,176	—	74,381
Prepaid expenses and other	—	7,714	1,541	—	9,255
Deferred tax assets	—	3,008	—	—	3,008

Total current assets	—	139,089	19,030	—	158,119
Property, plant and equipment, net	—	43,233	3,454	—	46,687
Goodwill	—	187,818	—	—	187,818
Intangibles, net	—	50,737	7,714	—	58,451
Other assets	2,019	1,851	—	—	3,870
Investment in and advances to subsidiaries	225,881	—	—	(225,881)	—

Total assets	$227,900	$422,728	$30,198	$(225,881)	$454,945

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Working capital facility	$—	$9,643	$—	$—	$9,643
Current maturities of long-term obligations	463	8,239	213	—	8,915
Accounts payable	—	6,953	2,645	—	9,598
Accrued and other liabilities	—	19,275	3,844	—	23,119
Accrued interest	7,527	81	—	—	7,608
Income taxes payable	—	896	(191)	—	705
Deferred tax liability	—	2,793	—	—	2,793

Total current liabilities	7,990	47,880	6,511	—	62,381
Long-term obligations, less current maturities	172,327	25,569	570	—	198,466
Deferred tax liabilities	—	52,835	—	—	52,835
Other long-term liabilities	1,426	11,430	615	—	13,471
Shareholders’ equity (deficit):
Common stock	135	—	—	—	135
Additional paid-in-capital	188,791	—	—	—	188,791
Accumulated deficit	(65,062)	54,870	(67,783)	12,912	(65,063)
Accumulated other comprehensive income (loss)	3,929	(22,636)	(6,312)	28,948	3,929

Total shareholders’ equity (deficit)	127,793	32,234	(74,095)	41,860	127,792
Net equity (deficit) and advances to / from subsidiaries	(81,636)	252,780	96,597	(267,741)	—

Total liabilities and shareholders’ equity (deficit)	$227,900	$422,728	$30,198	$(225,881)	$454,945

70

THERMADYNE HOLDINGS CORPORATION

CONDENSED CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2008

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated

ASSETS
Current Assets:
Cash and cash equivalents	$—	$6,301	$5,615	$—	$11,916
Accounts receivable, net	—	63,760	8,284	—	72,044
Inventories	—	90,220	12,259	—	102,479
Prepaid expenses and other	—	4,653	790	—	5,443
Assets held for sale	—	—	916	—	916
Deferred tax assets	—	2,277	—	—	2,277

Total current assets	—	167,211	27,864	—	195,075
Property, plant and equipment, net	—	43,295	4,206	—	47,501
Goodwill	—	184,043	—	—	184,043
Intangibles, net	—	53,166	7,617	—	60,783
Other assets	5,541	1,426	—	—	6,967
Investment in and advances to subsidiaries	191,869	—	—	(191,869)	—

Total assets	$197,410	$449,141	$39,687	$(191,869)	$494,369

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Working capital facility	$—	$32,531	$—	$—	$32,531
Current maturities of long-term obligations	—	1,702	358	—	2,060
Accounts payable	—	26,132	4,691	—	30,823
Accrued and other liabilities	—	26,673	1,622	—	28,295
Accrued interest	6,412	146	—	—	6,558
Income taxes payable	—	2,798	51	—	2,849
Deferred tax liability	—	3,253	—	—	3,253
Liabilities related to assets held for sale	—	—	5,266	—	5,266

Total current liabilities	6,412	93,235	11,988	—	111,635
Long-term obligations, less current maturities	175,000	23,761	693	—	199,454
Deferred tax liabilities	—	47,292	—	—	47,292
Other long-term liabilities	2,991	14,155	539	—	17,685
Shareholders’ equity (deficit):
Common stock	135	—	—	—	135
Additional paid-in-capital	189,256	—	—	—	189,256
Accumulated deficit	(69,244)	34,540	(67,892)	33,351	(69,245)
Accumulated other comprehensive income (loss)	(1,844)	(16,065)	(4,060)	20,126	(1,843)

Total shareholders’ equity (deficit)	118,303	18,475	(71,952)	53,477	118,303
Net equity (deficit) and advances to / from subsidiaries	(105,296)	252,223	98,419	(245,346)	—

Total liabilities and shareholders’ equity (deficit)	$197,410	$449,141	$39,687	$(191,869)	$494,369

71

THERMADYNE HOLDINGS CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2009

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated

Net sales	$—	$355,864	$29,111	$(37,320)	$347,655
Cost of goods sold	—	259,473	22,433	(38,045)	243,861

Gross margin	—	96,391	6,678	725	103,794
Selling, general and administrative expenses	(578)	74,870	7,174	—	81,466
Amortization of intangibles	—	2,693	—	—	2,693
Net periodic postretirement benefits	—	(45)	—	—	(45)

Operating income (loss)	578	18,873	(496)	725	19,680
Other income (expense):
Interest, net	(17,176)	(3,750)	76	—	(20,850)
Amortization of deferred financing costs	(531)	(521)	—	—	(1,052)
Equity in net income (loss) of subsidiaries	21,164	—	—	(21,164)	—
Settlement of retiree medical obligations	—	5,863	—	—	5,863
Other	147	—	—	—	147

Income (loss) from continuing operations before income tax provision and discontinued operations	4,182	20,465	(420)	(20,439)	3,788
Income tax provision	—	2,089	568	—	2,657

Income (loss) from continuing operations	4,182	18,376	(988)	(20,439)	1,131
Gain from discontinued operations, net of tax	—	1,954	1,097	—	3,051

Net income (loss)	$4,182	$20,330	$109	$(20,439)	$4,182

72

THERMADYNE HOLDINGS CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS — (Continued)
YEAR ENDED DECEMBER 31, 2008

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated

Net sales	$—	$589,422	$49,774	$(122,288)	$516,908
Cost of goods sold	—	443,662	36,792	(122,599)	357,855

Gross margin	—	145,760	12,982	311	159,053
Selling, general and administrative expenses	180	104,364	7,578	—	112,122
Amortization of intangibles	—	2,675	—	—	2,675
Net periodic postretirement benefits	—	322	—	—	322

Operating income (loss)	(180)	38,399	5,404	311	43,934
Other income (expense):
Interest, net	(16,125)	(4,121)	(58)	—	(20,304)
Amortization of deferred financing costs	(500)	(438)	—	—	(938)
Equity in net income (loss) of subsidiaries	27,513	—	—	(27,513)	—
Other	—	(37)	(43)	—	(80)

Income (loss) from continuing operations before income tax provision and discontinued operations	10,708	33,803	5,303	(27,202)	22,612
Income tax provision	—	10,569	1,520	—	12,089

Income (loss) from continuing operations	10,708	23,234	3,783	(27,202)	10,523
Loss from discontinued operations, net of tax	—	—	185	—	185

Net income (loss)	$10,708	$23,234	$3,968	$(27,202)	$10,708

73

THERMADYNE HOLDINGS CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2007

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated

Net sales	$—	$557,801	$29,338	$(93,164)	$493,975
Cost of goods sold	—	411,673	21,225	(93,276)	339,622

Gross margin	—	146,128	8,113	112	154,353
Selling, general and administrative expenses	1,609	99,527	4,897	—	106,033
Amortization of intangibles	—	2,921	—	—	2,921
Net periodic postretirement benefits	—	1,087	—	—	1,087

Operating income (loss)	(1,609)	42,593	3,216	112	44,312
Other income (expense):
Interest, net	(18,731)	(8,146)	78	—	(26,799)
Amortization of deferred financing costs	(500)	(944)	—	—	(1,444)
Equity in net income (loss) of subsidiaries	29,505	—	—	(29,505)	—
Minority interest	—	82	—	—	82

Income (loss) from continuing operations before income tax provision and discontinued operations	8,665	33,585	3,294	(29,393)	16,151
Income tax provision (benefit)	—	3,646	1,869	—	5,515

Income (loss) from continuing operations	8,665	29,939	1,425	(29,393)	10,636
Loss from discontinued operations, net of tax	—	—	(1,971)	—	(1,971)

Net income (loss)	$8,665	$29,939	$(546)	$(29,393)	$8,665

74

THERMADYNE HOLDINGS CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2009

	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated

Cash flows from continuing operations:
Net cash provided by (used in) operating activities	$4,369	$36,640	$1,513	$(20,439)	$22,083

Cash flows from investing activities:
Capital expenditures	—	(7,669)	(26)	—	(7,695)
Proceeds from sales of assets	—	—	—	—	—
Other	—	(264)	(97)	—	(361)

Net cash used in investing activities	—	(7,933)	(123)	—	(8,056)

Cash flows from financing activities:
Borrowings under Working Capital Facility	—	8,923	—	—	8,923
Repayments under Working Capital Facility	—	(31,811)	—	—	(31,811)
Repurchase of Notes	(2,632)				(2,632)
Borrowings of Second-Lien Facility and other		25,075	—	—	25,075
Repayments of Second-Lien Facility and other	1,565	(17,111)	(277)	—	(15,823)
Stock compensation expense	(579)	—	—	—	(579)
Exercise of employee stock purchases	114	—	—	—	114
Changes in net equity and advances to / from discontinued operations	(5,150)	(9,031)	(3,719)	20,439	2,539
Termination payment from derivative counterparty	2,313	—	—	—	2,313
Other	—	(925)	—	—	(925)

Net cash provided by (used in) financing activities	(4,369)	(24,880)	(3,996)	20,439	(12,806)

			—
Effect of exchange rate changes on cash and cash equivalents	—	1,612	137	—	1,749

Net cash provided by (used in) continuing operations	—	5,439	(2,469)	—	2,970

Cash flows from discontinued operations:
Net cash provided by operating activities	—	—	337	—	337
Net cash provided by sales of discontinued operations	—	—	1,783	—	1,783
Advances from (to) continuing operations	—	—	(2,933)	—	(2,933)
Effect of exchange rate changes on cash and cash equivalents	—	—	228	—	228

Net cash used in discontinued operations	—	—	(585)	—	(585)

Total increase (decrease) in cash and cash equivalents	—	5,439	(3,054)	—	2,385
Total cash and cash equivalents beginning of period	—	6,301	6,200	—	12,501

Total cash and cash equivalents end of period	$—	$11,740	$3,146	$—	$14,886

75

THERMADYNE HOLDINGS CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2008

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated

Cash flows from continuing operations:
Net cash provided by (used in) operating activities	$9,765	$29,800	$4,666	$(27,203)	$17,028

Cash flows from investing activities:
Capital expenditures	—	(15,071)	2,295	—	(12,776)
Proceeds from sales of assets	—	—	500	—	500
Purchase of minority interest			(838)		(838)
Purchase of outside interest in joint venture	—	—	(3,055)	—	(3,055)
Other	(253)	(67)	(437)	—	(757)

Net cash provided by (used in) investing activities	(253)	(15,138)	(1,535)	—	(16,926)

Cash flows from financing activities:
Borrowings under Working Capital Facility	—	27,751	—	—	27,751
Repayments under Working Capital Facility	—	(7,878)	—	—	(7,878)
Repayments of other debt	—	(23,185)	396	—	(22,789)
Changes in net equity and advances to / from discontinued operations	(11,939)	(18,691)	770	27,203	(2,657)
Other	2,427	(7)	—	—	2,420

Net cash provided by (used in) financing activities	(9,512)	(22,010)	1,166	27,203	(3,153)

Effect of exchange rate changes on cash and cash equivalents	—	(988)	(204)	—	(1,192)

Net cash provided by (used in) continuing operations	—	(8,336)	4,093	—	(4,243)

Cash flows from discontinued operations:
Net cash used in operating activities	—	—	(2,574)	—	(2,574)
Net cash provided by sales of discontinued operations	—	—	500	—	500
Advances from (to) continuing operations	—	—	2,538	—	2,538
Effect of exchange rate changes on cash and cash equivalents	—	—	(155)	—	(155)

Net cash used in discontinued operations	—	—	309	—	309

Total increase (decrease) in cash and cash equivalents	—	(8,336)	4,402	—	(3,934)
Total cash and cash equivalents beginning of period	—	14,637	1,798	—	16,435

Total cash and cash equivalents end of period	$—	$6,301	$6,200	$—	$12,501

76

THERMADYNE HOLDINGS CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2007

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated

Cash flows from continuing operations:
Net cash provided by (used in) operating activities	$9,140	$52,190	$(28,083)	$(10,234)	$23,013
Cash flows from investing activities:
Capital expenditures	—	(10,013)	(1,345)	—	(11,358)
Proceeds from sales of assets	—	13,783	—	—	13,783
Acquisition of minority interest	—	(487)	—	—	(487)

Net cash provided by (used in) investing activities	—	3,283	(1,345)	—	1,938
Cash flows from financing activities:
Borrowings under revolving credit facility	—	20,041	—	—	20,041
Repayments under revolving credit facility	—	(24,989)	—	—	(24,989)
Repayments of other credit facilities	—	(15,415)	(1,310)	—	(16,725)
Changes in net equity and advances to/from subsidiaries	(11,166)	(29,343)	29,438	10,234	(837)
Other	2,026	(362)	—	—	1,664

Net cash provided by (used in) financing activities	(9,140)	(50,068)	28,128	10,234	(20,846)
Effect of exchange rate changes on cash and cash equivalents	—	25	719	—	744

Net cash provided by (used in) continuing operations	—	5,430	(581)	—	4,849

Cash flows from discontinued operations:
Net cash provided by operating activities	—	—	812	—	812
Net cash used in investing activities	—	—	5,084	—	5,084
Net cash used in financing activities	—	—	(5,650)	—	(5,650)
Effect of exchange rate changes on cash and cash equivalents	—	—	30	—	30

Net cash used in discontinued operations	—	—	276	—	276
Total increase (decrease) in cash and cash equivalents	—	5,430	(305)	—	5,125
Total cash and cash equivalents beginning of period	—	9,207	2,103	—	11,310

Total cash and cash equivalents end of period	$—	$14,637	$1,798	$—	$16,435

77

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THERMADYNE HOLDINGS CORPORATION

By:	/s/ STEVEN A. SCHUMM
Steven A. Schumm
Executive Vice President, Chief Financial and
Administrative Officer

Date: March 9, 2010

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ MARTIN QUINN Martin Quinn	President (Principal Executive Officer)	March 9, 2010

/s/ STEVEN A. SCHUMM Steven A. Schumm	Executive Vice President, Chief Financial and Administrative Officer (Principal Financial and Accounting Officer)	March 9, 2010

/s/ PAUL D. MELNUK Paul D. Melnuk	Director and Chairman of the Board	March 9, 2010

/s/ J. JOE ADORJAN J. Joe Adorjan	Director	March 9, 2010

/s/ ANDREW L. BERGER Andrew L. Berger	Director	March 9, 2010

/s/ JAMES B. GAMACHE James B. Gamache	Director	March 9, 2010

/s/ MARNIE S. GORDON Marnie S. Gordon	Director	March 9, 2010

/s/ CHRISTOPHER P. HARTMANN Christopher P. Hartmann	Director	March 9, 2010

/s/ BRADLEY G. PATTELLI Bradley G. Pattelli	Director	March 9, 2010

78

THERMADYNE HOLDINGS CORPORATION

2009 10-K EXHIBIT INDEX

Exhibit
No.		Exhibit

2.1	—	First Amended and Restated Disclosure Statement, dated January 17, 2003, Solicitation of Votes on the Debtors’ First Amended and Restated Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of Thermadyne Holdings Corporation (the “Company”) and its wholly owned direct and indirect subsidiaries, Thermadyne Mfg. LLC, Thermadyne Capital Corp., Thermadyne Industries, Inc., Victor Equipment Company, Thermadyne International Corp., Thermadyne Cylinder Co., Thermal Dynamics Corporation, C&G Systems Holding, Inc., MECO Holding Company, Tweco Products, Inc., Tag Realty, Inc., Victor-Coyne International, Inc., Victor Gas Systems, Inc., Stoody Company, Thermal Arc, Inc., C&G Systems, Inc., Marison Cylinder Company, Wichita Warehouse Corporation, Coyne Natural Gas Systems, Inc., and Modern Engineering Company, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K (File No. 0-23378) filed on February 7, 2003).
2.2	—	First Amended and Restated Plan of Reorganization dated January 17, 2003 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K (File No. 0-23378) filed on April 11, 2003).
2.3	—	Confirmation Order dated April 3, 2003 and signed by the Bankruptcy Court (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K (File No. 0-23378) filed on April 11, 2003).
3.1	—	Amended and Restated Certificate of Incorporation of the Company dated as of May 23, 2003 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q (File No. 0-23378) for the quarter ended June 30, 2003).
3.2	—	Amended and Restated Bylaws of the Company dated as of March 29, 2007 (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2006).
4.1	—	Indenture dated as of February 5, 2004 among the Company, as issuer, the subsidiary guarantors named therein and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.10 to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2003).
4.2	—	Supplemental Indenture dated as of May 16, 2006 among the Company, the subsidiary guarantors named therein and U.S. Bank National Association as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 0-23378) filed on May 23, 2006).
4.3	—	Second Supplemental Indenture dated as of August 2, 2006 among the Company, the subsidiary guarantors named therein and U.S. Bank National Association as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 0-23378) filed on August 3, 2006).
4.4	—	Third Amended and Restated Credit Agreement dated as of June 29, 2007 by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, ProTip Corporation, and Thermadyne International Corp., as borrowers, the credit parties signatory thereto, the lenders signatory thereto, and General Electric Capital Corporation, as agent and lender, and GECC Capital Markets Group, Inc., as lead arranger (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 0-23378) filed on July 2, 2007).
4.5	—	First Amendment to Third Amended and Restated Credit Agreement dated as of October 7, 2008, by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Victor Equipment Company, C & G Systems, Inc., Stoody Company, Thermadyne International Corp., as borrowers, the Company and the other credit parties signatory thereto, and General Electric Capital Corporation, as agent and lender (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q (File No. 001-13023) for the quarter ended September 30, 2008).

79

Exhibit
No.		Exhibit

4.6	—	Second Amendment to Third Amended and Restated Credit Agreement dated as of June 15, 2009 by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Victor Equipment Company, C & G Systems, Inc., Stoody Company, Thermadyne International Corp., as borrowers, the Company and the other credit parties signatory thereto, and General Electric Capital Corporation, as agent and lender (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-13023) filed on June 18, 2009).
4.7	—	Third Amendment to Third Amended and Restated Credit Agreement dated as of February 23, 2010 by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Victor Equipment Company, C & G Merger Co., Stoody Company, Thermadyne International Corp., as borrowers, the credit parties signatory thereto, and General Electric Capital Corporation, as agent and lender (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-13023) filed on February 26, 2010).
4.8	—	2009 Amended and Restated Second Lien Credit Agreement dated as of August 14, 2009, by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Victor Equipment Company, C&G Merger Co., Stoody Company, and Thermadyne International Corp., as borrowers, the guarantors party thereto, the lenders parties thereto, and Regions Bank, as administrative agent, collateral agent and funding agent.*
4.9	—	Amendment Number One to 2009 Amended and Restated Second Lien Credit Agreement dated as of February 23, 2010 by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Victor Equipment Company, C & G Merger Co., Stoody Company, and Thermadyne International Corp., as borrowers, the guarantors signatory thereto, the lenders signatory thereto, and Regions Bank as agent (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-13023) filed on February 26, 2010).
10.1	—	Registration Rights Agreement dated as of May 23, 2003 among the Company, Angelo Gordon & Co., L.P., Sigler & Co., Silver Oak Capital, LLC, Credit Suisse First Boston and Goldman Sachs Credit Partners, L.P. (incorporated by reference to Exhibit 4.3 to the registrant’s Quarterly Report on Form 10-Q (File No. 0-23378) for the quarter ended June 30, 2003).
10.2	—	Omnibus Agreement dated as of June 3, 1988, among Palco Acquisition Company (now Thermadyne Holdings Corporation) and its subsidiaries and National Warehouse Investment Company (incorporated by reference to Exhibit 10.39 to the Company’s Registration Statement on Form 10/A, Amendment No. 2 (File No. 0-23378) filed under Section 12(g) of the Exchange Act on April 28, 1994).
10.3	—	Escrow Agreement dated as of August 11, 1988, among National Warehouse Investment Company, Palco Acquisition Company (now Thermadyne Holdings Corporation) and Title Guaranty Escrow Services, Inc. (incorporated by reference to Exhibit 10.40 to the Company’s Registration Statement on Form 10/A, Amendment No. 2 (File No. 0-23378) filed under Section 12(g) of the Exchange Act on April 28, 1994).
10.4	—	Amended and Restated Continuing Lease Guaranty, made as of August 11, 1988, by Palco Acquisition Company (now Thermadyne Holdings Corporation) for the benefit of National Warehouse Investment Company (incorporated by reference to Exhibit 10.43 to the Company’s Registration Statement on Form 10/A, Amendment No. 2 (File No. 0-23378) filed under Section 12(g) of the Exchange Act on April 28, 1994).
10.5	—	Schedule of substantially identical lease guarantees (incorporated by reference to Exhibit 10.44 to the Company’s Registration Statement on Form 10/A, Amendment No. 2 (File No. 0-23378) filed under Section 12(g) of the Exchange Act on April 28, 1994).

80

Exhibit
No.			Exhibit

10.6		—	Lease Agreement, dated as of October 10, 1990, between Stoody Deloro Stellite and Bowling Green-Warren County Industrial Park Authority, Inc. (incorporated by reference to Exhibit 10.46 to the Company’s Registration Statement on Form 10/A, Amendment No. 2 (File No. 0-23378) filed under Section 12(g) of the Exchange Act on April 28, 1994).
10.7			Lease Modification and Extension Agreement effective October 1, 2009, by and among Bowling Green Area Economic Development Authority, Inc., successor to Bowling Green-Warren County Industrial Park Authority, Inc., Stoody Company, Themadyne Industries, Inc. and Thermadyne Holdings Corporation (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 1-13023) filed on October 8, 2009).
10.8		—	Lease Agreement between Alliance Gateway No. 58 Ltd. and Victor Equipment Company, dated September 22, 2003 (incorporated by reference to Exhibit 10.7 to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2004).
10.9		—	First Amendment to Lease between Alliance Gateway No. 58 Ltd. and Victor Equipment Company, dated May 1, 2004 (incorporated by reference to Exhibit 10.8 to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2004).
10.10		—	Lease Agreement between Ningbo Longxing Group Co., Ltd. and Ningbo Fulida Gas Equipment Co. Ltd., dated January 19, 2005 (incorporated by reference to Exhibit 10.9 to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2004).
10.11		—	Lease Agreement between Ningbo Longxing Group Co., Ltd. and Thermadyne (Ningbo) Cutting and Welding Equipment Manufacturing Company, Ltd., dated December 28, 2004 (incorporated by reference to Exhibit 10.10 to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2004).
10.12		—	First Amended and Restated Industrial Real Property Lease between 2800 Airport Road Limited Partnership and Victor Equipment Company dated August 1, 2007 (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q (File No. 0-23378) for the quarter ended September 30, 2007).
10.13		—	Second Amendment to Amended and Restated Industrial Real Property Lease between Benning Street, LLC and Thermal Dynamics Corporation dated August 1, 2007 (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q (File No. 1-13023) for the quarter ended September 30, 2007).
10.14		—	Lease Agreement between Holman/Shidler Investment Corporation, Thermadyne Welding Products Canada, Ltd., and the Company dated October 25, 2007 (incorporated by reference to Exhibit 10.13 to the Company’s Annual Report on Form 10-K (File No. 1-13023) for the year ended December 31, 2007).
10.15		—	Contract to Establish an Equity Joint Venture Enterprise by and between Ningbo Longxing Group Corporation Limited and the Company, dated December 28, 2004 (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2004).
10	.16†	—	Amended and Restated Employment Agreement by and among Thermadyne Holdings Corporation, its subsidiaries and Paul Melnuk, dated August 17, 2009 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 1-13023) filed on August 21, 2009).
10	.17†	—	Amendment Regarding IRC Section 409A to Executive Employment Agreement between the Company and Paul D. Melnuk, dated December 31, 2008 (incorporated by reference to Exhibit 10.26 to the Company’s Annual Report on Form 10-K (File No. 1-13023) for the year ended December 31, 2008).
10	.19†	—	Amended and Restated Employment Agreement by and among Thermadyne Holdings Corporation, its subsidiaries and Martin Quinn, dated August 17, 2009 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 1-13023) filed on August 21, 2009).
10	.20†	—	Amendment Regarding IRC Section 409A to Executive Employment Agreement between the Company and Martin Quinn, dated December 31, 2008 (incorporated by reference to Exhibit 10.30 to the Company’s Annual Report on Form 10-K (File No. 1-13023) for the year ended December 31, 2008).

81

Exhibit
No.			Exhibit

10	.21†	—	Third Amended and Restated Employment Agreement by and among Thermadyne Holdings Corporation, its subsidiaries and Terry Downes, dated August 17, 2009 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 1-13023) filed on August 21, 2009).
10	.22†	—	Amendment Regarding IRC Section 409A to Executive Employment Agreement between the Company and Terry Downes, dated December 31, 2008 (incorporated by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K (File No. 1-13023) for the year ended December 31, 2008).
10	.23†	—	Executive Employment Agreement between the Company and Steven A. Schumm, dated August 7, 2006 (incorporated by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K (File No. 1-13023) for the year ended December 31, 2008).
10	.24†	—	Amendment Regarding IRC Section 409A to Executive Employment Agreement between the Company and Steven A. Schumm, dated December 31, 2008 (incorporated by reference to Exhibit 10.31 to the Company’s Annual Report on Form 10-K (File No. 1-13023) for the year ended December 31, 2008).
10	.25†	—	Executive Employment Agreement between the Company and Terry A. Moody, dated July 12, 2007 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q (File No. 0-23378) for the quarter ended September 30, 2007).
10	.26†	—	Amendment Regarding IRC Section 409A to Executive Employment Agreement between the Company and Terry A. Moody, dated December 31, 2008 (incorporated by reference to Exhibit 10.29 to the Company’s Annual Report on Form 10-K (File No. 1-13023) for the year ended December 31, 2008).
10	.27†	—	Second Amended and Restated Executive Employment Agreement between the Company and John Boisvert, dated January 1, 2004 (incorporated by reference to Exhibit 10.16 to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2004).
10	.28†	—	Amendment Regarding IRC Section 409A to Executive Employment Agreement between the Company and John Boisvert, dated December 31, 2008 (incorporated by reference to Exhibit 10.27 to the Company’s Annual Report on Form 10-K (File No. 1-13023) for the year ended December 31, 2008).
10	.29†	—	Amended and Restated Executive Employment Agreement between the Company and Dennis Klanjscek, dated June 13, 2002 (incorporated by reference to Exhibit 10.13 to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2004).
10	.30†	—	Thermadyne Holdings Corporation Non-Employee Director’s Stock Option Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q (File No. 0-23378) for the quarter ended September 30, 2003).
10	.31†	—	Thermadyne Holdings Corporation Non-Employee Directors’ Deferred Stock Compensation Plan (incorporated by reference to Exhibit 10.15 to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2003).
10	.32†	—	Amended and Restated Thermadyne Holdings Corporation Non-Employee Directors’ Deferred Fee Plan (incorporated by reference to Exhibit 10.34 to the Company’s Annual Report on Form 10-K (File No. 1-13023) for the year ended December 31, 2008).
10	.33†	—	2004 Non-Employee Directors Stock Option Plan (incorporated by reference to the Company’s Definitive Proxy Statement on Schedule 14A (File No. 0-23378) filed on March 24, 2004).
10	.34†	—	Form of 2004 Non-Employee Directors Stock Option Agreement (incorporated by reference to Exhibit 10.27 to the Company’s Annual Report on Form 10-K (File No. 1-13023) for the year ended December 31, 2008).
10	.35†	—	Thermadyne Holdings Corporation 2004 Stock Incentive Plan (incorporated by reference to the Company’s Definitive Proxy Statement on Schedule 14A (File No. 0-23378) filed on March 24, 2004).
10	.36†	—	Thermadyne Holdings Corporation Amended and Restated 2004 Stock Incentive Plan (incorporated by reference to the Company’s Definitive Proxy Statement on Schedule 14A (File No. 1-13023) filed on April 21, 2008).

82

Exhibit
No.			Exhibit

10	.37†	—	Form of 2004 Stock Incentive Plan Option Agreement (incorporated by reference to Exhibit 10.39 to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2006).
10	.38†	—	Form of 2004 Stock Incentive Plan Restricted Stock Agreement (incorporated by reference to Exhibit 10.40 to the Company’s Annual Report on Form 10-K (File No. 1-13023) for the year ended December 31, 2008).
10.39		—	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 1-13023) filed on October 9, 2007).
10.40		—	Acquisition Agreement dated as of December 22, 2005, by and between Thermadyne Italia, S.R.L., as seller, and Mase Generators S.P.A., as buyer (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 0-23378) filed on December 28, 2005).
10.41		—	Purchase Agreement dated as of December 22, 2005, by and among Thermadyne Chile Holdings, Ltd. and Thermadyne South America Holdings, Ltd., as sellers, and Soldaduras PCR Soltec Limitada and Penta Capital de Riesgo S.A., as buyers (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 0-23378) filed on December 28, 2005).
10.42		—	Sale Agreement dated March 9, 2006 between The HG A Van Zyl Familie Trust and Hendrik Gert Van Zyl and Thermadyne South Africa (Pty) Limited t/a Unique Welding Alloys and Renttech S.A. (Pty) Limited and Unique Welding Alloys Rustenburg (Proprietary) Limited t/a Thermadyne Plant Rental South Africa and Thermadyne Industries Inc. and Pieter Malan (incorporated by reference to Exhibit 10.27 to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2006).
10.43		—	Share Sale Agreement dated March 9, 2006 between Marthinus Johannes Crous and Thermadyne Industries, Inc and Thermadyne South Africa (Pty) Limited trading as Unique and Unique Welding Alloys Rustenburg (Pty) Limited trading as Thermadyne Plant Rental South Africa and Maxweld & Braze (Pty) Limited and Selrod Welding (Pty) Limited (incorporated by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2006).
10.44		—	Acquisition Agreement dated April 6, 2006 between Thermadyne Italia S.r.l. and SIGEFI Societe para Actions Simplifiee, acting on behalf of Siparex Italia, Fonds Commun de Placement a Risque and Giorgio Bassi (incorporated by reference to Exhibit 10.29 to the Company’s Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 2006).
10.45		—	Sale of Shares and Claims Agreement dated February 5, 2007 between Thermadyne Industries, Inc. and Thermaweld Industries (Proprietary) Limited (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 0-23398) filed on June 1, 2007).
21		—	Subsidiaries of the Company.*
23		—	Consent of Independent Registered Public Accounting Firm.*
31.1		—	Certification Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.*
31.2		—	Certification Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.*
32.1		—	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted by Section 906 of the Sarbanes-Oxley Act of 2002.*
32.2		—	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted by Section 906 of the Sarbanes-Oxley Act of 2002.*

†	Indicates a management contract or compensatory plan or arrangement.

*	Filed herewith.

83

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-Q
(Mark One)

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 31, 2010
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                 to
Commission file number 001-13023
Thermadyne Holdings Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	74-2482571
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

16052 Swingley Ridge Road, Suite 300, Chesterfield, MO	63017
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code (636) 728-3000
Indicate by checkmark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes ☑      No ☐
Indicate by checkmark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).
Yes ☐      No ☑
Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
Indicate by checkmark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
Yes ☐      No ☑
The number of shares outstanding of the issuer’s common stock, par value $0.01 per share, on April 23, 2010 was 13,546,065.

THERMADYNE HOLDINGS CORPORATION
INDEX

Page
PART I — FINANCIAL INFORMATION

Item 1. Financial Statements
Condensed Consolidated Balance Sheets	3
Condensed Consolidated Statements of Operations	4
Condensed Consolidated Statements of Cash Flows	5
Notes to Condensed Consolidated Financial Statements	6

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations	20

Item 3. Quantitative and Qualitative Disclosures About Market Risk	24

Item 4. Controls and Procedures	24

PART II — OTHER INFORMATION

Item 1. Legal Proceedings	26

Item 6. Exhibits	26

SIGNATURES	27

EX - 10.4
EX - 10.5
EX - 10.6
EX - 10.7
EX - 10.8
EX - 31.1
EX - 31.2
EX - 32.1
EX - 32.2

2

PART I. FINANCIAL INFORMATION
Item 1.
THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31,	December 31,
	2010	2009
	(unaudited)
Current Assets:
Cash and cash equivalents	$22,352	$14,886
Accounts receivable, less allowance for doubtful accounts of $500 and $400, respectively	62,248	56,589
Inventories	75,540	74,381
Prepaid expenses and other	7,753	9,255
Deferred tax assets	3,008	3,008

Total current assets	170,901	158,119

Property, plant and equipment, net of accumulated depreciation of $57,075 and $55,082, respectively	46,493	46,687
Goodwill	187,880	187,818
Intangibles, net	57,855	58,451
Other assets	3,606	3,870

Total assets	$466,735	$454,945

Current Liabilities:
Working capital facility	$—	$9,643
Current maturities of long-term obligations	17,089	8,915
Accounts payable	29,727	9,598
Accrued and other liabilities	25,391	23,119
Accrued interest	3,375	7,608
Income taxes payable	1,938	705
Deferred tax liabilities	2,793	2,793

Total current liabilities	80,313	62,381

Long-term obligations, less current maturities	190,235	198,466
Deferred tax liabilities	52,384	52,835
Other long-term liabilities	13,106	13,471
Stockholders’ equity:
Common stock, $0.01 par value:
Authorized — 25,000,000 shares
Issued and outstanding — 13,543,068 shares at March 31, 2010 and 13,539,998 shares at December 31, 2009	135	135
Additional paid-in capital	188,828	188,791
Accumulated deficit	(62,767)	(65,063)
Accumulated other comprehensive income	4,501	3,929

Total shareholders’ equity	130,697	127,792

Total liabilities and shareholders’ equity	$466,735	$454,945

See accompanying notes to condensed consolidated financial statements.

3

THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2010	2009
Net sales	$96,617	$83,311
Cost of goods sold	64,232	61,951

Gross margin	32,385	21,360

Selling, general and administrative expenses	21,767	19,442
Amortization of intangibles	677	671

Operating income	9,941	1,247

Other income (expenses):
Interest, net	(6,336)	(4,633)
Amortization of deferred financing costs	(264)	(236)

Income (loss) before income tax provision	3,341	(3,622)

Income tax provision	1,045	(1,126)

Net income (loss)	$2,296	$(2,496)

Basic and Diluted income (loss) per share	$0.17	$(0.18)

See accompanying notes to condensed consolidated financial statements.

4

THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2010	2009
Cash flows from continuing operations:
Cash flows from operating activities:
Net income/(loss)	$2,296	$(2,496)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,467	3,002
Deferred income taxes	(513)	(1,270)
Net periodic post-retirement benefits	(35)	4
Changes in operating assets and liabilities:
Accounts receivable	(5,571)	10,850
Inventories	(885)	12,155
Prepaids	1,687	528
Accounts payable	19,575	(8,341)
Accrued and other liabilities	2,088	(7,505)
Accrued interest	(4,233)	(3,688)
Accrued taxes	1,230	(132)
Other long-term liabilities	(475)	(108)

Net cash provided by operating activities	18,631	2,999

Cash flows from investing activities:
Capital expenditures	(1,636)	(2,238)
Other	(81)	(55)

Net cash used in investing activities	(1,717)	(2,293)

Cash flows from financing activities:
Borrowings under Working Capital Facility	—	8,923
Repayments of Working Capital Facility	(9,643)	(7,193)
Borrowings under Second-Lien Facility and other	—	75
Repayments of Second-Lien Facility and other	(72)	(518)
Stock compensation expense	17	(602)
Exercise of employee stock purchases	20	35
Termination payment from derivative counterparty	—	2,157
Other, net	35	36

Net cash provided by (used in) financing activities	(9,643)	2,913

Effect of exchange rate changes on cash and cash equivalents	195	(288)

Net cash provided by continuing operations	7,466	3,331

Net cash provided by discontinued operations	—	314

Total increase in cash and cash equivalents	7,466	3,645
Total cash and cash equivalents beginning of period	14,886	12,501

Total cash and cash equivalents end of period	$22,352	$16,146

Income taxes paid	$544	$530

Interest paid	$10,210	$9,027

See accompanying notes to condensed consolidated financial statements.

5

THERMADYNE HOLDINGS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(Dollars in thousands, except share data)
1.	Organization and Basis of Presentation
Thermadyne Holdings Corporation (“Thermadyne” or the “Company”), a Delaware corporation, is a global designer and manufacturer of cutting and welding products, including equipment, accessories and consumables.
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included in these condensed consolidated financial statements. The combined results of operations of the Company for the three months ended March 31, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s annual report on Form 10-K for the year ended December 31, 2009.
The preparation of financial statements requires the use of estimates and assumptions that affect the amounts reported in Thermadyne’s condensed consolidated financial statements and accompanying notes. Actual results could differ from these estimates.
2.	Significant Accounting Policies
Product Warranty Programs

Various products are sold with product warranty programs. Provisions for warranty programs are made based on historical experience as the products are sold and such provisions are adjusted periodically based on current estimates of anticipated warranty costs. The following table provides the activity in the warranty accrual for the three months ended March 31, 2010 and 2009:

	Three Months Ended
	March 31,
	2010	2009
Balance at beginning of period	$2,300	$2,961
Charged to expenses	705	(32)
Warranty payments	(605)	(220)

Balance at end of period	$2,400	$2,709

Fair Value

The carrying values of the obligations outstanding under the Working Capital Facility and the Second Lien Facility, approximate fair values because these obligations have varying interest charges based on current market rates and were recently renegotiated. The Company’s Senior Subordinated Notes traded at 100.5% and 95% at March 31, 2010, and December 31, 2009, respectively, based on available market information.

Recent Accounting Pronouncements

The Company has determined that all recently issued accounting pronouncements will not have a material impact on its consolidated financial position, results of operations and cash flows, or do not apply to its operations.

6

3.	Inventories
The composition of inventories was as follows:

	March 31,	December 31,
	2010	2009
Raw materials and component parts	$26,911	$25,410
Work-in-process	4,318	4,216
Finished goods	52,943	53,272

	84,172	82,898
LIFO reserve	(8,632)	(8,517)

	$75,540	$74,381

4.	Intangible Assets
The composition of intangibles was as follows:

	March 31,	December 31,
	2010	2009
Goodwill	$187,880	$187,818
Patents and customer relationships	42,822	42,741
Trademarks	33,403	33,403

	264,105	263,962
Accumulated amortization of patents and customer relationships	(18,370)	(17,693)

	$245,735	$246,269

Amortization of patents and customer relationships amounted to $677 and $671 for the three month periods ended March 31, 2010 and 2009, respectively.
Goodwill and trademarks are tested for impairment annually, as of October 1st, or more frequently if events occur or circumstances change that would, more likely than not, reduce the fair value of the reporting unit below its carrying value. The impairment analysis is performed on a consolidated enterprise level based on one reporting unit. The annual impairment analysis was completed in the fourth quarter, and no adjustment to the carrying value of goodwill was deemed necessary as of October 1, 2009. As of March 31, 2010, the Company considered possible impairment triggering events since the impairment test date, including its market capitalization relative to the carrying value of its net assets, as well as other relevant factors, and concluded that no triggering events or goodwill impairment were indicated at that date.
The change in the carrying amount of goodwill during the three-month period was as follows:

Carrying Amount
of Goodwill
Balance as of January 1, 2010	$187,818
Foreign currency translation	62

Balance as of March 31, 2010	$187,880

7

5.	Debt and Capital Lease Obligations
The composition of debt and capital lease obligations was as follows:

	March 31,	December 31,
	2010	2009
Working Capital Facility	$—	$9,643
Second Lien Facility	25,000	25,000
Issuance discount on Second Lien Facility	(1,562)	(1,703)
Senior Subordinated Notes, due February 1, 2014, 9 1/4% interest payable semiannually on February 1 and August 1	172,327	172,327
Capital leases	9,786	9,869
Other	1,773	1,888

	207,324	217,024

Current maturities and working capital facility	(17,089)	(18,558)

	$190,235	$198,466

Working Capital Facility

Certain subsidiaries of the Company are borrowers under the Third Amended and Restated Credit Agreement dated June 29, 2007 as amended (the “Credit Agreement”), with General Electric Capital Corporation as agent and lender. The Credit Agreement: (i) matures on June 29, 2012; (ii) provides a revolving credit commitment of up to $70,000 (the “Working Capital Facility”), which includes (a) an asset based facility and (b) an amortizing $10,000 property, plant and equipment facility; (iii) provides for interest rate percentages applicable to the asset base; (iv) limits the senior leverage ratio to 2.75; (v) provides for an interest rate of 90-day LIBOR plus 4.00%; (vi) includes a prepayment fee of 2% if the Facility is terminated prior to June 27, 2010 or 1% prior to June 27, 2011; and (vii) includes a minimum fixed charge coverage ratio for the twelve-months ended June 30, 2009 and September 30, 2009 of 0.95 and 0.825, respectively, 1.00 for the quarter ended December 31, 2009 and 1.10 thereafter. With respect to the quarters ending March 31, 2010 and June 30, 2010, the calculation is based on the results for the six months and nine months periods ending on such dates, respectively. The calculation for quarters ending September 30, 2010 and thereafter is based on the twelve month periods then ending. Borrowings under the Working Capital Facility may not exceed 85% of eligible receivables plus the lesser of (i) 85% of the net orderly liquidation value of eligible inventories or (ii) 65% of the book value of eligible inventories less customary reserves, plus machinery at appraised value not to exceed $10,000.

At March 31, 2010, $3,878 of letters of credit were outstanding under the Credit Agreement. Unused availability, net of these letters of credit, was $49,167 under the Working Capital Facility.

Second Lien Agreement

Under the 2009 Amended and Restated Second Lien Credit Agreement, as amended (the “Second Lien Agreement”), the Company has borrowed $25,000 which has a maturity date of November 30, 2012. The Agreement permits a single prepayment of as much as $14,000 beginning April 1, 2010 through August 30, 2010 and prepayment of the balance beginning August 31, 2010. The Company repaid $14,000 of the Second Lien indebtedness in April 2010 and the amount is shown in current maturities as of March 31, 2010. The applicable interest rate is, at the Company’s option, (a) the greater of LIBOR or 6%, plus 6% or (b) the greater of the prime rate, the federal funds rate plus one half of 1.00% or 6%, plus 6%. The interest rate payable is 12%, and the effective interest rate, including amortization of the issuance discount, is 15%.

Covenant Compliance

At March 31, 2010, the Company was in compliance with its financial covenants. Failure to comply with our financial covenants in future periods would result in defaults under our credit agreements unless covenants are further amended or waived. The most restrictive financial covenant is the “fixed charge coverage” covenant under our Working Capital Facility which requires EBITDA, as defined, to be at least 1.10 of Fixed Charges, as defined, except in 2009, as described above. Under the Second Lien Agreement, the most restrictive financial covenant is the “senior leverage ratio” covenant which requires that senior debt, consisting of total debt less the Senior Subordinated

8

Notes and cash, not exceed 2.75 of EBITDA, as defined. Compliance is measured quarterly based on the trailing four quarters. A default of the financial covenants under the Working Capital Facility or Second Lien Agreement would constitute a default under the Senior Subordinated Notes.

Senior Subordinated Notes
The Company is the issuer of 9.25% Senior Subordinated Notes due in 2014 (the “Senior Subordinated Notes”) with an aggregate principal outstanding of $172,327. The Senior Subordinated Notes are unsecured senior subordinated obligations and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Indenture). Interest accrues at the rate of 9.25% per annum and is payable semi-annually in arrears on February 1 and August 1 of each year. An additional Special Interest is payable semi-annually and accrues at a rate subject to adjustment based on the consolidated leverage ratio which is calculated each calendar quarter. The Special Interest accrual rate through June 30, 2010 is 2.25% with 1.25% effective for the calendar quarter beginning July 1, 2010.
The Senior Subordinated Notes contain customary covenants and events of default, including covenants that limit the Company’s ability to incur debt, pay dividends and make certain investments. Subject to certain conditions we must annually use our “Excess Cash Flow” (as defined in the Indenture) either to make permanent repayments of our senior debt or to extend a repurchase offer to the holders of the Senior Subordinated Notes pursuant to which we will offer to repurchase outstanding Senior Subordinated Notes at a purchase price of 101% of their principal amount. The debt repayment obligation from the “Excess Cash Flow” amount for 2009 was $6,000 and was paid on April 1, 2010 through a repayment of Second Lien borrowings.

Parent Company Financial Information
Borrowings under the Company’s financing agreements are the obligations of Thermadyne Industries, Inc. (“Industries”), the Company’s principal operating subsidiary, and certain of Industries’ subsidiaries. Certain borrowing agreements contain restrictions on the ability of the subsidiaries to dividend cash and other assets to the parent company, Thermadyne Holdings Corporation. At March 31, 2010 and December 31, 2009, the primary asset carried on the parent company books of Thermadyne Holdings Corporation was its investment in its operating subsidiaries and the primary liability was the $172,327 of Senior Subordinated Notes. As a result of the limited assets and liabilities at the parent company level, separate financial statements have not been presented for Thermadyne Holdings Corporation except as shown in Note 15, Condensed Consolidating Financial Statements.
6.	Derivative Instruments
In February 2004, the Company entered into an interest rate swap arrangement to convert a portion of the fixed rate exposure on its Senior Subordinated Notes to variable rates. On February 1, 2009, the swap arrangement was terminated by the counterparty pursuant to terms of the arrangement and a $3,000 payment was received by the Company in conjunction with this termination and is amortized as a reduction of interest expense over the remaining term of the Notes.
7.	Comprehensive Income
Comprehensive income for the three months ended March 31, 2010 and 2009 was as follows:

	Three Months Ended March 31,
	2010	2009
Net income	$2,296	$(2,496)
Cumulative foreign currency translation gains (losses), net of tax	501	(1,285)
Minimum pension and post-retirement liabilties, net of tax	71	72

Comprehensive income (loss)	$2,868	$(3,709)

8.	Income Taxes
The Company accounts for income taxes by recognizing deferred tax assets and liabilities using enacted tax rates for the effect of temporary differences between the financial reporting and tax bases of recorded assets and liabilities.

9

Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion of or all of the deferred tax asset will not be realized.
The Company adopted ASC Topic 805, “Business Combinations” effective January 1, 2009. Among other matters, this establishes that the benefit of net operating loss carryovers reduce current year income tax expense as the carryovers are utilized. In 2008 and prior, the tax benefit from net operating loss carryovers from periods prior to emergence from bankruptcy did not reduce the Company’s current year provision for taxes, but instead adjusted the goodwill amount.
At the beginning of 2010 the Company had approximately $152,000 in U.S. net operating losses. For 2010, the Company’s management estimates that actual cash income tax payments will, as in prior years, primarily relate to state and foreign taxes due to the use of net operating loss carryovers to offset U.S. taxable income.
9.	Contingencies
The Company and certain of its wholly owned subsidiaries are defendants in various legal actions, primarily related to welding fumes and other product liability claims. While there is uncertainty relating to any litigation, management is of the opinion that the outcome of this litigation will not have a material adverse effect on the Company’s financial condition or results of operations.
The Company is party to certain environmental matters. Any related obligations are not expected to have a material adverse effect on the Company’s financial condition or results of operations.
The Company has initiated a comprehensive review of its compliance with foreign and U.S. duties requirements in light of the assessments by a foreign jurisdiction in the third quarter of 2009. It is premature to assess the ultimate resolution of the compliance review but management believes it will not have a material adverse effect on the Company’s business or financial condition.
All other legal proceedings and actions involving the Company are of an ordinary and routine nature and are incidental to the operations of the Company. Management believes that such proceedings should not, individually or in the aggregate, have a material adverse effect on the Company’s financial condition or on the results of operations.
10.	Stock Options and Stock-Based Compensation
The Company utilizes the modified prospective method of accounting for stock compensation, and accordingly recognizes compensation cost for all share-based payments, which consist of stock options and restricted stock, granted after January 1, 2006. Stock compensation cost included in selling, general and administrative expense was $17 of expense for the three months ended March 31, 2010. For the three months ended March 31, 2009, stock compensation cost was a credit of $602 resulting from the reversal of prior performance-based accruals offset partially by $161 of charges.
The fair value of the restricted stock awards is estimated as the closing price of the stock on the date of the awards. The estimated fair value of stock option grants is computed using the Black-Scholes-Merton option-pricing model. Expected volatility is based on historical periods generally commensurate with the expected life of options. The expected life is based on historical experience. Stock option expense is recognized in the consolidated condensed statements of operations ratably over the vesting period based on the number of options that are expected to ultimately vest.
As of March 31, 2010, 1,134,443 options to purchase shares were issued and outstanding under the 2004 Non-Employee Directors Stock Option Plan, the Amended and Restated 2004 Stock Incentive Plan and other specific agreements. In addition, restricted stock grants to employees totaling 426,729 shares were outstanding at March 31, 2010 of which 332,088 shares have vesting determined in 2010, 2011, 2012 and 2013 based on performance targets related to return on invested operating capital and the remaining 94,641 shares vest ratably over the three years ending March 2013.

10

Changes in stock options during the three months ended March 31, 2010 were as follows:

			Weighted-
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
Non-Vested Stock Options	Shares	Price	Term	Value
Non-vested options outstanding at January 1, 2010	538,604
Granted	196,313
Vested	(21,812)
Forfeited or expired	(237,948)

Non-vested options outstanding at March 31, 2010	475,157	$9.44	6.9	$155

Total Employee and Director Stock Options
Options outstanding at January 1, 2010	1,190,578	$12.72
Granted	196,313	$7.71
Exercised	—
Forfeited or expired	(252,448)	$14.87

Options outstanding at March 31, 2010	1,134,443	$11.43	5.5	$235

Vested options exercisable at March 31, 2010	659,286	$12.86	4.7	$80

No options were exercised in the three month period ended March 31, 2010 or March 31, 2009. The fair value of options vested during the three month period ended March 31, 2010 was $31.
The Company granted 196,313 stock options and 113,957 restricted shares in March 2010 to various salaried employees all of which option shares and 94,641 restricted shares are time-based and will vest ratably over three years beginning on the first anniversary of the grant date. The remaining 19,316 restricted shares will fully vest if the targeted return on invested operating capital (ROIOC) of 39.4% is achieved in the period ending December 31, 2012. Proportionate vesting occurs for ROIOC performance between 39.4% and 31.5% at the end of 2012.
At March 31, 2010, the total stock-based compensation cost related to non-vested awards not yet recognized is approximately $1,374 and the weighted average period over which this amount is expected to be recognized is approximately 3.2 years.
11.	Earnings (Loss) Per Share
The calculation of net income (loss) per share follows:

	Three Months Ended March 31,
	2010	2009
Numerator:
Income (loss) applicable to common shares
Continuing operations	$2,296	$(2,496)

Net income	$2,296	$(2,496)

Denominator:
Weighted average shares for basic earnings per share	13,542,829	13,513,154
Dilutive effect of stock options	58,905	22,039

Weighted average shares for diluted earnings per share	13,601,734	13,535,193

Basic and diluted income (loss) per share amounts:
Continuing operations	$0.17	$(0.18)

Net income per share	$0.17	$(0.18)

11

The calculation of weighted average shares for the three months ended March 31, 2010 and 2009 excludes common shares of 1.5 million and 1.7 million stock options and restricted stock, respectively, because their effect was considered to be antidilutive or performance conditions had not been satisfied.
12.	Employee Benefit Plans
Net periodic pension and other postretirement benefit costs include the following components:

	Pension Benefits		Other Postretirement Benefits
	Three Months Ended March 31,		Three Months Ended March 31,
	2010	2009	2010	2009
Components of the net periodic benefit cost:
Interest Cost	$318	$321	$—	$4
Expected return on plan assets	(279)	(235)	—	—
Recognized (gain) loss	146	161	(35)	—

Net periodic benefit cost	$185	$247	$(35)	$4

13.	Segment Information
The Company’s continuing operations are comprised of several product lines manufactured and sold in various geographic locations. The market channels and end users for products are similar. The production processes are shared across the majority of the products. Management evaluates performance and allocates resources on a combined basis and not as separate business units or profit centers. Accordingly, management has concluded the Company operates in one reportable segment.
Geographic Information
The reportable geographic regions are the Americas (United States, Canada, Mexico, Latin America and South America), Europe/Middle East and Asia-Pacific. The following tables provide summarized financial information concerning the Company’s geographic segments:

	Three Months Ended March 31,
	2010	2009
Americas (U.S. 79% and 83%, respectively)	$67,320	$60,709
Asia-Pacific (Australia 82% and 81%, respectively)	23,335	16,303
Europe/ Middle East	5,962	6,299

Total	$96,617	$83,311

	March 31, 2010	December 31, 2009
Identifiable Assets (excluding working capital and intangibles):
Americas	$39,973	$40,365
Asia-Pacific	8,192	8,043
Europe/Middle East	1,629	1,844

	$49,794	$50,252

12

Product Line Information
The Company sells a variety of products, substantially all of which are used by manufacturing, construction and foundry operations to cut, join and reinforce steel, aluminum and other metals in various applications including construction, oil, gas rig and pipeline construction, repair and maintenance of manufacturing equipment, and shipbuilding. The following table shows sales for each of the product lines:

	Three Months Ended March 31,
	2010	2009
Gas equipment	$34,842	$29,475
Filler metals including hardfacing	21,288	18,894
Arc accessories including torches, related consumable parts and accessories	15,758	15,310
Plasma power supplies, torches and related consumable parts	15,228	13,032
Welding equipment	9,501	6,600

	$96,617	$83,311

14.	Restructuring and Other Charges
In the first quarter of 2009, the Company offered a voluntary retirement program in which approximately 50 employees elected to participate. As a result, the Company accrued restructuring charges for $1,300 in separation pay and COBRA benefits payable under the program. As a result, the Company reduced annual compensation and benefit costs by approximately $3,100. The amounts were substantially paid through August 2009.
15.	Condensed Consolidating Financial Statements
Certain of the Company’s wholly owned subsidiaries (“Guarantor Subsidiaries”) fully and unconditionally provided guarantees under the Company’s various borrowing arrangements and are jointly and severally liable for certain payments under these agreements. Each of the Guarantor Subsidiaries is wholly owned by the Company.
The following financial information as of March 31, 2010 and December 31, 2009 presents guarantors and non-guarantors, in accordance with Rule 3-10 of Regulation S-X. The condensed consolidating financial information includes the accounts of the Company, which has no independent assets or operations, the combined accounts of the Guarantor Subsidiaries and the combined accounts of the non-guarantor subsidiaries for the periods indicated. Separate financial statements of each of the Guarantor Subsidiaries are not presented because management has determined such information is not material in assessing the financial condition, cash flows or results of operations of the Company and its subsidiaries. This information was prepared on the same basis as the consolidated financial statements.

13

THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATING BALANCE SHEET
MARCH 31, 2010
(unaudited)
(In thousands)

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$—	$18,492	$3,860	$—	$22,352
Accounts receivable, net	—	56,568	5,680	—	62,248
Inventories	—	67,162	8,378	—	75,540
Prepaid expenses and other	—	6,041	1,712	—	7,753
Deferred tax assets	—	3,008	—	—	3,008

Total current assets	—	151,271	19,630	—	170,901
Property, plant and equipment, net	—	43,215	3,278	—	46,493
Goodwill	—	187,880	—	—	187,880
Intangibles, net	—	50,498	7,357	—	57,855
Other assets	1,895	5,644	—	(3,933)	3,606
Investment in and advances to subsidiaries	227,820	—	—	(227,820)	—

Total assets	$229,715	$438,508	$30,265	$(231,753)	$466,735

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Working capital facility	$—	$—	$—	$—	$—
Current maturities of long-term obligations	463	16,393	233	—	17,089
Accounts payable	—	25,746	3,981	—	29,727
Accrued and other liabilities	—	21,644	3,747	—	25,391
Accrued interest	3,303	72	—	—	3,375
Income taxes payable	—	1,977	(39)	—	1,938
Deferred tax liabilities	—	2,793	—	—	2,793

Total current liabilities	3,766	68,625	7,922	—	80,313
Long-term obligations, less current maturities	172,327	17,424	484	—	190,235
Deferred tax liabilities	—	52,384	—	—	52,384
Other long-term liabilities	1,310	11,190	606	—	13,106
Shareholders’ equity (deficit):
Common stock	135	—	—	—	135
Additional paid-in-capital	188,828	—	—	—	188,828
Accumulated deficit	(62,766)	62,208	(67,556)	5,347	(62,767)
Accumulated other comprehensive income (loss)	4,501	(29,592)	(7,660)	37,252	4,501

Total shareholders’ equity (deficit)	130,698	32,616	(75,216)	42,599	130,697
Net equity (deficit) and advances to / from subsidiaries	(78,386)	256,269	96,469	(274,352)	—

Total liabilities and shareholders’ equity (deficit)	$229,715	$438,508	$30,265	$(231,753)	$466,735

14

THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2009
(In thousands)

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$—	$11,740	$3,146	$—	$14,886
Accounts receivable, net	—	50,422	6,167	—	56,589
Inventories	—	66,205	8,176	—	74,381
Prepaid expenses and other	—	7,714	1,541	—	9,255
Deferred tax assets	—	3,008	—	—	3,008

Total current assets	—	139,089	19,030	—	158,119
Property, plant and equipment, net	—	43,233	3,454	—	46,687
Goodwill	—	187,818	—	—	187,818
Intangibles, net	—	50,737	7,714	—	58,451
Other assets	2,019	1,851	—	—	3,870
Investment in and advances to subsidiaries	225,881	—	—	(225,881)	—

Total assets	$227,900	$422,728	$30,198	$(225,881)	$454,945

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Working capital facility	$—	$9,643	$—	$—	$9,643
Current maturities of long-term obligations	463	8,239	213	—	8,915
Accounts payable	—	6,953	2,645	—	9,598
Accrued and other liabilities	—	19,275	3,844	—	23,119
Accrued interest	7,527	81	—	—	7,608
Income taxes payable	—	896	(191)	—	705
Deferred tax liabilities	—	2,793	—	—	2,793

Total current liabilities	7,990	47,880	6,511	—	62,381
Long-term obligations, less current maturities	172,327	25,569	570	—	198,466
Deferred tax liabilities	—	52,835	—	—	52,835
Other long-term liabilities	1,426	11,430	615	—	13,471
Shareholders’ equity (deficit):
Common stock	135	—	—	—	135
Additional paid-in-capital	188,791	—	—	—	188,791
Accumulated deficit	(65,062)	54,870	(67,783)	12,912	(65,063)
Accumulated other comprehensive income (loss)	3,929	(22,636)	(6,312)	28,948	3,929

Total shareholders’ equity (deficit)	127,793	32,234	(74,095)	41,860	127,792
Net equity (deficit) and advances to / from subsidiaries	(81,636)	252,780	96,597	(267,741)	—

Total liabilities and shareholders’ equity (deficit)	$227,900	$422,728	$30,198	$(225,881)	$454,945

15

THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2010
(unaudited)
(In thousands)

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated
Net sales	$—	$106,219	$8,961	$(18,563)	$96,617
Cost of goods sold	—	76,209	6,360	(18,337)	64,232

Gross margin	—	30,010	2,601	(226)	32,385

Selling, general and administrative expenses	17	19,625	2,125	—	21,767
Amortization of intangibles	—	677	—	—	677

Operating income (loss)	(17)	9,708	476	(226)	9,941

Other income (expense):
Interest, net	(4,902)	(1,399)	(35)	—	(6,336)
Amortization of deferred financing costs	(124)	(140)	—	—	(264)
Equity in net income (loss) of subsidiaries	7,339	—	—	(7,339)	—

Income (loss) from continuing operations before income tax provision and discontinued operations	2,296	8,169	441	(7,565)	3,341

Income tax provision	—	831	214	—	1,045

Net income (loss)	$2,296	$7,338	$227	$(7,565)	$2,296

16

THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2009
(unaudited)
(In thousands)

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated
Net sales	$—	$90,025	$5,597	$(12,311)	$83,311
Cost of goods sold	—	69,646	4,583	(12,278)	61,951

Gross margin	—	20,379	1,014	(33)	21,360

Selling, general and administrative expenses	(602)	18,759	1,285	—	19,442
Amortization of intangibles	—	671	—	—	671

Operating income (loss)	602	949	(271)	(33)	1,247

Other income (expense):
Interest, net	(3,983)	(638)	(12)	—	(4,633)
Amortization of deferred financing costs	(125)	(111)	—	—	(236)
Equity in net income (loss) of subsidiaries	1,010	—	—	(1,010)	—
Income (loss) from continuing operations before income tax provision and discontinued operations	(2,496)	200	(283)	(1,043)	(3,622)

Income tax provision	—	(1,242)	116	—	(1,126)

Net income (loss)	$(2,496)	$1,442	$(399)	$(1,043)	$(2,496)

17

THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2010
(unaudited)
(In thousands)

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated
Cash flows from continuing operations:
Net cash provided by (used in) operating activities	$(1,920)	$25,587	$2,529	$(7,565)	$18,631

Cash flows from investing activities:
Capital expenditures	—	(1,662)	26	—	(1,636)
Other	—	—	(81)	—	(81)

Net cash used in investing activities	—	(1,662)	(55)	—	(1,717)

Cash flows from financing activities:
Repayments under Working Capital Facility	—	(9,643)	—	—	(9,643)
Repayments of Second-Lien Facility and other	—	(54)	(18)	—	(72)
Stock compensation expense	17	—	—	—	17
Exercise of employee stock purchases	20	—	—	—	20
Other	1,883	(7,713)	(1,700)	7,565	35

Net cash provided by (used in) financing activities	1,920	(17,410)	(1,718)	7,565	(9,643)

Effect of exchange rate changes on cash and cash equivalents	—	237	(42)	—	195

Net cash provided by (used in) continuing operations	—	6,752	714	—	7,466

Total increase (decrease) in cash and cash equivalents	—	6,752	714	—	7,466
Total cash and cash equivalents beginning of period	—	11,740	3,146	—	14,886

Total cash and cash equivalents end of period	$—	$18,492	$3,860	$—	$22,352

18

THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2009
(unaudited)
(In thousands)

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated
Cash flows from continuing operations:
Net cash provided by (used in) operating activities	$(6,012)	$8,494	$1,560	$(1,043)	$2,999

Cash flows from investing activities:
Capital expenditures	—	(2,059)	(179)	—	(2,238)
Other	—	(55)	—	—	(55)

Net cash provided by (used in) investing activities	—	(2,114)	(179)	—	(2,293)

Cash flows from financing activities:
Borrowings under Working Capital Facility	—	8,923	—	—	8,923
Repayments under Working Capital Facility	—	(7,193)	—	—	(7,193)
Borrowings of other debt	—	75	—	—	75
Repayments of other debt	463	(908)	(73)	—	(518)
Changes in net equity and advances to / from discontinued operations	4,343	(4,941)	(445)	1,043	—
Other	1,206	420	—	—	1,626

Net cash provided by (used in) financing activities	6,012	(3,624)	(518)	1,043	2,913

Effect of exchange rate changes on cash and cash equivalents	—	(158)	(130)	—	(288)

Net cash provided by (used in) continuing operations	—	2,598	733	—	3,331

Net cash used in discontinued operations	—	—	314	—	314

Total increase (decrease) in cash and cash equivalents	—	2,598	1,047	—	3,645
Total cash and cash equivalents beginning of period	—	6,302	6,199	—	12,501

Total cash and cash equivalents end of period	$—	$8,900	$7,246	$—	$16,146

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Item 2.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
We are a leading global designer and manufacturer of gas and arc cutting and welding products, including equipment, accessories and consumables. Our products are used by manufacturing, construction, fabrication and foundry operations to cut, join and reinforce steel, aluminum and other metals. We design, manufacture and sell products in five principal categories: (1) gas equipment; (2) filler materials, including hardfacing; (3) arc accessories, including torches, guns, related consumable parts and accessories; (4) plasma power supplies, torches and related consumable parts; and (5) welding equipment. We operate our business in one reportable segment. Our products are sold domestically primarily through industrial welding distributors, retailers and wholesalers. Internationally, we sell our products through our sales force, independent distributors and wholesalers. Our operating profit is affected by the mix of our products sold during a period as margins vary between torches, guns, power supplies, consumables and replacement parts.
Demand for our products is highly cyclical because many of the end-users of our products are themselves in highly cyclical industries, such as commercial construction, steel shipbuilding, petrochemical construction and general manufacturing. The demand for our products and, therefore, our results of operations are directly related to the level of production in these end-user industries.
Our manufacturing costs, particularly raw material costs, are one of the key determinants in achieving future success in the marketplace and profitability. Principal raw materials used are copper, brass, steel and plastic, which are widely available and need not be specifically manufactured for our use. Certain other raw materials used in our hardfacing products, such as cobalt and chromium, are available primarily from sources outside the United States. Historically, we have been able to obtain adequate supplies of raw materials at acceptable prices. We typically maintain purchase commitments with respect to a portion of our material purchases for purchase volumes of three to six months. At times, pricing and supply can be volatile due to a number of factors beyond our control, including global demand, general economic and political conditions, mine closures and labor unrest in various countries, activities in the financial commodity markets, labor costs, competition, import duties and tariffs and currency exchange rates. This volatility can significantly affect our raw material costs. An environment of volatile raw material prices and competitive conditions can adversely affect our profitability if we fail to adjust pricing in concert with changes in material costs.
Cautionary Statement Concerning Forward-looking Statements
The statements in this Quarterly Report on Form 10-Q that relate to future plans, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, including statements regarding our future prospects. These statements may be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions that relate to future events and occurrences. Actual results could differ materially due to a variety of factors and the other risks described in this Quarterly Report and the other documents we file from time to time with the Securities and Exchange Commission. Factors that could cause actual results to differ materially from those expressed or implied in such statements include, but are not limited to, the following and those discussed under the Risk Factors section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009: (a) the impact of uncertain global economic conditions on our business and those of our customers, (b)the cost and availability of raw materials, (c) operational and financial developments and restrictions affecting our international sales and operations, (d) the impact of currency fluctuations, exchange controls, and devaluations, (e) the impact of a change of control under our debt instruments and potential limits on our ability to use net operating loss carryforwards, (f) consolidation within our customer base and the resulting increased concentration of our sales, (g) actions taken by our competitors that affect our ability to retain our customers, (h) the effectiveness of our cost reduction initiatives in our continuous improvement program, (i) our ability to meet customer needs by introducing new and enhanced products, (j) our ability to adequately enforce or protect our intellectual property rights, (k) the detrimental cash flow impact of increasing interest rates and our ability to comply with financial covenants in our debt instruments, (l) disruptions in the credit markets, (m) the impact of the sale of a large number of shares of our common stock on the market price of our stock, (n) our relationships with our employees and our ability to retain and attract qualified personnel, (o) liabilities arising from litigation, including product liability risks, and (p) the costs of compliance with and liabilities arising under environmental laws and

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regulations. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof and are not guarantees of performance or results. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or that reflect the occurrence of unanticipated events. For a more complete discussion of factors that may affect future results, see the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2009.
Key Indicators
Key economic measures relevant to our business include steel consumption, industrial production trends and purchasing manager indices. Industries that we believe provide a reasonable indication of demand for our products include construction and transportation, mining, oil and gas exploration, metal fabrication, farm machinery, railcar manufacturing and shipbuilding. The trends in these industries provide important data to us in forecasting our business. Indicators with a more direct relationship to our business that might provide a forward-looking view of market conditions and demand for our products are not available.
Key performance measurements we use to manage the business include orders, sales, commodity cost trends, operating expenses and efficiencies, inventory levels and fill-rates. The timing of these measurements varies, but may be daily, weekly and monthly depending on the need for management information and the availability of data.
Key financial measurements we use to evaluate the results of our business as well as the operations of our individual units include customer order levels and mix, sales order profitability, production volumes and variances, selling, general and administrative expenses, earnings before interest, taxes, and depreciation and amortization, operating cash flows, capital expenditures and controllable working capital. We define controllable working capital as accounts receivable, inventory and accounts payable. These measurements are reviewed monthly, quarterly and annually and are compared with historical periods, as well as objectives that are established by management and approved by our Board of Directors.
RESULTS OF OPERATIONS
The following is a discussion of the results of continuing operations for the three months ended March 31, 2010, and 2009.
Net sales

	Three Months Ended March 31,
(Dollars in thousands)	2010	2009	% Change
Net sales summary:
U.S.	$52,920	$50,451	4.9%
International	43,697	32,860	33.0%

Consolidated	$96,617	$83,311	16.0%

Net sales for the three months ended March 31, 2010 increased $13.3 million as compared to the three months for the same period in 2009 with approximately $8.1 million from increased demand and $5.2 million due to foreign currency translation.
Gross margin

	Three Months Ended March 31,
(Dollars in thousands)	2010	2009	% Change
Gross margin	$32,385	$21,360	51.6%
Gross margin as a percent of net sales	33.5%	25.6%
Gross margin as a percent of sales increased for the first quarter of 2010 as compared to the same period in 2009 due to the favorable impact on cost of sales of declines in raw material costs along with reduced manufacturing costs and the beneficial impact of manufacturing efficiencies arising from the increased volumes of activity in 2010.

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Selling, general and administrative expenses

	Three Months Ended March 31,
(Dollars in thousands)	2010	2009	% Change
Selling, general and administrative expenses	$21,767	$19,442	12.0%
SG&A as a percent of net sales	22.5%	23.3%
The SG&A expenses in the first quarter of 2010 include $0.3 million of severance costs and $2.6 million for incentive compensation and commission expense. The SG&A expense for the three months ended March 31, 2009 include $1.3 million of charges for severance amounts payable to employees who elected to participate in an early retirement program offered by the Company and include $1.2 million of credits from reversal of previously accrued performance-based stock and incentive compensation. The SG&A expenses in the first quarter of 2010 are $1.0 million higher as compared to the first quarter of 2009 due to foreign currency translation.
Interest, net

	Three Months Ended March 31,
(Dollars in thousands)	2010	2009	% Change
Interest, net	$6,336	$4,633	36.8%
Interest expense for the three months ended March 31, 2010 was $6.3 million, increasing from $4.6 million for the three months ended March 31, 2009. The effective interest rate on senior debt increased approximately 400 basis points to 12% due to the Special Interest adjustment of 2.25% on the Senior Subordinated Notes as compared to 0.25% in the first quarter of 2009 and increased interest for the Second Lien indebtedness refinanced in August 2009.
Income tax provision (benefit)

	Three Months Ended March 31,
(Dollars in thousands)	2010	2009	% Change
Income tax provision (benefit)	$1,045	$(1,126)	(192.8%)
For the 2010 first quarter, the effective income tax rate was 31.3% versus 31.1% in the comparable prior year period.
RECENT ACCOUNTING PRONOUNCEMENTS
The Company has determined that all recently issued accounting pronouncements will not have a material impact on its consolidated financial position, results of operations and cash flows, or do not apply to its operations.
LIQUIDITY AND CAPITAL RESOURCES
Our principal uses of cash are capital expenditures and debt repayment obligations, including repayment of debt pursuant to the “Excess Cash Flow” provision of the Senior Subordinated Notes. We expect that ongoing requirements for working capital, debt service, and additional equipment purchases will be funded from operating cash flow and borrowings under the Working Capital Facility.

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The Company’s cash flows from continuing operations for operating, investing and financing activities, as reflected in the Condensed Consolidated Statements of Cash Flows, are summarized in the following table:

	Three Months Ended
	March 31,
(Dollars in thousands)	2010	2009
Net cash provided by (used in):
Operating activities	$18,631	$2,999
Investing activities	(1,717)	(2,293)
Financing activities	(9,643)	2,913
Effect of exchange rates	195	(288)

Cash provided	$7,466	$3,331

Operating Activities
Cash provided by operating activities for the first three months of 2010 was $18.6 million compared to the $3.0 million of cash provided during the same period in 2009. The change in operating assets and liabilities provided $13.4 million of cash during the three months ended March 31, 2010 compared to the $3.8 million of cash provided in the three months ended March 31, 2009. The changes in operating assets and liabilities, excluding foreign currency translation effects, included:
•	Accounts receivable increased $5.6 million during the three months ended March 31, 2010 due to increased sales, compared to the $10.9 million decrease during the same period in 2009 during which sales declined substantially.

•	Inventory increases used $0.9 million of cash through the first three months of 2010 due to increased customer demand. Inventory declined in 2009 due to substantial declines in demand and provided $12.2 million of cash.

•	Accounts payable increased in the first three months of 2010 providing $19.8 million of cash which includes the beneficial impact of approximately $14 million of early payment of supplier invoices during the fourth quarter of 2009. These early payments reduced the cash usage requirements in the first quarter of 2010. In the first three months of 2009 accounts payable were reduced, utilizing $8.3 million of cash. During 2009, the Company was paying vendors for previous materials purchases while reducing new purchases in connection with reducing inventory levels.

•	Accrued liabilities decreased in the first three months of 2010, using $0.9 million of cash, which reflected the net effect of the $9.2 million for payment of the semi-annual interest due on the Senior Subordinated Notes and accruals during the quarter for interest and incentive compensation. The reduction of accrued liabilities during the first three months of 2009 used $11.3 million in cash, consisting of severance payments, customer rebates, incentive compensation and the $8.5 million of semi-annual interest due on the Senior Subordinated Notes.
Investing Activities
Investing activities used $1.7 million of cash for the three months ended March 31, 2010 compared to net cash used of $2.3 million for the first three months of 2009. Cash used in investing activities in 2010 and 2009 primarily reflected capital expenditures for manufacturing equipment purchases.
Financing Activities
During the three months ended March 31, 2010, there was $9.6 million of net repayments under the Working Capital Facility. For the same period in 2009, the Company had net borrowings of $1.7 million under the Working Capital Facility, which when combined with cash on hand and cash flow from operations, were used to fund working capital and capital expenditures.
On February 23, 2010, the Company, Thermadyne Industries, Inc., their domestic subsidiaries and certain of their foreign subsidiaries (together with the Company, the “Thermadyne Parties”) entered into the Third Amendment to Third Amended and Restated Credit Agreement with General Electric Capital Corporation as agent and lender (as amended, the “Amended GE Credit Agreement”) to, among other things: (i) increase the permitted amount of foreign investments from $5 million to $10 million, subject to certain restrictions, including a $3 million limitation on investment in non-affiliated foreign persons; and (ii) adjust the minimum quarterly Fixed Charge Coverage Ratio requirements so as to compute such ratio as of March 31,

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2010 and June 30, 2010 based on the results for the six months and nine months then ended. For September 30, 2010 and for each calendar quarter thereafter, the computation is based on the twelve month period then ending. The minimum Fixed Charge Coverage Ratio required for all calendar quarters after December 31, 2009 is 1.10. The Amended GE Credit Agreement, under which our Working Capital Facility is governed, was filed as Exhibit 10.1 to the Company’s February 26, 2010 Current Report on Form 8-K and is incorporated herein by reference.
At March 31, 2010, $3.9 million of letters of credit were outstanding. Unused availability, net of these letters of credit, was $49.2 under the Working Capital Facility.
Also on February 23, 2010, the Thermadyne Parties entered into Amendment Number One to 2009 Amended and Restated Second Lien Credit Agreement with Regions Bank, as administrative agent, collateral agent and funding agent, and the lenders party thereto (as amended, the “Amended Second Credit Agreement”) to, among other things, increase the permitted amount of foreign investments from $5 million to $10 million, subject to certain restrictions, including a $3 million limitation on investment in non-affiliated foreign persons. The Amended Second Lien Credit Agreement was filed as Exhibit 10.2 to the Company’s February 26, 2010 Current Report on Form 8-K and is incorporated herein by reference.
We anticipate capital expenditures of $15 to $18 million in 2010, including $10 million to $12 million to expand existing manufacturing facilities. For the three months ended March 31, 2010, we have incurred $1.6 million in capital expenditures.
At March 31, 2010, the Company was in compliance with its financial covenants. The Company has sufficient funding to satisfy its operating needs, to fulfill its current debt repayment obligations, and to fund capital expenditure commitments.
Failure to comply with our financial covenants in future periods would result in defaults under our credit agreements unless covenants are further amended or waived. The most restrictive financial covenant is the “fixed charge coverage” covenant under our Working Capital Facility. This covenant requires EBITDA, as defined in the Amended GE Credit Agreement, to be at least 1.10 of Fixed Charges, as defined, except during 2009 as described above. Under the Amended Second Lien Credit Agreement, the most restrictive financial covenant is the “senior leverage ratio” covenant which requires that debt, including total debt less the Notes and cash, not exceed 2.75 of EBITDA, as defined in the Amended Second Lien Credit Agreement. Compliance is measured quarterly based on the trailing four quarters. A default of the financial covenants under the Working Capital Facility or Second Lien Facility would constitute a default under the Senior Subordinated Notes. An event of default under our credit agreements, if not waived, could result in the acceleration of these debt obligations and, consequently, our debt obligations under our Senior Subordinated Notes.
Item 3. Quantitative and Qualitative Disclosures About Market Risk
Our primary financial market risk relates to fluctuations in currency exchange rates, commodity price risks and interest rates.
We believe our exposure to transaction gains or losses resulting from changes in foreign currency exchange rates are not material to our financial statements. Our sales are predominantly U.S. dollar denominated. A portion of our sales reflect pound sterling versus Euro transactional risk and the purchase of materials reflect U.S. dollar versus Euro transactional risk. Materials purchases for our Asia Pacific region have Australian dollar versus U.S. dollar exchange risk which we mitigate through forward U.S. dollar purchase contracts by our Australian operations.
Copper, brass and steel constitute a significant portion of our raw material costs. These commodities are subject to price fluctuations which we may not be able to pass onto our customers. When feasible, we attempt to establish fixed price commitments to provide stability in our cost. Such commitments typically extend three to six months.
For a more complete discussion of factors that may affect future results, see the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2009.
Item 4. Controls and Procedures
The Company’s management, under the supervision and with the participation of the Company’s President and Chief Financial Officer, carried out an evaluation of the effectiveness of the design and operation of the Company’s disclosure controls and procedures as of March 31, 2010. Based upon their evaluation, the Company’s President and Chief Financial Officer concluded that the Company’s disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)) are effective as of that date to provide reasonable assurance that the information required to be disclosed by the Company in the

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reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its President and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure. They have also determined in their evaluation that there was no change in the Company’s internal controls over financial reporting that has materially affected or is reasonably likely to materially affect the Company’s internal control over financial reporting.

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PART II. OTHER INFORMATION
Item 1. Legal Proceedings
The information contained in Note 9 — Contingencies to the Company’s condensed consolidated financial statements is incorporated by reference herein.
Item 6. Exhibits

3.1	—	Amended and Restated Bylaws of Thermadyne Holdings Corporation, effective March 9, 2010 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-13023), filed on March 15, 2010).

10.1	—	Third Amendment to Third Amended and Restated Credit Agreement dated as of February 23, 2010 by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Victor Equipment Company, C & G Merger Co., Stoody Company, Thermadyne International Corp., as borrowers, the credit parties signatory thereto, and General Electric Capital Corporation, as agent and lender (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-13023), filed on February 26, 2010).

10.2	—	Amendment Number One to 2009 Amended and Restated Second Lien Credit Agreement dated as of February 23, 2010 by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Victor Equipment Company, C & G Merger Co., Stoody Company, and Thermadyne International Corp., as borrowers, the guarantors signatory thereto, the lenders signatory thereto, and Regions Bank as agent (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-13023), filed on February 26, 2010).

†10.3	—	Severance Agreement and Release by and between John Boisvert and Thermadyne Holdings Corporation dated effective March 12, 2010 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-13023), filed on March 15, 2010).

†*10.4	—	Form of Non-Qualified Stock Option Agreement dated March 9, 2010, between Thermadyne Holdings Corporation and each of Messrs. Martin Quinn, Terry Downes, Terry A. Moody and Steven A. Schumm.

†*10.5	—	Form of Restricted Award Agreement dated March 9, 2010, between Thermadyne Holdings Corporation and each of Messrs. Martin Quinn, Terry Downes, Terry A. Moody and Steven A. Schumm.

†*10.6	—	Form of Restricted Cash Award Agreement dated March 9, 2010, between Thermadyne Holdings Corporation and each of Messrs. Martin Quinn, Terry Downes, Terry A. Moody and Steven A. Schumm.

†*10.7	—	Form of Restricted Award Agreement dated March 9, 2010, between Thermadyne Holdings Corporation and each of Messrs. Martin Quinn and Terry Downes.

†*10.8	—	Form of Restricted Cash Award Agreement dated March 9, 2010, between Thermadyne Holdings Corporation and each of Messrs. Martin Quinn and Terry Downes.

*31.1	—	Certification Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. *

*31.2	—	Certification Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.*

*32.1	—	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted by Section 906 of the Sarbanes-Oxley Act of 2002. *

*32.2	—	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted by Section 906 of the Sarbanes-Oxley Act of 2002.*

†	Indicates a management contract or compensatory plan or arrangement.

*	Filed herewith.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THERMADYNE HOLDINGS CORPORATION
By:	/s/ Steven A. Schumm
Steven A. Schumm
Executive Vice President, Chief Financial and Administrative Officer (Principal Financial and Accounting Officer)

Date: April 27, 2010

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THERMADYNE HOLDINGS CORPORATION
EXHIBIT INDEX

Exhibit No.		Exhibit
3.1	—	Amended and Restated Bylaws of Thermadyne Holdings Corporation, effective March 9, 2010 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-13023), filed on March 15, 2010).

10.1	—	Third Amendment to Third Amended and Restated Credit Agreement dated as of February 23, 2010 by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Victor Equipment Company, C & G Merger Co., Stoody Company, Thermadyne International Corp., as borrowers, the credit parties signatory thereto, and General Electric Capital Corporation, as agent and lender (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-13023), filed on February 26, 2010).

10.2	—	Amendment Number One to 2009 Amended and Restated Second Lien Credit Agreement dated as of February 23, 2010 by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Victor Equipment Company, C & G Merger Co., Stoody Company, and Thermadyne International Corp., as borrowers, the guarantors signatory thereto, the lenders signatory thereto, and Regions Bank as agent (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-13023), filed on February 26, 2010).

†10.3	—	Severance Agreement and Release by and between John Boisvert and Thermadyne Holdings Corporation dated effective March 12, 2010 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-13023), filed on March 15, 2010).

†*10.4	—	Form of Non-Qualified Stock Option Agreement dated March 9, 2010, between Thermadyne Holdings Corporation and each of Messrs. Martin Quinn, Terry Downes, Terry A. Moody and Steven A. Schumm.

†*10.5	—	Form of Restricted Award Agreement dated March 9, 2010, between Thermadyne Holdings Corporation and each of Messrs. Martin Quinn, Terry Downes, Terry A. Moody and Steven A. Schumm.

†*10.6	—	Form of Restricted Cash Award Agreement dated March 9, 2010, between Thermadyne Holdings Corporation and each of Messrs. Martin Quinn, Terry Downes, Terry A. Moody and Steven A. Schumm.

†*10.7	—	Form of Restricted Award Agreement dated March 9, 2010, between Thermadyne Holdings Corporation and each of Messrs. Martin Quinn and Terry Downes.

†*10.8	—	Form of Restricted Cash Award Agreement dated March 9, 2010, between Thermadyne Holdings Corporation and each of Messrs. Martin Quinn and Terry Downes.

*31.1	—	Certification Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. *

*31.2	—	Certification Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.*

*32.1	—	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted by Section 906 of the Sarbanes-Oxley Act of 2002. *

*32.2	—	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted by Section 906 of the Sarbanes-Oxley Act of 2002.*

†	Indicates a management contract or compensatory plan or arrangement.

*	Filed herewith.

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Exhibit 10.4
2010 NON-QUALIFIED STOCK OPTION AGREEMENT
THERMADYNE HOLDINGS CORPORATION
AMENDED AND RESTATED
2004 STOCK INCENTIVE PLAN
     THIS NON-QUALIFIED STOCK OPTION PLAN AGREEMENT (this “Agreement”) dated March 9, 2010 (the “Grant Date”), between Thermadyne Holdings Corporation (the “Company”), a Delaware corporation, and                                            (the “Optionee”), an officer or key employee of the Company or one of its subsidiary corporations (individually, a “Subsidiary Corporation” and collectively, the “Subsidiary Corporations”) within the meaning of Section 424(f) of the Internal Revenue Code (“the Code”) .
     RECITALS:
     WHEREAS, the Compensation Committee or the Board of Directors of the Company (“Board”) acting as the Compensation Committee (in either case, the “Committee”) has determined that the Optionee is one of the key personnel (officer or key employee) of the Company or one of its Subsidiary Corporations; and
     WHEREAS, the Committee believes the goals and objectives of the Company’s Long Term Incentive Award program will be furthered by granting to the Optionee a right to purchase shares of Common Stock (the “Stock Option”) under the Amended and Restated 2004 Stock Incentive Plan (the “Plan”).
     NOW, THEREFORE, in consideration of the foregoing and of the mutual undertakings set forth in this Agreement, the Company and the Optionee agree as follows:
Section 1. Terms of Plan to Control
     This Agreement is subject to all the terms and conditions of the Plan, a copy of which is available upon request. Capitalized terms herein and not otherwise defined shall have the meaning set forth in the Plan. In the event of a conflict between the Plan and this Agreement, the terms of the Plan shall control.
Section 2. Grant of Option
     2.1 Subject to the terms and conditions set forth in the Plan, and subject to the restrictions and risk of forfeiture set forth in this Agreement, the Company hereby grants to the Optionee a Stock Option to purchase                     shares of Common Stock of the Company. The per share exercise price of the Stock Option is $7.71, the closing per share sales price of Common Stock quoted on the Nasdaq Stock Market on March 9, 2010.
     2.2 The Stock Option granted hereby is intended to be a Nonqualified Stock Option subject to the provisions of Section 83 of the Code.

Section 3. Exercisability
     3.1 The Stock Options will become vested and exercisable, in three equal annual installments, on each of the next three anniversaries of the date of grant (March 9 of 2011, 2012, and 2013); provided however, that Options will vest only for those Optionees continuously employed by the Company through the scheduled date(s) of vesting.
     3.2 Subject to Section 5, the Stock Option shall expire and cease to be exercisable ten years after the date of this Agreement, or on such earlier date as may be provided herein.
     3.3 The Stock Option may be partially exercised from time to time within the limits on exercisability set forth in Section 3.1.
Section 4. Method of Exercise
     The Stock Option or any part thereof may be exercised only by the giving of written notice to the Secretary of the Company, which notice shall state the election to exercise the Stock Option and the number of whole shares of Common Stock with respect to which the Stock Option is being exercised. Such notice must be accompanied by payment of the full purchase price for the number of shares of Common Stock purchased. Such payment shall be made (a) in immediately available funds (or the equivalent thereof acceptable to the Company) or (b) in such other consideration as the Committee deems appropriate, including, but not limited to, shares of Common Stock owned by the Optionee, or a combination of cash and other consideration having a total Fair Market Value, as so determined, equal to the full purchase price. Subject to Section 6 and as soon as practicable after it receives payment of the purchase price, the Company shall deliver to the Optionee a certificate or certificates for the shares of Common Stock so purchased.
Section 5. Termination of Employment
     5.1 Termination for Cause; Voluntary Resignation Without Consent. If the Optionee’s employment from the Company or a Subsidiary corporation is terminated by reason of dismissal for cause (as defined herein), or by resignation from employment without the Company’s prior consent, any portion of the Stock Option that has not previously been exercised, or otherwise forfeited, shall terminate upon the date of the Optionee’s termination of employment with the Company or a Subsidiary corporation, and shall not be exercisable after such date.
     5.2 Termination Without Cause. If the Optionee’s employment terminates with the Company or a Subsidiary Corporation without cause (e.g., retirement, disability, voluntary resignation with notice and consent, involuntary termination without cause), then the Optionee may thereafter exercise the Stock Option granted hereby only on the following terms and conditions: (a) such exercise may be made only to the extent the Optionee is entitled to exercise such Stock Option on the date his or her employment terminates; and (b) such exercise must be made by the earlier of (i) the expiration date of such Stock Option, determined pursuant to Section 3, or (ii) the ninetieth (90th) day after his or her employment terminates; provided, that if the Optionee’s employment terminates by reason of disability described in Section 22(e)(3) of the Code, the foregoing ninety day period shall be increased to one year. Notwithstanding the foregoing, to the extent that a Company-imposed blackout period is in effect at any point during the 30-day period immediately prior to the expiration of the 90-day period contemplated in clause (b) (ii) above, such Stock Option shall be exercisable for thirty (30) calendar days immediately following expiration of such blackout period but no later than ten (10) years after the grant date.
     5.3 Termination by Death; Death following Termination Without Cause. If the Optionee dies while in the employ of the Company or a Subsidiary Corporation, or dies after his or her employment terminates and during a period in which the Stock Option is exercisable pursuant to Section 5.2, the Stock Option granted hereby shall be exercisable on the following terms and conditions: (a) such exercise may be made only to the extent the Optionee is or was entitled to exercise such Stock Option on the date of termination of employment; and (b) such exercise must be made by the earlier of the expiration date of such Stock Option or ninety (90) days after the date of the Optionee’s death, to the extent that the Optionee was entitled to exercise such Stock Option on the date of death. The Optionee may designate a beneficiary or beneficiaries (“Designated Beneficiary or Beneficiaries”) on the Designated Beneficiary form attached to this Agreement to exercise the Option after the Optionee’s death and to receive the shares of Common Stock acquired pursuant to such exercise. If the Optionee does not complete the Beneficiary Designation form or the Designated Beneficiary or Beneficiaries has or have predeceased the Optionee or cannot be located, the Option shall be transferred in accordance with the Optionee’s will or, if the Optionee has no will, in accordance with the applicable state laws of descent and distribution. In this case, the Option shall be exercisable by the Optionee’s testamentary transferee or transferees after his or her death and shares of Common Stock acquired in connection with the exercise of the Options shall be transferred to such Transferee or Transferees. Any person or entity acquiring stock pursuant to the exercise of the Option after the Optionee’s death shall be bound by all the terms and conditions of the Plan and this Agreement which would have applied to the Optionee’s exercise of the Stock Option granted hereby (if he or she had lived) including, without limitation, the provisions of Section 6 and Section 11.
     5.4 References herein to an individual’s employment shall include any and all periods during which such individual is considered an employee of the Company or a Subsidiary Corporation. The Optionee shall be deemed to have terminated employment when the Optionee completely ceases to be employed (within the meaning of the preceding sentence) by the Company and all of its Subsidiary Corporations. The Committee may in its discretion determine (a) whether any leave of absence constitutes a termination of employment within the meaning of this Agreement, and (b) the impact, if any, of any such leave of absence on the Stock Option granted under this Agreement.
     5.5 The term “dismissal for cause” as used herein shall mean:
a.	an act or omission by the Optionee that causes material harm to the Company or a Subsidiary Corporation of which the Optionee is notified in writing by the Company and the Optionee has not corrected within ten (10) days of such notification;

b.	any continued neglect of, or failure to perform, duties by the Optionee of which the Optionee is notified in writing by the Company and the Optionee has not corrected within ten (10) days of such notification;

c.	the Optionee’s performing services for any other corporation or person which competes with the Company or a Subsidiary Corporation while he or she is employed by the Company or a Subsidiary Corporation and without the written approval of the chief executive officer of the Company; or

d.	any conviction of the Optionee or plea of guilty (or nolo contendere) by the Optionee to a felonious crime;
provided, however, that if, at the time in question the Optionee is a party to an employment agreement with the Company or any of its Subsidiary Corporations which contains a definition of “cause” which is inconsistent with the provisions of this Section 5.5, the terms of such employment agreement shall define “dismissal for cause” for the purposes of this Plan Agreement.

Section 6.	Securities Law Restrictions and Other Restrictions on Transfer of Shares of Company Common Stock Purchased Pursuant to this Agreement
     The Optionee represents that upon exercise of a Stock Option, shares of Common Stock shall be purchased for the Optionee’s own account and not on behalf of others. Federal and state securities laws govern and restrict the Optionee’s right to offer, sell or otherwise dispose of any such shares unless the shares are first registered under the Securities Act of 1933 (the “Securities Act”) or any applicable state securities laws, or in the opinion of the Company’s counsel, such offer, sale or other disposition is exempt from registration or qualification thereunder. The Optionee shall not offer, sell or otherwise dispose of any shares purchased pursuant to this Agreement in any manner unless they are first registered under the Securities Act and any applicable state securities laws except in a transaction which, in the opinion of counsel to the Company, is exempt from the registration requirements.
Section 7. Restrictive Legend
     Except as may be otherwise determined by legal counsel to the Company, the certificates representing the shares of Common Stock purchased pursuant to this Agreement shall bear the following legend, plus such other legends the Company deems necessary or desirable in connection with securities laws or other rules, regulations or laws.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND ARE “RESTRICTED SECURITIES” AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (i) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT, OR (ii) IN COMPLIANCE WITH RULE 144, OR (iii) PURSUANT TO AN OPINION OF COUNSEL TO THE CORPORATION THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SAID SALE, OFFER OR DISTRIBUTION.

Section 8. Non-Assignability
     No right granted to the Optionee under the Plan or this Agreement, except as otherwise provided in this Agreement, shall be assignable or transferable (whether by operation of law or otherwise and whether voluntarily or involuntarily), other than by will or by the laws of descent and distribution. During the life of the Optionee, all rights granted to the Optionee under the Plan or under this Agreement shall be exercisable only by the Optionee.
Section 9. Withholding Taxes
     Whenever under the Plan and this Agreement shares of Common Stock are to be delivered upon exercise of a Stock Option, the Company shall be entitled to require as a condition of delivery that the Optionee remit an amount sufficient to satisfy all federal, state and other governmental withholding tax requirements related thereto (including such taxes attributable to an election under Section 10 of this Agreement); provided, that in lieu of or in addition to the foregoing, the Company shall have the right to withhold such sums from compensation or other amounts otherwise due to the Optionee.
Section 10. Requirement of Notification on Section 83(b) Election
     If the Optionee shall, in connection with the exercise of a Stock Option, make the election permitted under Section 83(b) of the Code (i.e., an election to include in his or her gross income in the year of transfer the amounts specified in section 83(b) of the Code), he or she shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of Section 83(b) of the Code.
Section 11. Adjustments Upon Changes in Capitalization
     In the event of any increase or decrease, after the date of this Agreement, in the number of issued shares of Common Stock resulting from the subdivision or combination of shares of Common Stock or other capital adjustments, or the payment of a stock dividend, or other increase or decrease in such shares effected without receipt of consideration by the Company, the Committee shall proportionately adjust the number of shares subject to the Stock Option, the exercise price set forth in Section 2.1, and any and all other matters deemed appropriate by the Committee; provided, however, that any Stock Option to purchase fractional shares resulting from any such adjustment shall be eliminated. Adjustments under this Section shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.
Section 12. Reorganization
     In the event of a Change in Control of the Company, then the Stock Option shall vest and become exercisable in full, and thereafter, the Committee may in its discretion (a) by written notice to the Optionee, provide that the Stock Option will be terminated unless exercised within thirty (30) days (or such longer period as the Committee shall determine in its sole discretion) after the date of such notice, and/or (b) provide that such holder shall receive, with respect to each share of Common Stock subject to such Stock Option an amount equal to the excess of the Fair Market Value of such shares of Common Stock immediately prior to the occurrence of such event over the exercise price per share underlying such Stock Option with such amount payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or in a combination thereof. Wherever deemed appropriate by the Committee, any such action may be made conditional upon the consummation of the event constituting the Change in Control.
Section 13. Right of Discharge Reserved
     Nothing in the Plan or in this Agreement shall confer upon the Optionee the right to continue in the employment, or service of the Company or any of its Subsidiary Corporations, or affect any right which the Company or any of its Subsidiary Corporations may have to terminate the employment or service of the Optionee. The parties agree and acknowledge that the Optionee is an at-will employee of the Company or a Subsidiary Corporation. The Optionee and the Company each retain the right to terminate such employment relationship at any time.
Section 14. No Rights as a Stockholder
     Neither the Optionee nor any person succeeding to the Optionee’s rights hereunder shall have any rights as a stockholder with respect to any shares of Common Stock subject to the Stock Option until the date of the issuance of a stock certificate to him or her for such shares. Except for adjustments made pursuant to Section 11, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.
Section 15. Nature of Payments
     Any and all grants of Stock Options and issuance of shares of Common Stock hereunder shall be in consideration of services performed by the Optionee for the Company or for its Subsidiary Corporations.
     Any and all issuances of shares of Common Stock hereunder shall constitute a special incentive payment to the Optionee. Such issuances and/or income realized upon exercise of a Stock Option shall not be taken into account in computing the amount of salary or compensation of the Optionee for the purposes of determining any pension, retirement, death or other benefits under (a) any 401(k), pension, retirement, profit-sharing, bonus, life insurance, disability or other benefit plan of the Company or any Subsidiary Corporation or (b) any agreement between the Company or any Subsidiary Corporation, on the one hand, and the Optionee, on the other hand, except as such plan or agreement shall otherwise expressly provide.
Section 16. Committee Determinations
     The Committee’s determinations under the Plan and this Agreement need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). All decisions, interpretations and determinations by the Committee with regard to any question or matter arising hereunder or under the Plan shall be conclusive and binding upon the Company and the Optionee.

Section 17. Section Headings
     The Section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said sections.
Section 18. Notices
     Any notice to be given to the Company or the Committee hereunder shall be in writing and shall be addressed to the Secretary of the Company at Thermadyne Holdings Corporation, 16052 Swingley Ridge Road, Suite 300, Chesterfield, MO 63017, or at such other address as the Company may hereafter designate to the Optionee by notice as provided herein. Any notice to be given to the Optionee hereunder shall be addressed to the Optionee at the last known address, or at such other address as the Optionee may hereafter designate to the Company by notice as provided herein. Notices hereunder shall be deemed to have been duly given when personally delivered or mailed by registered or certified mail to the party entitled to receive the same.
Section 19. Successors and Assigns
     This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and, as contemplated in Section 5.3, the heirs and personal representatives of the Optionee.
Section 20. Other Payments or Awards
     Nothing contained in this Agreement shall be deemed in any way to limit or restrict the Company or any Subsidiary Corporations from making any award or payment to the Optionee under any other plan, arrangement or understanding, whether now existing or hereafter in effect.
Section 21. Governing Law and Venue
     This Agreement shall be governed by and construed in accordance with the laws of the state of Missouri despite any laws of that state that would apply the laws of a different state. In the event of litigation arising in connection with this Agreement and/or the Plan, the parties hereto agree to submit to the jurisdiction of state and Federal courts located in the state of Missouri.
Section 22. Severability
     If any term or provision of this Agreement, or the application of this Agreement to any person or circumstances, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, both parties intend for any court construing this Agreement to modify or limit that provision so as to render it valid and enforceable to the fullest extent allowed by law. Any provision that is not susceptible of reformation shall be ignored so as to not affect any other term or provision of this Agreement, and the remainder of this Agreement, or the application of that term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

Section 23. Entire Agreement; Modification
     The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained in this Agreement and may not be modified, except as provided in the Plan, as it may be amended from time to time in the manner provided in the Plan, or in this Agreement, as it may be amended from time to time by a written document signed by each of the parties to this Agreement. Any oral or written agreements, representations, warranties, written inducements or other communications with respect to the subject matter contained in this Agreement made before the signing of this Agreement shall be void and ineffective for all purposes.
Section 24. Authority to Receive Payments
     Any amount payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefore shall be deemed paid when paid to the conservator of such person’s estate or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, members of the Committee and the Board with respect thereto.
Section 25. Counterparts
     This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

THERMADYNE HOLDINGS CORPORATION		GRANTEE

By:		By:
	Nick H. Varsam	Grantee’s Name:
	General Counsel & Secretary	Date of Signature:

Grantee’s Address:

2010 NON-QUALIFIED STOCK OPTION AGREEMENT
THERMADYNE HOLDINGS CORPORATION
BENEFICIARY DESIGNATION
To the Secretary of Thermadyne Holdings Corporation (“Company”)
I hereby designate the following person, persons or entity as the primary and secondary Designated Beneficiaries of any rights that may be transferred under the Thermadyne Long Term Incentive Award program, the Thermadyne Holdings Corporation Amended and Restated 2004 Stock Incentive Plan (the “Plan”), and the 2010 Non-Qualified Stock Option Agreement (“Agreement”) between the Company and me dated March 9, 2010, upon my death:
Primary Beneficiary [include address and relationship]:
Secondary Beneficiary [include address and relationship]:
Unless provided otherwise in this Beneficiary Designation, the Company shall transfer all options on shares of Common Stock to be transferred to more than one Designated Beneficiary equally to the living Designated Beneficiaries, at the time of my death.
I RESERVE THE RIGHT TO REVOKE OR CHANGE ANY BENEFICIARY DESIGNATION. I HEREBY REVOKE ALL PRIOR DESIGNATIONS (IF ANY) OF BENEFICIARIES AND SECONDARY BENEFICIARIES.
Pursuant to the Agreement, the Company shall cause options on all shares of Common Stock to be transferred by reason of my death pursuant to the Agreement to the Primary Beneficiary, if he, she or it survives me, and if no Primary Designated Beneficiary shall survive me, then to my Secondary Designated Beneficiary. If no named Designated Beneficiary survives me, then all such shares shall be transferred in accordance with the terms of the Agreement.
This Beneficiary Designation shall be controlled by the laws of the State of Missouri and particularly RSMo Chapter 461 thereof.

Date of this Designation	Signature of Participant
NOTE: Unless provided otherwise in this Beneficiary Designation, the Company shall transfer all shares of Common Stock to be transferred to more than one Designated Beneficiary equally to the living Designated Beneficiaries.

Exhibit 10.5
2010 RESTRICTED STOCK AWARD AGREEMENT
THERMADYNE HOLDINGS CORPORATION
2004 STOCK INCENTIVE PLAN
     THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) dated March 9, 2010, between Thermadyne Holdings Corporation (the “Company”), a Delaware corporation, and _________ (the “Grantee”), an officer or key employee of the Company or one of its subsidiary corporations (“Subsidiary Corporation”) within the meaning of Section 424(f) of the Internal Revenue Code (“the Code”).
     RECITALS:
     WHEREAS, the Compensation Committee or the Board of Directors of the Company (“Board”) acting as the Compensation Committee (in either case, the “Committee”) has determined that the Grantee is one of the key personnel (officer or key employee) of the Company or one of its Subsidiary Corporations, and
     WHEREAS, the Committee believes the goals and objectives of the Company’s Long Term Incentive Award program will be furthered by granting to the Grantee shares of Common Stock (“Restricted Stock”) under the Amended and Restated 2004 Stock Incentive Plan (the“Plan”).
     NOW, THEREFORE, in consideration of the foregoing and of the mutual undertakings set forth in this Plan Agreement, the Company and the Grantee agree as follows:
Section 1. Terms of Plan to Control
     This Agreement is subject to all the terms and conditions of the Plan, a copy of which is available upon request. Capitalized terms used in this Agreement and not otherwise defined in the Agreement are defined in the Plan. In the event of a conflict between the Plan and this Agreement, the terms of the Plan shall control.
Section 2. Grant of Restricted Stock
     2.1 Subject to the restrictions and risk of forfeiture set forth in this Agreement, the Company hereby grants to the Grantee _________shares of Restricted Stock.
     2.2 Subject to the provisions of this Agreement, and except for any shares of Restricted Stock to be held in book entry form, the Company shall issue and register on its books and records in the name of the Grantee a certificate(s) in the number of shares of Restricted Stock subject to this Agreement as set forth above. Each certificate shall bear a legend, substantially in the following form:
“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer as set forth in the Thermadyne Holdings Corporation Amended and Restated 2004 Stock Incentive Plan and in the associated Agreement evidencing the award of such shares under this Plan. A copy of this Plan and such Agreement may be obtained from Thermadyne Holdings Corporation.”
The certificate(s) shall be retained by the Company (or its designee) until the time that all restrictions or conditions applicable to the shares of Restricted Stock have been satisfied or lapsed. The Grantee agrees to (i) deliver to the Company, as a precondition to the issuance of any certificate(s) with respect to Unvested Shares, one or more stock powers, endorsed in blank, with respect to such shares, (ii) sign such other powers and take such other actions as the Company may reasonably request to accomplish the transfer or forfeiture of any Unvested Shares that are forfeited under this Agreement, and (iii) authorize the Company to cause such Unvested Shares to be cancelled or transferred in the event they are forfeited pursuant to this Agreement. “Unvested Shares” means shares of Common Stock which are subject to forfeiture under this Agreement. If Unvested Shares are held in book entry form, certificate(s) shall not be issued under this Section and the Grantee agrees that the Company may give stop transfer instructions to the depository of such shares of Restricted Stock to ensure compliance with the provisions of this Agreement. The Grantee hereby (i) acknowledges that the Unvested Shares may be held in book entry form on the books of the Company’s depository (or another institution specified by the Company), (ii) irrevocably authorizes the Company to take such actions as may be necessary or appropriate to effect a transfer or cancellation of the record ownership of such Unvested Shares that are forfeited, (iii) agrees to sign such powers and take such other actions as the Company may reasonably request to accomplish the forfeiture of any Unvested Shares that are forfeited under this Agreement, and (iv) authorizes the Company to cause such shares of Common Stock to be cancelled or transferred in the event they are forfeited pursuant to this Agreement.
Section 3. Rights and Restrictions
     3.1 Subject to the terms and conditions of this Agreement and the Plan, the shares of Restricted Stock shall be subject to the following restrictions:
a.	None of (i) the shares of Restricted Stock or any interest in them, (ii) the right to vote such shares, (iii) the right to receive dividends on such shares, or (iv) any other rights under this Agreement, may be sold, transferred, donated, exchanged, pledged, hypothecated, assigned or otherwise transferred, alienated or encumbered, by operation of law or otherwise, until (and then only to the extent of) such shares are actually delivered to the Grantee or, in the event of Grantee’s death, the Grantee’s testamentary transferee or transferees, in accordance with this Agreement.

b.	The Grantee shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of such shares, including the right to vote such shares and to receive any cash dividends thereon. Additional shares of Company common stock resulting from adjustments under Section 12 of the Plan with respect to shares of Restricted Stock subject to this Agreement shall be treated as additional shares of Restricted Stock subject to the same restrictions and other terms of this Agreement. Cash dividends paid on Unvested Shares are taxable to the Grantee as compensation income, and not dividend income, and are deductible by the Company or a Subsidiary Corporation for income tax purposes as compensation income.

c.	During the Grantee’s lifetime, shares of Restricted Stock shall only be delivered to him or her. Any such shares transferred in accordance with this Agreement shall continue to be subject to the terms and conditions of this Agreement. Any transfer permitted under this Agreement shall be promptly reported in writing to the Company’s Secretary.
     3.2 The shares of Restricted Stock will become vested (and thereby no longer subject to forfeiture hereunder), in three equal annual installments, on each of the next three anniversaries of the date of grant (March 9 of 2011, 2012, and 2013); provided however, that Restricted Stock will vest only if the Grantee is continuously employed by the Company through the scheduled date(s) of vesting.
     3.3 Notwithstanding anything in this Agreement to the contrary, all restrictions, except those under Section 5, if any, on shares of Restricted Stock granted under this Agreement shall lapse upon the consummation of a Change of Control (as defined in the Plan) and certificate(s) or other evidence of ownership of such shares shall be delivered to the Grantee or, in the event of his or her death, to his or her Designated Beneficiary or Beneficiaries or testamentary transferees.
     3.4 The Grantee may designate a beneficiary or beneficiaries (“Designated Beneficiary or Beneficiaries”) on the Designated Beneficiary form attached to this Agreement to receive Restricted Stock under this Agreement upon the Grantee’s death. If the Grantee does not complete the Beneficiary Designation form, or the Designated Beneficiary or Beneficiaries has or have predeceased the Grantee or cannot be located, the shares of Restricted Stock shall be transferred in accordance with the Grantee’s will or, if the Grantee has no will, in accordance with the applicable state laws of descent and distribution. Any person or entity acquiring Restricted Stock after the Grantee’s death shall be bound by all the terms and conditions of the Plan and this Agreement which would have applied to such shares if the Grantee had lived including, without limitation, the provisions of Section 5.
Section 4. Termination of Employment
     4.1 All shares of Restricted Stock, to the extent not previously forfeited or vested, shall be forfeited on the Grantee’s termination of employment with the Company or a Subsidiary Corporation.
     4.2 With respect to any shares of Restricted Stock that have vested but have not been transferred to Grantee as of the last day of Grantee’s employment, the certificate(s) evidencing ownership shall be delivered to the Grantee, or the shares held in book entry form shall be transferred in accordance with the reasonable instructions of the Grantee, as the case may be, as soon as practicable, subject to applicable securities laws.
     4.3 If the Grantee dies while in the employ of the Company or a Subsidiary Corporation, or dies after his or her employment terminates but prior to the time the shares of Restricted Stock are to be transferred to him or her under Section 4.2, subject to applicable securities laws, shares of Restricted Stock shall be transferred to his or her testamentary transferee at the time and in the manner described in Section 3.4.
     4.4 References herein to an individual’s employment shall include any and all periods during which such individual is considered an employee of the Company or a Subsidiary Corporation. The Grantee shall be deemed to have terminated employment when the Grantee completely ceases to be employed by the Company and all of its Subsidiary Corporations. The Committee may in its discretion determine (a) whether any leave of absence constitutes a termination of employment within the meaning of this Agreement, and (b) the impact, if any, of any such leave of absence on the shares of Restricted Stock granted under this Agreement.

Section 5.	Securities Law Restrictions and Other Restrictions on Transfer of Shares of Restricted Stock Pursuant to this Agreement
a.	The Grantee represents that upon receipt of shares of Restricted Stock, such shares shall be for the Grantee’s own account and not on behalf of others. Federal and state securities laws govern and restrict the Grantee’s right to offer, sell or otherwise dispose of any such shares unless the shares are first registered under the Securities Act of 1933 (the “Securities Act”) and state securities laws (which the Company is not required to do), or in the opinion of the Company’s counsel, such offer, sale or other disposition is exempt from registration or qualification thereunder. The Grantee shall not offer, sell or otherwise dispose of any shares purchased pursuant to this Agreement in any manner unless they are first registered under the Securities Act and any applicable state securities laws except in a transaction which, in the opinion of counsel to the Company, is exempt from the registration requirements.
b.	Restrictive Legend. Except as may be otherwise determined by legal counsel to the Company, the certificates representing the shares of Common Stock granted pursuant to this Agreement shall bear the following legend, plus other legends the Company deems necessary or desirable in connection with securities laws or other rules, regulations or laws.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND ARE “RESTRICTED SECURITIES” AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (i) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT, OR (ii) IN COMPLIANCE WITH RULE 144, OR (iii) PURSUANT TO AN OPINION OF COUNSEL TO THE CORPORATION THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SAID SALE, OFFER OR DISTRIBUTION.

Section 6. Non-Assignability
     No right granted to the Grantee under the Plan or this Agreement, except as otherwise provided in this Agreement, shall be assignable or transferable (whether by operation of law or otherwise and whether voluntarily or involuntarily), other than by will or by the laws of descent and distribution. During the life of the Grantee, all rights granted to the Grantee under the Plan or under this Agreement shall inure only by the Grantee.
Section 7. Withholding Taxes
     Whenever under the Plan and this Agreement shares of Common Stock are to be delivered, the Company shall be entitled to require as a condition of delivery that the Grantee remit an amount sufficient to satisfy all federal, state and other governmental withholding tax requirements related thereto (including such taxes attributable to an election under Section 8 of this Agreement); provided, that in lieu of or in addition to the foregoing, the Company shall have the right to withhold such sums from compensation or other amounts otherwise due to the Grantee.
Section 8. Requirement of Notification on Section 83(b) Election
     If the Grantee shall, in connection with the receipt of Restricted Stock, make the election permitted under Section 83(b) of the Code (i.e., an election to include in his or her gross income in the year of transfer the amounts specified in Section 83(b) of the Code), he or she shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of Section 83(b) of the Code.
Section 9. Adjustments Upon Changes in Capitalization
     In the event of any increase or decrease, after the date of this Agreement, in the number of issued shares of Common Stock resulting from the subdivision or combination of shares of Common Stock or other capital adjustments, or the payment of a stock dividend, or other increase or decrease in such shares effected without receipt of consideration by the Company, the Committee shall proportionately adjust the number of shares of Restricted Stock and any and all other matters deemed appropriate by the Committee; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated. Adjustments under this Section shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.
Section 10. Right of Discharge Reserved
     Nothing in the Plan or in this Agreement shall confer upon the Grantee the right to continue in the employment, or service of the Company or any of its Subsidiary Corporations, or affect any right which the Company or any of its Subsidiary Corporations may have to terminate the employment or service of the Grantee. The parties agree and acknowledge that the Grantee is an at-will employee of the Company or Subsidiary Corporation. The Company and the Grantee retain the right to terminate such employment relationship at any time.

Section 11. Nature of Payments
     11.1 Any and all grants of shares of Restricted Stock hereunder shall be in consideration of services performed by the Grantee for the Company or for its Subsidiary Corporations.
     11.2 Any and all issuances of shares of Restricted Stock hereunder shall constitute a special incentive payment to the Grantee. Such issuances and/or income realized upon the grant of shares of Restricted Stock shall not be taken into account in computing the amount of salary or compensation of the Grantee for the purposes of determining any pension, retirement, death or other benefits under (a) any 401(k), pension, retirement, profit-sharing, bonus, life insurance, disability or other benefit plan of the Company or any Subsidiary Corporation or (b) any agreement between the Company or any Subsidiary Corporation, on the one hand, and the Grantee, on the other hand, except as such plan or agreement shall otherwise expressly provide.
Section 12. Committee Determinations
     The Committee’s determinations under the Plan and this Agreement need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). All decisions, interpretations and determinations by the Committee with regard to any question or matter arising hereunder or under the Plan shall be conclusive and binding upon the Company and the Grantee and his or her transferees.
Section 13. Section Headings
     The Section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said sections.
Section 14. Notices
     Any notice to be given to the Company or the Committee hereunder shall be in writing and shall be addressed to the Secretary of the Company at Thermadyne Holdings Corporation, 16052 Swingley Ridge Court, Suite 300, Chesterfield, MO 63017, or at such other address as the Company may hereafter designate to the Grantee by notice as provided herein. Any notice to be given to the Grantee hereunder shall be addressed to the Grantee at the address set forth beneath his signature hereto, or at such other address as the Grantee may hereafter designate to the Company by notice as provided herein. Notices hereunder shall be deemed to have been duly given when personally delivered or mailed by registered or certified mail to the party entitled to receive the same.
Section 15. Successors and Assigns
     This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and, as contemplated in Section 3.4, the heirs and personal representatives of the Grantee.

Section 16. Other Payments or Awards
     Nothing contained in this Agreement shall be deemed in any way to limit or restrict the Company or any Subsidiary Corporations from making any award or payment to the Grantee under any other plan, arrangement or understanding, whether now existing or hereafter in effect.
Section 17. Governing Law and Venue
     This Agreement shall be governed by and construed in accordance with the laws of the state of Missouri despite any laws of that state that would apply the laws of a different state. In the event of litigation arising in connection with this Agreement and/or the Plan, the parties hereto agree to submit to the jurisdiction of state and Federal courts located in the state of Missouri.
Section 18. Severability
     If any term or provision of this Agreement, or the application of this Agreement to any person or circumstances, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, both parties intend for any court construing this Agreement to modify or limit that provision so as to render it valid and enforceable to the fullest extent allowed by law. Any provision that is not susceptible of reformation shall be ignored so as to not affect any other term or provision of this Agreement, and the remainder of this Agreement, or the application of that term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
Section 19. Entire Agreement; Modification
     The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained in this Agreement and may not be modified, except as provided in the Plan, as it may be amended from time to time in the manner provided in the Plan, or in this Agreement, as it may be amended from time to time by a written document signed by each of the parties to this Agreement. Any oral or written agreements, representations, warranties, written inducements or other communications with respect to the subject matter contained in this Agreement made before the signing of this Agreement shall be void and ineffective for all purposes.
Section 20. Authority to Receive Payments
     Any amount payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefore shall be deemed paid when paid to the conservator of such person’s estate or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, members of the Committee and the Board with respect thereto.

Section 21. Counterparts
     This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

THERMADYNE HOLDINGS CORPORATION		GRANTEE

By:
	Nick H. Varsam	Grantee’s Name:
	General Counsel & Secretary	Date of Signature:
Grantee’s Address:

2010 RESTRICTED STOCK AWARD AGREEMENT
THERMADYNE HOLDINGS CORPORATION
BENEFICIARY DESIGNATION
To the Secretary of Thermadyne Holdings Corporation (“Company”)
I hereby designate the following person, persons or entity as primary and secondary Designated Beneficiaries of rights that may be transferred under the Thermadyne Long Term Incentive Award program, the Thermadyne Holdings Corporation Amended and Restated 2004 Stock Incentive Plan (the “Plan”), and the 2010 Restricted Stock Agreement (“Agreement”) between the Company and me dated March 9, 2010, upon my death:
Primary Beneficiary [include address and relationship]:
Secondary Beneficiary [include address and relationship]:
I RESERVE THE RIGHT TO REVOKE OR CHANGE ANY BENEFICIARY DESIGNATION. I HEREBY REVOKE ALL PRIOR DESIGNATIONS (IF ANY) OF BENEFICIARIES AND SECONDARY BENEFICIARIES.
The Company shall cause all shares of Restricted Stock to be transferred by reason of my death pursuant to the Agreement to the Primary Beneficiary, if he, she or it survives me, and if no Primary Designated Beneficiary shall survive me, then to my secondary Designated Beneficiary. If no named Designated Beneficiary survives me, then all such shares shall be transferred in accordance with the terms of the Agreement.
This Beneficiary Designation shall be controlled by the laws of the State of Missouri and particularly RSMo Chapter 461 thereof.

Date of this Designation	Signature of Participant
NOTE: Unless provided otherwise in this Beneficiary Designation, the Company shall transfer all shares of Restricted Stock to be transferred to more than one Designated Beneficiary equally to the living Designated Beneficiaries.

Exhibit 10.6
2010 CASH AWARD AGREEMENT
THERMADYNE HOLDINGS CORPORATION
2004 STOCK INCENTIVE PLAN
     THIS CASH AWARD AGREEMENT (this “Agreement”) dated March 9, 2010, between Thermadyne Holdings Corporation (the “Company”), a Delaware corporation, and                      (the “Grantee”), an officer or key employee of the Company or one of its subsidiary corporations (“Subsidiary Corporation”) within the meaning of Section 424(f) of the Internal Revenue Code (“the Code”).
     RECITALS:
     WHEREAS, the Compensation Committee or the Board of Directors of the Company (“Board”) acting as the Compensation Committee (in either case, the “Committee”) has determined that the Grantee is one of the key personnel (officer or key employee) of the Company or one of its Subsidiary Corporations, and
     WHEREAS, the Committee believes the goals and objectives of the Company’s Long Term Incentive Award program will be furthered by granting to the Grantee a certain award of cash (the “Cash Award”) in addition to any equity-based awards made under the Thermadyne Amended and Restated 2004 Stock Incentive Plan (the “Plan”).
     NOW, THEREFORE, in consideration of the foregoing and of the mutual undertakings set forth in this Plan Agreement, the Company and the Grantee agree as follows:
Section 1. Terms of Plan to Control
     This Agreement is subject to all the terms and conditions of the Plan as such terms and conditions may be applied without regard to the nature of the award granted. A copy of the Plan is available upon request. Capitalized terms used in this Agreement and not otherwise defined in the Agreement are defined in the Plan. In the event of a conflict between the Plan and this Agreement, the terms of the Plan shall control.
Section 2. Grant of Cash Award
     Subject to the restrictions and risk of forfeiture set forth in this Agreement, the Company hereby grants to the Grantee a Cash Award in the target (100%) gross amount of                                          dollars ($_________), which shall be subject to the withholding/deductions from compensation in accordance with the Company’s normal payroll practices.
Section 3. Restrictions
     3.1 The portion of the Cash Award that will be delivered to Grantee will be based on the Company’s ROIOC (as defined herein) performance in calendar year 2012. The 2012 ROIOC will be calculated and certified in early 2013, with vesting (if any) to occur upon the

Company’s official announcement of financial results. One hundred fifty percent (150%) of the Cash Award will vest if the Company achieves 47.3% ROIOC in 2012. One hundred percent (100%) of the Cash Award will vest if the Company achieves 39.4% ROIOC in 2012. Fifty percent (50%) of the Cash Award will vest if the Company achieves 31.5% ROIOC in 2012. If the Company fails to achieve 31.5% ROIOC, the Cash Award will be forfeited. No incremental adjustments to awards will be made for ROIOC levels between the goals stated herein. Vesting at the above levels of ROIOC is not cumulative, i.e., vesting at a higher level ROIOC is in lieu of (and not in addition to) achievement of the lower level.
3.2	The following terms shall have the following meaning when used herein:
a.	“ROIOC” for a fiscal year of the Company means Adjusted Operating EBITDA for such year divided by Invested Operating Capital for such year.

b.	“Invested Operating Capital” for a fiscal year of the Company is the sum of the following items from the consolidated year end balance sheet as shown on the Company’s audited financial statement for such year:

Accounts receivables, less allowances for doubtful accounts
Inventories
Net property, plant and equipment
Patents and trademarks included in intangibles
Other assets
Long term receivables
Less accounts payable
c.	“Adjusted Operating EBITDA” for a fiscal year of the Company is the sum of the following items from the consolidated year end statements of operations as shown on the Company’s audited financial statement for such year:

Net income (loss) from continuing operations
Interest expense
Net periodic postretirement benefits in excess of cash payments
Restructuring costs
LIFO
Minority interest
Severance accrual
Stock compensation expense
Provision for income tax
     3.3 The award percentages are based on projections as to the continued operation of the Company and its Subsidiary Corporations in their current ordinary course of business. The parties agree and acknowledge that Invested Operating Capital and Adjusted Operating EBITDA may be recast by the Company to adjust for any unforeseen extraordinary circumstances that may occur, including, but not limited to, a change in accounting methods, the discontinued

operations of a Subsidiary Corporation or a division, or the sale or acquisition of a business or brand.
     3.4 Notwithstanding anything in this Agreement to the contrary, all restrictions under this Section 3 on the Cash Award granted under this Agreement shall lapse upon the consummation of a Change in Control and payment of the full amount of the Cash Award shall be delivered to the Grantee or, in the event of his or her death, to his or her Designated Beneficiary or Beneficiaries as soon as practicable.
     3.5 The Grantee may designate a beneficiary or beneficiaries (“Designated Beneficiary or Beneficiaries”) on the Designated Beneficiary form attached to this Agreement to receive any vested portion of the Cash Award not previously paid under this Agreement upon the Grantee’s death. If the Grantee does not complete the Beneficiary Designation form, or the Designated Beneficiary or Beneficiaries has or have predeceased the Grantee or cannot be located, the vested portion of the Cash Award not previously paid shall be transferred in accordance with the Grantee’s will or, if the Grantee has no will, in accordance with the applicable state laws or descent and distribution.
Section 4. Termination of Employment
     4.1 All rights to the Cash Award, to the extent not previously forfeited or vested, shall be forfeited on the Grantee’s termination of employment with the Company or a Subsidiary Corporation.
     4.2 With respect to any portion of the Cash Award that has vested but has not been transferred to Grantee as of the last day of Grantee’s employment, the payment of any such vested portion shall be delivered to the Grantee as soon as practicable.
     4.3 If the Grantee dies while in the employ of the Company or a Subsidiary Corporation, or dies after his or her employment terminates but prior to the time any vested portion of the Cash Award is actually paid to him or her under Section 4.2, such unpaid portion of the Cash Award shall be transferred to his or her testamentary transferee at the time and in the manner described herein: The Grantee may designate a beneficiary or beneficiaries (“Designated Beneficiary or Beneficiaries”) on the Designated Beneficiary form attached to this Agreement to receive any vested portion of the Cash Award not previously paid to the Grantee under this Agreement upon the Grantee’s death. If the Grantee does not complete the Beneficiary Designation form, or the Designated Beneficiary or Beneficiaries has or have predeceased the Grantee or cannot be located, any vested portion of the Cash Award not previously paid to the Grantee shall be transferred in accordance with the Grantee’s will or, if the Grantee has no will, in accordance with the applicable state laws or descent and distribution.
     4.4 References herein to an individual’s employment shall include any and all periods during which such individual is considered an employee of the Company or a Subsidiary Corporation. The Grantee shall be deemed to have terminated employment when the Grantee completely ceases to be employed (within the meaning of the preceding sentence) by the Company and all of its Subsidiary Corporations. The Committee may in its discretion determine (a) whether any leave of absence constitutes a termination of employment within the meaning of this Agreement, and (b) the impact, if any, of any such leave of absence on the Cash Award granted under this Agreement.
Section 5. Non-Assignability
     No right granted to the Grantee under the Plan or this Agreement, except as otherwise provided in this Agreement, shall be assignable or transferable (whether by operation of law or otherwise and whether voluntarily or involuntarily), other than by will or by the laws of descent and distribution. During the life of the Grantee, all rights granted to the Grantee under the Plan or under this Agreement shall inure only by the Grantee.
Section 6. Withholding Taxes
     Whenever under the Plan and this Agreement any portion of a Cash Award is to be delivered, the Company shall be have the right to withhold an amount sufficient to satisfy all federal, state and other governmental withholding tax requirements related thereto.
Section 7. Right of Discharge Reserved
     Nothing in the Plan or in this Agreement shall confer upon the Grantee the right to continue in the employment, or service of the Company or any of its Subsidiary Corporations, or affect any right which the Company or any of its Subsidiary Corporations may have to terminate the employment or service of the Grantee. The parties agree and acknowledge that the Grantee is an at-will employee of the Company or Subsidiary Corporation. The Company and the Grantee retain the right to terminate such employment relationship at any time.
Section 8. Nature of Payments
     8.1 Any Cash Award delivered hereunder shall be in consideration of services performed by the Grantee for the Company or for its Subsidiary Corporations.
     8.2 Any Cash Award delivered hereunder shall constitute a special incentive payment to the Grantee. Such Cash Award shall not be taken into account in computing the amount of salary or compensation of the Grantee for the purposes of determining any pension, retirement, death or other benefits under (a) any 401(k), pension, retirement, profit-sharing, bonus, life insurance, disability or other benefit plan of the Company or any Subsidiary Corporation or (b) any agreement between the Company or any Subsidiary Corporation, on the one hand, and the Grantee, on the other hand, except as such plan or agreement shall otherwise expressly provide
Section 9. Committee Determinations
     The Committee’s determinations under the Plan and this Agreement need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). All decisions, interpretations and determinations by the Committee with regard to any question or matter arising hereunder or under the Plan shall be conclusive and binding upon the Company and the Grantee and his or her transferees.

Section 10. Section Headings
     The Section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said sections.
Section 11. Notices
     Any notice to be given to the Company or the Committee hereunder shall be in writing and shall be addressed to the Secretary of the Company at Thermadyne Holdings Corporation, 16052 Swingley Ridge Court, Suite 300, Chesterfield, MO 63017, or at such other address as the Company may hereafter designate to the Grantee by notice as provided herein. Any notice to be given to the Grantee hereunder shall be addressed to the Grantee at the address set forth beneath his signature hereto, or at such other address as the Grantee may hereafter designate to the Company by notice as provided herein. Notices hereunder shall be deemed to have been duly given when personally delivered or mailed by registered or certified mail to the party entitled to receive the same.
Section 12. Successors and Assigns
     This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and, as contemplated in Section 4.3, the heirs and personal representatives of the Grantee.
Section 13. Other Payments or Awards
     Nothing contained in this Agreement shall be deemed in any way to limit or restrict the Company or any Subsidiary Corporations from making any award or payment to the Grantee under any other plan, arrangement or understanding, whether now existing or hereafter in effect.
Section 14. Governing Law and Venue
     This Agreement shall be governed by and construed in accordance with the laws of the state of Missouri despite any laws of that state that would apply the laws of a different state. In the event of litigation arising in connection with this Agreement and/or the Plan, the parties hereto agree to submit to the jurisdiction of state and Federal courts located in the state of Missouri.
Section 15. Severability
     If any term or provision of this Agreement, or the application of this Agreement to any person or circumstances, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, both parties intend for any court construing this Agreement to modify or limit that provision so as to render it valid and enforceable to the fullest extent allowed by law. Any provision that is not susceptible of reformation shall be ignored so as to not affect any other term or provision of this Agreement, and the remainder of this Agreement, or the application of that term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

Section 16. Entire Agreement; Modification
     The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained in this Agreement and may not be modified, except as provided in the Plan, as it may be amended from time to time in the manner provided in the Plan, or in this Agreement, as it may be amended from time to time by a written document signed by each of the parties to this Agreement. Any oral or written agreements, representations, warranties, written inducements or other communications with respect to the subject matter contained in this Agreement made before the signing of this Agreement shall be void and ineffective for all purposes.
Section 17. Authority to Receive Payments
     Any amount payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefore shall be deemed paid when paid to the conservator of such person’s estate or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, members of the Committee and the Board with respect thereto.
Section 18. Counterparts
     This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

THERMADYNE HOLDINGS CORPORATION		GRANTEE

By:

	Nick H. Varsam	Grantee’s Name:

	General Counsel & Secretary	Date of Signature:

Grantee’s Address:

2010 CASH AWARD AGREEMENT
THERMADYNE HOLDINGS CORPORATION
BENEFICIARY DESIGNATION
To the Secretary of Thermadyne Holdings Corporation (“Company”)
I hereby designate the following person, persons or entity as primary and secondary Designated Beneficiaries of rights that may be transferred under the Thermadyne Long Term Incentive Award program, the Thermadyne Holdings Corporation 2004 Stock Incentive Plan (the “Plan”) and the 2010 Cash Award Agreement (“Agreement”) between the Company and me dated March 9, 2010, upon my death:
Primary Beneficiary [include address and relationship]:
Secondary Beneficiary [include address and relationship]:
I RESERVE THE RIGHT TO REVOKE OR CHANGE ANY BENEFICIARY DESIGNATION. I HEREBY REVOKE ALL PRIOR DESIGNATIONS (IF ANY) OF BENEFICIARIES AND SECONDARY BENEFICIARIES.
The Company shall cause any vested portion of the Grant Award not previously paid to be transferred by reason of my death pursuant to the Agreement to the Primary Beneficiary, if he, she or it survives me, and if no Primary Designated Beneficiary shall survive me, then to my secondary Designated Beneficiary. If no named Designated Beneficiary survives me, then all such amount shall be transferred in accordance with the terms of the Agreement.

Date of this Designation	Signature of Participant
NOTE: Unless provided otherwise in this Beneficiary Designation, the Company shall transfer any vested portion of the Grant Award not previously paid to be transferred to more than one Designated Beneficiary equally to the living Designated Beneficiaries.

Exhibit 10.7
2010 RESTRICTED STOCK AWARD AGREEMENT
THERMADYNE HOLDINGS CORPORATION
2004 STOCK INCENTIVE PLAN
     THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) dated March 9, 2010, between Thermadyne Holdings Corporation (the “Company”), a Delaware corporation, and                                           (the “Grantee”), an officer or key employee of the Company or one of its subsidiary corporations (“Subsidiary Corporation”) within the meaning of Section 424(f) of the Internal Revenue Code (“the Code”).
     RECITALS:
     WHEREAS, pursuant to Section 2(c) of the Amended and Restated Executive Employment Agreement between Grantee and Company dated                     , the Company has agreed to award to Grantee shares of Common Stock of the Company (“Restricted Stock”) under the Amended and Restated 2004 Stock Incentive Plan (the “Plan”), subject to vesting upon the achievement of performance-based criteria established by the Compensation Committee of the Board of Directors and on the terms and conditions of the Plan and this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual undertakings set forth in this Agreement, the Company and the Grantee agree as follows:
Section 1. Terms of Plan to Control
     This Agreement is subject to all the terms and conditions of the Plan, a copy of which is available upon request. Capitalized terms used in this Agreement and not otherwise defined in the Agreement are defined in the Plan. In the event of a conflict between the Plan and this Agreement, the terms of the Plan shall control.
Section 2. Grant of Restricted Stock
     2.1 Subject to the restrictions and risk of forfeiture set forth in this Agreement, including without limitation the performance-based vesting provisions set forth in Section 3.2 below, and subject to adjustment of the number of shares contemplated hereunder, the Company hereby grants to the Grantee                      shares of Restricted Stock (the “Original Grant”).
     2.2 Subject to the provisions of this Agreement, and except for any shares of Restricted Stock to be held in book entry form, the Company shall issue and register on its books and records in the name of the Grantee a certificate(s) in the number of shares of Restricted Stock subject to this Agreement as set forth above. Each certificate shall bear a legend, substantially in the following form:
“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer as set forth in the Thermadyne Holdings Corporation Amended and Restated 2004 Stock Incentive Plan and in the associated Agreement evidencing the award of such shares under this Plan. A copy of this Plan and such Agreement may be obtained from Thermadyne Holdings Corporation.”
The certificate(s) shall be retained by the Company (or its designee) until the time that all restrictions or conditions applicable to the shares of Restricted Stock have been satisfied or lapsed. The Grantee agrees to (i) deliver to the Company, as a precondition to the issuance of any certificate(s) with respect to Unvested Shares, one or more stock powers, endorsed in blank, with respect to such shares, (ii) sign such other powers and take such other actions as the Company may reasonably request to accomplish the transfer or forfeiture of any Unvested Shares that are forfeited under this Agreement, and (iii) authorize the Company to cause such Unvested Shares to be cancelled or transferred in the event they are forfeited pursuant to this Agreement. “Unvested Shares” means shares of Common Stock which are subject to forfeiture under this Agreement. If Unvested Shares are held in book entry form, certificate(s) shall not be issued under this Section and the Grantee agrees that the Company may give stop transfer instructions to the depository of such shares of Restricted Stock to ensure compliance with the provisions of this Agreement. The Grantee hereby (i) acknowledges that the Unvested Shares may be held in book entry form on the books of the Company’s depository (or another institution specified by the Company), (ii) irrevocably authorizes the Company to take such actions as may be necessary or appropriate to effect a transfer or cancellation of the record ownership of such Unvested Shares that are forfeited, (iii) agrees to sign such powers and take such other actions as the Company may reasonably request to accomplish the forfeiture of any Unvested Shares that are forfeited under this Agreement, and (iv) authorizes the Company to cause such shares of Common Stock to be cancelled or transferred in the event they are forfeited pursuant to this Agreement.
Section 3. Rights and Restrictions
     3.1 Subject to the terms and conditions of this Agreement and the Plan, the shares of Restricted Stock shall be subject to the following restrictions:
a.	None of (i) the shares of Restricted Stock or any interest in them, (ii) the right to vote such shares, (iii) the right to receive dividends on such shares, or (iv) any other rights under this Agreement, may be sold, transferred, donated, exchanged, pledged, hypothecated, assigned or otherwise transferred, alienated or encumbered, by operation of law or otherwise, until (and then only to the extent of) such shares are actually delivered to the Grantee or, in the event of Grantee’s death, the Grantee’s testamentary transferee or transferees, in accordance with this Agreement.

b.	The Grantee shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of such shares, including the right to vote such shares and to receive any cash dividends thereon. Additional shares of Company common stock resulting from adjustments under Section 12 of the Plan with respect to shares of Restricted Stock subject to this Agreement shall be treated as additional shares of Restricted Stock subject to the same restrictions and other terms of this Agreement. Cash dividends paid on Unvested Shares are taxable to the Grantee as compensation income, and not dividend income, and are deductible by the Company or a Subsidiary Corporation for income tax purposes as compensation income.

c.	During the Grantee’s lifetime, shares of Restricted Stock shall only be delivered to him or her. Any such shares transferred in accordance with this Agreement shall continue to be subject to the terms and conditions of this Agreement. Any transfer permitted under this Agreement shall be promptly reported in writing to the Company’s Secretary.
     3.2 The number of shares of Restricted Stock awarded to Grantee hereunder will become vested (and thereby no longer subject to forfeiture hereunder) and will be delivered to Grantee, based on the Company’s ROIOC (as defined herein) performance in calendar year 2012. The ROIOC for 2012 will be calculated and certified in early 2013, with vesting (if any) to occur upon the Company’s official announcement of financial results for the fiscal year ending December 31, 2012. One hundred percent of the Original Grant will vest if the Company achieves 39.4% ROIOC in 2012. Fifty percent of the Original Grant will vest if the Company achieves 31.5% ROIOC in 2012. If the Company fails to achieve 31.5% ROIOC in 2012, all of the shares of Restricted Stock granted hereunder shall be forfeited. If the Company achieves 47.3% ROIOC in 2012, Grantee shall be entitled to receive, and the Company shall issue and deliver to Grantee along with the fully vested portion of the Original Grant, an additional ___ shares of Common Stock. No incremental adjustments to awards will be made for average ROIOC levels between the goals stated herein. Vesting at the above levels of ROIOC is not cumulative, i.e., vesting at a higher level ROIOC is in lieu of (and not in addition to) achievement of the lower level.
     3.3 The following terms shall have the following meaning when used herein:
a.	“ROIOC” for a fiscal year of the Company means Adjusted Operating EBITDA for such year divided by Invested Operating Capital for such year.

b.	“Invested Operating Capital” for a fiscal year of the Company is the sum of the following items from the consolidated year end balance sheet as shown on the Company’s audited financial statement for such year:

Accounts receivables, less allowances for doubtful accounts

Inventories

Net property, plant and equipment

Patents and trademarks included in intangibles

Other assets

Long term receivables

Less accounts payable

c.	“Adjusted Operating EBITDA” for a fiscal year of the Company is the sum of the following items from the consolidated year end statements of operations as shown on the Company’s audited financial statement for such year:

Net income (loss) from continuing operations

Interest expense

Net periodic postretirement benefits in excess of cash payments

Restructuring costs

LIFO

Minority interest

Severance accrual

Stock compensation expense

Provision for income tax
     3.4 The award percentages are based on projections made by the Company. Said projections are based on the continued operation of the Company and its Subsidiary Corporations in their current ordinary course. The parties agree and acknowledge that Invested Operating Capital and Adjusted Operating EBITDA may be recast by the Company to adjust for any unforeseen extraordinary circumstances that may occur, including, but not limited to, a change in accounting methods, the discontinued operations of a Subsidiary Corporation or a division, or the sale or acquisition of a business or brand.
     3.5 Notwithstanding anything in this Agreement to the contrary, all restrictions, except those under Section 5, if any, on shares of Restricted Stock granted under this Agreement shall lapse upon the consummation of a Change of Control (as defined in the Plan) and certificate(s) or other evidence of ownership of such shares shall be delivered to the Grantee or, in the event of his or her death, to his or her Designated Beneficiary or Beneficiaries or testamentary transferees.
     3.6 The Grantee may designate a beneficiary or beneficiaries (“Designated Beneficiary or Beneficiaries”) on the Designated Beneficiary form attached to this Agreement to receive Restricted Stock under this Agreement upon the Grantee’s death. If the Grantee does not complete the Beneficiary Designation form, or the Designated Beneficiary or Beneficiaries has or have predeceased the Grantee or cannot be located, the shares of Restricted Stock shall be transferred in accordance with the Grantee’s will or, if the Grantee has no will, in accordance with the applicable state laws for descent and distribution. Any person or entity acquiring Restricted Stock after the Grantee’s death shall be bound by all the terms and conditions of the Plan and this Agreement which would have applied to such shares if the Grantee had lived including, without limitation, the provisions of Section 5.
Section 4. Termination of Employment
     4.1 All shares of Restricted Stock, to the extent not previously forfeited or vested, shall be forfeited on the Grantee’s termination of employment with the Company or a Subsidiary Corporation.
     4.2 With respect to any shares of Restricted Stock that have vested but have not been transferred to Grantee as of the last day of Grantee’s employment, the certificate(s) evidencing ownership shall be delivered to the Grantee, or the shares held in book entry form shall be transferred in accordance with the reasonable instructions of the Grantee, as the case may be, as soon as practicable, subject to applicable securities laws.

     4.3 If the Grantee dies while in the employ of the Company or a Subsidiary Corporation, or dies after his or her employment terminates but prior to the time the shares of Restricted Stock are to be transferred to him or her under Section 4.2, subject to applicable securities laws, shares of Restricted Stock shall be transferred to his or her testamentary transferee at the time and in the manner described in Section 3.6.
     4.4 References herein to an individual’s employment shall include any and all periods during which such individual is considered an employee of the Company or a Subsidiary Corporation. The Grantee shall be deemed to have terminated employment when the Grantee completely ceases to be employed by the Company and all of its Subsidiary Corporations. The Committee may in its discretion determine (a) whether any leave of absence constitutes a termination of employment within the meaning of this Agreement, and (b) the impact, if any, of any such leave of absence on the shares of Restricted Stock granted under this Agreement.

Section 5.	Securities Law Restrictions and Other Restrictions on Transfer of Shares of Restricted Stock Pursuant to this Agreement
a.	The Grantee represents that upon receipt of shares of Restricted Stock, such shares shall be for the Grantee’s own account and not on behalf of others. Federal and state securities laws govern and restrict the Grantee’s right to offer, sell or otherwise dispose of any such shares unless the shares are first registered under the Securities Act of 1933 (the “Securities Act”) and state securities laws (which the Company is not required to do), or in the opinion of the Company’s counsel, such offer, sale or other disposition is exempt from registration or qualification thereunder. The Grantee shall not offer, sell or otherwise dispose of any shares purchased pursuant to this Agreement in any manner unless they are first registered under the Securities Act and any applicable state securities laws except in a transaction which, in the opinion of counsel to the Company, is exempt from the registration requirements.

b.	Restrictive Legend. Except as may be otherwise determined by legal counsel to the Company, the certificates representing the shares of Common Stock granted pursuant to this Agreement shall bear the following legend, plus other legends the Company deems necessary or desirable in connection with securities laws or other rules, regulations or laws.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND ARE “RESTRICTED SECURITIES” AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (i) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT, OR (ii) IN COMPLIANCE WITH RULE 144, OR (iii) PURSUANT TO AN OPINION OF COUNSEL TO

THE CORPORATION THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SAID SALE, OFFER OR DISTRIBUTION.
Section 6. Non-Assignability
     No right granted to the Grantee under the Plan or this Agreement, except as otherwise provided in this Agreement, shall be assignable or transferable (whether by operation of law or otherwise and whether voluntarily or involuntarily), other than by will or by the laws of descent and distribution. During the life of the Grantee, all rights granted to the Grantee under the Plan or under this Agreement shall inure only by the Grantee.
Section 7. Withholding Taxes
     Whenever under the Plan and this Agreement shares of Common Stock are to be delivered, the Company shall be entitled to require as a condition of delivery that the Grantee remit an amount sufficient to satisfy all federal, state and other governmental withholding tax requirements related thereto (including such taxes attributable to an election under Section 8 of this Agreement); provided, that in lieu of or in addition to the foregoing, the Company shall have the right to withhold such sums from compensation or other amounts otherwise due to the Grantee.
Section 8. Requirement of Notification on Section 83(b) Election
     If the Grantee shall, in connection with the receipt of Restricted Stock, make the election permitted under Section 83(b) of the Code (i.e., an election to include in his or her gross income in the year of transfer the amounts specified in Section 83(b) of the Code), he or she shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of Section 83(b) of the Code.
Section 9. Adjustments Upon Changes in Capitalization
     In the event of any increase or decrease, after the date of this Agreement, in the number of issued shares of Common Stock resulting from the subdivision or combination of shares of Common Stock or other capital adjustments, or the payment of a stock dividend, or other increase or decrease in such shares effected without receipt of consideration by the Company, the Committee shall proportionately adjust the number of shares of Restricted Stock and any and all other matters deemed appropriate by the Committee; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated. Adjustments under this Section shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.
Section 10. Right of Discharge Reserved
     Nothing in the Plan or in this Agreement shall confer upon the Grantee the right to continue in the employment, or service of the Company or any of its Subsidiary Corporations, or affect any right which the Company or any of its Subsidiary Corporations may have to terminate the employment or service of the Grantee. The parties agree and acknowledge that the Grantee is an at-will employee of the Company or Subsidiary Corporation. The Company and the Grantee retain the right to terminate such employment relationship at any time.
Section 11. Nature of Payments
     11.1 Any and all grants of shares of Restricted Stock hereunder shall be in consideration of services performed by the Grantee for the Company or for its Subsidiary Corporations.
     11.2 Any and all issuances of shares of Restricted Stock hereunder shall constitute a special incentive payment to the Grantee. Such issuances and/or income realized upon the grant of shares of Restricted Stock shall not be taken into account in computing the amount of salary or compensation of the Grantee for the purposes of determining any pension, retirement, death or other benefits under (a) any 401(k), pension, retirement, profit-sharing, bonus, life insurance, disability or other benefit plan of the Company or any Subsidiary Corporation or (b) any agreement between the Company or any Subsidiary Corporation, on the one hand, and the Grantee, on the other hand, except as such plan or agreement shall otherwise expressly provide.
Section 12. Committee Determinations
     The Committee’s determinations under the Plan and this Agreement need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). All decisions, interpretations and determinations by the Committee with regard to any question or matter arising hereunder or under the Plan shall be conclusive and binding upon the Company and the Grantee and his or her transferees.
Section 13. Section Headings
     The Section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said sections.
Section 14. Notices
     Any notice to be given to the Company or the Committee hereunder shall be in writing and shall be addressed to the Secretary of the Company at Thermadyne Holdings Corporation, 16052 Swingley Ridge Court, Suite 300, Chesterfield, MO 63017, or at such other address as the Company may hereafter designate to the Grantee by notice as provided herein. Any notice to be given to the Grantee hereunder shall be addressed to the Grantee at the address set forth beneath his signature hereto, or at such other address as the Grantee may hereafter designate to the Company by notice as provided herein. Notices hereunder shall be deemed to have been duly given when personally delivered or mailed by registered or certified mail to the party entitled to receive the same.
Section 15. Successors and Assigns

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and, as contemplated in Section 3.6, the heirs and personal representatives of the Grantee.
Section 16. Other Payments or Awards
     Nothing contained in this Agreement shall be deemed in any way to limit or restrict the Company or any Subsidiary Corporations from making any award or payment to the Grantee under any other plan, arrangement or understanding, whether now existing or hereafter in effect.
Section 17. Governing Law and Venue
     This Agreement shall be governed by and construed in accordance with the laws of the state of Missouri despite any laws of that state that would apply the laws of a different state. In the event of litigation arising in connection with this Agreement and/or the Plan, the parties hereto agree to submit to the jurisdiction of state and Federal courts located in the state of Missouri.
Section 18. Severability
     If any term or provision of this Agreement, or the application of this Agreement to any person or circumstances, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, both parties intend for any court construing this Agreement to modify or limit that provision so as to render it valid and enforceable to the fullest extent allowed by law. Any provision that is not susceptible of reformation shall be ignored so as to not affect any other term or provision of this Agreement, and the remainder of this Agreement, or the application of that term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
Section 19. Entire Agreement Modification
     The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained in this Agreement and may not be modified, except as provided in the Plan, as it may be amended from time to time in the manner provided in the Plan, or in this Agreement, as it may be amended from time to time by a written document signed by each of the parties to this Agreement. Any oral or written agreements, representations, warranties, written inducements or other communications with respect to the subject matter contained in this Agreement made before the signing of this Agreement shall be void and ineffective for all purposes.
Section 20. Authority to Receive Payments
     Any amount payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefore shall be deemed paid when paid to the conservator of such person’s estate or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, members of the Committee and the Board with respect thereto.

Section 21. Counterparts
This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

THERMADYNE HOLDINGS CORPORATION		GRANTEE

By:
	Nick H. Varsam	Grantee’s Name:
	General Counsel & Secretary	Date of Signature:
Grantee’s Address:

2010 RESTRICTED STOCK AWARD AGREEMENT
THERMADYNE HOLDINGS CORPORATION
BENEFICIARY DESIGNATION
To the Secretary of Thermadyne Holdings Corporation (“Company”)
I hereby designate the following person, persons or entity as primary and secondary Designated Beneficiaries of rights that may be transferred under the Thermadyne Long Term Incentive Award program, the Thermadyne Holdings Corporation Amended and Restated 2004 Stock Incentive Plan (the “Plan”), and the 2010 Restricted Stock Award Agreement (“Agreement”) between the Company and me dated March 9, 2010, upon my death:
Primary Beneficiary [include address and relationship]:
Secondary Beneficiary [include address and relationship]:
I RESERVE THE RIGHT TO REVOKE OR CHANGE ANY BENEFICIARY DESIGNATION. I HEREBY REVOKE ALL PRIOR DESIGNATIONS (IF ANY) OF BENEFICIARIES AND SECONDARY BENEFICIARIES.
The Company shall cause all shares of Restricted Stock to be transferred by reason of my death pursuant to the Agreement to the Primary Beneficiary, if he, she or it survives me, and if no Primary Designated Beneficiary shall survive me, then to my secondary Designated Beneficiary. If no named Designated Beneficiary survives me, then all such shares shall be transferred in accordance with the terms of the Agreement.
This Beneficiary Designation shall be controlled by the laws of the State of Missouri and particularly RSMo Chapter 461 thereof.

Date of this Designation	Signature of Participant
NOTE: Unless provided otherwise in this Beneficiary Designation, the Company shall transfer all shares of Restricted Stock to be transferred to more than one Designated Beneficiary equally to the living Designated Beneficiaries.

Exhibit 10.8
2010 CASH AWARD AGREEMENT
THERMADYNE HOLDINGS CORPORATION
     THIS CASH AWARD AGREEMENT (this “Agreement”) dated March 9, 2010, between Thermadyne Holdings Corporation (the “Company”), a Delaware corporation, and                      (the “Grantee”), an officer or key employee of the Company or one of its subsidiary corporations (“Subsidiary Corporation”) within the meaning of Section 424(f) of the Internal Revenue Code (“the Code”).
     RECITALS:
     WHEREAS, pursuant to Section 2(c) of the Amended and Restated Executive Employment Agreement between Grantee and Company dated                     , the Company has agreed to grant to Grantee a certain award of cash subject to vesting upon the achievement of performance-based criteria established by the Compensation Committee of the Board of Directors and on the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual undertakings set forth in this Agreement, the Company and the Grantee agree as follows:
Section 1. Terms of Plan to Control
     This Agreement is subject to all the terms and conditions of the Company’s Amended and Restated 2004 Stock Incentive Plan (the “Plan”), as such terms and conditions may be applied without regard to the nature of the award granted. A copy of the Plan is available upon request. Capitalized terms used in this Agreement and not otherwise defined in the Agreement are defined in the Plan. In the event of a conflict between the Plan and this Agreement, the terms of the Plan shall control.
Section 2. Grant of Cash Award
     Subject to the restrictions and risk of forfeiture set forth in this Agreement, including without limitation the performance-based vesting provisions set forth in Section 3.1, and subject to adjustment in the amount of the award contemplated hereunder, the Company hereby grants to the Grantee a Cash Award in the amount of                                          dollars ($_________), which shall be subject to the withholding/deductions from compensation in accordance with the Company’s normal payroll practices.
Section 3. Restrictions
     3.1 The portion of the Cash Award awarded to Grantee hereunder will become vested (and thereby no longer subject to forfeiture hereunder) and will be delivered to Grantee, based on the Company’s ROIOC (as defined herein) performance in calendar year 2012. The ROIOC for 2012 will be calculated and certified in early 2013, with vesting (if any) to occur upon the Company’s official announcement of financial results for the fiscal year ending December 31,

2012. One hundred percent of the Original Grant will vest if the Company achieves 39.4% ROIOC in 2012. Fifty percent of the Original Grant will vest if the Company achieves 31.5% ROIOC in 2012. If the Company fails to achieve 31.5% ROIOC in 2012, the entire Cash Award granted hereunder shall be forfeited. If the Company achieves 47.3% ROIOC in 2012, Grantee shall be entitled to receive, and the Company shall issue and deliver to Grantee along with the fully vested portion of the Original Grant, an additional cash payment in the amount of                      dollars ($_________). No incremental adjustments to awards will be made for average ROIOC levels between the goals stated herein. Vesting at the above levels of ROIOC is not cumulative, i.e., vesting at a higher level ROIOC is in lieu of (and not in addition to) achievement of the lower level.
     3.2 The following terms shall have the following meaning when used herein:
a.	“ROIOC” for a fiscal year of the Company means Adjusted Operating EBITDA for such year divided by Invested Operating Capital for such year.

b.	“Invested Operating Capital” for a fiscal year of the Company is the sum of the following items from the consolidated year end balance sheet as shown on the Company’s audited financial statement for such year:
Accounts receivables, less allowances for doubtful accounts
Inventories
Net property, plant and equipment
Patents and trademarks included in intangibles
Other assets
Long term receivables
Less accounts payable
c.	“Adjusted Operating EBITDA” for a fiscal year of the Company is the sum of the following items from the consolidated year end statements of operations as shown on the Company’s audited financial statement for such year:
Net income (loss) from continuing operations
Interest expense
Net periodic postretirement benefits in excess of cash payments
Restructuring costs
LIFO
Minority interest
Severance accrual
Stock compensation expense
Provision for income tax
     3.3 The award percentages are based on projections as to the continued operation of the Company and its Subsidiary Corporations in their current ordinary course of business. The parties agree and acknowledge that Invested Operating Capital and Adjusted Operating EBITDA

may be recast by the Company to adjust for any unforeseen extraordinary circumstances that may occur, including, but not limited to, a change in accounting methods, the discontinued operations of a Subsidiary Corporation or a division, or the sale or acquisition of a business or brand.
     3.4 Notwithstanding anything in this Agreement to the contrary, all restrictions under this Section 3 on the Cash Award granted under this Agreement shall lapse upon the consummation of a Change in Control and payment of the full amount of the Cash Award shall be delivered to the Grantee or, in the event of his or her death, to his or her Designated Beneficiary or Beneficiaries as soon as practicable.
     3.5 The Grantee may designate a beneficiary or beneficiaries (“Designated Beneficiary or Beneficiaries”) on the Designated Beneficiary form attached to this Agreement to receive any vested portion of the Cash Award not previously paid under this Agreement upon the Grantee’s death. If the Grantee does not complete the Beneficiary Designation form, or the Designated Beneficiary or Beneficiaries has or have predeceased the Grantee or cannot be located, the vested portion of the Cash Award not previously paid shall be transferred in accordance with the Grantee’s will or, if the Grantee has no will, in accordance with the applicable state laws or descent and distribution.
Section 4. Termination of Employment
     4.1 All rights to the Cash Award, to the extent not previously forfeited or vested, shall be forfeited on the Grantee’s termination of employment with the Company or a Subsidiary Corporation.
     4.2 With respect to any portion of the Cash Award that has vested but has not been transferred to Grantee as of the last day of Grantee’s employment, the payment of any such vested portion shall be delivered to the Grantee as soon as practicable.
     4.3 If the Grantee dies while in the employ of the Company or a Subsidiary Corporation, or dies after his or her employment terminates but prior to the time any vested portion of the Cash Award is actually paid to him or her under Section 4.2, such unpaid portion of the Cash Award shall be transferred to his or her testamentary transferee at the time and in the manner described in Section 3.5.
     4.4 References herein to an individual’s employment shall include any and all periods during which such individual is considered an employee of the Company or a Subsidiary Corporation. The Grantee shall be deemed to have terminated employment when the Grantee completely ceases to be employed (within the meaning of the preceding sentence) by the Company and all of its Subsidiary Corporations. The Committee may in its discretion determine (a) whether any leave of absence constitutes a termination of employment within the meaning of this Agreement, and (b) the impact, if any, of any such leave of absence on the Cash Award granted under this Agreement.

Section 5. Non-Assignability
     No right granted to the Grantee under the Plan or this Agreement, except as otherwise provided in this Agreement, shall be assignable or transferable (whether by operation of law or otherwise and whether voluntarily or involuntarily), other than by will or by the laws of descent and distribution. During the life of the Grantee, all rights granted to the Grantee under the Plan or under this Agreement shall inure only by the Grantee.
Section 6. Withholding Taxes
     Whenever under the Plan and this Agreement any portion of a Cash Award is to be delivered, the Company shall be have the right to withhold an amount sufficient to satisfy all federal, state and other governmental withholding tax requirements related thereto.
Section 7. Right of Discharge Reserved
     Nothing in the Plan or in this Agreement shall confer upon the Grantee the right to continue in the employment, or service of the Company or any of its Subsidiary Corporations, or affect any right which the Company or any of its Subsidiary Corporations may have to terminate the employment or service of the Grantee. The parties agree and acknowledge that the Grantee is an at-will employee of the Company or Subsidiary Corporation. The Company and the Grantee retain the right to terminate such employment relationship at any time.
Section 8. Nature of Payments
     8.1 Any Cash Award delivered hereunder shall be in consideration of services performed by the Grantee for the Company or for its Subsidiary Corporations.
     8.2 Any Cash Award delivered hereunder shall constitute a special incentive payment to the Grantee. Such Cash Award shall not be taken into account in computing the amount of salary or compensation of the Grantee for the purposes of determining any pension, retirement, death or other benefits under (a) any 401(k), pension, retirement, profit-sharing, bonus, life insurance, disability or other benefit plan of the Company or any Subsidiary Corporation or (b) any agreement between the Company or any Subsidiary Corporation, on the one hand, and the Grantee, on the other hand, except as such plan or agreement shall otherwise expressly provide.
Section 9. Committee Determinations
     The Committee’s determinations under the Plan and this Agreement need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). All decisions, interpretations and determinations by the Committee with regard to any question or matter arising hereunder or under the Plan shall be conclusive and binding upon the Company and the Grantee and his or her transferees.
Section 10. Section Headings

     The Section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said sections.
Section 11. Notices
     Any notice to be given to the Company or the Committee hereunder shall be in writing and shall be addressed to the Secretary of the Company at Thermadyne Holdings Corporation, 16052 Swingley Ridge Court, Suite 300, Chesterfield, MO 63017, or at such other address as the Company may hereafter designate to the Grantee by notice as provided herein. Any notice to be given to the Grantee hereunder shall be addressed to the Grantee at the address set forth beneath his signature hereto, or at such other address as the Grantee may hereafter designate to the Company by notice as provided herein. Notices hereunder shall be deemed to have been duly given when personally delivered or mailed by registered or certified mail to the party entitled to receive the same.
Section 12. Successors and Assigns
     This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and, as contemplated in Section 4.3, the heirs and personal representatives of the Grantee.
Section 13. Other Payments or Awards
     Nothing contained in this Agreement shall be deemed in any way to limit or restrict the Company or any Subsidiary Corporations from making any award or payment to the Grantee under any other plan, arrangement or understanding, whether now existing or hereafter in effect.
Section 14. Governing Law and Venue
     This Agreement shall be governed by and construed in accordance with the laws of the state of Missouri despite any laws of that state that would apply the laws of a different state. In the event of litigation arising in connection with this Agreement and/or the Plan, the parties hereto agree to submit to the jurisdiction of state and Federal courts located in the state of Missouri.
Section 15. Severability
     If any term or provision of this Agreement, or the application of this Agreement to any person or circumstances, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, both parties intend for any court construing this Agreement to modify or limit that provision so as to render it valid and enforceable to the fullest extent allowed by law. Any provision that is not susceptible of reformation shall be ignored so as to not affect any other term or provision of this Agreement, and the remainder of this Agreement, or the application of that term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

Section 16. Entire Agreement; Modification
     The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained in this Agreement and may not be modified, except as provided in the Plan, as it may be amended from time to time in the manner provided in the Plan, or in this Agreement, as it may be amended from time to time by a written document signed by each of the parties to this Agreement. Any oral or written agreements, representations, warranties, written inducements or other communications with respect to the subject matter contained in this Agreement made before the signing of this Agreement shall be void and ineffective for all purposes.
Section 17. Authority to Receive Payments
     Any amount payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefore shall be deemed paid when paid to the conservator of such person’s estate or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, members of the Committee and the Board with respect thereto.
Section 18. Counterparts
     This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

THERMADYNE HOLDINGS CORPORATION		GRANTEE

By:
	Nick H. Varsam	Grantee’s Name:
	General Counsel & Secretary	Date of Signature:

Grantee’s Address:

2010 CASH AWARD AGREEMENT
THERMADYNE HOLDINGS CORPORATION
BENEFICIARY DESIGNATION
To the Secretary of Thermadyne Holdings Corporation (“Company”)
I hereby designate the following person, persons or entity as primary and secondary Designated Beneficiaries of rights that may be transferred under the Thermadyne Long Term Incentive Award program, the Thermadyne Holdings Corporation 2004 Stock Incentive Plan (the “Plan”) and the 2010 Cash Award Agreement (“Agreement”) between the Company and me dated March 9, 2010, upon my death:
Primary Beneficiary [include address and relationship]:
Secondary Beneficiary [include address and relationship]:
I RESERVE THE RIGHT TO REVOKE OR CHANGE ANY BENEFICIARY DESIGNATION. I HEREBY REVOKE ALL PRIOR DESIGNATIONS (IF ANY) OF BENEFICIARIES AND SECONDARY BENEFICIARIES.
The Company shall cause any vested portion of the Grant Award not previously paid to be transferred by reason of my death pursuant to the Agreement to the Primary Beneficiary, if he, she or it survives me, and if no Primary Designated Beneficiary shall survive me, then to my secondary Designated Beneficiary. If no named Designated Beneficiary survives me, then all such amount shall be transferred in accordance with the terms of the Agreement.

Date of this Designation	Signature of Participant
NOTE: Unless provided otherwise in this Beneficiary Designation, the Company shall transfer any vested portion of the Grant Award not previously paid to be transferred to more than one Designated Beneficiary equally to the living Designated Beneficiaries.

EXHIBIT 31.1
CERTIFICATIONS
I, Martin Quinn, certify that:
1.	I have reviewed this quarterly report on Form 10-Q of Thermadyne Holdings Corporation;
2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.	Based on my knowledge, the financial statements, and other financial information included in the report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in the report;
4.	The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrants fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

	By:	/s/ Martin Quinn
Martin Quinn
Date: April 27, 2010		President (Principal Executive Officer)

EXHIBIT 31.2
CERTIFICATIONS
I, Steven A. Schumm, certify that:
1.	I have reviewed this quarterly report on Form 10-Q of Thermadyne Holdings Corporation;
2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.	Based on my knowledge, the financial statements, and other financial information included in the report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in the report;
4.	The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation;

d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrants fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

	By:	/s/ Steven A. Schumm
Steven A. Schumm
Date: April 27, 2010		Executive Vice President, Chief Financial and Administrative Officer (Principal Financial and Accounting Officer)

EXHIBIT 32.1
CERTIFICATION
PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED BY SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
     I, Martin Quinn, as President and Principal Executive Officer of Thermadyne Holdings Corporation (the “Company”) certify, pursuant to 18 U.S.C. § 1350, as adopted by Section 906 of the Sarbanes-Oxley Act of 2002, that to my knowledge:
     (1) the accompanying Form 10-Q for the period ended March 31, 2010 as filed with the U.S. Securities and Exchange Commission (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and
     (2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

	By:	/s/ Martin Quinn
Martin Quinn
Date: April 27, 2010		President (Principal Executive Officer)

EXHIBIT 32.2
CERTIFICATION
PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED BY SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
     I, Steven A. Schumm, as Chief Financial Officer and Principal Financial Officer of Thermadyne Holdings Corporation (the “Company”) certify, pursuant to 18 U.S.C. § 1350, as adopted by Section 906 of the Sarbanes-Oxley Act of 2002, that to my knowledge:
     (1) the accompanying Form 10-Q for the period ended March 31, 2010 as filed with the U.S. Securities and Exchange Commission (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and
     (2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

	By:	/s/ Steven A. Schumm
Steven A. Schumm
Date: April 27, 2010		Executive Vice President, Chief Financial and Administrative Officer (Principal Financial and Accounting Officer)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-Q
(Mark One)

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended June 30, 2010
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                      to
Commission file number 001-13023
Thermadyne Holdings Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	74-2482571 (I.R.S. Employer Identification No.)

16052 Swingley Ridge Road, Suite 300, Chesterfield, MO (Address of Principal Executive Offices)	63017 (Zip Code)
Registrant’s Telephone Number, Including Area Code (636) 728-3000
Indicate by checkmark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes ☑ No ☐
Indicate by checkmark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).
Yes ☐ No ☑
Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
Indicate by checkmark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
Yes ☐ No ☑
The number of shares outstanding of the issuer’s common stock, par value $0.01 per share, on July 27, 2010 was 13,549,841.

THERMADYNE HOLDINGS CORPORATION

2

PART I. FINANCIAL INFORMATION
Item 1.
THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30,	December 31,
	2010	2009
	(unaudited)
Current Assets:
Cash and cash equivalents	$12,908	$14,886
Accounts receivable, less allowance for doubtful accounts of $500 and $400, respectively	64,938	56,589
Inventories	80,368	74,381
Prepaid expenses and other	8,964	9,255
Deferred tax assets	3,008	3,008

Total current assets	170,186	158,119

Property, plant and equipment, net of accumulated depreciation of $58,075 and $55,082, respectively	45,887	46,687
Goodwill	186,334	187,818
Intangibles, net	57,347	58,451
Other assets	3,072	3,870

Total assets	$462,826	$454,945

Current Liabilities:
Working capital facility	$9,662	$9,643
Current maturities of long-term obligations	3,080	8,915
Accounts payable	32,894	9,598
Accrued and other liabilities	30,990	23,119
Accrued interest	8,345	7,608
Income taxes payable	2,695	705
Deferred tax liabilities	2,793	2,793

Total current liabilities	90,459	62,381

Long-term obligations, less current maturities	179,933	198,466
Deferred tax liabilities	49,059	52,835
Other long-term liabilities	12,629	13,471
Stockholders’ equity:
Common stock, $0.01 par value:
Authorized — 25,000,000 shares
Issued and outstanding — 13,546,797 shares at June 30, 2010 and 13,539,998 shares at December 31, 2009	135	135
Additional paid-in capital	189,085	188,791
Accumulated deficit	(60,196)	(65,063)
Accumulated other comprehensive income	1,722	3,929

Total shareholders’ equity	130,746	127,792

Total liabilities and shareholders’ equity	$462,826	$454,945

See accompanying notes to condensed consolidated financial statements.

3

THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net sales	$108,596	$84,805	$205,213	$168,116
Cost of goods sold	71,365	59,860	135,597	121,811

Gross margin	37,231	24,945	69,616	46,305

Selling, general and administrative expenses	25,082	18,268	46,849	37,710
Amortization of intangibles	680	672	1,357	1,343

Operating income	11,469	6,005	21,410	7,252

Other income (expenses):
Interest, net	(5,939)	(4,911)	(12,275)	(9,544)
Amortization of deferred financing costs	(251)	(237)	(515)	(473)
Loss on debt extinguishment	(1,867)	—	(1,867)	—

Income (loss) from continuing operations before income tax provision and discontinued operations	3,412	857	6,753	(2,765)
Income tax provision (benefit)	841	275	1,886	(851)

Net income (loss) from continuing operations	$2,571	$582	$4,867	$(1,914)

Income from discontinued operations, net of tax	—	1,933	—	1,933

Net income	$2,571	$2,515	$4,867	$19

Basic and Diluted income (loss) per share
Continuing operations	$0.19	$0.04	$0.36	$(0.14)
Discontinued operations	—	0.14	—	0.14

Net income	$0.19	$0.18	$0.36	$—

See accompanying notes to condensed consolidated financial statements.

4

THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2010	2009
Cash flows from continuing operations:
Cash flows from operating activities:
Net income	$4,867	$19
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Income from discontinued operations	—	(1,933)
Depreciation and amortization	6,831	6,203
Deferred income taxes	(2,268)	(1,893)
Stock compensation expense	248	(668)
Net periodic post-retirement benefits	348	9
Loss on debt extinguishment	1,867	—
Changes in operating assets and liabilities:
Accounts receivable	(9,493)	18,034
Inventories	(6,834)	21,861
Prepaids	320	1,283
Accounts payable	23,426	(9,809)
Accrued and other liabilities	8,183	(9,088)
Accrued interest	737	695
Accrued taxes	2,093	(2,937)
Other long-term liabilities	(970)	(513)
Other, net	(510)	—

Net cash provided by operating activities	28,845	21,263

Cash flows from investing activities:
Capital expenditures	(4,474)	(3,973)
Other	(253)	(134)

Net cash used in investing activities	(4,727)	(4,107)

Cash flows from financing activities:
Borrowings under Working Capital Facility	1,161	8,923
Repayments of Working Capital Facility	(1,142)	(29,388)
Borrowings under Second-Lien Facility and other	—	75
Repayments of Second-Lien Facility and other	(25,731)	(235)
Exercise of employee stock purchases and stock options	46	64
Advances from (to) discontinued operations	—	1,933
Termination payment from derivative counterparty	—	2,313
Other, net	—	(600)

Net cash used in financing activities	(25,666)	(16,915)

Effect of exchange rate changes on cash and cash equivalents	(430)	905

Net cash provided by (used in) continuing operations	(1,978)	1,146

Net cash used in discontinued operations	—	(368)

Total increase (decrease) in cash and cash equivalents	(1,978)	778
Total cash and cash equivalents beginning of period	14,886	12,501

Total cash and cash equivalents end of period	$12,908	$13,279

Income taxes paid	$2,252	$3,888

Interest paid	$11,405	$9,800

See accompanying notes to condensed consolidated financial statements.
Stock compensation expense was reclassified from financing activities to operating activities for both periods shown.

5

THERMADYNE HOLDINGS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(Dollars in thousands, except share data)
1. Organization and Basis of Presentation
Thermadyne Holdings Corporation (“Thermadyne” or the “Company”), a Delaware corporation, is a global designer and manufacturer of cutting and welding products, including equipment, accessories and consumables.
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included in these condensed consolidated financial statements. The combined results of operations of the Company for the six months ended June 30, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s annual report on Form 10-K for the year ended December 31, 2009.
The preparation of financial statements requires the use of estimates and assumptions that affect the amounts reported in Thermadyne’s condensed consolidated financial statements and accompanying notes. Actual results could differ from these estimates.
2. Significant Accounting Policies
Product Warranty Programs
Various products are sold with product warranty programs. Provisions for warranty programs are made based on historical experience as the products are sold and such provisions are adjusted periodically based on current estimates of anticipated warranty costs. The following table provides the activity in the warranty accrual for the three and six months ended June 30, 2010 and 2009:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Balance at beginning of period	$2,400	$2,709	$2,300	$2,961
Charged to expenses	1,200	672	2,091	1,404
Warranty payments	(980)	(722)	(1,771)	(1,706)

Balance at end of period	$2,620	$2,659	$2,620	$2,659

     Fair Value
The carrying values of the obligation outstanding under the Working Capital Facility approximates fair value because the obligation has varying interest charges based on current market rates and was recently renegotiated. The Company’s Senior Subordinated Notes traded at 102.6% and 95% at June 30, 2010, and December 31, 2009, respectively, based on available market information.
     Recent Accounting Pronouncements
The Company has determined that all recently issued accounting pronouncements will not have a material impact on its consolidated financial position, results of operations and cash flows, or do not apply to its operations.

6

3. Discontinued Operations
On December 30, 2006, the Company committed to a plan to sell its South Africa operations. On February 5, 2007, the Company entered into an agreement to sell the South African subsidiaries. A loss of $9,200 (net of $6,300 of tax) was recorded in 2006 as a component of discontinued operations. The sale closed on May 25, 2007 with $13,800 net cash received at closing along with a note due in May 2010 in the amount of 30,000 South African Rand and bearing 14% interest payable. In April 2009, the note was settled and the Company recorded a gain of $1,933 in discontinued operations. The Company also recorded $522 of interest income in continuing operations related to this transaction.
4. Inventories
The composition of inventories was as follows:

	June 30,	December 31,
	2010	2009
Raw materials and component parts	$29,742	$25,410
Work-in-process	3,607	4,216
Finished goods	55,650	53,272

	89,000	82,898
LIFO reserve	(8,632)	(8,517)

	$80,368	$74,381

5. Intangible Assets
The composition of intangibles was as follows:

	June 30,	December 31,
	2010	2009
Goodwill	$186,334	$187,818
Patents and customer relationships	42,994	42,741
Trademarks	33,403	33,403

	262,731	263,962
Accumulated amortization of patents and customer relationships	(19,050)	(17,693)

	$243,681	$246,269

Amortization of patents and customer relationships amounted to $680 and $1,357 for the three and six month periods ended June 30, 2010, respectively, and to $672 and $1,343 for the three and six month periods ended June 30, 2009.
Goodwill and trademarks are tested for impairment annually, as of October 1st, or more frequently if events occur or circumstances change that would, more likely than not, reduce the fair value of the reporting unit below its carrying value. The impairment analysis is performed on a consolidated enterprise level based on one reporting unit. The annual impairment analysis was completed in the fourth quarter, and no adjustment to the carrying value of goodwill was deemed necessary as of October 1, 2009. As of June 30, 2010, the Company considered possible impairment triggering events since the impairment test date, including its market capitalization relative to the carrying value of its net assets, as well as other relevant factors, and concluded that no triggering events or goodwill impairment were indicated at that date.

7

The change in the carrying amount of goodwill during the six-month period was as follows:

Carrying Amount
of Goodwill
Balance as of January 1, 2010	$187,818
Foreign currency translation	(1,484)

Balance as of June 30, 2010	$186,334

6. Debt and Capital Lease Obligations
The composition of debt and capital lease obligations was as follows:

	June 30,	December 31,
	2010	2009
Working Capital Facility	$9,662	$9,643
Second Lien Facility	—	25,000
Issuance discount on Second Lien Facility	—	(1,703)
Senior Subordinated Notes, due February 1, 2014, 9 1/4% interest payable semiannually on February 1 and August 1	172,327	172,327
Capital leases	9,029	9,869
Other	1,657	1,888

	192,675	217,024

Current maturities and working capital facility	(12,742)	(18,558)

	$179,933	$198,466

     Working Capital Facility
Certain subsidiaries of the Company are borrowers under the Third Amended and Restated Credit Agreement dated June 29, 2007 as amended (the “Credit Agreement”), with General Electric Capital Corporation as agent and lender. The Credit Agreement: (i) matures on June 29, 2012; (ii) provides a revolving credit commitment of up to $70,000 (the “Working Capital Facility”), which includes (a) an asset based facility and (b) an amortizing $10,000 property, plant and equipment facility; (iii) provides for interest rate percentages applicable to the asset base; (iv) limits the senior leverage ratio to 2.75; (v) provides for an interest rate of 90-day LIBOR plus 4.00%; (vi) includes a prepayment fee of 1% if the Facility is terminated; and (vii) includes a minimum fixed charge coverage ratio of 1.10 measured quarterly. With respect to the quarters ending March 31, 2010 and June 30, 2010, the calculation is based on the results for the six months and nine months periods ending on such dates, respectively. The calculation for quarters ending September 30, 2010 and thereafter is based on the twelve month periods then ending. Borrowings under the Working Capital Facility may not exceed 85% of eligible receivables plus the lesser of (i) 85% of the net orderly liquidation value of eligible inventories or (ii) 65% of the book value of eligible inventories less customary reserves, plus machinery at appraised value not to exceed $10,000.
At June 30, 2010, $3,878 of letters of credit were outstanding under the Credit Agreement. Unused availability, net of these letters of credit, was $39,880 under the Working Capital Facility.
Second Lien Agreement
Under the 2009 Amended and Restated Second Lien Credit Agreement, as amended (the “Second Lien Agreement”), the Company borrowed $25,000 with a maturity date of November 30, 2012. During the quarter, the Company voluntarily prepaid the $25,000 principal balance outstanding, plus accrued and unpaid interest on such amount as of June 30, 2010. The outstanding principal amount bore interest at 12% per annum and would have been

8

due November 30, 2012. As a result of the prepayment, the Second Lien Agreement has terminated and liens on the property and assets of the Company and its subsidiaries thereunder have been released. The Company recorded a loss on debt extinguishment related to these prepayments in the amount of $1,867, consisting of a $1,494 write off of unamortized original issue discount, $284 write off of unamortized deferred financing fees, and prepayment fees of $89.
Senior Subordinated Notes
The Company is the issuer of 9.25% Senior Subordinated Notes due in 2014 (the “Senior Subordinated Notes”) with an aggregate principal outstanding of $172,327. The Senior Subordinated Notes are unsecured senior subordinated obligations and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Indenture). Interest accrues at the rate of 9.25% per annum and is payable semi-annually in arrears on February 1 and August 1 of each year. An additional Special Interest is payable semi-annually and accrues at a rate subject to adjustment based on the consolidated leverage ratio which is calculated each calendar quarter. The Special Interest accrual rate through June 30, 2010 is 2.25% with 1.25% effective for the calendar quarter beginning July 1, 2010 and 0.75% effective for the calendar quarter beginning October 1, 2010.
The Senior Subordinated Notes contain customary covenants and events of default, including covenants that limit the Company’s ability to incur debt, pay dividends and make certain investments. Subject to certain conditions we must annually use our “Excess Cash Flow” (as defined in the Indenture) either to make permanent repayments of our senior debt or to extend a repurchase offer to the holders of the Senior Subordinated Notes pursuant to which we will offer to repurchase outstanding Senior Subordinated Notes at a purchase price of 101% of their principal amount. The debt repayment obligation from the “Excess Cash Flow” amount for 2009 was $6,000 and was paid on April 1, 2010 through a repayment of Second Lien borrowings.
Parent Company Financial Information
Borrowings under the Company’s financing agreements are the obligations of Thermadyne Industries, Inc. (“Industries”), the Company’s principal operating subsidiary, and certain of Industries’ subsidiaries. Certain borrowing agreements contain restrictions on the ability of the subsidiaries to dividend cash and other assets to the parent company, Thermadyne Holdings Corporation. At June 30, 2010 and December 31, 2009, the primary asset carried on the parent company books of Thermadyne Holdings Corporation was its investment in its operating subsidiaries and the primary liability was the $172,327 of Senior Subordinated Notes. As a result of the limited assets and liabilities at the parent company level, separate financial statements have not been presented for Thermadyne Holdings Corporation except as shown in Note 16, Condensed Consolidating Financial Statements.
Covenant Compliance
At June 30, 2010, the Company was in compliance with its financial covenants. Failure to comply with our financial covenants in future periods would result in defaults under our credit agreements unless covenants are further amended or waived. The most restrictive financial covenant is the “fixed charge coverage” covenant under our Working Capital Facility which requires EBITDA, as defined in the Amended GE Credit Agreement, to be at least 1.10 of Fixed Charges, as defined. A default of the financial covenants under the Working Capital Facility would constitute a default under the Senior Subordinated Notes.
7. Derivative Instruments
In February 2004, the Company entered into an interest rate swap arrangement to convert a portion of the fixed rate exposure on its Senior Subordinated Notes to variable rates. On February 1, 2009, the swap arrangement was terminated by the counterparty pursuant to terms of the arrangement and a $3,000 payment was received by the Company in conjunction with this termination and is being amortized as a reduction of interest expense over the remaining term of the Notes.

9

8. Comprehensive Income
Comprehensive income for the three and six months ended June 30, 2010 and 2009 was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net income	$2,571	$2,515	$4,867	$19
Cumulative foreign currency translation gains (losses), net of tax	(2,878)	5,529	(2,378)	4,244
Pension and post-retirement liabilities	99	60	171	132

Comprehensive income (loss)	$(208)	$8,104	$2,660	$4,395

9. Income Taxes
The Company accounts for income taxes by recognizing deferred tax assets and liabilities using enacted tax rates for the effect of temporary differences between the financial reporting and tax bases of recorded assets and liabilities. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion of or all of the deferred tax asset will not be realized.
The Company adopted ASC Topic 805, “Business Combinations” effective January 1, 2009. Among other matters, this establishes that the benefit of net operating loss carryovers reduce current year income tax expense as the carryovers are utilized. In 2008 and prior, the tax benefit from net operating loss carryovers from periods prior to emergence from bankruptcy did not reduce the Company’s current year provision for taxes, but instead adjusted the goodwill amount.
At the beginning of 2010, the Company had approximately $150,000 in U.S. net operating losses. For 2010, the Company’s management estimates that actual cash income tax payments will, as in prior years, primarily relate to state and foreign taxes due to the use of net operating loss carryovers to offset U.S. taxable income.
10. Contingencies
The Company and certain of its wholly owned subsidiaries are defendants in various legal actions, primarily related to welding fumes and other product liability claims. While there is uncertainty relating to any litigation, management is of the opinion that the outcome of this litigation will not have a material adverse effect on the Company’s financial condition or results of operations.
The Company is party to certain environmental matters. Any related obligations are not expected to have a material adverse effect on the Company’s financial condition or results of operations.
The Company has initiated a comprehensive review of its compliance with foreign and U.S. duties requirements in light of the assessments by a foreign jurisdiction in the third quarter of 2009. It is premature to assess the ultimate resolution of the compliance review but management believes it will not have a material adverse effect on the Company’s business or financial condition.
All other legal proceedings and actions involving the Company are of an ordinary and routine nature and are incidental to the operations of the Company. Management believes that such proceedings should not, individually or in the aggregate, have a material adverse effect on the Company’s financial condition or on the results of operations.
11. Stock Options and Stock-Based Compensation
The Company utilizes the modified prospective method of accounting for stock compensation, and accordingly recognizes compensation cost for all share-based payments, which consist of stock options and restricted stock, granted after January 1, 2006. Stock compensation cost included in selling, general and administrative expense was $231 of expense for the three months ended June 30, 2010. For the three months ended June 30, 2009, stock compensation cost was a net credit of $66 resulting from the reversal of prior performance-based accruals offset

10

partially by $61 of charges. Stock compensation cost included in selling, general and administrative expense was $248 of expense for the six months ended June 30, 2010. For the six months ended June 30, 2009, stock compensation expense was a net credit of $668 reflecting the reversal of prior performance-based accruals and stock compensation charges of $205.
The fair value of the restricted stock awards is estimated as the closing price of the stock on the date of the awards. The estimated fair value of stock option grants is computed using the Black-Scholes-Merton option-pricing model. Expected volatility is based on historical periods generally commensurate with the expected life of options. The expected life is based on historical experience. Stock option expense is recognized in the consolidated condensed statements of operations ratably over the vesting period based on the number of options that are expected to ultimately vest.
Under the 2004 Non-Employee Directors Stock Option Plan, the Amended and Restated 2004 Stock Incentive Plan, and other specific agreements, 1,135,437 options to purchase shares were issued and outstanding as of June 30, 2010. In addition, as of June 30, 2010, 430,050 restricted shares were outstanding, of which 333,188 shares have vesting determined in 2010, 2011, 2012 and 2013 based on performance targets related to return on invested operating capital with the remaining 96,862 shares vesting ratably over the three years ending June 2013.
The Company granted 203,373 stock options and 117,278 restricted shares in the six month periods ended June 30, 2010 to various salaried employees. All of the option shares and 96,862 restricted shares are time-based and will vest ratably over three years beginning on the first anniversary of the grant date. The remaining 20,416 restricted shares will vest if established performance targets related to return on invested operating capital are achieved for the 5 year periods ending December 31, 2013.
Non-qualified options for 732 shares were exercised in the six month periods ended June 30, 2010. The fair value of options vested during the six month period ended June 30, 2010 was $1.40.
At June 30, 2010, the total stock-based compensation cost related to non-vested awards not yet recognized is approximately $1,997 and the weighted average period over which this amount is expected to be recognized is approximately 2.3 years.
In summary, changes in stock options during the six months ended June 30, 2010 were as follows:

			Weighted-
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
Total Employee and Director Stock Options	Shares	Price	Term	Value
Options outstanding at January 1, 2010	1,190,578	$12.72
Granted	203,373	$7.79
Exercised	(732)	$4.98
Forfeited or expired	(257,782)	$14.59

Options outstanding at June 30, 2010	1,135,437	$11.41	5.2	$1,235

Vested options exercisable at June 30, 2010	653,353	$12.86	4.5	$213

Non-Vested Stock Options
Non-vested options outstanding at January 1, 2010	538,604
Granted	203,373
Vested	(22,677)
Forfeited or expired	(237,216)

Non-vested options outstanding at June 30, 2010	482,084	$9.45	6.7	$1,022

11

12. Earnings (Loss) Per Share
The calculation of net income (loss) per share follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Numerator:
Income (loss) applicable to common shares
Continuing operations	$2,571	$582	$4,867	$(1,914)
Discontinued operations	$—	$1,933	$—	$1,933

Net income	$2,571	$2,515	$4,867	$19

Denominator:
Weighted average shares for basic earnings per share	13,546,309	13,527,105	13,544,579	13,520,168
Dilutive effect of stock options and restrictive shares	191,926	94,723	125,416	58,381

Weighted average shares for diluted earnings per share	13,738,235	13,621,828	13,669,994	13,578,549

Basic and diluted income (loss) per share amounts:
Continuing operations	$0.19	$0.04	$0.36	$(0.14)
Discontinued operations	$—	$0.14	$—	$0.14

Net income per share	$0.19	$0.18	$0.36	$—

The calculation of weighted average shares for the three and six months ended June 30, 2010 excludes common shares of 1.4 million and 1.5 million stock options and restricted stock, respectively, because their effect was considered to be antidilutive or performance conditions had not been satisfied. The calculation of weighted average shares for the three and six months ended June 30, 2009 excludes common shares of 1.5 million and 1.5 million stock options and restricted stock, respectively, for reasons noted above.
13. Employee Benefit Plans
Net periodic pension and other postretirement benefit costs include the following components:

	Pension Benefits		Other Postretirement Benefits
	Three Months Ended June 30,		Three Months Ended June 30,
	2010	2009	2010	2009
Components of the net periodic benefit cost:
Interest Cost	$318	$321	$—	$5
Expected return on plan assets	(279)	(235)	—	—
Recognized (gain) loss	146	161	(36)	—

Net periodic benefit cost	$185	$247	$(36)	$5

	Pension Benefits		Other Postretirement Benefits
	Six Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Components of the net periodic benefit cost:
Interest Cost	$636	$642	$—	$9
Expected return on plan assets	(558)	(470)	—	—
Recognized (gain) loss	292	322	(72)	—

Net periodic benefit cost	$370	$494	$(72)	$9

12

14. Segment Information
The Company’s continuing operations are comprised of several product lines manufactured and sold in various geographic locations. The market channels and end users for products are similar. The production processes are shared across the majority of the products. Management evaluates performance and allocates resources on a combined basis and not as separate business units or profit centers. Accordingly, management has concluded the Company operates in one reportable segment.
Geographic Information
The reportable geographic regions are the Americas (United States, Canada, Mexico, Latin America and South America), Europe/Middle East and Asia-Pacific. The following tables provide summarized financial information concerning the Company’s geographic segments:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net Sales:
Americas	$73,865	$58,348	$141,185	$119,057
Asia-Pacific	28,451	21,269	51,786	37,572
Europe/ Middle East	6,280	5,188	12,242	11,487

Total	$108,596	$84,805	$205,213	$168,116

For all periods shown, U.S. sales comprised approximately 80% of Americas sales, while Australia sales comprised approximately 80% of Asia Pacific sales.

	June 30,	December 31,
	2010	2009
Identifiable Assets (excluding working capital and intangibles):

Americas	$39,445	$40,365
Asia-Pacific	7,786	8,043
Europe/Middle East	1,421	1,844

	$48,652	$50,252

Product Line Information
The Company sells a variety of products, substantially all of which are used by manufacturing, construction and foundry operations to cut, join and reinforce steel, aluminum and other metals in various applications including construction, oil, gas rig and pipeline construction, repair and maintenance of manufacturing equipment, and shipbuilding. The following table shows sales for each of the product lines:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net sales:
Gas equipment	$40,173	$29,028	$75,015	$58,500
Filler metals including hardfacing	21,853	19,626	43,141	38,522
Arc accessories including torches, related consumable parts and accessories	18,601	14,656	34,359	29,963
Plasma power supplies, torches and related consumable parts	16,913	12,801	32,141	25,831
Welding equipment	11,056	8,694	20,557	15,300

	$108,596	$84,805	$205,213	$168,116

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15. Restructuring and Other Charges
In the first quarter of 2009, the Company offered a voluntary retirement program in which approximately 50 employees elected to participate, reducing annual compensation and benefit costs by approximately $3,100. The Company accrued restructuring charges of $1,300 in separation pay and COBRA benefits payable under the program. The amounts were substantially paid through August 2009.
16. Condensed Consolidating Financial Statements
Certain of the Company’s wholly owned subsidiaries (“Guarantor Subsidiaries”) fully and unconditionally provided guarantees under the Company’s various borrowing arrangements and are jointly and severally liable for certain payments under these agreements. Each of the Guarantor Subsidiaries is wholly owned by the Company.
The following financial information as of June 30, 2010, December 31, 2009, and June 30, 2009 presents guarantors and non-guarantors, in accordance with Rule 3-10 of Regulation S-X. The condensed consolidating financial information includes the accounts of the Company, which has no independent assets or operations, the combined accounts of the Guarantor Subsidiaries and the combined accounts of the non-guarantor subsidiaries for the periods indicated. Separate financial statements of each of the Guarantor Subsidiaries are not presented because management has determined such information is not material in assessing the financial condition, cash flows or results of operations of the Company and its subsidiaries. This information was prepared on the same basis as the consolidated financial statements.

14

THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATING BALANCE SHEET
JUNE 30, 2010
(unaudited)
(In thousands)

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$—	$9,633	$3,275	$—	$12,908
Accounts receivable, net	—	57,780	7,158	—	64,938
Inventories	—	71,745	8,623	—	80,368
Prepaid expenses and other	—	6,803	2,161	—	8,964
Deferred tax assets	—	3,008	—	—	3,008

Total current assets	—	148,969	21,217	—	170,186
Property, plant and equipment, net	—	42,769	3,118	—	45,887
Goodwill	—	186,334	—	—	186,334
Intangibles, net	—	50,490	6,857	—	57,347
Other assets	1,771	5,525	—	(4,224)	3,072
Investment in and advances to subsidiaries	240,716	—	—	(240,716)	—

Total assets	$242,487	$434,087	$31,192	$(244,940)	$462,826

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Working capital facility	$—	$9,662	$—	$—	$9,662
Current maturities of long-term obligations	463	2,415	202	—	3,080
Accounts payable	—	27,581	5,313	—	32,894
Accrued and other liabilities	—	27,585	3,405	—	30,990
Accrued interest	8,257	88	—	—	8,345
Income taxes payable	—	2,583	112	—	2,695
Deferred tax liabilities	—	2,793	—	—	2,793

Total current liabilities	8,720	72,707	9,032	—	90,459
Long-term obligations, less current maturities	172,327	7,212	394	—	179,933
Deferred tax liabilities	—	49,059	—	—	49,059
Other long-term liabilities	1,195	10,870	564	—	12,629
Shareholders’ equity (deficit):
Common stock	135	—	—	—	135
Additional paid-in-capital	189,085	—	—	—	189,085
Accumulated deficit	(60,196)	68,768	(66,215)	(2,553)	(60,196)
Accumulated other comprehensive income (loss)	1,722	(30,439)	(9,207)	39,646	1,722

Total shareholders’ equity (deficit)	130,746	38,329	(75,422)	37,093	130,746
Net equity (deficit) and advances to / from subsidiaries	(70,501)	255,910	96,624	(282,033)	—

Total liabilities and shareholders’ equity (deficit)	$242,487	$434,087	$31,192	$(244,940)	$462,826

15

THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2009
(In thousands)

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$—	$11,740	$3,146	$—	$14,886
Accounts receivable, net	—	50,422	6,167	—	56,589
Inventories	—	66,205	8,176	—	74,381
Prepaid expenses and other	—	7,714	1,541	—	9,255
Deferred tax assets	—	3,008	—	—	3,008

Total current assets	—	139,089	19,030	—	158,119
Property, plant and equipment, net	—	43,233	3,454	—	46,687
Goodwill	—	187,818	—	—	187,818
Intangibles, net	—	50,737	7,714	—	58,451
Other assets	2,019	1,851	—	—	3,870
Investment in and advances to subsidiaries	225,881	—	—	(225,881)	—

Total assets	$227,900	$422,728	$30,198	$(225,881)	$454,945

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Working capital facility	$—	$9,643	$—	$—	$9,643
Current maturities of long-term obligations	463	8,239	213	—	8,915
Accounts payable	—	6,953	2,645	—	9,598
Accrued and other liabilities	—	19,275	3,844	—	23,119
Accrued interest	7,527	81	—	—	7,608
Income taxes payable	—	896	(191)	—	705
Deferred tax liabilities	—	2,793	—	—	2,793

Total current liabilities	7,990	47,880	6,511	—	62,381
Long-term obligations, less current maturities	172,327	25,569	570	—	198,466
Deferred tax liabilities	—	52,835	—	—	52,835
Other long-term liabilities	1,426	11,430	615	—	13,471
Shareholders’ equity (deficit):
Common stock	135	—	—	—	135
Additional paid-in-capital	188,791	—	—	—	188,791
Accumulated deficit	(65,062)	54,870	(67,783)	12,912	(65,063)
Accumulated other comprehensive income (loss)	3,929	(22,636)	(6,312)	28,948	3,929

Total shareholders’ equity (deficit)	127,793	32,234	(74,095)	41,860	127,792
Net equity (deficit) and advances to / from subsidiaries	(81,636)	252,780	96,597	(267,741)	—

Total liabilities and shareholders’ equity (deficit)	$227,900	$422,728	$30,198	$(225,881)	$454,945

16

THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
THREE MONTHS ENDED JUNE 30, 2010
(unaudited)
(In thousands)

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated
Net sales	$—	$117,738	$10,902	$(20,044)	$108,596
Cost of goods sold	—	83,854	7,419	(19,908)	71,365

Gross margin	—	33,884	3,483	(136)	37,231

Selling, general and administrative expenses	231	23,164	1,687	—	25,082
Amortization of intangibles	—	680	—	—	680

Operating income (loss)	(231)	10,040	1,796	(136)	11,469

Other income (expenses):
Interest, net	(4,839)	(1,090)	(10)	—	(5,939)
Amortization of deferred financing costs	(124)	(127)	—	—	(251)
Equity in net income (loss) of subsidiaries	7,765	—	—	(7,765)	—
Loss on debt extinguishment	—	(1,867)	—	—	(1,867)

Income (loss) from continuing operations before income tax provision	2,571	6,956	1,786	(7,901)	3,412

Income tax provision	—	393	448	—	841

Net income (loss)	$2,571	$6,563	$1,338	$(7,901)	$2,571

17

THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2010
(unaudited)
(In thousands)

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated
Net sales	$—	$223,956	$19,864	$(38,607)	$205,213
Cost of goods sold	—	160,064	13,778	(38,245)	135,597

Gross margin	—	63,892	6,086	(362)	69,616

Selling, general and administrative expenses	248	42,789	3,812	—	46,849
Amortization of intangibles	—	1,357	—	—	1,357

Operating income (loss)	(248)	19,746	2,274	(362)	21,410

Other income (expense):
Interest, net	(9,741)	(2,489)	(45)	—	(12,275)
Amortization of deferred financing costs	(247)	(268)	—	—	(515)
Equity in net income (loss) of subsidiaries	15,103	—	—	(15,103)	—
Loss on debt extinguishment	—	(1,867)	—	—	(1,867)

Income (loss) from continuing operations before income tax provision	4,867	15,122	2,229	(15,465)	6,753

Income tax provision	—	1,224	662	—	1,886

Net income (loss)	$4,867	$13,898	$1,567	$(15,465)	$4,867

18

THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
THREE MONTHS ENDED JUNE 30, 2009
(unaudited)
(In thousands)

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated
Net sales	$—	$92,513	$7,220	$(14,928)	$84,805
Cost of goods sold	—	69,223	5,707	(15,070)	59,860

Gross margin	—	23,290	1,513	142	24,945

Selling, general and administrative expenses	(66)	16,659	1,675	—	18,268
Amortization of intangibles	—	673	(1)	—	672

Operating income (loss)	66	5,958	(161)	142	6,005

Other income (expenses):
Interest, net	(4,259)	(636)	(16)	—	(4,911)
Amortization of deferred financing costs	(125)	(112)	—	—	(237)
Equity in net income (loss) of subsidiaries	6,833	—	—	(6,833)	—

Income (loss) from continuing operations before income tax provision and discontinued operations	2,515	5,210	(177)	(6,691)	857

Income tax provision	—	201	74	—	275

Income (loss) from continuing operations	2,515	5,009	(251)	(6,691)	582

Loss from discontinued operations, net of tax	—	—	1,933	—	1,933

Net income (loss)	$2,515	$5,009	$1,682	$(6,691)	$2,515

19

THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2009
(unaudited)
(In thousands)

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated
Net sales	$—	$182,538	$12,817	$(27,239)	$168,116
Cost of goods sold	—	138,869	10,290	(27,348)	121,811

Gross margin	—	43,669	2,527	109	46,305

Selling, general and administrative expenses	(668)	35,418	2,960	—	37,710
Amortization of intangibles	—	1,344	(1)	—	1,343

Operating income (loss)	668	6,907	(432)	109	7,252

Other income (expense):
Interest, net	(8,242)	(1,274)	(28)	—	(9,544)
Amortization of deferred financing costs	(250)	(223)	—	—	(473)
Equity in net income (loss) of subsidiaries	7,843	—	—	(7,843)	—

Income (loss) from continuing operations before income tax provision and discontinued operations	19	5,410	(460)	(7,734)	(2,765)

Income tax provision	—	(1,041)	190	—	(851)

Income (loss) from continuing operations	19	6,451	(650)	(7,734)	(1,914)

Loss from discontinued operations, net of tax	—	—	1,933	—	1,933

Net income (loss)	$19	$6,451	$1,283	$(7,734)	$19

20

THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2010
(unaudited)
(In thousands)

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated
Cash flows from continuing operations:
Net cash provided by (used in) operating activities	$5,861	$35,021	$3,428	$(15,465)	$28,845

Cash flows from investing activities:
Capital expenditures	—	(4,217)	(257)	—	(4,474)
Other	—	—	(253)	—	(253)

Net cash used in investing activities	—	(4,217)	(510)	—	(4,727)

Cash flows from financing activities:
Borrowings under Working Capital Facility	—	1,161	—	—	1,161
Repayments under Working Capital Facility	—	(1,142)	—	—	(1,142)
Borrowings of Second-Lien Facility and other	—	—	—	—	—
Repayments of Second-Lien Facility and other	—	(25,656)	(75)	—	(25,731)
Exercise of employee stock purchases	46	—	—	—	46
Advances to / from discontinued operations	—	—	—	—	—
Termination payment from derivative counterparty	—	—	—	—	—
Changes in net equity	—	—	—	—
Other	(5,907)	(6,995)	(2,563)	15,465	—

Net cash provided by (used in) financing activities	(5,861)	(32,632)	(2,638)	15,465	(25,666)

Effect of exchange rate changes on cash and cash equivalents	—	(279)	(151)	—	(430)

Net cash provided by (used in) continuing operations	—	(2,107)	129	—	(1,978)

Total increase (decrease) in cash and cash equivalents	—	(2,107)	129	—	(1,978)
Total cash and cash equivalents beginning of period	—	11,740	3,146	—	14,886

Total cash and cash equivalents end of period	$—	$9,633	$3,275	$—	$12,908

21

THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2009
(unaudited)
(In thousands)

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated
Cash flows from continuing operations:
Net cash provided by (used in) operating activities	$(332)	$27,443	$1,886	$(7,734)	$21,263

Cash flows from investing activities:
Capital expenditures	—	(4,056)	83	—	(3,973)
Other	—	(155)	21	—	(134)

Net cash provided by (used in) investing activities	—	(4,211)	104	—	(4,107)

Cash flows from financing activities:
Borrowings under Working Capital Facility	—	8,923	—	—	8,923
Repayments under Working Capital Facility	—	(29,388)	—	—	(29,388)
Borrowings of other debt	—	75	—	—	75
Repayments of other debt	—	(235)	—	—	(235)
Changes in net equity and advances to / from discontinued operations	(2,710)	(2,576)	(515)	7,734	1,933
Other	3,042	(1,111)	(154)	—	1,777

Net cash provided by (used in) financing activities	332	(24,312)	(669)	7,734	(16,915)

Effect of exchange rate changes on cash and cash equivalents	—	861	44	—	905

Net cash provided by (used in) continuing operations	—	(219)	1,365	—	1,146

Net cash used in discontinued operations	—	1,954	(2,322)	—	(368)

Total increase (decrease) in cash and cash equivalents	—	1,735	(957)	—	778
Total cash and cash equivalents beginning of period	—	6,301	6,200	—	12,501

Total cash and cash equivalents end of period	$—	$8,036	$5,243	$—	$13,279

Stock compensation expense was reclassified from financing activities to operating activities for period shown.

22

Item 2.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
We are a leading global designer and manufacturer of gas and arc cutting and welding products, including equipment, accessories and consumables. Our products are used by manufacturing, construction, fabrication and foundry operations to cut, join and reinforce steel, aluminum and other metals. We design, manufacture and sell products in five principal categories: (1) gas equipment; (2) filler materials, including hardfacing; (3) arc accessories, including torches, guns, related consumable parts and accessories; (4) plasma power supplies, torches and related consumable parts; and (5) welding equipment. We operate our business in one reportable segment. Our products are sold domestically primarily through industrial welding distributors, retailers and wholesalers. Internationally, we sell our products through our sales force, independent distributors and wholesalers. Our operating profit is affected by the mix of our products sold during a period as margins vary between torches, guns, power supplies, consumables and replacement parts.
Demand for our products is highly cyclical because many of the end-users of our products are themselves in highly cyclical industries, such as commercial construction, steel shipbuilding, petrochemical construction and general manufacturing. The demand for our products and, therefore, our results of operations are directly related to the level of production in these end-user industries.
Our manufacturing costs, particularly raw material costs, are one of the key determinants in achieving future success in the marketplace and profitability. Principal raw materials used are copper, brass, steel and plastic, which are widely available and need not be specifically manufactured for our use. Certain other raw materials used in our hardfacing products, such as cobalt and chromium, are available primarily from sources outside the United States. Historically, we have been able to obtain adequate supplies of raw materials at acceptable prices. We typically maintain purchase commitments with respect to a portion of our material purchases for purchase volumes of three to six months. At times, pricing and supply can be volatile due to a number of factors beyond our control, including global demand, general economic and political conditions, mine closures and labor unrest in various countries, activities in the financial commodity markets, labor costs, competition, import duties and tariffs and currency exchange rates. This volatility can significantly affect our raw material costs. An environment of volatile raw material prices and competitive conditions can adversely affect our profitability if we fail to adjust pricing in concert with changes in material costs.
Cautionary Statement Concerning Forward-looking Statements
The statements in this Quarterly Report on Form 10-Q that relate to future plans, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, including statements regarding our future prospects. These statements may be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions that relate to future events and occurrences. Actual results could differ materially due to a variety of factors and the other risks described in this Quarterly Report and the other documents we file from time to time with the Securities and Exchange Commission. Factors that could cause actual results to differ materially from those expressed or implied in such statements include, but are not limited to, the following and those discussed under the Risk Factors section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009: (a) the impact of uncertain global economic conditions on our business and those of our customers, (b) the cost and availability of raw materials, (c) operational and financial developments and restrictions affecting our international sales and operations, (d) the impact of currency fluctuations, exchange controls, and devaluations, (e) the impact of a change of control under our debt instruments and potential limits on our ability to use net operating loss carryforwards, (f) consolidation within our customer base and the resulting increased concentration of our sales, (g) actions taken by our competitors that affect our ability to retain our customers, (h) the effectiveness of our cost reduction initiatives in our continuous improvement program, (i) our ability to meet customer needs by introducing new and enhanced products, (j) our ability to adequately enforce or protect our intellectual property rights, (k) the detrimental cash flow impact of increasing interest rates and our ability to comply with financial covenants in our debt instruments, (l) disruptions in the credit markets, (m) the impact of the sale of a large number of shares of our common stock on the market price of our stock, (n) our relationships with our employees and our ability to retain and attract qualified personnel, (o) liabilities arising from litigation, including product liability risks, and (p) the costs of compliance with and liabilities arising under environmental laws and

23

regulations. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof and are not guarantees of performance or results. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or that reflect the occurrence of unanticipated events. For a more complete discussion of factors that may affect future results, see the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2009.
Key Indicators
Key economic measures relevant to our business include steel consumption, industrial production trends and purchasing manager indices. Industries that we believe provide a reasonable indication of demand for our products include construction and transportation, mining, oil and gas exploration, metal fabrication, farm machinery, railcar manufacturing and shipbuilding. The trends in these industries provide important data to us in forecasting our business. Indicators with a more direct relationship to our business that might provide a forward-looking view of market conditions and demand for our products are not available.
Key performance measurements we use to manage the business include orders, sales, commodity cost trends, operating expenses and efficiencies, inventory levels and fill-rates. The timing of these measurements varies, but may be daily, weekly or monthly depending on the need for management information and the availability of data.
Key financial measurements we use to evaluate the results of our business as well as the operations of our individual units include customer order levels and mix, sales order profitability, production volumes and variances, gross profit margin, selling, general and administrative expenses, earnings before interest, taxes, and depreciation and amortization, operating cash flows, capital expenditures and controllable working capital. We define controllable working capital as accounts receivable, inventory and accounts payable. These measurements are reviewed monthly, quarterly and annually and are compared with historical periods, as well as objectives that are established by management and approved by our Board of Directors.
RESULTS OF OPERATIONS
The following is a discussion of the results of continuing operations for the three and six months ended June 30, 2010, and 2009.
Net sales

	Three Months Ended June 30,			Six Months Ended June 30,
(Dollars in thousands)	2010	2009	% Change	2010	2009	% Change
Net sales summary:
U.S.	$58,706	$47,553	23.5%	$111,626	$98,004	13.9%
International	49,890	37,252	33.9%	93,587	70,112	33.5%

Consolidated	$108,596	$84,805	28.1%	$205,213	$168,116	22.1%

Net sales for the three months ended June 30, 2010 increased $23.8 million as compared to the same period in 2009 with approximately $20.7 million from increased demand across all product lines and $3.1 million due to foreign currency translation. The company executed a price increase in June 2010 which had an immaterial impact to the three months ended June 30, 2010.
Net sales for the six months ended June 30, 2010 increased $37.1 million as compared to the same period in 2009 with approximately $28.8 million from increased demand across all product lines and $8.3 million due to foreign currency translation. The company executed a price increase in June 2010 which had an immaterial impact to the six months ended June 30, 2010.

24

Gross margin

	Three Months Ended June 30,			Six Months Ended June 30,
(Dollars in thousands)	2010	2009	% Change	2010	2009	% Change
Gross margin	$37,231	$24,945	49.3%	$69,616	$46,305	50.3%
Gross margin as a percent of net sales	34.3%	29.4%		33.9%	27.5%
For the three and six months ended June 30, 2010, gross margin as a percent of sales increased as compared to the same period in 2009 primarily due to the beneficial impact of manufacturing efficiencies arising from the increased volumes of activity in 2010.
Selling, general and administrative expenses

	Three Months Ended June 30,			Six Months Ended June 30,
(Dollars in thousands)	2010	2009	% Change	2010	2009	% Change
Selling, general and administrative expenses	$25,082	$18,268	37.3%	$46,849	$37,710	24.2%
SG&A as a percent of net sales	23.1%	21.5%		22.8%	22.4%
For the three months ended June 30, 2010, SG&A expenses include $3.3 million for performance based compensation expense, consisting of sales commissions, incentive compensation, and stock compensation in excess of amounts in the comparable period of 2009. SG&A expenses in the second quarter of 2010 are $0.2 million higher than the comparable period of 2009 due to losses arising from foreign currency transactions. The Company incurred $3.3 million of increases in salaries, selling, and administrative costs.
For the six months ended June 30, 2010, SG&A expenses include $5.3 million for performance based compensation expense, consisting of sales commissions, incentive compensation, and stock compensation in excess of amounts in the comparable period of 2009. SG&A expenses for the six months ended June 30, 2010 are $0.5 million higher than the comparable period of 2009 due to losses arising from foreign currency transactions. The Company incurred $3.3 million of increases in salaries, selling, and administrative costs. SG&A expenses for the six months ended June 30, 2009 include $1.6 million of charges for severance amounts payable to employees who elected to participate in an early retirement program offered by the Company. These charges were $1.2 million in excess of severance charges incurred for the six months ended June 30, 2010. SG&A expenses for the six months ended June 30, 2009 include a $1.2 million expense reduction from reversal of previously accrued performance-based stock and incentive compensation.
Interest, net

	Three Months Ended June 30,			Six Months Ended June 30,
(Dollars in thousands)	2010	2009	% Change	2010	2009	% Change
Interest, net	$5,939	$4,911	20.9%	$12,275	$9,544	28.6%
Interest expense for the three months ended June 30, 2010 was $5.9 million, increasing from $4.9 million for the three months ended June 30, 2009. The effective interest rate on senior debt increased approximately 300 basis points to 11.8% due to the Special Interest adjustment of 2.25% on the Senior Subordinated Notes as compared to 0.75% in the second quarter of 2009 and increased interest under the Second Lien indebtedness refinanced in August 2009.
Interest expense for the six months ended June 30, 2010 was $12.3 million, increasing from $9.5 million for the six months ended June 30, 2009. The effective interest rate on senior debt increased approximately 350 basis points to 11.9% due to the Special Interest adjustment of 2.25% on the Senior Subordinated Notes as compared to 0.25% and 0.75%, respectively in the first and second quarters of 2009 and increased interest under the Second Lien indebtedness refinanced in August 2009.

25

Loss on Debt Extinguishment
In the second quarter of 2010, the Company repaid $25 million of Second Lien indebtedness and recorded a loss on debt extinguishment of $1.9 million, consisting of a $1.5 million write off of unamortized original issue discount, $0.3 million write off of unamortized deferred financing fees, and prepayment fees of $0.1 million.
Income tax provision (benefit)

	Three Months Ended June 30,			Six Months Ended June 30,
(Dollars in thousands)	2010	2009	% Change	2010	2009	% Change
Income tax provision (benefit)	$841	$275	205.8%	$1,886	$(851)	NM
For the 2010 second quarter, the effective income tax rate was 24.6% versus 32.1% in the comparable prior year period. The change is primarily related to recovery of a prior year’s income taxes in the amount of $0.2 million. For the first half of 2010, the effective income tax rate was 27.9% versus 30.8% in the comparable period in 2009.
Discontinued Operations
Income from discontinued operations was $1.9 million during the second quarter of 2009 as a result of the collection of a note receivable associated with the sale of the South African business. The sale closed on May 25, 2007 with $13.8 million in net cash received at closing along with a note due in May 2010 in the amount of 30 million South African Rand and bearing 14% interest payable. In April 2009, the note was settled and the Company recorded a gain of $1.9 million in discontinued operations. The Company also recorded $0.5 million of interest income in continuing operations related to this transaction.
RECENT ACCOUNTING PRONOUNCEMENTS
The Company has determined that all recently issued accounting pronouncements will not have a material impact on its consolidated financial position, results of operations and cash flows, or do not apply to its operations.
LIQUIDITY AND CAPITAL RESOURCES
Our principal uses of cash are capital expenditures and debt repayment obligations, including repayment of debt pursuant to the “Excess Cash Flow” provision of the Senior Subordinated Notes. We expect that ongoing requirements for working capital, debt service, and additional equipment purchases will be funded from operating cash flow and borrowings under the Working Capital Facility.
The Company’s cash flows from continuing operations from operating, investing and financing activities, as reflected in the Condensed Consolidated Statements of Cash Flows, are summarized in the following table:

(Dollars in thousands)	Six Months Ended
	June 30,
Net cash provided by (used in):	2010	2009
Operating activities	$28,845	$21,263
Investing activities	(4,727)	(4,107)
Financing activities	(25,666)	(16,915)
Effect of exchange rates	(430)	905

Cash provided	$(1,978)	$1,146

26

Operating Activities
Cash provided by operating activities for the first six months of 2010 was $28.8 million compared to the $21.3 million of cash provided during the same period in 2009. The change in operating assets and liabilities provided $17.0 million of cash during the six months ended June 30, 2010 compared to the $19.5 million of cash provided in the six months ended June 30, 2009. The changes in operating assets and liabilities, excluding foreign currency translation effects, included:
•	Accounts receivable increased $9.5 million during the six months ended June 30, 2010 due to increased sales, compared to the $18.0 million decrease during the same period in 2009 during which sales declined substantially.

•	Inventory increases used $6.8 million of cash through the first six months of 2010 due to increased customer demand. Inventory declined in the first six months of 2009 due to substantial declines in demand and provided $21.9 million of cash.

•	Accounts payable increased in the first six months of 2010 providing $23.4 million of cash which includes the beneficial impact of approximately $14 million of early payment of supplier invoices during the fourth quarter of 2009. These early payments reduced the cash usage requirements in the first half of 2010. In the first half of 2009 accounts payable were reduced, utilizing $9.8 million of cash. During 2009, the Company was paying vendors for previous materials purchases while reducing new purchases in connection with reducing inventory levels.

•	Accrued liabilities increased in the first six months of 2010, providing $11.0 million of cash, due primarily to increases in incentive compensation, customer rebates and income tax accruals. This amount is net of the $9.2 million for payment of the semi-annual interest due on the Senior Subordinated Notes and accruals during the quarter for interest and incentive compensation. During the first six months of 2009, accrued liabilities were reduced by $11.3 million due to cash payment of employee severance, customer rebates, incentive compensation and the $8.5 million of semi-annual interest due on the Senior Subordinated Notes.
Investing Activities
Investing activities used $4.7 million of cash for the six months ended June 30, 2010 compared to net cash used of $4.1 million for the first six months of 2009. Cash used in investing activities in 2010 and 2009 primarily reflected capital expenditures for manufacturing equipment purchases.
Financing Activities
During the six months ended June 30, 2010, the Company repaid all $25 million of the Second Lien indebtedness. For the same period in 2009, the Company had net repayment of $20.5 million under the Working Capital Facility, which when combined with cash on hand and cash flow from operations, were used to fund working capital and capital expenditures.
On February 23, 2010, the Company, Thermadyne Industries, Inc., their domestic subsidiaries and certain of their foreign subsidiaries (together with the Company, the “Thermadyne Parties”) entered into the Third Amendment to Third Amended and Restated Credit Agreement with General Electric Capital Corporation as agent and lender (as amended, the “Amended GE Credit Agreement”) to, among other things: (i) increase the permitted amount of foreign investments from $5 million to $10 million, subject to certain restrictions, including a $3 million limitation on investment in non-affiliated foreign persons; and (ii) adjust the minimum quarterly Fixed Charge Coverage Ratio requirements so as to compute such ratio as of March 31, 2010 and June 30, 2010 based on the results for the six months and nine months then ended. For September 30, 2010 and for each calendar quarter thereafter, the computation is based on the twelve month period then ending. The minimum Fixed Charge Coverage Ratio required for all calendar quarters after December 31, 2009 is 1.10.
At June 30, 2010, $3.9 million of letters of credit were outstanding. Unused availability, net of these letters of credit, was $39.9 million under the Working Capital Facility.
During the quarter, the Company voluntarily prepaid the $25.0 million principal balance outstanding under the Second Lien Facility, plus accrued and unpaid interest on such amount as of that date. The outstanding principal amount bore interest at 12% per annum and would have been due November 30, 2012. As a result of the prepayment, the Second Lien Agreement has terminated and liens on the property and assets of the Company and its

27

subsidiaries thereunder have been released. The Company funded its prepayment primarily with borrowings under its Working Capital Facility with GE, which currently holds first liens on the property and assets of the Company and its subsidiaries.
We anticipate the Company to incur capital expenditure commitments of $15 to $18 million in 2010, including $10 million to $12 million to expand existing manufacturing facilities. For the six months ended June 30, 2010, we have incurred $4.5 million in capital expenditures.
At June 30, 2010, the Company was in compliance with its financial covenants. We believe the Company has sufficient funding to satisfy its operating needs, to fulfill its current debt repayment obligations, and to fund capital expenditure commitments.
The most restrictive financial covenant is the “fixed charge coverage” covenant under our Working Capital Facility. This covenant requires EBITDA, as defined in the Amended GE Credit Agreement, to be at least 1.10 of Fixed Charges, as defined. Failure to comply with our financial covenants in future periods would result in defaults under our credit agreements unless covenants are amended or non-compliance is waived. An event of default under our credit agreements, if not waived, could result in the acceleration of these debt obligations and, consequently, our debt obligations under our Senior Subordinated Notes.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk
Our primary financial market risk relates to fluctuations in currency exchange rates, commodity price risks and interest rates.
We believe our exposure to transaction gains or losses resulting from changes in foreign currency exchange rates are not material to our financial statements. Our sales are predominantly U.S. dollar denominated. A portion of our sales reflect pound sterling versus Euro transactional risk and the purchase of materials reflect U.S. dollar versus Euro transactional risk. Materials purchases for our Asia Pacific region have Australian dollar versus U.S. dollar exchange risk which we mitigate through forward U.S. dollar purchase contracts by our Australian operations.
Copper, brass and steel constitute a significant portion of our raw material costs. These commodities are subject to price fluctuations which we may not be able to pass onto our customers. When feasible, we attempt to establish fixed price commitments to provide stability in our cost. Such commitments typically extend three to six months.
For a more complete discussion of factors that may affect future results, see the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2009.

Item 4.	Controls and Procedures
The Company’s management, under the supervision and with the participation of the Company’s President and Chief Financial Officer, carried out an evaluation of the effectiveness of the design and operation of the Company’s disclosure controls and procedures as of June 30, 2010. Based upon their evaluation, the Company’s President and Chief Financial Officer concluded that the Company’s disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)) are effective as of that date to provide reasonable assurance that the information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its President and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure. They have also determined in their evaluation that there was no change in the Company’s internal controls over financial reporting that has materially affected or is reasonably likely to materially affect the Company’s internal control over financial reporting.

28

PART II. OTHER INFORMATION

Item 1.	Legal Proceedings
The information contained in Note 10 — Contingencies to the Company’s condensed consolidated financial statements is incorporated by reference herein.

Item 6.	Exhibits

*31.1	—	Certification Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. *
*31.2	—	Certification Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.*
*32.1	—	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted by Section 906 of the Sarbanes-Oxley Act of 2002. *
*32.2	—	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted by Section 906 of the Sarbanes-Oxley Act of 2002.*

*	Filed herewith.

29

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THERMADYNE HOLDINGS CORPORATION
By:	/s/ Steven A. Schumm
Steven A. Schumm
Executive Vice President, Chief Financial and Administrative Officer (Principal Financial and Accounting Officer)

Date: July 29, 2010

30

THERMADYNE HOLDINGS CORPORATION
EXHIBIT INDEX

Exhibit No.		Exhibit
*31.1	—	Certification Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. *
*31.2	—	Certification Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.*
*32.1	—	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted by Section 906 of the Sarbanes-Oxley Act of 2002. *
*32.2	—	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted by Section 906 of the Sarbanes-Oxley Act of 2002.*

*	Filed herewith.

31

EXHIBIT 31.1
CERTIFICATIONS
I, Martin Quinn, certify that:
1.	I have reviewed this quarterly report on Form 10-Q of Thermadyne Holdings Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in the report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in the report;

4.	The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrants fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

By:	/s/ Martin Quinn
Martin Quinn President (Principal Executive Officer)

Date: July 29, 2010

EXHIBIT 31.2
CERTIFICATIONS
I, Steven A. Schumm, certify that:
1.	I have reviewed this quarterly report on Form 10-Q of Thermadyne Holdings Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in the report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in the report;

4.	The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation;

d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrants fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

By:	/s/ Steven A. Schumm
Steven A. Schumm Executive Vice President, Chief Financial and Administrative Officer (Principal Financial and Accounting Officer)

Date: July 29, 2010

EXHIBIT 32.1
CERTIFICATION
PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED BY SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
     I, Martin Quinn, as President and Principal Executive Officer of Thermadyne Holdings Corporation (the “Company”) certify, pursuant to 18 U.S.C. § 1350, as adopted by Section 906 of the Sarbanes-Oxley Act of 2002, that to my knowledge:
     (1) the accompanying Form 10-Q for the period ended June 30, 2010 as filed with the U.S. Securities and Exchange Commission (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and
     (2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

By:	/s/ Martin Quinn
Martin Quinn President (Principal Executive Officer)

Date: July 29, 2010

EXHIBIT 32.2
CERTIFICATION
PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED BY SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
     I, Steven A. Schumm, as Chief Financial Officer and Principal Financial Officer of Thermadyne Holdings Corporation (the “Company”) certify, pursuant to 18 U.S.C. § 1350, as adopted by Section 906 of the Sarbanes-Oxley Act of 2002, that to my knowledge:
     (1) the accompanying Form 10-Q for the period ended June 30, 2010 as filed with the U.S. Securities and Exchange Commission (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and
     (2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

By:	/s/ Steven A. Schumm
Steven A. Schumm Executive Vice President, Chief Financial and Administrative Officer (Principal Financial and Accounting Officer)

Date: July 29, 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-Q
(Mark One)

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended September 30, 2010
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from            to
Commission file number 001-13023
Thermadyne Holdings Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	74-2482571 (I.R.S. Employer Identification No.)

16052 Swingley Ridge Road, Suite 300, Chesterfield, MO (Address of Principal Executive Offices)	63017 (Zip Code)
Registrant’s Telephone Number, Including Area Code (636) 728-3000
Indicate by checkmark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes ☑   No ☐
Indicate by checkmark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).
Yes ☐   No ☑
Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
Indicate by checkmark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
Yes ☐   No ☑
The number of shares outstanding of the issuer’s common stock, par value $0.01 per share, on October 26, 2010 was 13,556,563.

THERMADYNE HOLDINGS CORPORATION

2

PART I. FINANCIAL INFORMATION
Item 1.
THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30,	December 31,
	2010	2009
Current Assets:
Cash and cash equivalents	$11,345	$14,886
Accounts receivable, less allowance for doubtful accounts of $500 and $400, respectively	71,330	56,589
Inventories	86,139	74,381
Prepaid expenses and other	9,702	9,255
Deferred tax assets	3,008	3,008

Total current assets	181,524	158,119

Property, plant and equipment, net of accumulated depreciation of $62,374 and $55,082, respectively	46,644	46,687
Goodwill	188,782	187,818
Intangibles, net	56,741	58,451
Other assets	2,835	3,870

Total assets	$476,526	$454,945

Current Liabilities:
Working capital facility	$12,556	$9,643
Current maturities of long-term obligations	2,905	8,915
Accounts payable	28,995	9,598
Accrued and other liabilities	37,317	23,119
Accrued interest	3,133	7,608
Income taxes payable	3,726	705
Deferred tax liabilities	2,793	2,793

Total current liabilities	91,425	62,381

Long-term obligations, less current maturities	179,505	198,466
Deferred tax liabilities	52,805	52,835
Other long-term liabilities	12,289	13,471
Stockholders’ equity:
Common stock, $0.01 par value:
Authorized — 25,000,000 shares Issued and outstanding — 13,552,073 shares at September 30, 2010 and 13,539,998 shares at December 31, 2009	136	135
Additional paid-in capital	189,414	188,791
Accumulated deficit	(55,375)	(65,063)
Accumulated other comprehensive income	6,327	3,929

Total shareholders’ equity	140,502	127,792

Total liabilities and shareholders’ equity	$476,526	$454,945

See accompanying notes to condensed consolidated financial statements.

3

THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net sales	$106,483	$89,501	$311,696	$257,617
Cost of goods sold	69,439	60,706	205,036	182,517

Gross margin	37,044	28,795	106,660	75,100

Selling, general and administrative expenses	23,936	21,767	70,785	59,477
Amortization of intangibles	681	673	2,038	2,016

Operating income	12,427	6,355	33,837	13,607

Other income (expenses):
Interest, net	(4,995)	(5,577)	(17,270)	(15,121)
Amortization of deferred financing costs	(238)	(276)	(753)	(749)
Settlement of retiree medical obligations	—	5,863	—	5,863
Loss on debt extinguishment	—	—	(1,867)	—

Income from continuing operations before income tax provision and discontinued operations	7,194	6,365	13,947	3,600
Income tax provision	2,373	2,639	4,259	1,788

Net income from continuing operations	$4,821	$3,726	$9,688	$1,812

Income from discontinued operations, net of tax	—	1,118	—	3,051

Net income	$4,821	$4,844	$9,688	$4,863

Basic income per share
Continuing operations	$0.36	$0.27	$0.72	$0.13
Discontinued operations	—	0.09	—	0.23

Net income	$0.36	$0.36	$0.72	$0.36

Diluted income per share:
Continuing operations	$0.35	$0.27	$0.71	$0.13
Discontinued operations	—	0.08	—	0.22

Net income	$0.35	$0.35	$0.71	$0.35

See accompanying notes to condensed consolidated financial statements.

4

THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2010	2009
Cash flows from continuing operations:
Cash flows from operating activities:
Net income	$9,688	$4,863
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Income from discontinued operations	—	(3,051)
Depreciation and amortization	10,067	9,601
Deferred income taxes	(1,266)	(270)
Stock compensation expense (gain)	522	(616)
Net periodic post-retirement benefits	608	(6,055)
Loss on debt extinguishment	1,867	—
Changes in operating assets and liabilities:
Accounts receivable	(13,231)	18,598
Inventories	(10,062)	28,774
Prepaids	(28)	887
Accounts payable	18,066	(9,872)
Accrued and other liabilities	13,059	(6,350)
Accrued interest	(4,475)	(3,416)
Accrued taxes	2,814	(1,936)
Other long-term liabilities	(1,607)	(796)
Other, net	(544)	—

Net cash provided by operating activities	25,478	30,361

Cash flows from investing activities:
Capital expenditures	(5,921)	(4,626)
Other	(328)	(245)

Net cash used in investing activities	(6,249)	(4,871)

Cash flows from financing activities:
Borrowings under Working Capital Facility	15,927	8,923
Repayments of Working Capital Facility	(13,014)	(41,454)
Borrowings under Second-Lien Facility and other	—	25,075
Repayments of Second-Lien Facility and other	(26,305)	(16,630)
Exercise of employee stock purchases and stock options	102	95
Advances from (to) discontinued operations	—	2,398
Termination payment from derivative counterparty	—	2,313
Other, net	—	(818)

Net cash used in financing activities	(23,291)	(20,098)

Effect of exchange rate changes on cash and cash equivalents	521	1,552

Net cash provided by (used in) continuing operations	(3,541)	6,944

Cash flows from discontinued operations

Loss from discontinued operations	—	(585)

Total increase (decrease) in cash and cash equivalents	(3,541)	6,359
Total cash and cash equivalents beginning of period	14,886	12,501

Total cash and cash equivalents end of period	$11,345	$18,860

Income taxes paid	$3,697	$3,928

Interest paid	$21,761	$19,531

See accompanying notes to condensed consolidated financial statements.
Stock compensation expense was reclassified from financing activities to operating activities for both periods shown.

5

THERMADYNE HOLDINGS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(Dollars in thousands, except share data)
1. Organization and Basis of Presentation
Thermadyne Holdings Corporation (“Thermadyne” or the “Company”), a Delaware corporation, is a global designer and manufacturer of cutting and welding products, including equipment, accessories and consumables.
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included in these condensed consolidated financial statements. The combined results of operations of the Company for the nine months ended September 30, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s annual report on Form 10-K for the year ended December 31, 2009.
The preparation of financial statements requires the use of estimates and assumptions that affect the amounts reported in Thermadyne’s condensed consolidated financial statements and accompanying notes. Actual results could differ from these estimates.
2. Significant Accounting Policies
Product Warranty Programs
Various products are sold with product warranty programs. Provisions for warranty programs are made based on historical experience as the products are sold and such provisions are adjusted periodically based on current estimates of anticipated warranty costs. The following table provides the activity in the warranty accrual for the three and nine months ended September 30, 2010 and 2009:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Balance at beginning of period	$2,620	$2,659	$2,300	$2,961
Charged to expenses	1,100	950	3,190	2,354
Warranty payments	(920)	(1,109)	(2,690)	(2,815)

Balance at end of period	$2,800	$2,500	$2,800	$2,500

Fair Value
The carrying values of the obligation outstanding under the Working Capital Facility approximates fair value because the obligation has varying interest charges based on current market rates and was recently renegotiated. The Company’s Senior Subordinated Notes traded at 103% and 95% at September 30, 2010, and December 31, 2009, respectively, based on available market information.
Recent Accounting Pronouncements
The Company has determined that all recently issued accounting pronouncements will not have a material impact on its consolidated financial position, results of operations and cash flows, or do not apply to its operations.

6

3. Discontinued Operations
On December 30, 2006, the Company committed to a plan to sell its Brazilian manufacturing operations. A loss of approximately $15,200 (net of $1,200 of tax) was recorded as a component of discontinued operations in the fourth quarter of 2006. This reflected the estimated net realizable value of the assets and the estimated remaining liabilities of the operation. The Company closed the Brazilian manufacturing operations in the fourth quarter of 2007, disposing of its cutting table business and auctioning various remaining inventory and equipment. Sale of the building and land was completed in the quarter ended September 30, 2009. A gain, net of tax, of $1,118 was recorded in the third quarter of 2009 related to Brazil including a gain of $2,876 on the sale of the facilities, a charge of $1,072 to revise the estimates of the remaining liabilities, and income tax expense of $686.
On December 30, 2006, the Company committed to a plan to sell its South African operations. On February 5, 2007, the Company entered into an agreement to sell the South African subsidiaries. A loss of $9,200 (net of $6,300 of tax) was recorded in 2006 as a component of discontinued operations. The sale closed on May 25, 2007 with $13,800 net cash received at closing along with a note due in May 2010 in the amount of 30,000 South African Rand and bearing 14% interest payable. In April 2009, the note was settled and the Company recorded a gain of $1,933 in discontinued operations. The Company also recorded $522 of interest income in continuing operations related to this transaction.
The table below sets forth the net income of each of the discontinued operations in 2009:

	Brazil	South Africa	Total
Three Months Ended September 30, 2009	$1,118	—	$1,118
Nine Months Ended September 30, 2009	1,118	$1,933	3,051
4. Inventories
The composition of inventories was as follows:

	September 30,	December 31,
	2010	2009
Raw materials and component parts	$28,935	$25,410
Work-in-process	3,578	4,216
Finished goods	62,258	53,272

	94,771	82,898
LIFO reserve	(8,632)	(8,517)

	$86,139	$74,381

5. Intangible Assets
The composition of intangibles was as follows:

	September 30,	December 31,
	2010	2009
Goodwill	$188,782	$187,818
Patents and customer relationships	43,068	42,741
Trademarks	33,403	33,403

	265,253	263,962
Accumulated amortization of patents and customer relationships	(19,730)	(17,693)

	$245,523	$246,269

Amortization of patents and customer relationships amounted to $681 and $2,038 for the three and nine month periods ended September 30, 2010, respectively, and to $673 and $2,016 for the three and nine month periods ended September 30, 2009, respectively.

7

Goodwill and trademarks are tested for impairment annually, as of October 1st, or more frequently if events occur or circumstances change that would, more likely than not, reduce the fair value of the reporting unit below its carrying value. The impairment analysis is performed on a consolidated enterprise level based on one reporting unit. The annual impairment analysis was completed in the fourth quarter of 2009, and no adjustment to the carrying value of goodwill was deemed necessary as of October 1, 2009. As of September 30, 2010, the Company considered possible impairment triggering events since the impairment test date, including its market capitalization relative to the carrying value of its net assets, as well as other relevant factors, and concluded that no triggering events or goodwill impairment were indicated at that date. As noted in Footnote 16, “Subsequent Events,” the Company announced the execution of a definitive merger agreement under which an affiliate of Irving Place Capital will acquire all of the outstanding common shares of the company in a transaction valued at approximately $422,000. This transaction value substantially exceeds the reporting unit’s carrying value of as of September 30, 2010.
The change in the carrying amount of goodwill during the nine-month period was as follows:

Carrying Amount
of Goodwill
Balance as of January 1, 2010	$187,818
Foreign currency translation	964

Balance as of September 30, 2010	$188,782

6. Debt and Capital Lease Obligations
The composition of debt and capital lease obligations was as follows:

	September 30,	December 31,
	2010	2009
Working Capital Facility	$12,556	$9,643
Second Lien Facility	—	25,000
Issuance discount on Second Lien Facility	—	(1,703)
Senior Subordinated Notes, due February 1, 2014, 9 1/4% interest payable semiannually on February 1 and August 1	172,327	172,327
Capital leases	8,542	9,869
Other	1,542	1,888

	194,966	217,024

Current maturities and working capital facility	(15,461)	(18,558)

	$179,505	$198,466

Working Capital Facility
Certain subsidiaries of the Company are borrowers under the Third Amended and Restated Credit Agreement dated June 29, 2007 as amended (the “Credit Agreement”), with General Electric Capital Corporation as agent and lender. The Credit Agreement: (i) matures on June 29, 2012; (ii) provides a revolving credit commitment of up to $70,000 (the “Working Capital Facility”), which includes (a) an asset based facility and (b) an amortizing $10,000 property, plant and equipment facility; (iii) provides for interest rate percentages applicable to the asset base; (iv) limits the senior leverage ratio to 2.75; (v) provides for an interest rate of 90-day LIBOR plus 4.00%; (vi) includes a prepayment fee of 1% if the Facility is terminated; and (vii) includes a minimum fixed charge coverage ratio of 1.10 measured quarterly. With respect to the quarters ending March 31, 2010 and June 30, 2010, the calculation is based on the results for the six months and nine months periods ending on such dates, respectively. The calculation for quarters ending September 30, 2010 and thereafter is based on the twelve month periods then ending. Borrowings under the Working Capital Facility may not exceed 85% of eligible receivables plus the lesser of (i) 85% of the net orderly liquidation value of eligible inventories or (ii) 65% of the book value of eligible inventories less customary reserves, plus machinery at appraised value not to exceed $10,000.

8

At September 30, 2010, $3,878 of letters of credit were outstanding under the Credit Agreement. Unused availability, net of these letters of credit, was $42,584 under the Working Capital Facility.
Second Lien Agreement
Under the 2009 Amended and Restated Second Lien Credit Agreement, as amended (the “Second Lien Agreement”), the Company borrowed $25,000 with a maturity date of November 30, 2012. During the nine months ended September 30, 2010, the Company voluntarily prepaid the $25,000 principal balance outstanding, plus accrued and unpaid interest on such amount. The outstanding principal amount bore interest at 12% per annum and would have been due November 30, 2012. As a result of the prepayment, the Second Lien Agreement has terminated and liens on the property and assets of the Company and its subsidiaries thereunder have been released. The Company recorded a loss on debt extinguishment related to these prepayments in the amount of $1,867 as of June 30, 2010, consisting of a $1,494 write off of unamortized original issue discount, $284 write off of unamortized deferred financing fees, and prepayment fees of $89.
Senior Subordinated Notes
The Company is the issuer of 9.25% Senior Subordinated Notes due in 2014 (the “Senior Subordinated Notes”) with an aggregate principal outstanding of $172,327. The Senior Subordinated Notes are unsecured senior subordinated obligations and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Indenture). Interest accrues at the rate of 9.25% per annum and is payable semi-annually in arrears on February 1 and August 1 of each year. An additional Special Interest is payable semi-annually and accrues at a rate subject to adjustment based on the consolidated leverage ratio which is calculated each calendar quarter. The Special Interest accrual rate through June 30, 2010 was 2.25% with 1.25% effective for the calendar quarter beginning July 1, 2010 and 0.75% effective for the calendar quarter beginning October 1, 2010.
The Senior Subordinated Notes contain customary covenants and events of default, including covenants that limit the Company’s ability to incur debt, pay dividends and make certain investments. Subject to certain conditions we must annually use our “Excess Cash Flow” (as defined in the Indenture) either to make permanent repayments of our senior debt or to extend a repurchase offer to the holders of the Senior Subordinated Notes pursuant to which we will offer to repurchase outstanding Senior Subordinated Notes at a purchase price of 101% of their principal amount. The debt repayment obligation from the “Excess Cash Flow” amount for 2009 was $6,000 and was paid on April 1, 2010 through a repayment of Second Lien borrowings.
Parent Company Financial Information
Borrowings under the Company’s financing agreements are the obligations of Thermadyne Industries, Inc. (“Industries”), the Company’s principal operating subsidiary, and certain of Industries’ subsidiaries. Certain borrowing agreements contain restrictions on the ability of the subsidiaries to dividend cash and other assets to the parent company, Thermadyne Holdings Corporation. At September 30, 2010 and December 31, 2009, the primary asset carried on the parent company books of Thermadyne Holdings Corporation was its investment in its operating subsidiaries and the primary liability was the $172,327 of Senior Subordinated Notes. As a result of the limited assets and liabilities at the parent company level, separate financial statements have not been presented for Thermadyne Holdings Corporation except as shown in Note 17, “Condensed Consolidating Financial Statements.”
Covenant Compliance
At September 30, 2010, the Company was in compliance with its financial covenants. Failure to comply with our financial covenants in future periods would result in defaults under our credit agreements unless covenants are further amended or waived. The most restrictive financial covenant is the “fixed charge coverage” covenant under our Working Capital Facility which requires EBITDA, as defined in the Credit Agreement, to be at least 1.10 of Fixed Charges, as defined. A default of the financial covenants under the Working Capital Facility would constitute a default under the Senior Subordinated Notes.

9

7. Derivative Instruments
In February 2004, the Company entered into an interest rate swap arrangement to convert a portion of the fixed rate exposure on its Senior Subordinated Notes to variable rates. On February 1, 2009, the swap arrangement was terminated by the counterparty pursuant to terms of the arrangement and a $3,000 payment was received by the Company in conjunction with this termination and is being amortized as a reduction of interest expense over the remaining term of the Notes.
8. Comprehensive Income
Comprehensive income for the three and nine months ended September 30, 2010 and 2009 was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net income	$4,821	$4,844	$9,688	$4,863
Cumulative foreign currency translation gains (losses), net of tax	4,528	2,323	2,151	6,568
Pension and post-retirement liabilities	77	(1,483)	247	(1,352)

Comprehensive income (loss)	$9,426	$5,684	$12,086	$10,079

9. Income Taxes
The Company accounts for income taxes by recognizing deferred tax assets and liabilities using enacted tax rates for the effect of temporary differences between the financial reporting and tax bases of recorded assets and liabilities. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion of or all of the deferred tax asset will not be realized.
At the beginning of 2010, the Company had approximately $150,000 in U.S. net operating losses (NOL). The benefit of net operating loss carryovers reduce current year income tax expense as the carryovers are utilized. For 2010, the Company’s management estimates that actual cash income tax payments will, as in prior years, primarily relate to state and foreign taxes due to the use of net operating loss carryovers to offset U.S. taxable income.
On October 7, 2010, the Company may have experienced a Section 382 annual limitation on future utilization of its NOL carryovers as explained at Note 16, “Subsequent Events.” The potential section 382 annual limitation arose independently of the Agreement to be Acquired by Irving Place Capital noted at “Note 16, Subsequent Events.” This potential limitation does not impact the financial statements as of September 30, 2010, nor does management expect this limitation to materially impact the Company’s 2010 financial statements.
10. Contingencies
The Company and certain of its wholly owned subsidiaries are defendants in various legal actions, primarily related to welding fumes and other product liability claims. While there is uncertainty relating to any litigation, management is of the opinion that the outcome of this litigation will not have a material adverse effect on the Company’s financial condition or results of operations.
The Company is party to certain environmental matters. Any related obligations are not expected to have a material adverse effect on the Company’s financial condition or results of operations.
During the third quarter of 2010, the Company substantially completed a comprehensive review of its compliance with foreign and U.S. duties requirements that it initiated in light of the assessments by a foreign jurisdiction in the third quarter of 2009. Based on this review, the Company has concluded that additional liabilities for duties, if any, are not material. In conjunction with this review, the Company recorded duties liabilities related to prior periods and associated legal costs of approximately $700 as of June 30, 2010. In addition, the Company incurred legal costs during the three months ended September 30, 2010 of approximately $600. The Company also accrued $110 of related interest expense payable on prior settlement obligations in the three months ended June 30, 2010.
Except as discussed in Note 16, “Subsequent Events,” other legal proceedings and actions involving the Company are of an ordinary and routine nature and are incidental to the operations of the Company. Management believes that

10

such proceedings should not, individually or in the aggregate, have a material adverse effect on the Company’s financial condition or on the results of operations.
11. Stock Options and Stock-Based Compensation
The Company utilizes the modified prospective method of accounting for stock compensation, and accordingly recognizes compensation cost for all share-based payments, which consist of stock options and restricted stock, granted after January 1, 2006. Stock compensation cost included in selling, general and administrative expense was $274 of expense for the three months ended September 30, 2010. For the three months ended September 30, 2009, net stock compensation charges were $52 resulting from $78 of charges partially offset by the reversal of prior performance-based accruals of $26. Stock compensation cost included in selling, general and administrative expense was $523 of expense for the nine months ended September 30, 2010. For the nine months ended September 30, 2009, stock compensation expense was a net credit of $616 reflecting the reversal of prior performance-based accruals of $933 offset by stock compensation charges of $317.
The estimated fair value of the restricted stock awards is estimated as the closing price of the stock on the date of the awards. The estimated fair value of stock option grants is computed using the Black-Scholes-Merton option-pricing model. Expected volatility is based on historical periods generally commensurate with the expected life of options. The expected life is based on historical experience. Stock option expense is recognized in the condensed consolidated condensed statements of operations ratably over the vesting period based on the number of options that are expected to ultimately vest.
Under the 2004 Non-Employee Directors Stock Option Plan, the Amended and Restated 2004 Stock Incentive Plan, and other specific agreements, 1,102,539 options to purchase shares were issued and outstanding as of September 30, 2010. In addition, as of September 30, 2010, 430,050 restricted shares were outstanding, of which 333,188 shares have vesting determined in 2010, 2011, 2012 and 2013 based on performance targets related to return on invested operating capital with the remaining 96,862 shares vesting ratably over the three years ending June 2013.
Non-qualified options for 3,330 shares were exercised in the nine month period ended September 30, 2010. The fair value of options vested during the nine month period ended September 30, 2010 was $2.79 per unit.
At September 30, 2010, the total stock-based compensation cost related to non-vested awards not yet recognized is approximately $1,707 and the weighted average period over which this amount is expected to be recognized is approximately 2.0 years.
In summary, changes in stock options during the nine months ended September 30, 2010 were as follows:

			Weighted-
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
Total Employee and Director Stock Options	Shares	Price	Term	Value
Options outstanding at January 1, 2010	1,190,578	$12.72	5.5	$239
Granted	203,373	$7.79
Exercised	(3,330)	$6.69
Forfeited or expired	(288,082)	$14.48

Options outstanding at September 30, 2010	1,102,539	$11.37	4.9	$3,285

Vested options exercisable at September 30, 2010	634,704	$12.67	4.2	$1,138

Non-Vested Stock Options
Non-vested options outstanding at January 1, 2010	538,604
Granted	203,373
Vested	(39,524)
Forfeited or expired	(234,618)

Non-vested options outstanding at September 30, 2010	467,835	$9.59	6.3	$2,147

11

The Company granted 203,373 stock options and 117,278 restricted shares in the nine month period ended September 30, 2010 to various salaried employees. All of the stock options and 96,862 restricted shares are time-based and, subject to acceleration of vesting in the event of a change of control, will vest ratably over three years beginning on the first anniversary of the grant date. See Note 16, “Subsequent Events.” The remaining 20,416 restricted shares will vest if established performance targets related to return on invested operating capital are achieved for the 5 year periods ending December 31, 2013, subject to acceleration in the event of a change in control as noted above.

Restricted Shares
Restricted shares outstanding at January 1, 2010	$383,628
Granted during 2010	117,278
Forfeited or expired	(70,856)

Restricted shares outstanding at September 30, 2010	$430,050

At the effective time of the merger noted at Footnote 16, “Subsequent Events,” each option to acquire shares of our common stock that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will vest (if unvested) and will be cancelled in exchange for the right to receive a cash payment equal to the number of shares of our common stock subject to the option, multiplied by the excess, if any, by which $15.00 exceeds the exercise price of the option. As of the effective time, each option for which the exercise price per share of our common stock equals or exceeds $15.00 will be cancelled and have no further force or effect without any right to receive any consideration therefore. At September 30, 2010, there were options to purchase 965,925 shares outstanding with an exercise price less than $15.00 per share. At or immediately prior to the effective time, each outstanding restricted share will vest and become free of any restrictions and, as of the effective time of the merger, will be cancelled and converted into the right to receive $15.00 per restricted share, without interest.
12. Earnings Per Share
The calculation of net income per share follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Numerator:
Income applicable to common shares
Continuing operations	$4,821	$3,726	$9,688	$1,812
Discontinued operations	$—	$1,118	$—	$3,051

Net income	$4,821	$4,844	$9,688	$4,863

Denominator:
Weighted average shares for basic earnings per share	13,550,244	13,537,019	13,546,488	13,525,386
Dilutive effect of stock options and restrictive shares	260,101	111,640	170,311	76,134

Weighted average shares for diluted earnings per share	13,810,345	13,648,659	13,716,799	13,601,520

Basic income per share amounts:
Continuing operations	$0.36	$0.27	$0.72	$0.13
Discontinued operations	$—	$0.09	$—	$0.23

Net income per share	$0.36	$0.36	$0.72	$0.36

Diluted income per share amounts:
Continuing operations	$0.35	$0.27	$0.71	$0.13
Discontinued operations	$—	$0.08	$—	$0.22

Net income per share	$0.35	$0.35	$0.71	$0.35

The calculation of basic weighted average shares for the three and nine months ended September 30, 2010 excludes 1.3 million and 1.4 million of stock options and restricted stock, respectively, because their effect was considered to be antidilutive or performance conditions had not been satisfied. The calculation of basic weighted average shares for the

12

three and nine months ended September 30, 2009 excludes common shares of 1.5 million and 1.5 million stock options and restricted stock, respectively, for reasons noted above.
13. Employee Benefit Plans
Net periodic pension and other postretirement benefit costs include the following components:

	Pension Benefits		Other Postretirement Benefits
	Three Months Ended September 30,		Three Months Ended September 30,
	2010	2009	2010	2009
Components of the net periodic benefit cost:
Interest cost	$318	$321	$—	$—
Expected return on plan assets	(279)	(235)	—	—
Recognized (gain) loss	146	161	(36)	(201)
Settlement gain	—	—	—	(5,863)

Net periodic benefit cost	$185	$247	$(36)	$(6,064)

	Pension Benefits		Other Postretirement Benefits
	Nine Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Components of the net periodic benefit cost:
Interest cost	$954	$963	$—	$9
Expected return on plan assets	(837)	(705)	—	—
Recognized (gain) loss	439	483	(108)	(201)
Settlement gain	—	—	—	(5,863)

Net periodic benefit cost	$556	$741	$(108)	$(6,055)

Settlement of retiree medical obligations for the three and nine months ended September 30, 2009 was adjusted from $7,150 to $5,863 subsequent to the issuance of the September 30, 2009 10-Q. The financial statements herein reflect the corrected gain as shown in the Company’s 2009 10-K. Management views this error as immaterial to the financial statements.
14. Segment Information
The Company’s continuing operations are comprised of several product lines manufactured and sold in various geographic locations. The market channels and end users for products are similar. The production processes are shared across the majority of the products. Management evaluates performance and allocates resources on a combined basis and not as separate business units or profit centers. Accordingly, management has concluded the Company operates in one reportable segment.
Geographic Information
The reportable geographic regions are the Americas (United States, Canada, Mexico, Latin America and South America), Europe/Middle East and Asia-Pacific. The following tables provide summarized financial information concerning the Company’s geographic segments:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net Sales:
Americas	$70,568	$60,319	$211,753	$179,376
Asia-Pacific	29,812	23,956	81,598	61,528
Europe/ Middle East	6,103	5,226	18,345	16,713

Total	$106,483	$89,501	$311,696	$257,617

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For all periods shown, U.S. sales comprised approximately 80% of Americas sales, while Australia sales comprised approximately 80% of Asia-Pacific sales.

	September 30,	December 31,
	2010	2009
Identifiable Assets (excluding working capital and intangibles):
Americas	$38,774	$40,365
Asia-Pacific	8,881	8,043
Europe/Middle East	1,518	1,844

	$49,173	$50,252

Product Line Information
The Company sells a variety of products, substantially all of which are used by manufacturing, construction and foundry operations to cut, join and reinforce steel, aluminum and other metals in various applications including construction, oil, gas rig and pipeline construction, repair and maintenance of manufacturing equipment, and shipbuilding. The following table shows sales for each of the product lines:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net sales:
Gas equipment	$38,519	$31,718	$113,534	$90,218
Filler metals including hardfacing	21,877	20,738	65,018	59,259
Arc accessories including torches, related consumable parts and accessories	19,428	15,249	53,788	45,213
Plasma power supplies, torches and related consumable parts	16,459	12,873	48,599	38,705
Welding equipment	10,200	8,923	30,757	24,222

	$106,483	$89,501	$311,696	$257,617

15. Restructuring and Other Charges
In the first quarter of 2009, the Company offered a voluntary retirement program in which approximately 50 employees elected to participate, reducing annual compensation and benefit costs by approximately $3,100. The Company accrued restructuring charges of $1,300 in separation pay and COBRA benefits payable under the program. The amounts were substantially paid through August 2009.
16. Subsequent Events
Agreement to be Acquired by Irving Place Capital
On October 5, 2010, we announced the execution of a definitive merger agreement under which an affiliate of Irving Place Capital has agreed to acquire all of the outstanding shares of common stock of the Company for $15.00 per share in cash. We filed a preliminary proxy statement with the Securities and Exchange Commission on October 18, 2010, in connection with the proposed transaction.
The Company’s board of directors has unanimously approved the merger agreement and recommended that the Company’s stockholders adopt the agreement with Irving Place. A special meeting of the Company’s stockholders will be held as soon as practicable after the preparation and filing of a proxy statement with the Securities and Exchange Commission and subsequent mailing to stockholders. The transaction is targeted to close by December 31, 2010; however, the parties cannot predict the exact timing of the completion of the merger or whether the merger will be completed at a later time as agreed to by the parties or at all.

14

Completion of the transaction is subject to customary conditions, including without limitation, (i) adoption of the merger agreement by the Company’s stockholders, certain of whom have agreed to vote in favor of the merger pursuant to a voting agreement and (ii) expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. In addition, the obligation of an affiliate of Irving Place Capital to consummate the merger is subject to the absence since the date of the merger agreement of any continuing event or development which would have a material adverse effect on the Company.
As contemplated in the merger agreement, at the effective time of the merger, each option to acquire shares of our common stock that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will vest (if unvested) and will be cancelled in exchange for the right to receive a cash payment equal to the number of shares of our common stock subject to the option, multiplied by the excess, if any, by which $15.00 exceeds the exercise price of the option. As of the effective time, each option for which the exercise price per share of our common stock equals or exceeds $15.00 will be cancelled and have no further force or effect without any right to receive any consideration therefore. At September 30, 2010, there were options to purchase 965,925 shares outstanding with an exercise price less than $15.00 per share. At or immediately prior to the effective time, each outstanding restricted share will vest and become free of any restrictions and, as of the effective time of the merger, will be cancelled and converted into the right to receive $15.00 per restricted share, without interest.
Limitation in Use of Net Operating Losses
On October 7, 2010, the Company may have experienced an “ownership change” under Section 382 of the U.S. Internal Revenue Code of 1986, as amended, resulting from the possible acquisition of more than five percent of the outstanding shares of the Company’s common stock, as reported on a Schedule 13D filed with the SEC. An ownership change would limit the use of net operating losses to offset future taxable income. The Company is conducting further inquiries to determine if the owner qualifies as a five percent owner under the Code. This potential limitation does not impact the financial statements as of September 30, 2010, nor does management expect this limitation, if applicable, to materially impact the Company’s 2010 financial statements, it applicable.
Legal Proceeding
On October 19, 2010, Robert Israeli filed a class action complaint in the Circuit Court of St. Louis County, Missouri against the Company, the Company’s directors, and Irving Place Capital. The complaint alleges, among other things, that the Company’s directors breached their fiduciary duties to the Company’s stockholders, including their duties of loyalty, good faith and independence, and the Company and Irving Place Capital aided and abetted the Company’s directors’ alleged breaches of their fiduciary duties. The plaintiffs seek injunctive relief preventing the defendants from consummating the transactions contemplated by the merger agreement with IPC, or in the event the defendants consummate the transactions contemplated by the merger agreement, rescission of such transactions, and attorney’s fees and expenses. The Company and the other defendants have not yet responded to the complaint. The Company believes that this lawsuit is without merit and intends to defend it.
17. Condensed Consolidating Financial Statements
Certain of the Company’s wholly owned subsidiaries (“Guarantor Subsidiaries”) fully and unconditionally provided guarantees under the Company’s various borrowing arrangements and are jointly and severally liable for certain payments under these agreements. Each of the Guarantor Subsidiaries is wholly owned by the Company.
The following financial information as of September 30, 2010, December 31, 2009, and September 30, 2009 presents guarantors and non-guarantors, in accordance with Rule 3-10 of Regulation S-X. The condensed consolidating financial information includes the accounts of the Company, which has no independent assets or operations, the combined accounts of the Guarantor Subsidiaries and the combined accounts of the non-guarantor subsidiaries for the periods indicated. Separate financial statements of each of the Guarantor Subsidiaries are not presented because management has determined such information is not material in assessing the financial condition, cash flows or results of operations of the Company and its subsidiaries. This information was prepared on the same basis as the consolidated financial statements.

15

THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATING BALANCE SHEET
SEPTEMBER 30, 2010
(unaudited)
(In thousands)

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$—	$7,252	$4,093	$—	$11,345
Accounts receivable, net	—	60,054	11,276	—	71,330
Inventories	—	74,452	11,687	—	86,139
Prepaid expenses and other	—	7,610	2,092	—	9,702
Deferred tax assets	—	3,008	—	—	3,008

Total current assets	—	152,376	29,148	—	181,524
Property, plant and equipment, net	—	43,292	3,352	—	46,644
Goodwill	—	188,782	—	—	188,782
Intangibles, net	—	49,282	7,459	—	56,741
Other assets	1,648	5,526	—	(4,339)	2,835
Investment in and advances to subsidiaries	252,742	—	—	(252,742)	—

Total assets	$254,390	$439,258	$39,959	$(257,081)	$476,526

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Working capital facility	$—	$12,556	$—	$—	$12,556
Current maturities of long-term obligations	463	2,227	215	—	2,905
Accounts payable	—	23,708	5,287	—	28,995
Accrued and other liabilities	—	33,125	4,192	—	37,317
Accrued interest	3,016	117	—	—	3,133
Income taxes payable	—	2,934	792	—	3,726
Deferred tax liabilities	—	2,793	—	—	2,793

Total current liabilities	3,479	77,460	10,486	—	91,425
Long-term obligations, less current maturities	172,327	6,789	389	—	179,505
Deferred tax liabilities	—	52,805	—	—	52,805
Other long-term liabilities	1,079	10,575	635	—	12,289
Shareholders’ equity (deficit):
Common stock	136	—	—	—	136
Additional paid-in-capital	189,414	—	—	—	189,414
Accumulated deficit	(55,374)	75,940	(64,539)	(11,402)	(55,375)
Accumulated other comprehensive income (loss)	6,327	(32,238)	(12,152)	44,390	6,327

Total shareholders’ equity (deficit)	140,503	43,702	(76,691)	32,988	140,502
Net equity (deficit) and advances to / from subsidiaries	(62,998)	247,927	105,140	(290,069)	—

Total liabilities and shareholders’ equity (deficit)	$254,390	$439,258	$39,959	$(257,081)	$476,526

16

THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2009
(In thousands)

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$—	$11,740	$3,146	$—	$14,886
Accounts receivable, net	—	50,422	6,167	—	56,589
Inventories	—	66,205	8,176	—	74,381
Prepaid expenses and other	—	7,714	1,541	—	9,255
Deferred tax assets	—	3,008	—	—	3,008

Total current assets	—	139,089	19,030	—	158,119
Property, plant and equipment, net	—	43,233	3,454	—	46,687
Goodwill	—	187,818	—	—	187,818
Intangibles, net	—	50,737	7,714	—	58,451
Other assets	2,019	1,851	—	—	3,870
Investment in and advances to subsidiaries	225,881	—	—	(225,881)	—

Total assets	$227,900	$422,728	$30,198	$(225,881)	$454,945

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Working capital facility	$—	$9,643	$—	$—	$9,643
Current maturities of long-term obligations	463	8,239	213	—	8,915
Accounts payable	—	6,953	2,645	—	9,598
Accrued and other liabilities	—	19,275	3,844	—	23,119
Accrued interest	7,527	81	—	—	7,608
Income taxes payable	—	896	(191)	—	705
Deferred tax liabilities	—	2,793	—	—	2,793

Total current liabilities	7,990	47,880	6,511	—	62,381
Long-term obligations, less current maturities	172,327	25,569	570	—	198,466
Deferred tax liabilities	—	52,835	—	—	52,835
Other long-term liabilities	1,426	11,430	615	—	13,471
Shareholders’ equity (deficit):
Common stock	135	—	—	—	135
Additional paid-in-capital	188,791	—	—	—	188,791
Accumulated deficit	(65,062)	54,870	(67,783)	12,912	(65,063)
Accumulated other comprehensive income (loss)	3,929	(22,636)	(6,312)	28,948	3,929

Total shareholders’ equity (deficit)	127,793	32,234	(74,095)	41,860	127,792
Net equity (deficit) and advances to / from subsidiaries	(81,636)	252,780	96,597	(267,741)	—

Total liabilities and shareholders’ equity (deficit)	$227,900	$422,728	$30,198	$(225,881)	$454,945

17

THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
THREE MONTHS ENDED SEPTEMBER 30, 2010
(unaudited)
(In thousands)

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated
Net sales	$—	$114,425	$10,564	$(18,506)	$106,483
Cost of goods sold	—	80,392	7,423	(18,376)	69,439

Gross margin	—	34,033	3,141	(130)	37,044

Selling, general and administrative expenses	275	23,842	728	(909)	23,936
Amortization of intangibles	—	681	—	—	681

Operating income (loss)	(275)	9,510	2,413	779	12,427

Other income (expenses):
Interest, net	(4,408)	(616)	29	—	(4,995)
Amortization of deferred financing costs	(124)	(114)	—	—	(238)
Equity in net income (loss) of subsidiaries	9,628	—	—	(9,628)	—
Loss on debt extinguishment	—	—	—	—	—

Income (loss) from continuing operations before income tax provision	4,821	8,780	2,442	(8,849)	7,194

Income tax provision	—	1,608	765	—	2,373

Net income (loss)	$4,821	$7,172	$1,677	$(8,849)	$4,821

18

THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 2010
(unaudited)
(In thousands)

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated
Net sales	$—	$338,381	$30,428	$(57,113)	$311,696
Cost of goods sold	—	240,456	21,201	(56,621)	205,036

Gross margin	—	97,925	9,227	(492)	106,660

Selling, general and administrative expenses	523	66,631	4,540	(909)	70,785
Amortization of intangibles	—	2,038	—	—	2,038

Operating income (loss)	(523)	29,256	4,687	417	33,837

Other income (expense):
Interest, net	(14,149)	(3,105)	(16)	—	(17,270)
Amortization of deferred financing costs	(371)	(382)	—	—	(753)
Equity in net income (loss) of subsidiaries	24,731	—	—	(24,731)	—
Loss on debt extinguishment	—	(1,867)	—	—	(1,867)

Income (loss) from continuing operations before income tax provision	9,688	23,902	4,671	(24,314)	13,947

Income tax provision	—	2,832	1,427	—	4,259

Net income (loss)	$9,688	$21,070	$3,244	$(24,314)	$9,688

19

THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
THREE MONTHS ENDED SEPTEMBER 30, 2009
(unaudited)
(In thousands)

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated
Net sales	$—	$80,434	$7,808	$1,259	$89,501
Cost of goods sold	—	54,327	5,970	409	60,706

Gross margin	—	26,107	1,838	850	28,795

Selling, general and administrative expenses	52	20,253	1,462	—	21,767
Amortization of intangibles	—	672	1	—	673

Operating income (loss)	(52)	5,182	375	850	6,355

Other income (expenses):
Interest, net	(4,479)	(1,087)	(11)	—	(5,577)
Amortization of deferred financing costs	(125)	(150)	(1)	—	(276)
Equity in net income (loss) of subsidiaries	9,500	—	—	(9,500)	—
Settlement of retiree medical obligations	—	5,863	—	—	5,863

Income (loss) from continuing operations before income tax provision and discontinued operations	4,844	9,808	363	(8,650)	6,365

Income tax provision	—	2,401	238	—	2,639

Income (loss) from continuing operations	4,844	7,407	125	(8,650)	3,726

Loss from discontinued operations, net of tax	—	1,954	(836)	—	1,118

Net income (loss)	$4,844	$9,361	$(711)	$(8,650)	$4,844

20

THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 2009
(unaudited)
(In thousands)

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated
Net sales	$—	$262,972	$20,625	$(25,980)	$257,617
Cost of goods sold	—	193,196	16,260	(26,939)	182,517

Gross margin	—	69,776	4,365	959	75,100

Selling, general and administrative expenses	(616)	55,671	4,422	—	59,477
Amortization of intangibles	—	2,016	—	—	2,016

Operating income (loss)	616	12,089	(57)	959	13,607

Other income (expense):
Interest, net	(12,721)	(2,361)	(39)	—	(15,121)
Amortization of deferred financing costs	(375)	(373)	(1)	—	(749)
Equity in net income (loss) of subsidiaries	17,343	—	—	(17,343)	—
Settlement of retiree medical obligations	—	5,863	—	—	5,863

Income (loss) from continuing operations before income tax provision and discontinued operations	4,863	15,218	(97)	(16,384)	3,600

Income tax provision	—	1,360	428	—	1,788

Income (loss) from continuing operations	4,863	13,858	(525)	(16,384)	1,812

Loss from discontinued operations, net of tax	—	1,954	1,097	—	3,051

Net income (loss)	$4,863	$15,812	$572	$(16,384)	$4,863

21

THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2010
(unaudited)
(In thousands)

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated
Cash flows from continuing operations:
Net cash provided by (used in) operating activities	$5,723	$40,507	$(777)	$(19,975)	$25,478

Cash flows from investing activities:
Capital expenditures	—	(5,429)	(492)	—	(5,921)
Other	—	(583)	255	—	(328)

Net cash used in investing activities	—	(6,012)	(237)	—	(6,249)

Cash flows from financing activities:
Borrowings under Working Capital Facility	—	15,927	—	—	15,927
Repayments under Working Capital Facility	—	(13,014)	—	—	(13,014)
Borrowings of Second-Lien Facility and other	—	—	—	—	—
Repayments of Second-Lien Facility and other	—	(26,172)	(133)	—	(26,305)
Exercise of employee stock purchases	102	—	—	—	102
Changes in Net Equity	(5,825)	(16,211)	2,061	19,975	—

Net cash provided by (used in) financing activities	(5,723)	(39,470)	1,928	19,975	(23,291)

Effect of exchange rate changes on cash and cash equivalents	—	487	33	—	521

Net cash provided by (used in) continuing operations	—	(4,488)	947	—	(3,541)

Total increase (decrease) in cash and cash equivalents	—	(4,488)	947	—	(3,541)
Total cash and cash equivalents beginning of period	—	11,740	3,146	—	14,886

Total cash and cash equivalents end of period	$—	$7,252	$4,093	$—	$11,345

22

THERMADYNE HOLDINGS CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2009
(unaudited)
(In thousands)

	Parent
	Thermadyne
	Holdings		Non-
	Corporation	Guarantors	Guarantors	Eliminations	Consolidated
Cash flows from continuing operations:
Net cash provided by (used in) operating activities	$(177)	$42,187	$4,735	$(16,384)	$30,361

Cash flows from investing activities:
Capital expenditures	—	(4,560)	(66)	—	(4,626)
Other	—	(43)	(202)	—	(245)

Net cash provided by (used in) investing activities	—	(4,603)	(268)	—	(4,871)

Cash flows from financing activities:
Borrowings under Working Capital Facility	—	8,923	—	—	8,923
Repayments under Working Capital Facility	—	(41,454)	—	—	(41,454)
Borrowings of Second-Lien Facility and other	—	25,075	—	—	25,075
Repayments of Second-Lien Facility and other	—	(16,391)	(239)	—	(16,630)
Changes in net equity and advances to / from discontinued operations	(3,680)	(9,155)	(1,151)	16,384	2,398
Other	3,857	(2,266)	(1)	—	1,590

Net cash provided by (used in) financing activities	177	(35,268)	(1,391)	16,384	(20,098)

Effect of exchange rate changes on cash and cash equivalents	—	1,434	118	—	1,552

Net cash provided by (used in) continuing operations	—	3,750	3,194	—	6,944

Net cash used in discontinued operations	—	1,954	(2,539)	—	(585)

Total increase (decrease) in cash and cash equivalents	—	5,704	655	—	6,359
Total cash and cash equivalents beginning of period	—	6,301	6,200	—	12,501

Total cash and cash equivalents end of period	$—	$12,005	$6,855	$—	$18,860

Stock compensation expense was reclassified from financing activities to operating activities for period shown.

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Item 2.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
We are a leading global designer and manufacturer of gas and arc cutting and welding products, including equipment, accessories and consumables. Our products are used by manufacturing, construction, fabrication and foundry operations to cut, join and reinforce steel, aluminum and other metals. We design, manufacture and sell products in five principal categories: (1) gas equipment; (2) filler metals, including hardfacing; (3) arc accessories, including torches, guns, related consumable parts and accessories; (4) plasma power supplies, torches and related consumable parts; and (5) welding equipment. We operate our business in one reportable segment. Our products are sold domestically primarily through industrial welding distributors, retailers and wholesalers. Internationally, we sell our products through our sales force, independent distributors and wholesalers. Our operating profit is affected by the mix of our products sold during a period as margins vary between torches, guns, power supplies, consumables and replacement parts.
Demand for our products is highly cyclical because many of the end-users of our products are themselves in highly cyclical industries, such as commercial construction, steel shipbuilding, petrochemical construction and general manufacturing. The demand for our products and, therefore, our results of operations are directly related to the level of production in these end-user industries.
Our manufacturing costs, particularly raw material costs, are one of the key determinants in achieving future success in the marketplace and profitability. Principal raw materials used are copper, brass, steel and plastic, which are widely available and need not be specifically manufactured for our use. Certain other raw materials used in our hardfacing products, such as cobalt and chromium, are available primarily from sources outside the United States. Historically, we have been able to obtain adequate supplies of raw materials at acceptable prices. We typically maintain purchase commitments with respect to a portion of our material purchases for purchase volumes of three to six months. At times, pricing and supply can be volatile due to a number of factors beyond our control, including global demand, general economic and political conditions, mine closures and labor unrest in various countries, activities in the financial commodity markets, labor costs, competition, import duties and tariffs and currency exchange rates. This volatility can significantly affect our raw material costs. An environment of volatile raw material prices and competitive conditions can adversely affect our profitability if we fail to adjust pricing in concert with changes in material costs.
On October 5, 2010, the Company agreed to be acquired by an affiliate of Irving Place Capital. The transaction was unanimously approved by the Company’s Board of Directors. The transaction is subject to shareholder approval and other customary conditions and is targeted to close by the end of calendar year 2010.
Cautionary Statement Concerning Forward-looking Statements
The statements in this Quarterly Report on Form 10-Q that relate to future plans, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, including statements regarding our future prospects. These statements may be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions that relate to future events and occurrences. Actual results could differ materially due to a variety of factors and the other risks described in this Quarterly Report and the other documents we file from time to time with the Securities and Exchange Commission. Factors that could cause actual results to differ materially from those expressed or implied in such statements include, but are not limited to, the following and those discussed under the Risk Factors section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and Part II, Item 1A of this report: (a) the impact of uncertain global economic conditions on our business and those of our customers, (b) the cost and availability of raw materials, (c) operational and financial developments and restrictions affecting our international sales and operations, (d) the impact of currency fluctuations, exchange controls, and devaluations, (e) the impact of a change of control under our debt instruments and potential limits on our ability to use net operating loss carryforwards, (f) consolidation within our customer base and the resulting increased concentration of our sales, (g) actions taken by our competitors that affect our ability to retain our customers, (h) the effectiveness of our cost reduction initiatives in our continuous improvement program, (i) our ability to meet customer needs by introducing new and enhanced products, (j) our ability to adequately enforce or protect our intellectual property rights, (k) the detrimental cash

24

flow impact of increasing interest rates and our ability to comply with financial covenants in our debt instruments, (l) disruptions in the credit markets, (m) the impact of the sale of a large number of shares of our common stock on the market price of our stock, (n) our relationships with our employees and our ability to retain and attract qualified personnel, (o) liabilities arising from litigation, including product liability risks, and (p) the costs of compliance with and liabilities arising under environmental laws and regulations. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof and are not guarantees of performance or results. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or that reflect the occurrence of unanticipated events. For a more complete discussion of factors that may affect future results, see the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2009 and Part II, Item 1A of this report.
Key Indicators
Key economic measures relevant to our business include steel consumption, industrial production trends and purchasing manager indices. Industries that we believe provide a reasonable indication of demand for our products include construction and transportation, mining, oil and gas exploration, metal fabrication, farm machinery, railcar manufacturing and shipbuilding. The trends in these industries provide important data to us in forecasting our business. Indicators with a more direct relationship to our business that might provide a forward-looking view of market conditions and demand for our products are not available.
Key performance measurements we use to manage the business include orders, sales, commodity cost trends, operating expenses and efficiencies, inventory levels and fill-rates. The timing of these measurements varies, but may be daily, weekly or monthly depending on the need for management information and the availability of data.
Key financial measurements we use to evaluate the results of our business as well as the operations of our individual units include customer order levels and mix, sales order profitability, production volumes and variances, gross profit margin, selling, general and administrative expenses, earnings before interest, taxes, and depreciation and amortization, operating cash flows, capital expenditures and controllable working capital. We define controllable working capital as accounts receivable, inventory and accounts payable. These measurements are reviewed monthly, quarterly and annually and are compared with historical periods, as well as objectives that are established by management and approved by our Board of Directors.
RESULTS OF OPERATIONS
The following is a discussion of the results of continuing operations for the three and nine months ended September 30, 2010, and 2009.
Net sales

	Three Months Ended September 30,			Nine Months Ended September 30,
(Dollars in thousands)	2010	2009	% Change	2010	2009	% Change
Net sales	$106,483	$89,501	19.0%	$311,696	$257,617	21.0%

Net sales summary:
U.S.	$57,207	$48,771	17.3%	$168,833	$146,775	15.0%
International	49,276	40,730	21.0%	142,863	110,842	28.9%

Consolidated	$106,483	$89,501	19.0%	$311,696	$257,617	21.0%

Net sales for the three months ended September 30, 2010 increased $17.0 million as compared to the same period in 2009 with approximately $14.9 million related to increased volumes and $2.1 million attributable to foreign currency translation.
Net sales for the nine months ended September 30, 2010 increased $54.1 million as compared to the same period in 2009 with approximately $44.1 million related to increased volumes and $10.1 million attributable to foreign currency translation.

25

Gross margin

	Three Months Ended September 30,			Nine Months Ended September 30,
(Dollars in thousands)	2010	2009	% Change	2010	2009	% Change
Gross margin	$37,044	$28,795	28.6%	$106,660	$75,100	42.0%
Gross margin as a percent of net sales	34.8%	32.2%		34.2%	29.2%
For the three and nine months ended September 30, 2010, gross margin as a percent of sales increased as compared to the same period in 2009 primarily due to the beneficial impact of manufacturing efficiencies arising from increased volumes of activity in 2010, as well as from the Company’s continuous cost improvement initiatives. These increases were partially offset by $1.3 million in charges related to U.S. duties requirements as discussed in Footnote 10 “Contingencies” for the nine months ended September 30, 2010.
Selling, general and administrative expenses

	Three Months Ended September 30,			Nine Months Ended September 30,
(Dollars in thousands)	2010	2009	% Change	2010	2009	% Change
Selling, general and administrative expenses	$23,936	$21,767	10.0%	$70,785	$59,477	19.0%
SG&A as a percent of net sales	22.5%	24.3%		22.7%	23.1%
For the three months ended September 30, 2010, selling, general, and administrative costs increased $2.2 million over the comparable period of 2009. SG&A expenses for the three months ended September 30, 2010 include $3.0 million of increased sales commissions and performance-based incentive compensation, and $1.6 million of increased salaries, selling, and other expenses in excess of the amounts in the comparable period of 2009. SG&A expenses for the three months ended September 30, 2009 include charges of $1.4 million for severance expenses payable to manufacturing personnel placed on permanent lay-off status, to salaried positions eliminated in connection with further organizational restructurings, and to additional personnel electing to participate in a voluntary retirement program. SG&A expenses for the three months ended September 30, 2009 also include $1.0 million for assessments by a foreign jurisdiction of customs duties related to prior years’ export sales activities.
For the nine months ended September 30, 2010, selling, general, and administrative costs increased $11.3 million over the comparable period of 2009. SG&A expenses for the nine months ended September 30, 2010 include $9.5 million of increased sales commissions and performance-based incentive compensation, and $4.5 million of increased salaries, selling, and other expenses in excess of the amounts in the comparable period of 2009. SG&A expenses for the nine months ended September 30, 2010 also include $0.9 million in foreign currency losses. SG&A expenses for the nine months ended September 30, 2009 included charges of $2.6 million of severance expenses payable to manufacturing personnel placed on permanent lay-off status, to salaried positions eliminated in connection with further organizational restructurings, and to additional personnel electing to participate in a voluntary retirement program. SG&A expenses for the nine months ended September 30, 2009 also include $1.0 million for assessments by a foreign jurisdiction of customs duties related to prior years’ export sales activities.
Interest, net

	Three Months Ended September 30,			Nine Months Ended September 30,
(Dollars in thousands)	2010	2009	% Change	2010	2009	% Change
Interest, net	$4,995	$5,577	(10.4%)	$17,270	$15,121	14.2%
Interest expense for the three months ended September 30, 2010 was $5.0 million as compared to $5.6 million for the three months ended September 30, 2009. The reduction in interest costs results primarily from repayments of Second Lien indebtedness in the six month period ending June 30, 2010.
Interest expense for the nine months ended September 30, 2010 was $17.3 million as compared to $15.1 million for the nine months ended September 30, 2009. The effective interest rate on the senior debt increased approximately 225 basis points to

26

11.2% due to increases in the Special Interest adjustment on the Senior Subordinated Notes as well as increased interest charges under the Second Lien indebtedness refinanced in August 2009. This increase was partially offset by repayments of the Second Lien indebtedness and reduced average debt balances in 2010 under the working capital facility.
Loss on Debt Extinguishment
In the second quarter of 2010, the Company repaid $25 million of Second Lien indebtedness and recorded a loss on debt extinguishment of $1.9 million, consisting of the write-off of unamortized original issue discount of $1.5 million, write-off of unamortized deferred financing fees of $0.3 million, and prepayment fees of $0.1 million.
Income tax provision

	Three Months Ended September 30,			Nine Months Ended September 30,
(Dollars in thousands)	2010	2009	% Change	2010	2009	% Change
Income tax provision (benefit)	$2,373	$2,639	(10.1%)	$4,259	$1,788	138.2%
For the 2010 third quarter, the effective income tax rate was 33.0% versus 41.5% in the comparable prior year period. For the nine months ended September 30, 2010, the effective income tax rate was 30.5% versus 49.7% in the comparable period in 2009. The decline in the effective tax rate for the third quarter of 2010 as compared to 2009 results primarily from recognizing the U.S. based losses in 2009 for which tax recoveries could not be recorded due to the uncertainty of realization.
On October 7, 2010, the Company may have experienced a Section 382 annual limitation on future utilization of its NOL carryovers as explained at Note 16, “Subsequent Events.” The possible section 382 annual limitation arose as a result of the acquisition of shares by a five percent holder as discussed at “Note 16, Subsequent Events.” This limitation, if applicable, would not impact the financial statements as of September 30, 2010, nor does management expect it to materially impact the Company’s 2010 financial statements.
Discontinued Operations
On December 30, 2006, the Company committed to a plan to sell its Brazilian manufacturing operations. A loss of approximately $15.2 million (net of $1.2 million of tax) was recorded as a component of discontinued operations in the fourth quarter of 2006. This reflected the estimated net realizable value of the assets and the estimated remaining liabilities of the operation. The Company closed the Brazilian manufacturing operations in the fourth quarter of 2007, disposing of its cutting table business and auctioning various remaining inventory and equipment. Sale of the building and land was completed in the quarter ended September 30, 2009. A gain, net of tax, of $1.1 million was recorded in the third quarter of 2009 related to Brazil including a gain of $2.9 million on the sale of the facilities, a charge of $1.1 million to revise the estimates of the remaining liabilities, and income tax expense of $0.7 million.
On December 30, 2006, the Company committed to a plan to sell its South African operations. On February 5, 2007, the Company entered into an agreement to sell the South African subsidiaries. A loss of $9.2 million (net of $6.3 million of tax) was recorded in the fourth quarter of 2006 as a component of discontinued operations. The sale closed on May 25, 2007 with $13.8 million of net cash received at closing along with a note due in May 2010 in the amount of 30 million South African Rand and bearing 14% interest payable. In April 2009, the note was settled and the Company recorded a gain of $1.9 million in discontinued operations. The Company also recorded $0.5 million of interest income in continuing operations related to this transaction.
RECENT ACCOUNTING PRONOUNCEMENTS
The Company has determined that all recently issued accounting pronouncements will not have a material impact on its consolidated financial position, results of operations and cash flows, or do not apply to its operations.

27

LIQUIDITY AND CAPITAL RESOURCES
Our principal uses of cash are capital expenditures and debt repayment obligations, including repayment of debt pursuant to the “Excess Cash Flow” provision of the Senior Subordinated Notes. We expect that ongoing requirements for working capital, debt service, and additional equipment purchases will be funded from operating cash flow and borrowings under the Working Capital Facility.
The Company’s cash flows from continuing operations from operating, investing and financing activities, as reflected in the Condensed Consolidated Statements of Cash Flows, are summarized in the following table:

	Nine Months Ended
	September 30,
(Dollars in thousands)	2010	2009
Net cash provided by (used in):
Operating activities	$25,478	$30,361
Investing activities	(6,249)	(4,871)
Financing activities	(23,291)	(20,098)
Effect of exchange rates	521	1,552

Cash provided	$(3,541)	$6,944

Operating Activities
Cash provided by operating activities for the first nine months of 2010 was $25.5 million compared to the $30.4 million of cash provided during the same period in 2009. The change in operating assets and liabilities provided $4.0 million of cash during the nine months ended September 30, 2010 compared to the $25.9 million of cash provided in the nine months ended September 30, 2009. The changes in operating assets and liabilities, excluding foreign currency translation effects, included:
•	Accounts receivable increased $13.2 million during the nine months ended September 30, 2010 due to increased sales, compared to the $18.6 million decrease during the same period in 2009 in which sales declined substantially.

•	Inventory changes used $10.1 million of cash through the first nine months of 2010 due to increased customer demand. Inventory declined in the first nine months of 2009 due to substantial declines in demand and provided $28.8 million of cash.

•	Accounts payable increased in the first nine months of 2010 providing $18.1 million of cash which includes the beneficial impact of approximately $14.0 million of early payment of supplier invoices during the fourth quarter of 2009. These early payments reduced the cash usage requirements for the nine months ended September 30, 2010. For the nine months ended September 30, 2009, accounts payable were reduced, utilizing $9.9 million of cash. During 2009, the Company was paying vendors for previous materials purchases while reducing new purchases in connection with reducing inventory levels.

•	Accrued liabilities increased in the first nine months of 2010, providing $11.4 million of cash, due primarily to increases in incentive compensation, customer rebates and income tax accruals. This amount is net of payments of semi-annual interest due on the Senior Subordinated Notes and accruals during the quarter for interest payments. During the first nine months of 2009, accrued liabilities were reduced by $11.7 million due to cash payment of employee severance, customer rebates, incentive compensation and payment of semi-annual interest due on the Senior Subordinated Notes.
Investing Activities
Investing activities used $6.2 million of cash for the nine months ended September 30, 2010 compared to net cash used of $4.9 million for the first nine months of 2009. Cash used in investing activities in 2010 and 2009 primarily reflected capital expenditures for manufacturing equipment purchases.

28

Financing Activities
During the nine months ended September 30, 2010, the Company repaid all $25 million of the Second Lien indebtedness. For the same period in 2009, the Company had net repayment of $32.5 million under the Working Capital Facility, which when combined with cash on hand and cash flow from operations, were used to fund working capital and capital expenditures.
On February 23, 2010, the Company, Thermadyne Industries, Inc., their domestic subsidiaries and certain of their foreign subsidiaries (together with the Company, the “Thermadyne Parties”) entered into the Third Amendment to Third Amended and Restated Credit Agreement with General Electric Capital Corporation as agent and lender (as amended, the “Amended GE Credit Agreement”) to, among other things: (i) increase the permitted amount of foreign investments from $5 million to $10 million, subject to certain restrictions, including a $3 million limitation on investment in non-affiliated foreign persons; and (ii) adjust the minimum quarterly Fixed Charge Coverage Ratio requirements so as to compute such ratio as of March 31, 2010 and June 30, 2010 based on the results for the six months and nine months then ended. For September 30, 2010 and for each calendar quarter thereafter, the computation is based on the twelve month period then ending. The minimum Fixed Charge Coverage Ratio required for all calendar quarters after December 31, 2009 is 1.10.
At September 30, 2010, $3.9 million of letters of credit were outstanding. Unused availability, net of these letters of credit, was $42.6 million under the Working Capital Facility.
During nine months ended September 30, 2010, the Company voluntarily prepaid the $25.0 million principal balance outstanding under the Second Lien Facility, plus accrued and unpaid interest on such amount as of that date. The outstanding principal amount bore interest at 12% per annum and would have been due November 30, 2012. As a result of the prepayment, the Second Lien Agreement has terminated and liens on the property and assets of the Company and its subsidiaries thereunder have been released. The Company funded its prepayment primarily with borrowings under its Working Capital Facility with GE, which currently holds first liens on the property and assets of the Company and its subsidiaries.
The company expects to incur capital expenditure commitments of $10 to $12 million in 2010, which includes plans to expand existing manufacturing facilities. For the nine months ended September 30, 2010, we have incurred $5.9 million in capital expenditures.
At September 30, 2010, the Company was in compliance with its financial covenants. We believe the Company has sufficient funding to satisfy its operating needs, to fulfill its current debt repayment obligations, and to fund capital expenditure commitments.
The most restrictive financial covenant is the “fixed charge coverage” covenant under our Working Capital Facility. This covenant requires EBITDA, as defined in the Amended GE Credit Agreement, to be at least 1.10 of Fixed Charges, as defined. Failure to comply with our financial covenants in future periods would result in defaults under our credit agreements unless covenants are amended or non-compliance is waived. An event of default under our credit agreements, if not waived, could result in the acceleration of these debt obligations and, consequently, our debt obligations under our Senior Subordinated Notes.
Agreement to be Acquired by Irving Place Capital
In conjunction with the merger agreement, we expect that the Senior Subordinated Notes will be repaid in full as a result of the acquisition. Additionally, the merger agreement contains certain termination rights for the Company and an affiliate of Irving Place Capital. Upon termination of the merger agreement under specified circumstances, the Company will be required to pay to an affiliate of Irving Place Capital a termination fee in the amount of $6.4 million, plus up to $2 million of such affiliate’s reasonable out of pocket fees and expenses incurred in connection with the transaction. The merger agreement also provides that such affiliate will be required to pay the Company a reverse termination fee of $25 million if such affiliate terminates the merger agreement under specified circumstances. See Part II, Item 1A, “Risk Factors.”

29

Item 3. Quantitative and Qualitative Disclosures About Market Risk
Our primary financial market risk relates to fluctuations in currency exchange rates, commodity price risks and interest rates.
We believe our exposure to transaction gains or losses resulting from changes in foreign currency exchange rates are not material to our financial statements. Our sales are predominantly U.S. dollar denominated. A portion of our sales reflect pound sterling versus Euro transactional risk and the purchase of materials reflect U.S. dollar versus Euro transactional risk. Materials purchases for our Asia Pacific region have Australian dollar versus U.S. dollar exchange risk which we mitigate through forward U.S. dollar purchase contracts by our Australian operations.
Copper, brass and steel constitute a significant portion of our raw material costs. These commodities are subject to price fluctuations which we may not be able to pass onto our customers. When feasible, we attempt to establish fixed price commitments to provide stability in our cost. Such commitments typically extend three to six months.
For a more complete discussion of factors that may affect future results, see the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2009.
Item 4. Controls and Procedures
The Company’s management, under the supervision and with the participation of the Company’s President and Chief Financial Officer, carried out an evaluation of the effectiveness of the design and operation of the Company’s disclosure controls and procedures as of September 30, 2010. Based upon their evaluation, the Company’s President and Chief Financial Officer concluded that the Company’s disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)) are effective as of that date to provide reasonable assurance that the information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its President and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure. They have also determined in their evaluation that there was no change in the Company’s internal controls over financial reporting that has materially affected or is reasonably likely to materially affect the Company’s internal control over financial reporting.

30

PART II. OTHER INFORMATION
Item 1. Legal Proceedings
On October 19, 2010, Robert Israeli filed a class action complaint in the Circuit Court of St. Louis County, Missouri against the Company, the Company’s directors, and Irving Place Capital. The complaint alleges, among other things, that the Company’s directors breached their fiduciary duties to the Company’s stockholders, including their duties of loyalty, good faith and independence, and the Company and Irving Place Capital aided and abetted the Company’s directors’ alleged breaches of their fiduciary duties. The plaintiffs seek injunctive relief preventing the defendants from consummating the transactions contemplated by the merger agreement with IPC, or in the event the defendants consummate the transactions contemplated by the merger agreement, rescission of such transactions, and attorney’s fees and expenses. The Company and the other defendants have not yet responded to the complaint. The Company believes that this lawsuit is without merit and intends to defend it.
The information contained in Note 10 — “Contingencies” to the Company’s condensed consolidated financial statements is incorporated by reference herein.
Item 1A. Risk Factors
In addition to the other information set forth in this report, you should carefully consider the risk factors set forth below, as well as disclosed under Part I—Item 1A, “Risk Factors” in our 2009 Form 10-K, which could materially adversely affect our business, financial condition, operating results and cash flows. These risks and uncertainties are not the only ones we face. Risks and uncertainties not currently known to us or that we currently deem immaterial also may materially adversely affect our business, results of operations, financial condition and cash flows.
The following risk factors should be read in conjunction with “Risk Factors” included in Item 1A in the Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2009.
There are risks and uncertainties associated with the proposed merger with an affiliate of Irving Place Capital.
On October 5, 2010, we entered into an agreement and plan of merger, which we refer to as the merger agreement, providing for the acquisition of the Company by Razor Holdco Inc., which we refer to as “Parent,” a Delaware corporation that was formed by Irving Place Capital, which we sometimes refer to as IPC or Irving Place, solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and related financing transactions. The acquisition will be effected by the merger of Razor Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent, with and into the Company, with the Company being the surviving corporation as a wholly-owned subsidiary of Parent, which we refer to as the merger.
There are a number of risks and uncertainties relating to the merger. For example, the merger may not be consummated or may not be consummated as currently anticipated, as a result of several factors, including, but not limited to, the failure to satisfy the closing conditions set forth in the merger agreement. In addition, there can be no assurance that approval of our stockholders and requisite regulatory approvals will be obtained, that the other conditions to closing of the merger will be satisfied or waived or that other events will not intervene to delay or result in the termination of the merger.
Our business could be adversely impacted as a result of uncertainty related to the proposed merger with an affiliate of Irving Place Capital.
The proposed merger could cause disruptions in our business relationships and business generally, which could have an adverse effect on our business, financial condition, results of operations and cash flows. For example:
•	the attention of our management may be directed to transaction-related considerations and may be diverted from the day-to-day operations of our business and pursuit of our strategic initiatives

•	our employees may experience uncertainty about their future roles at the Company, which might adversely affect our ability to retain and hire key managers and other employees; and

•	customers and suppliers may experience uncertainty about the Company’s future and seek alternative business relationships with third parties or seek to alter their business relationships with the Company.

31

Under the merger agreement, we are subject to certain restrictions on the conduct of our business prior to completing the proposed merger, which restrictions could adversely affect our ability to realize certain of our business strategies or pursue opportunities that may arise prior to the closing of the merger.
In addition, we have incurred, and will continue to incur, significant costs, expenses and fees for professional services and other transaction costs in connection with the proposed merger, and we must pay many of these fees and costs regardless of whether or not we consummate the merger.
Failure to complete the proposed merger could negatively impact our business, financial condition, results of operations or stock price.
The completion of the proposed merger is subject to a number of conditions and there can be no assurance that the conditions to the completion of the proposed merger will be satisfied or that the proposed merger will otherwise occur. If the proposed merger is not completed, we will be subject to several risks, including:
•	the current price of our common stock may reflect a market assumption that the proposed merger will occur, meaning that a failure to complete the proposed merger could result in a decline in the price of our common stock;

•	we may be required to pay a termination fee of $6,440,000, plus up to an aggregate of $2,000,000 of documented reasonable out-of-pocket fees and expenses incurred by Parent and Merger Subsidiary in connection with the merger agreement if the merger agreement is terminated under certain circumstances, which would negatively affect our liquidity;

•	we expect to incur substantial transaction costs in connection with the proposed merger, whether or not it is completed; and

•	we would not realize any of the anticipated benefits of having completed the proposed merger.
Item 6. Exhibits

2.1	—	Agreement and Plan of Merger, dated as of October 5, 2010, by and among Thermadyne Holdings Corporation, Razor Holdco Inc. and Razor Merger Sub Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K (File No. 001-13023) filed on October 6, 2010).

*31.1	—	Certification Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. *

*31.2	—	Certification Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.*

*32.1	—	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted by Section 906 of the Sarbanes-Oxley Act of 2002. *

*32.2	—	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted by Section 906 of the Sarbanes-Oxley Act of 2002.*

99.1		Limited Guarantee, dated October 5, 2010, by Irving Place Capital Partners III, L.P. (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K (File No. 001-13023) filed on October 6, 2010).

*	Filed herewith.

32

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THERMADYNE HOLDINGS CORPORATION
By:	/s/ Steven A. Schumm
Steven A. Schumm
Executive Vice President, Chief Financial and Administrative Officer (Principal Financial and Accounting Officer)
Date: October 28, 2010

33

THERMADYNE HOLDINGS CORPORATION
EXHIBIT INDEX

Exhibit No.		Exhibit
2.1	—	Agreement and Plan of Merger, dated as of October 5, 2010, by and among Thermadyne Holdings Corporation, Razor Holdco Inc. and Razor Merger Sub Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K (File No. 001-13023) filed on October 6, 2010).

*31.1	—	Certification Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. *

*31.2	—	Certification Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.*

*32.1	—	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted by Section 906 of the Sarbanes-Oxley Act of 2002. *

*32.2	—	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted by Section 906 of the Sarbanes-Oxley Act of 2002.*

99.1		Limited Guarantee, dated October 5, 2010, by Irving Place Capital Partners III, L.P. (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K (File No. 001-13023) filed on October 6, 2010).

*	Filed herewith.

34

EXHIBIT 31.1
CERTIFICATIONS
I, Martin Quinn, certify that:
1.	I have reviewed this quarterly report on Form 10-Q of Thermadyne Holdings Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in the report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in the report;

4.	The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

By:	/s/ Martin Quinn
Martin Quinn
President (Principal Executive Officer)
Date: October 28, 2010

EXHIBIT 31.2
CERTIFICATIONS
I, Steven A. Schumm, certify that:
1.	I have reviewed this quarterly report on Form 10-Q of Thermadyne Holdings Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in the report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in the report;

4.	The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation;

d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

	By:	/s/ Steven A. Schumm
Steven A. Schumm
Date: October 28, 2010		Executive Vice President, Chief Financial and Administrative Officer (Principal Financial and Accounting Officer)

     EXHIBIT 32.1
CERTIFICATION
PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED BY SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
     I, Martin Quinn, as President and Principal Executive Officer of Thermadyne Holdings Corporation (the “Company”) certify, pursuant to 18 U.S.C. § 1350, as adopted by Section 906 of the Sarbanes-Oxley Act of 2002, that to my knowledge:
     (1) the accompanying Form 10-Q for the period ended September 30, 2010 as filed with the U.S. Securities and Exchange Commission (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and
     (2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

By:	/s/ Martin Quinn
Martin Quinn
President (Principal Executive Officer)
Date: October 28, 2010

EXHIBIT 32.2
CERTIFICATION
PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED BY SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
     I, Steven A. Schumm, as Chief Financial Officer and Principal Financial Officer of Thermadyne Holdings Corporation (the “Company”) certify, pursuant to 18 U.S.C. § 1350, as adopted by Section 906 of the Sarbanes-Oxley Act of 2002, that to my knowledge:
     (1) the accompanying Form 10-Q for the period ended September 30, 2010 as filed with the U.S. Securities and Exchange Commission (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and
     (2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

By:	/s/ Steven A. Schumm
Steven A. Schumm
Executive Vice President, Chief Financial and Administrative Officer (Principal Financial and Accounting Officer)
Date: October 28, 2010

SCHEDULE 3.11(b)
Pro Forma Financial Statements
Attached.

Unaudited Pro Forma Condensed Consolidated Financial Statements
The following unaudited pro forma condensed consolidated financial statements have been derived by applying pro forma adjustments to our historical audited consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this offering memorandum. The unaudited pro forma consolidated statements of operations give effect to the Transactions as if they occurred on January 1, 2009. The unaudited pro forma consolidated balance sheet gives effect to the Transactions as if they occurred on September 30, 2010. The summary unaudited pro forma condensed consolidated statement of operations data for the twelve months ended September 30, 2010 has been derived by adding the historical consolidated statement of operations data for the fiscal year ended December 31, 2009 to the historical consolidated statement of operations data for the nine months ended September 30, 2010, subtracting the historical consolidated statement of operations data for the nine months ended September 30, 2009 and applying pro forma adjustments to give effect to the Transactions as if they had occurred on January 1, 2009. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements.
The unaudited pro forma adjustments are based upon available information and certain assumptions that are factually supportable and that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only. The unaudited pro forma condensed consolidated financial statements do not purport to represent what our actual consolidated results of operations or the consolidated financial condition would have been had the Transactions actually occurred on the dates indicated, nor are they necessarily indicative of future consolidated results of operations or consolidated financial condition. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information contained in “Summary—The Transactions,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and the unaudited condensed consolidated financial statements and the notes thereto appearing elsewhere in this offering memorandum. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated financial statements.
The Transactions will be accounted for using purchase accounting. The pro forma information presented, including the allocation of the purchase price, is based on preliminary estimates of the fair values of assets acquired and liabilities assumed and available information. The final purchase price allocation is dependent on, among other things, the finalization of asset and liability valuations. As of the date of this offering memorandum, we have not completed the valuation studies necessary to estimate the fair values of the assets acquired and liabilities assumed and the related allocation of purchase price. We have allocated the total estimated purchase price, calculated as described in Note 2(a) under “—Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements,” to the assets acquired and liabilities assumed based on preliminary estimates of their fair values. A final determination of these fair values will reflect our consideration of a final valuation prepared by third-party appraisers. This final valuation will be based on the actual net tangible and intangible assets that existed as of the closing date of the Transactions. Final adjustments will change the allocations of purchase price, which will affect the fair value assigned to certain assets acquired and liabilities assumed and will result in a change to the unaudited pro forma condensed consolidated financial statements, including a change to goodwill. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material.

38

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of September 30, 2010

	Historical	Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$11,345	$—		$11,345
Accounts receivables, less allowance for doubtful accounts	71,330	—		71,330
Inventories	86,139	12,062	(a)	98,201
Prepaid expenses and other	9,702	—		9,702
Deferred tax assets	3,008	—		3,008

Total current assets	181,524	12,062		193,586
Property, plant and equipment, net of accumulated depreciation	46,644	8,000	(a)	54,644
Goodwill	188,782	63,797	(a)	252,579
Intangibles, net	56,741	19,888	(a)	76,629
Deferred financing fees and other	2,835	8,708	(b)	11,543

Total assets	$476,526	$112,455		$588,981

Liabilities and shareholders’ equity
Current liabilities:
Working capital facility	$12,556	$(12,556	)(c)	$—
Current maturities of capital lease obligations	2,442	(275	)(d)	2,167
Accounts payable	28,995	—		28,995
Accrued and other liabilities	37,780	(463	)(e)	37,317
Accrued interest	3,133	(3,016	)(c)	117
Income taxes payable	3,726	—		3,726
Deferred tax liabilities	2,793	—		2,793

Total current liabilities	91,425	(16,310)		75,115
	—			—
Long-term obligations, less current maturities	178,426	86,768	(d)	265,194
Deferred tax liabilities	52,805	19,770	(f)	72,575
Other long-term liabilities	13,368	(1,079	)(e)	12,289

Total liabilities	336,024	89,149		425,173
Total shareholders’ equity	140,502	23,306	(g)	163,808
		—

Total liabilities and shareholders’ equity	$476,526	$112,455		$588,981

(Dollars in thousands)
See accompanying notes

39

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2009

	Historical	Adjustments		Pro Forma
Net sales	$347,655	$—		$347,655
Cost of goods sold	243,861	4,311	(h)	248,172

Gross margin	103,794	(4,311)		99,483
Selling, general and administrative expenses and net periodic postretirement benefits	81,421	1,500	(i)	82,921
Amortization of intangibles	2,693	659	(j)	3,352

Operating income	19,680	(6,470)		13,210
Other income (expenses):
Interest, net	(20,850)	(4,995	)(k)	(25,845)
Amortization of deferred financing costs	(1,052)	(890	)(l)	(1,942)
Settlement of retiree medical obligations	5,863	—		5,863
Other	147	(147	)(m)	—

Income (loss) from continuing operations before income tax provision and discontinued operations	3,788	(12,502)		(8,714)
Income tax provision	2,657	—		2,657

Income (loss) from continuing operations	1,131	(12,502)		(11,371)
Income from discontinued operations, net of tax	3,051	—		3,051

Net income (loss)	$4,182	$(12,502)		$(8,320)

(Dollars in thousands)
See accompanying notes

40

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Nine Months Ended September 30, 2010

	Historical	Adjustments		Pro Forma
Net sales	$311,696	$—		$311,696
Cost of goods sold	205,036	(115)	(h)	204,921

Gross margin	106,660	115		106,775
Selling, general and administrative expenses and net periodic postretirement benefits	70,785	1,125	(i)	71,910
Amortization of intangibles	2,038	495	(j)	2,533

Operating income	33,837	(1,505)		32,332
Other income (expenses):
Interest, net	(17,270)	(2,260)	(k)	(19,530)
Amortization of deferred financing costs	(753)	(686)	(l)	(1,439)
Loss on debt extinguishment	(1,867)	1,867	(n)	—

Income (loss) from continuing operations before income tax provision	13,947	(2,584)		11,363
Income tax provision	4,259	(305)		3,954

Net income (loss)	$9,688	$(2,279)		$7,409

(Dollars in thousands)
See accompanying notes

41

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Twelve Months Ended September 30, 2010

	Historical	Adjustments		Pro Forma
Net sales	$401,734	$—		$401,734
Cost of goods sold	266,380	135	(h)	266,515

Gross margin	135,354	(135)		135,219
Selling, general and administrative expenses and net periodic postretirement benefits	92,729	1,500	(i)	94,229
Amortization of intangibles	2,715	659	(j)	3,374

Operating income	39,910	(2,294)		37,616
Other income (expenses):
Interest, net	(22,999)	(2,922	) (k)	(25,921)
Amortization of deferred financing costs	(1,056)	(863	) (l)	(1,919)
Loss on debt extinguishment	(1,867)	1,867	(n)	—
Other	147	(147	) (m)	—

Income (loss) from continuing operations before income tax provision	14,135	(4,359)		9,776
Income tax provision	5,128	(305)		4,823

Net income (loss)	$9,007	$(4,054)		$4,953

(Dollars in thousands)
See accompanying notes

42

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
(dollars in thousands, except per share data)
Note 1 — Basis of Presentation
On October 5, 2010, Thermadyne Holdings Corporation (“Thermadyne”) entered into an agreement and plan of merger with Razor Holdco Inc. (“Parent”) and Razor Merger Sub Inc., its wholly-owned subsidiary, which was approved by Thermadyne’s Board of Directors. If the merger agreement is adopted and the merger consummated, (i) each outstanding share of Thermadyne common stock will be cancelled and converted automatically into the right to receive $15.00 in cash, without interest; and (ii) each option to acquire shares of Thermadyne’s common stock that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will vest (if unvested) and will be cancelled and converted automatically into the right to receive $15.00 in cash for the number of shares of Thermadyne’s common stock subject to the option, multiplied by the excess, if any, by which the per share merger consideration exceeds the exercise price of the option, less any applicable withholding taxes. Pursuant to the terms of the merger agreement, Razor Merger Sub Inc. will be merged into and with Thermadyne, and Thermadyne will continue as the surviving corporation. All of the outstanding shares of Razor Merger Sub Inc. will be converted into shares in the surviving corporation. As a result of the merger, Thermadyne will be privately owned and controlled by Irving Place Capital, a private equity firm.
The acquired assets and assumed liabilities at September 30, 2010 consist primarily of (i) current assets, (ii) property, plant and equipment to manufacture Thermadyne’s comprehensive suite of cutting and welding products, including gas equipment, arc accessories, plasma cutting systems, filler metals and hardfacing alloys and welding equipment; (iii) intangible assets, including patents, customer relationships and trademarks, (iv) current liabilities and (v) long-term obligations and deferred tax liabilities. The acquired assets are located at 17 facilities in nine countries, with the major production facilities in the United States, Mexico, Australia, Asia and Europe.
The following summarizes the sources and uses of the transaction:
Summary of Sources and Uses of Funds for the Proposed Transactions

Sources
New ABL Facility	$—
New senior secured notes offered hereby	260,000
New equity investment	184,750

Total Sources of Funds	$444,750

Uses
Purchase Thermadyne equity	$203,281
Pay share based compensation plans	11,418
Pay long-term cash incentive plan	1,685
Discharge existing senior subordinated notes	172,327
Pay interest accrued through September 30, 2010 on existing senior subordinated notes	3,016
Payment of premium in connection with discharge of existing senior subordinated notes and accrued interest on such notes from September 30, 2010	8,242
Pay-down of exiting working capital facility	12,556
Pay fees on new ABL Facility and new senior secured notes	11,150
Payment of certain capital lease obligations, including change-of control premiums	1,411
Pay seller fees including financial advisor, accounting, legal	6,964
Pay buyer expenses	12,700

Total Uses of Funds	$444,750

43

The anticipated transactions will result in the write-off of $2,442 of deferred finance fees on the existing senior subordinated notes and second lien facility and recognition of gain from a previous swap transaction totaling $1,542, all of which are non-cash transactions.
Note 2 — Pro Forma Adjustments
Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2010
The following summarizes certain key assumptions in preparing the estimated purchase price allocated to the fair value of net assets acquired in connection with the Transactions:
(a)	Represents the net adjustment allocated preliminarily to inventories, land, goodwill and intangibles. It is anticipated that the Acquisition will be accounted for as (or similar to) a purchase in accordance with ASC 805. We have allocated the excess of the purchase price over the net assets acquired to inventories, land, intangible assets and goodwill. The allocations to inventories, land, and intangibles are based on management’s best estimates of the fair value of these assets. Thermadyne has begun the process of reviewing its net assets to determine the adjustments to fair value (including the possible recognition of previously unrecognized assets and liabilities along with further expected adjustments to property, plant and equipment, inventories and intangibles) in connection with the Transactions. If value assigned to Thermadyne’s non-goodwill assets are increased in connection with the Transactions, Thermadyne expenses in the future will be higher as a result of increased expenses (depreciation and amortization and/or cost of goods sold). Similarly, if values assigned to Thermadyne’s non-goodwill assets decreased, expenses will decrease in the future (depreciation and amortization and/or cost of goods sold).
Summary of the pro forma purchase price allocation:

Purchase price(i)	$214,699
Less: Net assets acquired(ii)	(130,722)

Net adjustments	$83,977

Allocated to:
Inventories(iii)	$12,062
Land (part of property, plant and equipment)(iv)	8,000
Intangible assets (trademarks, customer relationships and patents)(v)	19,888
Goodwill(vi)	44,027

$83,977

Goodwill	$44,027
Additional goodwill related to deferred tax liabilities(vii)	19,770

Total adjustment to goodwill	$63,797

(i)	The purchase price is defined as the cost of the outstanding shares of Thermadyne stock at $15.00 per share plus amounts payable pursuant to share based compensation plans.

(ii)	Represents the book value of total assets less liabilities, including liabilities associated with the Transactions.

(iii)	The allocation to increase inventories by $12,062 eliminates the existing LIFO reserve of $8,632 and increases inventory to selling prices less (1) costs to complete; (2) costs of disposal; and (3) a reasonable profit on the selling effort.

(iv)	Represents management’s estimates of increases in values of land in Mexico and Australia.

44

(v)	The allocations to intangible assets at September 30, 2010 were based on initial management’s estimates and are as follows:

	Historical	Adjustment to	Estimated
	Balance	Fair Value	Fair Value
Trademarks	$33,403	$7,790	$41,193
Customer relationships	19,040	11,096	30,136
Patents	4,298	1,002	5,300

Total Intangibles	$56,741	$19,888	$76,629

(vi)	Goodwill increased $63,797 as a result of the Transactions. Goodwill was calculated as the difference in the purchase price, less the fair value of assets and assumed liabilities of $44,027, plus $19,770 due to the impact of deferred taxes on the increases in land and goodwill.

(vii)	Represents the increase of goodwill related to long-term deferred tax liabilities associated with the fair value adjustment of land and goodwill, calculated at an estimated tax rate of 38%.
(b)	Reflects the net increase to deferred financing fees calculated as follows:

Debt issuance costs related to new senior secured notes	$10,250
Debt issuance costs related to the new ABL Facility	900
Less: Historical debt issuance cost	(2,442)

Net adjustment to deferred financing fees	$8,708

(c)	The adjustment to working capital facility of ($12,556) and accrued interest of ($3,016) reflect the payments described in the Summary of Sources and Uses of Funds for the Transactions in Note 1 above.

(d)	The adjustments of ($275) to current maturities of capital lease obligations and $86,768 to long-term obligations (total of $86,493) are summarized as follows:

Proceeds from new senior secured notes offered hereby	$260,000
Payment of existing senior subordinated notes	(172,327)
Payment of certain capital leases subject to change-in-control—principal portion only	(1,180)

Net increase in debt	$86,493

Pro forma current maturities of capital lease obligations and long-term obligations less current maturities are comprised of:

New senior secured notes offered hereby	$260,000
Capital leases	7,361

Pro forma long-term obligations, including current maturities	$267,361

(e)	The adjustments to the current and long-term portions of deferred swap revenue related to a previously terminated swap.

45

(f)	Adjustments to deferred tax liabilities of $19,770 account for differences in book and tax basis for assets revalued and for differences in the book and tax basis of Thermadyne’s main operating subsidiary and other assets. The increase in deferred tax liabilities is further described in the summary of the pro forma purchase price allocation in note (a) above.

(g)	Adjustments to shareholders’ equity consist of the following:

Purchase accounting basis for excess purchase cost over net assets acquired (note (a))	$83,977
Transaction costs(i)	(21,198)
Purchase of Thermadyne equity (note 1)	(203,281)
New equity investment less buyer fees and expenses and loss on discharge of existing senior subordinated notes	163,808

$23,306

(i)	Acquisition related costs are generally expensed as incurred, except for direct costs to issue debt or equity securities. Accordingly, certain acquisition costs incurred by Thermadyne prior to or as a part of the Transactions were charged to the prior shareholders’ equity, and are summarized as follows:

Investment banking, legal accounting fees and other fees	$(6,965)
Long-term employee cash incentive plan	(1,685)
Share based compensation plans	(11,418)
Change-of-control premium on capital leases	(230)
Write-off of previously deferred financing fees	(2,442)
Recognition of deferred gain on previously terminated swap	1,542

$(21,198)

Pro Forma Condensed Consolidated Statement of Operations for the Year Ending December 31, 2009, Nine Months Ended September 30, 2010 and the Twelve Months Ended September 30, 2010
(h)	During the periods presented, Thermadyne experienced changes in inventory levels, which resulted in adjustments to the recorded LIFO reserve and cost of goods sold. The cost of goods sold entries eliminate this impact.

(i)	The adjustment reflects a management fee that Thermadyne is required to pay Irving Place Capital for certain financial, strategic, advisory and consulting services pursuant to a management services agreement.The management fee is based on the greater of $1,500 annually (pro rated to $1,125 for a nine month period) or 2.5% of EBITDA (as defined in the management services agreement).

(j)	Customer relations and patents are projected to be amortized on a straight-line basis over their estimated useful lives, which are projected to range from 7 to 20 years. The adjustment reflects the increased amortization of intangibles resulting from the adjustment to increase the historically recorded intangible balances to estimated fair value.

46

(k)	The adjustment reflects the net increase in interest expense, calculated as follows:

			Pro Forma
		Nine Months	Twelve Months
	Year Ended	Ended	Ended
	December 31,	September 30,	September 30,
	2009	2010	2010
Interest expense on new senior secured notes offered hereby	$23,400	$17,550	$23,400
Less net interest expense on the existing senior subordinated notes	(17,175)	(14,149)	(18,603)
Less interest expense on second lien facility	(1,632)	(1,347)	(2,237)
Plus interest expense on unpaid second lien facility balances assumed to be refinanced through the new ABL Facility	402	206	362

Net adjustment to interest expense	$4,995	$2,260	$2,922

The interest adjustment reflects the interest costs related to the new senior secured notes at 9.00%, the elimination of the interest costs of the existing senior subordinated notes and the second lien facility and the elimination of the deferred swap amortization included in interest expense related to the existing senior subordinated notes. In addition, interest was added for additional borrowings under the working capital facility at the applicable rate at January 1, 2009, as representative of the new capital structure’s rate.

(l)	The adjustments represent the net increase in the amortization of deferred financing costs, calculated as follows:

			Pro Forma
		Nine Months	Twelve Months
	Year Ended	Ended	Ended
	December 31,	September 30,	September 30,
	2009	2010	2010
Amortization of deferred financing costs related to the new senior secured notes	$1,464	$1,098	$1,464
Less amortization of deferred financing costs related to the existing senior subordinated notes	(532)	(371)	(527)
Less amortization expense related to the second lien facility	(42)	(41)	(74)

Net adjustment to amortization of deferred financing costs	$890	$686	$863

The adjustment reflects the elimination of the amortization of deferred financing costs on the existing senior subordinated notes and the second lien facility and the recording of the estimated amortization of deferred finance costs on the new senior secured notes. Amortization fees on the financing costs of the new ABL Facility are estimated to be consistent with prior periods. Deferred financing costs of $10,250 on the new senior secured notes are to be amortized on a straight-line basis over seven years.

(m)	Reflects the elimination of the income on the portion of the existing senior subordinated notes repurchased in December 2009.

(n)	Adjustment eliminates the loss on extinguishment debt under our second lien facility, which Thermadyne voluntarily repaid in 2010.

47

Selected Financial Data
The following tables set forth certain selected historical consolidated financial data as of and for the periods indicated. The consolidated statement of operations data and other financial data for the fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009 and the consolidated balance sheet data as of December 31, 2008 and 2009 were derived from our audited consolidated financial statements included elsewhere in this offering memorandum. Consolidated statement of operations data for the fiscal years ended December 31, 2005 and December 31, 2006 were derived from our audited financial statements, which are not included herein. Our historical financial information as of September 30, 2010 and for the nine months ended September 30, 2009 and September 30, 2010 is derived from our unaudited interim consolidated financial statements included elsewhere in this offering memorandum. In the opinion of management, the unaudited financial information includes all adjustments, consisting of normal recurring adjustments, considered necessary for a fair representation of this information. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year.
The selected historical consolidated financial data set forth do not give pro forma effect to the Transactions and should be read in conjunction with “Summary—Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial Data,” “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto each of which is included elsewhere in this offering memorandum.

						Nine Months
						Ended
	Fiscal Year Ended December 31,					September 30,
	2005	2006	2007	2008	2009	2009	2010
						(unaudited)
Consolidated Statement of Operations Data:
Net sales	$409,593	$445,727	$493,975	$516,908	$347,655	$257,617	$311,696
Cost of goods sold	292,226	315,052	339,622	357,855	243,861	182,517	205,036

Gross margin	117,367	130,675	154,353	159,053	103,794	75,100	106,660
Selling, general and administrative expenses	99,908	109,563	106,033	112,122	81,466	59,669	70,892
Amortization of intangibles	3,146	2,894	2,921	2,675	2,693	2,016	2,038
Net periodic postretirement benefits	1,823	(11,755)	1,087	322	(45)	(192)	(107)

Operating income	12,490	29,973	44,312	43,934	19,680	13,607	33,837
Other income (expenses):
Interest, net	(22,861)	(26,512)	(26,799)	(20,304)	(20,850)	(15,121)	(17,270)
Amortization of deferred financing costs	(1,485)	(1,344)	(1,444)	(938)	(1,052)	(749)	(753)
Settlement of retiree medical obligations	—	—	—	—	5,863	5,863	—
Other	(628)	(44)	82	(80)	147	—	(1,867)

Income (loss) from continuing operations before income tax provisions and discontinued operations	(12,484)	2,073	16,151	22,612	3,788	3,600	13,947
Income tax provision	3,345	(405)	5,515	12,089	2,657	1,788	4,259

Income (loss) from continuing operations	(15,829)	2,478	10,636	10,523	1,131	1,812	9,688
Income (loss) from discontinued operations, net of tax	(15,532)	(25,525)	(1,971)	185	3,051	3,051	—

Net income (loss)	$(31,361)	$(23,047)	$8,665	$10,708	$4,182	$4,863	$9,688

Statement of Cash Flow Data:
Net cash (used in) provided by operating activities	$(13,337)	$(15,466)	$23,013	$17,028	$22,083	$30,361	$25,478
Net cash (used in) provided by investing activities	(3,122)	5,959	1,938	(16,926)	(8,056)	(4,871)	(6,249)
Net cash (used in) provided by financing activities	20,502	7,265	(20,846)	(3,153)	(12,806)	(20,098)	(23,291)
Capital expenditures	7,923	8,499	11,358	12,776	7,695	4,626	5,921
Depreciation and amortization	19,087	15,727	13,117	12,365	12,962	9,601	10,067

Consolidated Balance Sheet Data:
Cash and cash equivalents	$13,187	$11,310	$16,159	$11,916	$14,886	$18,860	$11,345
Accounts receivable, less allowance for doubtful accounts	68,802	78,996	83,852	72,044	56,589	57,018	71,330
Inventories	101,312	97,141	90,961	102,479	74,381	77,476	86,139
Total assets	577,216	518,947	497,427	494,369	454,945	458,347	476,526
Total debt	258,719	256,996	234,578	234,045	217,024	209,196	193,424
Total shareholders’ equity	123,953	103,504	122,084	118,303	127,792	127,860	140,502

Other Data:
Ratio of earnings to fixed charges(1)	N/A (2)	1.1x	1.5x	1.9x	1.2x		1.8x
Pro forma ratio of earnings to fixed charges(1)					N/A (2)		1.5x
(Dollars in thousands)

48

SCHEDULE 3.12
Environmental
1. 224 Ryan Way, South San Francisco, California: Coyne Cylinder, n/k/a Thermadyne Cylinder Co. previously leased this property and operated a paint cylinder plant on site. In 1989, acetone-contaminated soil and groundwater were identified on the site after removal of an acetone underground storage tank. The San Mateo County Health Services Agency (the “SMCHSA”) has identified Coyne Cylinder as a responsible party. The soil has been remediated, and SMCHSA is currently requiring quarterly groundwater monitoring of a number of groundwater monitoring wells on site. As a result of remediation efforts, as of November 23, 2010, San Mateo County officials had recommended closure of the site, which (pending receipt of comments) would end Thermadyne’s responsibility at the site.
2. Former Wingaersbeek Building, 18 Cherry Hill Drive, Danvers, Massachusetts: This site was formerly owned by Victor Equipment Company. In 1988, during the period of ownership, a release of tetrachloroethylene (“PCE”) was discovered on site. The Massachusetts Department of Environmental Protection (“MADEP”) has identified Victor Equipment Company and Thermadyne Holdings Corporation to be parties responsible for remediation. A remediation system exists at the site. Thermadyne Holdings Corporation is currently undertaking an effort to monitor the groundwater, investigate the extent of repairs necessary to reinstate the remediation system, and consult with MADEP about possible alternative means of acquiring closure of the site.

SCHEDULE 3.15
Labor Relations
1. Certified Agreement 2006 by and among Cigweld Pty Ltd (Preston), the Australian Workers’ Union, the Australian Manufacturing Workers Union and the Communication, Electrical, Electronic, Energy, Information, Postal, Plumbing and Allied Services Union of Australia.
2. Certified Agreement 2006 by and among Cigweld Pty Ltd (Preston), the National Union of Workers.

SCHEDULE 3.16
Intellectual Property
1.	Patents

See attached.

Thermal Dynamics Corporation Patents

Docket			Country		Application	Patent		Expiration
Number	Client Ref No	Title	Name	Status	Date	Number	Issue Date	Date
13384-239	9858-000025/US	PLASMA ARC TORCH TRIGGER SYSTEM	United States	Issued	2/26/2002	6,700,091	3/2/2004	2/26/2022

13384-240	9858-000025/US/CO	PLASMA ARC TORCH TRIGGER SYSTEM	United States	Issued	9/30/2003	7,022,936	4/4/2006	2/26/2022

13384-245	9858-000033/US	PLASMA ARC TORCH QUICK DISCONNECT	United States	Issued	11/9/2001	6,713,711	3/30/2004	5/7/2022

13384-247	9858-100033/AU/01	PLASMA ARC TORCH QUICK DISCONNECT	Australia	Issued	11/7/2002	2002360363	4/5/2007	11/7/2022

13384-249		PLASMA ARC TORCH QUICK DISCONNECT	Canada	Issued	11/7/2002	2466408	9/7/2010	11/7/2022

Docket			Country		Application	Patent		Expiration
Number	Client Ref No	Title	Name	Status	Date	Number	Issue Date	Date
13384-251		PLASMA ARC TORCH QUICK DISCONNECT	European Patent Convention	Issued	11/7/2002	1574117	10/6/2010	11/7/2022

13384-596		PLASMA ARC TORCH QUICK DISCONNECT	Czech Republic	Issued	11/7/2002	1574117	10/6/2010	11/7/2022

13384-597		PLASMA ARC TORCH QUICK DISCONNECT	Germany	Issued	11/7/2002	1574117	10/6/2010	11/7/2022

13384-598		PLASMA ARC TORCH QUICK DISCONNECT	France	Issued	11/7/2002	1574117	10/6/2010	11/7/2022

13384-599		PLASMA ARC TORCH QUICK DISCONNECT	Great Britain	Issued	11/7/2002	1574117	10/6/2010	11/7/2022

Docket			Country		Application	Patent		Expiration
Number	Client Ref No	Title	Name	Status	Date	Number	Issue Date	Date
13384-252	9858-100033/MX/01	PLASMA ARC TORCH QUICK DISCONNECT	Mexico	Issued	11/7/2002	244537	3/28/2007	11/7/2022

13384-253	9858-000037/US	TAMPER RESISTANT PIN CONNECTION	United States	Issued	11/9/2001	6,773,304	8/10/2004	11/9/2021

13384-263	9858-000041/US	QUICK DISCONNECT HAVING A MAKE-BREAK TIMING SEQUENCE	United States	Issued	11/9/2001	6,683,273	1/27/2004	8/4/2022

13384-265	9858-000100/US	TORCH HANDLE GAS CONTROL	United States	Issued	2/26/2002	6,689,983	2/10/2004	2/26/2022

13384-267		PLASMA ARC CUTTING AND WELDING TIP	United States	Issued	8/10/1992	5,266,776	11/30/1993	8/10/2012

Docket			Country		Application	Patent		Expiration
Number	Client Ref No	Title	Name	Status	Date	Number	Issue Date	Date
13384-268	9858-000127/US/CPB	PLAZMA TORCH ELECTRONIC PULSING CIRCUIT	United States	Issued	12/8/1994	RE37,608	3/26/2002	9/18/2011

13384-269		PLASMA TORCH ELECTRONIC PULSING CIRCUIT	United States	Issued	9/18/1991	5,170,030	12/8/1992	4/8/2011

13384-276	9858-000100/US/COB	TORCH HANDLE GAS CONTROL	United States	Issued	11/24/2003	7,582,844	9/1/2009	2/26/2022

13384-284		MODULAR, STACKABLE PLASMA CUTTING APPARATUS	United States	Issued	4/8/1991	5,189,277	2/23/1993	4/8/2011

13384-301		PLASMA TORCH PILOT ARC CIRCUIT	United States	Issued	3/12/1998	5,990,443	11/23/1999	3/12/2018

Docket			Country		Application	Patent		Expiration
Number	Client Ref No	Title	Name	Status	Date	Number	Issue Date	Date
13384-320		PLASMA TORCH ARC TRANSFER CIRCUIT	United States	Issued	4/11/1994	5,530,220	6/25/1996	4/11/2014

13384-321		LOW VOLTAGE ELECTRICAL BASED PARTS-IN-PLACE (PIP) SYSTEM FOR CONTACT START TORCH	United States	Issued	1/28/1998	5,961,855	10/5/1999	1/28/2018

13384-323	9858-000144/US	PLASMA TORCH AND METHOD FOR UNDERWATER CUTTING	United States	Issued	10/20/2000	6,498,316	12/24/2002	10/20/2020

13384-328	9858-000145/US	PLASMA ARC TORCH AND METHOD FOR CUTTING A WORKPIECE	United States	Issued	1/29/2001	6,337,460	1/8/2002	1/29/2021

Docket Number	Client Ref No	Title	Country Name	Status	Application Date	Patent Number	Issue Date	Expiration Date
13384-330	9858-000146/US	PARTS-IN-PLACE SAFETY RESET CIRCUIT AND METHOD FOR CONTACT START PLASMA-ARC TORCH	United States	Issued	11/28/2000	6,350,960	2/26/2002	11/28/2020

13384-331	9858-000147/US	PLASMA ARC TORCH AND METHOD FOR IMPROVED LIFE OF PLASMA ARC TORCH CONSUMABLE PARTS	United States	Issued	3/30/2001	6,987,238	1/17/2006	10/13/2021

Docket Number	Client Ref No	Title	Country Name	Status	Application Date	Patent Number	Issue Date	Expiration Date
13384-334	9858-100147/AU/01	PLASMA ARC TORCH AND METHOD FOR LONGER LIFE OF PLASMA ARC TORCH CONSUMABLE PARTS	Australia	Issued	3/30/2001	2001253059	6/8/2006	3/30/2021

13384-336	9858-100147/CA/01	PLASMA ARC TORCH AND METHOD FOR LONGER LIFE OF PLASMA ARC TORCH CONSUMABLE PARTS	Canada	Issued	3/30/2001	2405081	3/16/2010	3/30/2021

Docket Number	Client Ref No	Title	Country Name	Status	Application Date	Patent Number	Issue Date	Expiration Date
13384-337	9858-100147/CZ/01	PLASMA ARC TORCH AND METHOD FOR IMPROVED LIFE OF PLASMA ARC TORCH CONSUMABLE PARTS	Czech Republic	Issued	3/30/2001	301644	5/12/2010	3/30/2021

13384-338	99858-100147/EP/01	PLASMA ARC TORCH AND METHOD FOR IMPROVED LIFE OF PLASMA ARC TORCH CONSUMABLE PARTS	European Patent Convention	Issued	3/30/2001	1269802	6/24/2009	3/30/2021

Docket Number	Client Ref No	Title	Country Name	Status	Application Date	Patent Number	Issue Date	Expiration Date
13384-339	9858-100147/IN/01	PLASMA ARC TORCH AND METHOD FOR IMPROVED LIFE OF PLASMA ARC TORCH CONSUMABLE PARTS	India	Issued	3/30/2001	202396	11/9/2006	3/30/2021

13384-341	9858-100147/RU/01	PLASMA ARC TORCH AND METHOD FOR LONGER LIFE OF PLASMA ARC TORCH CONSUMABLE PARTS	Russian Federation	Issued	3/30/2001	2281620	8/10/2006	3/30/2021

Docket Number	Client Ref No	Title	Country Name	Status	Application Date	Patent Number	Issue Date	Expiration Date
13384-342	9858-000148/US	PLASMA-ARC TORCH SYSTEM WITH PILOT RE-ATTACH CIRCUIT AND METHOD	United States	Issued	5/30/2001	6,369,350	4/9/2002	5/30/2021

13384-344	9858-000149/US	CONTACT START PLASMA TORCH	United States	Issued	2/27/2001	6,703,581	3/9/2004	7/27/2022

13384-345	9858-000149/US/COI	DUAL MODE PLASMA ARC TORCH	United States	Issued	11/24/2003	6,936,786	8/30/2005	2/26/2022

13384-346	9858-000149/US/COJ	TIP GAS DISTRIBUTOR	United States	Issued	3/16/2004	7,145,099	12/5/2006	2/26/2022

13384-347	9858-000149/US/COL	DUAL MODE PLASMA ARC TORCH	United States	Issued	7/18/2005	7,202,440	4/10/2007	11/24/2023

Docket			Country		Application	Patent		Expiration
Number	Client Ref No	Title	Name	Status	Date	Number	Issue Date	Date
13384-349	9858-	CONTACT	United	Issued	2/26/2002	6,903,301	6/7/2005	2/14/2022
	000149/US/CP B	START	States
		PLASMA ARC
		TORCH AND
		METHOD OF
		INITIATING A
		PILOT ARC

13384-350	9858-	DUAL MODE	United	Issued	2/26/2002	6,717,096	4/6/2004	6/13/2021
	000149/US/CP C	PLASMA ARC	States
		TORCH

13384-351	9858-	TIP GAS	United	Issued	2/26/2002	6,774,336	8/10/2004	2/27/2021
	000149/US/CP D	DISTRIBUTOR	States

Docket			Country		Application	Patent		Expiration
Number	Client Ref No	Title	Name	Status	Date	Number	Issue Date	Date
13384-352	9858-	TIPS AND	United	Issued	9/16/2002	6,933,461	8/23/2005	2/27/2021
	000149/US/CP E	CONTACT	States
		MEMBERS
		HAVING
		RIDGES FOR
		USE IN A
		CONTACT
		START
		PLASMA ARC
		TORCH

13384-361	9858-	CONTACT	China P.R.	Issued	2/26/2002	02807848.9	4/25/2007	2/26/2022
	100149/CN/01	START
		PLASMA
		TORCH

13384-368	9858-	CONTACT	India	Issued	2/26/2002	226961	1/2/2009	2/26/2022
	100149/IN/02	START
		PLASMA
		TORCH

Docket			Country		Application	Patent		Expiration
Number	Client Ref No	Title	Name	Status	Date	Number	Issue Date	Date
13384-370	9858-	START	China P.R.	Issued	2/25/2003	03808412.0	7/18/2007	2/25/2023
	100149/CN/06	PLASMA ARC
		TORCH AND
		RELATED
		START
		CARTRIDGE,
		INITIATOR,
		PLASMA ARC
		TORCH HEAD
		AND INITIATING
		METHOD
		THEREOF

13384-374	9858-	DUAL MODE	China P.R.	Issued	2/25/2003	03806661.0	6/13/2007	2/25/2023
	100149/CN/07	PLASMA ARC
		TORCH

13384-377	9858-	TIP GAS	Australia	Issued	2/25/2003	2003224629	9/6/2007	2/25/2023
	100149/AU/08	DISTRIBUTOR

Docket			Country		Application	Patent		Expiration
Number	Client Ref No	Title	Name	Status	Date	Number	Issue Date	Date
13384-380	9858-	TIP GAS	China P.R.	Issued	2/25/2003	ZL0380461 7.2	12/17/2008	2/25/2023
	100149/CN/08	DISTRIBUTOR

13384-382	9858-	TIP GAS	India	Issued	2/25/2003	227261	1/7/2009	2/25/2023
	100149/IN/08	DISTRIBUTOR

13384-383	9858-	TIP GAS	Mexico	Issued	2/25/2003	251317	11/8/2007	2/25/2023
	100149/MX/08	DISTRIBUTOR

13384-385	9858-	MODULAR	United	Issued	2/26/2002	7,429,715	9/30/2008	9/30/2025
	000153/US	PLASMA ARC	States
TORCH

Docket			Country		Application	Patent		Expiration
Number	Client Ref No	Title	Name	Status	Date	Number	Issue Date	Date
13384-387	9858-	APPARATUS	United	Issued	11/12/2002	7,041,935	5/9/2006	5/24/2023
	000154/US	AND METHODS	States
		FOR
		CONNECTING A
		PLASMA ARC
		TORCH LEAD
		TO A POWER
		SUPPLY

13384-389	9858-	APPARATUS	Australia	Issued	11/12/2003	2003295534	10/19/2006	11/12/2023
	100154/AU/01	AND METHODS
		FOR
		CONNECTING A PLASMA ARC
		TORCH LEAD
		TO A POWER
		SUPPLY

Docket Number	Client Ref No	Title	Country Name	Status	Application Date	Patent Number	Issue Date	Expiration Date
13384-391	9858-100154/CN/01	APPARATUS AND METHODS	China P.R.	Issued	11/12/2003	200380105593.8	12/2/2009	11/12/2023
		FOR
		CONNECTING A
		PLASMA ARC
		TORCH LEAD
		TO A POWER
		SUPPLY

13384-393	9858-100154/IN/01	APPARATUS	India	Issued	11/12/2003	219146	4/25/2008	11/12/2023
		AND METHODS
		FOR
		CONNECTING A
		PLASMA ARC
		TORCH LEAD
		TO A POWER
		SUPPLY

Docket Number	Client Ref No	Title	Country Name	Status	Application Date	Patent Number	Issue Date	Expiration Date
13384-394	9858-100154/RU/01	APPARATUS	Russian	Issued	11/12/2003	2304497	8/20/2007	11/12/2023
		AND METHODS	Federation
FOR
CONNECTING A
PLASMA ARC
TORCH LEAD
TO A POWER
SUPPLY

13384-395	9858-000155/US	TORCH	United	Issued	9/4/2002	D486,368	2/10/2004	2/10/2018
		HANDLE	States

13384-396	9858-000156/US	START	United	Issued	9/4/2002	D496,842	10/5/2004	10/5/2018
		CARTRIDGE	States

Docket Number	Client Ref No	Title	Country Name	Status	Application Date	Patent Number	Issue Date	Expiration Date
13384-397	9858-000157/US	PLASMA ARC TORCH TIP	United States	Issued	9/4/2002	D511,280	11/8/2005	11/8/2019

13384-398	9858-000157/US/CPA	PLASMA ARC TORCH TIP WITH SWIRL HOLES	United States	Issued	12/26/2002	D492,709	7/6/2004	7/6/2018

13384-399	9858-000157/CPB	PLASMA ARC TORCH TIP WITH SECONDARY HOLES	United States	Issued	12/26/2002	D499,620	12/14/2004	12/14/2018

13384-400	9858-000157/US/CPC	PLASMA ARC TORCH TIP	United States	Issued	1/30/2003	D504,142	4/19/2005	4/19/2019

Docket Number	Client Ref No	Title	Country Name	Status	Application Date	Patent Number	Issue Date	Expiration Date
13384-402	9858-000166/US/	PLASMA ARC TORCH COOLING SYSTEM	United States	Issued	4/7/2003	6,946,616	9/20/2005	4/10/2023

13384-403	9858-000166/US/02	PLASMA ARC TORCH ELECTRODE	United States	Issued	4/7/2003	6,998,566	2/14/2006	8/22/2023

13384-404	9858-000166/US/03	PLASMA ARC TORCH TIP	United States	Issued	4/7/2003	7,005,600	2/28/2006	7/5/2023

13384-405	9858-000166/US/04	PLASMA ARC TORCH CONSUMABLE S CARTRIDGE	United States	Issued	4/7/2003	6,989,505	1/24/2006	4/7/2023

13384-406	9858-000166/US/05	PLASMA ARC TORCH HEAD CONNECTIONS	United States	Issued	4/7/2003	6,919,526	7/19/2005	5/5/2023

Docket Number	Client Ref No	Title	Country Name	Status	Application Date	Patent Number	Issue Date	Expiration Date
13384-407	9858-000166/US/06	PLASMA ARC TORCH	United States	Issued	4/7/2003	7,019,254	3/28/2006	4/17/2023

13384-408	9858-000166/US/CPG	PLASMA ARC TORCH ELECTRODE	United States	Issued	1/16/2004	7,132,619	11/7/2006	8/18/2023

13384-409	9858-000166/US/CPH	PLASMA ARC TORCH	United States	Issued	1/16/2004	7,071,443	7/4/2006	4/7/2023

13384-410	9858-000166/US/COI	PLASMA ARC TORCH	United States	Issued	8/16/2005	7,145,098	12/5/2006	4/7/2023

13384-419	9858-100166/CZ/01	PLASMA ARC TORCH ELECTRODE	Czech Republic	Issued	4/7/2003	301297	1/06/2010	4/7/2023

Docket Number	Client Ref No	Title	Country Name	Status	Application Date	Patent Number	Issue Date	Expiration Date
13384-421	9858-100166/KR/01	PLASMA ARC TORCH, ELECTRODE THEREFOR, AND METHOD OF OPERATING THE PLASMA ARC TORCH	South Korea	Issued	10/19/2004	658988	12/12/2006	4/7/2023

13384-422	9858-100166/MX/01	PLASMA ARC TORCH ELECTRODE	Mexico	Issued	10/18/2004	249216	9/20/2007	4/7/2023

13384-425	9858-100166/CZ/02	PLASMA ARC TORCH TIP	Czech Republic	Issued	4/7/2003	301353	1/27/2010	4/7/2023

Docket Number	Client Ref No	Title	Country Name	Status	Application Date	Patent Number	Issue Date	Expiration Date
13384-427	9858-100166/KR/02	PLASMA ARC TORCH, TIP THEREFOR, AND METHOD OF OPERATING THE PLASMA ARC TORCH	South Korea	Issued	4/7/2003	665973	1/2/2007	4/7/2023

13384-428	9858-100166/MX/02	PLASMA ARC TORCH TIP	Mexico	Issued	4/7/2003	249699	9/28/2007	4/7/2023

13384-430		PLASMA ARC TORCH	United States	Issued	12/9/1999	6,163,008	12/19/2000	12/9/2019

13384-432	9858-100167/AU/01	PLASMA ARC TORCH	Australia	Issued	12/5/2000	779433	1/27/2005	12/5/2020

Docket Number	Client Ref No	Title	Country Name	Status	Application Date	Patent Number	Issue Date	Expiration Date
13384-434	9858-100167/CA/01	PLASMA ARC TORCH	Canada	Issued	12/5/2000	2,393,497	7/29/2008	12/5/2020

13384-435	9858-100167/CZ/01	PLASMA ARC TORCH	Czech Republic	Issued	12/5/2000	300768	8/5/2009	12/5/2020

13384-436	9858-100167/DE/01	PLASMA ARC TORCH	Germany	Issued	12/5/2000	60018968.6	3/23/2005	12/5/2020

13384-437	9858-100167/EP/01	PLASMA ARC TORCH	European Patent Convention	Issued	12/5/2000	1235660	3/23/2005	12/5/2020

13384-438	9858-100167/ES/01	PLASMA ARC TORCH	Spain	Issued	12/5/2000	1235660	3/23/2005	12/5/2020

13384-439	9858-100167/FR/01	PLASMA ARC TORCH	France	Issued	12/5/2000	1235660	3/23/2005	12/5/2020

Docket Number	Client Ref No	Title	Country Name	Status	Application Date	Patent Number	Issue Date	Expiration Date
13384-440	9858-100167/GB/01	PLASMA ARC TORCH	Great Britain	Issued	12/5/2000	1235660	3/23/2005	12/5/2020

13384-441	9858-100167/IN/01	PLASMA ARC TORCH	India	Issued	12/5/2000	216463	3/13/2008	12/5/2020

13384-442	9858-100167/IT/01	PLASMA ARC TORCH	Italy	Issued	12/5/2000	1235660	3/23/2005	12/5/2020

13384-444	9858-100167/RU/01	PLASMA ARC TORCH	Russian Federation	Issued	12/5/2000	2267386	1/10/2006	12/5/2020

13384-445	9858-100167/TR/01	PLASMA ARC TORCH	Turkey	Issued	12/5/2000	1235660	3/23/2005	12/5/2020

Docket Number	Client Ref No	Title	Country Name	Status	Application Date	Patent Number	Issue Date	Expiration Date
13384-446	9858-000172/US	SOLENOID CONTROL AND SAFETY CIRCUIT SYSTEM AND METHOD	United States	Issued	3/4/2002	6,670,572	12/30/2003	3/17/2022

13384-448	9858-000298	PLASMA ARC TORCH SYSTEM WITH PILOT RE-ATTACH CIRCUIT AND METHOD	United States	Issued	9/5/2002	6,794,601	9/21/2004	9/5/2022

13384-450	9858-000313/US	TORCH AND LEAD ASSEMBLY	United States	Issued	9/5/2002	D489,953	5/18/2004	5/18/2018

Docket Number	Client Ref No	Title	Country Name	Status	Application Date	Patent Number	Issue Date	Expiration Date
13384-451	9858-000314/US	TORCH HEAD	United States	Issued	9/4/2002	D489,235	5/4/2004	5/4/2018

13384-457	9858-000320/US	TRIGGER ASSEMBLY	United States	Issued	9/4/2002	D488,968	4/27/2004	4/27/2018

13384-458	9858-000321/US	OHMIC CLIP	United States	Issued	9/9/2002	D495,348	8/31/2004	8/31/2018

13384-459	9858-000322/US	PACKAGING FOR CUTTING OR WELDING EQUIPMENT	United States	Issued	9/9/2002	D479,461	9/9/2003	9/9/2017

Docket Number	Client Ref No	Title	Country Name	Status	Application Date	Patent Number	Issue Date	Expiration Date
13384-460	9858-000323/US	PLUG CONNECTOR	United States	Issued	9/4/2002	D505,918	6/7/2005	6/7/2019

13384-461	9858-000324/US	SOCKET CONNECTOR	United States	Issued	9/5/2002	D491,891	6/22/2004	6/22/2018

13384-462	9858-000324/US/COA	SOCKET CONNECTOR	United States	Issued	1/9/2004	D506,440	6/21/2005	6/21/2019

13384-463	9858-000325/US	CONNECTOR	United States	Issued	9/5/2002	D499,071	11/30/2004	11/30/2018

Docket Number	Client Ref No	Title	Country Name	Status	Application Date	Patent Number	Issue Date	Expiration Date
13384-464	9858-000326/US	CONNECTOR ADAPTER	United States	Issued	9/9/2002	D490,059	5/18/2004	5/18/2018

13384-468	9858-000329/US	HANDLE AND TRIGGER ASSEMBLY	United States	Issued	9/4/2002	D493,682	8/3/2004	8/3/2018

13384-469	9858-000332/US	SOCKET CONNECTOR BODY	United States	Issued	9/5/2002	D493,681	8/3/2004	8/3/2018

Docket Number	Client Ref No	Title	Country Name	Status	Application Date	Patent Number	Issue Date	Expiration Date
13384-470	9858-000333/US	TORCH, LEAD AND CONNECTOR ASSEMBLY	United States	Issued	9/9/2002	D489,079	4/27/2004	4/27/2018

13384-471	9858-000336/US	RETRACTABLE ELECTRODE COOLANT TUBE	United States	Issued	4/7/2003	6,852,944	2/8/2005	5/22/2023

13384-474	9858-000341/US/CPA	GOUGING CAP FOR A PLASMA ARC TORCH	United States	Issued	2/27/2003	D497,373	10/19/2004	10/19/2018

13384-475	9858-000342/US	DEFLECTOR CAP FOR A PLASMA ARC TORCH	United States	Issued	1/30/2003	D493,183	7/20/2004	7/20/2018

Docket Number	Client Ref No	Title	Country Name	Status	Application Date	Patent Number	Issue Date	Expiration Date
13384-477	9858-000343/US/CPA	DRAG CAP FOR A PLASMA ARC TORCH	United States	Issued	2/27/2003	D505,309	5/24/2005	5/24/2019

13384-479	9858-000344/US/CPA	MECHANIZED CAP FOR A PLASMA ARC TORCH	United States	Issued	2/27/2003	D496,951	10/5/2004	10/5/2018

13384-480	9858-000345/US	VENTED SHIELD FOR A PLASMA ARC TORCH	United States	Issued	1/30/2003	D501,632	2/8/2005	2/8/2019

13384-481	9858-000346/US	RETAINER CAP FOR A PLASMA ARC TORCH	United States	Issued	1/30/2003	D511,663	11/22/2005	11/22/2019

Docket Number	Client Ref No	Title	Country Name	Status	Application Date	Patent Number	Issue Date	Expiration Date
13384-482	9858-000347/US	VENTED SHIELD SYSTEM FOR A PLASMA ARC TORCH	United States	Issued	2/27/2003	6,914,211	7/5/2005	3/21/2023

13384-484	9858-000347/US/COB	VENTED SHIELD SYSTEM FOR A PLASMA ARC TORCH	United States	Issued	2/27/2003	7,326,874	2/5/2008	3/7/2023

13384-485	9858-100347/AU/01	VENTED SHIELD SYSTEM FOR A PLASMA ARC TORCH	Australia	Issued	2/26/2004	2004215915	6/28/2007	2/26/2024

13384-486	9858-100347/CA/01	VENTED SHIELD SYSTEM FOR A PLASMA ARC TORCH	Canada	Issued	2/26/2004	2514377	11/10/2009	2/26/2024

Docket Number	Client Ref No	Title	Country Name	Status	Application Date	Patent Number	Issue Date	Expiration Date
13384-487	9858-100347/CN/01	VENTED SHIELD SYSTEM FOR A PLASMA ARC TORCH	China P.R.	Issued	2/26/2004	200480010492.7	11/26/2008	2/26/2024

13384-488		VENTED SHIELD SYSTEM FOR A PLASMA ARC TORCH	Czech Republic	Issued	2/26/2004	301742	5/3/2010	2/26/2024

13384-490	9858-100347/NZ/01	VENTED SHIELD SYSTEM FOR A PLASMA ARC TORCH	New Zealand	Issued	2/26/2004	542060	6/7/2007	2/26/2024

13384-491	9858-000359/US	GAS FLOW PRE-CHARGE FOR A PLASMA ARC TORCH	United States	Issued	8/29/2003	6,960,737	11/1/2005	8/29/2023

Docket Number	Client Ref No	Title	Country Name	Status	Application Date	Patent Number	Issue Date	Expiration Date
13384-493	9858-000364/US	KNURLED ELECTRODE FOR A PLASMA ARC TORCH	United States	Issued	1/16/2004	D517,576	3/21/2006	3/21/2020

13384-494	9858-000365/US	ELECTRODE FOR A PLASMA ARC TORCH	United States	Issued	1/16/2004	D517,577	3/21/2006	3/21/2020

13384-495	9858-000366/US	ELECTRODE FOR A PLASMA ARC TORCH	United States	Issued	1/16/2004	D505,963	6/7/2005	6/7/2019

13384-496	9858-000367/US	GAS DISTRIBUTOR FOR A PLASMA ARC TORCH	United States	Issued	1/16/2004	D535,673	1/23/2007	1/23/2021

Docket Number	Client Ref No	Title	Country Name	Status	Application Date	Patent Number	Issue Date	Expiration Date
13384-497	9858-000368/US	TIP FOR A PLASMA ARC TORCH	United States	Issued	1/16/2004	D519,135	4/18/2006	4/18/2020

13384-498	9858-000369/US	SECONDARY SPACER ASSEMBLY FOR A PLASMA ARC TORCH	United States	Issued	1/16/2004	D535,674	1/23/2007	1/23/2021

13384-499	9858-000370/US	TIP ASSEMBLY FOR A PLASMA ARC TORCH	United States	Issued	1/16/2004	D524,336	7/4/2006	7/4/2020

13384-500	9858-000371/US	SHIELD CAP FOR A PLASMA ARC TORCH	United States	Issued	1/16/2004	D525,273	7/18/2006	7/18/2020

Docket Number	Client Ref No	Title	Country Name	Status	Application Date	Patent Number	Issue Date	Expiration Date
13384-501	9858-000372/US	VENTED SHIELD CAP FOR A PLASMA ARC TORCH	United States	Issued	1/16/2004	D523,042	6/13/2006	6/13/2020

13384-502	9858-000373/US	SHIELD CAP FOR A PLASMA ARC TORCH	United States	Issued	1/16/2004	D523,043	6/13/2006	6/13/2020

13384-503	9858-000374/US	CARTRIDGE BODY ASSEMBLY FOR A PLASMA ARC TORCH	United States	Issued	1/16/2004	D536,009	1/30/2007	1/30/2021

13384-504	9858-000375/US	CARTRIDGE BODY FOR A PLASMA ARC TORCH	United States	Issued	1/16/2004	D535,672	1/23/2007	1/23/2021

Docket Number	Client Ref No	Title	Country Name	Status	Application Date	Patent Number	Issue Date	Expiration Date
13384-513	9858-000390/US	PLASMA GAS DISTRIBUTOR WITH INTEGRAL METERING AND FLOW PASSAGEWAY S	United States	Issued	7/7/2005	7,126,080	10/24/2006	7/7/2025

13384-518	9858-000395/US	CONTOURED SHIELD ORIFICE FOR A PLASMA ARC TORCH	United States	Issued	8/25/2006	7,737,383	6/15/2010	12/24/2026

13384-523	9858-100166/CN/01	PLASMA ARC TORCH ELECTRODE	China P.R.	Issued	4/7/2003	zl03814241.4	9/23/2009	4/7/2023

Docket Number	Client Ref No	Title	Country Name	Status	Application Date	Patent Number	Issue Date	Expiration Date
13384-525	9858-100166/CN/03	PLASMA ARC TORCH CONSUMABLES CARTRIDGE	China P.R.	Issued	4/7/2003	zl03814267.8	2/24/2010	4/7/2023

13384-579	99858-100147/FR/01	PLASMA ARC TORCH AND METHOD FOR IMPROVED LIFE OF PLASMA ARC TORCH CONSUMABLE PARTS	France	Issued	3/30/2001	1269802	6/24/2009	3/30/2021

Docket Number	Client Ref No	Title	Country Name	Status	Application Date	Patent Number	Issue Date	Expiration Date
13384-580	99858-100147/DE/01	PLASMA ARC TORCH AND METHOD FOR IMPROVED LIFE OF PLASMA ARC TORCH CONSUMABLE PARTS	Germany	Issued	3/30/2001	60139066.0	8/6/2009	3/30/2021

13384-581	99858-100147/IT/01	PLASMA ARC TORCH AND METHOD FOR IMPROVED LIFE OF PLASMA ARC TORCH CONSUMABLE PARTS	Italy	Issued	3/30/2001	1269802	6/24/2009	3/30/2021

Docket Number	Client Ref No	Title	Country Name	Status	Application Date	Patent Number	Issue Date	Expiration Date
13384-582	99858-100147/GB/01	PLASMA ARC TORCH AND METHOD FOR IMPROVED LIFE OF PLASMA ARC TORCH CONSUMABLE PARTS	Great Britain	Issued	3/30/2001	1269802	6/24/2009	3/30/2021

		POWER SUPPLY APPARATUS	United States	Issued		5,825,642	10/20/1998

		CONTOURED SHIELD ORIFICE FOR A PLASMA ARC TORCH	United States	Pending		12/772,882

Docket Number	Client Ref No	Title	Country Name	Status	Application Date	Patent Number	Issue Date	Expiration Date
		ENHANCED PIERCING THROUGH CURRENT PROFILING	United States	Pending		12/180,960

		DRAG TIP FOR A PLASMA CUTTING TORCH	United States	Pending		11/850,014

		HYBRID SHIELD DEVICE FOR A PLASMA ARC TORCH	United States	Pending		11/850,012

		METAL TUBE SUPPORT BRACKET AND METHOD FOR SUPPORTING A METAL TUBE	United States	Pending		10/601,110	/

		COMPACT ANALOG- MULTIPLEXED GLOBAL SENSE AMPLIFIER FOR RAMS	United States	Issued		6,650,572	11/18/2003

Docket Number	Client Ref No	Title	Country Name	Status	Application Date	Patent Number	Issue Date	Expiration Date
		CONNECTOR HAVING INTEGRATED CIRCUITS EMBEDDED IN THE CONNECTOR BODY FOR MAKING THE CONNECTOR A DYNAMIC COMPONENT OF AN ELECTRICAL SYSTEM HAVING SECTIONS CONNECTED BY THE CONNECTOR	United States	Issued		6,773,306	8/10/2004
          Victor Equipment Company Patents

					Application		Publication
BHGL No	Client No	Title	Status	Country	Date	Application Number	Number	Publication Date
13386-066	4884-1000037/MX/01	GAS PRESSURE REGULATOR	Filed	Mexico	9/9/2009	MX/f/2009/001852

13386-067	4884-100037/SA/01	GAS PRESSURE REGULATOR	Filed	Saudi Arabia	9/12/2009	409300332

BHGL No	Client No	Title	Status	Country	Application Date	Application Number	Publication Number	Publication Date
13386-050	4884-000036/US	GAS PRESSURE REGULATOR	Filed	United States	3/11/2009	29/333,532

13386-074	4884-000036/US	GAS PRESSURE REULATOR HAVING ENERGY ABSORBING FEATURES	Filed	United States	3/10/2010	12/721,535

13386-054	4884-000049/US/02	ADVANCED GAS TORCH	Filed	United States	4/7/2009	12/419,686	2009-0253089A1	10/8/2009

13386-058	4884-000050/US/01	GAS PRESSURE REGULATOR WITH PARTICLE TRAP AND DIFFUSER	Filed	United States	10/21/2009	12/582,970

13386-070	4884-000037/US/01	COMPACT ROBUST GAS PRESSURE REGULATOR	Filed	United States	3/10/2010	12/721,519

13386-072	4884-000053/US/01	GAS PRESSURE REGULATOR HAVING STACKED INDICATORS	Filed	United States	3/10/2010	12/721,529

BHGL No	Client No	Title	Status	Country	Application Date	Application Number	Publication Number	Publication Date
13386-014	4884-000006/WO/POA	A GAS CUTTING TORCH	Filed	Patent Cooperation Treaty	2/13/2004	PCT/US04/004488	W0/2004/073911	9/2/2004

13386-053	4884-000049/WO/POA	ADVANCED GAS TORCH	Filed	Patent Cooperation Treaty	4/7/2009	PCT/US2009/039779	WO2009/126631	1/7/2010

13386-071	4884-000037/WO/POA	COMPACT ROBUST GAS PRESSURE REGULATOR	Filed	Patent Cooperation Treaty	3/11/2010	PCT/US2010/026926

13386-073	4884-000053/WO/POA	GAS PRESSURE REGULATOR HAVING STACKED INDICATORS	Filed	Patent Cooperation Treaty	3/10/2010	PCT/US2010/026876

13386-075	4884-000054/WO/POA	GAS PRESSURE REGULATOR HAVING ENERGY ABSORBING FEATURES	Filed	Patent Cooperation Treaty	3/11/2010	PCT/US2010/026928

13386-062	4884-1000037/BR/01	GAS PRESSURE REGULATOR	Filed	Brazil	9/10/2009	DI6903490-7

13386-063	4884-1000037/CA/01	GAS PRESSURE REGULATOR	Filed	Canada	9/9/2009	DI6903490-7

BHGL No	Client No	Title	Status	Country	Application Date	Patent Number	Patent Date	Expiration Date
13386-042	4884-100013/CA	PRESSURE REGULATOR WITH FRICTION DAMPENER	Issued	Canada	2/15/1985	1,233,392	3/1/1988	3/1/2005

13386-034	4884-100005/MX	TORCH WITH INTEGRAL FLASHBACK ARRESTORS AND CHECK VALVES	Issued	Mexico	2/10/1994	200799	2/7/2001	2/10/2014

13386-037	4884-100005/ZA	TORCH WITH INTEGRAL FLASHBACK ARRESTORS AND CHECK VALVES	Issued	South Africa	2/9/1994	94/0893	8/23/1994	2/9/2014

13386-015	4884-000007/US	GAS PRESSURE REGULATOR	Issued	United States	11/22/2002	7,134,447	11/14/2006	9/21/2025

13386-022	4884-000018/US	PILOT IGNITER TORCH WITH CUTOFF PREHEAT VALVES	Issued	United States	4/23/1993	5,390,855	2/21/1995	4/23/2013

13386-029	4884-000024/US	EQUIPMENT CARRIER	Issued	United States	11/13/2004	D526,486	8/15/2006	8/15/2020

13386-036	4884-100005/VE	TORCH WITH INTEGRAL FLASHBACK ARRESTORS AND CHECK VALVES	Issued	Venezuela	9/28/1994	56598	5/8/1998	9/28/2014

13386-065	4884-1000037/EM/01	GAS PRESSURE REGULATOR	Issued	European Community Design	9/10/2009	1609819	9/10/2009	9/10/2034

13386-021	4884-000017/US	CUTTING TORCH HEAD	Issued	United States	8/20/2002	D476,539	7/1/2003	7/1/2017

BHGL No	Client No	Title	Status	Country	Application Date	Patent Number	Patent Date	Expiration Date
13386-025	4884-000021/US	GAUGE BLOCK HAVING CHECK VALVE WITH ORIFICE	Issued	United States	12/6/1996	RE35,726	2/10/1998	11/12/2013

13386-023	4884-000019/US	YOKE FOR MOUNTING ON A GAS TANK	Issued	United States	10/12/1995	5,704,589	1/6/1998	10/12/2015

13386-024	4884-000020/US	PRESSURE REGULATOR WITH A FLASHBACK ARRESTOR	Issued	United States	8/3/1993	5,392,825	2/28/1995	8/3/2013

13386-031	4884-000031/US	Oxygen conserver	Issued	United States	9/27/2000	6,364,161	4/2/2002	9/27/2020

13386-032	4884-000032/US	OXYGEN CONSERVING REGULATOR	Issued	United States	10/12/1999	D442,277	5/15/2001	5/15/2015

13386-033	4884-000033/US	PNEUMATIC OXYGEN CONSERVER	Issued	United States	8/19/1997	5,881,725	3/16/1999	8/19/2017

13386-048	4884-000034/US	PURGE TIP	Issued	United States	7/20/2007	D610,239	2/16/2010	2/16/2024

13386-012	4884-000005/US	TORCH WITH INTEGRAL FLASHBACK ARRESTORS AND CHECK VALVES	Issued	United States	2/10/1993	5,407,348	4/18/1995	2/10/2013

13386-013	4884-000006/US	GAS CUTTING TORCH	Issued	United States	2/14/2003	6,824,735	11/30/2004	3/19/2023

13386-017	4884-000008/US	SWITCHOVER VALVE	Issued	United States	9/20/2000	6,296,008	10/2/2001	9/20/2020

13386-020	4884-000015/US	HAND TORCH	Issued	United States	6/18/1990	D329,971	10/6/1992	10/6/2006

13386-041	4884-100012/CA	SPRING LOADED HEATING TORCH TIP	Issued	Canada	2/15/1985	1,229,787	12/1/1987	2/15/2005

BHGL					Application			Expiration
No	Client No	Title	Status	Country	Date	Patent Number	Patent Date	Date
13386-043	4884-100014/CA	MOTORIZED HAND TORCH	Issued	Canada	10/16/1984	1,230,044	12/8/1987	12/8/2004

13386-044	4884-100016/CA	DUAL ORIFICE FLOW METER	Issued	Canada	3/8/1985	1,224,945	8/4/1987	3/8/2005

13386-064	4884-1000037/CN/01	GAS PRESSURE REGULATOR	Issued	China P.R.	9/11/2009	200930209672.3	1/27/2010	9/11/2019

13386-040	4884-100010/FR	MOTORIZED HAND TORCH	Issued	France	9/3/1984	843857	9/3/1984	9/3/2009

13386-061	4884-1000037/AU/01	GAS PRESSURE REGULATOR	Issued	Australia	3/11/2009	328165	9/10/2009	3/11/2019

13386-062		GAS PRESSURE REGULATOR	Issued	Brazil	9/10/2009	D16903490-7	8/24/2010	9/10/2034

13386-063		GAS PRESSURE REGULATOR	Issued	Canada	9/9/2009	174632	8/24/2010	9/13/2020

		MIG WELDING TORCH RECONDITIONING APPARATUS	Issued	United States		6,399,917

		GAUGE BLOCK HAVING CHECK VALVE WITH ORIFICE	Issued	United States		5,373,873

13387-017		MIG WELDING TORCH RECONDITIONING APPARATUS	Issued	United States	4/25/2002	6,621,051	6/16/2003	4/25/2020

13387-023		WELDING CONTACT TIP AND DIFFUSER	Issued	United States	5/8/2003	6,847,009	1/25/2005	8/5/2023

13387-005		WELDING GUN ASSEMBLY	Issued	United States	1/11/1993	5,491,321	2/13/1996	2/26/2012

13387-065		TIPS AND DIFFUSERS FOR MIG WELDING GUNS	Issued	United States	9/14/1993	5,440,100	8/8/1995	8/8/2012

BHGL					Application			Expiration
No	Client No	Title	Status	Country	Date	Patent Number	Patent Date	Date
13387-067		MIG TORCH RECONDITIONING APPARATUS	Issued	United States	3/2/1992	5,221,826	6/22/1993	3/2/2012

13387-069		TORCH	Issued	United States	10/16/1997	5,916,465	6/29/1999	10/16/2017

13387-070		STRAIN RELIEF ASSEMBLY FOR WELDING CABLE	Issued	United States	4/14/1997	5,874,709	2/23/1999	4/14/2017

		WELDING GUN HANDLE AND HOUSING	Issued	United States	9/5/1997	D403,216	12/29/1998	12/29/2012

		COMPACT ROBUST GAS PRESSURE REGULATOR	Pending	United States		12/721,519

		GAS PRESSURE REGULATOR HAVING STACKED INDICATORS	Pending	United States		12/721,529

		ADVANCE GAS TORCH	Pending	United States		12/419,686

		FLEXIBLE CONDUCTOR TUBE FOR A WELDING GUN	Pending	United States		11/761,159

		REPOSITIONABLE ATTACHMENT DEVICE FOR WELDING GUN CONDUCTOR TUBES	Pending	United States		11/761,183

		WIRE FEEDER WITH INTERCHANGEABLE ADAPTOR	Pending	United States		11/451,068

Tweco Patents (Victor Equipment Company):

BHGL				Application			Expiration
NO	Title	Status	Country	Date	Patent Number	Patent Date	Date
13387-046	WELDING CONTACT TIP AND DIFFUSER	Issued	Germany	5/8/2003	60307822.2	8/23/2006	5/8/2023

13387-047	WELDING CONTACT TIP AND DIFFUSER	Issued	European Patent Convention	5/8/2003	1503878	8/23/2006	5/8/2023

13387-048	WELDING CONTACT TIP DIFFUSER	Issued	Great Britain	5/8/2003	1503878	8/23/2006	5/8/2023

13387-049	WELDING CONTACT TIP AND DIFFUSER	Issued	Italy	5/8/2003	1503878	8/23/2006	5/8/2023

13387-073	STRAIN RELIEF ASSEMBLY FOR WELDING CABLE	Issued	Canada	3/4/1998	2256524	8/16/2005	3/4/2018

13387-075	STRAIN RELIEF ASSEMBLY FOR WELDING CABLE	Issued	Mexico	3/4/1998	212395	1/7/2003	3/4/2018

13387-079	WELDING GUN HANDLE AND HOUSING	Issued	Australia	2/20/1998	134592	8/4/1998	2/20/2014

13387-081	WELDING GUN HANDLE AND HOUSING	Issued	Great Britain	2/26/1998	2072841	8/4/1998	2/26/2023

13387-082	WELDING GUN HANDLE AND HOUSING	Issued	Mexico	3/4/1998	10974	12/15/1999	3/4/2013

13387-083	WELDING GUN HANDLE AND HOUSING	Issued	New Zealand	3/5/1998	29157	5/27/1998	9/5/2012

13387-009	ERGONOMIC WELDING GUN WITH QUICK DISCONNECT CABLE ASSEMBLY	Issued	United States	2/26/1992	5,338,917	8/16/1994	2/26/2012

Thermal Arc (Thermal Dynamics Corporation) Patents

BHGL						Application	Application	Patent
No.	Client No	Title	Status	Country	Assignee	Number	Date	Number	Issue Date
13388-008	9878-000007/US	WIRE FEEDER WITH INTERCHANGEABLE ADAPTOR CARTRIDGES	Filed	World	Thermal Arc Inc.	2007US71047	6/12/2007	2007146963/	6/12/2008
Stoody Co. Patents

Application
BHGL					Date/Issue	Application	Publication	First Filing
No	Client No	Title	Status	Country	Date	Number	Number	Date
13385-044	2577-100011/CN/01	STAINLESS STEEL WELD OVERLAYS WITH ENHANCED WEAR RESISTANCE	Filed	China P.R.	2/13/2007	2.0078E+11	CN101421429A	2/16/2006

13385-048	2577-100012/CN/01	HARD FACING ALLOYS HAVING IMPROVED CRACK RESISTANCE	Filed	China P.R.	2/14/2007	2.0078E+11	CN101424073A	2/16/2006

13385-023	2577-100004/JP/01	ELECTROSLAG SURFACING USING WIRE ELECTRODES	Filed	Japan	4/18/2000	2000-613600	2002-542041	4/27/1999

13385-021	2577-000008/US	WELDING COMPOSITIONS FOR IMPROVED MECHANICAL PROPERTIES IN THE WELDING OF CAST IRON	Filed	United States	4/22/2005	11/113,404	2006-237412A1	4/22/2005

Application
BHGL					Date/Issue	Application	Publication	First Filing
No	Client No	Title	Status	Country	Date	Number	Number	Date
13385-024	2577-000011/US	STAINLESS STEEL WELD OVERLAYS WITH ENHANCED WEAR RESISTANCE	Filed	United States	2/16/2006	11/356,270	2007-0187458A1	2/16/2006

13385-043	2577-100011/CA/01	STAINLESS STEEL WELD OVERLAYS WITH ENHANCED WEAR RESISTANCE	Filed	Canada	2/13/2007	2642764		2/16/2006

13385-047	2577-100012/CA/01	HARD FACING ALLOYS HAVING IMPROVED CRACK RESISTANCE	Filed	Canada	2/14/2007	2642767		2/16/2006

13385-045	2577-100011/IN/01	STAINLESS STEEL WELD OVERLAYS WITH ENHANCED WEAR RESISTANCE	Filed	India	2/13/2007	4347/CHENP/2008		2/16/2006

13385-049	2577-100012/IN/01	HARD FACING ALLOYS HAVING IMPROVED CRACK RESISTANCE	Filed	India	2/14/2007	4348/CHENP/2008		2/16/2006

13385-026	2577-000012/US	HARD-FACING ALLOYS HAVING IMPROVED CRACK RESISTANCE	Filed	United States	2/16/2006	11/356,409	2007-0187369A1	2/16/2006 0:00

					Application
BHGL					Date/Issue	Application	Publication	First Filing
No	Client No	Title	Status	Country	Date	Number	Number	Date
13385-042	2577-100011/AU/01	STAINLESS STEEL WELD OVERLAYS WITH ENHANCED WEAR RESISTANCE	Filed	Australia	2/13/2007	2007218061		2/16/2006

13385-046	2577-100012/AU/01	HARD FACING ALLOYS HAVING IMPROVED CRACK RESISTANCE	Filed	Australia	7/01/2010	2007217975	2007217975	2/16/2006

BHGL No.	Client No	Title	Status	Country	Application Date	Patent Number	Patent Date	Expiration Date
13385-012	2577-000006/US	LOW ALLOY BUILD UP MATERIAL	Issued	United States	7/21/1998	6,110,301	8/29/2000	7/21/2018

13385-006	2577-100003/CN/01	CAVITATION EROSION RESISTANT STEEL	Issued	China P.R.	5/9/1996	ZL96193879.X	10/31/2001	5/9/2016

13385-007	2577-100003/BR/01	CAVITATION EROSION RESISTANT STEEL	Issued	Brazil	5/9/1996	PI9609383-8	1/7/2003	5/9/2016

13385-017	2577-100003/CA/01	CAVITATION EROSION RESISTANT STEEL	Issued	Canada	5/9/1996	2,220,727	7/24/2001	5/9/2016

13385-010	2577-000007/US	ABRASION, CORROSION, AND GALL RESISTANT OVERLAY ALLOYS	Issued	United States	12/29/1998	6,232,000	5/15/2001	12/29/2018

13385-011	2577-000004/US	ELECTROSLAG,SURFACING USING WIRE ELECTRODES	Issued	United States	4/27/1999	6,127,644	10/3/2000	4/27/2019

13385-013	2577-000003/US	CAVITATION EROSION RESISTANT STEEL	Issued	United States	5/12/1995	5,514,328	5/7/1996	5/12/2015

BHGL No.	Client No	Title	Status	Country	Application Date	Patent Number	Patent Date	Expiration Date
13385-014	2577-100004/KR/01	METHOD FOR DEPOSITING A HIGH ALLOY STAINLESS STEEL OVERLAYER ONTO A SUBSTRATE	Issued	South Korea	4/18/2000	517768	9/22/2005	4/18/2020
Cigweld Pty Ltd Patents

BHGL					Case	Application	Patent		Expiration
No.	Client No	Title	Status	Country	Type	Date	Number	Patent Date	Date
13389-011	4798-100010/MX	LIGHT SHIELDING HELMET	Issued	Mexico	Design	9/11/1998	12060	12/18/2000	9/11/2013

13389-010	4798-100010/GB/02	LIGHT SHIELDING HELMET	Issued	Great Britain	Design	9/2/1998	2082252	5/5/1999	3/13/2023

13389-009	4798-100010/GB/01	LIGHT SHEILDING HELMET SHELL AND HELMET	Issued	Great Britain	Design	9/2/1998	2077275	5/5/1999	9/2/2023

13389-015	4798-100012/AU	REGULATOR SAFETY SYSTEM	Issued	Australia	Regular	9/15/2000	750779	9/15/2000	9/15/2020

13389-019	4798- 100015/AU/02	FITTING FOR A CONNECTOR	Issued	Australia	Regular	7/8/2002	2002300152	9/14/2006	9/13/2019

13389-007	4798-100010/AU	A LIGHT SHIELDING HELMET	Issued	Australia	Design	9/1/1998	139878	2/22/2000	9/1/2014

13389-008	4798-100010/CA	LIGHT SHIELDING HELMET	Issued	Canada	Design	9/10/1998	88568	1/28/2000	1/28/2010

13389-012	4798-100011/FR	GAS REGULATOR	Issued	France	Design	2/3/1989	890793	2/1/1990	2/3/2014

2.	Trademarks

See attached.

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07013	ARCAIR	United Kingdom	Arcair Company (Victor Equipment Company)		741430	18-Apr-1955	Registered	18-Apr-2014	09 Int.-Electric welding apparatus, incorporating gas-jet nozzle heads for use in the working of metals, and parts thereof included in class 9; electrodes for use in the aforesaid apparatus

29264-01130	COBALARC	Indonesia	Arcair Company (Victor Equipment Company)	151795	488432	16-Dec-1991	Registered	16-Dec-2011	09 Int.-Electrodes for use in electric arc welding

29264-00004	SEA DRAGON (AND DESIGN)	Mexico	Arcair Company (Victor Equipment Company)	257234	530742	12-Sep-1996	Registered	15-Mar-2016	09 Int.-Exothermic cutting rods for use in connection with underwater cutting torches

29264-01017	COBALARC	New Zealand	Cigweld Pty. Ltd.	48140	48140	29-Aug-1950	Registered	19-Jul-2012	09 Int.-Welding electrodes

29264-01211	AIRMATE	Australia	Cigweld Pty Ltd	1276321	1276321	5-Dec-2008	Registered	5-Dec-2018	09 Int.-Device used to supply filtered air to a welder’s helmet

29264-01079	AIR-VIVA	South Africa	Cigweld Pty Ltd		67/0029	3-Jan-1967	Registered	3-Jan-2017	10 Int.-Apparatus for resuscitation

29264-01082	ALLOYCRAFT	Australia	Cigweld Pty Ltd	188140	188140	8-Jun-1964	Registered	8-Jun-2019	09 Int.-Electric welding electrodes

29264-01081	ALLOYCRAFT	Canada	Cigweld Pty Ltd	815125	TMA 478469	14-Jul-1997	Registered	14-Jul-2012	99 Canada-Welding electrodes

29264-01002	ALLOYCRAFT	Malaysia	Cigweld Pty Ltd	97/08164	97008164	30-Aug-2001	Registered	18-Jun-2014	09 Int.-Welding electrodes

29264-01080	ALLOYCRAFT	Malaysia	Cigweld Pty Ltd	97/17329	97017329	15-Jun-2001	Registered	28-Nov-2014	09 Int.-Electric welding apparatus, power supply apparatus and parts therefor, consumables for use in electric welding processes, electrodes, wires and filler rods

29264-01054	ARCMASTER	Australia	Cigweld Pty Ltd	213141	213141	l-Sep-1967	Registered	1-Sep-2012	07 Int.-Electric arc welding machines and accessories therefor being goods included in this class

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-01004	ARCMASTER	Australia	Cigweld Pty Ltd	288240	288240	23-Jun-1975	Registered	23-Jun-2016	08 Int.-Hand tools and instruments including electrode holders, chipping hammers, clamps

29264-01005	ARCMASTER	Australia	Cigweld Pty Ltd	294828	294828	4-Mar-1976	Registered	4-Mar-2017	09 Int.-Electric welding apparatus; electric welding power supplies; all accessories falling within Class 9 for use with electric welding apparatus

29264-01086	ARCRAFT	Malaya	Cigweld Pty Ltd		M/072747	24-Jul-1979	Registered	27-Aug-2011	09 Int.-Electrodes for use in arc welding

29264-01085	ARCRAFT	Sabah	Cigweld Pty Ltd	20658	SAB/020658	20-Mar-1985	Registered	17-Sep-2011	09 Int.-Electrodes for use in electric arc welding

29264-01084	ARCRAFT	Sarawak	Cigweld Pty Ltd	15926	SAR/15926	13-Jan-1978	Registered	28-Sep-2011	09 Int.-Electrodes for use in electric arc welding

29264-01006	AUSTEX	Australia	Cigweld Pty Ltd	105505	105505	28-Feb-1951	Registered	28-Feb-2017	09 Int.-Welding electrodes

29264-01007	AUTOCOR	Australia	Cigweld Pty Ltd	734135	734135	8-May-1997	Registered	8-May-2017	06 Int.-Flux cored welding wires

29264-01008	AUTOCRAFT	Australia	Cigweld Pty Ltd	209630	209630	17-Apr-1967	Registered	17-Apr-2012	09 Int.-Consumables for use in electric welding processes, including electrodes, wires and filler rods, being goods included in class 9

29264-01087	AUTOCRAFT	Malaysia	Cigweld Pty Ltd	97/07030	97007030	18-Jul-2002	Registered	29-May-2014	06 Int.-Continuous welding wire of metal

29264-01009	AUTOPAK	Australia	Cigweld Pty Ltd	294829	294829	4-Mar-1976	Registered	4-Mar-2017	09 Int.-Electric welding apparatus including static rectifying power supplies, welding transformers, current control devices, high frequency electrical equipment for use with such supplies, wire feed units, parts and accessories in Class 9 of such apparatus excluding such parts and accessories as are electrical connectors

29264- 01208	BOROCHROME	Australia	Cigweld Pty Ltd	1276323	1276323	5-Dec-2008	Registered	5-Dec-2018	09 Int.-Electric welding electrodes

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-01207	BRONZECR AFT	Australia	Cigweld Pty Ltd	1276324	1276324	5-Dec-2008	Registered	5-Dec-2018	09 Int.-Electric welding electrodes

29264-01010	CASTCRAFT	Australia	Cigweld Pty Ltd	94489	94489	11-Mar-1948	Registered	11-Mar-2014	09 Int.-Welding electrodes

29264-01011	CHROMEBR IGHT	Australia	Cigweld Pty Ltd	710813	710813	14-Jun-1996	Registered	14-Jun-2016	01 Int.-Welding and soldering fluxes, pickling compounds

29264-01114	CIGWELD	Australia	Cigweld Pty Ltd	428785	428785	15-Jun-1989	Registered	24-Jun-2016	42 Int.-Technical advisory and consultation services for gas welding equipment, electric welding equipment, welding consumables and associated equipment for the regulation and control of industrial gases

29264-01057	CIGWELD	Australia	Cigweld Pty Ltd	514142	514142	18-Aug-1992	Registered	3-Jul-2016	09 Int.-Apparatus and machines in this class for cutting, welding,
									brazing, gouging, cleaning, scouring, and other heat treatment of metals and including accessories and parts therefor included in Class 9

29264-01058	CIGWELD	Australia	Cigweld Pty Ltd	514189	514189	10-Sep-1992	Registered	3-Jul-2016	08 Int.-Apparatus and machines in this class for cutting, welding, brazing, gouging, cleaning, scouring and other heat treatment of metals and including accessories and parts therefor included in Class 8

29264-01059	CIGWELD	Australia	Cigweld Pty Ltd	514190	514190	18-Aug-1992	Registered	3-Jul-2016	07 Int.-Apparatus and machines in this class for cutting, welding, brazing, gouging, cleaning, scouring and other heat treatment of metals, spray painting equipment in this class and including accessories and parts therefor included in Class 7

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-05003	CIGWELD	Australia	Cigweld Pty Ltd	514141	514141	18-Aug-1992	Registered	3-Jul-2016	06 Int.-Welding, soldering and silver brazing metallic powders in Class 6, metal powders in this class for use in gas spray-welding and surfacing, filler rods and flux covered filler rods for use in welding and brazing

29264-01107	CIGWELD	Brazil	Cigweld Pty Ltd	821464787	821464787	12-Sep-2006	Registered	12-Sep-2016	35 Int.-Services covering the import, commerce, export, distribution, promotion and representation of welding products and metallic coating

29264-01103	CIGWELD	China (People’s Republic)	Cigweld Pty Ltd	94042751	820564	7-Mar-1996	Registered	6-Mar-2016	06 Int.-Welding, soldering and silver brazing, metallic powders, metal powders for use in gas spray welding and surfacing, filler rods and flux covered filler rods for use in welding and brazing

29264-01104	CIGWELD	China (People’s Republic)	Cigweld Pty Ltd	94042752	838508	14-May-1996	Registered	13-May-2016	09 Int.-Electric welding apparatus including power supplies and accessories

29264-01100	CIGWELD	China (People’s Republic)	Cigweld Pty Ltd	94059082	868653	7-Sep-1996	Registered	6-Sep-2016	07 Int.-Gas welding, cutting and brazing equipment

29264-01105	CIGWELD	Hong Kong	Cigweld Pty Ltd	94 03820	1996 01131	5-Feb-1996	Registered	8-Apr-2015	09 Int.-Electric welding apparatus

29264-01106	CIGWELD	Hong Kong	Cigweld Pty Ltd	94 03818	1996 01130	5-Feb-1996	Registered	8-Apr-2015	06 Int.-Rods of metal for welding, soldering wire of metal, silver brazing, metallic powders, metal powders for use in gas spray welding and surfacing, filler rods and flux covered filler rods for use in welding and brazing; all included in Class 6

29264-01109	CIGWELD	Hong Kong	Cigweld Pty Ltd	6079/94	199602508	21-May-1996	Registered	1-Jun-2015	08 Int.-Gas welding, cutting and brazing equipment

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-01056	CIGWELD	Indonesia	Cigweld Pty Ltd	7754/94	341056	11-Jan-1997	Registered	4-May-2014	09 Int.-Electric welding apparatus including power supplies and accessories

29264-01088	CIGWELD	Indonesia	Cigweld Pty Ltd	7755/94	339399	7-Jan-1997	Registered	4-May-2014	06 Int.-Welding, soldering and silver brazing, metallic powders, metal powders for use in gas spray welding and surfacing, filler rods and flux covered filler rods for use in welding and brazing

29264-01055	CIGWELD	Indonesia	Cigweld Pty Ltd	10791	IDM000078653	30-Jan-1997	Registered	16-Jun-2014	08 Int.-Gas welding, cutting and brazing equipment

29264-01102	CIGWELD	Korea, Republic of	Cigweld Pty Ltd	1994-0023210	323233	2-Oct-1995	Registered	2-Oct-2015	38 Int.-Gas welding machines. Oxygen-acetylene welding and cutting machines, metal welding machine, electron beam welding machine, super sonic waves welding machine, electric welding machine, arc welding machine

29264-01101	CIGWELD	Korea, Republic of	Cigweld Pty Ltd	1994-0023209	328705	8-Dec-1995	Registered	8-Dec-2015	32 National-Welding rod, soldering metallic powder, silver brazing metallic powder, unrefined lead product, lead metal, lead-based alloy, lead or lead-based alloy casting product, lead sheet, metal powder for use in gas spray welding, metal powder for use in surfacing, zinc powder, metal wire for use in welding applications, electrode cap, flux covered filler rods for use in welding and brazing

29264-01013	CIGWELD	Malaysia	Cigweld Pty Ltd	94/04768	94/04768	8-Mar-1996	Registered	14-Jun-2011	06 Int.-Welding, soldering and silver brazing, metallic powders for use in gas spray welding and surfacing, filler rods and flux covered filler rods for use in welding and brazing

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-01014	CIGWELD	Malaysia	Cigweld Pty Ltd	94/04769	94/04769	15-Aug-1997	Registered	14-Jun-2011	09 Int.-Electric welding apparatus; power sources comprised of transformer and rectifier; printed electronic circuit boards; gas flowmeters and regulators; auxiliary power outlet kits; digital meters for measuring welding current or voltage; electric wire feeders

29264-01012	CIGWELD	Malaysia	Cigweld Pty Ltd	94/08588	94008588	21-Sep-1994	Registered	21-Sep-2011	08 Int.-Gas welding, cutting and brazing equipment

29264-01110	CIGWELD	New Zealand	Cigweld Pty Ltd	194436	194436	27-Aug-1996	Registered	4-Jul-2020	06 Int.-Welding, soldering and silver brazing metallic powders in this class, filler rods and flux covered filler rods for use in welding and brazing

29264-01111	CIGWELD	New Zealand	Cigweld Pty Ltd	194437	194437	27-Aug-1996	Registered	4-Jul-2020	07 Int.-Apparatus and machines in this class for cutting, welding, brazing, gouging, cleaning, scouring and other heat treatment of metals, and including accessories and parts therefor included in this class

29264-01112	CIGWELD	New Zealand	Cigweld Pty Ltd	194438	194438	27-Aug-1996	Registered	4-Jul-2020	08 Int.-Apparatus and machines in this class for cutting, welding, brazing, gouging, cleaning, scouring and other heat treatment of metals and including accessories and parts therefor

29264-01113	CIGWELD	New Zealand	Cigweld Pty Ltd	194439	194439	25-Sep-1996	Registered	4-Jul-2020	09 Int.-Apparatus and machines in this class for cutting, welding, brazing, gouging, cleaning, scouring and other heat treatment of metals and including accessories and parts therefor included in this class

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-01089	CIGWELD	Singapore	Cigweld Pty Ltd	2796/94	T94/02796D	7-Apr-1994	Registered	7-Apr-2014	06 Int.-Welding, soldering and silver brazing, metallic powders, metal powders for use in gas spray welding and surfacing, filler rods and flux covered filler rods for use in welding and brazing

29264-01090	CIGWELD	Singapore	Cigweld Pty Ltd	2797/94	T97/02797B	7-Apr-1994	Registered	7-Apr-2014	09 Int.-Electric welding apparatus including power supply units; parts and fittings for all the abovementioned goods

29264-01093	CIGWELD	Singapore	Cigweld Pty Ltd	4201/94	T94/04201G	27-May-1994	Registered	27-May-2014	08 Int.-Hand-held welding, cutting and brazing equipment

29264-01091	CIGWELD	Sri Lanka	Cigweld Pty Ltd	70037	70037	30-Sep-1996	Registered	21-Apr-2014	06 Int.-Metallic powders for welding, soldering and silver brazing, metal powders for use in gas spray welding and surfacing, filler rods for use in welding and brazing

29264-01092	CIGWELD	Sri Lanka	Cigweld Pty Ltd	70035	70035	21-Oct-1997	Registered	21-Apr-2014	09 Int.-Electric welding apparatus
									including power supplies and accessories

29264-01094	CIGWELD	Sri Lanka	Cigweld Pty Ltd	70656	70656	30-Sep-1996	Registered	16-Jun-2014	08 Int.-Gas welding, cutting and brazing equipment

29264-01098	CIGWELD	Taiwan	Cigweld Pty Ltd	83-042600	672380	1-Mar-1995	Registered	28-Feb-2015	55 National-Metal powders, filler rods

29264-01099	CIGWELD	Taiwan	Cigweld Pty Ltd	83-042598	676579	1-Apr-1995	Registered	31-Mar-2015	84 National-Gas welding machines, gas
cutting machines, gas brazing
machines, electric welding guns,
electric welding clips, ground line
clamps, welding torches, torch arms,
gas torch lamps, welding masks,
portable welding guns, robotistic
									welding guns

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-01095	CIGWELD	Thailand	Cigweld Pty Ltd	272206	TM 28343	25-Apr-1995	Registered	13-Sep-2014	06 Int.-Welding, soldering and silver brazing, metallic powders, metal powders for use in gas spray welding and surfacing, filler rods and flux covered filler rods for use in welding and brazing

29264-01096	CIGWELD	Thailand	Cigweld Pty Ltd	272207	TM 34389	18-Sep-1995	Registered	13-Sep-2014	08 Int.-Gas welding, cutting and brazing equipment, all non-electrical operated

29264-01097	CIGWELD	Thailand	Cigweld Pty Ltd	272208	TM 38440	28-Nov-1995	Registered	13-Sep-2014	09 Int.-Electric arc welding apparatus, power supplies therefor, and accessories for electric arc welding apparatus

29264-01115	CIGWELD (AND DESIGN)	Australia	Cigweld Pty Ltd	512557	512557	18-Aug-1992	Registered	9-Jun-2016	42 Int.-Technical advisory and consultation services for gas welding equipment, electric welding equipment, welding consumables and associated equipment for the regulation and control of industrial gases

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-01116	CIGWELD (AND DESIGN)	Australia	Cigweld Pty Ltd	512556	512556	18-Aug-1992	Registered	9-Jun-2016	37 Int.-Construction and repair being construction and repair of gas welding equipment, electric welding equipment, spray painting equipment, medical equipment for the administration of gases and resuscitation equipment, gauges and pressure gauges, flow meters, manifolds, regulators being standard and dual stage regulators, high flow regulators, pipe line regulators for corrosive, ultra-pre gases, special gas mixtures and other specialty gas or gases, valves geing control valves, distribution valves, measuring valves and safety valves and all other types of valves used in gas storage and distribution

29264-01117	CIGWELD (AND DESIGN)	Australia	Cigweld Pty Ltd	512555	512555	18-Aug-1992	Registered	9-Jun-2016	09 Int.-Apparatus and machines in the class for cutting, welding, brazing, gouging, cleaning, scouring and other heat treatment of metal and including accessories and parts therefor included in Class 9

29264-01118	CIGWELD (AND DESIGN)	Australia	Cigweld Pty Ltd	512554	512554	18-Aug-1992	Registered	9-Jun-2016	08 Int.-Apparatus and machines in the class for cutting, welding, brazing, gouging, cleaning, scouring and other heat treatment of metals including accessories and parts therefor included in Class 8

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-01119	CIGWELD (AND DESIGN)	Australia	Cigweld Pty Ltd	512553	512553	18-Aug-1992	Registered	9-Jun-2016	07 Int.-Apparatus and machines in the class for cutting, welding, brazing, gouging, cleaning, scouring and other heat treatment of metals, spray painting equipment in this class and including accessories and parts therefor included in Class 7

29264-01120	CIGWELD (AND DESIGN)	Australia	Cigweld Pty Ltd	512552	512552	18-Aug-1992	Registered	9-Jun-2016	01 Int.-Welding, brazing and soldering fluxes

29264-06017	CIGWELD (AND DESIGN)	New Zealand	Cigweld Pty Ltd	180256	180256	24-Feb-1997	Registered	2-May-2019	42 Int.-Technical advisory and consultation services, testing, modification, and approval of equipment and consumables, all in relation to the metals industry including the cutting and welding of metals

29264-01060	COBALARC	Australia	Cigweld Pty Ltd	92133	92133	29-Jul-1947	Registered	29-Jul-2013	09 Int.-Welding electrodes

29264-01122	COBALARC	Canada	Cigweld Pty Ltd	251012	TMA117682	22-Apr-1960	Registered	22-Apr-2020	99 Canada-Welding electrodes or rods

29264-01125	COBALARC	Hong Kong	Cigweld Pty Ltd	1960 0002	19600412	2-Jan-1960	Registered	2-Jan-2019	09 Int.-Electrodes for use in electric arc welding

29264-01203	COBALARC	Malaysia	Cigweld Pty Ltd	2008/08805	08008805	6-May-2008	Registered	6-May-2018	09 Int.-Welding electrodes and rods

29264-01131	COBALARC	Pakistan	Cigweld Pty Ltd		32037	2-Jan-1960	Registered	2-Jan-2012	09 Int.-Electrodes for use in electric arc welding

29264-01129	COBALARC	Sabah	Cigweld Pty Ltd	26131	S/026131	19-May-1980	Registered	19-May-2011	09 Int.-Electrodes for use in electric arc welding

29264-01128	COBALARC	Sarawak (Old Code)	Cigweld Pty Ltd		Sar 21375	16-May-1980	Registered	16-May-2011	09 Int.-Electrodes for use in electric arc welding

29264-01123	COBALARC	Singapore	Cigweld Pty Ltd		T6232007J	27-Dec-1962	Registered	27-Dec-2017	09 Int.-Electric arc welding electrodes and rods

29264-01124	COBALARC	Sri Lanka	Cigweld Pty Ltd		20825	29-Jan-1974	Registered	15-Jan-2018	09 Int.-Electrodes for electric arc welding

								Next
AT				Application	Registration	Registration		Renewal
REF. #	Trademark	Country	Owner	No.	No.	Date	Status	Due	Class/Goods
29264-01121	COBALARC	Thailand	Cigweld Pty Ltd	422254	TM 116529	4-Aug-2000	Registered	26-Jun-2020	06 Int.-Welding wire of metal

29264-01016	COBALARC	United States of America	Cigweld Pty Ltd	72/274,495	853,222	23-Jul-1968	Registered	23-Jul-2018	09 Int.-Welding electrodes and rods

29264-01019	COLT	Australia	Cigweld Pty Ltd	208683	208683	13-Mar-1967	Registered	13-Mar-2012	09 Int.-Osy-acetylene welding apparatus and equipment including regulators, blowpipes, cutters, gauges, combined blowpipes and cutters and accessories therefor

29264-01135	COLT	Fiji	Cigweld Pty Ltd		9607	17-Mar-1976	Registered	30-Apr-2017	08 Int.-Oxy-acetylene gas torches and blow pipes being hand tools for use in welding, cutting, brazing and other heat treatments of metals, gas pressure regulators and parts of such goods

29264-01134	COLT	Malaysia	Cigweld Pty Ltd	6148/87	87006148	18-Oct-1995	Registered	28-Dec-2018	08 Int.-Hand tools (non-electric) being oxy-acetylene welding apparatus and equipment for cutting, welding, brazing, heating, gouging, cleaning, scouring, and all other treatment of metals and parts of such apparatus included in Class 8

29264-01018	COLT	New Zealand	Cigweld Pty Ltd	115018	115018	23-Mar-1979	Registered	18-Mar-2011	07 Int.-Oxy-acetylene welding apparatus and equipment including regulators, blow-pipes, combined blow-pipes and cutters, nozzles and tips, parts and accessories therefor; all being goods in this class

29264-01020	COMCOAT	Australia	Cigweld Pty Ltd	206037	206037	8-Nov-1966	Registered	8-Nov-2011	06 Int.-Filler rods, particularly flux covered filler rods for use in welding and brazing

								Next
AT				Application	Registration	Registration		Renewal
REF. #	Trademark	Country	Owner	No.	No.	Date	Status	Due	Class/Goods
29264-01023	COMET	Australia	Cigweld Pty Ltd	132102	132102	13-May-1957	Registered	13-May-2019	08 Int.-Gas torches or blow pipes for welding and cutting; apparatus for the cutting, welding, brazing, gouging, cleaning, scouring and other heat treatment of metals, and parts of such apparatus included in this class

29264-01024	COMET	Australia	Cigweld Pty Ltd	252319	252319	13-May-1957	Registered	13-May-2019	07 Int.-Apparatus and machines for cutting, welding, brazing, gouging, cleaning, scouring and other heat treatment of metals, and parts of such apparatus included in this class

29264-01025	COMET	Australia	Cigweld Pty Ltd	252320	252320	13-May-1957	Registered	13-May-2019	09 Int.-Apparatus for the cutting, welding, brazing, gouging, cleaning, scouring and heat treatment of metals, and parts of such apparatus included in this class

29264-01141	COMET	Fiji	Cigweld Pty Ltd		9606	17-Mar-1976	Registered	30-Apr-2017	08 Int.-Oxy-acetylene gas torches and blow pipes being hand tools for use in welding, cutting, brazing and other heat treatments of metals, gas pressure regulators and parts of such goods

29264-01140	COMET	Hong Kong	Cigweld Pty Ltd	19876393	19891538	18-Dec-1987	Registered	18-Dec-2018	08 Int.-Oxy-acetylene welding apparatus and equipment for cutting, welding, brazing, gouging, cleaning, scouring, and other heat treatment of metals; all being nonelectrical hand tools included in Class 8, and parts and fittings therefor

29264-01139	COMET	Indonesia	Cigweld Pty Ltd		417503	27-Sep-1988	Registered	27-Sep-2018	07 Int.-Machines and apparatus for the cutting, welding, brazing, gouging, cleaning, scouring and other heat treatment of metal and parts thereof

								Next
AT				Application	Registration	Registration		Renewal
REF. #	Trademark	Country	Owner	No.	No.	Date	Status	Due	Class/Goods
29264-08005	COMET	Malaysia	Cigweld Pty Ltd	6150/87	87006150	28-Dec-1987	Registered	28-Dec-2018	08 Int.-Hand tools (non-electric) being oxy-acetylene welding apparatus and equipment for cutting, welding, brazing, gouging, cleaning, scouring and other heat treatment of metals and parts of such apparatus included in class 8

29264-01021	COMET	New Zealand	Cigweld Pty Ltd	60715	60715	9-Oct-1957	Registered	13-May-2016	07 Int.-Gas torches or blow pipes for welding and cutting

29264-01022	COMET	New Zealand	Cigweld Pty Ltd	63280	63280	l-Sep-1959	Registered	16-Jan-2018	07 Int.-Machines an gas operated apparatus for the cutting, welding, brazing and the like, heat treatment of metals, and parts of such machines and apparatus

29264-01138	COMET	Philippines	Cigweld Pty Ltd	6628	R-2379-A	3-Dec-1959	Registered	3-Dec-2019	07 Int.-Machines and apparatus for the cutting, welding, brazing, gouging, cleaning, scouring, and other heat treatment of metal and parts thereof

29264-01136	COMET	Singapore	Cigweld Pty Ltd	6207/87	T87/06207E	23-Dec-1987	Registered	23-Dec-2014	08 Int.-Oxy-acetylene welding apparatus and equipment for cutting, welding, brazing, gouging, cleaning, scouring and other heat treatment of metals and parts of such apparatus included in this class all being non-electrical; excluding razor blade

29264-01137	COMET	Thailand	Cigweld Pty Ltd	281133	KOR 26871	6-Jun-1977	Registered	26-May-2015	08 Int.-Oxy-acetylene gas torches, blow-pipes and nozzles for use in welding, cutting, brazing

29264-01061	COMWELD	Australia	Cigweld Pty Ltd	69747	69747	22-Feb-1937	Registered	22-Feb-2017	09 Int.-Oxy-acetylene welding apparatus and equipment, including regulators, blow pipes, cutters, gauges, combined blowpipes and cutters, indicators

29264-01027	COMWELD	Australia	Cigweld Pty Ltd	69761	69761	24-Feb-1937	Registered	24-Feb- 2017	01 Int.-Fluxes

								Next
AT				Application	Registration	Registration		Renewal
REF. #	Trademark	Country	Owner	No.	No.	Date	Status	Due	Class/Goods
29264-01028	COMWELD	Australia	Cigweld Pty Ltd	70726	70726	30-Jul-1937	Registered	30-Jul-2017	06 Int.-Filler rods

29264-01143	COMWELD	Fiji	Cigweld Pty Ltd		9605	26-Jun-1978	Registered	13-Apr-2017	08 Int.-Oxy-acetylene gas torches and blow pipes being hand tools for use in welding, cutting, brazing and other heat treatments of metals, gas pressure regulators and parts of such goods

29264-00005	COMWELD	Indonesia	Cigweld Pty Ltd		IDM000199090	24-Sep-1998	Registered	24-Sep-2018	07 Int.-Machines and apparatus for cutting, welding, soldering, drilling, cleaning, polishing, and machine and apparatus for hot metals processing and parts thereof

29264-01026	COMWELD	New Zealand	Cigweld Pty Ltd	106635	106635	3-Sep-1975	Registered	10-Dec-2018	07 Int.-Oxy-acetylene welding apparatus and equipment including regulators, blow-pipes, cutters, and combined blow-pipes and cutters

29264-01144	COMWELD MEDICAL (AND DESIGN)	Australia	Cigweld Pty Ltd	1106759	1106759	29-Nov-2006	Registered	22-Mar-2016	10 Int.-Oxygen therapy equipment, namely oxygen regulators, oxygen cylinders, oxygen concentrators, oxygen conservers, transfilling systems; portable oxygen therapy systems composed primarily of oxygen regulators, oxygen cylinders, oxygen concentrators, oxygen conservers, transfilling systems; surgical, medical, dental and veterinary apparatus and instruments; and orthopedic articles

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-01063	COMWELD MEDICAL (AND DESIGN)	Indonesia	Cigweld Pty Ltd	D002006012118	IDM000155310	19-Apr-2006	Registered	19-Apr-2016	10 Int.-Oxygen therapy equipment, namely, oxygen regulators, oxygen cylinders, oxygen concentrators, oxygen conservers, transfilling systems; portable oxygen therapy systems composed primarily of oxygen regulators, oxygen cylinders, oxygen concentrators, oxygen conservers, transfilling systems; surgical, medical, dental and veterinary apparatus and instruments; and orthopedic articles

29264-01064	COMWELD MEDICAL (AND DESIGN)	Malaysia	Cigweld Pty Ltd	2006/05580	06005580	4-Jun-2006	Registered	4-Jun- 2016	10 Int.-Oxygen therapy equipment, namely, oxygen regulators, oxygen cylinders, oxygen concentrators, oxygen conservers, transfilling systems; portable oxygen therapy systems composed primarily of oxygen regulators, oxygen cylinders, oxygen concentrators, oxygen conservers, transfilling systems; surgical, medical, dental and veterinary apparatus and instruments; and orthopedic articles.

29264-01062	COMWELD MEDICAL (AND DESIGN)	New Zealand	Cigweld Pty Ltd	744999	744999	21-Sep-2006	Registered	21-Mar-2016	10 Int.-Oxygen therapy equipment, namely, oxygen regulators, oxygen cylinders, oxygen concentrators, oxygen conservers, transfilling systems; portable oxygen therapy systems composed primarily of oxygen regulators, oxygen cylinders, oxygen concentrators, oxygen conservers, transfilling systems; surgical, medical, dental and veterinary apparatus and instruments; and orthopedic articles

								Next
AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Renewal Due	Class/Goods
29264-01065	CUTSKILL	Australia	Cigweld Pty Ltd	1128926	1128926	26-Mar-2007	Registered	10-Aug-2016	07 Int.-Gas torches or blow pipes for welding and cutting; apparatus for cutting, welding, brazing, gouging, cleaning, scouring and other heat treatments of metals, and parts of such apparatus included in this class; 08 Int.-Gas torches or blow pipes for welding and cutting; apparatus for cutting, welding, brazing, gouging, cleaning, scouring and other heat treatments of metals, and parts of such apparatus included in this class; 09 Int.-Gas torches or blow pipes for welding and cutting; apparatus for cutting, welding, brazing, gouging, cleaning, scouring and other heat treatments of metals, and parts of such apparatus included in this class

29264-01029	EZI-FLOW	Australia	Cigweld Pty Ltd	542277	542277	18-Sep-1990	Registered	18-Sep-2017	10 Int.-Surgical and medical apparatus and instruments and parts thereof

29264-01153	FERROCRAFT	Australia	Cigweld Pty Ltd	136635	136635	18-Apr-1958	Registered	18-Apr-2020	09 Int.-Welding electrodes

29264-01145	FERROCRAFT	Canada	Cigweld Pty Ltd	815127	TMA 478673	17-Jul-1997	Registered	17-Jul-2012	99 Canada-Welding electrodes

29264-01146	FERROCRAFT	Hong Kong	Cigweld Pty Ltd	1980 1538	1983 B1191	20-Jun-1980	Registered	20-Jun-2015	09 Int.-Wire cored flux coated welding electrodes, the flux containing iron powder

29264-01152	FERROCRAFT	Indonesia	Cigweld Pty Ltd	151794	488148	16-Dec-1991	Registered	16-Dec-2011	09 Int.-Electrodes for use in electric arc welding

29264-01150	FERROCRAFT	Malaysia	Cigweld Pty Ltd	86441	M/86441	19-May-1980	Registered	19-May-2011	09 Int.-Electrodes for use in electric arc welding

29264-01151	FERROCRAFT	Sabah	Cigweld Pty Ltd	26132	S/026132	19-May-1980	Registered	19-May-2011	09 Int.-Electrodes for use in electric arc welding

								Next
AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Renewal Due	Class/Goods
29264-01149	FERROCRAFT	Sarawak (Old Code)	Cigweld Pty Ltd	21376	Sar 21376	16-May-1980	Registered	16-May-2011	09 Int.-Electrodes for use in electric arc welding

29264-01148	FERROCRAFT	Singapore	Cigweld Pty Ltd		T80/02042C	14-May-1980	Registered	14-May-2011	09 Int.-Electrodes for use in electric arc welding

29264-01147	FERROCRAFT	Thailand	Cigweld Pty Ltd	422257	TM 116532	4-Aug-2000	Registered	26-Jun-2020	06 Int.-Welding wire of metal

29264-01216	FERROCRAFT 16 TWINCOAT	Australia	Cigweld Pty Ltd	1366570			Pending		09 Int.-Welding electrodes; dual layered flux coated welding electrodes

29264-01155	FLUXCOR	China (People’s Republic)	Cigweld Pty Ltd	94038318	810598	28-Jan-1996	Registered	27-Jan-2016	06 Int.-Welding electrodes and welding wire

29264-01156	FLUXCOR	Hong Kong	Cigweld Pty Ltd	04659/1994	B 03643/1996	23-Apr-1996	Registered	4-Nov-2014	06 Int.-Welding wire included in Class 6

29264-01066	FLUXCOR	Indonesia	Cigweld Pty Ltd	7736	IDM000108677	25-Jan-1997	Registered	2-Jun-2014	09 Int.-Welding electrodes

29264-01157	FLUXCOR	Malaysia	Cigweld Pty Ltd	94/04217	94/04217	15-Oct-1996	Registered	27-May-2011	06 Int.-Non-electric welding wires of common metal

29264-01154	FLUXCOR	Singapore	Cigweld Pty Ltd	3449/94	T94/03449I	29-Apr-1994	Registered	29-Apr-2014	06 Int.-Metal rods and wire for welding

29264-01204	GP6012	Australia	Cigweld Pty Ltd	1275722			Pending	3-Dec-2018	09 Int.-Welding electrodes

29264-01159	HARDCRAFT	Indonesia	Cigweld Pty Ltd	151854	488431	16-Dec-1991	Registered	16-Dec-2011	09 Int.-Electrodes for use in electric arc welding

29264-01160	HARDCRAFT	Sabah	Cigweld Pty Ltd		S/020659	18-May-1983	Registered	17-Sep-2011	09 Int.-Electrodes for use in electric arc welding

29264-01161	HARDCRAFT	Sarawak	Cigweld Pty Ltd	15927	SAR/15927	10-Jun-1977	Registered	28-Sep-2011	09 Int.-Electrodes for use in electric arc welding

29264-01162	HIDEROK	Malaysia	Cigweld Pty Ltd	97/17330	97017330	30-May-2001	Registered	28-Nov-2014	09 Int.-Protective handshields and helmets for welding and parts of such apparatus

29264-01213	IWELD	Australia	Cigweld Pty Ltd	1289651	1289651	13-Mar-2009	Registered	13-Mar-2019	09 Int.-Electric welding apparatus including power supplies and accessories

								Next
AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Renewal Due	Class/Goods
29264-03025	MANGCRAFT	Australia	Cigweld Pty Ltd	117442	117442	22-Feb-1954	Registered	22-Feb-2016	09 Int.-Welding electrodes

29264-01164	METALCOR	Malaysia	Cigweld Pty Ltd	97/07032	97007032	18-Jul-2002	Registered	29-May-2014	06 Int.-Fluxcored welding wire of metal

29264-01209	METALCOR	Australia	Cigweld Pty Ltd	1276322	1276322	5-Dec-2008	Registered	5-Dec-2018	09 Int.-Electrodes for use in electric arc welding including continuous welding rods

29264-01031	MIDOGAS	Australia	Cigweld Pty Ltd	189834	189834	4-Sep-1964	Registered	4-Sep-2019	10 Int.-Medical apparatus for anesthesia resuscitation and/or analgesic purposes including gas/oxygen analgesic apparatus

29264-01166	MISCELLAN EOUS DESIGN (VERTICAL STRIPE UNDER SHINING STAR AMONGST OTHER STARS)	New Zealand	Cigweld Pty Ltd		611453	29-Mar-2000	Registered	13-Oct-2016	09 Int.-Welding apparatus including welding electrodes

29264-01032	MULTEFLOW	Australia	Cigweld Pty Ltd	789829	789829	30-Mar-1999	Registered	30-Mar-2019	10 Int.-Apparatus for oxygen therapy, resuscitation and respiration; regulators including piston style regulators for medical applications

29264-01167	MUREX	Australia	Cigweld Pty Ltd	781190	781190	15-Oct-1999	Registered	17-Dec-2018	09 Int.-Welding apparatus including welding electrodes

29264-01210	NICORE	Australia	Cigweld Pty Ltd	1276320	1276320	5-Dec-2008	Registered	5-Dec-2018	09 Int.-Electrodes for use in electric arc welding including continuous welding rods

								Next
AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Renewal Due	Class/Goods
29264-01068	OPTARC	Australia	Cigweld Pty Ltd	756026	756026	26-Feb-1998	Registered	26-Feb-2018	09 Int.-A programmable microprocessor-based interactive control unit with a key pad and display for controlling welding power source

29264-01034	OXY-VIVA	Australia	Cigweld Pty Ltd	154078	154078	28-May-1959	Registered	28-May-2018	10 Int.-Oxygen resuscitation apparatus

29264-01033	OXY-VIVA	New Zealand	Cigweld Pty Ltd	203701	203701	15-Jul-1994	Registered	30-Jul-2011	10 Int.-Resuscitation apparatus including oxygen resuscitation apparatus and accessories in this class therefor; medical apparatus

29264-08057	PIPEARC	Australia	Cigweld Pty Ltd	702994	702994	11-Jun-1997	Registered	22-Feb-2016	01 Int.-Welding fluxes and welding powders; 06 Int.-Filler rods, particularly flux covered filler rods for use in welding and brazing; 09 Int.-Consumables for use in electric welding processes, including electrodes, wires and filler rods, being goods included in Class 9

29264-01168	PIPECRAFT	Australia	Cigweld Pty Ltd	117443	117443	22-Feb-1954	Registered	22-Feb-2016	09 Int.-Welding electrodes

29264-01069	PIPEMATE	Australia	Cigweld Pty Ltd	389615	389615	6-Apr-1983	Registered	6-Apr-2014	07 Int.-Portable electrically or manually operated machine carriages carrying welding or cutting equipment

29264-01070	PLATEMATE	Australia	Cigweld Pty Ltd	389616	389616	6-Apr-1983	Registered	6-Apr-2014	07 Int.-Portable electrically or manually operated machine carriages carrying welding or cutting equipment

29264-01170	SATINARC	Australia	Cigweld Pty Ltd	136634	136634	18-Apr-1958	Registered	18-Apr-2020	01 Int.-Welding fluxes

29264-01038	SATINARC	New Zealand	Cigweld Pty Ltd	68626	68626	21-Sep-1964	Registered	4-May-2020	01 Int.-Welding fluxes and welding powders

								Next
AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Renewal Due	Class/Goods
29264-01171	SATINCRAFT	Australia	Cigweld Pty Ltd	702993	702993	11-Jun-1997	Registered	22-Feb-2016	01 Int.-Welding fluxes and welding powders; 06 Int.-Filler rods, particularly flux covered filler rods for use in welding and brazing; 09 Int.-Consumables for use in electric welding processes, including electrodes, wires and filler rods, being goods included in Class 9

29264-01206	SATINCROME	Australia	Cigweld Pty Ltd	1276319	1276319	5-Dec-2008	Registered	5-Dec-2018	09 Int.-Electric welding electrodes

29264-01072	SHIELDCOR	Australia	Cigweld Pty Ltd	358203	358203	25-Mar-1981	Registered	25-Mar-2012	09 Int.-Electrodes for use in electrical arc-welding including continuous welding wires in this class

29264-01039	SMOOTHCRAFT	Australia	Cigweld Pty Ltd	769268	769268	3-Aug-1998	Registered	3-Aug-2018	09 Int.-Consumables for use in electric welding processes, including electrodes, wires and filler rods

29264-01073	SMOOTHCRAFT	Indonesia	Cigweld Pty Ltd		506039	19-Jan-1991	Registered	19-Jan-2011	09 Int.-Welding electrodes

29264-01176	SMOOTHCRAFT	Malaya	Cigweld Pty Ltd	79574	79574	12-Aug-1978	Registered	12-Aug-2019	09 Int.-Welding electrodes

29264-01172	SMOOTHCRAFT	Malaysia	Cigweld Pty Ltd	97/017331	97017331	28-Nov-1997	Registered	28-Nov-2014	01 Int.-Welding fluxes and welding powders

29264-01175	SMOOTHCRAFT	Sabah	Cigweld Pty Ltd	23229	23229	12-Aug-1978	Registered	12-Aug-2019	09 Int.-Welding electrodes

29264-01177	SMOOTHCRAFT	Sarawak	Cigweld Pty Ltd	18476	18476	10-Aug-1978	Registered	10-Aug-2019	09 Int.-Welding electrodes

29264-01174	SMOOTHCRAFT	Thailand	Cigweld Pty Ltd	362479	Kor 77584	22-Aug-1978	Registered	21-Aug-2018	09 Int.-Welding electrodes

29264-01178	SPEEDEX	Australia	Cigweld Pty Ltd	781188	781188	19-Nov-1999	Registered	17-Dec-2018	09 Int.-Welding apparatus including welding electrodes

29264-01040	SPEEDEX	New Zealand	Cigweld Pty Ltd	310305	310305	20-Dec-1999	Registered	17-Dec-2015	09 Int.-Welding apparatus including welding electrodes

29264-07106	STAINCRAFT	Indonesia	Cigweld Pty Ltd	151852	488433	16-Dec-1991	Registered	16-Dec-2011	09 Int.-Electrodes for use in electric arc welding

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-01042	STEALTH	Australia	Cigweld Pty Ltd	1134967	1134967	30-Apr-2007	Registered	12-Sep-2016	07 Int.-Electric arc welding machines and parts therefor

29264-01075	TENSI-COR	Australia	Cigweld Pty Ltd	368466	368466	23-Nov-1981	Registered	23-Nov-2012	09 Int.-Electrodes for use in electric arc welding including continuous welding rods or wires included in this class

29264-01181	TOOLCRAFT	Australia	Cigweld Pty Ltd	117445	117445	22-Feb-1954	Registered	22-Feb-2016	09 Int.-Welding electrodes

29264-01182	TRANSARC	Australia	Cigweld Pty Ltd	137328	137328	4-Jun-1958	Registered	4-Jun-2020	09 Int.-All goods included in this class, especially welding power supplies including static rectifying power supplies, welding transformers, current control devices, high frequency electrical equipment for use with such supplies, and including accessories and parts therefor included in this class; but excluding control apparatus for petroleum products, dispensing equipment inclusive of remote read out units for use with such dispensing equipment and petroleum pumps

29264-01045	TRANSARC	New Zealand	Cigweld Pty Ltd	68627	68627	21-Sep-1964	Registered	4-May-2020	09 Int.-Scientific and electrical apparatus and instruments including welding power supplies, welding transformers, current control devices, high frequency electrical equipment for use with such supplies, and including accessories and parts therefor

29264-01046	TRANSMATIC	Australia	Cigweld Pty Ltd	253819	253819	22-Nov-1971	Registered	22-Nov-2016	09 Int.-Electrical welding apparatus including power transformers and rectifiers, wire feeders and parts therefor

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-01192	TRANSMIG	Australia	Cigweld Pty Ltd	191027	191027	21-Mar-1966	Registered	29-Oct-2019	09 Int.-Electric welding apparatus including power supplies and accessories therefor

29264-01188	TRANSMIG	China (People’s Republic)	Cigweld Pty Ltd	94042750	834737	28-Apr-1996	Registered	27-Apr-2016	09 Int.-Electric welding apparatus including power supplies and accessories

29264-01191	TRANSMIG	Fiji	Cigweld Pty Ltd		9489	13-Aug-1977	Registered	3-Mar-2017	08 Int.-Electric welding apparatus including power supplies, accessories and parts therefor

29264-01189	TRANSMIG	Hong Kong	Cigweld Pty Ltd	94 03819	1995 07340	31-Aug-1995	Registered	8-Apr-2015	09 Int.-Electric welding apparatus, power supplies; parts and fittings therefor; all included in Class 9

29264-01076	TRANSMIG	Indonesia	Cigweld Pty Ltd	7753/94	339398	23-Jan-1997	Registered	4-May-2014	09 Int.-Electric welding apparatus including power supplies and accessories

29264-01187	TRANSMIG	Korea, Republic of	Cigweld Pty Ltd	1994-0023211	323234	2-Oct-1995	Registered	2-Oct-2015	38 Int.-Gas welding machine, oxygen-acetylene welding and cutting machines, metal welding machine, electron beam welding machine, super sonic waves welding machine; electric welding machine, arc welding machine

29264-01190	TRANSMIG	Malaysia	Cigweld Pty Ltd	94/04767	94/04767	26-Feb-1998	Registered	14-Jun-2011	09 Int.-Electric welding apparatus; power sources comprised of transformer and rectifier; printed electronic circuit boards; gas flowmeters and regulators; auxiliary power outlet kits; digital meters for measuring welding current or voltage; electric wire feeders

29264-01047	TRANSMIG	New Zealand	Cigweld Pty Ltd	118755	118755	11-Apr-1983	Registered	4-Mar-2012	09 Int.-Electric welding apparatus for use in metal inert gas welding processes; power supply apparatus and other accessories and parts therefor

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-08094	TRANSMIG	Philippines	Cigweld Pty Ltd	4-2008-005410	4-2008-005410	25-Aug-2008	Registered	25-Aug-2018	09 Int.-Electric welding apparatus including power supplies and accessories

29264-01183	TRANSMIG	Singapore	Cigweld Pty Ltd	2798/94	T94/02798J	7-Apr-1994	Registered	7-Apr-2014	09 Int.-Electric welding apparatus including power supply units; parts and fittings for all the abovementioned goods

29264-01184	TRANSMIG	Sri Lanka	Cigweld Pty Ltd	70036	70036	26-Jun-1996	Registered	21-Apr-2014	09 Int.-Electric welding apparatus including power supplies and accessories

29264-01186	TRANSMIG	Taiwan	Cigweld Pty Ltd	83-042599	676580	l-Apr-1995	Registered	31-Mar-2015	84 National-Gasl welding machines, gas cutting machines, gas brazing machines, electric welding guns, electric welding clips, ground line clamps, welding torches, torch arms, gas torch lamps, welding masks, portable welding guns, robotistic welding guns

29264-01185	TRANSMIG	Thailand	Cigweld Pty Ltd	272209	TM 41280	7-Feb-1996	Registered	13-Sep-2014	09 Int.-Electric and welding apparatus, power supply thereof, and accessories for electric and welding apparatus

29264-01048	TRANSPAK	New Zealand	Cigweld Pty Ltd	118757	118757	20-Aug-1981	Registered	4-Mar-2012	09 Int.-Electric welding apparatus including static rectifying power supplies, welding transformers, current control devices, high frequency electrical equipment for use with such supplies, wire feed units, parts and accessories of such apparatus

29264-01050	TRANSTIG	Australia	Cigweld Pty Ltd	253825	253825	22-Nov-1971	Registered	22-Nov-2016	09 Int.-Electric welding apparatus including static rectifying power supplies, welding transformers, current control devices, high frequency electrical equipment for use with such supplies and accessories therefor

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264- 01193	TRANSTIG	Malaysia	Cigweld Pty Ltd	97/17327	97017327	14-Jun-2001	Registered	28-Nov-2014	09 Int.-Electric and welding apparatus, power supply apparatus and parts therefor, consumables for use in electric welding processes, electrodes, wires and filler rods

29264- 01049	TRANSTIG	New Zealand	Cigweld Pty Ltd	118756	118756	11-Apr-1983	Registered	4-Mar-2012	09 Int.-Electric welding apparatus for use in tungsten inert gas welding processes; power supply apparatus and other accessories and parts therefor

29264- 01195	TURBOTORCH	Australia	Cigweld Pty Ltd	702992	702992	11-Jun-1997	Registered	22-Feb-2016	08 Int.- Oxygen-fuel gas welding and cutting apparatus and equipment including gas torches or blowpipes, cutting attachments, nozzles and tips therefor, all for use in welding, cutting, brazing, gouging, cleaning, scouring and other heat treatments of metals and accessories therefor included in this class; 09 Int.-Oxy- acetylene gas torches, blow pipes and nozzles for use in welding, cutting, brazing and other heat treatments of metals and parts of such goods, gas pressure regulators and gauges; all being parts of gas operated apparatus included in Class 9

29264- 01052	TWIN-O-VAC	Australia	Cigweld Pty Ltd	162827	162827	6-Oct-1960	Registered	6-Oct-2019	10 Int.-Therapeutical appliances, and apparatus for resuscitation

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-01051	TWIN-O-VAC	United States of America	Cigweld Pty Ltd	73/075,452	1,046,295	17-Aug-1976`	Registered	17-Aug-2016	10 Int.-Therapeutic appliances and apparatus for resuscitation

29264-01196	VERTICOR	Malaysia	Cigweld Pty Ltd	97/07023	97007023	18-Jul-2002	Registered	29-May-2014	06 Int.-Fluxcored welding wire of metal included in Class 6

29264-03083	VERTICOR	Malaysia	Cigweld Pty Ltd	05020989	05020989	24-May-2010	Registered	13-Dec-2015	06 Int.-Fluxcored welding wire of metal included in Class 6

29264-01205	WELDALL	Australia	Cigweld Pty Ltd	1276325	1276325	5-Dec-2008	Registered	5-Dec-2018	09 Int.-Electric welding electrodes

29264-01202	WELDCRAFT	Australia	Cigweld Pty Ltd	117444	117444	22-Feb-1954	Registered	22-Feb-2016	09 Int.-Welding electrodes

29264-01198	WELDCRAFT	Indonesia	Cigweld Pty Ltd	151853	488147	16-Dec-1991	Registered	16-Dec-2011	09 Int.-Electrodes for use in electric arc welding

29264-01199	WELDCRAFT	Malaya	Cigweld Pty Ltd	72749	72749	12-Aug-1978	Registered	27-Aug-2011	09 Int.-Electrodes for use in electric arc welding

29264-01201	WELDCRAFT	Sabah	Cigweld Pty Ltd	20660	20660	17-Sep-1976	Registered	17-Sep-2011	09 Int.-Electrodes for use in electric arc welding

29264-01200	WELDCRAFT	Sarawak	Cigweld Pty Ltd	15928	15928	28-Sep-1976	Registered	28-Sep-2011	09 Int.-Electrodes for use in electric arc welding

	KOMET	Korea, Republic of	Cigweld Pty Ltd.	45-2004-0001333	4500143730000	21-Nov-2005	Registered

	CIGWELD	Mexico	Comweld Group Pty Ltd (Cigweld Pty Ltd)	266523	526889	19-Jul-1996	Registered

	CIGWELD	Mexico	Comweld Group Pty Ltd (Cigweld Pty Ltd)	257228	528569	26-Aug-1996	Registered

	CIGWELD	Mexico	Comweld Group Pty Ltd (Cigweld Pty Ltd)	257229	528570	26-Aug-1996	Registered

	CIGWELD	Mexico	Comweld Group Pty Ltd (Cigweld Pty Ltd)	257230	528571	26-Aug-1996	Registered

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
	CIGWELD	Mexico	Comweld Group Pty Ltd (Cigweld Pty Ltd)	257231	528572	26-Aug-1996	Registered

	CIGWELD	Mexico	Comweld Group Pty Ltd (Cigweld Pty Ltd)	257232	528573	26-Aug-1996	Registered

	CIGWELD	Mexico	Comweld Group Pty Ltd (Cigweld Pty Ltd)	266519	530463	9-Sep-1996	Registered

	CIGWELD	Mexico	Comweld Group Pty Ltd (Cigweld Pty Ltd)	266520	532260	26-Sep-1996	Registered

	CIGWELD	Mexico	Comweld Group Pty Ltd (Cigweld Pty Ltd)	266521	534425	28-Oct-1996	Registered

	CIGWELD	Mexico	Comweld Group Pty Ltd (Cigweld Pty Ltd)	266522	598084	26-Jan-1999	Registered

	SOUND-BITE	Mexico	Comweld Group Pty Ltd (Cigweld Pty Ltd)	263052	526988	23-Jul-96	Registered

29264-01074	SUPRE-COR	Australia	Cigweld Pty. Ltd.	347034	347034	9-Jun-1980	Registered	9-Jun-2011	09 Int.-Electric arc welding electrodes and rods including continuous welding rods or wires included in this class

29264-01078	VERTI-COR	Australia	Cigweld Pty. Ltd.	344082	344082	19-Mar-1980	Registered	19-Mar-2011	09 Int.-Electrodes for use in electric arc welding

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-01132	COBALARC	Iraq	Comweld Group Pty Ltd (Cigweld Pty Ltd).	14425	14425	9-Oct-1966	Registered	9-Oct-2011	09 Int.-Electrodes for electric arc welding

29264-01030	HANDISPOOL	Australia	Comweld Group Pty Ltd (Cigweld Pty Ltd).	746788	746788	17-Oct-1997	Registered	17-Oct-2017	06 Int.-Common metals and their alloys; non-electric cables and wires of common metal; ironmongery, small items of metal hardware; welding electrodes and welding wire

	HERO	Mexico	Comweld Group Pty Ltd (Cigweld Pty Ltd).	327023	575506	6-May-98	Registered

29264-01067	HIDEROK	Australia	Comweld Group Pty Ltd (Cigweld Pty Ltd).	454943	454943	6-Nov-1986	Registered	6-Nov-2017	09 Int.-Hand shield and helmets for arc welding and parts of such apparatus included in this class

	HIDEROK	Mexico	Comweld Group Pty Ltd (Cigweld Pty Ltd).	263053	526989	23-Jul-96	Registered

	ILLUMINATOR LX	Mexico	Comweld Group Pty Ltd (Cigweld Pty Ltd).	272259	533092	30-Sep-96	Registered

29264-01037	SABRE	Australia	Comweld Group Pty Ltd (Cigweld Pty Ltd).	339281	339281	24-Oct-1979	Registered	24-Oct-2010	08 Int.-Gas torches and blowpipes for welding and cutting apparatus being hand held apparatus, for the welding, cutting, heating, brazing, scouring, cleaning, gouging, and other heat treatment of metals and parts of the aforesaid in this class

29264-01071	SATIN-COR	Australia	Comweld Group Pty Ltd (Cigweld Pty Ltd).	361956	361956	26-Jun-1981	Registered	26-Jun-2012	09 Int.-Electrodes for use in electric arc welding including continuous welding rods or wires in this class

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-08040	MECO (Stylized)	New Zealand	Modern Engineering Company, Inc. (Victor Equipment Company)		57231	11-Oct-1955	Registered	11-Oct-2014	07 Int.-Welding, soldering and brazing equipment and accessories and fittings therefor in class and including gas welding torches, gas cutting torches, gas carbon burning torches, gas lead burning torches, acetylene generators and reducing valves orregulators for use with torches and generators

29264-08066	PROTIP (AND DESIGN)	Chile	Protip Corporation (Victor Equipment Company)	614673	682738	8-Jan-2004	Registered	8-Jan-2014	07 Int.-Welding, cutting and heating tips for use with acetylene welding, cutting and heating tools, namely, torches and heat guns; plasma and laser cutting torches and component parts sold as a unit and individually packaged parts, namely, tips, gas diffusers, electrodes, shielding cups; MIG torches and component parts sold as a unit and individually packaged parts, namely, nozzles, contact tips, insulators, liners used in gas shielded arc welding; and TIG torches and component parts sold as aunit and individually packaged parts, namely, shielding cups, gas lenses, collets and collet bodies for use with tungsten inert gas welding

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-03058	STOODY	Chile	Stoody Company	419062	532308	15-Jan-1999	Registered	15-Jan-2019	06 Int.-Metal alloys, metal alloys in powder form, metal alloys in wire form and welding wire; 09 Int.-Welding electrodes, welding electrodes in rod form, wleding electrodes in wire form, welding electrodes in stick form

29264-03001	ACUCLAD	Argentina	Stoody Company	2166121	1759539	29-Oct-1999	Registered	29-Oct-2019	06 Int.-Welding wire

29264-08001	ACUCLAD	Brazil	Stoody Company	820944440	820944440	28-Jul-98	Registered	15-Dec-2019	06 Int.-Welding wire

29264-03003	BORIUM	Canada	Stoody Company	0277883	TMA135566	1-May-1964	Registered	1-May-2024	99 Canada-Metal alloy of exceeding hardness and used for drilling, boring and the like

29264-03002	BORIUM	United States of America	Stoody Company	71/256,550	241,694	8-May-1928	Registered	8-May-2018	06 Int.-Metal alloy of exceeding hardiness and used for drilling, boring, and the like

29264-03005	BOROD	Canada	Stoody Company	0277884	TMA135568	1-May-1964	Registered	1-May-2024	99 Canada-Welding rods

29264-03004	BOROD	United States of America	Stoody Company	72/467,177	1,013,145	10-Jun-1975	Registered	10-Jun-2015	06 Int.-Metals and welding rods

29264-03006	BRILLIANT	United States of America	Stoody Company	76/096,060	2,485,014	4-Sep-2001	Registered	4-Sep-2011	06 Int.-Welding wire

29264-03007	BUILD-UP	Hong Kong	Stoody Company	14858/97	1999B01474AA	4-Feb-1999	Registered	16-Oct-2014	06 Int.-Consumable welding wires included in Class 6; 09 Int.-Tubular, flux-cored, hardfacing electrodes in stick and wire forms; all included in Class 9

29264-03009	BUILD-UP	Malaysia	Stoody Company	05016677	05016677	22-Sep-2007	Registered	5-Oct-2015	09 Int.-Metal wires and electrodes

29264-03010	CO-MANG	Canada	Stoody Company	223533	UCA 049186	22-Feb-1954	Registered	22-Feb-2014	99 Canada-Welding rods

29264-03012	DYNAMANG	Canada	Stoody Company	350075	TMA199571	31-May-1974	Registered	31-May-2019	09 Int.-Welding electrodes

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-03011	DYNAMANG	Hong Kong	Stoody Company	14862/97	19981169AA	12-Nov-1998	Registered	16-Oct-2014	06 Int.-Consumable welding wires included in Class 6; 09 Int.-Tubular, flux-cored, hardfacing electrodes in stick and wire forms; all included in Class 9

29264-03015	DYNAMANG	Malaysia	Stoody Company	05016678	05016678	22-Sep-2007	Registered	5-Oct-2015	09 Int.-Metal wires and electrodes for use in depositing a wear-resistant layer to a substrate; all included in Class 9

29264-03014	DYNAMANG	United States of America	Stoody Company	72/416,188	951,357	23-Jan-1973	Registered	23-Jan-2013	09 Int.-Welding electrode

29264-03017	HYDROLOGY	Switzerland	Stoody Company	1480/1997	445290	12-Sep-1997	Registered	24-Feb-2017	06 Int.-Welding wires made of metal

29264-03020	HYDROLOY	Brazil	Stoody Company	819821578	819821578	27-Jul-1999	Registered	27-Jul-2019	06 Int.-Wires, rods and electrodes for welding (welding electrodes and welding wires)

29264-03019	HYDROLOY	Canada	Stoody Company	704434	TMA413209	4-Jun-1993	Registered	4-Jun-2023	99 Canada-Metal alloys in the form of welding wires, plates, sheets, bars, powders and castings, welding electrodes

29264-03022	HYDROLOY	United States of America	Stoody Company	74/271,624	1,740,863	22-Dec-1992	Registered	22-Dec-2012	06 Int.-Metal alloys in the form of welding wires, plates, sheets, bars, powders and castings

29264-03023	JET-SPRAY	Canada	Stoody Company	350132	TMA207072	16-May-1975	Registered	16-May-2020	99 Canada-Torch-assembly equipment for combustion of gas in association with metallic particles whereby to deposit metal

29264-03024	JET-SPRAY	United States of America	Stoody Company	73/048,773	1,036,720	30-Mar-1976	Registered	30-Mar-2016	11 Int.-Torch-assembly equipment, for combustion of gas in association with metallic particles whereby to deposit metal

29264-03026	NICRO MANG	United States of America	Stoody Company	72/072,175	693,060	16-Feb-1960	Registered	16-Feb-2020	06 Int.-Welding rods

								Next
				Application	Registration	Registration		Renewal
AT REF. #	Trademark	Country	Owner	No.	No.	Date	Status	Due	Class/Goods
29264-03027	NICROMANG	Hong Kong	Stoody Company	14856/97	199811692AA	12-Nov-1998	Registered	16-Oct-2014	06 Int.-Consumable welding wires included in Class 6; 09 Int.-Tubular, flux-cored, hardfacing electrodes in stick and wire form; all included in Class 9

29264-05011	NICROMANG	Malaysia	Stoody Company	05016679	05016679	22-Sep-2007	Registered	5-Oct-2015	09 Int.-Metal wires and electrodes included in Class 9

29264-03028	NICROMANG	Malaysia	Stoody Company	98/13461	98013461	27-Feb-2002	Registered	20-Nov-2018	09 Int.-Metal wires and electrodes included in Class 9

29264-03029	ROL-COR	United States of America	Stoody Company	76/334,966	2,588,505	2-Jul-2002	Registered	2-Jul-2012	09 Int.-Welding electrodes

29264-03032	SOS	Canada	Stoody Company	350136	TMA190614	4-May-1973	Registered	4-May-2018	99 Canada-Welding metal, namely, stainless welding wire

29264-03031	SOS	United States of America	Stoody Company	72/381,322	926,093	28-Dec-1971	Registered	28-Dec-2011	06 Int.-welding metal; namely, stainless welding wire

29264-03033	STOODITE	Canada	Stoody Company	0277886	TMA135569	1-May-1964	Registered	1-May-2024	99 Canada-Self-hardening alloy-steel welding rods

29264-03034	STOODITE	United States of America	Stoody Company	71/225,529	212,119	27-Apr-1926	Registered	27-Apr-2016

29264-03050	STOODY	Australia	Stoody Company	250404	250404	26-Jul-1971	Registered	26-Jul-2016	06 Int.-Welding rods, welding wire, metallic welding powder not included in other classes; and all other goods in this class

								Next
				Application	Registration	Registration		Renewal
AT REF. #	Trademark	Country	Owner	No.	No.	Date	Status	Due	Class/Goods
29264-03054	STOODY	Austria	Stoody Company	1846/71	70321	27-Oct-1971	Registered	27-Oct-2011	06 Int.-Raw and partially processed base metals and associated alloys; anchors, anvils, ells, rolled and cast components; rails and other metal parts for railtracks; chains (except driving changes for vehicles); cables and wires (not for electrical purposes); locksmith supplies; metal pipes; safes and lock-boxes; steel balls; horse shoes; nails and screws; other base metal goods, provided that they are not included in other categories; ores

29264-03041	STOODY	Benelux	Stoody Company	9581	56377	8-May-1954	Registered	11-Aug-2014	01 Int.-Metal powders not included in other classes; 06 Int.-Metal powders not included in other classes; welding rods, soldering wire;
									09 Int.-Arc welding equipment

29264-03037	STOODY	Brazil	Stoody Company	M 71/14365	006105548	25-Jun-1975	Registered	25-Jun-2015	06 Int.-Welding rods, welding wires, metallic powders and welding electrodes

29264-03070	STOODY	Canada	Stoody Company	348886	TMA188563	16-Feb-1973	Registered	16-Feb-2018	99 Canada-Consulting and franchising services for welding

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-03063	STOODY	Canada	Stoody Company	0277885	TMA136156	12-Jun-1964	Registered	12-Jun-2024	99 Canada-Hard facing alloys, namely hard facing electrodes and welding rods of manual application; build-up electrodes for manual application, tungsten carbide castings, peas, inserts, and hard facing welding rods containing tungsten carbide; alloys for open arc semi-automatic welding application; alloys for submerged arc automatic welding application; non-ferrous metal centrifugal castings; stainless steel coated electrodes; and stainless steel welding wires.

29264-03071	STOODY	China (People’s Republic)	Stoody Company	4252125	4252125	28-Jan-2009	Registered	27-Jan-2019	09 Int.-Welding apparatus; welding electrodes

29264-06076	STOODY	China (People’s Republic)	Stoody Company	4252126	4252126	7-Feb-2009	Registered	27-Jan-2019	01 Int.-Welding chemicals; welding flux

29264-03046	STOODY	China (People’s Republic)	Stoody Company		355936	30-Jul-1989	Registered	29-Jul-2019	06 Int.-Welding wires, electrodes

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-03059	STOODY	Colombia	Stoody Company		117749	24-Aug-1987	Registered	24-Aug-2012	09 Int.-Scientific, nautical geodesic, electric (including radio), photographic, cinematographic, optical, weighing, measuring, signalling, checking (supervision), aid (life saving and teaching) apparatus and instruments, automatic vending machines and mechanisms for coin operated apparatus; transmission or reproduction of sound machines, cash registers, calculating machines, fire extinguishing apparatus, especially equipment, mainly rods and wires; alloys for welding metal castings

29264-03042	STOODY	Egypt	Stoody Company	64569	64569	15-Aug-1989	Registered	28-Aug-2014	09 Int.-Welding equipment, namely, electrodes, rod and wire; welding alloys; and metal castings

29264-03065	STOODY	France	Stoody Company	298057	1680627	15-Jul-1991	Registered	15-Jul-2011	06 Int.-Wires, metallic filler rods and powders for welding

29264-03060	STOODY	Germany	Stoody Company	ST 9432/6 Wz	899056	3-Nov-1972	Registered	31-Aug-2011	06 Int.-Welding rods, welding wires, and powder metal for welding purposes

29264-03036	STOODY	India	Stoody Company	426273	426273	31-Oct-1989	Registered	25-Aug-2015	09 Int.-Electrodes and welding rods for manual, open arc semi-automatic, submerged arc automatic welding applications

29264-03084	STOODY	Indonesia	Stoody Company	D97 13698	IDM000103453	10-Feb-1988	Registered	9-Feb-2018	09 Int.-Apparatus for electric welding, including parts and components thereof

29264-03067	STOODY	Italy	Stoody Company	8278-C/71	277023	27-Nov-1973	Registered	30-Jul-2011	09 Int.-Welding rod, welding wire, metallic powders, welding metals and all other goods included in this class

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-03064	STOODY	Japan	Stoody Company	81879/71	1426137	31-Jul-1980	Registered	31-Jul-2010	06 Int.-Welding rod, welding wire, metallic powders, welding metals and all other goods included in this class

29264-03057	STOODY	Korea, Republic of	Stoody Company	97-27663	419832	4-Sep-1998	Registered	4-Sep-2018	06 Int.-Consumable welding electrodes in rod form and wire form

29264-03055	STOODY	Malaya	Stoody Company	M/59540	M/59540	8-May-1972	Registered	8-May-2017	06 Int.-Welding wire

29264-03061	STOODY	Mexico	Stoody Company	54386	169634	24-Sep-1971	Registered	24-Sep-2011	14 Int.-Common metals and their alloys; metallic materials for railways and metallic minerals

29264-03051	STOODY	New Zealand	Stoody Company	97795	97795	6-Oct-1972	Registered	2-Aug-2016	06 Int.-Welding rods and welding wire

29264-03056	STOODY	Norway	Stoody Company	107966	85176	17-Jul-1971	Registered	15-Jun-2012	06 Int.-Welding wire of metal and metallic welding powders

29264-03044	STOODY	Peru	Stoody Company	129197	00078537	21-Feb-2002	Registered	21-Feb-2012	06 Int.-Common metals (except alloys in the form of wire and rods), metal building materials; transportable building of metal; materials of metal for railway tracks; non-electric cables and wires; ironmongery and small items of metal hardware; metalpipes; safes; metal products not included in other classes

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-03045	STOODY	Peru	Stoody Company	129198	000078538	21-Feb-2002	Registered	21-Feb-2012	09 Int.-Scientific, nautical, surveying, electric (except welding electrodes), photographic, cinematographic, optical, weighing, measuring, signalling, checking (supervision), life-saving (rescue) and teaching apparatus and instruments; apparatus for recording, transmission or reproduction of sound or images; magnetic data carriers, recording discs; automatic vending machines and mechanisms for coin-operated apparatus, cash registers, calculating machines, data processing machines and computers; fire-extinguishing apparatus

29264-03039	STOODY	Peru	Stoody Company	073820	0053473	24-Mar-1999	Registered	24-Mar-2019	06 Int.-Metal alloys in the form of wire and rods

29264-03043	STOODY	Philippines	Stoody Company	21103	20046	6-Sep-1973	Registered	6-Sep-2013	06 Int.-Hard facing alloys, namely, hard facing electrodes and welding rods for manual application; build-up electrodes; tungsten carbide casting, peas, inserts, and hard facing welding rods containing tungsten carbide; alloy for open arc semi-automatic welding application; alloys for submerged arc automatic welding application; non-ferrous metal centrifugal castings; stainless steel coated electrodes; and stainless steel welding wires

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-03068	STOODY	South Africa	Stoody Company		71/3601	1-Jun-1972	Registered	9-Aug-2011	06 Int.-Unwrought and partly unwrought common metals and their alloys; welding rods, welding wire, rods of metal for brazing and welding, preparations for welding metals and welding powders, welding machines, electric welding machines, electric arc welding apparatus, electric resistance welding apparatus

29264-03053	STOODY	Spain	Stoody Company	652092	652092	24-Mar-1976	Registered	14-Aug-2011	06 Int.-Welding rods, welding wire, and metallic powder for use in welding

29264-03066	STOODY	Switzerland	Stoody Company	3706	253717	2-Oct-1971	Registered	26-Jul-2011	01 Int.-Welding rods and welding wires, powder metal for welding, electric arc welding machines; 06 Int.-; 07 Int.-; 09 Int.-

29264-03035	STOODY	Taiwan	Stoody Company	7836546	491868	16-Jul-1990	Registered	15-Jul-2010	55 National-Metals, semi-manufactured products of metal

29264-03062	STOODY	Thailand	Stoody Company	486393	TM 164682	27-Jul-2002	Registered	2-May-2012	06 Int.-Wire for welding

29264-03052	STOODY	United Kingdom	Stoody Company	978839	978839	15-Jun-1972	Registered	5-Aug-2016	06 Int.-Welding rods; welding wire and metallic powders for use in welding

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-03069	STOODY	United States of America	Stoody Company	73/293,887	1,255,801	1-Nov-1983	Registered	1-Nov-2013	06 Int.-Hard facing alloys — namely, iron base alloys, vanadium carbide alloys, cobalt base and nickel base alloys; torch spray powders; and continuous castings — namely, rods; 07 Int.-Alloy parts — namely, bushings, rings, liners, sleeves, bearing shoes, seals, balls, seats, housings, dies and rolls, being parts of machines; and welding machines and parts thereof; 09 Int.-Bare self-shielding stainless steel welding electrodes; and electric welders and parts thereof

29264-03038	STOODY	United States of America	Stoody Company	72/163,669	764,936	18-Feb-1964	Registered	18-Feb-2014	06 Int.-Hard facing alloys-namely, hard facing electrodes and welding rods for manual application; build-up electrodes for manual application; tungsten carbide castings, peas, inserts, and hard facing welding rods containing tungsten carbide; alloysfor open arc semi-automatic welding application; alloys for submerged arc automatic welding application; non-ferrous metal centrifugal castings; stainless steel coated electrodes; and stainless steel welding wires

29264-03048	STOODY	Venezuela	Stoody Company		12312-D	5-Apr-1976	Registered	5-Apr-2016	50 National-Facilities and installations for the purpose of applying metal to restore and recondition metal parts and machines

29264-03049	STOODY	Venezuela	Stoody Company		83421-F	26-Nov-1976	Registered	26-Nov-2016	06 Int.-Metals forged and cast, wire

29264-03047	STOODY	Venezuela	Stoody Company	16792/98	P-214289	10-Sep-1999	Registered	10-Sep-2024	09 Int.-Welding electrodes

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-03072	SUPERCHROME	United States of America	Stoody Company	72/163,783	777,397	22-Sep-1964	Registered	22-Sep-2014	11 Int.-Welding electrodes

29264-03073	THE LEADER IN HARDFACING	Canada	Stoody Company	1129520	TMA602566	18-Feb-2004	Registered	18-Feb-2019	99 Canada-Welding wire; welding wire for non-joining applications, namely, for depositing metal onto components; metal alloys in the form of powders, thermal spray powders, bars, wire, and rods for use in joining, manufacturing, and repair of industrial components; iron base alloys, vanadium carbide alloys, cobalt base alloys, and nickel base alloys for deposition onto components in industrial repair and manufacturing operations; torch spray metallic powders; non-precious metal casting alloys for use in industry; alloy parts, namely, bushing, rings, liners, sleeves, bearing shoes, seals, balls, seats, housing, dies, and rolls; tungsten carbide castings, peas, and inserts; welding electrodes; welding electrodes for use in joining, manufacturing, and repair of industrial components; metalizing flame spray apparatus comprising spray torch, control console, gas regulators and powder hopper; electric welders and parts thereof

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-03074	THE LEADER IN HARDFACING	Mexico	Stoody Company	532437	828243	5-Apr-2004	Registered	14-Feb-2012	09 Int.-Welding electrodes; welding electrodes for use in joining manufacturing, and repair of industrial components; welding wire; welding wire for non-joining applications, namely, for depositing metal onto components; electric welders and parts thereof

29264-03078	THERMACL AD	United States of America	Stoody Company	74/515,041	1,885,806	28-Mar-1995	Registered	28-Mar-2015	06 Int.-Hard facing welding wire

29264-03080	THERMASL AG	Korea, Republic of	Stoody Company	2003-1544	12029	11-Mar-2005	Registered	11-Mar-2015	06 Int.-Stainless steel alloys containing chromium and nickel for hard-facing industrial components, stainless wires containing chromium and nickel for hard-facing industrial components; 37 Int.-Repairing services for resurfacing industrial components by deposition of metal; 40 Int.-Special processing services for resurfacing industrial components by deposition of metal

29264-03079	THERMASL AG	United States of America	Stoody Company	76/419,966	2,856,455	22-Jun-2004	Registered	22-Jun-2014	06 Int.-Metal alloys for hard-facing industrial components; metal wire for hard-facing industrial components; 40 Int.-Material treatment services, namely, resurfacing industrial components by deposition of metal

29264-03082	VANCAR	Canada	Stoody Company	426596	TMA240961	14-Mar-1980	Registered	14-Mar-2025	99 Canada-Welding electrodes of a hard-facing alloy containing vanadium carbide

29264-03081	VANCAR	United States of America	Stoody Company	73/160,669	1,114,370	6-Mar-1979	Registered	6-Mar-2019	06 Int.-Welding electrodes of a hard-facing alloy containing vanadium carbide

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-03021	HYDROLOY	United States of America	Stoody Company	74/271,079	1,738,170	8-Dec-1992	Registered	8-Dec-2012	09 Int.-Welding electrodes

29264-03076	THERMACL AD	Canada	Stoody Company	766987	TMA 484624	27-Oct-1997	Registered	27-Oct-2012	99 Canada-Hard facing welding wire

29264-00006	CUTTING & WELDING TODAY	Canada	Thermadyne Holdings Corporation	828226	TMA 495822	10-Jun-1998	Registered	10-Jun-2013	99 Canada-Periodical magazine directed to the welding and welding tool industry

29264-08016	FABRICATOR	United States of America	Thermadyne Industries, Inc.	73/778,495	1,558,889	3-Oct-1989	Registered	3-Oct-2019	09 Int.-Custom voltage power supplied for welding

29264-04002	FEI MA TE (in Chinese Characters)	China (People’s Republic)	Thermadyne Industries, Inc.	200500875	3357770	7-Feb-2004	Registered	6-Feb-2014	09 Int.-Electric-arc cutting equipments; electric-arc cutting apparatus; electric-arc welding apparatus; welding apparatus (electric-arc); welding electrodes; electric welding apparatus; electric welding equipments; electric welding iron; surveying apparatus and instruments

29264-01043	TEMALI (Chinese Translation for THERMADY NE)	China (People’s Republic)	Thermadyne Industries, Inc.	4210782	4210782	28-Mar-2007	Registered	27-Mar-2017	09 Int.-Electric arc cutting apparatus; welding apparatus (electric arc-); welding electrodes; electric welding apparatus; electric soldering apparatus; electric soldering irons; cutting apparatus (electric arc-); electric arc welding apparatus

29264-01180	TEMALI (Chinese Translation for THERMADY NE)	China (People’s Republic)	Thermadyne Industries, Inc.	4210780	4210780	28-Mar-2007	Registered	27-Mar-2017	07 Int.-Acetylene cleaning apparatus; electric welding machines; gas-operated welding apparatus; gas-operated soldering apparatus; gas-operated soldering blow pipes; gas-operated soldering irons

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-04044	THERMADYNE	Australia	Thermadyne Industries, Inc.	497910	A497910	21-Oct-1988	Registered	21-Oct-2019	07 Int.-Machine plasma arc torches, machine torches and motorized hand torches for the welding and cutting of metals; regulators and valves in this class

29264-04045	THERMADYNE	Australia	Thermadyne Industries, Inc.	497911	A497911	21-Oct-1988	Registered	21-Oct-2019	08 Int.-Hand torches for welding, cutting, brazing and soldering metals

29264-04046	THERMADYNE	Australia	Thermadyne Industries, Inc.	497912	A497912	21-Oct-1988	Registered	21-Oct-2019	09 Int.-Electric arc guns and torches, water and air cooled guns and torches, and plasma arc torches, all for the cutting and welding of metals; arc gauging equipment; gauges and gas manifolds for use in the cutting and welding of metals

29264-04004	THERMADYNE	Benelux	Thermadyne Industries, Inc.	64945	454932	31-Jul-1989	Registered	20-Oct-2018	07 Int.-Electric welding machines, plasma welding machines, parts and accessories thereof; non-electric welding apparatus and hand tools (hand driven); cutting and welding torches, and parts and accessories thereof; 09 Int.-Electric welding apparatus, including welding apparators and similar apparatus so as plasma cutting and welding apparatus, and parts and accessories thereof; apparatus and instruments for measuring used for welding

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-04047	THERMADYNE	Brazil	Thermadyne Industries, Inc.	816243786	816243786	22-Sep-1992	Registered	22-Sep-2012	09 Int.-Electric arc guns and torches, water and air cooled guns and torches, and plasma arc torches, all for the cutting and welding of metals; arc gauging equipment; regulators, valves, gauges and gas manifolds for use in the cutting and welding of metals

29264-04049	THERMADYNE	Brazil	Thermadyne Industries, Inc.	816243808	816243808	22-Sep-1992	Registered	22-Sep-2012	08 Int.-Hand torches for welding, cutting, brazing and soldering of metals; water and air torches

29264-04048	THERMADYNE	Brazil	Thermadyne Industries, Inc.	816243794	816243794	29-Sep-1992	Registered	28-Sep-2012	07 Int.-Machine plasma arc torches, machine torches, motorized hand torches for the welding and cutting of metals; water and air cooled torches; regulators; valves; pipes or gas pipes for use in the cutting and welding of metals

29264-04036	THERMADYNE	Brazil	Thermadyne Industries, Inc.	821464817	821464817	l-Apr-2003	Registered	1-Apr-2013	35 Int.-Import, export, trade, distribution, promotion, and representation services for welding products and metallic coatings

29264-04009	THERMADYNE	Canada	Thermadyne Industries, Inc.	616916	TMA361957	3-Nov-1989	Registered	3-Nov-2019	99 Canada-Welding tools, machine plasma arc torches, machine torches and motorized hand torches for the welding and cutting of metals; hand torches for welding, cutting, brazing and soldering of metals; electric arc guns and torches, water and air-cooled guns and torches, and plasma arc torches, all for the cutting and welding of metals; arc-gauging gauges; regulators, valves, gauges and gas manifolds for use in the cutting and welding of metals

AT REF.#	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-04050	THERMADYNE	Chile	Thermadyne Industries, Inc.	464916	614962	28-Dec-2001	Registered	28-Dec-2011	06 Int.-Common metals and their alloys; metal building materials; transportable buildings of metal; materials of metal for railway tracks; non-electric cables and wires of common metal; ironmongery, small items of metal hardware; pipes and tubes of metal; safes; goods of common metal not included in other classes; ores.; 07 Int.-Machines and machine tools; motors and engines (except for land vehicles); machine coupling and transmission components (except for land vehicles); agricultural implements other than hand-operated; incubators for eggs.; 08 Int.-Hand tools and implements (hand operated); cutlery; side arms; razors.; 09 Int.-Built-in voltage sensor and surge protector and an operating manual, sold as a unit, for plasma cutters and welders; 10 Int.-Surgical, medical, dental and veterinary apparatus and instruments, artificial limbs, eyes and teeth; orthopedic articles; suture materials.; 11 Int.-Apparatus for lighting, heating, steam generating, cooking, refrigerating, drying, ventilating, water supply and sanitary purposes.

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-08087	THERMADYNE	China (People’s Republic)	Thermadyne Industries, Inc.	200433089	3329629	28-Oct-2003	Registered	27-Oct-2013	09 Int.-Electric-arc cutting equipment; electric-arc cutting apparatus; electric-arc welding apparatus; welding apparatus (electric-arc); welding electrodes; electric welding equipment; electric welding apparatus; electric welding iron; surveying apparatus and instruments

29264-04053	THERMADYNE	China (People’s Republic)	Thermadyne Industries, Inc.	8922055	518116	29-Apr-1990	Registered	29-Apr-2020	08 Int.-Welding, cutting, brazing and soldering of metals and torches

29264-04028	THERMADYNE	Denmark	Thermadyne Industries, Inc.	VA 198806934	VR 199103048	24-May-1991	Registered	24-May-2011	07 Int.-Autogenous welding apparatus for welding and cutting metal, electrical welding machines, water and air cooled welding guns and torches, also as motorized hand tools, valves, measuring instruments, gas manifolds as accessories for the above machines and apparatus; 08 Int.-Non-electrical welding apparatus, hand-operated tools for welding, cutting soldering and brazing metal, valves, measuring instruments, gas manifolds as accessories for the above apparatus; 09 Int.-Electrical arc weldingguns and arc welding apparatus, also as motorized hand tools, all for cutting and welding of metal, arc welding measuring instruments, regulators, valves, measuring instruments and gas manifolds/collecting pipes for cutting and welding metal as accessories for the above apparatus

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-04005	THERMADYNE	France	Thermadyne Industries, Inc.	959513	1492559	7-Oct-1988	Registered	7-Oct-2018	06 Int.-Metal cylinders for the storage of compressed gas for use in welding; 07 Int.-Machine plasma arc torches, machine torches and motorized hand torches for the welding and cutting of metals; 08 Int.-Hand torches for welding, cutting, brazing and soldering of metals; 09 Int.-Electric arc guns and torches, water and air cooled guns and torches, and plasma arc torches, all for the cutting and welding of metals; arc gauging equipment; regulators, valves, gauges and gas manifolds for use in the cutting and welding of metals

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-04010	THERMADYNE	Germany	Thermadyne Industries, Inc.	T28112/9Wz	1151102	11-Dec-1989	Registered	11-Oct-2018	07 Int.-Machine and hand operated plasma welding devices and plasma torches, machine and hand operated welding torches and motorized hand welding devices to weld and cut metal, parts of the above mentioned goods; 08 Int.-Hand welding torches to weld, cut, braze and solder metal, parts of the above goods; 09 Int.-Electric arc guns and torches and arc welding torches, water cooled and air cooled guns and torches, plasma welding devices, plasma torches, all of the above goods for the cutting and soldering, brazing and welding of metal; arc gauging devices and equipment; essentially consisting of torches and cutting nozzles, pressure controllers, connections, gas pipes, support or carrier means, back pressure valves, holders; regulators, fine controllers, valves, measuring instruments and devices, gauges, manometers, and gas manifolds for use in the cutting and welding of metal, parts of the above goods

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-04006	THERMADYNE	Greece	Thermadyne Industries, Inc.	91567	91567	17-Oct-1991	Registered	7-Dec-2018	07 Int.-Machine plasma arc torches, machine torches and motorized hand torches for the welding and cutting of metals; 09 Int.-Electric arc guns and torches, water and air cooled guns and torches, and plasma arc torches all for the cutting and welding of metals; arc gauging equipment; regulators, valves, gauges and gas manifolds for use in the cutting and welding of metals

29264-06080	THERMADYNE	India	Thermadyne Industries, Inc.	01386740	1386740	22-Sep-2005	Registered	22-Sep-2015	09 Int.-Metal cutting, gouging and welding equipment, namely, electric arc cutting and welding guns and torches, water and air-cooled metal inert gas (MIG) guns for the welding of metals, water and air-cooled tungsten inert gas (TIG) torches for the cutting of metals, plasma arc torches for the cutting of metals, arc gouging torches, acetylene torches for the cutting and welding of metals, torches for the brazing and soldering of metals, hand torches for the cutting and welding of metals and parts and accessories for each of the aforesaid; gas regulators, valves, gauges, and gas manifolds for use primarily in the cutting and welding of metals

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-04041	THERMADYNE	Ireland	Thermadyne Industries, Inc.	4365/88	130278	10-Oct-1990	Registered	6-Oct-2019	07 Int.-Machine plasma arc torches, machine torches and motorized hand torches for the treatment and cutting of metals; 09 Int.-Electric arc guns and torches, water and air-cooled guns and torches, and plasma arc torches, all for the cutting and treatment of metals; arc gauging equipment; regulators, valves, gauges and gas manifolds for use in the cutting and treatment of metals

29264-04029	THERMADYNE	Italy	Thermadyne Industries, Inc.	36953C/88	550895	16-Oct-1991	Registered	18-Oct-2018	07 Int.-Machine plasma arc torches, machine torches and motorized hand torches for the welding and cutting of metals; 08 Int.-Hand torches for welding, cutting, brazing and soldering of metals; 09 Int.-Electric arc guns and torches, water and air cooled guns and torches, and plasma arc torches, all for the cutting and welding of metals; arc gauging equipment; regulators, valves, gauges and gas manifolds for use in the cutting and welding of metals

29264-04040	THERMADYNE	Korea, Republic of	Thermadyne Industries, Inc.	23376/1988	180574	5-Oct-1989	Registered	5-Oct-2019	09 Int.-Arc gauging equipment, non-electric regulator for use in the cutting of metals, non-electric regulators for use in the welding of metals, non-electric gauges for use in the cutting of metals, non-electric gauges for use in the welding of metals

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-04056	THERMADYNE	Korea, Republic of	Thermadyne Industries, Inc.	23377/1988	182245	28-Oct-1989	Registered	28-Oct-2019	07 Int.-Machine plasma arc torches for the welding and cutting of metals, machine torches for the welding and cutting of metals, motorized hand torches for the welding and cutting of metals, hand torches for welding, cutting, brazing and soldering of metals, electric
									arc guns for the cutting and welding of metals, electric arc torches for the cutting and welding of metals, water cooled guns for the cutting and welding of metals, air cooled gun for the cutting and welding of metals, plasma arc torches for the cutting and welding of metals, valves for use in the cutting of metals, valves for the welding of metals, gas manifolds for use in the cutting and welding of metals

29264-04052	THERMADYNE	Korea, Republic of	Thermadyne Industries, Inc.	23378/1988	190364	12-Apr-1990	Registered	12-Apr-2020	09 Int.-Electric regulators, electronic regulators, electric regulators for use in the cutting of metals, electronic regulators for use in the cutting of metals, electric regulators for use in the welding of metals, electronic regulators for use in the welding of metals

29264-04003	THERMADYNE	Mexico	Thermadyne Industries, Inc.	58057	376885	22-May-1990	Registered	2-Mar-2014	13 Int.-Hardware, plumbing and steam-fitting supplies, particularly valves (if they control liquid pression) and gas manifolds for use in the cutting and welding of metals

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-04007	THERMADYNE	Mexico	Thermadyne Industries, Inc.	58059	376886	22-May-1990	Registered	2-Mar-2014	23 Int.-Cutlery, machinery and tools and parts thereof, particularly machine torches and motorized hand torches for the welding and cutting of metals, hand torches for welding, cutting, brazing and soldering of metals, arc gauging equipment, valves (if they control air)

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-04012	THERMADYNE	Mexico	Thermadyne Industries, Inc.	58058	398491	26-Aug-1991	Registered	2-Mar-2019	07 Int.-Only mixers, elevators, spark plugs of combustion engines, planers, cutters, generators, magnetic clutches, carbon brushes, electricity generators, tools, air injectors, sewing machines and parts thereof, blenders, coffee grinders, engines (except from land vehicles), mincers, dryers, sawing machines, saws, mining drills, drills, lathes, conveyors, crushers, electrohydraulic presses and steam machines; 08 Int.-Only electric shavers and electric hair clippers; 09 Int.-Only electric appliances and parts thereof, electromechanical and electrothermal appliances not included in other classes, as well as magnetic tapes and tapes for recording and playback of sound, particularly plasma arc welding torch machines, arc welding torches and guns, air- and water-cooled guns and torches, plasma arc welding torches, all of the latter for cutting and welding of metals and regulators for stage lighting; 11 Int.-Air conditioning apparatuses, electric lighting devices, electric rotisseries, light bulbs, panels for electrical dispatchers, electrical coffee machines, electric lamps, electric dryers; 12 Int.-Only alarms, loudspeakers, horns, turn signals and electric brakes; 16 Int.-Only typing machines (electric), office electric playback apparatuses, electric pencil sharpeners, xerography apparatuses; 17 Int.- Only insulating tapes, insulating fabrics for electrical works; 21 Int.- Only crystals for lanterns

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-04008	THERMADYNE	Peru	Thermadyne Industries, Inc.	082030	00056518	27-Jul-1999	Registered	27-Jul-2019	07 Int.-Gas welding, cutting and brazing equipment and parts therefor; gas cutting and welding kits comprising torches, nozzles, tips, cutting attachments, regulators, spark lighter, hose and wrenches; electric welding machines and parts and accessories therefor; CNC shape cutting machines; consumable parts for gas welding equipment

29264-04011	THERMADYNE	Peru	Thermadyne Industries, Inc.	082031	00057053	31-Aug-1999	Registered	31-Aug-2019	09 Int.-Welding generators; plasma arc cutting systems; plasma arc cutting and welding equipment and parts and accessories therefor; electric welding equipment and parts and accessories therefor; arc welding products and parts and accessories therefor; consumable parts for electric welding equipment; welding safety products including safety spectacles, safety goggles, face shields, respirators for respiratory protection during welding, safety hats, safety helmets, ear protectors, protective blankets, curtains and jackets for use in welding; electrodes for cutting, gouging and welding; welding power sources; cutting and welding kits comprising torches, tips, cutting attachments, regulators, spark lighters, safety goggles, and hose; computersoftware for automatically sending orders to gas suppliers; computer software to control gas flow readings from a number of switchover manifolds

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-04015	THERMADYNE	Peru	Thermadyne Industries, Inc.	082032	00057606	24-Sep-1999	Registered	24-Sep-2019	11 Int.-Gas apparatus; gas pressure controls; valves for gas cylinders and parts therefor; regulators for regulating the flow of gas; specialty gas equipment, including gas regulators, flow control regulators, and flow control instrumentation, all for use in connection with high purity gases; digitally controlled automatic changeover system for gas management; pipeline equipment, namely gas manifolds, valves, piping and flow controls all used in medical gas delivery

29264-04033	THERMADYNE	Portugal	Thermadyne Industries, Inc.	251233	251233	7-Jul-1992	Registered	7-Jul-2012	07 Int.-Machine, torches including, machine plasma arc torches; motorized hand torches for the welding and cutting of metals; regulators, valves, and manifolds

29264-04034	THERMADYNE	Portugal	Thermadyne Industries, Inc.	251234	251234	7-Jul-1992	Registered	7-Jul-2012	08 Int.-Hand torches for welding, cutting, brazing and soldering of metals

29264-04035	THERMADYNE	Portugal	Thermadyne Industries, Inc.	251235	251235	7-Jul-1992	Registered	7-Jul-2012	09 Int.-Electric arc guns, water and air cooled guns and torches (electric), and plasma arc torches (electric) all for cutting and welding of metals; arc gouging equipment, regulators, valves, gauges and gas manifolds for use in the cutting and welding of metals

29264-04019	THERMADYNE	Saudi Arabia	Thermadyne Industries, Inc.	49577	547/91	4-Nov-2000	Registered	25-Oct-2018	06 Int.-Metal alloys in the form of wire and rods; solders; welding fluxes and submersible arc fluxes

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-04020	THERMADYNE	Saudi Arabia	Thermadyne Industries, Inc.	49579	550/63	18-Nov-2000	Registered	25-Oct-2018	08 Int.-Hand torches for the cutting and welding of metals, and parts therefor; non-electric welding apparatus

29264-04025	THERMADYNE	Saudi Arabia	Thermadyne Industries, Inc.	49580	567/63	11-Apr-2001	Registered	25-Oct-2018	09 Int.-Welding generators; plasma arc cutting systems, plasma arc cutting and welding equipment and parts and accessories therefor; electric welding equipment and parts and accessories therefor; arc welding products and parts and accessories therefor; consumable parts for electric wleding equipment; welding safety products including safety spectacles, safety goggles, face shields, respirators for respiratory protection during welding, safety hats, safety helmets, ear protectors, protective blankets, curtains and jackets for use in welding; electrodes for cutting, gouging and welding, welding power sources; cutting and welding kits comprising torches, tips, cutting attachments, regulators, spark lighters, safety goggles, and hose; computersoftware for automatically sending orders to gas suppliers, computer software to control gas flow readings from a number of switchover manifolds

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-04059	THERMADYNE	South Africa	Thermadyne Industries, Inc.	2007/01675	2007/01675	21-Jan-2010	Registered	30-Jan-2017	09 Int.-Electric arc cutting and welding machines; MIG welding machines; MIG guns for the welding of metals; TIG welding and cutting machines; TIG torches for the welding and cutting of metals; plasma arc welding and cutting machines; plasma arc torches for the welding and cutting of metals; and parts and accessories for the aforesaid, including regulators, valves, gauges, and gas manifolds for use primarily in the cutting and welding of metals

29264-04022	THERMADYNE	Spain	Thermadyne Industries, Inc.	1279458	1279458	5-Feb-1991	Registered	5-Feb-2011	08 Int.-Hand torches for welding and cutting of metals

29264-04031	THERMADYNE	Spain	Thermadyne Industries, Inc.	1279457	1279457	31-Jan-1992	Registered	31-Jan-2012	07 Int.-Machine plasma arc torches; machine torches and motorized hand torches for welding and cutting metals

29264-04032	THERMADYNE	Spain	Thermadyne Industries, Inc.	1279459	1279459	7-Apr-1992	Registered	7-Apr-2012	09 Int.-Electric arc guns and torches; water and air cooled guns and torches; and plasma arc torches, all for the cutting and welding of metals; arc gauging apparatus; gauges

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-04037	THERMADYNE	Switzerland	Thermadyne Industries, Inc.		367319	29-Mar-1989	Registered	14-Oct-2018	07 Int.-Machine plasma arc torches, machine torches and motorized hand torches for the welding and cutting of metals; 08 Int.-Hand torches for welding, cutting, brazing and soldering of metals; 09 Int.-Electric arc guns and torches, water and air cooled guns and torches, and plasma arc torches, all for the cutting and welding of metals; arc gauging equipment; regulators, valves, gauges and gas manifolds for use in the cutting and welding of metals

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-04013	THERMADYNE	Thailand	Thermadyne Industries, Inc.	386294	TM 156990	23-Apr-2002	Registered	29-Apr-2019	07 Int.-gas welding; cutting and brazing equipment; torches (gas and electric), nozzles (gas and electric), tips (gas and electric), torch handles, cutting attachments (gas), regulators, spark lighters (gas), wrenches (gas), mixers, flashback arrestors (gas), connectors (gas), blowpipes (gas), and check valves (gas); gas cutting and welding kits comprising torches (gas and electric), nozzles (gas and electric), tips (gas and electric), cutting attachments, regulators, spark lighter (gas), hose and wrenches (gas); electric welding machines; wire feeds, wire guides, torches (gas and electric), tips (gas and electric), nozzles (gas and electric), and ground clamps; CNC shape cutting machines; tips (gas and electric), nozzles (gas and electric), shield cups, electrodes, distributors, torch heads (gas), diffusers, and O-rings (gas)

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-04014	THERMADYNE	Thailand	Thermadyne Industries, Inc.	386296	TM 156991	23-Apr-2002	Registered	29-Apr-2019	09 Int.-Welding generators and parts and accessories of welding generators; plasma arc cutting systems; power supplies, gas supplies and torches as parts of plasma cutting systems; plasma arc cutting and welding equipment; power supplies, gas supplies, torches, tips, shield cups, electrodes, and gas distributors as parts of plasma arc cutting and welding equipment; electric welding equipment; wire feeds, wire guides, torches, welding guns, adapters, controls, smoke exhaust devices, protective splatter shields, cooling water devices, tips, nozzles, torch connectors, electrodes, electr4ode holders, cable connectors and hoses as parts of electric welding equipment; arc welding products; power supplies, wire feeds, wire guides, torches, welding guns, adapters, controls, smoke exhaust device, cooling water devices, tips, nozzles, diffusers, torch, connectors, electrodes, electrode holders, cable connectors, hoses and ground clamps as parts of arc welding products; consumable parts for electric welding equipment, namely tips, nozzles, rods, electrodes, wires, o-rings, diffusers, insulators, conductor tubes and wire conduits; welding safety products including safety spectacles, safety goggles, face protectors, protective blankets, curtains and jackets for use in

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
welding; electrodes for cutting, gouging and welding; transformers, inverters and generators for welding power sources; cutting and welding kits comprising torches, tips, cutting attachments, regulators, spark lighters, safety goggles, and hose sold as a unit; computer software for automatically sending orders to gas suppliers; computer software to control gas flow readings from a number of switchover manifolds

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-04057	THERMADYNE	United Arab Emirates	Thermadyne Industries, Inc.	34042	25179	26-Jul-2000	Registered	5-Dec-2019	09 Int.-Welding generators; plasma arc cutting systems; plasma arc cutting and welding equipment and parts and accessories therefor included in class 9, electric welding equipment and parts and accessories therefor; arc welding products and parts and accessories therefor; consumable parts for electric welding equipment; welding safety products including safety spectacles, safety goggles, face shields, respirators for respiratory protection during welding, safety hats, electrodes for cutting, gouging and welding; welding power sources; cutting and welding kits comprising torches, tips, cutting attachments, regulators, spark lighters, safety goggles, and hose; computer software for automatically sending orders to gas suppliers; computer software to control gas flow readings from a number of switchover manifolds, all included in class 9 and not included in other classes

29264-04016	THERMADYNE	United Kingdom	Thermadyne Industries, Inc.	1361637	1361637	17-Jul-1992	Registered	18-Oct-2015	07 Int.-Machine plasma arc torches, plasma arc torches, machine torches and motorized hand torches; all for the treatment and cutting of metals; gas regulators and valves; all included in Class 7

29264-04017	THERMADYNE	United Kingdom	Thermadyne Industries, Inc.	1361638	1361638	17-Jul-1992	Registered	18-Oct-2015	08 Int.-Hand torches included in Class 8 for the treatment and cutting of metals

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-04018	THERMADYNE	United Kingdom	Thermadyne Industries, Inc.	1361639	1361639	10-Jul-1992	Registered	18-Oct-2015	09 Int.-Electric arc guns and torches; water and air-cooled guns and torches; all for the cutting and treatment of metals; arc gauging apparatus; gauges for use in the cutting and treatment of metals; all included in Class 9

29264-04030	THERMADYNE	United States of America	Thermadyne Industries, Inc.	75/060,149	2,030,221	14-Jan-1997	Registered	14-Jan-2017	06 Int.-Metal cylinders, sold empty, for storage of compressed gas for use primarily in acetylene cutting and welding applications

29264-04039	THERMADYNE	United States of America	Thermadyne Industries, Inc.	73/751,829	1,540,263	23-May- 1989	Registered	23-May-2019	09 Int.-Electric arc cutting and welding guns and torches, including water and air-cooled mig guns for the welding of metals, water and air- cooled tig torches for the cutting of metals, plasma arc torches for the cutting of metals; arc gouging torchand parts therefor for such; regulators, valves, gauges, and gas manifolds for use primarily in the cutting and welding of metals

29264-04051	THERMADYNE	United States of America	Thermadyne Industries, Inc.	73/751,828	1,585,328	6-Mar-1990	Registered	6-Mar-2020	08 Int.-Acetylene torches for the cutting and welding of metals; torches for the brazing and soldering of metals; hand torches for the cutting and welding of metals; and parts therefor

29264-04054	THERMADYNE in Chinese	China (People’s Republic)	Thermadyne Industries, Inc.	8922056	519645	20-May- 1990	Registered	19-May-2020	09 Int.-Electric arc guns for the welding of metals, torches for the welding of metals, water and air cooled guns and plasma arc torches, arc gauging equipment, for use in the cutting and welding of metals; regulators, valves, gauges and gas manifolds

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-04055	THERMADYNE in Chinese	China (People’s Republic)	Thermadyne Industries, Inc.	8921359	520363	30-May-1990	Registered	29-May-2020	07 Int.-Electric arc guns for the welding of metals, torches, for welding of metals, water and air cooled guns and plasma arc torches, arc gauging equipment, regulators, valves, gauges and gas manifolds for use in cutting and welding of metals

29264-01044	THERMADYNE SA	South Africa	Thermadyne Industries, Inc.	2006/23680			Pending		09 Int.-Electric arc cutting and welding machines; MIG welding machines; MIG guns for the welding of metals; TIG welding and cutting machines; TIG torches for the welding and cutting of metals; plasma arc welding and cutting machines; plasma arc torches for the welding and cutting of metals; and parts and accessories for the aforesaid, including regulators, valves, gauges, and gas manifolds for use primarily in the cutting and welding of metals

29264-04065	THERMADYNE VICTOR	Brazil	Thermadyne Industries, Inc.	821540670	821540670	15-Oct-2002	Registered	15-Oct-2012	06 Int.-Metal alloys in the form of rods

29264-04060	THERMADYNE VICTOR	Brazil	Thermadyne Industries, Inc.	821464850	821464850	2-Sep-2003	Registered	2-Sep-2013	35 Int.-Import, trade, export, distribution and representation services of welding products and metallic coatings

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-04062	THERMADYNE VICTOR	Brazil	Thermadyne Industries, Inc.	821540700	821540700	22-Jun-2004	Registered	22-Jun-2014	09 Int.-Gas welding, cutting and brazing equipment; gas cutting and welding kits comprising torches, nozzles, tips cutting attachments, regulators, spark lighters, hose and wrenches; electric welding machines; welding generators; electric welding equipment; cutting and welding kits comprising torches, tips cutting attachments, regulators, spark lighters and hoses; plasma arc cutting and welding equipment; welding power sources; computer software for automatically sending order to gas suppliers; computer software to control gas flow readings from a number of switchover manifolds; parts for gas welding, cutting and brazing equipment; parts and accessories for electric welding machines; consumable parts for gas welding equipment; parts and accessories for electric welding equipment; consumable parts for electric welding equipment; parts for resuscitation apparatus; parts for medical suction apparatus; pipeline equipment, namely gas manifolds, valves, piping and flow controls all used in medical gas delivery; parts for valves for gas cylinders; parts and accessories for plasma arc cutting and welding equipment

29264-00007	THERMADYNE VICTOR	Brazil	Thermadyne Industries, Inc.	821540696	200055879	1-Mar-2005	Registered	1-Mar-2015	10 Int.-Medical equipment, namely, oxygen therapy equipment; resuscitation apparatus; medical suction apparatus

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-04063	THERMADYNE VICTOR	Brazil	Thermadyne Industries, Inc.	821540696	821540696	1-Mar-2005	Registered	1-Mar-2015	09 Int.-Regulators for regulating the flow of gas; gas regulators, flow control regulators, all for use in connection with high purity gases; gas pressure controls; flow control instrumentation all for use in connection with high purity gases; digitally controlled automatic changeover system of gas management; valves for gas cylinders

29264-04061	THERMADYNE VICTOR	Brazil	Thermadyne Industries, Inc.	821540688	821540688	13-Dec-2005	Registered	13-Dec-2015	07 Int.-Shape cutting machines; plasma arc cutting systems

29264-04064	THERMADYNE VICTOR	Brazil	Thermadyne Industries, Inc.	821540661	821540661	13-Dec-2005	Registered	13-Dec-2015	08 Int.-Hand torches for the cutting and welding of metals and parts therefor; non-electric welding apparatus

29264-04069	THERMAL DYNAMICS	Australia	Thermadyne Industries, Inc.	1279650	1279650	24-Dec-2008	Registered	24-Dec-2018	09 Int.-Welding and cutting equipment

29264-05001	ARC MASTER	Canada	Thermal Arc, Inc. (Thermal Dynamics Corporation)	1295993	TMA717617	27-Jun-2008	Registered	27-Jun- 2023	99 Canada-Electric arc welder controllers and wire feeders

29264-01003	ARC MASTER	European Community	Thermal Arc, Inc. (Thermal Dynamics Corporation)	005041272	005041272	12-Apr-2007	Registered	4-Apr-2016	09 Int.-Electric arc welder controller and wire feeders

29264-08004	AUTOCRAFT	European Community	Thermal Arc, Inc. (Thermal Dynamics Corporation)	005143177	005143177	5-Jul-2007	Registered	26-May-2016	06 Int.-Welding consumables namely welding wire, solid wire and flux-cored wire; 09 Int.-Welding consumables namely welding electrodes and stick electrodes

29264-05002	AUTOCRAFT	United States of America	Thermal Arc, Inc. (Thermal Dynamics Corporation)	78/890,129	3,424,597	6-May-2008	Registered	6-May-2018	06 Int.-Welding consumables, namely solid wire and flux-cored wire

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-05007	FABRICATOR	Brazil	Thermal Arc, Inc. (Thermal Dynamics Corporation)	821126806	821126806	14-May-2002	Registered	14-May-2012	07 Int.-Portable power sources, all for use with electric welding machines

29264-05006	FABRICATOR	United Kingdom	Thermal Arc, Inc. (Thermal Dynamics Corporation)	2164890	2164890	21-Apr-2000	Registered	24-Apr-2018	07 Int.-Portable power sources, all for use with electric welding machines

29264-05009	GOT POWER?	Canada	Thermal Arc, Inc. (Thermal Dynamics Corporation)	1025988	TMA561578	8-May-2002	Registered	8-May-2017	99 Canada-Power supplies for use exclusively in the welding industry, namely, portable electrical inverters, portable electrical transformers, and engine-driven electric generators

29264-05013	PRO-LITE	Canada	Thermal Arc, Inc. (Thermal Dynamics Corporation)	831900	TMA 501242	25-Sep-1998	Registered	25-Sep-2013	99 Canada-Electric arc welding machines

29264-05015	PRO-PLUS	Canada	Thermal Arc, Inc. (Thermal Dynamics Corporation)	823098	TMA 503460	2-Nov-1998	Registered	2-Nov-2013	99 Canada-Electric arc welding machines

29264-05016	P-WEE	Canada	Thermal Arc, Inc. (Thermal Dynamics Corporation)	831899	TMA 501241	25-Sep-1998	Registered	25-Sep-2013	99 Canada-Electric arc welding machines

29264-05018	RAIDER	Canada	Thermal Arc, Inc. (Thermal Dynamics Corporation)	1140367	TMA618839	8-Sep-2004	Registered	8-Sep-2019	99 Canada-Engine driven generator for welding

29264-05020	THERMAL ARC	Brazil	Thermal Arc, Inc. (Thermal Dynamics Corporation)	821464779	821464779	12-Sep-2006	Registered	12-Sep-2016	35 Int.-Services covering the import, commerce, export, trade, distribution, promotion and representation of welding products and metallic coatings

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07114	THERMAL ARC	India	Thermal Arc, Inc. (Thermal Dynamics Corporation)	01386742	1386742	22-Sep-2005	Registered	22-Sep-2015	09 Int.-Plasma arc cutting and welding equipment, namely, plasma arc torches and accessories therefor, power supplies for plasma arc torches, electrodes and wire feeders therefor; and gas and electrical conducting hose for use with plasma arc cutting and welding equipment

29264-05023	THERMAL ARC	Taiwan	Thermal Arc, Inc. (Thermal Dynamics Corporation)	(73) 42756	272527	1-Feb-1985	Registered	31-Jan-2015	92 National-Plasma-arc cutting device and parts thereof, welding device and parts thereof

29264-05021	THERMAL ARC	Venezuela	Thermal Arc, Inc. (Thermal Dynamics Corporation)	7506/84	F-125018	27-May-1986	Registered	27-May-2011	09 Int.-Plasma-arc cutting and welding equipment

29264-05029	THERMAL ARC (AND DESIGN)	Mexico	Thermal Arc, Inc. (Thermal Dynamics Corporation)	208544	496792	5-Jul-1995	Registered	16-Aug-2014	09 Int.-Plasma arc cutting and welding equipment, namely, power supplies, control units

29264-05030	THERMAL ARC (AND DESIGN)	Mexico	Thermal Arc, Inc. (Thermal Dynamics Corporation)	237570	309050	9-Jul-1985	Registered	21-Aug-2014	26 National-Scientific and measuring apparatus, nautical, geodetical, photographic, cinematographic, optical, weighing, buoying, control, life-saving and teaching appliances and sensitized paper and film

29264-05028	THERMAL ARC (AND DESIGN)	South Africa	Thermal Arc, Inc. (Thermal Dynamics Corporation)	84/6577	B 84/6577	29-Jun-1988	Registered	25-Jul-2014	09 Int.-Cutting and welding apparatus and equipment including torches, heating units, power supplies, control systems, gas and electrical conducting hose and parts, accessories and fittings for the aforegoing

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
	TIGWAVE	Canada	Thermal Arc, Inc. (Thermal Dynamics Corporation)	108623000	TMA574478		Registered

	TIGWAVE	China	Thermal Arc, Inc. (Thermal Dynamics Corporation)	1772605	1772605	21-May-2002	Registered

	TIGWAVE	Mexico	Thermal Arc, Inc. (Thermal Dynamics Corporation)	462472	691504	27-March-2001	Registered

29264-05032	ULTIMA	Canada	Thermal Arc, Inc. (Thermal Dynamics Corporation)	800412	TMA 521977	21-Jan-2000	Registered	21-Jan-2015	99 Canada-Self-contained plasma welding unit, namely a welding power supply, plasma control console and coolant recirculator; self-contained plasma welding unit, namely a welding power supply, plasma control console, coolant recirculator and torch

29264-06003	1TORCH	Australia	Thermal Dynamics Corporation	939972	939972	13-Jan-2003	Registered	13-Jan-2013	07 Int.-Plasma cutting equipment

29264-06004	1TORCH	Brazil	Thermal Dynamics Corporation	825224322	825224322	11-Mar-2008	Registered	11-Mar-2018	07 Int.-Plasma cutting equipment

29264-06005	1TORCH	Canada	Thermal Dynamics Corporation	1164565	TMA621377	1-Oct-2004	Registered	1-Oct-2019	99 Canada-Plasma cutting equipment, namely, manual plasma cutting machiens and automated plasma cutting machines and replacement parts therefor

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-06006	1TORCH	European Community	Thermal Dynamics Corporation	3006608	3006608	23-Mar-2006	Registered	10-Jan-2013	07 Int.-Machines and machine tools; cutters and cutting machines; cutting blowpipes, gas operated; plasma cutting equipment; parts and fittings for all the aforesaid goods; 08 Int.-Hand tools and implements (hand-operated); cutters, cutting tools (hand tools); parts and fittings for all the aforesaid goods

29264-06001	1TORCH	Mexico	Thermal Dynamics Corporation	583351	992339	13-Jul-2007	Registered	13-Jan-2013	07 Int.-Plasma cutting equipment.

29264-06002	1TORCH	United States of America	Thermal Dynamics Corporation	78/143,523	2,794,654	16-Dec-2003	Registered	16-Dec-2013	07 Int.-Plasma cutting equipment, namely, plasma cutting torches and replacement parts therefor

29264-08003	AIRCUT	United States of America	Thermal Dynamics Corporation	77/405,212	3,755,290	2-Mar-2010	Registered	2-Mar-2020	09 Int.-Electric plasma arc cutters and welders

29264-06010	ATC	Australia	Thermal Dynamics Corporation	945503	945503	28-Feb-2003	Registered	28-Feb-2013	09 Int.-Mechanical connectors

29264-06011	ATC	Brazil	Thermal Dynamics Corporation	825345227			Pending		09 Int.-Connectors

29264-06012	ATC	Canada	Thermal Dynamics Corporation	1169744	TMA665207	30-May-2006	Registered	30-May-2021	99 Canada-Welding cable connectors

29264-06013	ATC	European Community	Thermal Dynamics Corporation	3084159	3084159	14-Jul-2005	Registered	28-Feb-2013	09 Int.-Connectors

29264-04001	ATC	Mexico	Thermal Dynamics Corporation	731572	950609	30-Aug-2006	Registered	1-Aug-2015	09 Int.-Quick change connectors for use with plasma cutting torches

29264-06009	ATC	United States of America	Thermal Dynamics Corporation	78/158,742	2,949,680	10-May-2005	Registered	10-May-2015	07 Int.-Plasma cutting torch accessories, namely, quick-disconnect connectors

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-06014	AUTO-CUT	United States of America	Thermal Dynamics Corporation	78/260,060	3,068,964	14-Mar-2006	Registered	14-Mar-2016	07 Int.-Plasma arc cutting torches and replacement parts therefor

29264-06020	CUTSKILL	Argentina	Thermal Dynamics Corporation	2318667	1874276	31-May-2002	Registered	31-May-2012	09 Int.-Parts for plasma cutting machines, namely, tips, nozzles, electrodes and other consumable parts consisting of gas distributors, and o-rings; and welding tips and parts for welding apparatus, namely, welding tips and nozzles

29264-06021	CUTSKILL	Brazil	Thermal Dynamics Corporation	823385418			Published		09 Int.-Parts for plasma cutting machines, namely, tips, nozzles, electrodes and other consumable parts consisting of gas distributors, and o-rings; and welding tips and nozzles

29264-06022	CUTSKILL	Canada	Thermal Dynamics Corporation	75/447580	TMA 532997	20-Sep-2000	Registered	20-Sep-2015	99 Canada-Parts of plasma cutting equipment, namely, tips, nozzles, electrodes and other consumable parts

29264-06018	CUTSKILL	Mexico	Thermal Dynamics Corporation	326840	640328	31-Jan-2000	Registered	23-Mar-2018	09 Int.-Consumable parts for plasma cutting equipment, namely, tips, nozzles, and electrodes which are used in the welding industry

29264-06023	CUTSKILL	Mexico	Thermal Dynamics Corporation	358910	614831	22-Jun-1999	Registered	4-Jan-2019	09 Int.-Parts for plasma cutting equipment, namely, replacement torches

29264-06024	CUTSKILL	Philippines	Thermal Dynamics Corporation	4-2001-02559	4-2001-002559	19-Feb-2007	Registered	19-Feb-2017	09 Int.-Parts of plasma cutting machines, namely, tips, nozzles, electrodes, and other consumable parts consisting of gas distributors and o-rings; welding tips and nozzles

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-06025	CUTSKILL	Taiwan	Thermal Dynamics Corporation	89065682	1055731	1-Sep-2003	Registered	31-Aug-2013	09 Int.-Parts for plasma cutting machines, namely, tips, nozzles, electrodes and gas distributors; and welding tips and nozzles

29264-06019	CUTSKILL	United States of America	Thermal Dynamics Corporation	75/447,580	2,350,680	16-May-2000	Registered	16-May-2020	09 Int.-Parts for plasma cutting machines, namely, tips, nozzles, electrodes and other consumable parts consisting of gas distributors and O-rings

	Design Only	Korea, Republic of	Thermal Dynamics Corporation	40-1984-0013066	40-1984-0013066	27-Aug-1984	Registered

29264-06026	DRAG-GUN	United States of America	Thermal Dynamics Corporation	75/428,212	2,322,300	22-Feb-2000	Registered	22-Feb-2020	09 Int.-Welding equipment, namely, portable plasma cutter with a built-in air compressor

29264-06033	MAXIMIZER	Canada	Thermal Dynamics Corporation	831898	TMA 501654	2-Oct-1998	Registered	2-Oct-2013	99 Canada-Plasma arc cutting machines and parts therefor

29264-06031	MAXIMIZER	Mexico	Thermal Dynamics Corporation	283390	540070	27-Jan-1997	Registered	7-Jan-2017	09 Int.-Plasma arc cutting machines and parts therefor; electric arc welding machines and parts therefor

29264-06036	MAXIMUM LIFE	Canada	Thermal Dynamics Corporation	831897	TMA 501220	25-Sep-1998	Registered	25-Sep-2013	99 Canada-Consumable electrodes and tips for use with plasma cutting

29264-06034	MAXIMUM LIFE	Mexico	Thermal Dynamics Corporation	283387	540067	27-Jan-1997	Registered	7-Jan-2017	09 Int.-Consumable electrodes and tips for use with plasma cutting torches

29264-06037	MERLIN	United States of America	Thermal Dynamics Corporation	74/304,895	1,764,303	13-Apr-1993	Registered	13-Apr-2013	09 Int.-Plasma cutting system comprised of a portable power supply, torch and leads

29264-06039	MISCELLAN EOUS DESIGN (Handle)	Brazil	Thermal Dynamics Corporation	825421608	825421608	11-Dec-2007	Registered	11-Dec-2017	07 Int.-Plasma arc torches and parts therefor

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-06038	MISCELLAN EOUS DESIGN (HANDLE)	Mexico	Thermal Dynamics Corporation	591449	884224	30-May-2005	Registered	7-Mar-2013	07 Int.-Plasma arc torches and parts therefor

29264-06043	PAK	Australia	Thermal Dynamics Corporation	413808	A 413808	20-Oct-1984	Registered	20-Aug-2015	07 Int.-Plasma cutting equipment

29264-06044	PAK	France	Thermal Dynamics Corporation	712622	1279989	12-Aug-1994	Registered	23-Aug-2014	09 Int.-Plasma cutting equipment

29264-06045	PAK	Germany	Thermal Dynamics Corporation	T 23714/9 Wz	1077331	22-May-1985	Registered	18-Aug-2014	09 Int.-Electric and electronic apparatus and equipment for cutting of metal, namely blood plasma electric arc apparatus and equipment

29264-06047	PAK	Italy	Thermal Dynamics Corporation	RM/2004/491 4	1096928	25-Feb-2008	Registered	31-Aug-2014	09 Int.-Scientific, nautical, surveying, electric, photographic, cinematographic, optical, weighing, measuring, signalling, checking (supervision), life-saving and teaching apparatus and instruments; apparatus for recording, transmission or reproduction of sound or images; magnetic data carriers, recording discs; automatic vending machines and mechanisms for coin-operated apparatus; cash registers; calculating machines and data processing equipment; fire extinguishing apparatus

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-06048	PAK	South Africa	Thermal Dynamics Corporation	84/7369	84/7369	13-Oct-1986	Registered	20-Aug-2014	09 Int.-Scientific, nautical, surveying, electronic and electrical apparatus, instruments and equipment including plasma cutting equipment, photographic, cinematographic, optical, weighing, measuring, signaling, checking (supervision), life-saving and teaching apparatus and instruments; apparatus for recording, transmission or reproduction of sound or images; magnetic data carriers, recording discs; automatic vending machines and mechanisms for coin-operated apparatus; cash registers, calculating machines and data processing equipment; fire-extinguishing apparatus; parts, accessories and components for the aforegoing

29264-06049	PAK	Taiwan	Thermal Dynamics Corporation	(73) 41532	272528	1-Feb-1985	Registered	31-Jan-2015	92 National-Plasma cutting device and parts thereof

29264-06046	PAK	United Kingdom	Thermal Dynamics Corporation	1226062	1226062	10-Apr-1990	Registered	7-Sep-2015	09 Int.-Electric welding and cutting apparatus; parts and fittings for all the aforesaid goods, all included in Class 9, but not including any such goods for sale in pack form

29264-06042	PAK	United States of America	Thermal Dynamics Corporation	73/429,779	1,301,356	23-Oct-1984	Registered	23-Oct-2014	09 Int.-Plasma cutting equipment, namely, plasma-arc cutters

29264-06050	PAKMASTER (And Design)	United States of America	Thermal Dynamics Corporation	74/356,861	1,870,389	27-Dec-1994	Registered	27-Dec-2014	09 Int.-Plasma cutting system, comprised of a portable power supply, torch and leads

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
	POWERLITE	Mexico	Thermal Dynamics Corporation	282235	282235	13-Dec-1996	Registered

29264-05014	PRO-LITE	Mexico	Thermal Dynamics Corporation	283388	540068	27-Jan-1997	Registered	7-Jan-2017	09 Int.-Electric arc welding machines

	PRO-PLUS	Mexico	Thermal Dynamics Corporation	273960	273960	12-September-1998	Registered

29264-05017	P-WEE	Mexico	Thermal Dynamics Corporation	283389	540069	27-Jan-1997	Registered	7-Jan-2017	09 Int.-Electric arc welding machines

29264-06053	RPT	Australia	Thermal Dynamics Corporation	945615	945615	3-Mar-2003	Registered	3-Mar-2013	07 Int.-Plasma arc torches and parts therefor

	RPT	Brazil	Thermal Dynamics Corporation	825347696	825347696	6-March-2003	Pending

29264-06055	RPT	Canada	Thermal Dynamics Corporation	1170213	TMA628696	20-Dec-2004	Registered	20-Dec-2019	99 Canada-Plasma cutting equipment, namely plasma cutting torches and replacement parts therefor

29264-06056	RPT	European Community	Thermal Dynamics Corporation	3084514	3084514	8-Nov-2004	Registered	3-Mar-2013	07 Int.-Plasma arc torches and parts therefor

29264-06057	RPT	Mexico	Thermal Dynamics Corporation	590981	822923	27-Feb-2004	Registered	5-Mar-2013	07 Int.-Plasma arc torches and parts therefor

29264-06052	RPT	United States of America	Thermal Dynamics Corporation	78/161,408	2,831,855	13-Apr-2004	Registered	13-Apr-2014	07 Int.-Plasma arc cutting torches and parts therefor

29264-06058	SIGNATURE	United States of America	Thermal Dynamics Corporation	74/403,057	1,860,261	25-Oct-1994	Registered	25-Oct-2014	07 Int.-Plasma arc metal cutting system comprised of a portable power supply, torch and leads

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-06060	SL100	Australia	Thermal Dynamics Corporation	939971	939971	13-Jan-2003	Registered	13-Jan-2013	07 Int.-Plasma cutting equipment.

29264-06061	SL100	Brazil	Thermal Dynamics Corporation	825224349	825224349	11-Mar-2008	Registered	11-Mar-2018	07 Int.-Plasma cutting equipment

29264-06062	SL100	Canada	Thermal Dynamics Corporation	1164564	TMA621480	4-Oct-2004	Registered	4-Oct-2019	99 Canada-Plasma cutting equipment, namely plasma cutting torches and replacement parts therefor

29264-06063	SL100	European Community	Thermal Dynamics Corporation	3006582	3006582	20-Nov-2003	Registered	10-Jan-2013	07 Int.-Machines and machine tools; cutters and cutting machines; cutting blowpipes, gas operated; plasma cutting equipment; parts and fittings for all the aforesaid goods; 08 Int.-Hand tools and implements (hand operated); cutters, cutting tools (hand tools); parts and fittings for all the aforesaid goods

	SL100	Mexico	Thermal Dynamics Corporation	583350	583350	13-Jan-2003	Registered

29264-06059	SL100	United States of America	Thermal Dynamics Corporation	78/143,551	2,797,522	23-Dec-2003	Registered	23-Dec-2013	07 Int.-Plasma cutting equipment, namely, plasma cutting torches and replacement parts therefor

29264-06065	SL60	Australia	Thermal Dynamics Corporation	939973	939973	13-Jan-2003	Registered	13-Jan-2013	07 Int.-Plasma cutting equipment

29264-06066	SL60	Brazil	Thermal Dynamics Corporation	825224330	825224330	11-Mar-2008	Registered	11-Mar-2018	07 Int.-Plasma cutting equipment

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-06067	SL60	Canada	Thermal Dynamics Corporation	1164563	TMA6501122	11-Oct-2005	Registered	11-Oct-2020	99 Canada-Plasma cutting equipment, namely plasma cutting torches and replacement parts therefor

29264-06068	SL60	European Community	Thermal Dynamics Corporation	3006541	3006541	8-Nov-2004	Registered	10-Jan-2013	07 Int.-Machines and machine tools; cutters and cutting machines; cutting blowpipes, gas operated; plasma cutting equipment; parts and fittings for all the aforesaid goods; 08 Int.-Hand tools and implements (hand operated); cutters, cutting tools (hand tools); parts and fittings for all the aforesaid goods

29264-06069	SL60	Mexico	Thermal Dynamics Corporation	583349	874609	31-Mar-2005	Registered	13-Jan-2013	07 Int.-Plasma cutting equipment.

29264-06064	SL60	United States of America	Thermal Dynamics Corporation	78/143,541	2,895,099	19-Oct-2004	Registered	19-Oct-2014	07 Int.-Plasma cutting equipment, namely, plasma cutting torches and replacement parts therefor

	SMART LOGIC	Mexico	Thermal Dynamics Corporation	295542	295542	20-May-1997	Registered

29264-06070	SMART TORCH	United States of America	Thermal Dynamics Corporation	74/152,558	1,726,644	20-Oct-1992	Registered	20-Oct-2012	09 Int.-Plasma arc torch leads

29264-07102	SPEEDLOK	European Community	Thermal Dynamics Corporation	005969308	005969308	17-Apr-2008	Registered	22-May-2017	09 Int.-Metal cutting and welding equipment, namely, plasma-arc cutters and welders

29264-06071	SPEEDLOK	United States of America	Thermal Dynamics Corporation	77/176,525			Pending		09 Int.-Electric plasma-arc cutters and welders

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-06072	SQUARE CUT (AND DESIGN)	Canada	Thermal Dynamics Corporation	1005413	TMA 535326	23-Oct-2000	Registered	23-Oct-2015	99 Canada-Plasma arc cutting machines which include a power source, torch and torch position controller; plasma arc cutting torch and consumable parts therefor, namely tips and electrodes

29264-06074	STAK PAK	United States of America	Thermal Dynamics Corporation	78/195,459	2,937,662	5-Apr-2005	Registered	5-Apr-2015	07 Int.-Plasma arc cutting torch parts, namely, gas distributors, tips and shield cups; 09 Int.-Electrodes for plasma arc cutting torches

29264-06077	SURELOK	United States of America	Thermal Dynamics Corporation	76/235,913	2,573,392	28-May-2002	Registered	28-May-2012	09 Int.-Plasma cutting torches and parts for plasma cutting torches, namely, electrodes, tips, gas distributors, shield cups, O-rings, coil springs and stand-off cutting guides

29264-08086	TD (And Design)	United States of America	Thermal Dynamics Corporation	78/371,444	2,957,159	31-May-2005	Registered	31-May-2015	07 Int.-Shield cups for cutting torches

29264-06079	TD (And Design)	United States of America	Thermal Dynamics Corporation	74/586,746	1,927,993	17-Oct-1995	Registered	17-Oct-2015	09 Int.-Replacement parts for plasma cutting and welding torches, namely electrodes and tips

29264-04058	THERMADYNE	United States of America	Thermal Dynamics Corporation	73/751,918	1,585,307	6-Mar-1990	Registered	6-Mar-2020	07 Int.-Machine plasma arc torches for remote control cutting of metals; machine torches for the cutting of metals; motorized hand torches for the welding and cutting of metals; and parts therefore

29264-05019	THERMAL ARC	Australia	Thermal Dynamics Corporation	384342	B 384342	24-Nov-1982	Registered	24-Nov-2013	09 Int.-Plasma-arc cutting and welding equipment, parts and accessories therefor

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-08089	THERMAL ARC	China (People’s Republic)	Thermal Dynamics Corporation	4061866	4061866	21-Aug-2006	Registered	20-Aug-2016	09 Int.-Plasma-arc cutting equipment; plasma-arc welding equipment; plasma-arc cutting torches; plasma-arc welding torches; plasma-arc cutting tips; plasma-arc welding tips; plasma-arc cutting electrodes; plasma-arc welding electrodes; plasma-arc cut

29264-06081	THERMAL ARC	France	Thermal Dynamics Corporation	711141	1296407	6-Jul-1994	Registered	2-Aug-2014	08 Int.-Scientific, nautical, surveying, electric, photographic, cinematographic, optical, weighing, measuring, signalling, checking (supervision), life-saving and teaching apparatus and instruments; apparatus for recording, transmission or reproduction of sound or images; magnetic data carriers, recording discs; automatic vending machines and mechanisms for coin-operated apparatus; cash registers, calculating machines and data processing equipment; fire-extinguishing apparatus; test equipment, namely, electrical gauges, vacuum equipment associated with wind tunnels, expandable torch nozzles, positioners for test models, and temperature and pressure recording devices; 09 Int.-

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-05022	THERMAL ARC	Italy	Thermal Dynamics Corporation	35205C/84	688649	19-Jan-1987	Registered	31-Jul-2014	09 Int.-Scientific, nautical, surveying, electric, photographic, cinematographic, optical, weighing, measuring, signalling, checking (supervision), life-saving and teaching apparatus and instruments; apparatus for recording, transmission or reproduction of sound or images, magnetic data carriers, recording discs; automatic vending machines and mechanisms for coin-operated apparatus; cash registers, calculating machines and data processing equipment; fire-extinguishing apparatus

29264-05027	THERMAL ARC (AND DESIGN)	Canada	Thermal Dynamics Corporation	696208	TMA415693	20-Aug-1993	Registered	20-Aug-2023	99 Canada-Plasma arc cutting and welding equipment namely inverter arc-welding power supplies, control units, and gas and electrical conducting hose

29264-08092	THERMAL ARC (AND DESIGN)	China (People’s Republic)	Thermal Dynamics Corporation		3426130	14-Jul-2004	Registered	13-Jul-2014	09 Int.-Electric-arc cutting equipments; electric-arc cutting apparatus; electric-arc welding apparatus; welding apparatus (electric-arc); welding electrodes; electric welding equipments; electric welding apparatus; electric welding iron; surveying apparatus and instruments

29264-06082	THERMAL ARC (AND DESIGN)	Korea, Republic of	Thermal Dynamics Corporation	84/13066	116836	16-Sep-1985	Registered	16-Sep-2015	09 Int.-Plasma arc welding apparatus, plasma arc cutting apparatus

29264-06084	THERMAL DYNAMICS	Brazil	Thermal Dynamics Corporation	821464841	821464841	12-Aug-2003	Registered	12-Aug-2013	35 Int.-Import, export, trade, distribution and representation services for welding products and metallic coatings

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-06086	THERMAL DYNAMICS	Chile	Thermal Dynamics Corporation	473489	786209	3-May-2007	Registered	3-May-2017	09 Int.-Plasma arc cutting systems; plasma arc cutting and welding equipment and parts and accessories therefor; electric welding equipment and parts and accessories therefor

29264-07116	THERMAL DYNAMICS	China (People’s Republic)	Thermal Dynamics Corporation	200433086	3692213	20-Mar-2008	Registered	20-Mar-2018	09 Int.-Electric-arc cutting equipments; electric-arc cutting apparatus; electric arc welding apparatus; welding apparatus (electric-arc); welding electrodes; electric welding apparatus; electric welding equipments; electric welding iron; electric welding apparatus

29264-04066	THERMAL DYNAMICS	India	Thermal Dynamics Corporation	01386743	1386743	27-Oct-2008	Registered	22-Sep-2015	09 Int.-Metal cutting and welding equipment, namely, plasma arc cutting and welding torches and accessories therefor, power supplies for plasma arc torches, electrodes for plasma arc cutting and welding torches

29264-06085	THERMAL DYNAMICS	Mexico	Thermal Dynamics Corporation	204344	469085	8-Aug-1994	Registered	5-Jul-2014	09 Int.-Scientific, nautical, geodesic, electrical, photographic, cinematographic, optical, weighing, measuring, signalling (beacons), control (inspection), assistance (rescue), and teaching instruments and devices; register, transmission, and sound or images reproduction devices; magnetic register supports, acoustical discs; automatic distributors and mechanisms for prepaid devices; cash registers, calculators, equipment for the information treatment (data processors) and computers; extinguishers

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-06088	THERMAL DYNAMICS (And Design)	Mexico	Thermal Dynamics Corporation	208545	477871	16-Aug-1994	Registered	16-Aug-2014	09 Int.-Metal cutting and welding equipment, namely, plasma arc cutters and welders

29264-06087	THERMAL DYNAMICS (And Design)	United States of America	Thermal Dynamics Corporation	73/429,780	1,316,659	29-Jan-1985	Registered	29-Jan-2015

29264-05033	ULTIMA	Mexico	Thermal Dynamics Corporation	257225	614303	4-Oct-1999	Registered	15-Mar-2016	07 Int.-Self-contained plasma welding unit including a welding power source, plasma console, and recirculator; self-contained plasma welding unit including a welding power source, plasma console and recirculator, and torch

29264-06090	ULTRA-CUT	United States of America	Thermal Dynamics Corporation	78/260,038	2,995,804	13-Sep-2005	Registered	13-Sep-2015	07 Int.-Plasma arc cutting torches and related parts therefor

29264-06091	WMS	United States of America	Thermal Dynamics Corporation	75/364,258	2,388,995	26-Sep-2000	Registered	26-Sep-2010	09 Int.-Automated plasma arc cutting system comprising a solenoid, water meter, and hose for distributing a water mist over a workpiece being cut

29264-06092	XTREMELIFE	European Community	Thermal Dynamics Corporation	005969316	005969316	25-Apr-2008	Registered	22-May-2017	09 Int.-Metal cutting and welding equipment, namely, plasma-arc cutters and welders

29264-07161	XTREMELIFE	United States of America	Thermal Dynamics Corporation	77/176,519			Pending		09 Int.-Electric plasma-arc cutters and welders

29264-07012	ARCAIR	Argentina	Tweco Products, Inc. (Victor Equipment Company)	1919901	1997736	31-May-1994	Registered	8-Nov-2014	09 Int.-Electric arc devices for excavating and cutting and parts and electrodes for such devices

29264-07020	ARCAIR	Austria	Tweco Products, Inc. (Victor Equipment Company)		54735	21-May-1965	Registered	31-May-2015	23 Int.-Electric arc gouging and cutting torches and parts and electrodes therefor

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07027	ARCAIR	Benelux	Tweco Products, Inc. (Victor Equipment Company)	553013	0070301	12-Sep-1973	Registered	22-Oct-2016	08 Int.-Electric welding apparatus incorporating nozzle heads, electrodes, cutting and gouging apparatus employing electrodes, gas-jet nozzle heads, all for use in the working of metals and parts of all the aforementioned goods; 09 Int.-

29264-07032	ARCAIR	Brazil	Tweco Products, Inc. (Victor Equipment Company)	821464825	821464825	1-Apr-2003	Registered	1-Apr-2013	35 Int.-Import, export, trade, distribution, promotion and representation services for welding products and metallic coatings

29264-07023	ARCAIR	Brazil	Tweco Products, Inc. (Victor Equipment Company)		003271900	23-Mar-1966	Registered	23-Mar-2016	09 Int.-Apparatus for production, distribution and conversion of electric energy; apparatus and instrument parts and components

29264-07017	ARCAIR	Canada	Tweco Products, Inc. (Victor Equipment Company)	223317	UCA 49029	6-Feb-1954	Registered	6-Feb-2014	99 Canada-Electric arc gouging and cutting torches and parts and electrodes for such torches

29264-07039	ARCAIR	Chile	Tweco Products, Inc. (Victor Equipment Company)	539134	610415	27-Nov-2001	Registered	27-Nov-2011	35 Int.-Importation and exportation of all kind of articles and products with representation, in the Metropolitan Area of Santiago

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07047	ARCAIR	China (People’s Republic)	Tweco Products, Inc. (Victor Equipment Company)	200433169	3692215	21-Apr-2005	Registered	20-Apr-2015	09 Int.-Electric-arc cutting equipments; electric-arc cutting apparatus; electric-arc welding apparatus; welding apparatus (electric-arc); welding electrodes; electric welding apparatus; electric welding equipments; electric welding apparatus; welding iron

29264-07019	ARCAIR	Denmark	Tweco Products, Inc. (Victor Equipment Company)	VA 1964 03580	VR 1965 01307	15-May-1965	Registered	15-May-2015	09 Int.-Electric arc cutting torches and parts and electrodes for such torches

29264-07031	ARCAIR	Finland	Tweco Products, Inc. (Victor Equipment Company)		31607	16-Sep-1957	Registered	16-Sep-2017	07 Int.-Cutting and gouging apparatus with electrodes and gas-jet nozzle heads and parts thereof for use in the working of metals; 09 Int.-Electric welding apparatus including gas-jet nozzle heads and parts thereof for use in the working of metals

29264-07025	ARCAIR	France	Tweco Products, Inc. (Victor Equipment Company)	306270	1691026	3-Sep-1991	Registered	3-Sep-2011	07 Int.-.; 09 Int.-Apparatus for soldering and cutting and metal work in general, in particular electrical soldering parts and comprising possible electrode parts and the electrodes, electric cutting and welding apparatus, the jet-gas nozzles and the separate parts for all of the above indicated apparatus

29264-07026	ARCAIR	Germany	Tweco Products, Inc. (Victor Equipment Company)		713105	21-Apr-1958	Registered	11-Sep-2016	23 Int.-Electrical welding apparatus with (jet/nozzle) heads and electrodes; cutting apparatus, slot/groove apparatus and milling apparatus with electrodes and gas-jet nozzles, as well as the parts, altogether for metal working

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07043	ARCAIR	Hong Kong	Tweco Products, Inc. (Victor Equipment Company)	2320/82	19841119AA	29-May-1984	Registered	18-Aug-2013	07 Int.-Cutting and gouging torch machines, underwater cutting and welding torches other than electric torches, portable machines for positioning and moving a cutting or welding torch along a fixed path, automatic cutting and gouging torch machines, automatic metal removal systems consisting of a cutting and gouging torch, mechanical structure for moving torch along a fixed patch and controls for controlling movement of the torch along a fixed path; and parts and fittings for all aforesaid goods; 09 Int.-Electric arc cutting and gouging torches, electrodes for use in the air carbon-arc cutting and gouging process, underwater electric cutting and welding torches, underwater cutting and welding electrodes, automatic electric cutting and gouging torches, and parts and fittings for all the aforesaid goods

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-06008	ARCAIR	India	Tweco Products, Inc. (Victor Equipment Company)	01386741	1386741	25-Jan-2008	Registered	22-Sep-2015	01 Int.-Chemical composition to be applied to a metal surface preventing adherence of slag or metal spatter during cutting, gouging or welding operations, preventing scaling of metal surfaces during heat treating or stress relieving treatment, and improving arc stability and preventing excessive spatter loss during arc welding operations; 09 Int.-Electric arc gouging and cutting torches and parts and electrodes for such torches; automatic cutting and gouging torches and parts and electrodes for such torches; underwater cutting and welding torches and parts and electrodes for such torches; portable machines for positioning and moving a cutting or welding torch along a fixed path; and power supplies for cutting, gouging and welding torches

29264-07022	ARCAIR	Indonesia	Tweco Products, Inc. (Victor Equipment Company)	D00-2001-27954	525331	18-Dec-2002	Registered	19-Dec-2011	08 Int.-Power generated cutting, welding and gouging torches parts (including gouging and welding electrodes and cutting rods, and fittings for all of the aforesaid goods

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07015	ARCAIR	Italy	Tweco Products, Inc. (Victor Equipment Company)	18801 C/87	499484	8-Nov-1988	Registered	31-Mar-2017	09 Int.-Chemical composition to be applied to a metal surface preventing adherence of slag or metal spatter during cutting, gouging or welding operations, preventing scaling of metal surfaces during heat treating or stress relieving treatment, and improving arc stability and preventing excessive spatter loss during arc welding operations; chemical products used in industry and science; artificial and synthetic resins; plastics in the form of powders, liquids or pastes; tempering substances and chemical preparations for soldering; adhesive substances used in industry; tools for pose weld cleaning comprising air or electrical actuated grinding tools, chipping hammers and needle scalers, machines and machines tools; timers for electric arc welding, protective eye shields and protective welding goggles; electric cutting and gouging torches and parts therefor, electrodes, for use in the air-carbon arc cutting and gouging process, underwater cutting and welding torches and parts therefor, underwater cutting and welding electrodes, portable machines for positioning and moving a cutting or welding torch along a fixed path, automatic metal removal systems consisting of an air-carbon cutting and gouging torch, and mechanical structure for moving the torch along the fixed path; protective clothing consisting of protective caps, scientific and electrical apparatus and instruments; weighing, measuring, signalling, checking, life-saving and teaching apparatus and containers therefore to protect eyes and operators, protective glasses and their cases

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07041	ARCAIR	Korea, Republic of	Tweco Products, Inc. (Victor Equipment Company).	82-9144	90630	6-May-1983	Registered	6-May-2013	07 Int.-Electric arc cutting and gouging torches, underwater cutting and welding torches, automatic cutting and gouging torches; 09 Int.-Electrodes for u se in the air carbon arc cutting and gouging process, underwater and welding electrodes, automatic metal removal, portable machines for positioning and moving a cutting or welding torch along a fixed path

29264-07028	ARCAIR	Norway	Tweco Products, Inc. (Victor Equipment Company)		49495	26-Oct-1956	Registered	26-Oct-2016	09 Int.-Electrical welding apparatus, including nozzle heads, electrodes, cutting and gouging apparatus with electrodes, nozzle heads for gas rays, all for use in the processing of metals and parts of these goods

29264-07021	ARCAIR	Portugal	Tweco Products, Inc. (Victor Equipment Company)		127000	18-Oct-1965	Registered	18-Oct-2015	09 Int.-Electric arc welding torches for cutting and chiselling, fittings and electrodes therefore

29264-07044	ARCAIR	Singapore	Tweco Products, Inc. (Victor Equipment Company)	4414/82	T82/04414A	23-Aug-1982	Registered	23-Aug-2013	07 Int.-Power operated cutting and gouging tools; parts and fittings included in Class 7 for all the aforesaid goods

29264-07045	ARCAIR	Singapore	Tweco Products, Inc. (Victor Equipment Company)	4415/82	T82/04415Z	23-Aug-1982	Registered	23-Aug-2013	09 Int.-Electric welding apparatus; electric arc cutting apparatus and electric arc welding apparatus; and parts and fittings for all the aforesaid goods

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07030	ARCAIR	Sweden	Tweco Products, Inc. (Victor Equipment Company)		83015	12-Jul-1957	Registered	12-Jul-2017	07 Int.-Cutting and chipping apparatus and parts thereof; 09 Int.-Electrical welding apparatus and cutting apparatus (utilizing electrical arc) and parts thereof; electrodes; 11 Int.-Gas discharge nozzles

29264-07016	ARCAIR	Switzerland	Tweco Products, Inc. (Victor Equipment Company)		336992	25-Feb-1985	Registered	30-Nov-2014	07 Int.-Electrical arc electro-erosion device and arc cutting device and parts thereof, as well as electrodes for such devices; 09 Int.-

29264-07040	ARCAIR	Taiwan	Tweco Products, Inc. (Victor Equipment Company)	7127733	205280	16-Feb-1983	Registered	15-Feb-2013	95 National-Coolers, heaters, ventilators, control panel and controls for controlling movements of a cutting, welding or gouging torch along a fixed path, power supplies and conductors, control panels and automatic controllers, remote controls, meter replays and connectors

29264-07014	ARCAIR	Taiwan	Tweco Products, Inc. (Victor Equipment Company)	72 003256	252570	1-Aug-1994	Registered	31-Jul-2014	92 National-Torches, tractors, machine carriages and gouging machines

29264-07046	ARCAIR	United Arab Emirates	Tweco Products, Inc. (Victor Equipment Company)	19248	23120	19-Jan-2000	Registered	6-Nov-2016	09 Int.-Electrical arc cutting and gouging torches and parts and electrodes thereof

29264-07042	ARCAIR	United Kingdom	Tweco Products, Inc. (Victor Equipment Company)		730499	21-May-1954	Registered	21-May-2013	07 Int.-Cutting and gouging apparatus employing electrodes and gas jet nozzle heads for use in the working of metals and parts thereof

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07024	ARCAIR	Venezuela	Tweco Products, Inc. (Victor Equipment Company)	2406-60	F 041002	23-Jan-1962	Registered	23-Jan-2017	09 Int.-Electrical apparatus, machines and accessories, especially electric arc gouging and cutting torches and parts and electrodes for such torches

29264-07049	ARCAIR- MATIC	Canada	Tweco Products, Inc. (Victor Equipment Company)	463797	TMA 267212	12-Mar-1982	Registered	12-Mar-2012	99 Canada-Continuous electrode feed air-carbon arc cutting and gouging torches and accessories therefor, namely, electrodes, power supplies, contactors, meter relays, control panels, carriages, track mounting magnets, track mounting suction cups, remote control boxes and box covers

29264-07055	CABLEHOZ	Taiwan	Tweco Products, Inc. (Victor Equipment Company)	73 04938	281997	1-May-1985	Registered	30-Apr-2015	61 National-Metals, semi-manufactured products of metals, including gas conducting metal hose and metal pipes

29264-07056	CABLEHOZ	Taiwan	Tweco Products, Inc. (Victor Equipment Company)	73 49037	282710	1-May-1985	Registered	30-Apr-2015	00 National-Class 100 — Electric wires and cables including combination electric cable

29264-07054	CABLEHOZ	United Kingdom	Tweco Products, Inc. (Victor Equipment Company)	1224984	B 1224984	30-Dec-1988	Registered	17-Aug-2015	09 Int.-Electric welding apparatus and instruments (other than machines); holders adapted for electrodes; electric cables; electrical connectors for cables; parts and fittings for all the aforesaid goods; all included in Class 9

29264-07062	CIRCLE T DESIGN	Brazil	Tweco Products, Inc. (Victor Equipment Company)	811763447	811763447	11-Mar- 1986	Registered	11-Mar-2016	09 Int.-Welding equipment, namely, welding guns, electrode holders, cable connectors and coolable cable and gas conducting hose for use with electric welding equipment

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07059	CIRCLE T DESIGN	Canada	Tweco Products, Inc. (Victor Equipment Company)	551207	TMA324409	6-Mar-1987	Registered	6-Mar-2017	99 Canada-Electric welding equipment, namely, welding guns, electrode holders, cable connectors and coolable cable and gas conducting hose for use with electric welding equipment

29264-07064	CIRCLE T DESIGN	Colombia	Tweco Products, Inc. (Victor Equipment Company)	235777	121091	4-Dec-1987	Registered	4-Dec-2012	09 Int.-Electric welding equipment, namely, welding guns, electrode holders, cable connectors and coolable cabler and gas conducting hose for use with electric welding equipment

29264-07063	CIRCLE T DESIGN	Japan	Tweco Products, Inc. (Victor Equipment Company).	93780/84	1951714	29-May-1987	Registered	29-May-2017	07 Int.-Gas welding machines, oxy-acetylene welding and cutting machines, electric welding machines; 09 Int.-Electric arc welding machines, electric metal cutting machines (by arc, gas or plasma), electric welding apparatus

29264-07065	CLIMBER	Canada	Tweco Products, Inc. (Victor Equipment Company)	463807	TMA 263652	23-Oct-1981	Registered	23-Oct-2011	99 Canada-Portable machine for positioning and moving a cutting or welding torch along a fixed path

29264-07075	PROTEX	Canada	Tweco Products, Inc. (Victor Equipment Company).	463799	TMA 264053	6-Nov-1981	Registered	6-Nov-2011	99 Canada-Chemical composition to be applied to a metal surface preventing adherence of slag or metal spatter during cutting, gouging, or welding operations, preventing scaling of metal surfaces during heat treating or stress relieving treatment, and improving arc stability and preventing excessive spatter loss during arc welding operations

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07076	QRC	Canada	Tweco Products, Inc. (Victor Equipment Company)	800595	TMA 501316	28-Sep-1998	Registered	28-Sep-2013	99 Canada-Electrically operated cleaning station and printed installation and use instructions sold as a unit for use in cleaning robotic welding torch assemblies

29264-07077	QRC	Mexico	Tweco Products, Inc. (Victor Equipment Company)	257227	530741	12-Sep-1996	Registered	15-Mar-2016	09 Int.-Electrically operated cleaning station and printed installation and use instructions sold as a unit for use in cleaning robotic welding torch assemblies

29264-07079	QRT	Mexico	Tweco Products, Inc. (Victor Equipment Company)	257226	528568	26-Aug-1996	Registered	15-Mar-2016	07 Int.-Welding torch tube, welding torch body/cable assembly, and printed installation and use instructions sold as a unit for use in robotic welding applications

29264-07080	QTR	Canada	Tweco Products, Inc. (Victor Equipment Company)	800594	TMA 475650	5-May-1997	Registered	5-May-2012	99 Canada-Welding torch tube, welding torch body/cable assembly, and printed installation and use instructions sold as a unit for use in robotic welding applications

29264-07085	SEA DRAGON (AND DESIGN)	Canada	Tweco Products, Inc. (Victor Equipment Company)	806771	TMA 4745554	11-Apr-1997	Registered	11-Apr- 2012	99 Canada-Exothermic cutting rods for use in connection with underwater cutting torches

29264-07093	SEA-PAK	Canada	Tweco Products, Inc. (Victor Equipment Company)	463808	TMA 262311	11-Sep-1981	Registered	11-Sep-2011	99 Canada-Support systems consisting of a heavy welded frame containing a rack for industrial gas cylinders, gas dispensing manifold, underwater cutting torch and parts thereof, a welding power supply and parts thereof, and a tool box for related hand tools sold as a unit with the above items, all for underwater cutting and welding

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264- 07096	SEA-WELD	Canada	Tweco Products, Inc. (Victor Equipment Company)	463806	TMA 261972	28-Aug-1981	Registered	28-Aug- 2011	99 Canada-Underwater welding electrodes

29264- 07098	SEA-WELD (AND DESIGN)	Canada	Tweco Products, Inc. (Victor Equipment Company)	463805	TMA 261971	28-Aug-2011	Registered	28-Aug- 2011	99 Canada-Underwater welding electrodes

29264- 07104	SPRAY MASTER	Canada	Tweco Products, Inc. (Victor Equipment Company)	1232914	TMA671224	25-Aug-2006	Registered	25-Aug- 2021	99 Canada-Metal inert gas (MIG) electric arc welding guns for sue primarily in the cutting and welding of metals; and parts for welding guns, namely, nozzles, contact tips, diffusers, contact conductor tubes and wire delivery conduit

29264- 07105	SPRAY MASTER	Mexico	Tweco Products, Inc. (Victor Equipment Company)	694565	894841	17-Aug-2005	Registered	17-Dec- 2014	09 Int.-MIG electric arc welding guns for use primarily in the cutting and welding of metals; and parts for welding guns, namely, nozzles, contact tips, diffusers, contact conductor tubes and wire conduit

29264- 07107	SUPRA	Canada	Tweco Products, Inc. (Victor Equipment Company)	551209	TMA 322033	26-Dec-1986	Registered	26-Dec- 2016	99 Canada-Electric welding guns

29264- 07112	SUPRA	Colombia	Tweco Products, Inc. (Victor Equipment Company)	237740	117756	25-Aug-1987	Registered	25-Aug- 2012	09 Int.-Electric welding apparatus

29264- 07111	SUPRA	Singapore	Tweco Products, Inc. (Victor Equipment Company)	S/4596/84	T84/04596Z	3-Sep-1984	Registered	3-Sep- 2011	09 Int.-Electric welding guns

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07120	TUFF COTE (And Mermaid Design)	Canada	Tweco Products, Inc. (Victor Equipment Company)	463796	TMA 278519	8-Apr-1983	Registered	8-Apr-2013	99 Canada-Underwater cutting electrodes

29264-07121	TUFF COTE (And Mermaid Design)	Canada	Tweco Products, Inc. (Victor Equipment Company)	463795	TMA 281547	22-Jul-1983	Registered	22-Jul-2013	99 Canada-Underwater cutting electrodes

29264-07139	TWECO	Brazil	Tweco Products, Inc. (Victor Equipment Company)	821464833	821464833	1-Apr-2003	Registered	1-Apr-2013	35 Int.-Import, export, trade, distribution, promotion and representation and representation services for welding products and metallic coatings

29264-07133	TWECO	Brazil	Tweco Products, Inc. (Victor Equipment Company)	819347418	819347418	6-Apr-2004	Registered	6-Apr-2014	09 Int.-Electric arc welding, cutting and gouging equipment; electric arc welding guns/torches; electric arc gouging torches; cable splicer

29264-08113	TWECO	Brazil	Tweco Products, Inc. (Victor Equipment Company)	200044206	200044206	6-Apr-2004	Registered	6-Apr-2014	07 Int.-Underwater cutting torches

29264-07126	TWECO	Brazil	Tweco Products, Inc. (Victor Equipment Company)	819347400	819347400	16-Mar-1999	Registered	16-Mar-2019	09 Int.-Electrode holders; cable connectors; ground clamps; cable-terminal connectors; cable terminals

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07134	TWECO	Canada	Tweco Products, Inc. (Victor Equipment Company)	551211	TMA324410	6-Mar-1987	Registered	6-Mar-2017	99 Canada-Welding equipment, namely, welding guns, welding electrode holders, ground clamps, cable connectors, cable splicers, cable terminal connectors, and cable terminals

29264-07144	TWECO	Colombia	Tweco Products, Inc. (Victor Equipment Company)	236842	118834	14-Sep-1987	Registered	14-Sep-2012	09 Int.-Scientific, nautical, surveying, electric photographic, cinematographic, optical, weighing, measuring, signalling, checking (supervision), life-saving and teaching apparatus and instruments; apparatus for recording, transmission or reproduction of sounds or images; magnetic data carriers, recording discs; automatic vending machines and mechanisms for coin-operated apparatus; cash registers, calculating machines and data processing equipment; fire extinguishing apparatus, especially welding equipment, namely, welding guns, welding electrode holders, ground clamps, cable connectors, cable splicers, cable terminal connectors and cable terminals

29264-07127	TWECO	Egypt	Tweco Products, Inc. (Victor Equipment Company)	64568	64568	13-Oct-1986	Registered	27-Aug-2014	09 Int.-Welding equipment, namely, welding guns, welding electrode holders, cable connector, and cable terminal

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07132	TWECO	France	Tweco Products, Inc. (Victor Equipment Company)	715085	1284430	25-Aug-1994	Registered	20-Sep-2014	09 Int.-Scientific, nautical, surveying, electric, photographic, cinematographic, optical, weighing, measuring, signalling, checking, (supervision), life-saving and teaching apparatus for recording, transmission or reproduction of sound or images; magnetic data carriers, recording discs; automatic vending machines and mechanisms for coin-operated apparatus; cash registers, calculating machines and data processing equipment; fire extinguishing apparatus

29264-07128	TWECO	Germany	Tweco Products, Inc. (Victor Equipment Company)	T23717/9	1098531	31-Oct-1986	Registered	31-Aug-2014	09 Int.-Electrical apparatus and devices for welding as well as parts thereof with the exception of cable connectors, plugs and terminals, attachments for electrical apparatus and devices for welding, viz. earthing devices; nautical, surveying, photographic, cinematographic, optical, weighing, signalling, life-saving and teaching apparatus and instruments, apparatus for recording, transmission or reproduction of sounds or images; magnetic data carriers, records, automatic vending machines and mechanisms for coin-operated apparatus, cash registers, calculating machines and data processing equipment, fire extinguishing apparatus

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07123	TWECO	India	Tweco Products, Inc. (Victor Equipment Company)		426655	31-Dec-1992	Registered	3-Sep-2015	09 Int.-Electric welding equipment, namely, welding guns, electrode holders, ground clamps, cable connectors, cable splicers, cable terminal connectors, and cable terminals, parts and fittings thereof

29264-07130	TWECO	Italy	Tweco Products, Inc. (Victor Equipment Company)	21935C/84	433644	16-Jun-1986	Registered	12-Sep-2014	09 Int.-Scientific, nautical, surveying apparatus and instruments (including wireless), photographic, cinematographic, optical, weighing, measuring, signalling, checking, (supervision), life-saving, and teaching apparatus; coin or counter-freed apparatus; sound reproducing apparatus; cash registers; fire-extinguishing apparatus

29264-07137	TWECO	Korea, Republic of	Tweco Products, Inc. (Victor Equipment Company)	84-13796	117227	20-Sep-1985	Registered	20-Sep-2015	09 Int.-Electric wire terminal, electric wire terminal connector, electric wire splice, electric wire connector

29264-07138	TWECO	Korea, Republic of	Tweco Products, Inc. (Victor Equipment Company)	84-13795	117226	20-Sep-1985	Registered	20-Sep-2015	09 Int.-Fixture for a weldment, retainer for the arc welding machines, arc welding machines

29264-07131	TWECO	Mexico	Tweco Products, Inc. (Victor Equipment Company)	238624	310603	9-Aug-1985	Registered	13-Sep-2014	21 National-Electrical apparatus, machinery and their parts, namely welding equipment, welding guns, welding electrode holders, ground clamps, cable connectors, cable splicers, cable terminal connectors, and cable terminals

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07145	TWECO	Peru	Tweco Products, Inc. (Victor Equipment Company)	202878	99908	19-Oct-1992	Registered	19-Oct-2012	09 Int.-Welding guns, welding torches, welding electrode holders for holding metallic electrodes, welding electrode holders for holding carbon electrodes, ground clamps, cable connectors, cable splicers, cable terminal connectors, lug-type cable terminals, two-way male cable connectors, contact tips

29264-07143	TWECO	Singapore	Tweco Products, Inc. (Victor Equipment Company)	S/4595/84	T84/04595A	3-Sep-1984	Registered	3-Sep-2011	09 Int.-Electric welding apparatus (other than machines); welding electrodes; parts and fittings included in class 9 for all the aforesaid goods; electrical connections and parts and fittings included in class 9

29264-07129	TWECO	South Africa	Tweco Products, Inc. (Victor Equipment Company)	84/7690	84/7690	30-Aug-1984	Registered	30-Aug-2014	09 Int.-Welding equipment including welding guns, welding electrode holders, ground clamps, cable connectors, cable splicers, cable-terminal connectors, cable terminals and all other scientific, electrical and electronic apparatus and instruments, and parts and accessories for the aforegoing

29264-07146	TWECO	United Arab Emirates	Tweco Products, Inc. (Victor Equipment Company)	19446	17953	26-Sep-1998	Registered	18-Nov-2016	09 Int.-Welding equipment, namely, welding guns, welding electrode holders, ground clamps, cable connectors, cable splicers, cable terminal connectors, and cable terminals

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07136	TWECO	United Kingdom	Tweco Products, Inc. (Victor Equipment Company)	1225213	A1225213	14-Jul-1986	Registered	22-Aug-2015	09 Int.-Electrical and electronic apparatus and instruments; electric welding apparatus (other than machines); holders adapted for electrodes; electric cables and electrical connectors therefor; parts and fittings included in Class 9 for all the aforesaid goods

29264-00008	TWECO (stylized)	China (People’s Republic)	Tweco Products, Inc. (Victor Equipment Company)	200433170	3692216	21-Apr-2005	Registered	20-Apr-2015	09 Int.-Electric-arc cutting equipments; electric-arc cutting apparatus; electric-arc welding apparatus; welding apparatus (electric-arc); welding electrodes; electric welding apparatus; electric welding equipments; electric welding apparatus; welding iron

29264-08154	VICTOR	Australia	Tweco Products, Inc. (Victor Equipment Company)		B 244300	25-Nov-1970	Registered	25-Nov-2015	08 Int.-Cutting, welding and brazing equipment and parts of such equipment including gas welding and cutting handset torches and mixers, nozzles, tips and other parts and accessories for such handsets but not including cutting, welding and brazing equipment, being in the nature of machines and parts of machines or cutting, welding and brazing equipment included in other classes; all being goods included in Class 8

29264-07005	WS (AndDesign)	Canada	Tweco Products, Inc. (Victor Equipment Company)	858823	TMA 536254	31-Oct-2000	Registered	31-Oct-2015	99 Canada-Consumable parts for electric arc welding machines, namely, tips, nozzles to control gas flow and gas concentration over a molten weld puddle during welding, insulators, diffusers and conduits

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07002	WS (AndDesign)	European Community	Tweco Products, Inc. (Victor Equipment Company)	000660522	000660522	7-Apr-1999	Registered	20-Oct-2017	06 Int.-Parts and fittings for use in welding; rods of metal for welding; 09 Int.-Electric apparatus and instruments; welding apparatus and parts and fittings therefor; consumable parts for electric arc welding machines, including tips, nozzles, insulators, diffusers and conduits

29264-07001	WS (AndDesign)	Mexico	Tweco Products, Inc. (Victor Equipment Company)	311582	566429	9-Dec-1997	Registered	21-Oct-2017	09 Int.-Consumable parts for electric and plasma arc welding machines, namely, tips, nozzles, insulators, diffusers and conduits

29264-07160	X-TEND-A- LENS	Canada	Tweco Products, Inc. (Victor Equipment Company)	813006	TMA 514880	19-Aug-1999	Registered	19-Aug-2014	99 Canada-Gas flow control device having a porous metal disk for use with a welding gun for controlling flow of shielding gas during welding; porous metal gas flow control disk sold as a replacement component of a gas flow control device for use with a welding gun for controlling flow of shielding gas during welding

29264-07034	ARCAIR	Chile	Tweco Products, Inc. (Victor Equipment Company)	831182	519386	25-Aug-1987	Registered	13-Aug-2018	08 Int.-Mechanical blowers and thermogenic tools; 09 Int.-Electric arc gouging and cutting torches, their parts and accessories and electrodes for the same; 11 Int.-Apparatus for heating drafting and ventilation in general, furnaces, forges, kitchens, stoves, grates, portable apparatus (not including bath heaters), lamps, lanterns and apparatus and objects for producing light, their parts and accessories

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07035	ARCAIR	Japan	Tweco Products, Inc. (Victor Equipment Company)	30818/57	526885	11-Sep-1958	Registered	11-Sep-2018	07 Int.-Electric metalworking machines and tools such as electric arc gouging and cutting torches and parts thereof; 09 Int.-Electric arc welding machines; electric metal cutting machines (by arc, gas or plasma); electric welding apparatus; magneticcores; resistance wires; electrodes such as electrodes for electric arc torches

29264-07011	ARCAIR	Mexico	Tweco Products, Inc. (Victor Equipment Company)	69547	83284	10-Jan-1956	Registered	23-Aug-2010	21 Int.-Electrical apparatus, machines and supplies, especially electric arc gouging and cutting torches and parts and electrodes for such torches

29264-07037	ARCAIR	New Zealand	Tweco Products, Inc. (Victor Equipment Company)	69595	69595	27-Jul-1962	Registered	2-Oct-2010	09 Int.-Electric arc cutting and gouging torches, parts for such torches and electrodes, including carbon electrodes for use with such torches

29264-07038	ARCAIR	South Africa	Tweco Products, Inc. (Victor Equipment Company)	3419/56	3419/56	26-Oct-1956	Registered	26-Oct-2010	09 Int.-Electric arc welding apparatus incorporating nozzle heads, electrodes, cutting and gouging apparatus employing electrodes, gasjet nozzle heads all for use in the working of metals, and parts of the aforementioned goods included in this class

29264-07033	ARCAIR	Spain	Tweco Products, Inc. (Victor Equipment Company)		564746	15-Nov-1972	Registered	18-Jun-2018	08 Int.-Electric arc cutters and cutter torches, parts and electrodes for said torches

29264-07052	AVENGER	Malaysia	Tweco Products, Inc. (Victor Equipment Company)	98/06789	98/06789	22-Jun-2001	Registered	4-Jun-2018	09 Int.-Electric welding guns

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07058	CIRCLE T DESIGN	India	Tweco Products, Inc. (Victor Equipment Company)	425412			Pending		09 Int.-Scientific, nautical, surveying and electrical apparatus and instruments (including wireless), photographic, cinematographic, optical, weighing, measuring, signalling, checking (supervision), life-saving and teaching apparatus and instruments; coin or counter-freed apparatus; talking machines; cash registers; calculating machines; fire extinguishing apparatus and parts and fittings therefor

29264-06030	KNUCKLEH EAD	United States of America	Tweco Products, Inc. (Victor Equipment Company)	77/176,511	3,577,013	17-Feb-2009	Registered	17-Feb-2019	06 Int.-Flexible metal conductor tubes for use in arc welding

29264-07090	SEA-CUT	Canada	Tweco Products, Inc. (Victor Equipment Company)	463804	TMA 261970	28-Aug-1981	Registered	28-Aug-2011	99 Canada-Underwater welding or cutting electrodes

29264-07092	SEA-CUT (AND DESIGN)	Canada	Tweco Products, Inc. (Victor Equipment Company)	463803	TMA 261969	28-Aug-1981	Registered	28-Aug-2011	99 Canada-Underwater cutting electrodes

29264-07109	SUPRA	Brazil	Tweco Products, Inc. (Victor Equipment Company)	811742482	811742482	19-Aug-1986	Registered	19-Aug-2016	07 Int.-Electric welding guns

29264-07072	TUFF COTE (And Mermaid Design)	United States of America	Tweco Products, Inc. (Victor Equipment Company)	73/258,531	1,187,455	26-Jan-1982	Registered	26-Jan-2012	09 Int.-Under-water cutting electrodes

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07141	TWECO	Chile	Tweco Products, Inc. (Victor Equipment Company)	464915	565601	7-Apr-2000	Registered	7-Apr-2020	09 Int.-Arc welding products and parts therefor; electric welding guns and parts and accessories therefor; robotic welding equipment; arc gouging torches and parts and accessories therefor; underwater cutting and welding torches and parts and accessories therefor; exothermic cutting tools and parts and accessories therefor

29264-07140	TWECO	Japan	Tweco Products, Inc. (Victor Equipment Company)	59-91530	2130308	28-Apr-1989	Registered	28-Apr-2019	07 Int.-Electric welding guns and other electric welding machines and apparatus and fittings thereof, namely apparatus to hold electrodes used for welding machines and apparatus, ground terminals, cable connectors, cable splicers, cable terminal connectors, cable terminals; 09 Int.-Arc welding guns and other arc welding machines and apparatus and fittings thereof, namely, apparatus to hold electrodes used for welding machines and apparatus, ground terminals, cable connectors, cable splicers, cable terminal connectors, cable terminals

29264-07125	TWECO	Venezuela	Tweco Products, Inc. (Victor Equipment Company)	8251/84	F-125318	10-Jun-1986	Registered	10-Jun-2011	09 Int.-Welding equipment, namely, welding guns, welding electrode holders, ground clamps, cable connectors, cable splicers, cable terminal connectors and cable terminals

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07150	TWECOTONG	United States of America	Tweco Products, Inc. (Victor Equipment Company)	71/590,723	545,201	17-Jul-1951	Registered	17-Jul-2011	09 Int.-Welding electrode holders and parts therefor

29264-07004	WS (AND DESIGN)	Brazil	Tweco Products, Inc. (Victor Equipment Company)	820408271	820408271	27-Mar-2001	Registered	27-Mar-2011	09 Int.-Consumable parts of electric arc welding machines, namely, tips, nozzles, insulators, diffusers and conduits

29264-07006	WS (AndDesign)	Indonesia	Tweco Products, Inc. (Victor Equipment Company)	97/23727	424917	25-Mar-1999	Registered	30-Oct-2017	09 Int.-Consumable parts for electric arc welding machines, namely, tips, nozzles, insulators, diffusers and conduits

29264-07008	ALCLEAN	United States of America	Victor Equipment Company	72/442,815	971,130	23-Oct-1973	Registered		01 Int.-Chemical composition for preparing aluminum metal surfaces prior to painting, soldering, welding or the like

29264-07009	ANGLE-ARC	United States of America	Victor Equipment Company	73/634,933	1,477,455	23-Feb-1988	Registered	23-Feb-2018	09 Int.-Manual air carbon-arc cutting and gouging torch

29264-01083	ARC MASTER	United States of America	Victor Equipment Company	78/850,264	3,253,337	19-Jun-2007	Registered	19-Jun-2017	09 Int.-Electric arc welder controllers and wire feeders

29264-06007	ARCAIR	Australia	Victor Equipment Company	967252	967252	22-Aug-2003	Registered	22-Aug-2013	09 Int.-Electric arc cutting and gouging torches, parts for such torches; electrodes, including carbon electrodes, for use with such torches

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07029	ARCAIR	Philippines	Victor Equipment Company	50679	37292	24-Apr-1987	Registered	24-Apr-2017	07 Int.-Electric arc cutting and gouging torches and parts therefor, electrodes for use in the air carbon-arc cutting and gouging process, underwater cutting and welding torches and parts therefor, underwater cutting and welding electrodes; 09 Int.-Portable machines for positioning and moving a cutting or welding torch along a fixed path, automatic metal removal systems consisting of an air carbon-arc cutting and gouging torch, and mechanical structure for moving the torch along a fixed path and suitable controls for controlling movement of the torch along the fixed path

29264-07036	ARCAIR	Thailand	Victor Equipment Company	399574	TM114188	12-Jun-2000	Registered	29-Sep-2019	09 Int.-Electric arc cutting, gouging and welding torches and parts therefor, namely, cups, collets, collet bodies, gas lenses, gas lens insulators, cable adaptors and electrodes; underwater cutting, gouging and welding torches and parts therefor, namely, cups, collet, collet bodies, gas lenses, gas lens insulators, cable adaptors and electrodes; gas jet nozzles for cutting torches

29264-07048	ARCAIR	United States of America	Victor Equipment Company	71/627,372	573,756	28-Apr-1953	Registered	23-Apr-2013	09 Int.-Electric arc gouging and cutting torches and parts and electrodes for such torches

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07018	ARCAIR	United States of America	Victor Equipment Company	72/440,402	1,006,539	11-Mar-1975	Registered	11-Mar-2015	01 Int.-Chemical composition to be applied to a metal surface preventing adherence of slag or metal spatter during cutting, gouging, or welding operations, preventing scaling of metal surfaces during heat treating or stress relieving treatment, and improving arc stability and preventing excessive spatter loss during arc welding operations; 09 Int.-Electric arc cutting and gouging torches and parts therefor, electrodes for use in the air-carbon arc cutting and gouging process, underwater cuttingand welding torches and parts therefor, underwater cutting and welding electrodes, portable machines for positioning and moving a cutting or welding torch along a fixed path, automatic metal removal systems consisting of an air-carbon arc cutting and gouging torch, and mechanical structure for moving the torch along a fixed path and suitable controls for controlling movement of the torch along the fixed path

29264-07050	ARCAIR-MATIC	United States of America	Victor Equipment Company	73/121,940	1,097,276	25-Jul-1978	Registered	25-Jul-2018	09 Int.-Continuous electrode feed air-car-bon arc cutting and gouging torches and accessories therefor-namely, electrodes, power supplies, contactors, meter relays, control panels, carriages, track mounting magnets, track mounting suction cups, remote control boxes and box covers

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07051	ARCWATER	United States of America	Victor Equipment Company	73/258,537	1,190,507	23-Feb-1982	Registered	23-Feb-2012	09 Int.-Under-water cutting torches, electrodes, and accessories therefor-namely, cables, hoses, replacement head assemblies, replacement handles, replacement screw clamps, and replacement water hose assemblies consisting of a length of hose, hose clamps, nipple, nut and adapter, all for the torch

29264-07010	ARCWATER (And Design)	United States of America	Victor Equipment Company	73/258,538	1,189,814	16-Feb-1982	Registered	16-Feb-2012	09 Int.-Under-water cutting electrodes

29264-07057	CABLEHOZ	United States of America	Victor Equipment Company	73/192,149	1,145,417	6-Jan-1981	Registered	6-Jan-2011	09 Int.-Combination electric cable and gas conducting hose for electric welding equipment

29264-07060	CIRCLE T DESIGN	Australia	Victor Equipment Company	413012	B413012	6-Aug-1984	Registered	6-Aug-2015	09 Int.-Electric welding equipment, namely, welding guns, electrode holders, cable connectors and coolable cable gas and conducting hose for use with electric welding equipment

29264-07066	CLIMBER	United States of America	Victor Equipment Company	72/357,576	918,492	17-Aug-1971	Registered	17-Aug-2011	07 Int.-Portable machine for positioning and moving a cutting or welding torch along a fixed path

29264-08006	CONTRACT OR PLUS	United States of America	Victor Equipment Company	75/581,672	2,403293	14-Nov-2000	Registered	14-Nov-2010	07 Int.-Gas cutting and welding kit comprised of cutting torch, torch handle, cutting attachment, oxygen and gas fuel regulators, tips, nozzles and hose

29264-08007	CRYODEPOT	Canada	Victor Equipment Company	1013852	TMA 534943	18-Oct-2000	Registered	18-Oct-2015	99 Canada-Retail services in the field of cryogenic and high pressure gas equipment and parts

29264-08008	CUTMASTER	United States of America	Victor Equipment Company	72/077,833	692,021	26-Jan-1960	Registered	26-Jan-2020	11 Int.-Cutting torches

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-08050	Design Mark	United States of America	Victor Equipment Company	73/329,843	1,309,710	18-Dec-1984	Registered	18-Dec-2014	08 Int.-Parts for gas welding equipment-namely, gas regulators

29264-08051	Design Mark	United States of	Victor Equipment	73/532,217	1,429,036	17-Feb-1987	Registered	17-Feb-2017	09 Int.-Welding equipment,
		America	Company						namely, automatic gas regulators

29264-07086	DRAGON DESIGN	United States of America	Victor Equipment Company	75/010,607	2,164,332	9-Jun-1998	Registered	9-Jun-2018	09 Int.-Exothermic cutting rods for use in connection with underwater cutting torches

29264-08009	DRAGSTER	United States of	Victor Equipment	75/688,929	2,422,160	16-Jan-2001	Registered	16-Jan-2011	07 Int.-Electric welding machines
		America	Company

29264-07067	ELIMINATOR	United States of	Victor Equipment	74/239,783	1,790,954	31-Aug-1993	Registered	31-Aug-2013	09 Int.-Electric welding guns
		America	Company

29264-08010	EXCEL-ARC	United States of	Victor Equipment	74/329,608	1,796,291	5-Oct-1993	Registered	5-Oct-2013	09 Int.-Electric arc welders
		America	Company

29264-08011	EXPLORER	United States of	Victor Equipment	75/353,959	2,465,943	3-Jul-2001	Registered	3-Jul-2011	07 Int.-Portable engine driven
		America	Company						welding generators for use in
									the welding industry

29264-08014	EXTREME	Canada	Victor Equipment	1129522	TMA628050	9-Dec-2004	Registered	9-Dec-2019	99 Canada-Gas welding and
			Company						brazing equipment, namely,
									torches, torch tips, and nozzles

29264-08012	EXTREME	Mexico	Victor Equipment	530605	817546	16-Jan-2004	Registered	1-Feb-2012	07 Int.-Gas welding and brazing
			Company						hand-held equipment, namely,
									torches, torch tips, and nozzles

29264-08013	EXTREME	United States of	Victor Equipment	78/104,151	2,849,208	1-Jun-2004	Registered	1-Jun-2014	07 Int.-Gas operated brazing
		America	Company						torches and accessories
									therefor, namely, torch tips and
									nozzles; 09 Int.-Hand-held gas
									operated welding torches and
									accessories therefor, namely,
									torch tips and nozzles

	EZ-CUT	Mexico	Victor Equipment Company	351115	593123	24-Nov-98	Registered

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07068	FABGUN	United States of America	Victor Equipment Company	78/204,774	2,844,036	18-May-2004	Registered	18-May-2014	09 Int.-MIG electric arc welding guns for use primarily in the cutting and welding of metals

29264-08017	FABSTAR	United States of America	Victor Equipment Company	74/144,541	1,667,523	10-Dec-1991	Registered	10-Dec-2011	09 Int.-Power source for welding equipment

29264-08180	FIREPOWER	Brazil	Victor Equipment Company	829939261			Published		08 Int.-Hand tools and implements (hand operated); cutlery; side arms; razors.

	FIREPOWER	Brazil	Victor Equipment Company	829939253			Pending

29264-08025	FIREPOWER	Canada	Victor Equipment Company	522877	323233	6-Feb-1987	Registered	6-Feb-2017	99 Canada-Welding, cutting and brazing equipment, namely, torches, torch handles, nozzles, mixers and torch tips; welding, cutting and brazing equipment, namely, gas regulators and control gauges

29264-06027	FIREPOWER	China (People’s Republic)	Victor Equipment Company	3578704	3578704	21-Dec-2004	Registered	20-Dec-2014	09 Int.-Cutting apparatus (electric arc); electric arc cutting apparatus; welding apparatus (electric arc); electric arc welding apparatus; welding electrodes; electric welding apparatus; welding apparatus, electric; soldering irons, electric; soldering apparatus, electric

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-08023	FIREPOWER	France	Victor Equipment Company	795688	1439827	4-Apr-1996	Registered	11-May-2016	08 Int.-Hand tools and implements; cutlery, forks and spoons; welding, cutting and brazing equipment, namely torches, torch handles, nozzles, mixers and torch tips; 09 Int.-Gas regulators and control gauges; scientific, nautical, surveying, electric, photographic, cinematographic, optical, weighing, measuring, signalling, checking (supervision), life-saving and teaching apparatus and instruments; automatic vending machines and mechanisms for coin-operated apparatus; cash registers, calculating machines and data processing equipment; fire-extinguishing apparatus

29264-08018	FIREPOWER	Italy	Victor Equipment Company	35384C/84	1096865	19-Jan-1987	Registered	21-Aug-2014	08 Int.-Hand tools and implements (hand operated); cutlery, forks and spoons; side arms; razors; 09 Int.-Scientific, nautical, surveying, electric, photographic, cinematographic, optical, weighing, measuring, signalling, checking (supervision), life-saving and teaching apparatus and instruments; apparatus for recording, transmission or reproduction of sound or images; magnetic data carriers, recording discs; automatic vending machines and mechanisms for coin-operated apparatus; cash registers; calculating machines and data processing equipment; fire extinguishing apparatus

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-08019	FIREPOWER	Mexico	Victor Equipment Company	237576	315116	19-Jul-1986	Registered	21-Aug-2014	26 National-Measuring and scientific, nautical, geodetical, photographic, cinematographic, optical, etc., especially gas regulators and control gauges

29264-08020	FIREPOWER	Mexico	Victor Equipment Company	237578	309051	9-Jul-1985	Registered	21-Aug-2014	14 National-Metals and metal pieces, casting or forgings, especially for welding

29264-08021	FIREPOWER	Mexico	Victor Equipment Company	237577	308019	17-Jun-1985	Registered	21-Aug-2014	23 National-Cutlery, machines, tools and parts thereof, especially welding, cutting and brazing equipment, torches, torch handles, nozzles, mixers and torch tips

29264-08028	FIREPOWER	Singapore	Victor Equipment Company	S/1705/86	T86/01705Z	28-Apr-1996	Registered	28-Apr-2013	11 Int.-Gas regulators included in Class 11 for use with welding, cutting, brazing and soldering apparatus and instruments

29264-08029	FIREPOWER	Singapore	Victor Equipment Company	S/1706/86	T86/01706H	28-Apr-1986	Registered	28-Apr-2013	08 Int.-Hand tools and hand instruments included in Class 8; parts and fittings included in Class 8 for all the aforesaid goods

29264-08024	FIREPOWER	United Kingdom	Victor Equipment Company	1265741	B 1265741	3-Feb-1989	Registered	25-Apr-2017	08 Int.-Hand-tools and hand instruments included in Class 8; parts and fittings included in Class 8 for all the aforesaid goods; 11 Int.-Gas regulators included in Class 11 for use with welding, cutting, brazing and soldering apparatus and instruments

29264-08022	FIREPOWER	United States of America	Victor Equipment Company	73/479,892	1,328,067	2-Apr-1985	Registered	2-Apr-2015	08 Int.-Welding, cutting and brazing equipment, namely, torches, torch handles, nozzles, mixers and torch tips; 09 Int.-Welding, cutting and brazing equipment, namely, gas regulators and control gauge

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-08026	FIREPOWER	Venezuela	Victor Equipment Company	6181-1986	134828	10-Jun-1988	Registered	10-Jun-2013	09 Int.-Gas pressure regulators and controls, control gauges, control valves, all being measuring apparatus and articles

29264-08027	FIREPOWER	Venezuela	Victor Equipment Company	6180-1986	134827	10-Jun-1988	Registered	10-Jun-2013	08 Int.-Cutting, welding and brazing equipment, including torches, mixers, nozzles or sprayers, torch tips, electrical machines

29264-08030	FLAMEBUSTER	United States of America	Victor Equipment Company	74/150,005	1,732,576	17-Nov-1992	Registered	17-Nov-2012	09 Int.-Flash back arrestor used on hoses for welding/cutting torches to reduce the risk of explosion of fire

29264-08032	FTT (And Design)	Canada	Victor Equipment Company	1354262	TMA728984	20-Nov-2008	Registered	20-Nov-2023	99 Canada-Power supplies for welding equipment, namely inverters for arc welders

29264-04098	FUSION	Australia	Victor Equipment Company	1358539			Pending		09 Int.-Welding apparatus and equipment; MIG welding guns, torches and parts, fittings and accessories for all the aforesaid goods

29264-08034	HEFTY	United States of America	Victor Equipment Company	75/315,042	2,233,442	23-Mar-1999	Registered	23-Mar-2019	09 Int.-Voltage sensing wire feeder

29264-07069	JETRODS	Canada	Victor Equipment Company	463798	TMA 262309	11-Sep-1981	Registered	11-Sep-2011	99 Canada-Carbon electrodes for use in air-carbon arc cutting and gouging

29264-07070	JETRODS	United States of America	Victor Equipment Company	73/033,961	1,035,669	16-Mar-1976	Registered	16-Mar-2016	09 Int.-Carbon electrodes for use in aircarbon arc cutting and gouging

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-08038	JOURNEYMAN	Colombia	Victor Equipment Company	235139	117862	27-Aug-1987	Registered	27-Aug-2012	09 Int.-Scientific, nautical, surveying, electric, photographic, cinematographic, optical, weighing, measuring, signalling, checking (supervision), life-saving and teaching apparatus and instruments; apparatus for recording, transmission or reproduction of sound or images; magnetic data carriers, recording discs; automatic vending machines and mechanisms for coin-operated apparatus; cash registers, calculating machines and data processing equipment; fire extinguishing apparatus

29264-08035	JOURNEYMAN	Saudi Arabia	Victor Equipment Company	1374	135/02	18-Jun-1986	Registered	4-Apr-2014	09 Int.-Cutting and welding kits, comprising torches, nozzles, tips, regulators, safety goggles, spark lighters, hose

29264-08036	JOURNEYMAN	United Arab Emirates	Victor Equipment Company	19404	15047	9-May-1998	Registered	16-Nov-2016	09 Int.-Cutting and welding kits, comprising torches, nozzles, tips, cutting attachments, regulators, safety goggles, speark lighters and hose wrenches

29264-8037	JOURNEYMAN	United States of America	Victor Equipment Company	73/115,977	1,078,304	29-Nov-1977	Registered	29-Nov-2017	09 Int.-Cutting and welding kits, comprising torches, nozzles, tips, cutting attachments, regulators, safety goggles, spark lighters, hose, wrenches and instruction booklet

29264-07071	K4000	United States of America	Victor Equipment Company	73/634,934	1,474,783	2-Feb-1988	Registered	2-Feb-2018	09 Int.-Manual air carbon-arc cutting and gouging torch

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-08039	MECO	Canada	Victor Equipment Company	148038	TMDA57364	3-Mar-1934	Registered	1-Sep-2017	99 Canada-Gas welding torches, gas cutting torches, gas carbon burning torches, gas lead burning torches, acetylene generators, and reducing valves or regulators, for use with torches and generators

29264-08041	MECO (Stylized)	United States of America	Victor Equipment Company	71/232,282	221,149	23-Nov-1926	Registered	23-Nov-2016	11 Int.-Gas welding torches, gas cutting torches, gas carbon-burning torches, gas lead-burning torches, acetylene generators, and reducing valves or regulators, for use with torches and generators

29264-08042	MEDALIST	United States of America	Victor Equipment Company	74/269,929	1,882,724	7-Mar-1995	Registered	7-Mar-2015	08 Int.-Cutting, brazing and welding kits comprising, a spark lighter, oxygen and gas fuel regulators,safety goggles, cutting attachments, a torch handle, nozzle, torch tips, and instruction book; 09 Int.-Welding equipment, namely gas regulators andgas flow meters

29264-08043	MEGA-ARC	United States of America	Victor Equipment Company	73/183,902	1,147,547	24-Feb-1981	Registered	24-Feb-2011	09 Int.-Electrical power supplies for welders

29264-07122	MERMAID DESIGN	United States of America	Victor Equipment Company	73/258,555	1,179,927	1-Dec-1981	Registered	1-Dec-2011	09 Int.-Under-water cutting torches, under-water welding torches and combined under-water cutting and welding torches and accessories therefor-namely, under-water cutting and welding electrodes, cables, hoses, structural repair parts for all of the aforementioned goods

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-08047	METAL POWER	United States of America	Victor Equipment Company	76/413,922	2,771,056	7-Oct-2003	Registered	7-Oct-2013	07 Int.-Cutting, welding, and brazing units comprising automated gas-operated cutting, welding and brazing machines, namely, torches, mixers, and parts therefore, namely, nozzles and tips; 11 Int.-Gas regulators

29264-08044	METALCRAFT	Canada	Victor Equipment Company	782364	TMA 467479	11-Dec-1996	Registered	11-Dec-2011	99 Canada-Welding and cutting apparatus, namely: outfits for welding and including gas regulators, hose, and a welding torch with welding nozzles; cutting outfits including gas regulators, hose, and a cutting torch with cutting tip attachments; cutting tips; welding nozzles; heating nozzles; oxygen and acetylene regulators; cutting attachments; hoses; safety goggles; spark lighters; oxygen and acetylene cylinders; torch handles; hand cutting torches; pressure regulators; flow control regulators; purging and high delivery regulators

29264-08046	METALCRAFT	United States of America	Victor Equipment Company	74/047,200	1,633,054	29-Jan-1991	Registered	29-Jan-2011	09 Int.-Cutting and welding kits comprising torches, nozzles, tips, cutting attachments, regulators, safety goggles, spark lighters, hose and instruction booklet

29264-08045	METALCRAFT (Stylized)	United States of America	Victor Equipment Company	74/588,495	1,925,253	10-Oct-1995	Registered	10-Oct-2015	09 Int.-Cutting and welding kits comprising torches, nozzles, tips, cutting attachments, regulators, safety goggles, spark lighters, hose and instruction booklet

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-08048	METALPOWER	Canada	Victor Equipment Company	1145130	TMA617659	25-Aug-2004	Registered	25-Aug-2019	99 Canada-Gas cutting and welding torches; automated gas cutting, welding, and brazing equipment, namely, torches, mixers, nozzles, and tips; automated plasma cutting equipment, namely, plasma cutting torches, tips, cables, and power supplies; gas pressure regulators, gas control gauges, gas reducing valves, gas pressure gauges, gas flow meters, gas discharge manifolds, and gas filters; gas regulators

29264-08049	METALPOWER	China (People’s Republic)	Victor Equipment Company	3578703	3578703	21-Dec-2004	Registered	20-Dec-2014	09 Int.-Cutting apparatus (electric arc); electric arc cutting apparatus; welding apparatus (electric arc); electric arc welding apparatus; welding electrodes; electric welding apparatus; welding apparatus, electric; soldering irons, electric; soldering apparatus, electric

29264-07073	MINI-MIG-GUN	United States of America	Victor Equipment Company	73/644,618	1,490,857	7-Jun-1988	Registered	7-Jun-2018	09 Int.-Welding equipment, namely, welding guns

29264-08054	MISC. CUTTING TORCH DESIGN	United States of America	Victor Equipment Company	73/457,111	1,396,488	10-Jun-1986	Registered	10-Jun-2016	08 Int.-Welding equipment, namely gas cutting torches

29264-07153	MISC. DESIGN	United States of America	Victor Equipment Company	73/529,479	1,396,533	10-Jun-1986	Registered	10-Jun-2016	09 Int.-Electric welding guns

29264-08053	MISC. TORCH DESIGN	United States of America	Victor Equipment Company	73/457,140	1,394,663	27-May-1986	Registered	27-May-2016	08 Int.-Welding equipment, namely gas cutting torches

29264-07154	MISC. TORCH DESIGN	United States of America	Victor Equipment Company	73/529,442	1,396,532	10-Jun-1986	Registered	10-Jun-2016	09 Int.-Electric welding guns

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07155	MISC. TORCH DESIGN	United States of America	Victor Equipment Company	73/529,480	1,396,534	10-Jun-1986	Registered	10-Jun-2016	09 Int.-Electric welding guns

29264-07156	MISC. TORCH DESIGN	United States of America	Victor Equipment Company	73/529,441	1,397,451	17-Jun-1986	Registered	17-Jun-2016	09 Int.-Electric welding guns

29264-07157	MISC. TORCH DESIGN	United States of America	Victor Equipment Company	73/577,192	1,422,612	30-Dec-1986	Registered	30-Dec-2016	09 Int.-Electric welding guns

29264-08056	PERFORMER	United States of America	Victor Equipment Company	73/114,901	1,092,715	6-Jun-1978	Registered	6-Jun-2018	09 Int.-Cutting and welding kits comprising torches, nozzles, tips, cutting attachments, regulators, safety goggles, spark lighters, hose, wrenches and instruction booklet

29264-08058	PORTA-FEED	United States of America	Victor Equipment Company	75/315,043	2,233,443	23-Mar-1999	Registered	23-Mar-2019	09 Int.-Portable constant speed wire feeder

29264-08059	POWERMASTER	United States of America	Victor Equipment Company	75/641,092	2,394,247	10-Oct-2000	Registered	10-Oct-2010	09 Int.-Power supply for use in the welding industry, namely an inverter for arc welders

	PRECISION SERIES	Mexico	Victor Equipment Company	278402	616643	28-Jun-99	Registered

29264-08061	PRO LINE	United States of America	Victor Equipment Company	74/491,878	1,917,159	5-Sep-1995	Registered	5-Sep-2015	08 Int.-Kit containing gas brazing and soldering equipment; namely, a self-lighting torch tip, removable torch tips, a regulator and hose

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07074	PROTEX	United States of America	Victor Equipment Company	72/442,813	983,115	7-May-1974	Registered	7-May-2014	01 Int.-Chemical composition to be applied to a metal surface preventing adherence of slag or metal spatter during cutting, gouging, or welding operations, preventing scaling of metal surfaces during heat treating or stress relieving treatment, and improving arc stability and preventing excessive spatter loss during arc welding operations

29264-08064	PROTIP (AND DESIGN)	European Community	Victor Equipment Company	003206935	003206935	22-Nov-2004	Registered	30-May-2013	07 Int.-Welding, cutting and heating tips for use with acetylene welding, cutting and heating tools, namely, torches and heat guns; plasma cutting torches and component parts sold as a unit and individually packaged parts, namely, tips, gas diffusers, shielding cups; MIG torches and component parts sold as a unit and individually packaged parts, namely, nozzles, contact tips, insulators, liners used in gas shielded arc welding; and TIG torches and component parts sold as a unit and individuallypackaged parts, namely, shielding cups, gas lenses, collets and collet bodies for use with tungsten inert gas welding; 09 Int.-Laser cutting torches and component parts sold as a unit and individually packaged parts, namely, tips, gas diffusers, electrodes, shielding cups; electrodes, being component parts of plasma cutting torches, sold as a unit and individually pacakaged

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-08065	PROTIP (AND DESIGN)	South Africa	Victor Equipment Company	2003/08847	2003/08847	2-Nov-2007	Registered	30-May-2013	07 Int.-Welding, cutting and heating tips for use with acetylene welding, cutting and heating tools, including torches and heat guns; plasma and laser cutting torches and component parts sold as a unit and individually packaged parts, including tips, gas diffusers, electrodes, shielding cups; MIG torches and component parts sold as a unit and individually packaged parts, including nozzles, contact tips, insulators, liners used in gas shielded arc welding; and TIG torches and component parts sold as a unit and individually packaged parts, including shielding cups, gas lenses, collets and collet bodies for use with tungsten inert gas welding

29264-08198	PULSEMASTER	United States of America	Victor Equipment Company	85/032,908			Pending		07 Int.-Welding guns

29264-07078	QRC	United States of America	Victor Equipment Company	75/065,130	2,035,531	4-Feb-1997	Registered	4-Feb-2017	07 Int.-Electrically operated cleaning station machines and printed installation and use instructions sold as a unit for use in cleaning robotic welding torch assemblies

29264-07081	QTR	United States of America	Victor Equipment Company	75/038,639	2,015,776	12-Nov-1996	Registered	12-Nov-2016	07 Int.-Welding torch tube, welding torch body/cable assembly, and printed installation and use instructions sold as a unit for use in electric robotic welding applications

29264-06051	ROBO-BEAM	United States of America	Victor Equipment Company	78/364,870	2,989,159	30-Aug-2005	Registered	30-Aug-2015	07 Int.-Automated mig welding torch tip cleaning machines

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07082	ROBO-REAM	Canada	Victor Equipment Company	735429	TMA438429	27-Jan-1995	Registered	27-Jan-2025	99 Canada-Automated mig welding torch tip cleaning device

29264-08070	SCOUT	United States of America	Victor Equipment Company	75/353,881	2,322,198	22-Feb-2000	Registered	22-Feb-2020	07 Int.-Portable engine driven welding generators for use in the welding industry

29264-07083	SEA CUT (And Mermaid Design)	United States of America	Victor Equipment Company	72/386,973	947,251	14-Nov-1972	Registered	14-Nov-2012	09 Int.-Underwater cutting electrodes

29264-07084	SEA DRAGON	United States of America	Victor Equipment Company	74/725,026	2,053,531	15-Apr-1997	Registered	15-Apr-2017	09 Int.-Exothermic cutting rods for use in connection with underwater cutting torches

29264-07088	SEA TORCH	United States of America	Victor Equipment Company	73/334,345	1,222,445	4-Jan-1983	Registered	4-Jan-2013	09 Int.-Combination underwater cutting and welding torch

29264-07089	SEA WELD (And Mermaid Design)	United States of America	Victor Equipment Company	72/386,971	947,595	21-Nov-1972	Registered	21-Nov-2012	09 Int.-Underwater welding electrodes

29264-07091	SEA-CUT	United States of America	Victor Equipment Company	72/386,970	947,250	14-Nov-1972	Registered	14-Nov-2012	09 Int.-Underwater welding or cutting electrodes

29264-07087	SEA-JET	United States of America	Victor Equipment Company	73/634,930	1,469,648	22-Dec-1987	Registered	22-Dec-2017	09 Int.-Underwater cutting electrode

29264-07094	SEA-PAK	United States of America	Victor Equipment Company	73/070,789	1,114,820	13-Mar-1979	Registered	13-Mar-2019	09 Int.-Support systems consisting of a heavy welded frame containing a rack for industrial gas cylinders, gas dispensing manifold, underwater cutting torch and parts thereof, a welding power supply and parts thereof, and a tool box for related handtools sold as

29264-07095	SEA-STINGER	United States of America	Victor Equipment Company	73/358,931	1,229,479	8-Mar-1983	Registered	8-Mar-2013	09 Int.-Underwater welding electrode holder and cable therefor

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07097	SEA-WELD	United States of America	Victor Equipment Company	72/386,972	946,333	31-Oct-1972	Registered	31-Oct-2012	09 Int.-Underwater welding electrodes

29264-07099	SLICE	United States of America	Victor Equipment Company	73/527,620	1,419,571	2-Dec-1986	Registered	2-Dec-2016	09 Int.-Exothermic cutting torch, striker and electrodes for exothermic cutting torch and accessories therefor, namely, electrical cables, gas hoses, oxygen bottle, oxygen regulator, goggles, gloves, instruction manuals, and carrying case, all sold as a unit

29264-07100	SLICE	United States of America	Victor Equipment Company	75/074,913	2,052,443	15-Apr-1997	Registered	15-Apr-2017	09 Int.-Exothermic cutting torch, striker for exothermic cutting torch, electrodes therefor and accessories, namely, namely, electrical cables, gas hoses, oxygen bottle, oxygen regulator, goggles, gloves, instruction manuals, and carrying case, allsold as a unit

29264-08071	SLIMLITE	United States of America	Victor Equipment Company	75/648,906	2,434,602	13-Mar-2001	Registered	13-Mar-2011	10 Int.-Oxygen regulators for medical use by hospitals, home health care providers and emergency medical providers

29264-08073	SMART LOGIC	Canada	Victor Equipment Company	844096	TMA 506227	8-Jan-1999	Registered	8-Jan-2014	99 Canada-Built in voltage sensor and surge protector for plasma cutters and welders

29264-08072	SMART LOGIC	United States of America	Victor Equipment Company	75/292,349	2,265,811	27-Jul-1999	Registered	27-Jul-2009	09 Int.-Built-in voltage sensor and surge protector and an operating manual, sold as a unit, for plasma cutters and welders

29264-08074	SMARTLINK (And Design)	Canada	Victor Equipment Company	1354263	TMA728819	19-Nov-2008	Registered	19-Nov-2023	99 Canada-Power supplies for welding equipment, namely, inverters for arc welders

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-08076	SMARTLOGIC Logo	Canada	Victor Equipment Company	1354264			Published		99 Canada-Power supplies for welding equipment, namely inverters for arc welders

29264-08078	SMARTMIG (And Design)	Canada	Victor Equipment Company	1354268			Published		99 Canada-Power supplies for welding equipment, namely inverters for arc welders

29264-08077	SMARTMIG (And Design)	United States of America	Victor Equipment Company	77/223,569			Pending		09 Int.-Power supplied for welding equipment, namely, inverters for arc welders

29264-07101	SMOKE MASTER	United States of America	Victor Equipment Company	74/347,200	1,825,781	8-Mar-1994	Registered	8-Mar-2014	09 Int.-MIG electric arc welding gun with integral fume removing unit

29264-08080	Snake Design	Canada	Victor Equipment Company	1376958			Published		99 Canada-Welding, brazing and soldering fluxes; and electrodes and electrode wire for welding, brazing and soldering

29264-08081	Snake Design	Mexico	Victor Equipment Company	904681	1048101	30-Jun-2008	Registered	19-Dec-2017	01 Int.-Welding, brazing and soldering fluxes

29264-08082	Snake Design	Mexico	Victor Equipment Company	904682	1048102	30-Jun-2008	Registered	19-Dec-2017	09 Int.-Electrodes and electrode wire for welding, brazing, and soldering

29264-08079	Snake Design	United States of America	Victor Equipment Company	77/364,036	3,811,352	29-Jun-2010	Registered	29-Jun-2020	07 Int.-Welding, brazing and soldering fluxes

29264-08083	SOF-FLAME	United States of America	Victor Equipment Company	73/500,058	1,392,154	6-May-1986	Registered	6-May-2016	08 Int.-Gas welding, cutting and brazing equipment, namely, torch tips and nozzles, torch handles, and hoses, all sold as a unit; 09 Int.-Welding, cutting and brazing equipment, namely gas regulators and control gauge

29264-07103	SPITFIRE	United States of America	Victor Equipment Company	78/565,303	3,070,666	21-Mar-2006	Registered	21-Mar-2016	09 Int.-MIG welding guns for use primarily in the cutting and welding of metals

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-01179	SPRAY MASTER	United States of America	Victor Equipment Company	78/472,603	3,008,820	25-Oct-2005	Registered	25-Oct-2015	09 Int.-MIG electric arc welding guns for use primarily in the cutting and welding of metals; and parts for welding guns, namely, nozzles, contact tips, diffusers, contact conductor tubes and wire delivery conduit

29264-08084	SUPER-RANGE	United States of America	Victor Equipment Company	73/115,032	1,077,305	15-Nov-1977	Registered	15-Nov-2017	09 Int.-Cutting and welding kits comprising torches, nozzles, tips, cutting attachments, regulators, safety goggles, spark lighters, hose, wrenches and instruction booklet

29264-08085	SUPER-RANGE	Saudi Arabia	Victor Equipment Company	1375	135/03	18-Jun-1986	Registered	5-Apr-2014	09 Int.-Cutting and welding kits, comprising torches, nozzles, tips, cutting attachments, regulators, safety goggles, spark lighters and hose

29264-07108	SUPRA	Australia	Victor Equipment Company	414083	A414083	30-Oct-1987	Registered	24-Aug-2015	09 Int.-Electric welding apparatus and instruments, including electric welding guns, and parts and accessories included in this class for the aforesaid goods

29264-07113	SUPRA-MIG- GUN	United States of America	Victor Equipment Company	73/401,590	1,291,943	28-Aug-1984	Registered	28-Aug-2014	09 Int.-Electric welding guns

29264-08052	SWIRL DESIGN	United States of America	Victor Equipment Company	73/581,787	1,414,725	28-Oct-1986	Registered	28-Oct-2016	06 Int.-Brazing alloy rod, and containers for compressed gas; 08 Int.-Gas welding and brazing equipment, namely, torches, torch tips and nozzles, torch handles, and hoses; 09 Int.-Chemical gas leak detectors; and gas welding and brazing equipment, namely, gas regulators and control gauges

								Next
AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Renewal Due	Class/Goods
29264-07061	T (And Circle Design)	United States of America	Victor Equipment Company	73/481,275	1,338,889	4-Jun-1985	Registered	4-Jun-2015	09 Int.-Electric welding equipment-namely, welding guns, electrode holders, cable connectors, and coolable cable and gas conducting hose for use with electric welding equipment

29264-05026	THERMAL ARC	Japan	Victor Equipment Company	86043/1984	2003901	20-Nov-1987	Registered	20-Nov-2017	10 Int.-Physical and chemical apparatus and instruments, optical apparatus and instruments, photographic apparatus and instruments, motion picture apparatus and instruments, measuring apparatus and instruments, medical apparatus and instruments, their parts and accessories, photographic materials

29264-08090	THERMAL ARC	Japan	Victor Equipment Company	2008-004035			Pending		09 Int.-Plasma arc welding machines; plasma arc torches for cutting and welding; power supplies for plasma arc welding; control units for electric welding machines and plasma arc welding machines; electric conducting hose for welding and cutting torches; arc-welding apparatus, metal fusing and cutting machines, electric welding apparatus

29264-05024	THERMAL ARC	Peru	Victor Equipment Company	9980936	0056322	22-Jul-1999	Registered	22-Jul-2019	07 Int.-Electric welding machines

29264-05025	THERMAL ARC	Peru	Victor Equipment Company	080937-1999	00057020	31-Aug-1999	Registered	31-Aug-2019	09 Int.-Power sources for welding; apparatus for electric welding and parts and accessories therefor; plasma arc welding systems

29264-08091	THERMAL ARC (Stylized)	United States of America	Victor Equipment Company	72/198,597	799,830	7-Dec-1965	Registered	7-Dec-2015	09 Int.-Plasma arc torches and accessories

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07115	THERMAL ARC(Stylized)	United States of America	Victor Equipment Company	77/320,282	3,457,694	1-Jul-2008	Registered	1-Jul-2018	09 Int.-Plasma arc cutting and welding equipment, namely, plasma arc torches, power supplies, control units, and gas and electrical conducting hose

29264-06083	THERMAL DYNAMICS	Peru	Victor Equipment Company	099659	00070281	26-Mar-2001	Registered	26-Mar-2011	09 Int.-Electric welding and cutting equipment, namely, plasma arc cutting machines and apparatus, arc welding power supplies, plasma cutting equipment including torches, tips, nozzles, electrodes and other consumable parts and accessories

29264-05031	THERMALARC	Japan	Victor Equipment	62-23676	2155353	31-Jul-1989	Registered	31-Jul-2019	09 Int.-Plasma cutting equipment and
			Company						other metal working machinery and
									implements and other industrial
									machinery implements and all other
									goods in this class

29264-08088	THERMALARC (And Design)	United States of America	Victor Equipment Company	73/552,251	1,429,039	17-Feb-1987	Registered	17-Feb-2017	09 Int.-Plasma-arc cutting and welding equipment, namely, power supplies,
									control units, and gas and electrical
									conducting hose

29264-07117	TITAN	United States of	Victor Equipment	73/334,347	1,250,161	6-Sep-1983	Registered	6-Sep-2013	07 Int.-Heavy duty machine carriage
		America	Company						used to convey a metal working tool
									along a fixed path relative to a
									workpiece

29264-07118	TRI-ARC	United States of	Victor Equipment	73/283,505	1,184,570	5-Jan-1982	Registered	5-Jan-2012	09 Int.-Air carbon-arc cutting and
		America	Company						gouging torch

29264-08096	TRIPL-FLINT-LOK	United States of America	Victor Equipment Company	72/124,928	745,463	19-Feb-1963	Registered	19-Feb-2013	11 Int.-Lighting devices of the type adapted for lighting oxy-acetylene torches

29264-07119	TUFF COTE	United States of	Victor Equipment	73/258,554	1,210,297	28-Sep-1982	Registered	28-Sep-2012	09 Int.-Under-watter cutting electrodes
		America	Company

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-08097	TURBOGAS	European Community	Victor Equipment Company	003860533	003860533	4-Jan-2006	Registered	24-May-2014	04 Int.-Compressed combustible gas for use in torches, sold in containers

29264-01194	TURBOGAS	United States of	Victor Equipment	78/412,628	3,118,068	18-Jul-2006	Registered	18-Jul-2016	04 Int.-Liquefied hydrocarbon
		America	Company						gas for use in torches

29264-08098	TURBO-LITE	Canada	Victor Equipment	561009	TMA331730	11-Sep-1987	Registered	11-Sep-2017	99 Canada-Gas welding and
			Company						brazing equipment, namely,
									torches

29264-08099	TURBOSKILL	United States of	Victor Equipment	75/549,684	2,457,844	5-Jun-2001	Registered	5-Jun-2011	08 Int.-Welding, cutting,
		America	Company						brazing and soldering kits
									comprised of gas torches,
									torch handles, cutting
									attachments, regulators,
									tips, nozzles, hoses, spark
									lighters, safety goggles and
									instruction booklets sold as
									a unit; gas torches for use
									with welding, cutting,
									brazing, and soldering power
									tools; cutting attachments
									for hand-held cutting and
									welding torches; cutting tips
									and welding tips for
									hand-held cutting and welding
									torches

29264-08109	TURBOTORCH	Brazil	Victor Equipment	821464795	821464795	1-Apr-2003	Registered	1-Apr-2013	35 Int.-Import, export,
			Company						trade, distribution,
									promotion and representation
									service for welding products
									and metallic coatings

29264-08107	TURBOTORCH	Canada	Victor Equipment	434393	TMA 246690	13-Jun-1980	Registered	13-Jun-2025	99 Canada-(1) Plumbing torches
			Company						(2) Brazing alloy rod, and
									containers for compressed
									gas; gas welding and brazing
									equipment, namely, torches,
									torch tips and nozzles, torch
									handles and hoses; chemical
									gas leak detectors and gas
									welding and brazing
									equipment, namely, gas
									regulators and control gauges

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-08100	TURBOTORCH	Greece	Victor Equipment Company	131587	131587	17-Nov-1998	Registered	13-Dec-2016	06 Int.-Brazing alloy rod, and containers for compressed gas; 08 Int.-Gas welding and brazing equipment, namely torches torch tips and nozzles, torch handles and hoses; 09 Int.-Chemical gas leak detectors; and gas welding and brazing equipment, namely gas regulators, and control gauges; 11 Int.-Plumbing torches

29264-08103	TURBOTORCH	Japan	Victor Equipment Company	103373/86	2368841	31-Jan-1992	Registered	31-Jan-2012	07 Int.-Metal working machines, apparatus and instruments; 09 Int.-Electric arc welding apparatus; melt-cutting apparatus for metal works; electric welding apparatus

29264-08110	TURBOTORCH	Korea, Republic of	Victor Equipment Company	40-2006-58255	734382	16-Jan-2008	Registered	16-Jan-2018	06 Int.-High pressure gas containers of metal, liquid gas containers of metal, LPG containers of metal, welding rods, welding alloys, gas valves of metal for use in welding and cutting torches, manifold gauge valve of metal for use in welding and cutting torches

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-08104	TURBOTORCH	Mexico	Victor Equipment Company	250521	335329	4-Nov-1987	Registered	19-Jun-2015	07 Int.-Parts and accessories for tractors, crunching machines, any type of machinery, machinery tools, motors (except for land vehicles), couplings and transmission belts (except for land vehicles); 08 Int.-Only tools and instruments run manually, cutlery, non-electric shaving tools; 09 Int.-Only galvanizing machines, electroplating, megaphones (not electric), machines to move oxygen, ozonyzing machines, shovels for fires and mechanical signals; 11 Int.-Only heating machines (no electric, including those in vehicles) and soldering lamps; 12 Int.-Only for motors for land vehicles, couplings belts for land vehicles, and in general, all type of mechanisms for motors, brakes and transmission for land vehicles; 16 Int.-Only reels for typewriters, and non-electric typewriters; 20 Int.-Only sewing looms; 21 Int.-Only non-electric lighters and hand grinders for domestic use

29264-08102	TURBOTORCH	Taiwan	Victor Equipment Company	(72)50701	249366	1-Jul-1984	Registered	30-Jun-2014	92 National-Gas torches, regulators, automatic torches, hand torches, torch tips, turbotorch kits for gas/air torches, torch kits for use on cutting, welding, brazing and soldering, tank totes and turbotanks, hand wheel valve, quick disconnect, tips, gas regulators, handles, adapters, stickers, goggles, hose, welding nozzles

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-08106	TURBOTORCH	United Kingdom	Victor Equipment Company		B984470	4-Sep-1973	Registered	9-Dec-2016	11 Int.-Propane and acetylene blow-torches for heating and soldering

29264-08105	TURBOTORCH	United States of America	Victor Equipment Company	73/581,712	1,410,139	23-Sep-1986	Registered	23-Sep-2016	06 Int.-Brazing alloy rod, and containers for compressed gas; 08 Int.-Gas welding and brazing equipment, namely, torches, torch tips and nozzles, torch handles, and hoses; 09 Int.-Chemical gas leak detectors; and gas welding and brazing equipment, namely, gas regulators and control gauges

29264-08108	TURBOTORCH	United	Victor	72/295,694	876,047	2-Sep-1969	Registered	2-Sep-2019	11 Int.-Plumbing torches
		States of America	Equipment Company

29264-08101	TURBOTORCH	Venezuela	Victor Equipment Company	6067/81	116780-F	18-Apr-1986	Registered	18-Apr- 2011	09 Int.-Electrical soldering torch

29264-06089	TURBOTORCH (AND DESIGN)	Korea, Republic of	Victor Equipment Company	40-2006-12997	40-0711891	1-Jun-2007	Registered	1-Jun- 2017	07 Int.-Electrically-powered hand drills, electrically-powered pipe expander, electrically-powered flaring tools, air compressors, compressed air pumps, oil pumps, reciprocating compressors, reciprocating vacuum pumps, rotary vacuum pumps, refrigerant recovery pumps, industrial washing machines, gas-operated welding device, air drills, gas-operated torches for welding, LPG torches, electrical welding machines, and gas-operated torches for cutting

29264-08111	TURBOTOTE	Canada	Victor Equipment Company	547794	TMA325348	27-Mar-1987	Registered	27-Mar- 2017	99 Canada-Welding kits, comprising oxygen and acetylene cutting and welding apparatus with carrying cases

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264- 08112	TURBOTOTE	United States of America	Victor Equipment Company	73/331,636	1,250,971	13-Sep-1983	Registered	13-Sep-2013	08 Int.-Welding kits comprising oxygen and acetylene cutting and welding apparatus with carrying cases

29264- 07124	TWECO	Australia	Victor Equipment Company	384636	A 384636	11-Apr-1985	Registered	1-Dec-2013	09 Int.-Welding electrode holders, earth clamps, cable connectors, cable splicers, cable-terminal connectors, hug type cable terminals, two-way male cable connectors

29264- 07135	TWECO	Sweden	Victor Equipment Company	84-6153	216291	6-Apr-1990	Registered	6-Apr-2020	09 Int.-Electric welding equipment, namely, welding guns, welding electrode holders, ground clamps, cable connectors, cable splicers, cable terminal connectors and cable terminals

29264- 07142	TWECO	United States of America	Victor Equipment Company	71/590,722	545,200	17-Jul-1951	Registered	17-Jul-2011	09 Int.-Welding electrode holders for holding metallic electrodes, welding electrode holders for holding carbon electrodes, ground clamps, cable connectors, cable splicers, cable-terminal connectors, lug type cable terminals, two-way male cable connectors

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07147	TWECO (stylized)	Thailand	Victor Equipment Company	388357	TM 119588	12-Sep-2000	Registered	31-May-2019	09 Int.-Electric arc welding apparatus and parts and accessories therefor; welding guns and parts and accessories therefor; welding torches and parts and accessories therefor; robotic welding equipment; arc gouging torches and parts and accessories therefor; underwater cutting and welding torches and parts and accessories; exothermic cutting tools and parts and accessories therefor; ground clamps, electrode holders, cable connectors and cable lugs, all for use in welding

29264-04097	TWECO FUSION	Australia	Victor Equipment Company	1358538			Pending		09 Int.-Welding apparatus and equipment; MIG welding guns, torches and parts, fittings and accessories for all the aforesaid goods

29264-07148	TWECO ROBOTICS (Stylized)	United States of America	Victor Equipment Company	75/391,926	2,297,376	7-Dec-1999	Registered	7-Dec-2019	06 Int.-Metal cable wire; non-electric cables; 07 Int.-Power operated mist sprayers for preventing splatter buildup during arc welding; power operated wire cutters for use in cutting welding wire; electric welding machines; automated cleaning station machines for use in cleaning robotic welding torch assemblies; welding torch tubes, welding torch body and cable assemblies for use in robotic welding applications; 09 Int.-Welding equipment for use with electronic arc welders; 17 Int.-Rubber hose for use in connection with welding

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07149	TWECOTONG	Australia	Victor Equipment Company	412206	A412206	11-Aug-1987	Registered	23-Jul-2015	09 Int.-Scientific, nautical, surveying, electric, photographic, cinematographic, optical, weighing, measuring, signalling, checking (supervision), life-saving and teaching apparatus and instruments; apparatus for recording, transmission or reproduction of sound or images; magnetic data carriers, recording discs; automatic vending machines and mechanisms for coin-operated apparatus; cash registers, calculating machines and data processing equipment; fire-extinguishing apparatus

29264-08115	ULTRAFEED	United States of America	Victor Equipment Company	75/052,102	2,092,110	26-Aug-1997	Registered	26-Aug-2017	07 Int.-Metal insert gas wire feeder for welding machines

29264-08139	VICTOR	Argentina	Victor Equipment Company	2240395	1766458	7-Sep-2000	Registered	9-Dec-2019	07 Int.-Machines for cutting and welding, parts and accessories thereof

29264-08151	VICTOR	Argentina	Victor Equipment Company	2244497	1806113	4-Oct-2000	Registered	4-Oct-2010	09 Int.-Control gauges, gas flow meters, control valves, and gas discharge manifolds

29264-08152	VICTOR	Argentina	Victor Equipment Company	2244498	1806114	1-Mar-2001	Registered	4-Oct-2010	11 Int.-Gas pressure regulators

29264-08153	VICTOR	Australia	Victor Equipment Company	NA	B268133	25-Nov-1970	Registered	25-Nov-2015	07 Int.-Equipment for cutting, welding and brazing metal being parts of machines and machine tools

29264-08155	VICTOR	Australia	Victor Equipment Company		B 268132	25-Nov-1970	Registered	25-Nov-2015	09 Int.-Gas pressure regulators, control gauges, gas flow meters, gas discharge manifolds and control valves all being for use with cutting, welding and brazing equipment

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-08134	VICTOR	Brazil	Victor Equipment Company	14561-74	006987559	25-Sep-1979	Registered	25-Sep-2019	09 Int.-Gas pressure regulators, gas flow meters, gas discharge manifolds and control valves

29264-08123	VICTOR	Brazil	Victor Equipment Company	821464744	821464744	8-Apr-2003	Registered	8-Apr-2013	07 Int.-Equipment and welding machines for welding, grinding and cutting; parts and accessories for machines, all included in this class

29264-08124	VICTOR	Brazil	Victor Equipment Company	740145606	740145606	7-Feb-1984	Registered	7-Feb-2014	07 Int.-Machines, equipment and industrial devices in general; parts, components, and accessories of machines, vehicles, implements, devices and means of transportation

29264-08130	VICTOR	Brazil	Victor Equipment Company	811205916	811205916	24-Jul-1984	Registered	23-Jul-2014	08 Int.-Cutting, welding and brazing equipment and parts of such equipment, including gas welding torches and cutting handset torches and mixers, nozzles, tips and other parts of accessories for such handsets

29264-08119	VICTOR	Canada	Victor Equipment Company	227901	TMA 102231	23-Dec-1955	Registered	23-Dec-2015	99 Canada-Cutting, welding and brazing equipment; namely, oxy acetylene cutting torches, welding torches, brazing nozzles, mechanical gas pressure regulators, gas pressure gauges, gas flow meters, gas discharge manifolds, gas filters, hose and welding rods

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-08117	VICTOR	Chile	Victor Equipment Company	473487	763358	26-Jul-2006	Registered	26-Jul-2016	07 Int.-Gas welding, cutting and brazing equipment and parts therefor; gas cutting and welding kits comprising torches, nozzles, tips, cutting attachments, regulators, safety goggles, spark lighter, hose and wrenches; consumable part for gas weldingequipment; 09 Int.-Cutting and welding kits comprising torches, tips, cutting attachments, regulators, spark lighters, safety goggles, and hose; computer software for automatically sending orders to gas suppliers; computer software to control gas flow reading from a number of switchover manifolds; 10 Int.-Oxygen therapy equipment; medical equipment; resuscitation apparatus and parts therefor; medical suction apparatus for removing fluids and parts therefor; 11 Int.-Gas apparatus; gas pressure controls; valves for gas cylinders and parts therefor; regulators for regulating the flow of gas; specialty gas equipment, including gas regulators, flow control regulators, and flow control instrumentation, all for use in connection with high purity gases; digitally controlled automatic changeover system for gas management; pipeline equipment, namely, gas manifolds, valves, piping and flow controls all used in medical gas delivery

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-04067	VICTOR	China (People’s Republic)	Victor Equipment Company	200433088	3692217	21-Jan-2006	Registered	20-Jan-2016	07 Int.-Welding machines, electric; soldering apparatus, gas-operated; soldering apparatus, gas-operated

29264-08118	VICTOR	Colombia	Victor Equipment Company	146571	103735	10-Oct-1983	Registered	10-Oct-2013	08 Int.-Hand tools and implements (hand operated); cutlery, forks and spoons; side arms; cutting, welding and brazing equipment and parts of such equipment including gas welding and cutting handset torches and mixers, nozzles, tips and other parts and accessories for such handsets, which are not included in other classes

29264-08141	VICTOR	Colombia	Victor Equipment Company	146571	103736	10-Oct-1983	Registered	10-Oct-2018	07 Int.-Machines and machine tools; motors (except for land vehicles); machines coupling and belting (except for land vehicles); large agricultural implements; incubators; cutting, welding and brazing equipment and parts of such equipment including torches, mixers, nozzles, and tips, being parts of machine in the nature of machine tools

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-08156	VICTOR	Ecuador	Victor Equipment Company		1288	22-Dec-1977	Registered	22-Dec- 2012	07 Int.-Cutting, welding and brazing equipment and parts of such equipment including torches, mixers, nozzles, and tips, being parts of machines in the nature of machine tools; 08 Int.-Cutting, welding and brazing equipment and parts of such equipment and parts of such equipment including gas welding and cutting handset torches and mixers, nozzles, tips and other parts and accessories for such handsets (but not including cutting, welding and brazing equipment, being in the nature of machines; 09 Int.-Gas pressure regulators, control gauges, gas flow meters, gas discharge manifolds, control valves

29264-08127	VICTOR	Egypt	Victor Equipment Company	49721	49721	20-Jul-1974	Registered	19-Jul- 2014	07 Int.-Cutting, welding and brazing equipment being parts of machines in the nature of machine tools

29264-08128	VICTOR	Egypt	Victor Equipment Company	49722	49722	20-Jul-1974	Registered	19-Jul- 2014	08 Int.-Hand tools for cutting, welding and brazing and parts of such goods not included in other classes and not parts of machines

29264-08129	VICTOR	Egypt	Victor Equipment Company	49723	49723	20-Jul-1974	Registered	19-Jul- 2014	09 Int.-Gas pressure regulators, control gauges, gas flow meters, all valves included inclass 9 and not in other classes

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-08150	VICTOR	France	Victor Equipment Company	235281	1613428	3-Jul-2000	Registered	4-Sep- 2010	07 Int.-Cutting, welding and brazing equipment including torches, mixers, nozzles and tips, being parts of machines in the nature of machines tools; 08 Int.-Cutting, welding and brazing equipment and parts of such equipment including gas welding and cutting handset torches and mixers, nozzles, tips and other parts and accessories for such handsets (but not including cutting, welding and brazing equipment being in the nature of machines); 09 Int.-Gas pressure regulators, control gauges, gas flowmeters, gas discharge manifolds, control valves

29264-08138	VICTOR	Germany	Victor Equipment Company	V 2776/23 Wz	687868	7-Dec-1954	Registered	7-Dec- 2014	06 Int.-; 08 Int.-; 09 Int.-; 17 Int.- Cutting, welding and brazing equipment; namely cutting torches, welding torches, brazing nozzles, gas pressure regulators, gauges, gas flow meters, gas discharge manifolds, valves, gas filters, hose and welding rods

29264-07151	VICTOR	India	Victor Equipment Company	1272800	1272800	10-Oct-2005	Registered	16-Mar- 2014	11 Int.-Welding and cutting torches; and related equipment and accessories, including nozzles, tips, regulators, gauges, controls, fittings, stands, guides, hoses, spark lighters, welding flux, coated and uncoated welding rods, and welding safety goggles

29264-08159	VICTOR	Indonesia	Victor Equipment Company	229353	IDM000150802	1-Oct-1997	Registered	5-Jan- 2018	09 Int.-Gas pressure regulation, control gauges, gas flow meters, gas discharge manifolds, control valves

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-08160	VICTOR	Indonesia	Victor Equipment Company	229353	IDM000150801	1-Oct-1997	Registered	5-Jan-2018	08 Int.-Cutting, welding and brazing equipment and parts of such equipment including gas welding and cutting handset torches and mixers, nozzles, tips and other parts and accessories for such handsets (but not including cutting, welding and brazing equipment, being in the nature of machines

29264-08161	VICTOR	Indonesia	Victor Equipment Company	229353	IDM000150803	1-Oct-1997	Registered	5-Jan-2018	07 Int.-Cutting, welding and brazing equipment and parts of such equipment including torches, mixers, nozzles and tips being parts of machines in the nature of machine tools

29264-08126	VICTOR	Iran	Victor Equipment Company	60627	49331	20-Jun-1978	Registered	11-Jul-2014	07 Int.-Cutting, welding and brazing equipment and parts of such equipment including torches, mixers, nozzles and tips being parts of machines in the nature of machine tools; 08 Int.-Cutting, welding and brazing equipment and parts of such equipment including gas welding and cutting handset torches and mixers, nozzles, tips and other parts and accessories for such handsets (but not including cutting, welding and brazing equipment being in the nature of machines); 09 Int.-Gas pressure regulators, control gauges, gas flow meters, gas discharge manifolds, control valves

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264- 08120	VICTOR	Italy	Victor Equipment Company	34977C/80	407083	24-Feb-1986	Registered	24-Sep-2010	07 Int.-Cutting, welding and brazing equipment and parts of such equipment including torches, mixers, nozzles and tips being parts of machines in the nature of machine tools; 08 Int.-Cutting, welding and brazing equipment and parts of such equipment including gas welding and cutting handset torches and mixers, nozzles, tips and other parts and accessories for such handsets (but not including cutting, welding and brazing equipment being in the nature of machines); 09 Int.-Gas pressure regulators, control gauges, gas flow meters, gas discharge manifolds, control valves

29264- 08116	VICTOR	Korea, Republic of	Victor Equipment Company	1644/80	71572	6-Sep-1980	Registered	5-Sep-2010	09 Int.-Gas meters and flow meters

29264- 08131	VICTOR	Kuwait	Victor Equipment Company	7098	6492	21-Sep-1974	Registered	20-Sep-2014	01 Int.-Brazing and welding flux

29264- 08132	VICTOR	Kuwait	Victor Equipment Company	7099	6493	21-Sep-1974	Registered	20-Sep-2014	06 Int.-Coated and uncoated welding rods

29264- 08133	VICTOR	Kuwait	Victor Equipment Company	7100	6494	26-Jan-1975	Registered	20-Sep-2014	09 Int.-Flame cutting and welding equipment, namely, torches, nozzles, tips, controls, regulators, gauges, fittings, stands, guides and accessories

29264- 08135	VICTOR	Kuwait	Victor Equipment Company	17283	16117	14-Nov-1984	Registered	13-Nov-2014	07 Int.-Cutting, welding and brazing equipment and parts of such equipment including torches, mixers, nozzles and tips, being parts of machines in the nature of machine tools

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-08136	VICTOR	Kuwait	Victor Equipment Company	17284	16118	5-May-1986	Registered	13-Nov-2014	08 Int.-Cutting, welding and brazing equipment and parts of such equipment including gas welding and cutting handset torches and mixers, nozzles, tips and other parts and accessories for such handsets (but not including cutting, welding, and brazing equipment being in the nature of machines)

29264-08165	VICTOR	Malaysia	Victor Equipment Company	M/87724	M/087724	7-Dec-1992	Registered	6-Sep-2011	07 Int.-Cutting, welding and brazing equipment and parts of such equipment including torches, mixers, nozzles and tips, being parts of machines in the nature of machine tools

29264-08166	VICTOR	Malaysia	Victor Equipment Company	M/87725	M/087725	14-Aug-1991	Registered	6-Sep-2011	09 Int.-Gas pressure regulators, control gauges, gas flow meters, gas discharge manifolds, control valves

29264-08167	VICTOR	Malaysia	Victor Equipment Company	M/87726	M/087726	30-Dec-1989	Registered	6-Sep-2011	08 Int.-Cutting, welding and brazing equipment and parts of such equipment including gas welding and gas welding and cutting handset torches and mixers, nozzles, tips and other parts and accessories for such handsets (but not including cutting welding and brazing equipment, being in the nature of machines)

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-08164	VICTOR	Mexico	Victor Equipment Company	83012	94488	1-Oct-1958	Registered	13-Jun-2013	04 Int.-Oxy-acetylene cutting and welding equipment consisting of cutting torches, welding torches, regulators and gauges; 07 Int.-Oxy- acetylene cutting and welding equipment consisting of cutting torches, welding torches, regulators and gauges; 11 Int.-Oxy-acetylene cutting and welding equipment consisting of cutting torches, welding torches, regulators and gauges; 21 Int.-Oxy-acetylene cutting and welding equipment consisting of cutting torches, welding torches, regulators and gauges

29264-08140	VICTOR	Pakistan	Victor Equipment Company	67232	67232	23-Apr-1978	Registered	23-Apr-2015	08 Int.-Cutting, welding and brazing equipment and parts of such equipment including gas welding and cutting handset torches and mixers, nozzles, tips and other parts and accessories for such handsets (but not including cutting, welding and brazing equipment, being in the nature of machines)

29264-08142	VICTOR	Pakistan	Victor Equipment Company	67230	67230	23-Apr-1978	Registered	23-Apr-2015	07 Int.-Cutting, welding and brazing equipment and parts of such equipment including torches, nozzles and tips, being parts of machines in the nature of machine tools

29264-08143	VICTOR	Pakistan	Victor Equipment Company	67231	67231	29-Jan-1980	Registered	23-Apr-2015	09 Int.-Gas pressure regulators, control gauges, gas flow meters, gas discharge manifolds, control valves, all being goods in Class 9

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-08178	VICTOR	Panama	Victor Equipment Company	177446-01	177446-01	28-Nov-2008	Registered	28-Nov-2018	09 Int.-Apparatus and instruments for conducting, switching, transforming, accumulating, regulation, electricity or special control apparatus for electric welding electrodes for welding, electric welding apparatus, electric apparatus for welding plastic packaging, cutters, equipment welding, specifically, torches, nozzles, tips, cutting attachments, controls, regulators, gauges, bases, guides and accessories, games for welding and cutting torches made of spikes, cutting attachments, hoses and faucets, accessories and parts for equipment welding; software for the automation of purchase orders; software to control spending readings of all types of heads change

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-08179	VICTOR	Panama	Victor Equipment Company	177447-01	177447-01	28-Nov-2008	Registered	28-Nov-2018	11 Int.-Gas appliances, gas pressure control valves and parts for gas cylinders, regulating and safety accessories for gas pipes, gas condensers, which are not parts of machines, gas flow controllers, specialized equipment for gas, including gas regulators, flow regulators, instrumentation for controlling gas flow or spending, primarily for use with high-purity gases, digital automatic control system of change management of gas pipeline equipment, specifically heads, valves, piping and flow control spending or, specifically, valves for gas heads, pipes and all expenditure controls used for clinical gas distribution

29264-08125	VICTOR	Saudi Arabia	Victor Equipment Company	3975	56/95	7-Aug-1976	Registered	24-Oct-2013	09 Int.-Air filter for air pressure equipment, flame welding and cutting equipment — namely torches, nozzles, controls, regulators, gauges, fittings, stands, guides, and accessories, copper flux, regular welding flux, covered and uncovered welding copper rods

29264-08121	VICTOR	Saudi Arabia	Victor Equipment Company	900	131/31	16-Jun-1986	Registered	4-Jan-2014	08 Int.-Cutting handtools, welding and brazing irons, and parts and accessories thereof

29264-08122	VICTOR	Saudi Arabia	Victor Equipment Company	899	131/30	16-Jun-1986	Registered	10-Jan-2014	07 Int.-Cutting, welding and brazing equipment and parts and accessories therefor

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-08144	VICTOR	Singapore	Victor Equipment Company	61126	T74/61126A	11-Jun-1974	Registered	11-Jun-2015	07 Int.-Cutting, welding and brazing equipment and parts of such equipment, torches, mixers, nozzles, and tip, being part of machines in the nature of machine tools

29264-08145	VICTOR	Singapore	Victor Equipment Company	61127	T74/61127Z	11-Jun-1974	Registered	11-Jun-2015	08 Int.-Tools (hand) for working metals included in Class 8

29264-08146	VICTOR	Singapore	Victor Equipment Company	61128	T74/61128H	11-Jun-1974	Registered	11-Jun-2015	09 Int.-Apparatus for containing and delivering compressed gases, gas discharge manifolds, gas meters, gauges, valves, and testing instruments

29264-08163	VICTOR	Singapore	Victor Equipment Company	67382	67382	31-Mar-1976	Registered	31-Mar-2017	11 Int.-Gas regulators and filters included in Class 11

29264-08158	VICTOR	South Africa	Victor Equipment Company	76/4853	76/4853	20-Sep-1976	Registered	20-Sep-2016	09 Int.-Flame cutting and welding equipment including associated torches, nozzles, tips, controls, regulators, gauges, fittings, stands, guides and accessories included in this class

29264-08137	VICTOR	Sweden	Victor Equipment Company	84-5730	215092	17-Nov-1989	Registered	17-Nov-2019	07 Int.-Cutting, welding and brazing equipment and parts of such equipment in the form of torches, mixers, nozzles, and tips, being parts of machines in the nature of machine tools; 08 Int.-Cutting, welding and brazing equipment and parts of such equipment in the form of gas welding and cutting handset torches and mixers, nozzles, tips and other parts and accessories for such handsets (but not including cutting, welding and brazing equipment being in the nature of machines)

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-08157	VICTOR	Taiwan	Victor Equipment Company	(64) 30239	81513	1-Apr-1976	Registered	31-Mar-2016	09 Int.-Control gauges, gas flow meters, gauges

29264-08172	VICTOR	United Arab Emirates	Victor Equipment Company	30938	23588	8-Feb-2000	Registered	20-Apr-2019	07 Int.-Gas welding and cutting apparatus, gas control apparatus and cutting torches

29264-08147	VICTOR	United Kingdom	Victor Equipment Company	1031442	1031442	22-Jun-1974	Registered	22-Jun-2015	11 Int.-Gas pressure regulators and parts therefor; all included in Class 11

29264-08148	VICTOR	United Kingdom	Victor Equipment Company	1031441	1031441	22-Jun-1974	Registered	22-Jun-2015	07 Int.-Cutting, welding and brazing machines and apparatus included in Class 7; gas discharge manifolds being parts of portable welding apparatus; and parts and fittings included in Class 7 for all the aforesaid goods

29264-08149	VICTOR	United Kingdom	Victor Equipment Company	1031443	1031443	22-Jun-1974	Registered	22-Jun-2015	09 Int.-Control gauges, gas flow meters and control valves included in Class 9; apparatus for electric arc cutting; and parts and fittings included in Class 9 for all the aforesaid goods, but not including electrical plugs or sockets or electric cable couplings

29264-08171	VICTOR	United States of America	Victor Equipment Company	72/331,802	896,882	18-Aug-1970	Registered	18-Aug-2010	34 Int.-Flame cutting and welding equipment — namely, torches, nozzles, tips, controls, regulators, gauges, fittings, stands, guides and accessories

29264-08175	VICTOR	United States of America	Victor Equipment Company	71/223,348	220,890	16-Nov-1926	Registered	16-Nov-2016	11 Int.-Oxy-acetylene cutting and welding equipment consisting of cutting torches, welding torches, regulators, gauges and hose

29264-08169	VICTOR	Venezuela	Victor Equipment Company	8164/76	124377	21-May-1986	Registered	21-May-2011	06 Int.-Cast and forged metals, wire

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-08170	VICTOR	Venezuela	Victor Equipment Company	8163/76	124376	21-May-1986	Registered	21-May-2011	06 Int.-Hardware and iron tubes

29264-08168	VICTOR	Venezuela	Victor Equipment Company		F-30595	11-Jul-1956	Registered	11-Jul-2011	07 Int.-Oxy-acetylene cutting and welding equipment consisting of cutting torches, welding torches, regulators, gauges and generators

29264-08162	VICTOR	Venezuela	Victor Equipment Company	5066/78	100354-F	20-Aug-1982	Registered	20-Aug-2017	09 Int.-Gas pressure regulators and controls, control gauges, control valves, gas flow meters, which are all measuring instruments and scientific articles

29264-08173	VICTOR	Venezuela	Victor Equipment Company	8165/76	109554-F	15-Aug-1984	Registered	15-Aug-2019	08 Int.-Flame cutting and welding equipment and accessories for the same

29264-08174	VICTOR (English and Arabic)	Qatar	Victor Equipment Company	2049	2049	23-Mar- 1987	Registered	15-Aug-2011	07 Int.-Cutting, welding and brazing equipment and parts of such equipment including torches, mixers, nozzles and tips being parts of machines in the nature of machine tools; 08 Int.-Cutting, welding and brazing equipment and parts of such equipment including gas welding and cutting handset torches and mixers, nozzles, tips and other parts and accessories for such handsets (not including cutting, welding and brazing equipment being in the nature of machines); 09 Int.-All goods included in Class9

								Next Renewal
AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Due	Class/Goods
29264-07152	VICTOR MEDICAL	United States of America	Victor Equipment Company	78/441,615	3,020,161	29-Nov-2005	Registered	29-Nov-2015	10 Int.-Oxygen therapy equipment, namely, oxygen regulators, oxygen cylinders, oxygen concentrators, oxygen conservers, transfilling systems; and portable oxygen therapy systems composed primarily of oxygen regulators, oxygen cylinders, oxygen concentrators, oxygen conservers, transfilling systems

29264-08176	VICTOR SUPER-RANGE	United Arab Emirates	Victor Equipment Company	19405	21327	13-Jun-1999	Registered	16-Nov-2016	09 Int.-Cutting and welding kits comprising torches, nozzles, tips, cutting attachments, regulators, safety goggles, spark lighters, hose and wrenches

29264-07158	WELDSKILL	Australia	Victor Equipment Company	615760	615760	9-Jan-1995	Registered	8-Nov-2010	09 Int.-All goods in this class; electrode holders for arc welding, ground clamps for arc welding, cable connectors for arc welding; mig welding guns

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-07163	WELDSKILL	Mexico	Victor Equipment Company	965963			Pending		09 Int.-MIG (metal inert gas) welding guns; welding electrodes; electrode holders for welding; ground clamps for welding; cable connectors for welding, and general scientific, nautical, surveying, photographic, cinematographic, optical, weighing, measuring, signalling, checking (supervision), life-saving and teaching apparatus and instruments; apparatus and instruments for conducting, switching, transforming, accumulating, regulating or controlling electricity; apparatus for recording, transmission or reproduction of sound or images, magnetic data carriers, recording discs; automatic vending machines and mechanisms for coin-operated apparatus; cash registers, calculating machines, data processing equipment and computers; fire-extinguishing apparatus

29264-07159	WELDSKILL	United States of America	Victor Equipment Company	74/427,685	1,844,242	12-Jul-1994	Registered	12-Jul-2014	09 Int.-Electrode holders for arc welding, ground clamps for arc welding, cable connectors for arc welding and MIG welding guns

29264-07003	WS (AndDesign)	United States of America	Victor Equipment Company	75/386,652	2,309,749	18-Jan-2000	Registered	18-Jan-2020	09 Int.-Consumable parts for electric arc welding machines, namely tips, nozzles, and diffusers

AT REF. #	Trademark	Country	Owner	Application No.	Registration No.	Registration Date	Status	Next Renewal Due	Class/Goods
29264-08055	O2N DEMAND	United States of America	Victor Equipment Corporation	75/364,527	2,240,388	20-Apr-1999	Registered	20-Apr-2019	10 Int.-Portable oxygen delivery unit consisting of a combination regulator and oxygen conserving device, for use by ambulatory patients outside a hospital environment

3. Copyrights

Company	Registration Number	Date	Copyright
TWECO PRODUCTS, INC. (VICTOR EQUIPMENT COMPANY)	TXu000290759	8/4/1987	THE RIGHT STUFF

VICTOR EQUIPMENT COMPANY

	TXu000290820	8/4/1987	TOP GUNS, BECAUSE THEY WORK.

	TXu000296091	9/17/1987	TRUE GRIT: COOL, LIGHTWEIGHT TWECO TIG TORCHES—DESIGNED FOR LONG, DEPENDABLE SERVICE.

	TX0000944231	8/13/1982	WELDING, CUTTING & HEATING GUIDE (abandoned)

THERMADYNE INDUSTRIES, INC.

	TX0004495840	12/6/1996	CUTTING & WELDING TODAY: TIPS FOR IMPROVING YOUR CUTTING & WELDING PRODUCTIVITY

	Serial 1997 CSN0120624		CUTTING & WELDING TODAY: TIPS FOR IMPROVING YOUR CUTTING & WELDING PRODUCTIVITY

	TX0004811490	12/10/1998	CUTTING & WELDING TODAY: TIPS FOR IMPROVING YOUR CUTTING & WELDING PRODUCTIVITY

Company	Registration Number	Date	Copyright
	Serial 1999		CUTTING & WELDING TODAY: TIPS FOR IMPROVING YOUR CUTTING & WELDING PRODUCTIVITY

STOODY COMPANY

	TX0000258587	12/18/1978	BUILD-UP AND HARD-FACING ELECTRODES AND WIRES FOR MANUAL AND SEMI-AUTOMATIC APPLICATIONS

THERMAL DYNAMICS

	TX0001953477	12/3/1986	THERMAL ARC PLASMA WELDING AND CUTTING EQUIPMENT

	VAu000113630	6/10/1987	DYNAPAK 110: LAY 1 & 2

	TXU000285087	6/10/1987	DYNAPAK 110: PRELIMINARY USER MANUAL

	TX0001856701	7/18/1986	PAK 3XR CUTTING SYSTEM

	TX0000869731	11/23/1981	PAK 45 CUTTING SYSTEM

	TX0001890251	7/22/1986	PAK 5 CUTTING SYSTEM

	TX0000742589	6/8/1981	PAK 5 CUTTING SYSTEM

	TX0000676320	4/20/1981	THERMAL ARC PAK 45 COLOR BROCHURE

	TX0000742588	4/20/1981	THERMAL ARC PAK 5 COLOR BROCHURE

MODERN ENGINEERING CO. INC. (VICTOR EQUIPMENT COMPANY)

	VA 0000174624	9/6/1984	WEB MASTER DESIGN

4. Domain Names

Domain Name	Expiration Date	Administrative Contact	Technical Contact	Account Holder
thermalarconthemove.com	11/11/2012	Thermadyne Industries,	Thermadyne Industries, Inc. c/o	Thermadyne Industries, Inc. c/o
		Inc. c/o Thermadyne	Thermadyne Holdings Corporation	Thermadyne Holdings Corporation
Holdings Corporation

thermadyne.net	11/10/2013	Thermadyne Industries,	Thermadyne Industries, Inc. c/o	Thermadyne Industries, Inc. c/o
		Inc. c/o Thermadyne	Thermadyne Holdings Corporation	Thermadyne Holdings Corporation
Holdings Corporation

candgsystems.com	8/15/2010	Thermadyne Industries,	Thermadyne Industries, Inc. c/o	Thermadyne Industries, Inc. c/o
		Inc. c/o Thermadyne	Thermadyne Holdings Corporation	Thermadyne Holdings Corporation
Holdings Corporation

cutskill.com	3/8/2009	Kevin Hanson	Network Solutions, LLC.	Thermadyne Industries, Inc. c/o
Thermadyne Holdings Corporation

firepoweronline.com	6/5/2010	Thermadyne Industries,	Thermadyne Industries, Inc. c/o	Thermadyne Industries, Inc. c/o
		Inc. c/o Thermadyne	Thermadyne Holdings Corporation	Thermadyne Holdings Corporation
Holdings Corporation

mythermadyne.com	10/2/2009	Thermadyne Industries,	Thermadyne Industries, Inc. c/o	Thermadyne Industries, Inc. c/o
		Inc. c/o Thermadyne	Thermadyne Holdings Corporation	Thermadyne Holdings Corporation
Holdings Corporation

mythermadyne.net	10/2/2009	Thermadyne Industries,	Thermadyne Industries, Inc. c/o	Thermadyne Industries, Inc. c/o
		Inc. c/o Thermadyne	Thermadyne Holdings Corporation	Thermadyne Holdings Corporation
Holdings Corporation

Stoody.com	9/21/2009	Mark Ehrhardt	Mark Ehrhardt	Thermadyne Industries, Inc. c/o
Thermadyne Holdings Corporation

thermadyne.com	8/7/2009	Thermadyne Industries,	Thermadyne Industries, Inc. c/o	Thermadyne Industries, Inc. c/o
		Inc. c/o Thermadyne	Thermadyne Holdings Corporation	Thermadyne Holdings Corporation
Holdings Corporation

thermadyne.us	7/22/2010	Thermadyne Industries,	Thermadyne Industries, Inc. c/o	Thermadyne Industries, Inc. c/o
		Inc. c/o Thermadyne	Thermadyne Holdings Corporation	Thermadyne Holdings Corporation
Holdings Corporation

thermadyneasia.com	5/3/2009	Thermadyne Industries,	Thermadyne Industries, Inc. c/o	Thermadyne Industries, Inc. c/o
		Inc. c/o Thermadyne	Thermadyne Holdings Corporation	Thermadyne Holdings Corporation
Holdings Corporation

thermadyneautomation.com	7/25/2009	Thermadyne Industries,	Thermadyne Industries, Inc. c/o	Thermadyne Industries, Inc. c/o
		Inc. c/o Thermadyne	Thermadyne Holdings Corporation	Thermadyne Holdings Corporation
Holdings Corporation

thermadynemexico.com	4/14/2009	Thermadyne Industries,	Thermadyne Industries, Inc. c/o	Thermadyne Industries, Inc. c/o

Domain Name	Expiration Date	Administrative Contact	Technical Contact	Account Holder
		Inc. c/o Thermadyne	Thermadyne Holdings Corporation	Thermadyne Holdings Corporation
Holdings Corporation

thermadyneuk.com	4/14/2009	Thermadyne Industries,	Thermadyne Industries, Inc. c/o	Thermadyne Industries, Inc. c/o
		Inc. c/o Thermadyne	Thermadyne Holdings Corporation	Thermadyne Holdings Corporation
Holdings Corporation

thermal-dynamics.com	9/17/2009	Thermadyne Industries,	Thermadyne Industries, Inc. c/o	Thermadyne Industries, Inc. c/o
		Inc. c/o Thermadyne	Thermadyne Holdings Corporation	Thermadyne Holdings Corporation
Holdings Corporation

thermalarc.com	5/13/2009	Thermadyne Industries,	Thermadyne Industries, Inc. c/o	Thermadyne Industries, Inc. c/o
		Inc. c/o Thermadyne	Thermadyne Holdings Corporation	Thermadyne Holdings Corporation
Holdings Corporation

thermaldynamic.com	3/14/2010	Thermadyne Industries,	Thermadyne Industries, Inc. c/o	Thermadyne Industries, Inc. c/o
		Inc. c/o Thermadyne	Thermadyne Holdings Corporation	Thermadyne Holdings Corporation
Holdings Corporation

thermaldynamicsautomation.com	7/25/2009	Thermadyne Industries,	Thermadyne Industries, Inc. c/o	Thermadyne Industries, Inc. c/o
		Inc. c/o Thermadyne	Thermadyne Holdings Corporation	Thermadyne Holdings Corporation
Holdings Corporation

turbotorch.com	1/19/2010	Thermadyne Industries,	Thermadyne Industries, Inc. c/o	Thermadyne Industries, Inc. c/o
		Inc. c/o Thermadyne	Thermadyne Holdings Corporation	Thermadyne Holdings Corporation
Holdings Corporation

tweco-arcair.com	8/12/2010	Thermadyne Industries,	Thermadyne Industries, Inc. c/o	Thermadyne Industries, Inc. c/o
		Inc. c/o Thermadyne	Thermadyne Holdings Corporation	Thermadyne Holdings Corporation
Holdings Corporation

tweco.com	8/7/2009	Thermadyne Industries,	Thermadyne Industries, Inc. c/o	Thermadyne Industries, Inc. c/o
		Inc. c/o Thermadyne	Thermadyne Holdings Corporation	Thermadyne Holdings Corporation
Holdings Corporation

twecoarcair.com	8/12/2010	Thermadyne Industries,	Thermadyne Industries, Inc. c/o	Thermadyne Industries, Inc. c/o
		Inc. c/o Thermadyne	Thermadyne Holdings Corporation	Thermadyne Holdings Corporation
Holdings Corporation

twecorobotics.com	8/12/2010	Thermadyne Industries,	Thermadyne Industries, Inc. c/o	Thermadyne Industries, Inc. c/o
		Inc. c/o Thermadyne	Thermadyne Holdings Corporation	Thermadyne Holdings Corporation
Holdings Corporation

victor-medical.com	8/12/2010	Thermadyne Industries,	Thermadyne Industries, Inc. c/o	Thermadyne Industries, Inc. c/o
		Inc. c/o Thermadyne	Thermadyne Holdings Corporation	Thermadyne Holdings Corporation
Holdings Corporation

victorequip.com	8/17/2009	Thermadyne Industries,	Thermadyne Industries, Inc. c/o	Thermadyne Industries, Inc. c/o
		Inc. c/o Thermadyne	Thermadyne Holdings Corporation	Thermadyne Holdings Corporation
Holdings Corporation

Domain Name	Expiration Date	Administrative Contact	Technical Contact	Account Holder
victorequipment.com	8/2/2009	Thermadyne Industries,	Network Solutions, LLC.	Thermadyne Industries, Inc. c/o
		Inc. c/o Thermadyne		Thermadyne Holdings Corporation
Holdings Corporation

victorequipment.net	8/2/2009	Thermadyne Industries,		Thermadyne Industries, Inc. c/o
		Inc. c/o Thermadyne	Network Solutions, LLC.	Thermadyne Holdings Corporation
Holdings Corporation

victorequipmentcompany.com	3/19/2011	Thermadyne Industries,	Thermadyne Industries, Inc. c/o	Thermadyne Industries, Inc. c/o
		Inc. c/o Thermadyne	Thermadyne Holdings Corporation	Thermadyne Holdings Corporation
Holdings Corporation

victorhpi.com	5/20/2012	Thermadyne Industries,	Thermadyne Industries, Inc. c/o	Thermadyne Industries, Inc. c/o
		Inc. c/o Thermadyne	Thermadyne Holdings Corporation	Thermadyne Holdings Corporation
Holdings Corporation

victormed.com	9/27/2009	Thermadyne Industries,	Thermadyne Industries, Inc. c/o	Thermadyne Industries, Inc. c/o
		Inc. c/o Thermadyne	Thermadyne Holdings Corporation	Thermadyne Holdings Corporation
Holdings Corporation

Thermadyne.cn				Thermadyne Cutting and Welding
Equipment Trading Co. Ltd.

Thermadyne.hk				Thermadyne Cutting and Welding
Equipment Trading Co. Ltd.

Thermadyne.asia				Thermadyne Cutting and Welding
Equipment Trading Co. Ltd.

Thermadyne.tw				Thermadyne Cutting and Welding
Equipment Trading Co. Ltd.

Thermadyne.info				Thermadyne Cutting and Welding
Equipment Trading Co. Ltd.

thermadynesweepstakes.com	8/15/2011	Geile-Leon Marketing Communications	Geile-Leon Marketing Communications	Geile-Leon Marketing Communications[1]

victoredge.com	8/14/2011	Geile-Leon Marketing Communications	Interactive Marketing	Geile-Leon Marketing Communications

thermadynenewsroom.com	1/27/2011	Geile-Leon Marketing Communications	Geile-Leon Marketing Communications	Geile-Leon Marketing Communications

thermalarc95S.com	2/27/2011	Geile-Leon Marketing Communications	Interactive Marketing	Geile-Leon Marketing Communications

arcairslice.com	7/28/2011	Geile-Leon Marketing Communications	Interactive Marketing	Geile-Leon Marketing Communications

[1]	Geile-Leon Marketing Communications is a vendor that, under the Company’s direction, registered the last five domain names listed.

SCHEDULE 3.18
Insurance
2010- 2011 Schedule of Insurance

Coverage	Carrier & Policy #	Limits	Deductibles/Self Insured Retention	Premium
Global Property	Continental Casualty (CNA) RMP 2057253321 — Domestic RMP 2057253349 — Canada	$200,000,000 Policy Limit $100,000,000 Boiler & Machinery $138,345,406 Business Income $50,000,000 Earth Movement Per Occ/Agg except $500,000 in AK, CA, HI, PR $10,000,000 in New Madrid $1,000,000 in Indonesia $5,000,000 in Mexico and China $50,000,000 Flood Per Occ/Aggregate except $2,500,000 Locations in 100 Year Flood Plain $10,000,000 Locations in 500 Year Flood Plain	$250,000 Property Damage/Business Income Combined Except $50,000 for locations with $2,500,000 TIV $5,000 Computers $250,000 Earth Movement Per Occurrence except 5% or $250,000 whichever is greater AK, CA, HI, PR* 2% or $250,000 whichever is greater New Madrid* 5% or $250,000 whichever is greater in Indonesia* 5% or $250,000 whichever is greater in Mexico* FL Zone A — $500,000 Bldg, $500,000 PP, $100,000 TE** FL Zone C — $250,000 Per Occurrence	$309,851

Ocean Cargo Deposit Premium	Continental Casualty (CNA) OC250447	$1,500,000 Any one Vessel
$150,000 On deck with Bill of Lading
$1,500,000 Any one Aircraft
$1,500,000 War and SR&CC
$150,000 Any one Barge and Tow
$1,500,000 Any one Truck or Rail Car
		$5,000 Per Package by Mail or Parcel Post	$25,000 per Import Shipment except $1,000 Per Occurrence Parcel Post	$15,000 Deposit

Coverage	Carrier and Policy #	Limits	Deductible/Self Insured Retention	Premium
Excess General Liability Premises Products	Colony (Argonaut) ARS4361030	$10,000,000 General Aggregate/Policy Cap $2,000,000 Products/Completed Ops Aggregate $1,000,000 Personal & Advertising Injury $1,000,000 Each Occurrence $300,000 Damage to Rented Premises	$10,000 BI/PD Per Occurrence SIR $10,000 Each Person or Organization PI & AI SIR $250,000 Products/Completed Ops Per Occurrence SIR $10,000 Employee Benefits Per Claim SIR	$163,584

Automobile	Sentry Casualty Company 90 15718 03	$1,000,000 Bodily Injury & Property Damage Per Accident	$25,000 Per Accident	$49,753

Workers Compensation Deductible Retro — MA, NY, OR, WI	Sentry Insurance a Mutual Co. 90 15718 01 90 15718 02	Employers Liability $1,000,000 Bodily Injury by Accident $1,000,000 Bodily Injury by Disease $1,000,000 Bodily Injury by Disease/Policy Limit	$350,000 Per Occurrence Deductible $350,000 Loss Limitation — Retro	$171,838

Canadian General Liability	Ace American Insurance CXCD36932338	$1,000,000 Each Occurrence $1,000,000 Products/Completed Operations Aggregate	N/A	$7,500

Canadian Automobile Other than Quebec Quebec Only	Sentry Insurance a Mutual Co. 91 15718 01 91 15718 02	$1,000,000 Third Party Liability	$25,000 Per Accident	$6,863

Coverage	Carrier and Policy #	Limits	Deductible/Self-Insured Retention	Premium
Umbrella Liability	Colony National Insurance AR4460095	$10,000,000 Per Occurrence $10,000,000 General Aggregate	$10,000 SIR	$156,476

Excess Liability (1st layer)	RSUI Indemnity NHA049846	$25,000,000 Each Occurrence and Aggregate Excess of $10,000,000 Primary Umbrella	N/A	$103,000

Crime	Federal Insurance (Chubb) 6801-2406	$5,000,000 Employee Theft $5,000,000 Premises Coverage $5,000,000 In Transit $5,000,000 Forgery $5,000,000 Computer Fraud $5,000,000 Funds Transfer Fraud $5,000,000 Money Orders & Counterfeit Fraud $5,000,000 Credit Card Fraud $1,000,000 Client Coverage $250,000 Expense Coverage	$250,000 except $50,000 Money Orders & Counterfeit Fraud and Credit Card Fraud; 0 Expense Coverage	$22,500

Fiduciary Liability	Executive Risk (Chubb) 6801-2401	$10,000,000 Each Policy Period	$150,000 Insuring Clause 1 & 2	$17,100

Special Crime Three Year Prepaid Premium		$15,000,000	N/A	$12,500

Employed Lawyers	American International Specialty 006731844	$1,000,000	0 Non-Indemnifiable Loss; $25,000 All Other Loss	$6,128

*	Applies separately to Property Damage and Time Element and applies per Location/Per Occurrence

**	Applies to each Location
Note: Global Property and International Premiums include premium that will be billed locally to foreign entities

SCHEDULE 3.19
Ventures, Subsidiaries and Affiliates; Outstanding Stock
1.	Joint ventures or partnerships:
•	None.
2.	Issued and outstanding stock of each Credit Party:

		# of	# of
		Authorized	Outstanding
	Jurisdiction of	Shares by	Shares by	% Ownership of
Legal Name	Organization	Class	Class	Outstanding Shares
Thermadyne Technologies Holdings, Inc.	Delaware	5,000,000 common stock 165,000 preferred stock	5,000,000 common stock 165,000 preferred stock	100% owned by sponsor related funds and management investors

Thermadyne Holdings Corporation	Delaware	1,000 common stock	1,000 common stock	100% by Thermadyne Technologies Holdings, Inc.

Thermadyne Industries, Inc.	Delaware	1,000 common stock	1,000 common stock	100% by Thermadyne Holdings Corporation

Victor Equipment Company	Delaware	1,000 common stock	1,000 common stock	100% by Thermadyne Industries, Inc.

Stoody Company	Delaware	1,000 common stock	1,000 common stock	100% by Victor Equipment Company

Thermadyne International Corp.	Delaware	1,000 common stock	1,000 common stock	100% by Victor Equipment Company

Thermal Dynamics Corporation	Delaware	1,000 common stock	1,000 common stock	100% by Victor Equipment Company

Thermadyne Australia Pty. Ltd.	Australia	500,000,000 common stock	1124 common stock	99.9% by Thermadyne Industries, Inc. 0.1% owned by Thermadyne Holdings Corporation

Cigweld Pty. Ltd.	Australia	10,000,000 ordinary shares	9,414,958	100% by Thermadyne Australia Pty. Ltd.
3. Pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party (other than Holdings) may be required to issue, sell, repurchase or redeem any of its Stock or Stock Equivalents or any Stock or Stock Equivalents of its Subsidiaries:
•	None.

4.	Organizational Chart

See attached.

Thermadyne Corporate Organizational Chart as of December 3, 2010

ABL Borrower & ABL/Senior Notes Guarantor
ABL Borrower/ Guarantor & Senior Notes Issuer
Pledged Foreign Entity, Non-Borrower, Non-Guarantor
ABL/Senior Notes Guarantor, Pledged Foreign Entity
Pledged Domestic Entity, Non-Borrower, Non-Guarantor
Non-Pledged Entity, Non-Borrower, Non-Guarantor
Thermadyne Holdings Corporation (Delaware)
Thermadyne Industries, Inc. (Delaware)
U.S.
50%
50%
Ningbo Feilda Gas Equipment Co., Ltd
China
0.1%
Thermadyne Cylinder Co. (California)
Canadian Cylinder Co., Ltd.
Thermadyne South America Holdings, Ltd. (Cayman Islands)
Thermadyne Brazil Holdings, Ltd. (Cayman Islands)
66%
Thermadyne Victor Ltda. (Brazil)
34%
Victor Equipment Company (Delaware)
U.S.
Italy
Thermadyne Italia Srl (Italy)
Italy
OCIM Srl (Italy)
Thermadyne Asia/ Pacific Pte. Ltd. (Singapore)
Asia Pacific
Operating Entity
99.9%
Asia Pacific
Thermadyne Australia Pty Ltd
Ningbo Thermadyne Cutting & Welding Equipment Trading Co., Ltd
China
Original WOFE
Asia Pacific
Cigweld Pty Ltd. (Australia)
Operating Entity
U.S.
Thermadyne International Corp. (Delaware)
Owns 0.1% of Thermadyne de Mexico
U.S.
Thermadyne Industries Ltd. (UK)
Operating Entity
U.K.
Thermadyne Welding Products Canada, Ltd (Canada)
Operating Entity
Canada
Thermal Dynamics Corporation (Delaware)
Stoody Company (Delaware)
99.9%
Victor Equipment de Mexico S.A. de C.V. (Mexico)
99.9%
Comercializadora Thermadyne, S. De R.L. De C.V. (Mexico)
99.9%
Thermadyne de Mexico S.A. de C.V. (Mexico)
Operating Entity
Mexico
0.1%
0.1%
C&G Systems Holding, Inc. (Delaware)
C&G Merger Co. (Illinois)
No operating assets
83.9%
Philippine Welding Equipment, Inc.
Thermal Arc, Philippines, Inc. (Philippines)
Cigweld Philippines Inc.
Inactive; may be dissolved
Thermadyne Asia SDN BHD (Malaysia)
Operating Entity
Thermadyne Utama Indonesia
Operating Entity
Asia Pacific
PT Cigweld Indonesia
Inactive; to be liquidated
Cigweld Malaysia SDN BHD
Operating Entity
Asia Pacific

Bold italics indicates entity is an ABL Credit Party.

Region designations correspond to schedules of geographical EBITDA and balance sheet.

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SCHEDULE 3.20
Jurisdiction of Organization; Chief Executive Office

	Jurisdiction of	Organizational
	Organization/	Identification	Address of Chief	Prior Jurisdiction or
Name of Credit Party	Formation	Number	Executive Office	Prior Names
Razor Merger Sub Inc.	Delaware	4879689	c/o Irving Place Capital	None
			Partners III, L.P.
			277 Park Avenue, 39th
			Floor
			New York, New York
			10172

Thermadyne	Delaware	4878288	c/o Irving Place Capital	Razor Holdco, Inc.
Technologies Holdings,			Partners III, L.P.
Inc.			277 Park Avenue, 39th
			Floor
			New York, New York
			10172

Thermadyne Holdings	Delaware	2134325	16052 Swingley Ridge	None
Corporation			Rd.
			Suite 300
			Chesterfield, MO
			63017

Thermadyne Industries,	Delaware	0893213	16052 Swingley Ridge	None
Inc.			Rd.
			Suite 300
			Chesterfield, MO
			63017

Thermal Dynamics	Delaware	0834924	82 Benning Street	None
Corporation			West Lebanon, NH
			03784

			(executive office
			formerly located at
			Industrial Park #2,
			West Lebanon, NH
			03784 )

Victor Equipment	Delaware	0735214	2800 Airport Road	None
Company			Denton, TX 76207

Stoody Company	Delaware	2728596	5557 Nashville Road	None
			Bowling Green, KY
			42101

Thermadyne	Delaware	0887551	16052 Swingley Ridge	None
International Corp.			Rd.
			Suite 300
			Chesterfield, MO
			63017

	Jurisdiction of	Organizational
	Organization/	Identification	Address of Chief	Prior Jurisdiction or
Name of Credit Party	Formation	Number	Executive Office	Prior Names
Thermadyne Australia	Victoria	071-843-028	71 Gower Street	None
Pty Ltd			PO Box 92
Preston
Victoria, Australia
3072

Cigweld Pty Ltd	Victoria	007-226-815	71 Gower Street	None
PO Box 92
Preston
Victoria, Australia
3072

SCHEDULE 3.21
Locations of Inventory, Equipment and Books and Records

	Location of Books and	Location of Inventory and
Credit Party	Records	Equipment
Razor Merger Sub Inc.	16052 Swingley Ridge Rd.	16052 Swingley Ridge Rd.
	Suite 300	Suite 300
	Chesterfield, MO 63017	Chesterfield, MO 63017
	(St. Louis County)	(St. Louis County)

Thermadyne Technologies Holdings, Inc.	16052 Swingley Ridge Rd.	16052 Swingley Ridge Rd.
	Suite 300	Suite 300
	Chesterfield, MO 63017	Chesterfield, MO 63017
	(St. Louis County)	(St. Louis County)

Thermadyne Industries, Inc.	16052 Swingley Ridge Rd.	16052 Swingley Ridge Rd.
	Suite 300	Suite 300
	Chesterfield, MO 63017	Chesterfield, MO 63017
	(St. Louis County)	(St. Louis County)

Thermal Dynamics Corporation	16052 Swingley Ridge Rd.	82 Benning Street
	Suite 300	West Lebanon, NH 03784
	Chesterfield, MO 63017	(Grafton County)
(St. Louis County)
16052 Swingley Ridge Rd.
Suite 300
Chesterfield, MO 63017
(St. Louis County)

Data Electronic Devices
32 Northwestern Blvd.
Salem, NH 03079
(Rockingham County)

Performance Plastics
4435 Bronway Ave.
Cincinnati, OH 45209
(Hamilton County)

GI Plastek
5 Wickers Drive
Wolfeboro, NH 03894
(Carroll County)

Distron
87 John Dietsch Square
Attleboro Falls, MA 02763
(Bristol County)

Click Bond
18 Park Rd.
Watertown, CT 06795
(Litchfield County)

	Location of Books and	Location of Inventory and
Credit Party	Records	Equipment
Ningbo Thermadyne Cutting & Welding Equipment Trading Co., Ltd.
Renmin Road, Hengxi Town
Yinzhou District, Ningbo City
China

Suntron
1659 Gailles Blvd.
San Diego, CA 92154
(San Diego County)

Mid Vermont
768 S. Main St.
Bethel, VT 05032
(Windsor County)

Victor Equipment Company	16052 Swingley Ridge Rd.	2800 Airport Road
	Suite 300	Denton, TX 76207
	Chesterfield, MO 63017	(Denton County)
(St. Louis County)
800 Henrietta Creek Rd.
	2800 Airport Road	Roanoke, TX 76262
	Denton, TX 76207	(Denton County)
(Denton County)
13820 Oaks Avenue
Chino, CA 91710
(San Bernardino County)

5557 Nashville Road
Bowling Green, KY 42101
(Warren County)

16052 Swingley Ridge Rd.
Suite 300
Chesterfield, MO 63017
(St. Louis County)

Applied Litho Resources
194 Industrial Blvd., Suite 102
McKinney, TX 75069
(Collin County)

Ohio Broach
35264 Topps Industrial
Parkway
Willoughby, OH 44094-4684
(Lake County)

Taroko International
263 ERH-Jen Road, Sec. 1
Jen-Te, Tainan Hsien, Taiwan

Ningbo Jiemei Machinery Co.,
Ltd.
No. 15 Dujiacun Road Zhuangshi, Ningbo, China

	Location of Books and	Location of Inventory and
Credit Party	Records	Equipment
Corrugado De Baja
Blvd. Luis Donaldo Colosio
Murrieta #1850
Col. Los Encinos
Nogales, Sonora, Mexico C.P.
84064

Fimex
R. Michel 1649
Guadalajara, Jal., Mexico C.P.
44870

Border Metal Stamping
Calle Maquilla S/N
Parque Industrial El Cid
Nogales, Sonora, Mexico 84092

Stoody Company	16052 Swingley Ridge Rd.	5557 Nashville Road
	Suite 300	Bowling Green, KY 42101
	Chesterfield, MO 63017	(Warren County)
(St. Louis County)
13820 Oaks Avenue
Chino, CA 91710
(San Bernardino County)

16052 Swingley Ridge Rd.
Suite 300
Chesterfield, MO 63017
(St. Louis County)

Thermadyne International Corp.	16052 Swingley Ridge Rd.	800 Henrietta Creek Road
	Suite 300	Roanoke, Texas 76262
	Chesterfield, MO 63017	2800 Airport Road
	(St. Louis County)	Denton, TX 76207
(Denton County)

2076 Wyecraft Road
Oakville, Ontario
LGL 5V6 Canada

16052 Swingley Ridge Rd.
Suite 300
Chesterfield, MO 63017
(St. Louis County)

Thermadyne Holdings Corporation	16052 Swingley Ridge Rd.	16052 Swingley Ridge Rd.
	Suite 300	Suite 300
	Chesterfield, MO 63017	Chesterfield, MO 63017
	(St. Louis County)	(St. Louis County)

Thermadyne Australia Pty Ltd.	71 Gower Street	None
PO Box 92
Preston
Victoria, Australia 3072

	Location of Books and	Location of Inventory and
Credit Party	Records	Equipment
Cigweld Pty Ltd.	71 Gower Street	Newcombe Sales
	PO Box 92 Preston Victoria, Australia 3072	47 Heathcote Road Moorebank NSW Australia 2170

Cigweld Preston
71 Gower Street
Preston Victoria Australia 3072

Virtual Warehouse
71 Gower Street
Preston Victoria Australia 3072

Arc Equipment
73 Gower Street
Preston Victoria Australia 3072

Filler Metals
73 Gower Street
Preston Victoria Australia 3072

Gas Equipment
73 Gower Street
Preston Victoria Australia 3072

Brisbane
570 Tarragindi Road
Salisbury QLD Australia 4009

MacKay
113 Spiller Avenue
Outer Harbour Mackay
Australia 4740

Townsville QLD
42 Punari Street
Currajong Townsville QLD
Australia 4810

AH Knowles QLD
Unit 2, 12 Harvey Street
North Eagle Farm QLD
Australia 4009

Perth
841 Abernethy Road
Forrestfield WA Australia 6058

SCHEDULE 3.22
Deposit Accounts and Other Accounts

Name	Bank and Address	Account Number	Type of Account
Thermadyne Consolidated Account	JP Morgan Chase Bank	Lockbox #24551	Lockbox
(account into which payments	1 Bank One Plaza
relating to each of Stoody	Chicago, IL 60670
Company, Thermadyne	Contact: Teresa Cox
International Corp., Thermal	(312) 954-9114; fax
Dynamics Corporation, Victor	(312)-954-9352
Equipment Company, and
Thermadyne Industries, Inc. are
deposited)

Thermadyne Holdings Corporation	JP Morgan Chase Bank	Account	Disbursement
	1 Bank One Plaza	#695213215
Chicago, IL 60670

Thermadyne Holdings Corporation	US Bank	Account	Disbursement
	Treasury Management	#152308796183
Services
One U.S. Bank Plaza
Office
SL-MO-T10P
7th & Washington
St. Louis, Missouri 63101

Roger Randall
Assistant Vice President
p: 314-418-8683
f: 314-418-2130

Thermal Dynamics Corporation	JP Morgan Chase Bank	Account #09-44488	ZBA (controlled
	1 Bank One Plaza		disbursements)
Chicago, IL 60670

	Citizens Bank Customer	Account
	Service Center P.O. Box	#330008-0929	Deposit
42001 Providence, RI
02940-2001

Victor Equipment Company	JP Morgan Chase Bank	Lockbox #22037	Lockbox
1 Bank One Plaza
	Chicago, IL 60670	Account #09-44470	ZBA (controlled
disbursements)
	JP Morgan Chase Bank	Account
	1 Bank One Plaza	#727117525	Credit Card Account
Chicago, IL 60670

JP Morgan Chase Bank —
	Toronto Branch	Account	Canadian dollar
	200 Bay Street, Floor 18,	#4676269101	collection account
Suite ON1-1800
	Toronto, M5J 2J2,	Account	US dollar collection
	Canada	#4676269210	account

		Account	Disbursements
#4676269102

Name	Bank and Address	Account Number	Type of Account
Stoody Company	JP Morgan Chase Bank	Lockbox #23507	Lockbox
1 Bank One Plaza
	Chicago, IL 60670	Account #09-44512	ZBA (controlled
disbursements)

Thermadyne International Corp.	JP Morgan Chase Bank	Account #24500	Lockbox
1 Bank One Plaza
	Chicago, IL 60670	Account # 10-45160	Demand Deposit
(amounts received here
are swept nightly to
Acct#10-45152)

Thermadyne Industries, Inc.	JP Morgan Chase Bank	Account #10-45152	Joint Account (all
	1 Bank One Plaza		Lockbox receipts are
	Chicago, IL 60670		swept here daily)

Account #11-03787
Cash in Collateral
Account
Account #10-19033

Checking
(Concentration-ZBA)

Thermadyne Industries, Inc.	JP Morgan Chase Bank	Account #09-44462	ZBA (controlled
	1 Bank One Plaza		disbursements)
Chicago, IL 60670

Thermadyne Industries, Inc.	US Bank	Account	Checking (payroll)
	Treasury Management	#1999200734
Services
	One U.S. Bank Plaza	Account	Main Depository
	Office	#152308796191
SL-MO-T10P
	7th & Washington	Account	Credit Card
	St. Louis, Missouri 63101	#152308796175	Depository

	Roger Randall	Account	Master Account
	Assistant Vice President	#152308796167
p: 314-418-8683
	f: 314-418-2130	Account	Controlled
		#152302017107	Disbursement

Thermadyne Australia Pty Ltd.	Commonwealth Bank of	Account #63234	Checking
	Australia	1059 2180
367 Collins Street
Melbourne, Victoria

Cigweld Pty Ltd.	Commonwealth Bank of	Account #6-4000-	Checking
	Australia	10619758
240 Queens Street
Brisbane, Queensland

Name	Bank and Address	Account Number	Type of Account
Cigweld Pty Ltd	Commonwealth Bank of	Account #130-101-	U.S. Dollar Account
	Australia	15601
367 Collins Street
	Melbourne, Victoria	Account #6-3234-	Australian Dollar
		10394272	Account

		Account #179871	Deposit Account

SCHEDULE 3.23
Government Contracts
None.

SCHEDULE 3.25
Bonding; Licenses
None.

SCHEDULE 4.13
Further Assurances
Credit Parties
1.	Thermadyne Technologies Holdings, Inc.

2.	Thermadyne Holdings Corporation

3.	Thermadyne Industries, Inc.

4.	Thermal Dynamics Corporation

5.	Victor Equipment Company

6.	Stoody Company

7.	Thermadyne International Corp.

8.	Thermadyne Australia Pty. Ltd.

9.	Cigweld Pty. Ltd.

10.	Razor Merger Sub Inc.
Pledged Domestic Subsidiaries (non-Credit Parties)
1.	C&G Systems Holding, Inc.

2.	Thermadyne Cylinder Co.
Pledged Foreign Subsidiaries
1.	Ningbo Fulida Gas Equipment Co., Ltd.

2.	Ningbo Thermadyne Cutting & Welding Equipment Trading Co., Ltd.

3.	Thermadyne Asia/Pacific Pte. Ltd.

4.	Thermadyne Italia Srl

5.	Thermadyne South America Holdings, Ltd.

6.	Thermadyne Industries Ltd.

7.	Thermadyne Welding Products Canada, Ltd.

8.	Victor Equipment de Mexico S.A. de C.V.

9.	Comercializadora Thermadyne, S. De R.L. De C.V.

10.	Thermadyne de Mexico S.A. de C.V.

SCHEDULE 5.1
Liens
None.

SCHEDULE 5.2
Disposition of Assets
The sale of the property owned by Cigweld Pty Ltd located at 73 Gover Street, Preston, Victoria Australia 3072 on an arm’s length basis.

SCHEDULE 5.4
Investments
     The Credit Parties have made investments in the following Subsidiaries:

						Certificate No.
					% of	(if uncertificated,
		Type of	# of Shares	Total Shares	Interest	please indicate
Owner	Investment	Organization	Owned	Outstanding	Pledged	so)	Par Value
Thermadyne Technologies Holdings, Inc.	Thermadyne Holdings Corporation	Corporation	1,000 common stock	1,000 common stock	100%	01		$.01

Thermadyne Holdings Corporation	Thermadyne Industries, Inc.	Corporation	1,000 common stock	1,000 common stock	100%	01		$.01

Victor Equipment Company	Thermal Dynamics Corporation	Corporation	1,000 common stock	1,000 common stock	100%	01		$.01

Thermadyne Industries, Inc.	Victor Equipment Company	Corporation	1,000 common stock	1,000 common stock	100%	01		$.01

Victor Equipment Company	Stoody Company	Corporation	1,000 common stock	1,000 common stock	100%	01		$.01

Victor Equipment Company	Thermadyne International Corp.	Corporation	1,000 common stock	1,000 common stock	100%	01		$.01

Thermadyne Industries, Inc.	Thermadyne Australia Pty. Ltd.	Australian Proprietary Company	1,123 common stock	1,124 common stock	100% of combined interests	3 5 7 8 10	A $	1.00

Thermadyne Holdings Corporation	Thermadyne Australia Pty. Ltd.	Australian Proprietary Company	1 common stock	1,124 common stock	100% of combined interests	4	A $	1.00

Thermadyne Australia Pty. Ltd.	Cigweld Pty. Ltd.	Proprietary Company	9,414,958	9,414,958	100%	11	A $	1.00

Thermal Dynamics Corporation	C&G Systems Holdings, Inc.	Corporation	1,000 common stock	1,000 common stock	100%	01		$.01

						Certificate No.
					% of	(if uncertificated,
		Type of	# of Shares	Total Shares	Interest	please indicate
Owner	Investment	Organization	Owned	Outstanding	Pledged	so)	Par Value
Thermadyne Holdings Corporation	Thermadyne Cylinder Co.	Corporation	1,000 common stock	1,000 common stock	100%	01	$.01

Thermadyne Industries, Inc.	Thermadyne Italia Srl	Italian Limited Liability Company	It. Lira 190,000,000	It. Lira 190,000,000	65%	Uncertificated	N/A

Thermadyne Industries, Inc.	Thermadyne Asia/Pacific Pte. Ltd.	Singapore Private Limited Company	100,000 common stock	100,000 common stock	65%	9	$1

Victor Equipment Company (formerly Tweco)	Thermadyne de Mexico S.A. de C.V.	Mexican Variable Capital Company	249 common stock	250 common stock	65% of combined interests	6 (Pledged Certificate) 7	$1.00

Thermadyne International Corp.	Thermadyne de Mexico S.A. de C.V.	Mexican Variable Capital Company	1 common stock	250 common stock	0% (65% of combined interests)	5	$1.00

Thermadyne Industries, Inc.	Thermadyne South American Holdings, Ltd.	Cayman Islands Ordinary Resident Company	100 common stock	100 common stock	65%	3 (Pledged Certificate) 4	$1.00

Thermadyne Industries, Inc.	Ningbo Thermadyne Cutting & Welding Equipment Trading Co., Ltd.	Chinese Limited Company	N/A	N/A	65%	Uncertificated	N/A

Thermadyne Industries, Inc.	Ningbo Fulida Gas Equipment Co., Ltd.	Chinese Limited Company	(50% ownership)	N/A	65% of combined interests	Uncertificated	N/A

Thermadyne Holdings Corporation	Ningbo Fulida Gas Equipment Co., Ltd.	Chinese Limited Company	(50% ownership)	N/A	65% of combined interests	Uncertifcated	N/A

Victor Equipment Company	Victor Equipment de Mexico, S.A. de C.V.	Mexican Variable Capital Company	999 Series A 999 Series B	1,000 Series A 1,000 Series B	65% of combined interests of Series A and B	3 (Series A - Pledged Certificate) 7 (Series A) 12 (Series B — Pledged Certificate) 13 (Series B)	$50 pesos

Certificate No.
					% of	(if uncertificated,
		Type of	# of Shares	Total Shares	Interest	please indicate
Owner	Investment	Organization	Owned	Outstanding	Pledged	so)	Par Value
Thermadyne Industries, Inc.	Victor Equipment de Mexico, S.A. de C.V.	Mexican Variable Capital Company	1 Series A 1 Series B	1,000 Series A 1,000 Series B	0% (65% of combined interests of Series A and B)	5 (Series A) 8 (Series B)	$50 pesos

Victor Equipment Company	Comercializadora Thermadyne, S. De R.L. De C.V.	Mexican Variable Capital Company	99% of equity participation interests	N/A	65% of combined interests	Uncertificated	N/A

Thermadyne Industries, Inc.	Comercializado ra Thermadyne, S. De R.L. De C.V.	Mexican Variable Capital Company	1% of equity participation interests	N/A	0% (65% of combined interests)	Uncertificated	N/A

Victor Equipment Company	Thermadyne Industries Ltd.	UK Private Limited Company	100 ordinary shares	100 ordinary shares	65%	3 5 (Pledged Certificate) 6	₤1

Victor Equipment Company	Thermadyne Welding Products Canada Limited	Corporation	10,000 common stock 9,080 Class A stock	10,000 common stock 9,080 Class A stock	65%	2 4 (Pledged Certificate) 5 (Class A) 7 (Class A — Pledged Certificate)	N/A

SCHEDULE 5.5
Existing Indebtedness
Existing Senior Subordinated Notes

SCHEDULE 5.6
Transactions with Affiliates
Credit Party transactions with an Affiliate of a Borrower or of any such Subsidiary include inventory transfers and payments of management fees.

EXHIBIT 1.1(b)
TO
CREDIT AGREEMENT
FORM OF L/C REQUEST
[NAME OF L/C ISSUER], as L/C Issuer
under the Credit Agreement referred to below
____________, 20__
     Re: Razor Merger Sub Inc., Thermadyne Holdings Corporation, Thermadyne Industries, Inc., Victor Equipment Company, Thermadyne International Corp., Thermal Dynamics Corporation and Stoody Company (the “Borrowers”)
     Reference is made to the Fourth Amended and Restated Credit Agreement, dated as of December 3, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, Thermadyne Holdings Corporation, as Borrower Representative, each other Credit Party that is a party thereto, the Lenders, L/C Issuers party thereto and General Electric Capital Corporation, as Agent for the Lenders and the L/C Issuers. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.
     The Borrower Representative, on behalf of the Borrowers, hereby gives you notice, irrevocably, pursuant to Section 1.1(b) of the Credit Agreement, of its request for your Issuance of a Letter of Credit, in the form attached hereto, for the benefit of [Name of Beneficiary], in the amount of $__________, to be issued on _________, ____ (the “Issue Date”) with an expiration date of__________, ___.
     The undersigned hereby certifies that, except as set forth on Schedule A attached hereto, the following statements are true on the date hereof and will be true on the Issue Date, both before and after giving effect to the Issuance of the Letter of Credit requested above and any Loan to be made or any other Letter of Credit to be Issued on or before the Issue Date:
     (i) the representations and warranties set forth in Article III of the Credit Agreement and elsewhere in the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date;
     (ii) no Default or Event of Default has occurred and is continuing;
     (iii) the aggregate outstanding amount of Revolving Loans does not exceed the Maximum Revolving Loan Balance; and

1

     (iv) if after giving effect to the incurrence of such Letter of Credit Obligations Availability is less than the Availability Threshold, the Borrower Representative has delivered a Compliance Certificate with respect to the most recent Fiscal Quarter for which financial statements have been delivered pursuant to subsection 4.1(b) of the Credit Agreement, demonstrating that Fixed Charge Coverage Ratio for the four-Fiscal Quarter period ending on the last day of the most recently ended Fiscal Quarter is not less than 1.10 to 1.00.
[Signature page follows]
[SIGNATURE PAGE TO L/C REQUEST DATED _______, __]

THERMADYNE HOLDINGS CORPORATION, as the Borrower Representative
By:
Name:
Title:

[SIGNATURE PAGE TO L/C REQUEST DATED _____ __, __]

EXHIBIT 1.1(c)
to
Credit Agreement
FORM OF SWINGLINE REQUEST
GENERAL ELECTRIC CAPITAL CORPORATION
as Agent under the Credit Agreement referred to below
__________ ___, _____
     Re: Razor Merger Sub Inc., Thermadyne Holdings Corporation, Thermadyne Industries, Inc., Victor Equipment Company, Thermadyne International Corp., Thermal Dynamics Corporation and Stoody Company (the “Borrowers”)
     Reference is made to the Fourth Amended and Restated Credit Agreement, dated as of December 3, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, Thermadyne Holdings Corporation, as Borrower Representative, each other “Credit Party” that is a party thereto, the Lenders, L/C Issuers party thereto and General Electric Capital Corporation, as Agent for the Lenders and the L/C Issuers. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.
          The Borrower Representative, on behalf of Borrowers, hereby gives you irrevocable notice pursuant to Section 1.1(c) of the Credit Agreement that it requests a Swing Loan under the Credit Agreement (the “Proposed Advance”) and, in connection therewith, sets for the following information:
     A. The date of the Proposed Advance is ___________, ____ (the “Funding Date”).
     B. The aggregate principal amount of the Proposed Advance is $__________.
          The undersigned hereby certifies that, except as set forth on Schedule A attached hereto, the following statements are true on the date hereof both before and after giving effect to the Proposed Advance and any other Loan to be made or Letter of Credit to be issued on or before the Funding Date:
     (i) the representations and warranties set forth in Article III of the Credit Agreement and elsewhere in the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date;

     (ii) the aggregate principal amount of all Revolving Loans does not exceed the Maximum Revolving Loan Balance;
     (iii) no Default or Event of Default is continuing; and
     (iv) if after giving effect to such Proposed Advance, Availability is less than the Availability Threshold, the Borrower Representative has delivered a Compliance Certificate with respect to the most recent Fiscal Quarter for which financial statements have been delivered pursuant to subsection 4.1(b) of the Credit Agreement, demonstrating that Fixed Charge Coverage Ratio for the four-Fiscal Quarter period ending on the last day of the most recently ended Fiscal Quarter is not less than 1.10 to 1.00.

Sincerely, THERMADYNE HOLDINGS CORPORATION, as Borrower Representative
By:
Name:
Title:

[SIGNATURE PAGE TO FORM OF SWINGLINE REQUEST DATED _____ __, __]

EXHIBIT 1.5(d)
to
Credit Agreement
FORM OF NOTICE OF CASH COLLATERAL RELEASE
[VIA FAX/EMAIL]
_______________, _____
[General Electric Capital Corporation,
for itself, as Lender, and as Agent
for Lenders
500 West Monroe Street
Chicago, Illinois 60661]
[GE Commercial Corporation (Australia) Pty Ltd
Level 5 420 St. Kilda Road
Melbourne, Victoria 3000]
Attention:	Thermadyne Holdings Corporation, Account Manager
Ladies and Gentlemen:
          This notice by Cigweld Pty Ltd., a _________ (the “Credit Party”) refers to the Fourth Amended and Restated Credit Agreement, dated as of December 3, 2010 (the “Credit Agreement,” the terms defined therein being used herein as therein defined), by and among the undersigned, the other persons named therein as Borrowers, the other Credit Parties signatory thereto, General Electric Capital Corporation, a Delaware corporation, for itself, as Lender, and as Agent for the Lenders and the L/C Issuers, and the Lenders from time to time party thereto. Pursuant to Section 1.5(d) of the Credit Agreement, that the undersigned hereby requests the release of funds from the Australian Blocked Account (the “Cash Collateral Release”), and in that connection sets forth below the information relating to such request as required by 1.5(d) of the Credit Agreement:
  1. The date of the requested Cash Collateral Release is ___________, ____.
  2. The aggregate amount of the requested Cash Collateral Release is $__________.

     3. The requested Cash Collateral Release is to be sent to:
[Name of Bank]
[City of Bank]
Beneficiary:
Account No.: [number]
ABA No.: [number]
Attn: [name]
[signature page follows]

          The undersigned hereby certifies that all of the conditions to the release of cash collateral set forth in Section 2.2 of the Credit Agreement have been met.

CIGWELD PTY LTD.
By:
Name:
Title:

Agreed to and accepted by: THERMADYNE HOLDINGS CORPORATION
By:
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent and Lender
By:
Duly Authorized Signatory

EXHIBIT 1.6
TO
CREDIT AGREEMENT
FORM OF NOTICE OF CONVERSION/CONTINUATION
GENERAL ELECTRIC CAPITAL CORPORATION
as Agent under the Credit Agreement referred to below
______ ____, _____
     Re: Razor Merger Sub Inc., Thermadyne Holdings Corporation, Thermadyne Industries, Inc., Victor Equipment Company, Thermadyne International Corp., Thermal Dynamics Corporation and Stoody Company (the “Borrowers”)
     Reference is made to the Fourth Amended and Restated Credit Agreement, dated as of December 3, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, Thermadyne Holdings Corporation, as Borrower Representative, each other “Credit Party” that is a party thereto, the Lenders, L/C Issuers party thereto and General Electric Capital Corporation, as administrative agent for the Lenders and the L/C Issuers. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.
     The Borrower Representative, on behalf of Borrowers, hereby gives you irrevocable notice, pursuant to Section 1.6 of the Credit Agreement of its request for the following (the “Proposed Conversion/Continuation”):
     (i) a continuation, on _________, ____, as LIBOR Rate Loans having an Interest Period of ___months of Revolving Loans in an aggregate outstanding principal amount of $_____________ having an Interest Period ending on the proposed date for such continuation;
     (ii) a conversion, on _________, ____, to LIBOR Rate Loans having an Interest Period of___ months of Revolving Loans in an aggregate outstanding principal amount of $__________ ; and
     (iii) a conversion, on _________, ____, to Base Rate Loans, of Revolving Loans in an aggregate outstanding principal amount of $_________.
     The undersigned hereby certifies that, except as set forth on Schedule A attached hereto, the following statements are true on the date hereof both before and after giving effect to the Proposed Conversion/Continuation:
     (i) the representations and warranties set forth in Article III of the Credit Agreement and elsewhere in the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein), except to the

1

extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date;
     (ii) the aggregate principal amount of all Revolving Loans does not exceed the Maximum Revolving Loan Balance;
     (iii) no Default or Event of Default is continuing; and
     (iv) if after giving effect to the Proposed Conversion / Continuation, Availability is less than the Availability Threshold, the Borrower Representative has delivered a Compliance Certificate with respect to the most recent Fiscal Quarter for which financial statements have been delivered pursuant to subsection 4.1(b) hereof, demonstrating that Fixed Charge Coverage Ratio for the four-Fiscal Quarter period ending on the last day of the most recently ended Fiscal Quarter is not less than 1.10 to 1.00.

THERMADYNE HOLDINGS CORPORATION, as the Borrower Representative
By:
Name:
Title:

[SIGNATURE PAGE TO NOTICE OF CONVERSION/CONTINUATION DATED _____ __, __]

EXHIBIT 2.1
TO
CREDIT AGREEMENT
CLOSING CHECKLIST
[See attached]

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of December 3, 2010
by and among
RAZOR MERGER SUB INC.,
THERMADYNE HOLDINGS CORPORATION,
THERMADYNE INDUSTRIES, INC.,
VICTOR EQUIPMENT COMPANY,
THERMADYNE INTERNATIONAL CORP.,
THERMAL DYNAMICS CORPORATION, and
STOODY COMPANY,
as the Borrowers,
THERMADYNE HOLDINGS CORPORATION,
as the Borrower Representative
THE OTHER PERSONS PARTY HERETO THAT ARE
DESIGNATED AS CREDIT PARTIES,
GENERAL ELECTRIC CAPITAL CORPORATION,
for itself, as a Lender and Swingline Lender and as Agent for all Lenders,
and
THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders
****************************************
GE CAPITAL MARKETS, INC.,
as Sole Lead Arranger and Bookrunner

     Set forth below is a Closing Checklist, which lists documents and information delivered in connection with the Credit Agreement (“Credit Agreement”) listed herein as Document No. 1, the other Loan Documents and the transactions contemplated thereunder. Each capitalized term used but not defined herein shall have the meaning ascribed to such term in the Credit Agreement and all section references herein are to Sections of the Credit Agreement, unless otherwise indicated. All documents are dated as of December 3, 2010 unless otherwise indicated.
I. PARTIES
A. Agent — GE Capital, as Agent
B. Borrower —The parties listed on Exhibit A (collectively, the “Borrowers”)
C. Guarantors — Holdings and the parties listed on Exhibit A (collectively with Borrowers, the “Credit Parties”)
D. Holdings — Thermadyne Technologies Holdings, Inc.
E. Sponsor — Irving Place Capital
II. COUNSEL TO PARTIES
A. L&W — Latham & Watkins LLP, counsel to Agent
B. Weil — Weil, Gotshal & Manges LLP, counsel to Credit Parties
C. Middletons — Middletons, Australian counsel to Agent
D. MT — McCarthy Tétrault LLP, Canadian counsel to Agent
E. CU — Clayton Utz, Australian counsel to Credit Parties

Action or Document		Responsibility	Executed by
1. Fourth Amended and Restated Credit Agreement		L&W (1194252)	Credit Parties Agent Lenders

Schedules		—	—

(i)	Schedule 1.1(a) — Revolving Loan Commitments	L&W	—

(ii)	Schedule 1.1(b) — Existing Letters of Credit	L&W

(iii)	Schedule 3.5 — Litigation	Credit Parties	—

(iv)	Schedule 3.7— ERISA	Credit Parties	—

(v)	Schedule 3.8 — Effective Date Sources and Uses; Funds Flow Memorandum	Credit Parties	—

(vi)	Schedule 3.9 — Ownership of Property; Liens	Credit Parties	—

(vii)	Schedule 310 — Taxes	Credit Parties	—

(viii)	Schedule 3.11(a) — Historical Financial Statements	Credit Parties	—

(ix)	Schedule 3.11(b) — Pro Forma Financial Statements	Credit Parties	—

(x)	Schedule 3.12 — Environmental	Credit Parties	—

(xi)	Schedule 3.15 — Labor Relations	Credit Parties	—

(xii)	Schedule 3.16 — Intellectual Property	Credit Parties	—

(xiii)	Schedule 3.18 — Insurance	Credit Parties	—

(xiv)	Schedule 3.19 — Ventures, Subsidiaries and Affiliates; Outstanding Stock	Credit Parties	—

(xv)	Schedule 3.20 — Jurisdiction of Organization; Chief Executive Office	Credit Parties	—

1

Action or Document		Responsibility	Executed by
(xvi)	Schedule 3.21 — Locations of Inventory, Equipment and Books and Records	Credit Parties	—

(xvii)	Schedule 3.22 — Deposit Accounts and Other Accounts	Credit Parties	—

(xviii)	Schedule 3.23 — Government Contracts	Credit Parties	—

(xix)	Schedule 3.25 — Bonding; Licenses	Credit Parties	—

(xx)	Schedule 4.13 — Further Assurances	Credit Parties	—

(xxi)	Schedule 5.1 — Liens	Credit Parties	—

(xxii)	Schedule 5.4 — Investments	Credit Parties	—

(xxiii)	Schedule 5.5 — Indebtedness	Credit Parties	—

(xxiv)	Schedule 5.6 — Transactions with Affiliates	Credit Parties	—

Exhibits		—	—

(i)	Exhibit 1.1(b) — Form of L/C Request	L&W	—

(ii)	Exhibit 1.1(c) — Form of Swine Loan Request	L&W	—

(iii)	Exhibit 1.5(d) — Notice of Cash Collateral Release	L&W

2

Action or Document		Responsibility	Executed by
(iv)	Exhibit 1.6 — Form of Notice of Conversion/Continuation	L&W	—

(v)	Exhibit 2.1 — Closing Checklist	L&W (1194011)	—

(vi)	Exhibit 4.2(b)-1 — Form of Compliance Certificate	L&W	—

(vii)	Exhibit 4.2(b)-2 — Form of Covenant Certificate	L&W	—

(viii)	Exhibit 11.1(a) — Form of Assignment	L&W	—

(ix)	Exhibit 11.1(b) — Form of Borrowing Base Certificate	L&W	—

(x)	Exhibit 11.1(c) — Form of Notice of Borrowing	L&W	—

(xi)	Exhibit 11.1(d) — Revolving Note	L&W	—

(xii)	Exhibit 11.1(e) — Swingline Note	L&W	—

2. Revolving Note by Borrower to each of the following:		—	—

(i)	GE Capital	L&W (1203407)	Borrowers

3. Swingline Note by Borrower to each of the following:		—	—

(i)	GE Capital	L&W (1203405)	Borrowers

4. Master Intercompany Subordinated Note		L&W (1199298)	Credit Parties

(i)	Endorsement to Agent	L&W (1199298)	Credit Parties

5. Master Intercompany Subordinated Note (Holdings)		L&W (1203049)	Credit Parties

3

Action or Document		Responsibility	Executed by

(i)	Endorsement to Agent (Holdings)	L&W (1203049)	Holdings

6. Amended and Restated Guaranty and Security Agreement		L&W (1198410)	Borrowers Guarantors Agent

Annexes		—	—

(i)	Annex 1 — Form of Pledge Amendment	L&W (1198410)	—

(ii)	Annex 2 — Form of Joinder Agreement	L&W (1198410)	—

(iii)	Annex 3 — Form of Intellectual Property Security Agreement	L&W (1198410)	—

Schedules		—	—

(i)	Schedule 1 — Commercial Tort Claims	Borrower/ Guarantors	—

(ii)	Schedule 2 — Filings	Borrower/ Guarantors	—

(iii)	Schedule 3 — Pledged Collateral	Borrower/ Guarantors	—

7. Trademark Security Agreement		L&W	Agent Credit Parties

Schedule		Weil	—

4

Action or Document	Responsibility	Executed by
8. Trademark Security Agreement (Cigweld)	L&W	Agent Cigweld

Schedule	Weil	—

9. Patent Security Agreement	L&W	Agent Credit Parties

Schedule	Weil	—

10. Copyright Security Agreement	L&W	Agent Credit Parties

Schedule	Weil	—

11. Confirmation of delivery of Stock/Membership Certificates and Blank Stock Powers/Assignments of LLC Membership Interests in Blank as described on Exhibit B attached hereto to Collateral Trustee	Weil / L&W	Credit Parties

12. Multi-Party Blocked Account Agreements from the following institutions[1]:	—	—

(i) JP Morgan Chase (Disbursement)	Weil	Thermadyne Industries
Victor
Stoody
Thermal Dynamics
Thermadyne Holdings
Agent
Collateral Trustee

(ii) JP Morgan Chase (Merchant)	Weil	Victor Agent

[1]	Subject to Section 4.11 of the Credit Agreement

5

Action or Document	Responsibility	Executed by
Collateral Trustee

(iii) JP Morgan Chase (Collection)	Weil	Thermadyne Industries Thermadyne International Agent Collateral Trustee

(iv) JP Morgan Chase (Canadian)	Weil	Victor Agent Collateral Trustee

(v) US Bank	Weil	Thermadyne Industries Agent Collateral Trustee

13. Mortgage of Shares (Thermadyne Australia), dated as of October 3, 2008	Middletons	Thermadyne Australia

14. Mortgage of Shares (Thermadyne Industries and Thermadyne Holdings), dated as of October 3, 2008	Middletons	Thermadyne Industries Thermadyne Holdings

15. Secured Guaranty and Indemnity (Thermadyne Australia and Cigweld Pty Ltd. (“Cigweld”) as Guarantors), dated as of October 3, 2008	Middletons	Thermadyne Australia Cigweld

16. Fixed and Floating Charge (Unlimited Amount), dated as of October 3, 2008	Middletons	Thermadyne Australia Cigweld

17. Fixed and Floating Charge (Capped Amount — South Australia), dated as of October 3, 2008	Middletons	Thermadyne Australia Cigweld

18. Fixed and Floating Charge (Capped Amount), dated as of October 3, 2008	Middletons	Thermadyne Australia Cigweld

19. Fixed and Floating Charge	Middletons	Thermadyne Australia

6

	Action or Document	Responsibility	Executed by
Cigweld

20.	Share Mortgage in respect of the shares in Thermadyne Australia	Middletons	Thermadyne Industries Thermadyne Holdings

21.	Mortgage of land in respect of Certificate of Title Volume 10746 Folio 083	Middletons	Cigweld

22.	Blocked Account Agreement, dated as of October 3, 2008	Middletons	Cigweld

23.	RESERVED

24.	Authority to Complete Documents	Middletons	Thermadyne Australia Cigweld Thermadyne Holdings Thermadyne Industries

25.	ASIC Forms 309 in relation to the fixed & floating charges (item 17)	Middletons	Officer of Thermadyne Australia Officer of Cigweld

26.	ASIC Forms 350 in relation to the fixed & floating charges (item 17)	Middletons	Officer of Thermadyne Australia Officer of Cigweld

27.	Multi-jurisdictional mortgage statement	CU	Duly authorized person on behalf of Thermadyne Australia

28.	Financial assistance notices, resolutions and explanatory memorandum required under s.260 of the Corporations Act (Cth)	CU	Thermadyne Australia Cigweld (as applicable)

29.	Financial assistance extract board resolutions	CU	Thermadyne Australia Cigweld (as applicable)

7

	Action or Document	Responsibility	Executed by

30.	Financial assistance extract shareholder resolutions (duly passed) required under s.260B of the Corporations Act (Cth)	CU	Thermadyne Australia Cigweld (as applicable)

31.	ASIC Form 2602 in respect of financial assistance	CU	Officer of Thermadyne Australia Officer of Cigweld (as applicable)

32.	Evidence of lodgment of ASIC Forms 2602 in respect of financial assistance at ASIC (ASIC Form 104)	CU	ASIC

33.	ASIC Form 2601 in respect of financial assistance	CU	Thermadyne Australia Cigweld (as applicable)

34.	Evidence of lodgment of ASIC Forms 2601 in respect of financial assistance at ASIC (ASIC Form 104)	CU	ASIC

35.	ASIC Form 2205 in respect of financial assistance	CU	Officer of Thermadyne Australia Officer of Cigweld (as applicable)

36.	Evidence of lodgment of ASIC Forms 2205 in respect of financial assistance at ASIC (ASIC Form 104)	CU	ASIC

37.	Extract shareholder resolutions to amend the constitution of Thermadyne Australia and/or Cigweld so that it includes a provision:	CU	Thermadyne Australia

	(a) which provides that the directors may not refuse to register a share transfer effected by an Agent		Thermadyne Holdings Thermadyne Industries

8

	Action or Document	Responsibility	Executed by
or Lender on enforcement of a Lien over those shares; and

(b) permitting the directors to act in the best interest of its holding company in accordance with section 187 of the Corporations Act 2001 (Cth)

38.	Extract of board minutes approving the execution, delivery, and performance by each of Thermadyne Australia and Cigweld of each Loan Document to which it is a party	CU	Thermadyne Australia Cigweld

39.	Extract of shareholder minutes approving the execution, delivery, and performance by each of Thermadyne Australia and Cigweld of each Loan Document to which it is a party	CU	Thermadyne Australia Thermadyne Holdings Thermadyne Industries

40.	UCC searches in each of the locations and against each of the Credit Parties identified on Exhibit C attached hereto	Weil	—

41.	UCC financing statements naming Agent as Secured Party and each Credit Party as Debtor filed in the jurisdictions described on Exhibit C attached hereto:	L&W	—

42.	Post-closing UCC searches	L&W	—

43.	PPSA searches in Canada in each of the locations and against each of the Credit Parties identified on Exhibit C attached hereto	MT

44.	PPSA Filings naming Agent as Secured Party and each Credit Party as Debtor filed in the jurisdictions described on Exhibit C attached hereto	MT	—

45.	ASIC searches in Australia in respect of each of Thermadyne Australia and Cigweld	Middletons

9

	Action or Document	Responsibility	Executed by
46.	Victorian Land Titles Offices search of the property as described in the Mortgage of Land (item 19)	Middletons

47.	Certificates from secretary or assistant secretary (or an officer, if customary in any relevant jurisdiction) as indicated on Exhibit D certifying to (a) articles/certificate of formation, as applicable, and all amendments thereto, certified (if applicable) by the secretary of the state of incorporation, (b) memorandum and articles of association, bylaws/operating agreement or other relevant constitutional documents, as applicable, and all amendments thereto, (c) resolutions and (d) the incumbency (if applicable) and signatures of the officers or representatives executing the Credit Agreement and the other Loan Documents	Weil	Credit Parties

48.	Certificates of good standing, foreign qualification to do business (or foreign equivalent thereof) of each Loan Party from the secretary of state indicated on Exhibit D	Weil	—

49.	Certificate of a Responsible Officer of the Borrower Representative to the effect that (A) each condition set forth in Section 2.1 has been satisfied, (B) both the Credit Parties taken as a whole and the Borrower are Solvent after giving effect to the initial Loans and Letters of Credit, the consummation of the Related Transactions, the application of the proceeds thereof in accordance with Section 4.10 and the payment of all estimated legal, accounting and other fees and expenses related hereto and thereto and (C) attached thereto are complete and correct copies of the following Related Agreements	Weil	Thermadyne Holdings

	(i) Merger Agreement	Weil	Razor Holdco Inc. Razor Merger Sub Inc. Thermadyne Holdings

10

	Action or Document	Responsibility	Executed by
	(ii) Indenture	Weil	Thermadyne Holdings Guarantors Collateral Trustee

	(iii) Purchase Agreement	Weil	Razor Initial Purchaser

	(iv) Pledge and Security Agreement	Weil	Thermadyne Holdings Razor Guarantors Collateral Agent

50.	Audited consolidated balance sheet of the Borrowers and their Subsidiaries for the three (3) Fiscal Years ended December 31, 2007, December 31, 2008, and December 31, 2009, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Years	Sponsor	—

51.	Unaudited interim consolidated balance sheet of the Borrowers and their Subsidiaries for the Fiscal Quarters ending March 31, 2010, June 30, 2010 and September 30, 2010 and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for such Fiscal Quarters	Sponsor	—

52.	Pro forma unaudited consolidated balance sheet of the Borrowers and their Subsidiaries for the four-Fiscal Quarter period ending September 30, 2010	Sponsor	—

53.	Intercreditor Agreement	L&W (1195226)	Agent Credit Parties Senior Secured Notes Collateral Trustee

11

	Action or Document	Responsibility	Executed by
54.	Landlord Waivers listed on Exhibit E attached hereto[2]	Weil	Landlord Agent

55.	Bailee Waivers listed on Exhibit F attached hereto[3]	Weil	Landlord Agent

56.	Flow of Funds	Credit Parties	—

	(i) Borrowing Base Certificate	L&W/Credit Parties	Thermadyne Holdings

57.	Completed W-9 form for each party listed on Flow of Funds/Letter of Direction	Credit Parties	—

58.	Master Agreement for Standby Letters of Credit	L&W (1201049)	Borrowers Agent

59.	Fee Letter	L&W (1187907)	Razor Agent

60.	Certificate(s) of Insurance together with loss payable endorsements designating Agent as loss payee and additional insured endorsements designating Agent and Lenders as additional insureds and certified copies of all insurance policies	Weil	Insurance Company

61.	Post Closing Matters Agreement	L&W	Agent Credit Parties

62.	Irrevocable Notice of Redemption with respect to 2004 Indenture	Weil	Trustee

63.	Evidence of deposit of funds with Indenture Trustee	Weil	Trustee

[2]	Subject to Section 4.12 of the Credit Agreement

[3]	Subject to Section 4.12 of the Credit Agreement

12

	Action or Document	Responsibility	Executed by
64.	Termination of Blocked Account Agreements	L&W	Agent
65.	UCC Terminations & IP Releases as set forth on Exhibit G	Weil	Secured Party
66.	Opinion of Weil	Weil	Weil
67.	Opinion of Australian counsel	CU	CU

13

EXHIBIT A
GUARANTORS

1.	Thermadyne Holdings Corporation (“Thermadyne Holdings”) (Borrower)
2.	Victor Equipment Company (“Victor”) (Borrower)
3.	Thermadyne International Corp. (“Thermadyne International”)(Borrower)
4.	Thermal Dynamics Corporation (“Thermal Dynamics”) (Borrower)
5.	Stoody Company (“Stoody”) (Borrower)
6.	Thermadyne Industries, Inc. (“Thermadyne Industries”) (Borrower)
7.	Razor Merger Sub Inc. (“Razor”) (Borrower)
8.	Thermadyne Australia Pty Ltd(“Thermadyne Australia”)
9.	Cigweld Pty Ltd (“Cigweld”)
10.	Thermadyne Technologies Holdings, Inc. (“Holdings”)

12

EXHIBIT B
STOCK CERTIFICATES AND STOCK POWERS

					PDF (original if	PDF (original if
					indicated) Stock	indicated) Stock
Pledged Entity	Holder	Certificate No.	No. Shares	% ownership	Certificate?	Power?
Thermadyne Holdings Corporation	Thermadyne Technologies Holdings, Inc.	01	1,000	100%	Need original PDF received	Need original PDF received

Thermadyne Industries Inc.	Thermadyne Holdings Corporation	01	1,000	100%	X	X

Victor Equipment Company	Thermadyne Industries Inc.	01	1,000	100%	X	X

Thermadyne International Corp.	Victor Equipment Company	01	1,000	100%	X	X

Thermal Dynamics Corporation	Victor Equipment Company	01	1,000	100%	X	X

Stoody Company	Victor Equipment Company	01	1,000	100%	X	X

Thermadyne Australia Pty Ltd	Thermadyne Industries Inc.	3 5 6 7 8	1,123	99.911%	X X X X X	X X X X X

Thermadyne Australia Pty Ltd	Thermadyne Holdings Corporation	4	1	0.089%	X	X

Cigweld Pty Ltd	Thermadyne Australia Pty Ltd	11	9,414,958	100%	X	X

C&G Systems Holdings, Inc.	Thermal Dynamics Corporation	01	1,000	100%	X	X

Thermadyne Cylinder Co.	Thermadyne Holdings Corporation	01	1,000	100%	X	X

Thermadyne Asia/Pacific Pte. Ltd.	Thermadyne Industries Inc.	9	65,000	65%	X	X

13

					PDF (original if	PDF (original if
					indicated) Stock	indicated) Stock
Pledged Entity	Holder	Certificate No.	No. Shares	% ownership	Certificate?	Power?
Thermadyne de Mexico S.A. de C.V.	Victor Equipment Company	6	164	65%	X	X

Thermadyne South American Holdings, Ltd	Thermadyne Industries, Inc.	3	65	65%	X	X

Victor Equipment de Mexico, S.A. de C.V.	Victor Equipment Company	3 Series A 12 Series B	650 Series A 650 Series B	65% Series A 65% Series B	X X	X

Thermadyne Industries Ltd.	Victor Equipment Company	5	65	65%	X	X

Thermadyne Welding Products Canada Limited	Victor Equipment Company	7 Class A	10,000 Common Stock 9,080 Class A	65%	X X	X X

14

EXHIBIT C
LIEN SEARCHES AND FILING OFFICES

SEARCH
DEBTOR	JURISDICTION	TYPE OF SEARCH	FILING OFFICE
Thermadyne Holdings	Delaware Secretary of State St. Louis County, MO	UCC and federal tax lien Tax lien, judgment and pending suit	Delaware Secretary of State

Victor	Delaware Secretary of State St. Louis County, MO	UCC and federal tax lien Tax lien, judgment and pending suit	Delaware Secretary of State

Thermadyne International	Delaware Secretary of State St. Louis County, MO	UCC and federal tax lien Tax lien, judgment and pending suit	Delaware Secretary of State

Thermal Dynamics	Delaware Secretary of State St. Louis County, MO	UCC and federal tax lien Tax lien, judgment and pending suit	Delaware Secretary of State

Stoody	Delaware Secretary of State St. Louis County, MO	UCC and federal tax lien Tax lien, judgment and pending suit	Delaware Secretary of State

Thermadyne Industries	Delaware Secretary of State St. Louis County, MO	UCC and federal tax lien Tax lien, judgment and pending suit	Delaware Secretary of State

Razor	Delaware Secretary of State St. Louis County, MO	UCC and federal tax lien Tax lien, judgment and pending suit	Delaware Secretary of State

Holdings	Delaware Secretary of State St. Louis County, MO	UCC and federal tax lien Tax lien, judgmentand and pending suit	Delaware Secretary of State

Thermadyne Australia	District of Columbia Recorder of Deeds Missouri Secretary of State St. Louis County, MO	UCC, federal and state tax lien and local judgment UCC Tax lien, judgment and pending suit	District of Columbia Recorder of Deeds and Missouri Secretary of State

15

SEARCH
DEBTOR	JURISDICTION	TYPE OF SEARCH	FILING OFFICE
Cigweld Pty Ltd	District of Columbia Recorder of Deeds Missouri Secretary of State St. Louis County, MO	UCC, federal and state tax lien and local judgment UCC Tax lien, judgment and pending suit	District of Columbia Recorder of Deeds and Missouri Secretary of State

Thermadyne Industries Ltd	District of Columbia Recorder of Deeds	UCC, federal and state tax lien and local judgment	N/A

Thermadyne Welding Products Canada Limited	District of Columbia Recorder of Deeds	UCC, federal and state tax lien and local judgment	N/A

Canadian Cylinder Company Ltd.	District of Columbia Recorder of Deeds	UCC, federal and state tax lien and local judgment	N/A
PPSA

SEARCH
DEBTOR	JURISDICTION	TYPE OF SEARCH	FILING OFFICE
Stoody Company	Province of Ontario	Business Debtor	Province of Ontario, Ministry of Government Services
ASIC

SEARCH
DEBTOR	JURISDICTION	TYPE OF SEARCH	FILING OFFICE
Thermadyne Australia Pty Ltd	Australian Commonwealth and State	Historical company search	ASIC

Cigweld Pty Ltd	Australian Commonwealth and State	Historical company search	ASIC

16

EXHIBIT D
ORGANIZATIONAL DOCUMENTS

Bring Down Good
	Secretary/Officer’s	Certificate of				Good Standing	Standing
Entity	Certificate	Incorporation	By-Laws	Resolutions	Incumbency	Certificate	Certificate
Thermadyne Holdings		☑	☑	☑	☑	☑	☐

Victor	☑	☑	☑	☑	☑	☑	☑

Thermadyne International	☑	☑	☑	☑	☑	☑	☑

Thermadyne Dynamics	☑	☑	☑	☑	☑	☑	☑

Stoody	☑	☑	☑	☑	☑	☑	☑

Thermadyne Industries	☑	☑	☑	☑	☑	☑	☑

Razor	☑	☑	☑	☑	☑	☑	☑

Holdings	☑	☑	☑	☑	☑	☑	☑

Thermadyne Australia	☑	☑	☑	☑	n/a	n/a	n/a

Cigweld	☑	☑	☑	☑	n/a	n/a	n/a

17

EXHIBIT E
LANDLORD WAIVERS

State/Entity	County	Facility Location	Lease Expiration Date
California/Stoody	San Bernardino	13820 Oaks Avenue Chino, CA 91710	February 28, 2007

Kansas/Tweco Products (merged into Victor)	Wichita	4200 West Harry Wichita, KS 67209	June 30, 2004

Kentucky/Stoody	Bowling Green	5557 Nashville Road Bowling Green, KY 42101	June 31, 2011

New Hampshire/Thermal Dynamics	West Lebanon	Industrial Park #2 West Lebanon, NH 03784	June 5, 2008

Missouri/Holdings	Chesterfield	16052 Swingley Ridge Road, Suite 300 Chesterfield, MO 63017	May 31, 2009

Ohio/Thermal Arc (merged into Thermal Dynamics)	Troy	2200 Corporate Drive Troy, OH 45373	December 31, 2003 (will move Collateral to one of the other locations)

Texas/Victor	Denton	2800 Airport Road Denton, TX 76202	June 5, 2008

18

EXHIBIT F
BAILEE WAIVERS

ENTITY	ADDRESS	STATE
Thermal Dynamics Corp.	Suntron 104 Glenn St Lawrence, MA 01843 (<$100,000, but will go to zero in six months as material is used)	MA

Tweco Products, Inc. (merged into Victor)	Automatic Products 2735 Forest Ln Garland, TX 75042 (<$90,000)	TX

Victor	International Paper 2400 Shamrock Ave Fort Worth, TX 76107 (<$560,000)	TX

Tweco Products, Inc. (merged into Victor)	Fimex SA 1649 R Michel Guadalajara, JAL Mexico 44870 (<$220,000)	MX

Victor Tweco Products, Inc. (merged into Victor)	Avenida Jesus Siqueiros Numero 652 Colonia Alvero Obregon Codigo Postal 83170 Hermolsillo Sonoro, Mexico	MX

19

ENTITY	ADDRESS	STATE
Tweco Products, Inc. (merged into Victor)	Love Box Co. P.O. Box 546 Wichita, KS 67201	KS

Thermal Arc, Inc. (merged into Thermal Dynamics)	A.M.I. 30B Summer Street Winthrop, ME 04364	ME

Thermal Dynamics	Suntron 104 Glenn Street Lawrence, MA 01843	MA

Thermal Industries

Thermal Dynamics

Tweco Products (merged into Victor)

Victor

C&G Systems (changed name to C&G Merger)

Stoody

Thermal Arc (merged into Thermal Dynamics)

Protip (merged into Victor)

Thermadyne International
	Trilogy Plastics 900 N. Chapel Street Louisville, OH 44641	OH

Thermal Dynamics	Data Ed 32 Northwestern Blvd. Salem, NH 03079	NH

Thermal Dynamics	Avid Technology 80 Commercial Street Concord, NH 03301	NH

Thermal Dynamics	Stephen Gould 30 Commerce Way Tewksbury, MA 01876	MA

20

ENTITY	ADDRESS	STATE
Thermal Dynamics	Factory Direct China 7 Marble Street Whitman, MA 02382	MA

Thermal Dynamics	Future Engineering P.O. Box 180 Flushing, MI 48433	MI

Thermal Dynamics	Suntron 1659 Gailles Blvd. San Diego, CA 92154	CA

Thermal Dynamics	Mid Vermont Molding 1103 Beanville Road Randolph, VT 05060	VT

Thermal Dynamics	St. Gobain Performance Plastics 386 Metacom Avenue Bristol, RI 02809	RI

Thermal Dynamics	Rand Whitney 1060 Millbury Sreet Worchester, MA 01607	MA

Thermal Dynamics	Valtech Molding 3841 Buffalo Road Rochester, NY 14624	NY

21

EXHIBIT G
TERMINATIONS AND RELEASES
I. UCC TERMINATIONS

ORIGINAL
FILE
			NO./FILE	TERMINATION FILE
DEBTOR	SECURED PARTY	JURISDICTION	DATE	NO./FILE DATE
Thermadyne International	Regions Bank, as Collateral Agent	Delaware Secretary of State	42133520 7/29/04	2010 3888975 11/5/10

Thermal Dynamics	Regions Bank, as Collateral Agent	Delaware Secretary of State	42134056 7/29/04	2010 3889098 11/5/10

Stoody	Regions Bank, as Collateral Agent	Delaware Secretary of State	42133363 7/29/04	2010 3889502 11/5/10

Victor	Regions Bank, as Collateral Agent	Delaware Secretary of State	42134122 7/29/04	20103889544 11/5/10

Thermadyne Industries	Regions Bank, as Collateral Agent	Delaware Secretary of State	42133439 7/29/04	20103889684 11/5/10

Thermadyne Holdings	Regions Bank, as Collateral Agent	Delaware Secretary of State	42133249 7/29/04	2010 3889767 11/5/10

C&G Systems Holding, Inc.	Regions Bank, as Collateral Agent	Delaware Secretary of State	42133660 7/29/04	2010 3888876 11/5/10

C&G Merger Co.	Regions Bank, as Collateral Agent	Illinois Secretary of State	08941998 7/29/04	01751367 11/5/10

22

II. INTELLECTUAL PROPERTY RELEASES

DOCUMENT
(GRANTORS — VICTOR,
STOODY,			ORIGINAL
THERMADYNE			REEL/FRAME	TERMINATION
INDUSTRIES, THERMAL			NO./FILE	REEL/FRAME NO./FILE
DYNAMICS	SECURED PARTY	JURISDICTION	DATE	DATE
Trademark Security Agreement	The Royal Bank of Scotland, LLC	USPTO	3307/0486 5/12/06

Patent Security Agreement	Regions Bank	USPTO	023163/0100 8/28/09

Patent Security Agreement	Regions Bank	USPTO	023163/0056 8/28/09

Copyright Security Agreement	GE Capital	US Copyright Office	V3497, Page 907 5/29/03

Copyright Security Agreement	GE Capital	US Copyright Office	V3497, Page 908 5/29/03

Copyright Security Agreement	GE Capital	US Copyright Office	V3497, Page 909 5/29/03

Copyright Security Agreement	GE Capital	US Copyright Office	V3497, Page 910 5/29/03

Copyright Security Agreement	GE Capital	US Copyright Office	V3497, Page 911 5/29/03

Copyright Security Agreement	GE Capital	US Copyright Office	V3497, Page 912 5/29/03

Copyright Security Agreement	GE Capital	US Copyright Office	V3520, D650 1/28/05

Copyright Security Agreement	Regions Bank	US Copyright Office	V3587, D230 4/22/10

23

DOCUMENT
(GRANTORS — VICTOR,
STOODY,			ORIGINAL
THERMADYNE			REEL/FRAME	TERMINATION
INDUSTRIES, THERMAL			NO./FILE	REEL/FRAME NO./FILE
DYNAMICS	SECURED PARTY	JURISDICTION	DATE	DATE
Copyright Security Agreement	Regions Bank	US Copyright Office	V3587, D231 4/22/10

Copyright Security Agreement	Regions Bank	US Copyright Office	V3587, D229 4/22/10

24

EXHIBIT 4.2(b)-1
COMPLIANCE CERTIFICATE
THERMADYNE HOLDINGS CORPORATION,
as Borrower Representative
Date:                                         , 201_
     This Compliance Certificate (this “Certificate”) is given by Thermadyne Holdings Corporation, a Delaware corporation (the “Borrower Representative”), pursuant to subsection 4.2(b) of that certain Credit Agreement dated as of December 3, 2010 (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement) among the Borrowers, Borrower Representative, the other Credit Parties party thereto, General Electric Capital Corporation, as administrative agent (in such capacity, “Agent”), and as a Lender, and the other Lenders party thereto.
     The officer executing this Certificate is a Responsible Officer of the Borrower Representative and as such is duly authorized to execute and deliver this Certificate on behalf of the Borrowers. By executing this Certificate, such officer hereby certifies to Agent, the Lenders and L/C Issuer, on behalf of the Borrowers, that:
          (a) the financial statements delivered with this Certificate in accordance with subsection 4.1(a) and/or 4.1(b) of the Credit Agreement (the “Financial Statements”) are complete and correct and fairly present, in all material respects, in accordance with GAAP the financial position and the results of operations of Holdings and its Subsidiaries as of the dates of and for the periods covered by the Financial Statements (subject, in the case of interim financial statements, to normal year-end adjustments and the absence of footnote disclosure);
          (b) to the best of such officer’s knowledge, each Credit Party and each of their Subsidiaries, during the period covered by the Financial Statements, has observed and performed all of their respective covenants and other agreements in the Credit Agreement and the other Loan Documents to be observed or performed by them, and such officer does not have knowledge of any Default or Event of Default that has occurred during such period [except as specified on the written attachment hereto];
          (c) [Exhibit A hereto is a correct calculation of the Fixed Charge Coverage Ratio as of the last day of the period covered by the Financial Statements; and] 1
          (d) since the Closing Date and except as disclosed in writing previously to Agent, no Credit Party and no Subsidiary of any Credit Party has:

[1]	To be included and Exhibit A to be completed only in connection with a Compliance Certificate delivered with respect to the final fiscal month of a Fiscal Quarter.

1

               (i) changed its legal name, identity, jurisdiction of incorporation, organization or formation or organizational structure or formed or acquired any Subsidiary [except as follows:                                                             ];
               (ii) acquired the assets of, or merged or consolidated with or into, any Person[, except as follows:                                                  ];
               (iii) changed its address or otherwise relocated, acquired fee simple title to any real property or entered into any real property leases[, except as follows:                                                  ]; or
               (iv) implemented any material change in accounting policies or financial reporting practices[, except as follows:                                                              ].
     IN WITNESS WHEREOF, Borrower Representative has caused this Certificate to be executed by one of its Responsible Officers this                      day of                                                    , 201       .

THERMADYNE HOLDINGS CORPORATION, as Borrower Representative
By:
Its:

Note: Unless otherwise specified, all information is calculated for Thermadyne Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP and all calculations are without duplication.

2

EXHIBIT A TO EXHIBIT 4.2(b)-1
COMPLIANCE CERTIFICATE

Fixed Charge Coverage Ratio

Fixed Charge Coverage Ratio is defined as follows:

Cash Flow (per Exhibit B)		$

Fixed Charges: 2

Net Interest Expense (per Exhibit B)		$

Plus:	(i) Scheduled principal payments of Indebtedness during such period

(ii) Taxes on or measured by income paid or payable in cash with respect to such period

22	For purposes of calculating Fixed Charge Coverage Ratio as of any date on or prior to June 30, 2011, Fixed Charges shall be calculated as follows:
a. Net Interest Expense shall be calculated in accordance with Exhibit B.
b. Scheduled principal payments of all Indebtedness for each period set forth below shall be deemed to equal the amount set forth below for such period:

Period	Pre-Closing Scheduled Payments of Indebtedness
Fiscal Quarter ending March 31, 2010	$614,000
Fiscal Quarter ending June 30, 2010	$756,000
Fiscal Quarter ending September 30, 2010	$558,000
c. Taxes on or measured by income paid or required to be paid in cash and Restricted Payments made or which should have been made pursuant to subsection 5.11(c) of the Credit Agreement (together with Taxes on or measured by income paid or required to be paid, “Cash Taxes”) (a) for the measurement period ending on December 31, 2010, shall equal Cash Taxes during the Fiscal Quarter ended December 31, 2010 multiplied by 4, (b) for the measurement period ending on March 31, 2011, shall equal Cash Taxes during the two Fiscal Quarter period ended March 31, 2011 multiplied by 2, and (c) for the measurement period ending on June 30, 2011, shall equal Cash Taxes for the three Fiscal Quarter period ended June 30, 2011 multiplied by 4/3.
d. Restricted Payments described in subsection 5.11(b) of the Credit Agreement shall be calculated using the actual amounts paid in cash in respect thereof during each such measurement period.
e. Management Fees paid pursuant to the Management Agreement shall be deemed to be (a) for the measurement period ending on December 31, 2010, equal to Management Fees paid during the Fiscal Quarter ended December 31, 2010 multiplied by 4, (b) for the measurement period ending on March 31, 2011, equal to Management Fees paid during the two Fiscal Quarter period ended March 31, 2011 multiplied by 2, and (c) for the measurement period ending on June 30, 2011, equal to Management Fees paid during the three Fiscal Quarter period ended June 30, 2011 multiplied by 4/3.

3

(iii) Restricted Payments described in subsection 5.11(b) paid in cash during such period

(iv) Management Fees pursuant to the Management Agreement paid or payable in cash with respect to such period to the extent deducted in calculating Net Income for such period

Fixed Charges	$

Fixed Charge Coverage Ratio (Cash Flow divided by Fixed Charges)

[Required Fixed Charge Coverage Ratio	1.10 to 1.00

In Compliance	Yes/No] 3

3	Determination of compliance to be made only if and as required by Section 6.1 of the Credit Agreement

4

EXHIBIT B TO EXHIBIT 4.2(b)-1
COMPLIANCE CERTIFICATE
Calculation of Net Interest Expense

For purposes of calculating Fixed Charge Coverage, Net Interest Expense4 is defined as follows (without duplication):

Gross interest expense for such period paid or required to be paid in cash, less amounts paid or payable and/or received or receivable under permitted Rate Contracts in respect of interest rates, for Holdings and its Subsidiaries on a consolidated basis
$

Less: Interest income for such period	$

Net Interest Expense	$

4	Net Interest Expense (a) for the measurement period ending on December 31, 2010, shall equal Net Interest Expense during the Fiscal Quarter ended December 31, 2010 multiplied by 4, (b) for the measurement period ending on March 31, 2011, shall equal Net Interest Expense during the two Fiscal Quarter period ended March 31, 2011 multiplied by 2, and (c) for the measurement period ending on June 30, 2011, shall equal Net Interest Expense during the three Fiscal Quarter period ended June 30, 2011 multiplied by 4/3.

5

Calculation of Cash Flow

For purposes of calculating Fixed Charge Coverage, Cash Flow is defined as follows:

EBITDA (as calculated below) for the applicable period of measurement:	$

Less: Unfinanced Capital Expenditures (as calculated below) for the applicable period of measurement	$

Cash Flow5	$

5	For purposes of calculating Cash Flow as of any date of measurement ending on or before June 30, 2011, Unfinanced Capital Expenditures for any period below included in the four Fiscal Quarter period ending on such date shall be deemed to equal the amount set forth below for such period:

Period	Pre-Closing Unfinanced Capital Expenditures
Fiscal Quarter ending March 31, 2010	$0
Fiscal Quarter ending June 30, 2010	$0
Fiscal Quarter ending September 30, 2010	$0

6

Calculation of EBITDA

For purposes of calculating Cash Flow, EBITDA is defined as follows:

Net income (or loss) for the applicable period of measurement of Holdings and its Subsidiaries on a consolidated basis determined in accordance with GAAP, but excluding, without duplication: (a) the income (or loss) of any Person which is not a Subsidiary of a Borrower, except to the extent of the amount of dividends or other distributions actually paid to a Borrower or any of its Subsidiaries in cash by such Person during such period and the payment of dividends or similar distributions by that Person is not at the time prohibited by operation of the terms of its charter or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person; (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of a Borrower or is merged into or consolidated with a Borrower or any of its Subsidiaries or that Person’s assets are acquired by a Borrower or any of its Subsidiaries; (c) the proceeds of any life insurance policy; (d) gains or losses from the sale, exchange, transfer or other disposition of Property or assets not in the Ordinary Course of Business of the Borrowers and their Subsidiaries, and related tax effects in accordance with GAAP; and (e) any other extraordinary gains or losses of a Borrower or its Subsidiaries, and related tax effects in accordance with GAAP		$

Plus:	(i) All amounts deducted in calculating net income (or loss) for depreciation or amortization for such period

(ii) Interest expense (less interest income) deducted in calculating net income (or loss) for such period

(iii) All taxes on or measured by income to the extent deducted in calculating net income (or loss) for such period

(iv) All management fees pursuant to the Management Agreement to the extent deducted in calculating net income (or loss) for such period

(v) All non-cash losses or expenses (or minus non-cash income or gain) included or deducted in calculating net income (or loss) for such period including, without limitation, any non-cash loss or expense (or income or gain) due to the application of FASB ASC 815-10 regarding hedging activity,

7

FASB ASC 350 regarding impairment of good will, FASB ASC 480-10 regarding accounting for financial instruments with debt and equity characteristics, non-cash foreign currency exchange lossess (or minus gains) and non-cash expenses deducted as a result of any grant of Stock or Stock Equivalents to employees, officers or directors, but excluding any non-cash loss or expense that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made in the Ordinary Course of Business during the relevant twelve consecutive fiscal month period

(vi) All losses or expenses for severance payments to employees in connection with plant closures or restructuring activities to the extent deducted in calculating net income (or loss) for such period

(vii) All transaction costs, expenses, fees and charges related to the Effective Date Acquisition, including issuance of the Senior Notes to the extent deducted in calculating net income (or loss) for such period

(viii) All costs, expenses and fees, including legal fees, related to settlement of U.S. duties and liabilities prior to the Effective Date in an amount not to exceed $1,500,000 to the extent deducted in calculating net income (or loss) for such period

EBITDA6	$

6	For purposes of calculating EBITDA as of any date of measurement ending on or before June 30, 2011, EBITDA for any period set forth below included in the four Fiscal Quarter period ending on such date shall be deemed to equal the amount set forth below for such period:

Period:	Pre-Closing EBITDA
Fiscal Quarter ending March 31, 2010	$13,230,000
Fiscal Quarter ending June 30, 2010	$14,663,000
Fiscal Quarter ending September 30, 2010	$15,618,000

8

Calculation of Unfinanced Capital Expenditures

For purposes of calculating Cash Flow, Unfinanced Capital Expenditures is defined as follows:

The aggregate of all expenditures and other obligations for the twelve month period ending on the last day of the month covered by such financial statements which should be capitalized under GAAP

Less:	(i) To the extent included above, expenditures financed with cash proceeds from equity interest issuances

(ii) To the extent included above, all insurance proceeds and condemnation awards received on account of any Event of Loss to the extent any such amounts are actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking in connection with such Event of Loss

(iii) To the extent included above, amounts paid as the purchase price for a Target in a Permitted Acquisition

Capital Expenditures

Less:	Portion of Capital Expenditures financed under Capital Leases or other Indebtedness (Indebtedness, for this purpose, does not include drawings under the Revolving Loan Commitment)

Unfinanced Capital Expenditures		$

9

EXHIBIT 4.2(b)-2
COVENANT CERTIFICATE
THERMADYNE HOLDINGS CORPORATION,
as Borrower Representative
Date:                     , 201_
     This Covenant Certificate (this “Certificate”) is given by Thermadyne Holdings Corporation, a Delaware corporation (the “Borrower Representative”), pursuant to subsection 5.[_] of that certain Credit Agreement dated as of December 3, 2010 (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement) among the Borrowers, Borrower Representative, the other Credit Parties party thereto, General Electric Capital Corporation, as administrative agent (in such capacity, “Agent”), and as a Lender, and the other Lenders party thereto.
     The officer executing this Certificate is a Responsible Officer of the Borrower Representative and as such is duly authorized to execute and deliver this Certificate on behalf of the Borrowers. By executing this Certificate, such officer hereby certifies to Agent, the Lenders and L/C Issuer, on behalf of the Borrowers, that:
          (a) Exhibit A hereto is a correct calculation of the Fixed Charge Coverage Ratio [after giving pro forma effect to [the incurrence of any Indebtedness proposed to be incurred pursuant to Section [5.5(f)] [5.5(h)]] of the Credit Agreement [the consummation of a proposed Permitted Acquisition]] as of the last day of the consecutive twelve-fiscal month period most recently ended prior to the date of this Certificate; and
          (b) [Exhibit C hereto is a correct calculation of the Leverage Ratio after giving pro forma effect to the incurrence of any Indebtedness proposed to be incurred pursuant to Section [5.5(f)] [5.5(h)] of the Credit Agreement as of the last day of the consecutive twelve-fiscal month period most recently ended prior to the date of this Certificate]1.
     IN WITNESS WHEREOF, Borrower Representative has caused this Certificate to be executed by one of its Responsible Officers this                      day of                     , 201 __.

THERMADYNE HOLDINGS CORPORATION, as Borrower Representative
By:
Its:

1	To be included only with Covenant Certificate delivered in accordance with Section 5.5(f) or (h) of the Credit Agreement.

1

Note: Unless otherwise specified, all information is calculated for Thermadyne Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP and all calculations are without duplication.

2

EXHIBIT A TO EXHIBIT 4.2(b)-2
COVENANT CERTIFICATE
Fixed Charge Coverage Ratio

Fixed Charge Coverage Ratio is defined as follows:

Cash Flow (per Exhibit B)	$

Fixed Charges:2

2	For purposes of calculating Fixed Charge Coverage Ratio as of any date on or prior to November 30, 2011, Fixed Charges shall be calculated as follows:
a. Net Interest Expense shall be calculated in accordance with Exhibit B.
b. Scheduled principal payments of all other Indebtedness for each period set forth below shall be deemed to equal the amount set forth below for such period:

Period	Pre-Closing Scheduled Payments of Indebtedness
Calendar month ending December 31, 2009	$245,000
Calendar month ending January 31, 2010	$222,000
Calendar month ending February 28, 2010	$213,000
Calendar month ending March 31, 2010	$179,000
Calendar month ending April 30, 2010	$199,000
Calendar month ending May 31, 2010	$311,000
Calendar month ending June 30, 2010	$247,000
Calendar month ending July 31, 2010	$146,000
Calendar month ending August 31, 2010	$234,000
Calendar month ending September 30, 2010	$178,000
Calendar month ending October 31, 2010	$186,000
Calendar month ending November 30, 2010	To be provided by Credit Parties (and certified by a Responsible Officer of Borrower Representative) concurrently with delivery of financial statements pursuant to Section 4.1(b) with respect to November 30, 2010, and accepted by Agent in its reasonable discretion; provided that Agent shall indicate acceptance or rejection no later than 30 days after delivery thereof.
c. Taxes on or measured by income paid or required to be paid in cash and Restricted Payments made or which should have been made pursuant to subsection 5.11(c) of the Credit Agreement (together with Taxes on or measured by income paid or required to be paid, “Cash Taxes”) (a) for the measurement period ending on December 31, 2010, shall equal Cash Taxes during the period from December 1, 2010 through December 31, 2010 multiplied by 12, (b) for the measurement period ending on January 31, 2011, shall equal Cash Taxes during the period from December 1, 2010 through January 31, 2011 multiplied by 6, (c) for the measurement period ending on February 28, 2011, shall equal Cash Taxes during the period from December 1, 2010 through February 28, 2011 multiplied by 4, (d) for the measurement period ending on March 31, 2011, shall equal Cash Taxes during the period from December 1, 2010 through March 31, 2011 multiplied by 3, (e) for the measurement period ending on April 30, 2011, shall equal Cash Taxes during the period from December 1, 2010 through April 30, 2011 multiplied by 12/5, (f) for the measurement period ending on May 31, 2011, shall equal Cash Taxes during the period from

3

Net Interest Expense (per Exhibit B)		$

Plus:	(i) Scheduled principal payments of Indebtedness during such period

(ii) Taxes on or measured by income paid or payable in cash with respect to such period

(iii) Restricted Payments described in subsection 5.11(b) paid in cash during such period

(iv) Management Fees pursuant to the Management Agreement paid or payable in cash with respect to such period to the extent deducted in calculating Net Income for such period
December 1, 2010 through May 31, 2011 multiplied by 2, (g) for the measurement period ending on June 30, 2011, shall equal Cash Taxes during the period from December 1, 2010 through June 30, 2011 multiplied by 12/7, (h) for the measurement period ending on July 31, 2011, shall equal Cash Taxes during the period from December 1, 2010 through July 31, 2011 multiplied by 3/2, (i) for the measurement period ending on August 31, 2011, shall equal Cash Taxes during the period from December 1, 2010 through August 31, 2011 multiplied by 4/3, (j) for the measurement period ending on September 30, 2011, shall equal Cash Taxes during the period from December 1, 2010 through September 30, 2011 multiplied by 6/5, and (k) for the measurement period ending on October 31, 2011, shall equal Cash Taxes during the period from December 1, 2010 through October 31, 2011 multiplied by 12/11.
d. Restricted Payments described in subsection 5.11(b) of the Credit Agreement shall be calculated using the actual amounts paid in cash in respect thereof during each such measurement period.
e. Management Fees paid pursuant to the Management Agreement shall be deemed to be (a) for the measurement period ending on December 31, 2010, equal to Management Fees paid during the period from December 1, 2010 through December 31, 2010 multiplied by 12, (b) for the measurement period ending on January 31, 2011, equal to Management Fees paid during the period from December 1, 2010 through January 31, 2011 multiplied by 6, (c) for the measurement period ending on February 28, 2011, equal to Management Fees paid during the period from December 1, 2010 through February 28, 2011 multiplied by 4, (d) for the measurement period ending on March 31, 2011, equal to Management Fees paid during the period from December 1, 2010 through March 31, 2011 multiplied by 3, (e) for the measurement period ending on April 30, 2011, equal to Management Fees paid during the period from December 1, 2010 through April 30, 2011 multiplied by 12/5, (f) for the measurement period ending on May 31, 2011, equal to Management Fees paid during the period from December 1, 2010 through May 31, 2011 multiplied by 2, (g) for the measurement period ending on June 30, 2011, equal to Management Fees paid during the period from December 1, 2010 through June 30, 2011 multiplied by 12/7, (h) for the measurement period ending on July 31, 2011, equal to Management Fees paid during the period from December 1, 2010 through July 31, 2011 multiplied by 3/2, (i) for the measurement period ending on August 31, 2011, equal to Management Fees paid during the period from December 1, 2010 through August 31, 2011 multiplied by 4/3, (j) for the measurement period ending on September 30, 2011, equal to Management Fees paid during the period from December 1, 2010 through September 30, 2011 multiplied by 6/5, and (k) for the measurement period ending on October 31, 2011, equal to Management Fees paid during the period from December 1, 2010 through October 31, 2011 multiplied by 12/11.

4

Fixed Charges	$

Fixed Charge Coverage Ratio (Cash Flow divided by Fixed Charges)

5

EXHIBIT B TO EXHIBIT 4.2(b)-2
COVENANT CERTIFICATE
Calculation of Net Interest Expense

For purposes of calculating Fixed Charge Coverage, Net Interest Expense3 is defined as follows (without duplication):

Gross interest expense for such period paid or required to be paid in cash, less amounts paid or payable and/or received or receivable under permitted Rate Contracts in respect of interest rates, for Holdings and its Subsidiaries on a consolidated basis
$

Less: Interest income for such period	$

Net Interest Expense	$

3	Net Interest Expense (a) for the measurement period ending on December 31, 2010, shall equal Net Interest Expense during the period from December 1, 2010 through December 31, 2010 multiplied by 12, (b) for the measurement period ending on January 31, 2011, shall equal Net Interest Expense during the period from December 1, 2010 through January 31, 2011 multiplied by 6, (c) for the measurement period ending on February 28, 2011, shall equal Net Interest Expense during the period from December 1, 2010 through February 28, 2011 multiplied by 4, (d) for the measurement period ending on March 31, 2011, shall equal Net Interest Expense during the period from December 1, 2010 through March 31, 2011 multiplied by 3, (e) for the measurement period ending on April 30, 2011, shall equal Net Interest Expense during the period from December 1, 2010 through April 30, 2011 multiplied by 12/5, (f) for the measurement period ending on May 31, 2011, shall equal Net Interest Expense during the period from December 1, 2010 through May 31, 2011 multiplied by 2, (g) for the measurement period ending on June 30, 2011, shall equal Net Interest Expense during the period from December 1, 2010 through June 30, 2011 multiplied by 12/7, (h) for the measurement period ending on July 31, 2011, shall equal Net Interest Expense during the period from December 1, 2010 through July 31, 2011 multiplied by 3/2, (i) for the measurement period ending on August 31, 2011, shall equal Net Interest Expense during the period from December 1, 2010 through August 31, 2011 multiplied by 4/3, (j) for the measurement period ending on September 30, 2011, shall equal Net Interest Expense during the period from December 1, 2010 through September 30, 2011 multiplied by 6/5, and (k) for the measurement period ending on October 31, 2011, shall equal Net Interest Expense during the period from December 1, 2010 through October 31, 2011 multiplied by 12/11.

6

Calculation of Cash Flow

For purposes of calculating Fixed Charge Coverage, Cash Flow is defined as follows:

EBITDA (as calculated below) for the applicable period of measurement:	$

Less: Unfinanced Capital Expenditures (as calculated below) for the applicable measurement period	$

Cash Flow4	$

4	For purposes of calculating Cash Flow as of any date of measurement ending on or before November 30, 2011, Unfinanced Capital Expenditures for any period below included in the twelve month period ending on such date shall be deemed to equal the amount set forth below for such period:

Period	Pre-Closing Unfinanced Capital Expenditures
Calendar month ending December 31, 2009	$0
Calendar month ending January 31, 2010	$0
Calendar month ending February 28, 2010	$0
Calendar month ending March 31, 2010	$0
Calendar month ending April 30, 2010	$0
Calendar month ending May 31, 2010	$0
Calendar month ending June 30, 2010	$0
Calendar month ending July 31, 2010	$0
Calendar month ending August 31, 2010	$0
Calendar month ending September 30, 2010	$0
Calendar month ending October 31, 2010	$0
Calendar month ending November 30, 2010	$0

7

Calculation of EBITDA

For purposes of calculating Cash Flow, EBITDA is defined as follows:

Net income (or loss) for the applicable period of measurement of Holdings and its Subsidiaries on a consolidated basis determined in accordance with GAAP, but excluding, without duplication: (a) the income (or loss) of any Person which is not a Subsidiary of a Borrower, except to the extent of the amount of dividends or other distributions actually paid to a Borrower or any of its Subsidiaries in cash by such Person during such period and the payment of dividends or similar distributions by that Person is not at the time prohibited by operation of the terms of its charter or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person; (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of a Borrower or is merged into or consolidated with a Borrower or any of its Subsidiaries or that Person’s assets are acquired by a Borrower or any of its Subsidiaries; (c) the proceeds of any life insurance policy; (d) gains or losses from the sale, exchange, transfer or other disposition of Property or assets not in the Ordinary Course of Business of the Borrowers and their Subsidiaries, and related tax effects in accordance with GAAP; and (e) any other extraordinary gains or losses of a Borrower or its Subsidiaries, and related tax effects in accordance with GAAP
$

Plus:	(i) All amounts deducted in calculating net income (or loss) for depreciation or amortization for such period

(ii) Interest expense (less interest income) deducted in calculating net income (or loss) for such period

(iii) All taxes on or measured by income to the extent deducted in calculating net income (or loss) for such period

(iv) All management fees pursuant to the Management Agreement to the extent deducted in calculating net income (or loss) for such period

(v) All non-cash losses or expenses (or minus non-cash income or gain) included or deducted in calculating net income (or loss) for such period including, without limitation, any non-cash loss or expense (or income or gain) due to the application of FASB ASC 815-10 regarding hedging activity,

8

FASB ASC 350 regarding impairment of good will, FASB ASC 480-10 regarding accounting for financial instruments with debt and equity characteristics, non-cash foreign currency exchange lossess (or minus gains) and non-cash expenses deducted as a result of any grant of Stock or Stock Equivalents to employees, officers or directors, but excluding any non-cash loss or expense that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made in the Ordinary Course of Business during the relevant twelve consecutive fiscal month period

(vi) All losses or expenses for severance payments to employees in connection with plant closures or restructuring activities to the extent deducted in calculating net income (or loss) for such period

(vii) All transaction costs, expenses, fees and charges related to the Effective Date Acquisition, including issuance of the Senior Notes to the extent deducted in calculating net income (or loss) for such period

(viii) All costs, expenses and fees, including legal fees, related to settlement of U.S. duties and liabilities prior to the Effective Date in an amount not to exceed $1,500,000 to the extent deducted in calculating net income (or loss) for such period

EBITDA5	$

5	For purposes of calculating EBITDA as of any date of measurement ending on or before November 30, 2011, EBITDA for any period set forth below included in the twelve month period ending on such date shall be deemed to equal the amount set forth below for such period:

Period:	Pre-Closing EBITDA
Calendar month ending December 31, 2009	$2,506,000
Calendar month ending January 31, 2010	$4,322,000
Calendar month ending February 28, 2010	$3,483,000
Calendar month ending March 31, 2010	$5,425,000
Calendar month ending April 30, 2010	$5,429,000
Calendar month ending May 31, 2010	$5,191,000
Calendar month ending June 30, 2010	$4,043,000
Calendar month ending July 31, 2010	$5,286,000
Calendar month ending August 31, 2010	$4,392,000
Calendar month ending September 30, 2010	$5,940,000
Calendar month ending October 31, 2010	$4,617,000
Calendar month ending November 30, 2010	To be provided by Credit Parties (and certified by a Responsible Officer of Borrower Representative)

9

Calculation of Unfinanced Capital Expenditures

For purposes of calculating Cash Flow, Unfinanced Capital Expenditures is defined as follows:

The aggregate of all expenditures and other obligations for the twelve month period ending on the last day of the month covered by such financial statements which should be capitalized under GAAP

Less:	(i) To the extent included above, expenditures financed with cash proceeds from equity interest issuances

(ii) To the extent included above, all insurance proceeds and condemnation awards received on account of any Event of Loss to the extent any such amounts are actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking in connection with such Event of Loss

(iii) To the extent included above, amounts paid as the purchase price for a Target in a Permitted Acquisition

Capital Expenditures

Less:	Portion of Capital Expenditures financed under Capital Leases or other Indebtedness (Indebtedness, for this purpose, does not include drawings under the Revolving Loan Commitment)

	Unfinanced Capital Expenditures	$

concurrently with delivery of financial statements pursuant to Section 4.1(b) with respect to November 30, 2010, and accepted by Agent in its reasonable discretion; provided that Agent shall indicate acceptance or rejection no later than 30 days after delivery thereof.

10

EXHIBIT C TO EXHIBIT 4.2(b)-2
COVENANT CERTIFICATE
Calculation of Leverage Ratio

Leverage Ratio is defined as follows:

As of any date of determination:

Average of the sum of the aggregate principal balance of outstanding Revolving Loans and Swing Loans as of the last day of each month in the consecutive twelve month (or shorter period commencing on the Effective Date) period ended on such date of determination

Plus:	(i) L/C Reimbursement Obligations as of such date, whether or not then due and payable

	(ii) Outstanding principal amount of Indebtedness under the Indenture as of such date (after giving pro forma effect to the incurrence of any Additional Notes Indebtedness on or prior to such date)	$

(iii) Amount of outstanding principal portion of Capital Lease Obligations and Indebtedness secured by purchase money Liens as of such date

(iv) Outstanding principal amount of Subordinated Indebtedness as of such date

(v) Outstanding amount of earnouts (valued in accordance with GAAP) as of such date

(vi) Without duplication, the outstanding principal amount of all other funded Indebtedness (other than Indebtedness under the Existing Senior Subordinated Notes) of Holdings and its Subsidiaries as of such date

Less:	Unrestricted cash and Cash Equivalents of the Credit Parties subject to a Control Agreement as of such date (provided that cash and Cash Equivalents shall not be deemed to be restricted as a result of a lien thereon securing the Obligations or that is permitted pursuant to Section 5.1(o) of the Credit Agreement)

Indebtedness		$

11

EBITDA for the consecutive twelve month period ending on the date of measurement (per Exhibit B)	$

Leverage Ratio (Indebtedness (from above) divided by EBITDA (from above))

12

EXHIBIT 11.1(a)
TO
CREDIT AGREEMENT
FORM OF ASSIGNMENT
     This ASSIGNMENT, dated as of the Effective Date, is entered into between                      (the “Assignor”) and                      (the “Assignee”).
     The parties hereto hereby agree as follows:

Borrowers:	Razor Merger Sub Inc., a Delaware corporation, Thermadyne Holdings Corporation, a Delaware corporation, Thermadyne Industries, Inc., a Delaware corporation, Victor Equipment Company, a Delaware corporation, Thermadyne International Corp., a Delaware corporation, Thermal Dynamics Corporation, a Delaware corporation and Stoody Company, a Delaware corporation (together, the “Borrowers”)

Agent:	General Electric Capital Corporation, as administrative agent for the Lenders and L/C Issuers (in such capacity and together with its successors and permitted assigns, the “Agent”)

Credit Agreement:	Fourth Amended and Restated Credit Agreement, dated as of December 3, 2010, among the Borrowers, Thermadyne Holdings Corporation, as Borrower Representative, the other Credit Parties party thereto, the Lenders and L/C Issuers party thereto and the Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition are used as defined in the Credit Agreement)

[Trade Date:	, ______][1]

Effective Date:	, ______[2]

[1]	Insert for informational purposes only if needed to determine other arrangements between the assignor and the assignee.

[2]	To be filled out by Agent upon entry in the Register.

1

	Aggregate amount of	Aggregate amount of
Loan/	Commitments or	Commitments[3] or
Commitment	principal amount of	principal amount of
Assigned	Loans for all Lenders[5]	Loans Assigned[4]	Percentage Assigned[5]
	$	$	___ . ___	%

	$	$	___ . ___	%

	$	$	___ . ___	%

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

[3]	In the case of the Revolving Loan Commitment, including Revolving Loans and interests, participations and obligations to participate in Letter of Credit Obligations and Swing Loans.

[4]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date. The aggregate amounts are inserted for informational purposes only to help in calculating the percentages assigned which, themselves, are for informational purposes only.

[5]	Set forth, to at least 9 decimals, the Assigned Interest as a percentage of the aggregate Commitments or Loans under the Credit Agreement. This percentage is set forth for informational purposes only and is not intended to be binding. The assignments are based on the amounts assigned not on the percentages listed in this column.

2

     Section 1. Assignment. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, Assignor’s rights and obligations in its capacity as Lender under the Credit Agreement (including Liabilities owing to or by Assignor thereunder) and the other Loan Documents, in each case to the extent related to the amounts identified above (the “Assigned Interest”).
     Section 2. Representations, Warranties and Covenants of Assignors. Assignor (a) represents and warrants to Assignee and the Agent that (i) it has full power and authority, and has taken all actions necessary for it, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (ii) it is the legal and beneficial owner of the Assigned Interest and that such Assigned Interest is free and clear of any Lien and other adverse claims and (iii) by executing, signing and delivering this assignment via ClearPar® or any other electronic settlement system designated by the Agent, the Person signing, executing and delivering this Assignment on behalf of the Assignor is an authorized signatory for the Assignor and is authorized to execute, sign and deliver this Agreement, (b) makes no other representation or warranty and assumes no responsibility, including with respect to the aggregate amount of the Loans and Commitments, the percentage of the Loans and Commitments represented by the Assigned Interest, any statements, representations and warranties made in or in connection with any Loan Document or any other document or information furnished pursuant thereto, the execution, legality, validity, enforceability or genuineness of any Loan Document or any document or information provided in connection therewith and the existence, nature or value of any Collateral, (c) assumes no responsibility (and makes no representation or warranty) with respect to the financial condition of any Credit Party or the performance or nonperformance by any Credit Party of any obligation under any Loan Document or any document provided in connection therewith and (d) attaches any Notes held by it evidencing at least in part the Assigned Interest of such Assignor (or, if applicable, an affidavit of loss or similar affidavit therefor) and requests that the Agent exchange such Notes for new Notes in accordance with Section 1.2 of the Credit Agreement.
     Section 3. Representations, Warranties and Covenants of Assignees, Assignee (a) represents and warrants to Assignor and the Agent that (i) it has full power and authority, and has taken all actions necessary for Assignee, to execute and deliver this Assignment and to consummate the transactions contemplated hereby, (ii) it is [not] an Affiliate or an Approved Fund of ___, a Lender and (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest assigned to it hereunder and either Assignee or the Person exercising discretion in making the decision for such assignment is experienced in acquiring assets of such type, (iv) by executing, signing and delivering this Assignment via ClearPar® or any other electronic settlement system designated by the Agent, the Person signing, executing and delivering this Assignment on behalf of the Assignor is an authorized signatory for the Assignor and is authorized to execute, sign and deliver this Agreement (b) appoints and authorizes the Agent to take such action as administrative agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (c) shall perform in accordance with their terms all obligations that, by the terms of the Loan Documents, are required to be performed by it as a Lender, (d) confirms it has received such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and shall continue to make its own credit decisions in taking or not taking any action under any Loan

3

Document independently and without reliance upon Agent, any L/C Issuer, any Lender or any other Indemnitee and based on such documents and information as it shall deem appropriate at the time, (e) acknowledges and agrees that, as a Lender, it may receive material non-public information and confidential information concerning the Credit Parties and their Affiliates and their Stock and agrees to use such information in accordance with Section 9.10 of the Credit Agreement, (f) specifies as its applicable lending offices (and addresses for notices) the offices at the addresses set forth beneath its name on the signature pages hereof, (g) shall pay to the Agent an assignment fee in the amount of $3,500 to the extent such fee is required to be paid under Section 9.9 of the Credit Agreement and (h) to the extent required pursuant to Section 10.1(f) of the Credit Agreement, attaches two completed originals of Forms W-8ECI, W-8BEN, W-8IMY or W-9 and, if applicable, a portfolio interest exemption certificate.
     Section 4. Determination of Effective Date; Register. Following the due execution and delivery of this Assignment by Assignor, Assignee and, to the extent required by Section 9.9 of the Credit Agreement, the Borrower Representative, this Assignment (including its attachments) will be delivered to the Agent for its acceptance and recording in the Register. The effective date of this Assignment (the “Effective Date”) shall be the later of (i) the acceptance of this Assignment by the Agent and (ii) the recording of this Assignment in the Register. The Agent shall insert the Effective Date when known in the space provided therefor at the beginning of this Assignment.
     Section 5. Effect. As of the Effective Date, (a) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender under the Credit Agreement and (b) Assignor shall, to the extent provided in this Assignment, relinquish its rights (except those surviving the termination of the Commitments and payment in full of the Obligations) and be released from its obligations under the Loan Documents to the extent related to the Assigned Interests other than those obligations relating to events and circumstances occurring prior to the Effective Date.
     Section 6. Distribution of Payments. On and after the Effective Date, the Agent shall make all payments under the Loan Documents in respect of each Assigned Interest (a) in the case of amounts accrued to but excluding the Effective Date, to Assignor and (b) otherwise, to Assignee.
     Section 7. Miscellaneous. (a) The parties hereto, to the extent permitted by law, waive all right to trial by jury in any action, suit, or proceeding arising out of, in connection with or relating to, this Assignment and any other transaction contemplated hereby. This waiver applies to any action, suit or proceeding whether sounding in tort, contract or otherwise.
     (b) On and after the Effective Date, this Assignment shall be binding upon, and inure to the benefit of, the Assignor, Assignee, the Agent and their Related Persons and their successors and assigns.
     (c) This Assignment shall be governed by, and be construed and interpreted in accordance with, the law of the State of New York.

4

     (d) This Assignment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     (e) Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Assignment by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart of this Assignment.

5

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR] as Assignor
By:
Name:
Title:

[NAME OF ASSIGNEE] as Assignee
By:
Name:
Title:

Lending Office for LIBOR Rate Loans:
[Insert Address (including contact name, fax number and e-mail address)]

Lending Office (and address for notices) for any other purpose:

[Insert Address (including contact name, fax number and e-mail address)]
[SIGNATURE PAGE FOR ASSIGNMENT FOR Thermadyne’S CREDIT AGREEMENT]

ACCEPTED and AGREED
this ____ day of                      _________ :
GENERAL ELECTRIC CAPITAL CORPORATION
as Agent

By:
Name:
Title:

[THERMADYNE HOLDINGS CORPORATION,
as the Borrower Representative]7

By:
Name:
Title:

[7]	Include only if required pursuant to Section 9.9 of the Credit Agreement.
[SIGNATURE PAGE FOR ASSIGNMENT FOR Thermadyne’S CREDIT AGREEMENT]

EXHIBIT 11.1(b)
to
CREDIT AGREEMENT
FORM OF BORROWING BASE CERTIFICATE
Thermadyne Holdings Corporation
Date:__________ , _____
     This Certificate is given by Thermadyne Holdings Corporation (“Borrower Representative”), pursuant to subsection 4.2(d) of that certain Fourth Amended and Restated Credit Agreement dated as of December 3, 2010 among the Borrowers (as defined therein), the Borrower Representative (as defined therein), the other Credit Parties party thereto, the Lenders from time to time party thereto and General Electric Capital Corporation, as agent for the Lenders and L/C Issuers (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
     The undersigned is duly authorized to execute and deliver this Borrowing Base Certificate on behalf of the Borrowers. By executing this Certificate such officer of Borrower Representative hereby certifies to Agent and Lenders on behalf of the Borrowers and without personal liability that:
          (a) Attached hereto as Schedule 1 is a calculation of the Borrowing Base as of the above date;
          (b) Based on such schedule, the Borrowing Base as of the above date is:
$[_____ ]; and
          [(c) Schedule 2 hereto is a correct calculation of the average Availability for the most recent Fiscal Quarter ending on or prior to the date set forth above, and based on such average Availability, the Applicable Margin (which shall be applied in accordance with the definition thereof) for (i) the portions of outstanding Revolving Loans that are Base Rate Loans and outstanding Swing Loans is ________, and (ii) the portion of outstanding Revolving Loans that are LIBOR Rate Loans is ________.] 1

[1]	Include only with Borrowing Base Certificates delivered for the last month of each Fiscal Quarter.

     IN WITNESS WHEREOF, Borrower Representative has caused this Borrowing Base Certificate to be executed by its [_____] this [__ day of _____, 20__].

THERMADYNE HOLDINGS CORPORATION, as Borrower Representative
By:
Its:

Schedule 1
[See attached]

CONSOLIDATING BORROWING BASE
As of Date [ ]
	Thermadyne	Victor/	Thermal	Stoody		Cigweld
($000’s)	Consolidated	Tweco/TAI	Dynamics	Company		Australia
Accounts Receivable per As of Date [ ] Aging
a) Gross Accounts Receivable	—	—	—	—		—
Less Ineligibles:
b) Past Due accounts	—	—	—	—		—
c) Credits in Past Due	—	—	—	—		—
d) Cross-Age	—	—	—	—		—
e) Foreign Accounts	—	—	—	—		—
f) Add back; European accounts up to $1.5M	—	—	—	—		—
g) Government Accounts	—	—	—	—		—
h) Contra Accounts	—	—	—	—		—
i) Bankrupt Accounts	—	—	—	—		—
j) Intercompany Accounts	—	—	—	—		—
k) COD Accounts	—	—	—	—		—
1) CIF Invoice Reserve	—	—	—	—		—
m) Employee Receivables	—	—	—	—		—
n) Debit Memos/Chargebacks	—	—	—	—		—
o) Accrued Warranty/Warranty Reserve	—	—	—	—		—
p) Short-paid Invoices	—	—	—	—		—
q) Accrued Rebates	—	—	—	—		—
r) Bill and Hold Reserve	—		—	—		—
s) Credit Memo Reserve	—	—	—	—		—
t) Double Financing Reserve	—	—	—	—		—
u) Last Days Sales Reserve	—	—	—	—		—
v) Last Days Sales@ Cost	—	—	—	—		—
w) Provision for Credits	—	—	—	—		—
x) Settlement Discount	—	—	—	—		—
y) Credit Card Receivables	—	—	—	—		—
z) Disputed Invokes	—	—	—	—		—
aa) Credit Risk Customers	—	—	—	—		—
bb) Co-op Advertising	—	—	—	—		—
cc) Concentration Reserve	—	—	—	—		—
dd) Extended Terms Customers	—	—	—	—		—

Total Ineligibles	—	—	—	—		—

Eligible Accounts Receivable	—	—	—	—		—
Proposed Advance Rale	85.0%	85.0%	85.0%	85.0%		85.0%

Available Accounts Receivable	$0	$0	$0	$0		$0

Inventory per As of Date [ ] Perpetual
ee) Gross Inventory	—	—	—	—		—
Inventory Reclass at Cost	—	—	—	—		—
Less Ineligible:
ff) Work in Process Inventory	—	—	—	—		—
gg) Inventory at Locations less than $100M	—	—	—	—		—
hh) Inventory In-transit	—	—	—	—		—
ii) Add-back up to $100M of Eligible In-Transit	—	—	—	—		—
jj) Excess/Obsolete Inventory (24-month)	—	—	—	—		—
kk) Consignment Inventory	—	—	—	—		—
ll) Add-back up to $100M	—	—	—	—		—
mm) Inventory at Foreign Locations	—	—	—	—		—
nn) Quality Control Issues	—	—	—	—		—
oo) Supplies/Packaging	—	—	—	—		—
pp) Returned Goods	—	—	—	—		—
qq) Outside Processor	—	—	—	—		—
rr) Cost Test variance	—	—	—	—		—
ss) Customized Inventory	—	—	—	—		—
tt) Inter-company Profit	—	—	—	—		—
uu) Gross Profit Test Reserve	—	—	—	—		—
vv) PPV Reserve	—	—	—	—		—
ww) Samples/Testing	—	—	—	—		—
xx) Field Trial Products	—	—	—	—		—
yy) Advertising Literature	—	—	—	—		—
zz) Non-Standard Medical Products	—	—	—	—		—
ab) Unreconciled Variance	—	—	—	—		—
ac) Salesman Demo Inventory	—	—	—	—		—
ad) Third Party Locations	—	—	—	—		—
ae) Employee Inventory	—	—	—	—		—
Total Ineligibles	—	—	—	—		—

Eligible Inventory	—	—	—	—		—
Proposed Advance Rate	53.1%	53.1%	53,1%	53.l	%	53.1%

Available Inventory	$0	$0	$0	$0		$0

Less Reserves:

af) Rent Reserve	—	—	—	—		—

Net Inventory Availability	$0	$0	$0	$0		$0

A/R and Inventory Availability	—	—	—	—		—
Less Reserves:
ag) Vendor Liens	—	—	—	—		—
ah) Employee Entitlements	—	—	—	—		—
Availability for Revolver	—	—	—	—		—

Less Outstanding Revolver	—
Letters of Credit	—

Excess (Deficit) Availability	—

[Schedule 22
Calculation of Average Availability
Average Availability for the preceding Fiscal Quarter is equal to:

The lesser of:

(a)	the average Borrowing Base for such Fiscal Quarter as calculated pursuant to the Borrowing Base Certificates delivered for each of the three fiscal months of such Fiscal Quarter and	__________

(b)	the average daily balances of the Aggregate Revolving Loan Commitment during such Fiscal Quarter	__________

Less:	the average daily amount of Letter of Credit Obligations during such Fiscal Quarter	__________

	the average daily balances of outstanding Swing Loans during such Fiscal Quarter	__________

	the average daily balances of the Revolving Loans during such Fiscal Quarter	__________

Average Availability for such Fiscal Quarter		$_________]

[2]	Include only with Borrowing Base Certificates delivered for the third month of each Fiscal Quarter.

EXHIBIT 11.1(c)
TO
CREDIT AGREEMENT
FORM OF NOTICE OF BORROWING6
GENERAL ELECTRIC CAPITAL CORPORATION
as Agent under the Credit Agreement referred to below
_____________ __,___
     Re: Razor Merger Sub Inc., Thermadyne Holdings Corporation, Thermadyne Industries, Inc., Victor Equipment Company, Thermadyne International Corp., Thermal Dynamics Corporation and Stoody Company (the “Borrowers”)
     Reference is made to the Fourth Amended and Restated Credit Agreement, dated as of December 3, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, Thermadyne Holdings Corporation, as Borrower Representative, the other Credit Parties, the Lenders and L/C Issuers party thereto and General Electric Capital Corporation, as Agent for such Lenders and the L/C Issuers. Capitalized terms used herein without definition are used as defined in the Credit Agreement.
     The Borrower Representative, on behalf of Borrowers, hereby gives you irrevocable notice, pursuant to Section 1.5 of the Credit Agreement of its request of a Borrowing (the “Proposed Borrowing”) under the Credit Agreement and, in that connection, sets forth the following information:
     A. The date of the Proposed Borrowing is _________, ____ (the “Funding Date”).
     B. The aggregate principal amount of requested Revolving Loans is $_________, of which $_________ consists of Base Rate Loans and $_________ consists of LIBOR Rate Loans having an initial Interest Period of ______ months.
     The undersigned hereby certifies that, except as set forth on Schedule A attached hereto, the following statements are true on the date hereof and will be true on the Funding Date, both before and after giving effect to the Proposed Borrowing and any other Loan to be made or Letter of Credit to be Issued on or before the Funding Date:
     (i) the representations and warranties set forth in Article III of the Credit Agreement and elsewhere in the Loan Documents are true and correct in

[6]	To be revised to the extent that a borrowing is made on the Effective Date.

2

all material respects (without duplication of any materiality qualifier contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date;
     (ii) no Default or Event of Default has occurred and is continuing;
     (iii) the aggregate outstanding amount of Revolving Loans does not exceed the Maximum Revolving Loan Balance; and
     (iv) if after giving effect to the Proposed Borrowing, Availability is less than the Availability Threshold, the Borrower Representative has delivered a Compliance Certificate with respect to the most recent Fiscal Quarter for which financial statements have been delivered pursuant to subsection 4.1(b) hereof, demonstrating that Fixed Charge Coverage Ratio for the four-Fiscal Quarter period ending on the last day of the most recently ended Fiscal Quarter is not less than 1.10 to 1.00.

THERMADYNE HOLDINGS CORPORATION, as the Borrower Representative
By:
Name:
Title:

[SIGNATURE PAGE TO NOTICE OF BORROWING DATED ____ __,___]

EXHIBIT 11.1(d)
TO
CREDIT AGREEMENT
FORM OF REVOLVING LOAN NOTE

Lender: [NAME OF LENDER] Principal Amount: $______	New York, New York [Chicago, Illinois] _________, 20__
     FOR VALUE RECEIVED, the undersigned, Razor Merger Sub Inc., a Delaware corporation, Thermadyne Holdings Corporation, a Delaware corporation, Thermadyne Industries, Inc., a Delaware corporation, Victor Equipment Company, a Delaware corporation, Thermadyne International Corp., a Delaware corporation, Thermal Dynamics Corporation, a Delaware corporation and Stoody Company, a Delaware corporation, (together, the “Borrowers”) hereby jointly and severally promise to pay to the Lender set forth above (the “Lender”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of all Revolving Loans (as defined in the Credit Agreement referred to below) of the Lender to the Borrowers, payable at such times and in such amounts as are specified in the Credit Agreement.
     The Borrowers jointly and severally promise to pay interest on the unpaid principal amount of the Revolving Loans from the date made until such principal amount is paid in full, payable at such times and at such interest rates as are specified in the Credit Agreement. Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.
     Both principal and interest are payable in Dollars to General Electric Capital Corporation, as Agent, at the address set forth in the Credit Agreement, in immediately available funds.
     This Note is one of the Notes referred to in, and is entitled to the benefits of, the Fourth Amended and Restated Credit Agreement, dated as of December 3, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, Thermadyne Holdings Corporation, as Borrower Representative, the other Credit Parties party thereto, the Lenders and the L/C Issuers party thereto and General Electric Capital Corporation, as Agent for the Lenders and L/C Issuers. Capitalized terms used herein without definition are used as defined in the Credit Agreement.
     The Credit Agreement, among other things, (a) provides for the making of Revolving Loans by the Lender to the Borrowers in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Borrowers resulting from such Revolving Loans being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein.

1

     This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Credit Agreement, including Sections 9.18(b) (Submission to Jurisdiction), 9.19 (Waiver of Jury Trial), 9.23 (Joint and Several) and 11.2 (Other Interpretive Provisions) thereof.
     This Note is a registered obligation, transferable only upon notation in the Register, and no assignment hereof shall be effective until recorded therein.
     This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.
[SIGNATURE PAGES FOLLOW]

2

     IN WITNESS WHEREOF, each Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

THERMADYNE HOLDINGS CORPORATION,
By:
Name:
Title:

RAZOR MERGER SUB INC.
By:
Name:
Title:

THERMADYNE INDUSTRIES, INC.
By:
Name:
Title:

VICTOR EQUIPMENT COMPANY
By:
Name:
Title:

THERMADYNE INTERNATIONAL CORP.
By:
Name:
Title:

[Signature Page to Revolving Loan Note]

THERMAL DYNAMICS CORPORATION
By:
Name:
Title:

STOODY COMPANY
By:
Name:
Title:

[Signature Page to Revolving Loan Note]

EXHIBIT 11.1(e)
TO
CREDIT AGREEMENT
FORM OF SWINGLINE NOTE

Swingline Lender: [NAME OF SWINGLINE LENDER] Principal Amount: $______	New York, New York [Chicago, Illinois] _________, 20__
     FOR VALUE RECEIVED, the undersigned, Razor Merger Sub Inc., a Delaware corporation, Thermadyne Holdings Corporation, a Delaware corporation, Thermadyne Industries, Inc., a Delaware corporation, Victor Equipment Company, a Delaware corporation, Thermadyne International Corp., a Delaware corporation, Thermal Dynamics Corporation, a Delaware corporation and Stoody Company, a Delaware corporation, (together, the “Borrowers”), hereby jointly and severally promise to pay to the Swingline Lender set forth above (the “Swingline Lender”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of all Swing Loans (as defined in the Credit Agreement referred to below) of the Swingline Lender to the Borrowers, payable at such times and in such amounts as are specified in the Credit Agreement.
     The Borrowers jointly and severally promise to pay interest on the unpaid principal amount of the Swing Loans from the date made until such principal amount is paid in full, payable at such times and at such interest rates as are specified in the Credit Agreement. Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.
     Both principal and interest are payable in Dollars to General Electric Capital Corporation, as Agent, at the address set forth in the Credit Agreement, in immediately available funds.
     This Note is one of the Notes referred to in, and is entitled to the benefits of, the Fourth Amended and Restated Credit Agreement, dated as of December 3, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, Thermadyne Holdings Corporation, as Borrower Representative, the other Credit Parties party thereto, the Lenders, the L/C Issuer, the Swingline Lender and General Electric Capital Corporation, as Agent for the Lenders and L/C Issuers. Capitalized terms used herein without definition are used as defined in the Credit Agreement.
     The Credit Agreement, among other things, (a) provides for the making of Swing Loans by the Swingline Lender to the Borrowers in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Borrowers resulting from such Swing Loans being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein.

     This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Credit Agreement, including Sections 9.18(b) (Submission to Jurisdiction), 9.19 (Waiver of Jury Trial), 9.23 (Joint and Several) and 11.2 (Other Interpretive Provisions) thereof.
     This Note is a registered obligation, transferable only upon notation in the Register, and no assignment hereof shall be effective until recorded therein.
     This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.
[SIGNATURE PAGES FOLLOW]

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     IN WITNESS WHEREOF, each Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

THERMADYNE HOLDINGS CORPORATION,
By:
Name:
Title:

RAZOR MERGER SUB INC.
By:
Name:
Title:

THERMADYNE INDUSTRIES, INC.
By:
Name:
Title:

VICTOR EQUIPMENT COMPANY
By:
Name:
Title:

THERMADYNE INTERNATIONAL CORP.
By:
Name:
Title:

[Signature Page to Swingline Note]

THERMAL DYNAMICS CORPORATION
By:
Name:
Title:

STOODY COMPANY
By:
Name:
Title:

[Signature Page to Swingline Note]